Exhibit 99.1

Notice to U.S. Shareholders

This rights offering is made for the securities of a foreign company. The offer is subject to the disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue the foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

Disclaimer

The following document is an English translation of the rights issue prospectus (originally in Chinese) prepared solely for the convenience of and reference by overseas investors. In the event of any discrepancies between the Chinese and English versions, the original Chinese version shall prevail.

Stock code: 3481

INNOLUX CORPORATION

(FORMERLY CHIMEI INNOLUX CORPORATION)

InnoLux Corporation

Prospectus

(Cash capital increase via issuance of new shares for 2014)

A.            Company name: Innolux Corporation (formerly Chimei Innolux Corporation)

B.            Purpose of the Prospectus: cash capital increase via issuance of new shares

(i) Source of new share issue: Cash capital increase

(ii) Class of new shares: Inscribed common stocks with a book value of NT$10 each

(iii) Number of shares: 850,000,000 shares to be issued in the cash capital increase

(iv) Amount: NT$8,500,000,000

(v) Issue conditions:

1.              850,000,000 new shares with a book value of NT$10 each, amounting to NT$8,500,000,000. The issue price per share is set at NT$12.5.

2.              Pursuant to Article 267 of the Company Law, 10% of the shares, i.e. 85,000,000 shares, shall be reserved for subscription by the employees. As required by Article 28-1 of the Securities and Exchange Act, 10% of the new shares to be issued, i.e. 85,000,000 shares, shall be offered publicly, while the remaining 80% shall be offered for subscription by the existing shareholders based on their respective shareholdings on the subscription base date. The Chairman of the Board is authorized to arrange certain parties to subscribe for the shares left unsubscribed by the existing shareholders and employees or the fractional shares at the issue price.

3.              The new shares to be issued under the cash capital increase shall rank pari passu with the existing common stocks.

(vi) Percentage of public offering: 10% of the new shares to be issued under the cash capital increase.

(vii) Offering and placement: Public offering by means of public subscription.

C.    Planned use of the proceeds and the expected benefits: Please refer to page 108 of the Prospectus.

D.    Expenses related to the issue:

(i) Underwriting expenses: NT$5,000 thousand.

(ii) Other expenses: NT$500 thousand, including accounting, legal and printing fees.

E.            The effective registration of the securities shall not be cited in an advertisement as proof of the veracity of registration particulars, or to guarantee the value of the securities.

F.             If there is any false information or omission of information in the Prospectus, the issuer, its persons-in-charge and other signatories to the Prospectus shall bear legal responsibility accordingly.

G.           Investors should read the Prospectus carefully and take note of the risks of the Company.

Please refer to page 3 of the Prospectus.

H.           Website for the Prospectus: Market Observation Post System (M.O.P.S.) at http://mops.twse.com.tw

Prepared by Innolux Corporation (formerly Chimei Innolux Corporation)
Printed on 9 July 2014

A.            Source of paid-in capital prior to the issuance

Source of paid-in capital	Amount (NT$000’)	As a percentage of the paid-in capital
Creation of capital	350,000	0.38%
Cash capital increase	42,900,000	47.11%
Capital increase in connection with merger	47,837,392	52.53%
Capital increase through capitalization of retained earnings	5,480,019	6.02%
Conversion of employee stock options into common stocks	1,129,370	1.24%
Capital reduction and cancellation by recalling preferred shares	(7,317,073)	(8.04)%
Issuance of new restricted shares	725,260	0.80%
Withdrawal and cancellation of restricted shares	(40,396)	(0.04)%
Total	91,064,572	100.00%

B.            Plan for distributing the Prospectus

Place of display: to be delivered to the relevant units according to the regulations and available for inspection at the Company.

Ways of distribution: in the manner prescribed by the Securities and Futures Bureau of the Financial Supervisory Commission.

How to obtain: Please download the Prospectus from the M.O.P.S (http://mops.twse.com.tw).

C.            Name, address, website and phone number of underwriter:

Name: KGI Securities Co. Ltd.	Website: http://www.kgieworld.com.tw
Address: No.700, Mingshui Road, Taipei City	Tel: (02)2181-8888

D.            Name, address, website and phone number of corporate bond guarantor: N/A.

E.            Name, address, website and phone number of corporate bond trustee: N/A.

F.             Name, address, website and phone number of share or corporate bond certification institution: N/A.

G.           Name, address, website and phone number of share registrar

Name: Registrar Agency Department of Grand Fortune Website: www.gfortune.com.tw

Securities Corp.

Address: 3/F, No.51, Sect. 1, Minsheng E. Road, Tel: (02)2562-1658

Taipei City

H.           Name, address, website and phone number of credit rating institution: N/A.

I.                Names, firm names, addresses, websites and phone numbers of certified public accountant and lawyer for the corporate bonds: N/A.

J.              Name, firm name, address, website and phone number of the accountant who certified the financial report for the most recent year:

Name of accountants: Chun-Yuan Hsiao, CPA and
Han-Qi Wu, CPA

Firm name: PricewaterhouseCoopers (PwC) Taiwan	Website: www.pwcglobal.com.tw
Address: 27F., No.333, Sect. 1, Keelung Road, Taipei City	Tel: (02)2729-6666

K.    Name, firm name, address, website and phone number of reviewing attorney:

Name of reviewing attorney: Ya-Wen Chiu, Attorney
Firm name: Handsome Attorneys -at-Law	Website: www.fsi-law.com
Address: 4F, No.216 Dunhua S. Road Sect.1, Da’an District., Taipei City	Tel: (02)2751-9918

L.            Names, job titles, phone numbers and email addresses of the spokesperson and acting spokesperson of the Company

Name of spokesperson: Jyh-Chau Wang	Name of acting spokesperson: Jian-Lang Luo
Job title: President	Job title: Financial Officer
Telephone: (037)586-000	Telephone: (037)586-000
Email address:	Email address:
ir@innolux.com	ir@innolux.com

M.         Company’s website: http://www. innolux.com

Summary of the Prospectus of Innolux Corporation (Formerly Chimei Innolux Corporation) Paid-in capital: $91,064,572 thousand Company address: No.160, Kesyue Road, Jhunan Science Park, Miaoli County Tel: (037)586-000 Date of inception: 14 January 2003 Company’s website: http://www.innolux.com Listing date: 24 October 2006 OTC listing date: - Date of public offering: 17 January 2005 Date of managed shares: - Person-in-charge: Hsing-Chien Tuan Spokesman: Jyh-Chau Wang Acting spokesperson: Jian-Lang Luo President: Hsing-Chien Tuan Job title: President Job title: Financial Officer Share registrar: Registrar Agency Department of Grand Fortune Securities Co., Ltd. Tel: (02)2562-1658 Website: www.gfortune.com.tw Address: 3/F, No.51, Sect. 1, Minsheng E. Road, Taipei City Underwriter: KGI Securities Co. Ltd. Tel: (02)2181-8888 Website: http://www.kgieworld.com.tw Address: No.700, Mingshui Road, Taipei City Certified public accountant for the most recent year: Chun-Yuan Hsiao, CPA Tel: (02)2729-6666 Website: www.pwcglobal.com.tw Han-Qi Wu, CPA Address: 27F., No.333, Sect. 1, Keelung Road, Taipei City Reviewing attorney: Ya-Wen Chiu, Attorney Tel: (02)2751-9918 Website: www.fsi-law.com Firm name: Handsome Attorneys-at-Law Address: 4F, No.216, Sect.1, Dunhua S. Road, Da’an District., Taipei City Credit rating institution: - Tel: - Website: - Address: - Date of latest credit rating: N/A Credit rating subject: N/A Credit rating results: N/A Rating subject Issuing company: Innolux Display Corporation No; Yes, Date of rating: Rating: Corporate bond issue: N/A No; Yes, Date of rating: Rating: Date of electing directors: 19 June 2013, with a term of 3 years Date of electing supervisors: 19 June 2013, with a term of 3 years Shareholding of all directors: 2.09% (30 June 2014) Shareholding of all supervisors: 0.28% (30 June 2014) Directors, supervisors and shareholders with a stake of 10% and their shareholdings: 2.37% (30 June 2014) Job title Name Shareholding Job title Name Shareholding Chairman of the Board Hsing-Chien Tuan 0.18% Supervisor King Sky Investment Holding Co., Ltd. Representative: Te-Tsai Huang 0.28% Director Hyield Venture Capital Co., Ltd. Representative: Hong-Ren Zhuang 1.80% Supervisor Ren-Guang Lin - Director Jialian Investment Co., Ltd. Representative: Jyh-Chau Wang 0.11% Supervisor Yi-Fang Chen - Independent Director Qi-Jia Xie - Independent director Yu-Lin Yan - Factory address: No.160, Kesyue Road, Jhunan Science Park, Miaoli County Tel: (037)586-000 Main products: TFT-LCD products Market structure: Domestic sales: 16.96% Page number of the Prospectus Export sales: 83.04% 56 Risks Please refer to the prospectus 5 Previous year (2013) Revenue: $422,730,500 thousand Net profit before tax: $5,643,353 thousand Earnings after tax per share: $0.57 120 Types and amount of securities to be issued under the offering Please refer to the front cover of the Prospectus Issue conditions Please refer to the front cover of the Prospectus Use of proceeds and expected benefits Please refer to p.108 of the Prospectus for details Date of printing the Prospectus: 9 July 2014 Purpose of printing: cash capital increase via issuance of new shares Brief description of other important matters and page number of the Prospectus: Please refer to the content of the Prospectus

§CONTENT§

A .	Corporate Profile			1
	I.	Information about the Company		1
		(i)	Date of inception	1
		(ii)	Addresses and phone numbers of the headquarter, branches and factories	1
		(iii)	History	2
	II.	Risks		5
		(i)	Risk factors	5
		(ii)	Litigious and non-litigious matters	8
		(iii)	If a director, supervisor, managerial officer, or major shareholder holding a stake of more than 10% in the Company has experienced financial difficulties or loss of creditworthiness during the preceding two fiscal years, or in the current year up to the date of the Prospectus, the Prospectus shall indicate the impact on the company’s financial position	10
		(iv)	Other significant matters	10
	III.	Organization of the Company		11
		(i)	Organization	11
		(ii)	Diagram of related companies	14
		(iii)	Information about president, vice presidents, associate vice presidents and managers of departments and divisions	18
		(iv)	Information about directors and supervisors	22
		(v)	Information about the promoter	26
		(vi)	Remuneration of directors, supervisors, presidents and vice presidents	27
	IV.	Capital and shares		30
		(i)	Classes of shares	36
		(ii)	Formation of capital	36
		(iii)	Recent distribution of shareholdings	41
		(iv)	Share prices, net assets per share, earnings per share, dividends per share and related information during the preceding two fiscal years	47
		(v)	The Company’s dividend policy and its implementation	47
		(vi)	Effect of the bonus share issuance proposed this year on the business performance and earnings per share of the Company	48
		(vii)	Employees’ bonuses and directors’ and supervisors’ remuneration	48
		(viii)	Repurchase of shares by the Company	48
	V.	Corporate bonds (including offshore corporate bonds)		49
		(i)	Issuance of corporate bonds	49
		(ii)	Information on the conversion of corporate bonds	49
		(iii)	Information on the exchange of corporate bonds	49
		(iv)	Information on the shelf registration and issuance of corporate bonds	49
		(v)	Information on corporate bonds with share options	49
		(vi)	Information on private placement corporate bonds	49

II

	VI.	Preferred shares		49
	VII.	Sponsoring of the issuance of overseas depositary receipts		49
		(i)	Participation in the issuance of overseas depository receipts	49
		(ii)	Private placement of overseas depository receipts	49
	VIII.	Employee stock options		50
		(i)	Employee stock options issued by the Company but not yet mature as at the date of the Prospectus and the effect on shareholders’equity	50
		(ii)	Names and acquisition and subscription statuses of managerial officers who have obtained employee stock options and of the top 10 employees in terms of the number of shares they can subscribe through the employee stock options acquired, cumulative to the date of the Prospectus	51
		(iii)	Private placement of employee stock options during the preceding three fiscal years and in the current year up to the date of the Prospectus	52
	IX.	Issuance of restricted stocks		53
		(i)	Restricted stocks issued by the Company but not yet fulfilling the vesting conditions as at the date of the Prospectus and the effect on shareholders’equity	53
		(ii)	Names and acquisition and subscription statuses of managerial officers who have obtained restricted stocks and of the top 10 employees in terms of the number of stocks acquired, cumulative to the date of the Prospectus	54
	X.	Merger and acquisition		56
	XI.	New shares to be issued for the purpose of acquiring the shares of another company		56
B.	Operation Overview			56
	I.	Operation of the Company		56
		(i)	Business	56
		(ii)	Market and sales overview	66
		(iii)	Number of staff members of the Company and its subsidiaries in the preceding two fiscal years	73
		(iv)	Environmental protection expenses	73
		(v)	Labor relations	90
	II.	Property, Plant and Equipment and other Real Estate		92
		(i)	Self-owned Assets	92
		(ii)	Leased Asset	99
		(iii)	Present status of the production plants and capacity utilization of equipment in the last two years	101
	III.	Investee		102
		(i)	Investee summary	102
		(ii)	Aggregate shareholdings	106
		(iii)	Shares of the Company held or disposed by its subsidiaries and the existence of encumbrance, as well as specification of source of funds and the effect on operating results and financial status of the Company in the last two fiscal years and as at the printing date of the prospectus	107
		(iv)	Issues under section 185 of Company Law or the Company transferred part of its revenue, R&D results to its subsidiaries, gave up the right to participate in cash capital increase by its subsidiaries, corresponding subscribers’ names and their relationship with the Company, directors, supervisors and shareholders with 10% or above shareholdings and their number of shares subscripted to be disclose in the last two fiscal years and as at the printing date of the prospectus	107
	IV.	Material Contract		108
	V.	Other necessary supplementary notes		109
C.	Issuance Plan and Implementation			110
	I.	Analysis of usage prior cash capital increase, merger and acquisition or issuance of new shares by taking up shares of other Companys or issuance of bonds		110
	II.	Particulars of the cash capital increase, the issuance of corporate bond or employee stock options		115
	III.	Any matters with respect to the issuance of new shares due to acquisition of shares of another company		135
	IV.	Any matters with respect to the issuance of new shares due to mergers and acquisitions		135

III

D.	Financial Summary			136
	I.	Condensed Financial Information for the Preceding Five Fiscal Years		136
		(i)	Condensed Balance Sheet and Consolidated Income Statement- Combined Financial Report	136
		(ii)	Condensed Balance Sheet and Consolidated Income Statement - Individual Financial Report	138
		(iii)	Condensed Balance Sheet and Consolidated Income Statement - Financial Accounting Standards of Taiwan (Combined Financial Report)	140
		(iv)	Condensed Balance Sheet and Consolidated Income Statement - Financial Accounting Standards of Taiwan (Individual Financial Report)	142
		(v)	Important Items Affecting the Uniform Comparison of Financial Statements	144
		(vi)	Name of Certified Public Accountant and its Auditing Opinion for the Preceding Five Fiscal Years	145
		(vii)	Financial Analysis	146
		(viii)	Description on Material Changes of Accounting Items	156
	II.	Items which must be stated in the financial reports		160
		(i)	The issuer shall report on its financial reports and accountant audit report for the preceding two fiscal years when offering and issuing securities, and also state the financial reports for the previous quarter published in accordance with the law	160
		(ii)	Individual financial reports of the issuer for the previous two years reviewed and certified by accountant but excluding the breakdown of important accounting items	160
		(iii)	Whether there is any recent financial reports and individual financial reports certified or reviewed by accountant after the offering and issuance of securities by the issuer and before the printing of the Prospectus	160
	III.	Other important matters for financial summary		160
		(i)	If there exists any financial difficulties for the Company and its affiliated enterprises in the preceding two fiscal years and as at the date of the Prospectus, the impact on the Company’s financial positions shall be stated	160
		(ii)	Matters under Article 185 of the Company Law for the preceding two fiscal years and as at the date of the Prospectus	161
		(iii)	Subsequent matters	161
		(iv)	Others	161
	IV.		Review and analysis on financial positions and operating results	162
		(i)	Review and analysis on financial positions	162
		(ii)	Review and analysis on operating results	163
		(iii)	Cash flow	164
		( iv)	Impact on finance business of material capital expenditures for the recent year	164
		(v)	Investment policies, reason for its gain or loss, improvement plans for the preceding fiscal year and the investment plans for the next year	164
		(vi)	Other material matters	164
E.	Special Matters			165
	I.	Execution of internal control system		165
	II.	If credit grading institution approved or recognized by Financial Supervisory Commission (FSC) is engaged to conduct grading, the grading report issued by such credit grading institution shall be disclosed		165
	III.	Concluding Opinion of Evaluation of Securities Underwriter		165
	IV.	Opinion by Attorney		166
	V.	Consolidated opinion of case checklist filled in by issuer and reviewed by accountant		166
	VI.	Improvement of matters to be improved by the Company as informed by FSC when the reporting of the previous offering and issuance of securities become effective (application approved): No		166
	VII.	Supplemental disclosable matters as informed by FSC when the reporting of this offering and issuance of securities become effective		166
	VIII.	Statements or commitment which are disclosed in the prospectus and their implementation when the Company carries out initial listing, out-of-counter transactions of the previous and the last three times of reporting (application) of offering and issuance of securities		166

IV

	IX.	As at the latest year and the date of the Prospectus, the main content of important resolutions passed by Directors or Supervisors on the meeting of Directors which the Directors hold different views and were recorded or stated in written form	166
	X.	As at the preceding fiscal year and the date of the Prospectus, the Company and its internal staff who was penalized in accordance with laws and penalty imposed by the Company on internal officers for breach of requirements of internal control system, major deficiencies and improvement	166
	XI.	Other necessary supplementary matters	166
	XII.	Matters on corporate governance operation of listing and out-of-counter (OTC) companies which should be recorded	166
F.	Important Resolutions, Articles of Incorporation and Relevant Regulations		191
G	Annexes		198

V

A.            Corporate Profile

I.             Information about the Company

(i)            Date of inception: 14 January 2003

(ii)           Addresses and phone numbers of the headquarter, branches and factories

Headquarter address: No.160, Kesyue Road, Jhunan Township, Miaoli County, Hsinchu Science Park
Tel: +886 37 586 000
Tree Valley Branch address: 9 Ditanggang, Building B, 21 Zidong Road, Fenghuali, Xinshi District, Tainan City
Tel: +886 6 588 9998
Addresses of factories:
Fab T1: No.160, Kesyue Road, Jhunan Township, Miaoli County, Hsinchu Science Park
Tel: +886 37 586 000
Fab T2: No.168, Kesyue Road, Jhunan Township, Miaoli County, Hsinchu Science Park
Tel: +886 37 586 000
Fab T3: No. 12, Kejung Road, Jhunan Township, Miaoli County, Hsinchu Science Park
Tel: +886 37 586 393
Fab Pingjen: No. 458, Pingjen Sect., Jung Shing Road, Zhenxing Village, Pingjen City, Taoyuan County
Tel: +886 37 586 000
STSP Touch Fab: No.12, Nanke 8th Road, Shanhua District, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1880
STSP Touch Fab 2: No.3, Sect. 1, Huansi Road, Sinshih District, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1880
Fab A: No.1, Ciye Road, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1881
Fab B: No.2, Sect. 2, Huansi Road, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1889
Fab C: No.12, Nanke 8th Road, Tainan City, Southern Taiwan

Science Park
Tel: +886 6 505 1880
Fab D: No.3, Sect. 1, Huansi Road, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1888
Fab F: No.11, Luke 10th Road, Kaohsiung City, Southern Taiwan Science Park
Tel: +886 7 627 8888
Touch Module Fab: No. 12, Nanke 8th Road, Shanhua District, Tainan City, Southern Taiwan Science Park
Tel: +886 6 505 1888

(iii)         History

January 2003	Inception and registration of the Company
March 2003	Invested in a subsidiary, Innolux Holding Ltd.
May 2003	Ground breaking ceremony for the TFT and Color Filter Plant In Jhunan
August 2003	The TFT and Color Filter Plant In Jhunan commenced construction
March 2004	Entered into a 7-year NT$20 billion syndicated loan contract with a syndicate including Bank of Communications
June 2004	Machinery installation started in the TFT factory and Color Filter Plant In Jhunan
September 2004	Birth of the first TFT-LCD panel
October 2004	Invested in I nnocom Technology (Shenzhen) Ltd. in China
January 2005	Public issuance of the Company’s shares approved by the Financial Supervisory Commission
February 2005	Invested in Innolux Corporation Ltd. in the U.S.
March 2005	Obtained ISO 9001 certification
Granted the “2005 Outstanding Award in Making Green of the Science Park by Planting Trees” by the Science Park Administration
July 2005	Registered as an emerging stock on the GreTai Securities Market
Obtained ISO 14001 and OHSAS 18001 certifications
August 2005	Ranked 51 st nationwide in actual import/export performance in 2004
Granted the Excellent Award in Import/Export Performance by the Ministry of Economic Affairs and Bureau of Foreign Trade
November 2005	Recognized as an outstanding waste disposal model factory by the Environmental Protection Administration, Executive Yuan
December 2005	Recognized as an Occupational Safety and Health Administration Voluntary Protection Unit by the Council of Labor Affairs, Executive Yuan
October 2006	Shares became listed on the Taiwan Stock Exchange on 24 October
November 2006	The Board passed the resolution of merging with Jemitek Electronics Corp. on 21 November
March 2007	Completed merger with Jemitek Electronics Corp.
June 2007	Invested in InnoJoy Investment Corporation
August 2007	Invested in InnoFun Investment Corporation
November 2007	Global Deposit Receipts became listed on the London Stock Exchange on 7 November
June 2008	Topping out ceremony for the sixth generation factory of the Company
July 2008	Granted the “Outstanding Award in Making Green by Planting Trees” by the Science Park Administration
Recognized as one of the TOP 10 Leading Companies among “Taiwan Technology Top 100”
Ranked sixth among Deloitte Technology FAST50 Taiwan in terms of profit growth
September 2008	Entered into a 5-year NT$24 billion and US$200 million syndicated loan contract with a syndicate of 20 banks including
Mega International Commercial Bank
Selected as one of the 12 units in the national industrial group by the Water Assessment Programme organized by the
Ministry of Economic Affairs
October 2008

Received Bronze Award of the National QCC Competition from the Corporate Synergy Development Center of the

Industrial Development Bureau, Ministry of Economic Affairs

Granted the 2008 Excellence Award in Recycling and Reducing Waste Production by the Environmental Protection

Administration, Executive Yuan

November 2008	Recognized as a nationwide friendly workplace in 2008 by the Council of Labor Affairs, Executive Yuan
December 2008

Granted the 2008 Outstanding Water Conservation Award by the Water Resources Agency, Ministry of Economic Affairs

Honored with the “2008 Taiwan CSR Awards-Silver Award” by the Taiwan Institute for Sustainable Energy

February 2009	Innolux Display’s Fab T1passed and obtained the Taiwan Occupational Safety and Health Management System (TOSHMS) certification
April 2009	Innolux Display’s Fab T1 was granted the excellent award in achieving zero accident work hours by the Council of Labor Affairs
May 2009	Innolux Display’s Fab T2 obtained ISO 9001/ISO 14001/OHSAS 18001/QC 080000 4-in- 1 management system certification
June 2009	Granted the 2008 excellent personnel award by the National Labor Safety and Health Partnership of the Council of Labor Affairs

September 2009	Issued the 2008 Sustainability Report of Innolux Display Innolux Display’s Fab T0, T1 and T2 obtained the TS 16949 quality system certification
October 2009	Innolux Display announced merger with TPO Displays Corp. Honored with the “Energy Conservation Outstanding Innovation Award” by the Bureau of Energy, Ministry of Economic Affairs
November 2009

Innolux Display announced merger with Chi Mei Optoelectronics Corporation
Entered into a NT$48 billion syndicated credit facility with a syndicate of 19 banks including Mega International
Commercial Bank

Received two Bronze Awards of the National QCC Competition from the Corporate Synergy Development Center of the
Industrial Development Bureau, Ministry of Economic Affairs
Granted the excellent award in low carbon production and waste reduction by the Industrial Development Bureau,
Ministry of Economic Affairs

December 2009

Innolux Display was honored with the “2009 Taiwan CSR Awards-Bronze Award” for its 2008 Sustainability Report by the Taiwan Institute for Sustainable Energy.

Received the outstanding award in the “2009 Outstanding Energy Saving Companies Selection” from the Science Park

Administration

Recognized as the Best Managed Company in Taiwan by Asiamoney

Granted the excellence award in environmental protection by the Science Park Administration

January 2010	Obtained “Labeling of Energy Saving Action” from the Environmental Protection Administration
February 2010	Granted the excellent award for outstanding achievement on training and management for occupational health by the Council of Labor Affairs, Executive Yuan
March 2010

Completed merger with Chi Mei Optoelectronics and TPO Displays

Innolux renamed as Chimei Innolux

Granted the outstanding performance award in occupational safety and health on the occasion of 2009 nationwide occupational safety and health week, held by the

Council of Labor Affairs, Executive Yuan

May 2010

Winner of Taiwan’s Environmental Protection Administration’s 2009 Enterprise Green Procurement Performance Award.

The only company in the flat panel industry to receive such recognition.

Recognized as an outstanding unit in achieving zero accident work hours by the Council of Labor Affairs, Executive Yuan

June 2010

18.5-inch LCD panel is awarded 2009 FPD green quality certification.

42-inch 120Hz+ MEMC is awarded the best integrated LCD panel at Taiwan Gold Panel Awards 2010 with the 13 th

Annual Outstanding Optoelectronics Product Awards.

September 2010	Awarded the Outstanding Energy Conservation Award by the Department of Energy, Ministry of Economic Affairs
October 2010

Passed DNV third-party independent verification for its 18.5-inch LCD flat panel monitor (M185B1-L02), making CMI the first panel maker to receive a supply chain “water footprint” verification statement

Granted “the Excellent Environmental Protection Award” by the Science Park Administration

November 2010	Granted the 2010 excellence award in recycling and reducing waste production by the Environmental Protection Administration Completed merger with Chi Mei Energy
December 2010

Granted “the 2010 Outstanding Energy Saving Award” by the Science Park Administration

Granted “the Excellent Award in Low-Carbon Management” by the Science Park Administration

Granted “the 2010 Outstanding Award in Making Green by Planting Trees” by the Science Park Administration

January 2011	Became the first manufacturer to obtain “water footprint” verification for its product supply-chain with regard to its desktop LCD monitor and LCD TV.
March 2011	2.65-inch and 5.3-inch Memory-In-Display (Midis) technology, which was a new energy-saving panel technology, obtained the Best Paper Award of the 17 th IDW (International Display Workshops), Japan.
April 2011	Honored with 2011 Taiwan Excellence Gold Awards for its ultra-thin 13.3-inch HD notebook display module.
May 2011	Kobe site was awarded the Best Safety & Hygiene Company by the Safety Management Committee of Kobe, Japan.
June 2011	Won the Outstanding Photonics Product Award 2011 for its 21.5-inch PCT (Projected Capacitive Touch) display module by the Photonics Industry & Technology Development Association (PIDA).
Honored with the “ 2011 Contribution to Job Creation “ award by the Ministry of Economic Affairs and Council of Labor Affairs, Executive Yuan
August 2011	Ranked third among the “2010 Outstanding Export Growth Companies” by the Bureau of Foreign Trade, Ministry of Economic Affairs
September 2011	Granted the 2010 Enterprise Green Procurement Performance Award by the Environmental Protection Administration, Executive Yuan

October 2011

STSP Branch was honored with “Jin-Jhan Award” by the Council of Labor Affairs, Executive Yuan.

Honored with “National Industrial Safety and Health Award “ by the Council of Labor Affairs, Executive Yuan

April 2012	Entered into the Joint Debt Restructuring Agreement with the syndicate
June 2012	Won the Outstanding Photonics Product Award 2012 for its 50-inch 3D Direct-Type LED panel by the PIDA.
August 2012	Honored with the “Taiwan Excellence Silver Award” for its 23.6-inch USB super energy-saving LCD screen
September 2012	Recognized as an outstanding unit for hiring disabled persons by surpassing the target

Granted the 2011 Enterprise Green Procurement Performance Award by the Environmental Protection Administration,

Executive Yuan and the only panel factory granted the award for four consecutive years and fulfilling its responsibility of a sustainable environmental protection enterprise Chi Mei Optoelectronics Uk Linited revoked

December 2012	Changed its name to “Innolux Corporation”
January 2013

Global depository receipts listed and traded on the Luxembourg Stock Exchange on 23 January

Merger of the subsidiaries InnoJoy Investment Corporation and InnoFun Investment Corporation, in which InnoJoy Investment Corporation was the surviving company

March 2013	Eastern Vision Co., Ltd. Liquidated Trading Limited liquidated Dragon Flame Industrial Ltd. liquidated
April 2013

Nanhai Plant took the lead in obtaining the first MFCA material flow cost accounting certification in the world The Company’s 65-inch 4K2K TV module was awarded the 21st “Taiwan Excellence Gold Award”

The Company’s 4.3-inch active organic light emitting display (TRUEOLED) was awarded the 21st “Taiwan Excellence Silver Award”

The Company’s 50-inch ultra-high resolution (4K2K) thin narrow frame LCD TV module was awarded the 21st “Taiwan Excellence Award”

The Company’s 30-inch six million pixel medical monitor was awarded the 21st “Taiwan Excellence Award” The Company’s 5-inch Full HD LCD panel module was awarded the 21st “Taiwan Excellence Award”

The Company’s 3.4-inch active organic light emitting display was awarded the 21st “Taiwan Excellence Award”

June 2013

The Company’s 65-inch ultra-high resolution thin narrow frame LCD TV module was recognized by the 16th “Annual Outstanding Optoelectronics Products Awards”

Granted the first “National Environmental Education Award — Excellence Award for Private Enterprises Group” by the Environmental Protection Administration

Innocom Technology (Jiashan) Co., Ltd. liquidated
September 2013

Ningbo Chi Mei Electronics Ltd. renamed as Ningbo Innolux Optoelectronics Ltd.

Nanhai Chi Mei Optoelectronics Ltd. renamed as Ningbo Innolux Technology Ltd.

Ningbo Chi Hsin Electrics Ltd. renamed as Ningbo Innolux Display Ltd.

Ningbo Chi Mei Logistics Corp renamed as Ningbo Innolux Logistics Ltd.

October 2013

The Company’s “Intelligent Automation” team was granted the “Annual Innovative Pilot Award” of the Industry Innovation Award for the touch one-stop innovative operating model by the Ministry of Economic Affairs

Foshan Chi Mei Logistics Co., Ltd. renamed as Foshan Innolux Logistics Co., Ltd.

TPO Displays (Nanjing) Ltd. renamed as Nanjing Innolux Optoelectronics Ltd.

November 2013	Awarded the 2013 Green Building Gold Mark by the Ministry of Economic Affairs Awarded the “Premium” honor of the 2013 Taiwan CSR Awards Full Lucky Investment Limited liquidated
December 2013	Selected as an outstanding water saving unit for 2013 by the Water Resources Agency of the Ministry of Economic Affairs
Dongguan Chi Hsin Electrics Ltd. revoked TPO Displays (Shanghai) Ltd. renamed as Shanghai Innolux Optoelectronics Ltd. Global Deposit Receipts listed on the London Stock Exchange delisted
January 2014

Chi Mei Optoelecttonics (Singapore) Pte.Ltd. revoked

Innocom Technology (Xiamen) Co., Ltd. revoked Merger of Nanhai Chi Mei Electronics Ltd. and Nanhai Chi Mei Optoelectronics Ltd., in which Nanhai Chi Mei Electronics Ltd. was the surviving company

April 2014	Nanhai Chi Mei Electronics Ltd. renamed as Foshan Innolux Optoelectronics Ltd. The Company’s 65-inch ultra-high-analytic 3D TV panel Won the”Taiwan Excellence Silver Award”

II.     Risks

(i)       Risk Factors

1.         Effect of changes of interest rates and exchange rates and inflation on the profits and losses of the Company and future remedies:

In 2014, the economy of major advanced countries will gradually recover and strengthen. In particular, the development of the United States is most critical and quantitative easing will seek to gradually exit. The continued depreciation of the Japanese Yen and the increase in consumption duty will test the possibility of a slow recovery towards stable growth for Japan. Signs of recovery have been seen in core countries in Europe despite the fact that Southern Europe is still subject to a weak debt and banking physique. Overall, despite the existence of turmoils, the economic performance of advanced countries is still expected to gradually become stronger.

On the contrary, the growth of economies in emerging markets will slow down. After a long period of rapid growth, China is already facing a critical moment for a restructuring adjustment and the policies of land, trade and population were mentioned in the Third Plenary Session of the Central Committee. Consequently, the overly loose financial system will gradually tighten, which needs much attention. The local market of Taiwan is relatively stable. At the recent meeting of the central bank, significant fluctuations in interest rates have not been seen and exchange rates have also remained stable within the range.

Against this background, we adopted the following measures to respond to the changes of interest rates and exchange rates and inflation:

(1) Interest rate

With a pickup in the global economy in the following year, the Directorate General of Budget predicts that the economic growth rate will increase from 1.74% in 2013 to 2.59% in 2014. The central bank maintains the excess reserves at a moderately loose level and will maintain the current policy rate and the M2 currency growth target for 2014 at between 2.5% and 6.5%. Since the Company’s long term borrowings are currently at floating rate, the Company will closely monitor the interest rate changes in order to minimize its exposure to the risk of interest rate changes and cope with the interest rate increase to be promulgated by the Central Bank. The Company will enter into interest rate swap contracts with local and international renowned banks whenever necessary to fix the interest rate so as to hedge the interest rate risk arising from its operations.

(2) Exchange rate

A.                                    As the Company needs foreign currencies such as U.S. dollar and Japanese yen in its steady growing state and its income is mainly in U.S. dollar (revenue), other than reducing its risk by natural hedge, depending on the global economic trend, the Company will also minimize its exposure to the risk of exchange rate fluctuations by using spot and forward foreign exchange contracts and currency options.

B.                                    To minimize the risk of exchange rate changes, the Company fully grasped international exchange rate movements and information by monitoring international exchange rate changes on a real time basis through a professional financial information system and maintaining close contact with banks to acquire their views on exchange rate trends and information about financial exchange rates for the purpose of taking action to offset the negative impact of exchange rate fluctuations. By closely monitoring exchange rate changes and adopting appropriate action in normal times, the Company has minimized its foreign exchange risk.

C.                                    By making use of the characteristics of Natural Hedge, the Company settled the foreign currency payables derived from foreign currency denominated purchases with foreign currency cash derived from the sale of foreign currency denominated products. As a result, the Company only has to assess the future exchange rate fluctuations of its net foreign currency assets and minimize its exposure to the risk of exchange rate changes by trading forward foreign currency and foreign currency options on a timely basis.

D.                                    As required by the Regulations Governing the Acquisition and Disposal of Assets by Public Companies issued by the Securities and Futures Bureau of the Financial Supervisory Commission, the Company formulated the Procedures for Financial Derivatives Transactions to regulate the operational procedures regarding the trading, risk management, supervision and audit of financial derivatives. This can help the Company enhance its risk management system when it uses financial instruments to minimize its exchange rate risk.

(3) Inflation

The CPI growth rate in 2013 was 0.94%. The Directorate General of Budget predicts that the CPI growth rate in 2014 will be 1.21%. The price situation is projected to have a stable outlook and even oil prices are expected to drop slightly, with a moderate increase in grain prices and mild global inflation. The Company will continue its efforts in cost control. This policy will be consistently applied whether under inflation or deflation. However, as economic recovery is generally expected this year, the Company will closely monitor the inflation locally and internationally in order to reduce the potential risks.

2.   Policies for high risk and high leverage investments, money lending, endorsements and guarantees and derivative transaction; major causes of profits and losses and future remedies:

(1)         With a view to managing its financial risk, the Company did not engage in any high risk or high leverage investments. Moreover, as required by the Securities and Futures Bureau and the relevant regulations, the Company has established a set of internal management measures and procedures for sound financial conditions and operation, including the Procedures for Financial Derivatives Transactions, the Procedures for Money Lending, the Procedures for Acquisition and Disposal of Assets and the Procedures for Endorsements and Guarantees, to manage and control the relevant risks.

(2)         The Company entered into derivative transactions on a conservative and healthy basis in order to minimize its exposure to the risk of exchange rate fluctuations arising from the purchase of raw materials, machinery and equipment from foreign suppliers during its rapid growth period. Therefore, the Company has been hedging its risk based on its actual needs for foreign currency. In future, the Company will continue to increase natural hedges against foreign exchange risk by enhancing its analysis of the exchange rate movements.

3.   Future research and development plan and the estimated research and development costs:

Our future technological development effort will remain in the area of monitor applications, mainly improving the display technologies of wide angle viewing TFT LCD by contrast and color enhancement of wide-angle viewing on TFT LCD; high transmission TFT LCD technology to increase the optical efficiency of monitors; large-sized TFT LCD display technology; narrow-bezel TFT LCD module technology; small and medium-sized high resolution panel technology, wide temperature range and low-power technologies; TFT LCD 3D display technology to improve 3D effects and brightness; and naked-eye 3D monitor technology. In 2014, the Company expects to invest research and development funding comparable to that invested in the past year and will continue to invest in technology research and development to further reduce its production costs and enhance its competitive edge.

4.     Effect of local and international major policy and legal changes on the financial conditions and operations of the Company and the relevant remedies:

As of the date of this Prospectus, there have not been any policy or legal changes that would materially and adversely affect the financial conditions and operations of the Company. Our management team will closely monitor local and international important policy and legal changes and deploy dedicated legal officers to handle such matters so as to take timely and appropriate measures to alleviate the impact of local and international important policy and legal changes on the financial conditions and operations of the Company.

5.     Effect of technological innovation and industrial changes on the financial conditions and operations of the Company and the relevant remedies:

(1) Technological innovation

In light of the continual advancement of new technologies and new products in the TFT-LCD industry and the increasingly short life cycle of mainstream products on the market, if the Company cannot minimize the impact caused by technological innovation, the financial conditions and operations of the Company will be adversely affected. Ever since its inception, the Company has been focusing on developing its TFT-LCD display technologies in order to minimize the impact caused by technological innovation. Apart from devoting resources to researching and developing technologies concerning high definition (HD), high resolution, wide angle viewing, high aperture rate, quick response time, slimness, lightness, narrow bezel and super power-efficiency, the Company also developed advanced display technologies such as low temperature poly-silicon (LTPS) and organic light emitting diode (OLED) to ensure an effective growth of its competitive edges, financial conditions and operations.

(2) Industrial changes

The TFT-LCD industry is highly circulative and fluctuating in nature. Any economic downturn may adversely affect the business and operations of the Company. Our management team will keep a close eye on any industrial changes that may adversely affect the business and operations of the Company at all times and take appropriate precautions proactively. In view of industrial changes, the Company also controls its finance in a sound and healthy manner.

6.              Effect of changes in corporate image on crisis management and the relevant remedies:

The Company is responsible for legal compliance, upholding the interests of the staff and shareholders and corporate social responsibility. In case of emergency, the Company will immediately set up a crisis management team with senior directors acting as the convener to quickly resolve the crisis faced by the Company. As of the date of this Prospectus, there have not been any changes in corporate image that would affect the crisis management of the Company.

7.              Expected benefits and potential risks of merger and acquisition and the relevant remedies:

The Company is not conducting any merger and acquisition at present. However, the Company will make suitable assessments of the cost effectiveness of possible strategic investments or vertically and even horizontally integrated investments in future and take appropriate measures to minimize any possible risks.

8.              Expected benefits and potential risks of factory expansion and the relevant remedies:

The expansion and construction of the Company’s new factories is subject to the professional feasibility assessment to be conducted by the relevant technical team.

9.     Risk of concentration of purchases or sales and the relevant remedies:

Since the Company has diverse product lines and its major customers are all international brands, there is no concentration of sales at present. To ensure constant supply, most of our main materials are purchased from two or more suppliers. Hence, there is no concentration of purchases at present. Looking forward, the Company will continue to develop new products and new customers and identify higher quality and less costly supplies in order to reduce the risk of concentration of sales or purchases.

10.  Effect of material transfer of or change in the shareholding of directors, supervisors or major shareholders with a stake of more than 10% on the Company, risks and the relevant remedies:

As of the date of this Prospectus, there has not been any material transfer of or change in the shareholding of directors, supervisors or major shareholders holding more than 10% of the stake in the Company.

11.  Effect of changes in management on the Company, risks and the relevant remedies:

There are no changes in management for the Company’s directors, supervisors or substantial shareholders who hold more than 10% of its shares as of the date of the printing of the Prospectus.

12.  Other important risks and remedies:

Credit and debt negotiation with a syndicate

The Company applied to the Ministry of Economic Affairs for credit and debt negotiation in accordance with the Operation Directions Governing the Assistance in Credit and Debt Negotiation with Banks by the Ministry of Economic Affairs on 28 December 2011. On 5 April 2012, the Company and all its financial institution creditors entered into the Joint Debt Restructuring Agreement, pursuant to which, the syndicate agreed to (1) extend the mid- and long-term syndicated loan rollover by another two to three years; and (2) extend the revolving credit facilities and derivative facilities of the short- and mid-term non-syndicated loans to 31 December 2013, extendable twice for one year each time upon expiration.

(ii)    Litigious and non-litigious matters

1.                      For litigious or non-litigious proceedings or administrative disputes involving the Company with respect to which a judgment has become final and unappealable during the preceding two fiscal years or in the current year up to the date of the Prospectus, and for any such matter still pending, if the outcome could materially affect shareholders’ equity or the prices of the Company’s securities, the Prospectus shall list the facts of the dispute, amount of money at stake in the dispute, the date of commencement of proceedings, the main parties to the dispute, and current status of the dispute:

(1)         In December 2006, Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V. and Chi Mei Optoelectronics USA Inc. were investigated under the Anti-Trust competition by the Department of Justice in the U.S. Since then, certain state governments in the U.S., the European Union and the governments of Brazil and Korea also filed the investigation. In addition, in the U.S. and Canada, some of the downstream clients of TFT-LCD industries and end-customers filed claims for damages against CMO and Chi Mei Optoelectronics USA Inc in civil actions individually or as a class action. The material antitrust investigation cases are described as follows:

A.            Regarding the above lawsuits, the Company reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installment over five years. As of 31 March 2014, the unpaid penalties amounted to US$35 million.

As to the class suit of the U.S. direct purchasers, the Company reached an out-of-court settlement with the plaintiffs in July 2011, agreeing to pay the plaintiffs US$78 million. The settlement agreement was approved by the court in December 2011. Besides, the Company reached settlement agreements with the plaintiffs in succession on individual civil actions for damages in the United States and recognized the relevant loss in 2012 and 2013.

As to the class suit of the U.S. indirect purchasers, the Company reached an out-of-court settlement with the indirect purchaser plaintiffs in November 2011, agreeing to pay the indirect purchaser plaintiffs US$110,270 thousand. The settlement agreement was approved by the court in July 2012. In respect of this, the Company made the settlement payment into the designated account in December 2011.

Hitherto, the Company has reached an out-of-court settlement with 10 State Governments since November 2011. The Company agreed to pay US$7.67 million as civil statutory damages to settle civil actions lodged by 10 State Governments.

B.            As to the class suit of the Canadian purchasers, the Company reached an out-of-court settlement with the plaintiffs in September 2013 with a settlement payment of C$10 million. The settlement agreement had been approved by the court.

C.            In December 2010, the Company received a notice from the European Commission, requesting the Company to pay penalty of EUR 300 million to the account as specified by the European Commission within three months upon the receiving date of the notice. The Company appealed this case to the Court of Justice of the European Union in February 2011 and deposited EUR 300 million in the above account on 14 March 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome on this case. The European Court of Justice adjudged on 27 February 2014 that part of the appeal by the Company had merit, and cut the original penalty amount of € 300 million down to €288 million. The Company decided to make appeal for that part of the appeal within the statutory period.

D.            In December 2011, the Company received the judgment from the Korean Fair Trade Commission, requesting the Company to deposit a penalty equivalent to NT$41.50 million in the designated account. The Company deposited the penalty in the designated account in February 2012.

E.             The Company received a notice from the National Development and Reform Commission of the PRC in December 2012, requesting the Company to pay RMB62.94 million into its designated account within 15 days from the date of the notice for making refunds to the operators and imposing a penalty of RMB31.47 million on the Company. The Company made the aforesaid payments in December 2012 and January 2013, respectively.

F.              For matters relating to the aforesaid antitrust investigation, except that the final result could not be estimated reliably, the Company has recognized the relevant losses and liabilities under “other payables” and “other non-current liabilities”, respectively, in connection with the actual or evaluated result.

(2)         Eidos Displays, LLC and Eidos III, LLC (hereinafter referred to as “Eidos”) filed a lawsuit with the United States District Court for the District of East Texas on 25 April 2011, alleging infringement of its patent. On 22 January 2014, the presiding judge agreed the patent asserted by Eidos was invalid, but the District Court has not yet issued a formal final judgment. Hence, the lawsuit will not affect the Company’s operations or financial position in the short term.

(3)         On 20 September 2013, Trustees of Boston University (hereinafter referred to as “TBU”) filed a patent infringement lawsuit with U.S. District Court for Massachusetts, alleging certain products of the Company and its subsidiaries in the United States infringed its patents. Currently, the Company has reached a settlement with TBU on the aforesaid lawsuit and has obtained authorization. TBU has also withdrawn the lawsuit against the Compan. Hence, the lawsuit has not affected the Company’s operations or financial position.

Company’s operations or financial position in the short term.

2.              Litigious or non-litigious proceedings or administrative disputes involving a director, supervisor, president, de facto responsible person, major shareholder with a stake of more than 10% or a controlled company of the Company, for which a judgment has become final and unappealable during the preceding two fiscal years or in the current year up to the date of the Prospectus or is still pending, and whose outcome could materially affect shareholders’ equity or the prices of the Company’s securities: Nil.

3.              Where any of the situations set out under Article 157 of the Securities and Exchange Act has occurred with respect to a director, supervisor, managerial officer or major shareholder with a stake of more than 10% in the Company during the preceding two fiscal years, or in the current year up to the date of the Prospectus, the Prospectus shall indicate that fact and describe the current status of the company’s handling of the matter: Nil.

(iii)    If a director, supervisor, managerial officer, or major shareholder holding a stake of more than 10% in the Company has experienced financial difficulties or loss of creditworthiness during the preceding two fiscal years, or in the current year up to the date of the Prospectus, the Prospectus shall indicate the impact on the company’s financial position: Nil.

(iv)     Other significant matters: Nil.

III.                              Organization of the Company

(i)                                    Organization

1. Organizational Structure of the Company

2. Duties of major departments

Divisions	Main duties
President	Manage the businesses of the Company according to the resolutions passed by shareholders’ meetings and the Board and the orders of the Board

Audit Office

Responsible for assessing the soundness of the internal control system and all the standards, checking whether the internal control system is operating effectively on a continual basis, measuring the operating results of the departments and providing improvement recommendations for efficient operation

Global Sales Business Center	Set up business and support units for different types of customers to provide a one-stop solution for all customers’ needs

Product Technology Center	Integrate the research and development of technologies and products, and assess and introduce new technologies and new products

Production Technology Center	Responsible for process technology, automation technology and initial equipment and material purchase, etc.

LCD Panel Manufacturing Center	Responsible for the production of large-size LCD panel products.

Module Manufacturing Center	Responsible for the production of LCD module products

Touch Panel Business Unit	Responsible for the sales and marketing, technology development and production of touch panel products.

Mobile Device Business Unit	Responsible for the sales and marketing, product development of LCD wireless communication and audio-visual systems as well as production of panel production

Sales & Marketing	Responsible for market development and promotion and customer service

Technology Development	Develop, improve, verify and test new technologies and new processes

Product Development	Development and improvement of new products; design, development, verification and testing of products

Manufacturing	Production, packaging and repair of products

Environmental & Safety Division

Responsible for handling company-wide issues including environmental protection, occupational safety, damage prevention and risk control of the factories, staff health management and workplace improvement and greenhouse gas reduction; and implementing and managing the environmental safety and health policies of the Company.

Quality Management Center

Responsible for the quality management of the Company; providing the best and the most efficient quality management services (including quality control, product quality guarantee, quality system and documentary management); and promoting the concept of total quality control

Finance & Accounting Center

Coordinate the capital operating system of the Company, provide financial and accounting information, manage investment plans and risk aversion, and manage overall financial, investment, accounting and tax matters.

Legal and Intellectual Property Center	Responsible for drafting and reviewing contracts; providing business-related legal consultation services; and coordinating local and international intellectual property matters of the Company

Strategic Procurement Center

Responsible for the overall procurement strategy of the Company, strategic planning of important parts and components, material preparation for the introduction of products and standardized cost management

Business Management Center

Responsible for the operation and management, industrial engineering and information system of the Company; profits and losses of cost accounting, business strategy consultation, workflow efficiency improvement, capacity expansion planning, production efficiency enhancement, hardware and software infrastructure and information system construction

Human Resources Management Center

Responsible for overall human resources policy, promotion of talents selection, education, deployment and retention, employee communications, general administration and corporate social responsibilities, etc.

(ii)                                Diagram of related companies

1. Diagram of related companies

2.           Relationships between the Company and its related companies, their mutual shareholdings, number of shares and actual investment amounts

31 December 2014

In shares and NT$000’

Investor	Name of related company	Relationship with the Company	Mutual shareholding	Number of shares held	Actual investment amount
Innolux Corporation	Bright Information Holding Ltd.	Subsidiary of the Company	—	2,782,333	74,924
	Chi Mei Optoelectronics Europe B.V.	Subsidiary of the Company	—	180	121,941
	Chi Mei Optoelectronics Japan Co., Ltd.	Subsidiary of the Company	—	80	1,335,486
	Gold Union Investments Ltd.	Subsidiary of the Company	—	31,783,000	348,999
	Golden Achiever International Ltd.	Subsidiary of the Company	—	39,250	9,083
	Innolux Holding Ltd.	Subsidiary of the Company	—	245,868,185	7,803,823
	Keyway Investment Management Ltd.	Subsidiary of the Company	—	5,656,410	197,554
	Landmark International Ltd.	Subsidiary of the Company	—	693,100,000	32,925,315
	Leadtek Global Group Ltd.	Subsidiary of the Company	—	50,000,000	—
	Toppoly Optoelectronics (B.V.I.) Ltd.	Subsidiary of the Company	—	144,447,000	3,596,307
	TPO Hong Kong Holding Ltd.	Subsidiary of the Company	—	1,158,844,000	2,107,291
	Yuan Chi Investment Co., Ltd.	Subsidiary of the Company	—	—	1,217,235
	Chi Mei El Corporation	Subsidiary of the Company	—	155,500,000	361,382
	InnoJoy Investment Corporation	Subsidiary of the Company	—	107,816,638	1,078,166

Investor	Name of related company	Relationship with the Company	Mutual shareholding	Number of shares held	Actual investment amount
Best China Investments Ltd.	Asiaward Investment Ltd.	Indirect subsidiary of the Company	—	77,830,001	314,740
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	Indirect subsidiary of the Company	—	—	69,075
Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH	Indirect subsidiary of the Company	—	250	10,324
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	Indirect subsidiary of the Company	—	1,000	2,400
Gold Union Investments Limited	Ningbo Innolux Display Ltd.	Indirect subsidiary of the Company	—	—	914,100
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Corp.	Indirect subsidiary of the Company	—	—	9,141
Innolux Holding Ltd.	Innolux Corporation	Indirect subsidiary of the Company	—	2,000	6,348
	Lakers Trading Ltd.	Indirect subsidiary of the Company	—	1	—
	Rockets Holding Ltd.	Indirect subsidiary of the Company	—	225,604,550	7,269,053
	Suns Holding Ltd.	Indirect subsidiary of the Company	—	18,177,052	555,422
Keyway Investment Management Limited	Foshan Innolux Logistics Co., Ltd.	Indirect subsidiary of the Company	—	—	45,705
	Ningbo Innolux Logistics Co., Ltd.	Indirect subsidiary of the Company	—	—	121,880
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	Indirect subsidiary of the Company	—	—	11,670,010
	Ningbo Innolux Technology Ltd.	Indirect subsidiary of the Company	—	—	3,961,100
	Ningbo Innolux Optoelectronics Ltd.	Indirect subsidiary of the Company	—	—	1,344,542
Magic Sun Limited	Sun Dynasty Development Ltd.	Indirect subsidiary of the Company	—	295,969,001	1,146,370
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Indirect subsidiary of the Company	—	139,623,801	573,940

Investor	Name of related company	Relationship with the Company	Mutual shareholding	Number of shares held	Actual investment amount
Rockets Holding Ltd.	Best China Investments Ltd.	Indirect subsidiary of the Company	—	10,000,001	314,740
	Magic Sun Ltd.	Indirect subsidiary of the Company	—	38,000,001	1,146,370
	Mega Chance Investments Ltd.	Indirect subsidiary of the Company	—	18,000,000	573,940
	Nets Trading Ltd.	Indirect subsidiary of the Company	—	1	—
	Sonics Trading Ltd.	Indirect subsidiary of the Company	—	7,517,720	172,118
	Stanford Developments Ltd.	Indirect subsidiary of the Company	—	164,000,000	5,391,125
Standford Developments Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	Indirect subsidiary of the Company	—	—	3,867,000
Sun Dynasty Development Limited	Innocom Technology (Chengdu) Co., Ltd.	Indirect subsidiary of the Company	—	—	1,157,860
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Indirect subsidiary of the Company	—	18,177,052	555,422
Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Indirect subsidiary of the Company	—	144,417,000	3,572,384
Toppoly Optoelectronics (Cayman)	TPO Displays (Sinepal) Ltd.	Indirect subsidiary of the Company	—	—	63,987
	Nanjing Innolux Optoelectronics Ltd.	Indirect subsidiary of the Company	—	—	4,326,740
TPO Displays Europe B.V.	TPO Displays Germany GmbH	Indirect subsidiary of the Company	—	100,000	33,735
TPO Displays Hong Kong Holding Ltd.	Shanghai Innolux Optoelectronics Ltd.	Indirect subsidiary of the Company	—	—	—
TPO Hong Kong Holding Ltd.	TPO Displays Europe B.V.	Indirect subsidiary of the Company	—	375,810	3,073,072
	TPO Displays Hong Kong Holding Ltd.	Indirect subsidiary of the Company	—	162,897,802	—
	TPO Displays Hong Kong Ltd.	Indirect subsidiary of the Company	—	35,000,000	—
	TPO Displays Japan K.K.	Indirect subsidiary of the Company	—	201	1,815,603
		Indirect subsidiary of the Company	—	1,000	263,685

(iii) Information about president, vice presidents, associate vice presidents and managers of departments and divisions

30 June 2014

In shares

			Shares held		Shares held by spouse and minor children		Shares held under others’ names			Positions currently held in	Managerial officer(s) who is(are) his/her spouse or relative within the second degree of kindred
Job title	Name (Note 1)	Date of appointment	Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding	Main work experiences (academic qualifications)	other companies	Job title	Name	Relationship
President	Hsing-Ch ien Tuan	2003/1/14	16,196,567	0. 18	—	—	—	—	Chairman of the Board and CEO, Innolux Corporation Ph.D., Electronic Engineering, Stanford University (U.S.A.) General Manager, AU Optronics Corp. General Manager, Unipac Optoelectronics Corp.	Note 2	—	—	—
President	Jyh-Chau Wang	2010/3/18	526,888	0.01	607	—	—	—	M.S., Materials Engineering, National Tsing-Hua University Vice President, Chi Lin Technology Co., Ltd. Deputy Plant Director, Unipac Optoelectronics Corp. Associate Research Fellow, Material Research Laboratories, Industrial Technology Research Institute	Note 3	—	—	—
Vice President	Wen-Jyh Sah	2010/3/18	753,963	0.01	9,543	—	—	—	Ph.D., Electrical Engineering, National Taiwan University Senior Consultant, Chi Lin Technology Co., Ltd.	—	—	—	—
Vice President	Chin-Lung Ting	2010/3/18	1,256,995	0.01	—	—	—	—	M.S., Graduate Institute of Electronics Engineering, National Taiwan University Manager, Unipac Optoelectronics Corp.	Note 4	—	—	—
Vice President	Yao-Tong Chen	2010/3/18	1,913,840	0.02	15,275	—	—	—	Master of EMBA, Sun Yat-sen University Manager, Hitachi Electronics Co., Ltd.	—	—	—	—

			Shares held		Shares held by spouse and minor children		Shares held under others’ names			Positions	Managerial officer(s) who is(are) his/her spouse or relative within the second degree of kindred
Job title	Name (Note 1)	Date of appointment	Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding	Main work experiences (academic qualifications)	currently held in other companies	Job title	Name	Relationship
Vice President	Robert Chih-Hung Hsiao (Note 5)	2003/1/14	3,227,936	0.04	—	—	—	—	B.S., Industrial Engineering, Tunghai University Plant Director, AU Optronics Corp. Deputy Plant Director, Unipac Optoelectronics Corp. Supervisor, Center for Measurement Standards (CMS), Industrial Technology Research Institute	Note 5	—	—	—
Associate Vice President	Roger Chen-Hua Luo	2006/2/6	568,153	0.01	—	—	—	—	M.S., Computer Science, University of California (U.S.A.) Associate Vice President of Marketing & Sales Department, BENQ RD Engineer, Siemens Telecommunication Systems Ltd. Assistant RD Engineer, Apple Computer	Note 6	—	—	—
Associate Vice President	Jeffrey Hung-Wen Yang	2007/6/1	556,923	0.01	54,880	—	—	—	M.S., Chemical Engineering, National Cheng Kung University Plant Director, Sintek Photronic Corp Deputy Plant Director, AU Optronics Corp. Manager, Unipac Optoelectronics Corp.	—	—	—	—
Associate Vice President	Chu-Hsiang Yang	2010/3/18	615,048	0.01	7,398	—	—	—	M.S., Chemical Engineering, National Central University Deputy Section Manager, Chunghwa Picture Tubes, Ltd.	Director of Chi Lin Optoelectronics	—	—	—
Associate Vice President	Kuo-Hsiung Kuo	2010/3/18	346,095	—	295,540	—	—	—	B.S., Mechanical Engineering, Waseda University, Japan	Note 7	—	—	—
Associate Vice President	Ke-Yi Kao	2010/3/18	246,934	—	—	—	—	—	M.S., Chemical Engineering, University of Florida (U.S.A.) Assistant Manager, Unipac Optoelectronics Corp.	Director of Chi Mei El Corporation	—	—	—
Associate Vice President	Chung-Kuang Wei	2010/3/18	538,903	0.01	—	—	—	—	Ph.D., Institute of Photonics, National Chiao Tung University Electronics Research Laboratories, Industrial Technology Research Institute	—	—	—	—
Associate Vice President	Tai-Chi Pan	2010/3/18	644,457	0.01	54,579	—	—	—	Graduated in Electrical Engineering of National Cheng Kung University Assistant Manager, Unipac Optoelectronics Corp.	—	—	—	—
Associate Vice President	Chih-Ming Chen	2010/3/18	500,000	0.01	863	—	—	—	Graduated from Metallurgy and Materials Science Research Institute of National Cheng Kung University Engineer, Shyen Sheng Fuat Steel & Iron Works Co., Ltd Senior Engineer, Unipac Optoelectronics Corp.	Chairman of the Board of Chi Mei El Corporation	—	—	—

			Shares held		Shares held by spouse and minor children		Shares held under others’ names			Positions	Managerial officer(s) who is(are) his/her spouse or relative within the second degree of kindred
Job title	Name (Note 1)	Date of appointment	Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding	Main work experiences (academic qualifications)	currently held in other companies	Job title	Name	Relationship
Associate Vice President	Jia-Pang Pang	2010/11/8	1,956,109	0.02	—	—	—	—	Ph.D., Electronics Engineering, University of Tokyo, Japan Deputy Director of TFT Manufacturing Plant, AU Optronics Corp.	—	—	—	—
Associate Vice President	Geng-Rong Hsu	2013/9/23	132,000	—	—	—	—	—	Master of Science in Metallurgy and Materials, National Cheng Kung University Electronic Engineers of Macronix International Co., Ltd. Engineer of Shyeh Sheng Fuat Steek & Iron Works Co., Ltd. Researcher of Niuxin Enterprise Co., Ltd.	—	—	—	—
Associate Vice President	Nai-Jian Zheng	2013/9/23	91,000	—	—	—	—	—	Master of Industrial Engineering and Management, Southwest Louisiana University General Manager of Nine Dragons Paper (Holdings) Limited General Manager of TPO Displays (Nanjing) Ltd. General Manager of Flash Electronics Inc. (Shanghai) Operating Officer of Solectron Co.	Note 8	—	—	—
Associate Vice President	Zheng-Xia Kuo	2013/9/23	206,000	—	—	—	—	—	Bachelor of Industrial Engineering and Management, National Chiao Tung University Person-in-charge of BU, GIO Optoelectronics Corp. Manager of Chi Mei Lighting Technology Corporation Engineer of Chunghwa Picture Tubes, Ltd. Engineer of Behavior Tech Computer Corp.	Director of Ampower Holding Ltd.	—	—	—
Associate Vice President	Tian-Ren Lin	2013/9/23	457,201	0.01	267,814	—	—	—	Master of Electrical Engineering, National Taiwan University Advisor to General Manager’s Office, Unity Opto Technology Co., Ltd. Director of Head Office of Product Development, Chi Mei Lighting Technology Corporation	—	—	—	—
Finance Manager	Jian-Lang Luo (Note 9)	2014/5/7	12,431	—	18,198	—	—	—	Bachelor of Transport Engineering and Management, Chiao Tung University Master of Business Administration, Baruch College, College of the City of New York	—	—	—	—
Accounting Manager	Chin-Yuan Chang	2009/1/9	363,853	—	40,000	—	—	—	Master of Business Administration, National Chengchi University Vice President of Finance, Xiamen Overseas Chinese Electronic Co., Ltd. CFO, Information Product Business Group, BENQ	Note 10	—	—	—

Note 1:                    Existing Managers as at the date of the Prospectus.

Note 2:                    Concurrently as chairman of the board: Innolux Holding Ltd., Rockets Holding Ltd., Stanford Developments Ltd., Nets Trading Ltd., Mega Chance Investments Ltd., Main Dynasty Investment Ltd., Best China Investments Ltd., Asiaward Investment Ltd., Lakers Trading Ltd., Magic Sun Ltd., Sun Dynasty Development Ltd.

Note 3:                    Concurrently as chairman of the board: Landmark International Ltd., Gold Union Investments Ltd., Keyway Investment Management Ltd., Toppoly Optoelectronics (B.V.I.) Ltd., TPO Hong Kong Holding Ltd., TPO Displays Hong Kong Holding Ltd., TPO Displays Hong, Kong Ltd., Bright Information Holding Ltd., Toppoly Optoelectronics (Cayman) Ltd., Leadtek Global Group Ltd., TPO Displays Germany GmbH, TPO Displays Europe B.V., TPO Displays USA Inc., Yuan Chi Investment Co., Ltd. Concurrently as director: Chi Mei Optoelectronics Japan Co., Ltd., TPO Displays Japan K.K., InnoJoy Investment Corporation

Note 4:                    Concurrently as chairman of the board: GIO Optoelectronics Corp. Concurrently as director: Chi Mei Optoelectronics Japan Co., Ltd., TOA Optronics Corporation

Note 5:                    Promoted to deputy general manager on 9 May 2013 Concurrently as chairman of the board: Suns Holding Ltd., Warriors Technology Investments Ltd., InnoJoy Investment Corporation Concurrently as director: Yuan Chi Investment Co., Ltd.

Note 6:                    Concurrently as chairman of the board: Innolux Corporation, Foshan Innolux Optoelectronics Ltd., Foshan Innolux Logistics Co., Ltd.

Note 7:                    Concurrently as chairman of the board: Ningbo Innolux Logistics Co., Ltd., Ningbo Innolux Technology Ltd., Ningbo Innolux Optoelectronics Ltd., Ningbo Innolux Display Ltd., Chi Mei Frozen Food Co., Ltd. Concurrently as supervisor: Chi Lin Technology Co., Ltd.

Note 8:                    Concurrently as chairman of the board: Nanjing Innolux Optoelectronics Ltd., Kunpal Optoelectronics Ltd., TPO Displays (Shinepal) Ltd., VAP Optoelectronics (Nanjing) Corp., Shanghai Innolux Optoelectronics Ltd.

Note 9:                    Appointed on 7 May 2014

Note 10:             Concurrently as chairman of the board: Chi Mei Optoelectronics Europe B.V., Chi Mei Optoelectronics Germany GmbH Concurrently as director: Innocom Technology (Shenzhen) Co., Ltd., Nanjing Innolux Optoelectronics Ltd., TPO Displays (Shinepal) Ltd., VAP Optoelectronics (Nanjing) Corp., Shanghai Innolux Optoelectronics Ltd. Concurrently as supervisor: Ningbo Innolux Logistics Co., Ltd., Ningbo Innolux Technology Ltd., Ningbo Innolux Optoelectronics Ltd., Ningbo Innolux Display Ltd., Chi Mei Optoelectronics Japan Co., Ltd., TPO Displays Japan K.K., Foshan Innolux Optoelectronics Ltd., Foshan Innolux Logistics Co., Ltd., Chi Mei El Corporation, InnoJoy Investment Corporation

(iv)      Information about directors and supervisors

1.   Names, work experiences (academic qualifications), shareholdings and the nature thereof of directors and supervisors

30 June 2014
In shares

															Other officer(s), director (s)
									Shares currently						or supervisor(s) who is
									held by spouse		Shares held			Positions	(are) his/her spouse or
					Shares held at the time				and minor		under others’			currently	relative within the second
					of appointment		Shares held currently		children		names			held in the	degree of kindred
Job title	Name (Note 1)	Date of appointment	Tenure	Date of first appointment	Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding	Main work experiences (academic qualifications)	Company and other companies	Job title	Name	Relationship
Chairman of the Board and President	Hsing-Chien Tuan	2013.06.19	3 years	2002.11.21	17,166,567	0.19	16,196,567	0.18	—	—	—	—	Chairman of the Board and CEO, Innolux Display Corporation Ph.D., Electronic Engineering, Stanford University (U.S.A.) General Manager, AU Optronics Corp. General Manager, Unipac Optoelectronics Corp.	Note 2	—	—	—
Institutional director	Hyield Venture Capital Co., Ltd.	2013.06.19	3 years	2002.11.21	163,989,223	1.8	163,989,223	1.8	—	—	—	—	—	—	—	—	—
Representative	Hong-Ren Zhuang	2013.06.19	3 years	2012.6.29	N/A	—	—	—	—	—	—	—	Master of Accounting, Soochow University Chairman of Innolux Corporation	Note 3	—	—	—
Institutional director	Wellink Investment Co., Ltd.	2013.06.19	3 years	2012.06.29	9,926,773	0.11	9,926,773	0.11	—	—	—	—	—	—	—	—	—
Representative	Jyh-Chau Wang	2013.06.19	3 years	2012.6.29	N/A	—	526,888	0.01	607	—	—	—	M.S., Materials Engeineering, National Tsing-Hua University Vice President, Chi Lin Technology Co., Ltd. Deputy Plant Director, Unipac Optoelectronics Corp. Associate Research Fellow, Material Research Laboratories, Industrial Technology Research Institute.	Note 4	—	—	—
Independent director	Yu-Lin Yan	2013.06.19	3 years	2010.6.29	—	—	—	—	—	—	—	—	Ph.D., Economics, Université de Paris, France M.S., Management, Imperial College, University of London, U.K. Professor, Graduate School of Commerce, Secondary school graduated	Note 5	—	—	—

																Other officer(s), director(s)
																or supervisor(s) who is
										Shares currently held by					Positions	(are) his/her spouse or
					Shares held at the time of					spouse and minor		Shares held under			currently	relative within the second
					appointment			Shares held currently		children		others’ names		Main work	held in the	degree of kindred
Job title	Name (Note 1)	Date of appointment	Tenure	Date of first appointment	Number of shares	Shareholding		Number of shares	Shareholding	Number of shares	Shareholding	Number of shares	Shareholding	experiences (academic qualifications)	Company and other companies	Job title	Name	Relationship
Independent director	謝其嘉	2013.06.19	3 years	2012.06.29	—	—	;	—	—	—	—	—	—	Ph.D. of Mechanical Engineering, Santa Clara University, USA	Note 6	—	—	—
Supervisor	Ren-Guang Lin	2013.06.19	3 years	2012.06.29	—	—		—	—	—	—	—	—	Ph.D. of Mechanical Engineering, Santa Clara University, USA	Professor at National Taiwan University School of Law	—	—	—
Supervisor	Yi-Fang Chen	2013.06.19	3 years	2012.06.29	—	—		—	—	—	—	—	—	M.S., Accounting, Soochow University Lecturer, Accounting Soochow University Former PwC Partner	Note 7	—	—	—
Supervisor	King Sky Investment Holding Co., Ltd.	2013.06.19	3 years	2004.05.19	25,611,545	0.28		25,611,545	0.28	—	—	—	—	—	—	—	—	—
Representative	Te-Tsai Huang	2013.06.19	—	2010.07.01	N/A	—		197,760	—	—	—	—	—	Graduated from National Chiao Tung University Manager, Philips Taiwan Ltd. CFO, Vanguard International Semiconductor Corporation CFO, Foxconn Precision Components Co., Ltd.	Note 8	—	—	—

Note 1:         Existing Directors and Supervisors as at the date of the Prospectus.

Note 2:         Concurrently as chairman of the board: Innolux Holding Ltd., Rockets Holding Ltd., Stanford Developments Ltd., Nets Trading Ltd., Mega Chance Investments Ltd., Main Dynasty Investment Ltd., Best China Investments Ltd., Asiaward Investment Ltd., Lakers Trading Ltd., Magic Sun Ltd., Sun Dynasty Development Ltd.

Note 3:         Concurrently as chairman of the board: Advanced Optoelectronics Technology Inc., Fuju Technology Co., Ltd., General Interface Solution (GIS) Holding Limited, Riquan Investment Co., Ltd., Juwei Investment Co., Ltd., Lianju Investment Co., Ltd., Honghan Investment Co., Ltd., Yongheng Investment Co., Ltd., Yigui Investment Co., Ltd.Concurrently as director: UER Technology Corporation (institutional representative)

Note 4:        Concurrently as chairman of the board: Landmark International Ltd., Gold Union Investments Ltd., Keyway Investment Management Ltd., Toppoly Optoelectronics (B.V.I.) Ltd., TPO Hong Kong Holding Ltd., TPO Displays Hong Kong Holding Ltd., TPO Displays Hong, Kong Ltd.,  Bright Information Holding Ltd., Toppoly Optoelectronics (Cayman) Ltd., Leadtek Global Group Ltd., TPO Displays Germany GmbH, TPO Displays Europe B.V., TPO Displays USA Inc., Yuan Chi Investment Co., Ltd. Concurrently as director: Chi Mei Optoelectronics Japan Co., Ltd., TPO Displays Japan K.K., InnoJoy Investment Corporation

Note 5:         Founder Chairman and Managing Director of S.A.S. Dragon Holdings Ltd., Justice of peace of HKSAR, Vice Chairman of the Hong Kong Electronic Industries Association Limited, Honorary Permanent President of the Hong Kong Trade Services Council, member of the Hong Kong Professionals and Senior Executives Association, Chairman of District Fight Crime Committee of Tsuen Wan District, member of independent police Complaints Commission, permanent advisor to Advisory Board of Yan Chai Hospital, member of CPPCC Shanghai Municipal Committee, member of CPPCC Yunfu Municipal Committee

Note 6:         Concurrently as Chairman of the Board: Microelectronics Technology Inc., Kopin Leijing Co., Ltd. Concurrently as independent director: AcBel Polytech Inc., Bright LED Electronics Corp. Concurrently as director: Taiwan Cement Corporation (institutional representative), E-One Moli Energy Corp. (institutional representative), Advanced Wireless Semiconductor Company

Note 7:         Chief Accountant of Yifang Certified Public Accountants, supervisor of YKK Taiwan Ltd., supervisor of NatureWise Biotech & Medicals Corporation

Note 8:         Concurrently as Chairman of the Board: Hyield Venture Capital Co., Ltd.( Institutional representative) Concurrently as Director: Hon Chi International Investment Co. Ltd. (Institutional representative), Pao Shin International Investment Co., Ltd. (Institutional representative), Homy Bridge International Investment Limited, Fu Rui International Investment Co., Ltd. Concurrently as Supervisor: Hon Jin International Investment Co., Ltd. (Institutional representative), EVONCHEN & Co. (Institutional representative), Hon Yuan International Investment Co., Ltd. (Institutional representative), Advanced Optoelectronic Technology, Inc. (Institutional representative), Pan-International Industrial Corporation

2.   Major shareholders of institutional shareholders

30 June 2014

Names of institutional shareholders	Major shareholders of institutional shareholders
Hyield Venture Capital Co., Ltd.	Foxconn Precision Components Co., Ltd. (97.5%), Chiu-Lien Huang (0.25%), Hsiang-Fu Yu (0.25%), Terry Tai-Ming Gou (1.5%), Pao Shin International Investment Co., Ltd. (0.5%)

Jialian Investment Co., Ltd.	Super Venture Investments Limited, Samoa (100%)

King Sky Investment Holding Co., Ltd.	Company Objective Developments Limited, Samoa (100%)

3.   Major shareholders of the Company’s major shareholders who are body corporates

30 June 2014

Name of body corporate	Major shareholders of body corporate
Hon Hai Precision Industry Co., Ltd. (Note)

Terry Tai-Ming Gou (12.35%), Citibank in custody of the dedicated account of Foxconn Precision Components Co., Ltd. depositary receipts (2.16%), Citibank in custody of the investment account of the Government of Singapore (2.01%), Chase in custody of the investment account of the Central Bank of Saudi Arabia (1.77%), Standard Chartered in custody of the dedicated account of Vanguard Emerging Markets Stock Index Fund (1.54%), JPMorgan Chase Bank in custody of the investment account of Abu Dhabi Investment Authority (1.34%), JPMorgan Chase Bank in custody of the dedicated account of ABP Pension Fund (1.16%), JPMorgan Chase Bank in custody of the investment account of the Central Bank of Norway (1.13%), Standard Chartered in custody of Fidelity Puritan Fund: Fidelity Low Priced Stock Fund (1.07%), a trust property account entrusted to Chinatrust Commercial Bank, Ltd. (0.84%)

Pao Shin International Investment Co., Ltd.	Hon Hai Precision Industry Co., Ltd. (100%)

Super Venture Investments Limited, Samoa	Diamond Luck Enterprises Ltd (100%)

Company Objective Developments Limited, Samoa	Perfect Impulse Investments Limited (100%)

Note: The information is derived from the close of registrar information of the company dated 27 April 2014.

4.             Information about directors and supervisors

30 June 2014

Condition	Whether he/she has five years or more experience or professional qualifications in the following areas			Compliance with independence (Note 2)
Name (Note 1)	Lecturer or above in the department of commerce, law, finance, accounting, or other academic department related to the business needs of the Company in public or private tertiary institutions	Judge, procurator, attorney, certified public accountant or other professional or technical specialist who has passed a national examination and been awarded a certificate in a profession necessary for the operations of the Company	Work experience in the area of commerce, law, finance, accounting or operational areas required by the Company	(1)	(2)	(3)	(4)	(5)	(6)	(7)	(8)	(9)	(10)	Number of listed companies for which he/she is concurrently serving as independent director
Hsing-Chien Tuan	—	—	V	—	—	V	V	V	V	V	V	V	V	—
Hyield Venture Capital Co., Ltd.	—	—	V	—	—	V	V	V	V	V	V	V	—	—
Representative: Hong-Ren Zhuang
Wellink Investment Co., Ltd. Representative: Jyh-Chau Wang	—	—	V	—	—	V	V	V	V	V	V	V	—	—
Qi-Jia Xie	—	—	V	V	V	V	V	V	V	V	V	V	V	—
Yu-Lin Yan	—	—	V	V	V	V	V	V	V	V	V	V	V	2
Ren-Guang Lin	V	V	V	V	V	V	V	V	V	V	V	V	V	—
Yi-Fang Chen	V	V	V	V	V	V	V	V	V	V	V	V	V	—
King Sky Investment Holding Co., Ltd. Representative: Te-Tsai Huang	—	—	V	V	—	V	V	V	V	V	V	V	V	—

Note: Please tick the appropriate box for each condition that a director or supervisor satisfied in the two years prior to his/her election and during his/her tenure.

(1)	Not an employee of the Company or its related companies.

(2)

Not a director or supervisor of the Company or its related companies (other than an independent director of the Company, its parent company or any subsidiary in which the Company holds, directly or indirectly, more than 50% of the voting shares).

(3)

Not a natural person shareholder who holds together with those held by his/her spouse and minor children, or holds under others’ names, more than 1% of the total issued shares of the Company or who is ranked top ten in terms of shareholdings.

(4)	Not a spouse, relative within the second degree of kindred or relative by blood within the fifth degree of kindred of the three types of persons above.

(5)

Not a director, supervisor or employee of an institutional shareholder which directly holds more than 5% of the total issued shares of the Company or which is ranked top five in terms of shareholdings.

(6)	Not a director, supervisor, managerial officer or shareholder with a stake of more than 5% in a certain company or institution which has financial or business relationship with the Company.

(7)

Not a professional who, or an owner, partner, director, supervisor or managerial officer of a sole proprietorship, partnership, company or institution that, provides commercial, legal, financial or accounting services or consultation to the Company or its related company, or spouse thereof , except for members of the remuneration committee in fulfilling their duties pursuant to Article 7 of the terms of reference for setting up and exercise of duties and power by remuneration committees of companies where the shares are listed or traded in place of business of securities dealers.

(8)	Not a spouse or relative within the second degree of kindred of any other director of the Company.

(9)	Not a person under any of the circumstances as defined in Article 30 of the Company Law.

(10)	Not a government agency, body corporate or its representative elected under Article 27 of the Company Law.

(v)        Information about the promoter: Not applicable as the Company has already been established for three years.

(vi)            Remuneration of directors, supervisors, presidents and vice presidents

1.          Remuneration of directors

In NT$’000, ‘000 shares and %

		Directors’ remuneration										Remuneration received as an employee
		Compensation (A) (Note 1)		Pensions (B)		Profit distribution as remuneration (C) (Note 2)		Service execution fees (D)(Note 3)		The total of 4 items A, B, C and D as a percentage of net profit after tax		Salaries, bonuses and special disbursement, etc. (E) (Note 4)		Pensions (F) (Note 5)			Profit distribution as employees’ bonuses (G) (Note 6)				Number of shares subscribed under employee stock options (H) (Note 8)		Number of new shares obtained with restrictive rights of employees		The total of 7 items A, B, C, D, E, F and G as a percentage of net profit after tax		Any
			All companies		All companies		All companies		All companies		All companies		All companies		All companies		The Company		All companies in the financial report			All companies		All companies		All companies	remuneration received from
Job title	Name	The Company	in the financial report	The Company	in the financial report	The Company	in the financial report	The Company	in the financial report	The Company	in the financial report	The Company	in the financial report	The Company	in the financial report		Amount of cash bonus	Amount of stock bonus	Amount of cash bonus	Amount of stock bonus	The Company	in the financial report	The Company	in the financial report	The Company	in the financial report	investees other than subsidiaries
Chairman	Xing-Jian Duan
Institutional director	Hyield Venture Capital Co., Ltd.															.
Representative	Hong-Ren Zhuang (Note 8)
Institutional director	Jialian Investment Co., Ltd.	6,300	6,300	—	—	60	60	230	230	0.13	013	11,191	11,191	—	—		3,618	—	3,618	—	1,200	1,200	200	200	0.42	0.42	—
Representative	Jyh-Chau Wang
Independent director	Yu-Lin Yan (Note 8)
Independent director	Qi-Jia Xie (Note 8)

Note 1 :     Refers to directors’ remuneration paid in 2013.

Note 2 :     The general meeting of shareholders of the Company resolved on 19 June 2014 that remuneration for directors and supervisors for the year 2013 would be NT$90,000, however the name list for distribution was still pending for decision as of the printing date of the Prospectus, therefore the amount stated above was estimated in proportion to the previous actual distribution.

Note 3 :     Refers to the relevant service execution fees of directors in 2013.

Note 4 :           Refers to the salaries, bonuses and special disbursement, etc. received as employees by directors in 2013.

Note 5 :     Refers to the amounts transferred to government authorities in 2013.

Note 6 :     The general meeting of shareholders of the Company resolved on 19 June 2014 that employees’ bonus for the year 2013 would be NT$343,922,000 (to be distributed fully in cash), however the name list for distribution of employees’ bonus was still pending for decision as of the printing date of the Prospectus, therefore the amount stated above was estimated in proportion to the previous actual distribution.

Note 7 :     Number of shares subscribed under employee stock options excludes the exercised portion.

Note 8 :     Appointed on 1 July 2013.

Range of remuneration table

Name(s) of director(s)
	Total of first 4 items of remuneration (A+B+C+D)		Total of first 7 items of remuneration (A+B+C+D+E+F+G)
Range of remuneration paid to each director of the Company	The Company	All companies in the financial report	The Company	All companies in the financial report
Less than NT$2,000,000	Hyield Venture Capital Co., Ltd., Hong-Ren Zhuang, Jialian Investment Co., Ltd., Jyh-Chau Wang, Yu-Lin Yan, Qi-Jia Xie	Hyield Venture Capital Co., Ltd., Hong-Ren Zhuang, Jialian Investment Co., Ltd., Jyh-Chau Wang, Yu-Lin Yan, Qi-Jia Xie	Hyield Venture Capital Co., Ltd., Hong-Ren Zhuang, Jialian Investment Co., Ltd., Jyh-Chau Wang, Yu-Lin Yan, Qi-Jia Xie	Hyield Venture Capital Co., Ltd., Hong-Ren Zhuang, Jialian Investment Co., Ltd., Jyh-Chau Wang, Yu-Lin Yan, Qi-Jia Xie
NT$2,000,000 (inclusive) ～ NT$5,000,000 (exclusive)	Xing-Jian Duan	Xing-Jian Duan
NT$5,000,000 (inclusive) ～ NT$10,000,000 (exclusive)			Xing-Jian Duan, Jyh-Chau Wang	Xing-Jian Duan, Jyh-Chau Wang
NT$10,000,000 (inclusive) ～ NT$15,000,000 (exclusive)
NT$15,000,000 (inclusive) ～ NT$30,000,000 (exclusive)
NT$30,000,000 (inclusive) ～ NT$50,000,000 (exclusive)
NT$50,000,000 (inclusive) ～ NT$100,000,000 (exclusive)
Above NT$100,000,000
Total	7	7	7	7

2.                                      Remuneration of supervisors

In NT$’000, ’000 shares and %

Supervisors’ remuneration
		Compensation (A) (Note 1)		Profit distribution as remuneration (B) (Note 2)		Service executive fees (C) (Note 3)		The total of 3 items A, B and C as a percentage of net profit after tax		Any remuneration
Job title	Name	The Company	All companies in the financial report	The Company	All companies in the financial report	The Company	All companies in the financial report	The Company	All companies in the financial report	received from investees other than subsidiaries
Supervisor	Ren-Guang Lin
Supervisor	Yi-Fang Chen
Institutional supervisor	Yicheng Investment Co., Ltd.	2,700	2,700	30	30	230	230	0.06	0.06	—
Representative	De-Cai Huang

Note 1:        Refers to the remuneration paid to supervisors in 2013.

Note 2:        The general meeting of shareholders of the Company resolved on 19 June 2014 that remuneration for directors and supervisors for the year 2013 would be NT$90,000, however the name list for distribution was still pending for decision as of the printing date of the Prospectus, therefore the amount stated above was estimated in proportion to the previous actual distribution.

Note 3:        Refers to the relevant service execution fees of supervisors in 2013.

Range of remuneration table

Company’s operations or financial position in the short term.

Name(s) of supervisor(s)
Range of remuneration paid to each supervisor of the	Total of the first 3 items of remuneration (A+B+C)
Company	The Company	All companies in the financial report D
Less than NT$2,000,000	Yicheng Investment Co., Ltd., De-Cai Huang, Ren-Guang Lin, Yi-Fang Chen	Yicheng Investment Co., Ltd., De-Cai Huang, Ren-Guang Lin, Yi-Fang Chen
NT$2,000,000 (inclusive) ~ NT$5,000,000 (exclusive)
NT$5,000,000 (inclusive) ~ NT$10,000,000 (exclusive)
NT$10,000,000 (inclusive) ~NT$15,000,000 (exclusive)
NT$15,000,000 (inclusive) ~NT$30,000,000 (exclusive)
NT$30,000,000 (inclusive) ~NT$50,000,000 (exclusive)
NT$50,000,000 (inclusive) ~NT$100,000,000 (exclusive)
Above NT$100,000,000
Total	4	4

3.                         Remuneration of presidents and vice presidents in the preceding year

In NT$’000, ’000 shares and %

		Salaries (A) (Note 1)		Pensions (B) (Note 2)		Bonuses and special disbursement, etc. (C) (Note 3)		Amount of profit distribution as employees’ bonuses (D) (Note 4)				The total of 4 items A, B, C and D as a percentage of net profit after tax (%)		Number of employee stock options obtained (Note 5)		Number of new shares obtained with restrictive rights of employees		Any remuneration
			All companies		All companies		All companies	The Company		All companies in the financial report			All companies		All companies		All companies	received from
			in the		in the		in the	Amount	Amount	Amount	Amount		in the		in the		in the	investees
Job title	Name	The Company	financial report	The Company	financial report	The Company	financial report	of cash bonus	of stock bonus	of cash bonus	of stock bonus	The Company	financial report	The Company	financial report	The Company	financial report	other than subsidiaries
CEO	Xing-Jian Duan
President	Jyh-Chau Wang
Vice president	Wen-Zhi Sa
Vice president	Yao-Tong Chen	21,419	21,419	233	233	3,870 (Note 6)	3,870 (Note 6)	6,951	—	6,951	—	0.64	0.64	2,475	2,475	3,610	3,610	—
Vice president	Jing-Long Ding
Vice president	Zhi-Hong Xias (Note 7)

Note 1:        Refers to remuneration paid in 2013.

Note 2:        Refers to amounts transferred to government authorities in 2013.

Note 3:        Refers to the salaries, bonuses and special disbursement, etc. received as employees by directors in 2013.

Note 4:        The general meeting of shareholders of the Company resolved on 19 June 2014 that employees’ bonus for the year 2013 would be NT$343,922,000 (to be distributed fully in cash), however the name list for distribution of employees’ bonus was still pending for decision as of the printing date of the Prospectus, therefore the amount stated above was estimated in proportion to the previous actual distribution.

Note 5:        Number of shares subscribed under employee stock options excludes the exercised portion.

Note 6:        Two of the presidents were provided with a car each and the total costs and fuel expenses amounted to NT$460,000.

Note 7:        Promoted on 9 May 2013.

Range of remuneration table

Range of remuneration paid to	Names of presidents and vice presidents
each president and vice president	The Company	All companies in the financial report E
Less than NT$2,000,000
NT$2,000,000 (inclusive) ~ NT$5,000,000 (exclusive)	Wen-Zhi Sa, Jing-Long Ding, Yao-Tong Chen, Zhi-Hong Xiao	Wen-Zhi Sa, Jing-Long Ding, Yao-Tong Chen, Zhi-Hong Xiao
NT$5,000,000 (inclusive) ~ NT$10,000,000(exclusive)	Xing-Jian Duan, Jyh-Chau Wang	Xing-Jian Duan, Jyh-Chau Wang
NT$10,000,000 (inclusive) ~ NT$15,000,000 (exclusive)
NT$15,000,000 (inclusive) ~ NT$30,000,000 (exclusive)
NT$30,000,000 (inclusive) ~ NT$50,000,000 (exclusive)
NT$50,000,000 (inclusive) ~ NT$100,000,000 (exclusive)
Above NT$100,000,000
Total	6	6

4.                         Names of managerial officers who received employees’ bonuses in the preceding year and the distribution:

30 June 2104; In NT$’000

	Job title (Note 1)	Name (Note 1)	Amount of stock bonus	Amount of cash bonus	Total	Total amount as a percentage of net profit after tax (%)
Managerial officers	President	Xing-Jian Duan
	President	Jyh-Chau Wang
	Vice president	Wen-Zhi Sa
	Vice president	Jing-Long Ding
	Vice president	Yao-Tong Chen
	Vice president	Zhi-Hong Xiao
	Associate vice president	Zhen-Hua Luo
	Associate vice president	Hong-Wen Yang
	Associate vice president	Ke-Yi Gao
	Associate president	Zhi-Ming Chen
	Associate vice president	Zhu-Xiang Yang
	Associate Vice president	Tai-Ji Pan	—	17,182	17,182	0.36
	Associate Vice president	Kuo-Xiang Kuo
	Associate vice president	Zhong-Guang Wei
	Associate vice president	Jia-Peng Peng
	Associate vice president	Geng-Rong Hsu
	Associate vice president	Nai-Jian Zheng
	Associate vice president	Zheng-Xia Kuo
	Associate vice president	Tian-Ren Lin
	Manager	Jian-Lang Luo
	Manager	Jin-Yuan Zhang

Note 1:                            Refers to current managerial officers as of the printing date of the prospectus.

Note 2:                            The general meeting of shareholders of the Company resolved on 19 June 2014 that employees’ bonus for the year 2013 would be NT$343,922,000 (to be distributed fully in cash), however the name list for distribution of employees’ bonus was still pending for decision as of the printing date of the Prospectus, therefore the amount stated above was estimated in proportion to the previous actual distribution.

5.   Comparison and Analysis of the total remuneration paid by the Company and all companies in the consolidated financial statements during the preceding two fiscal years to their respective directors, supervisors, presidents and vice presidents, as a percentage of net profit after tax, and description of the remuneration policies, standards and packages, the procedures for determination of remuneration, and its correlation to operating performance and future risks.

(1)                  Analysis of the total remuneration paid by the Company and all companies in the consolidated financial statements during the preceding two fiscal years to their respective directors, supervisors, presidents and vice presidents as a percentage of net profit after tax:

	Total remuneration as a percentage of net profit after tax
Year	2012 (Note 1)		2013 (Note 2)
Item	The Company	All companies in the consolidated financial statements	The Company	All companies in the consolidated financsial statements
Directors	N/A	N/A	0.42	0.42
Supervisors	N/A	N/A	0.06	0.06
Presidents and Vice presidents	N/A	N/A	0.64	0.64

Note 1:                   The Company incurred losses after tax in 2012, hence it is not possible to estimate.

Note 2:                   The general meeting of shareholders of the Company resolved on 19 June 2014 that employees’ bonus for the year 2013 would be NT$343,922,000 (to be distributed fully in cash), however the name list for distribution of employees’ bonus was still pending for decision as of the printing date of the Prospectus, therefore the amount stated above was estimated in proportion to the previous actual distribution.

The remuneration payment policy of the Company is determined in accordance with the actual profit of the Company for the year and the ratio as required under the Articles of Association of the Company for distribution as remuneration to directors and supervisors and as bonus to employees. For payments made to presidents and vice presidents, different levels of remuneration are set after considering their job positions, responsibilities undertaken, job achievements and contributions made to company operations and with reference to industry standards, the remuneration payment policy is considered to be reasonable.

(2)                  Policies, standards and packages of remuneration payments to the directors, supervisors, presidents and vice presidents of the Company, determination of the levels of remuneration and correlation to opeating performance:

Remunerations of directors and supervisors of the Company are determined in accordance with the Articles of Association of the Company, their participation and value of contribution made to the operation of the Company and with reference to industry standard. For years when the Company has final net profit, after offsetting losses and making transfers to legal reserves or special reserves, distribution of special stock dividends and employees’ bonuses, the Board will recommend a profit distribution proposal, including remuneration for directors and supervisors, at its own discretion after considering the industry environment and capital requirements of the Company and distribution payments will be made after approval by the shareholders.

Remuneration of presidents and vice presidents includes salaries, bonuses, special disbursements, employee bonus, employee stock options and new shares with restrictive rights of employees, etc. which are determined after considering the nature of work, responsibilities, job positions and duties undertaken and with reference to industry standards of similar job positions. The amount of employees’ bonuses, after the relevant resolution has been passed by shareholders, will be reviewed by the remuneration committee according to the bonus distribution mechanism for employees of the Company on individual basis, and a proposal will be made to the Board for decision and will be implemented upon passing the Board resolution.

(i) Classes of shares	30 June 2014
In shares

	Authorized share capital
	Outstanding shares			Unissued
Class of shares	Listed (Note)	Unlisted	Total	shares	Total	Remark
Inscribed common stock	8,535,527,616	570,929,561	9,106,457,177	1,393,542,823	10,500,000,000

(ii) Formation of capital

1. Changes in share capital as at the date of the Prospectus:

In 000’ shares and NT$000’

		Authorized share capital		Paid-in capital		Remark
Month/Year	Issue price ($)	Number of shares	Amount	Number of shares	Amount	Source of share capital	Settled by property other than cash	Effective (approval) date and document number
2003.01	—	120,000	1,200,000	35,000	350,000	Created at inception	Nil	2003.01.14 Yuan-Shang-Zih No. 0920001669
2003.05	10	120,000	1,200,000	100,000	1,000,000	65,000 thousand shares from cash capital increase	Nil	2003.05.30 Yuan-Shang-Zih No. 0920013164
2003.10	10	1,000,000	10,000,000	300,000	3,000,000	200,000 thousand shares from cash capital increase	Nil	2003.11.07 Yuan-Shang-Zih No. 0920030835
2004.04	10	1,000,000	10,000,000	900,000	9,000,000	600,000 thousand shares from cash capital increase	Nil	2004.05.24 Yuan-Shang-Zih No. 0930013914
2004.09	12	2,500,000	25,000,000	1,500,000	15,000,000	600,000 thousand shares from cash capital increase	Nil	2004.10.26 Yuan-Shang-Zih No. 9300030355
2005.06	14	2,500,000	25,000,000	2,100,000	21,000,000	600,000 thousand shares from cash capital increase	Nil	2005.07.22 Yuan-Shang-Zih No. 0940019992
2006.01	—	2,500,000	25,000,000	2,106,624	21,066,240	6,624 thousand new shares issued upon the exercise of employee stock options	Nil	2006.02.13 Yuan-Shang-Zih No. 0950002674
2006.04	—	2,500,000	25,000,000	2,111,856	21,118,560	5,232 thousand new shares issued upon the exercise of employee stock options	Nil	2006.05.09 Yuan-Shang-Zih No. 0950011150
2006.09	—	2,500,000	25,000,000	2,112,129	21,121,290	273 thousand new shares issued upon the exercise of employee stock options	Nil	2006.10.16 Yuan-Shang-Zih No. 0950026853
2006.10	41	3,300,000	33,000,000	2,312,129	23,121,290	200,000 thousand shares from cash capital increase	Nil	2006.12.04 Yuan-Shang-Zih No. 0950032417
2007.01	—	3,300,000	33,000,000	2,326,056	23,260,560	13,927 thousand new shares issued upon the exercise of employee stock options	Nil	2007.02.09 Yuan-Shang-Zih No. 0960003715
2007.03	—	3,300,000	33,000,000	2,331,706	23,317,062	5,650 thousand shares from capital increase in connection with merger	Nil	2007.05.30 Yuan-Shang-Zih No. 0960014540
2007.04	—	3,300,000	33,000,000	2,331,761	23,317,612	55 thousand new shares issued upon the exercise of employee stock options	Nil	2007.05.31 Yuan-Shang-Zih No. 0960014605
2007.08	—	3,300,000	33,000,000	2,340,765	23,407,652	9,004 thousand new shares issued upon the exercise of employee stock options	Nil	2007.08.30 Yuan-Shang-Zih No. 0960023196
2007.09	—	3,300,000	33,000,000	2,442,155	24,421,550	101,390 thousand shares from capital increase through capitalization of	Nil	2007.09.19 Yuan-Shang-Zih No.

		Authorized share capital		Paid-in capital		Remark
Month/Year	Issue price ($)	Number of shares	Amount	Number of shares	Amount	Source of share capital	Settled by property other than cash	Effective (approval) date and document number
						retained earnings		0960025459
2007.10	—	3,300,000	33,000,000	2,442,372	24,423,720	217 thousand new shares issued upon the exercise of employee stock options	Nil	2007.10.29 Yuan-Shang-Zih No. 0960029080
2007.11	146	3,300,000	33,000,000	2,742,372	27,423,720	300,000 thousand shares from cash capital increase to participate in the issuance of overseas depositary receipts	Nil	2007.12.10 Yuan-Shang-Zih No. 0960033616
2008.02	—	3,300,000	33,000,000	2,751,026	27,510,260	8,654 thousand new shares issued upon the exercise of employee stock options	Nil	2008.02.12 Yuan-Shang-Zih No. 0970003364
2008.05	—	3,300,000	33,000,000	2,757,583	27,575,830	6,557 thousand new shares issued upon the exercise of employee stock options	Nil	2008.05.14 Yuan-Shang-Zih No. 0970012623
2008.08	—	3,300,000	33,000,000	2,770,270	27,702,700	12,687 thousand new shares issued upon the exercise of employee stock options	Nil	2008.08.21 Yuan-Shang-Zih No. 0970023231
2008.09	—	4,500,000	45,000,000	3,112,297	31,122,970	342,027 thousand shares from capital increase through capitalization of retained earnings	Nil	2008.09.09 Yuan-Shang-Zih No. 0970025445
2008.11	—	4,500,000	45,000,000	3,113,147	31,131,470	850 thousand new shares issued upon the exercise of employee stock options	Nil	2008.11.18 Yuan-Shang-Zih No. 0970032346
2009.03	—	4,500,000	45,000,000	3,123,695	32,236,950	10,548 thousand new shares issued upon the exercise of employee stock options	Nil	2009.03.02 Yuan-Shang-Zih No. 0980005613
2009.05	—	4,500,000	45,000,000	3,128,546	31,285,460	4,851 thousand new shares issued upon the exercise of employee stock options	Nil	2009.05.18 Yuan-Shang-Zih No. 0980013470
2009.07	—	4,500,000	45,000,000	3,138,537	31,385,370	9,991 thousand new shares issued upon the exercise of employee stock options	Nil	2009.07.23 Yuan-Shang-Zih No. 0980020313
2009.09	—	4,500,000	45,000,000	3,243,122	32,431,222	104,585 thousand shares from capital increase through capitalization of retained earnings	Nil	2009.09.07 Yuan-Shang-Zih No. 0980024824
2009.11	—	4,500,000	45,000,000	3,244,596	32,445,960	1,474 thousand new shares issued upon the exercise of employee stock options	Nil	2009.11.19 Yuan-Shang-Zih No. 0980032198
2010.02	—	4,500,000	45,000,000	3,254,841	32,548,410	10,245 thousand new shares issued upon the exercise of employee stock options	Nil	2010.02.12 Yuan-Shang-Zih No. 0990004357
2010.03	—	10,500,000	105,000,000	8,032,930	80,329,300	4,778,089 thousand common stocks from capital increase in connection with merger; private placement of 731,707 thousand preferred shares	Nil	2010.03.30 Yuan-Shang-Zih No. 0990008717
2010.04	—	10,500,000	105,000,000	8,040,837	80,408,370	7,907 thousand new shares issued upon the exercise of employee stock options	Nil	2010.04.29 Yuan-Shang-Zih No. 0990011506
2010.08	—	10,500,000	105,000,000	8,043,497	80,434,970	2,660 thousand new shares issued upon the exercise of employee stock options	Nil	2010.08.26 Yuan-Shang-Zih No. 0990025097
2010.11	—	10,500,000	105,000,000	7,311,789	73,117,890	reduced capital by 731,707 thousand shares through private placement of preferred shares	Nil	2010.11.11 Yuan-Shang-Zih No. 0990033742
2011. 01	—	10,500,000	105,000,000	7,311,809	73,118,090	20 thousand new shares issued upon the exercise of employee stock options	Nil	2011.01.03 Yuan-Shang-Zih No. 1000000178
2011. 03	—	10,500,000	105,000,000	7,312,674	73,126,740	865 thousand new shares issued upon the exercise of employee stock options	Nil	2011.03.25 Yuan-Shang-Zih No. 1000007874
2011.05	—	10,500,000	105,000,000	7,312,804	73,128,040	130 thousand new shares issued upon the exercise of employee stock options	Nil	2011.05.04 Yuan-Shang-Zih No. 1000012352
2011.07	—	10,500,000	105,000,000	7,312,904	73,129,040	100 thousand new shares issued upon	Nil	2011.07.26

		Authorized share capital		Paid-in capital		Remark
Month/Year	Issue price ($)	Number of shares	Amount	Number of shares	Amount	Source of share capital	Settled by property other than cash	Effective (approval) date and document number
						the exercise of employee stock options		Yuan-Shang-Zih No. 1000021596
2011.11	—	10,500,000	105,000,000	7,312,970	73,129,708	66 thousand new shares issued upon the exercise of employee stock options	Nil	2011.11.28 Yuan-Shang-Zih No. 1000035175
2012.10	9	10,500,000	105,000,000	7,912,970	79,129,700	600,000 thousand shares from cash capital increase	Nil	2012.10.15 Yuan-Shang-Zih No. 1010031831
2013.02	12.98	10,500,000	105,000,000	9,037,970	90,379,700	1,125,000 thousand shares from cash capital increase to participate in the issuance of overseas depositary receipts	Nil	2013.02.18 Yuan-Shang-Zih No. 1020005087
2013.02	5/-	10,500,000	105,000,000	9,100,272	91,002,720	Issuance of 31,151,000 new shares with restricted employee rights at positive consideration Issuance of 31,151,000 new shares with restricted employee rights at nil consideration	Nil	2013.02.21 Yuan-Shang-Zih No. 1020005099
2013.04	5/-	10,500,000	105,000,000	9,101,960	91,019,600	Issuance of 844,000 new shares with restricted employee rights at positive consideration Issuance of 844,000new shares with restricted employee rights at nil consideration	Nil	2013.04.16 Yuan-Shang-Zih No. 1020010954
2013.08		10,500,000	105,000,000	9,101,670	91,016,700	Capital reduced by 290,000 new shares with restricted employee rights	Nil	2013.08.23 Yuan-Shang-Zih No. 1020025484
2013.11	—	10,500,000	105,000,000	9,100,892	91,008,920	Capital reduced by 778,000 new shares with restricted employee rights	Nil	2013.11.27 Yuan-Shang-Zih No. 1020036156
2013.12	5/-	10,500,000	105,000,000	9,109,428	91,094,280	Issuance of 4,268,000 new shares with restricted employee rights at positive consideration Issuance of 4,268,000new shares with restricted employee rights at nil consideration	Nil	2013.12.27 Yuan-Shang-Zih No. 1020040096
2014.04	—	10,500,000	105,000,000	9,106,457	91,064,570	Capital reduced by 2,970,000 new shares with restricted employee rights	Nil	2014.04.10 Zhu-Shang-Zih No.1030009955

2.                    Private placement of common stocks during the preceding three fiscal years and in the current year up to the date of the Prospectus

Item	Date of the first private placement/ offering in 2006: 5 May 2006 (Note)
Class of securities in the private placement	Common stock

Date of approval and amount approved by the shareholders’ meeting	Approved by the first extraordinary shareholders’ meeting held on 31 March 2006; Amount: not more than 350 million shares

Basis for determining the price and its reasonableness

The price for the private placement was determined at a premium over the simple arithmetic average of the closing price of the common stocks on the Taiwan Stock Exchange on either the first, third or fifth business day prior to the price determination date, after adjustment for any distribution of share dividends, cash dividends or capital reduction. The Chairman of the Board was authorized to determine the actual price based on the prevailing market conditions.

Criteria of offeree

The criteria of the offeree of the private placement were as follows:

(1)     banking industry, bills industry, trusts industry, insurance industry, securities industry or other body corporates or organizations approved by the competent authorities.

(2)     local and foreign natural persons who had full understanding in the financial operation of the Company and met one of the following requirements when accepting the offer:

1. with net assets of over NT$10 million by himself/herself or with net assets totaling over NT$15 million together with his/her spouse.

2. with an annual average income of over NT$1.5 million by himself/herself or with an annual average income totaling over NT$2 million together with his/her spouse during the preceding two years. Net assets referred to the market price of the assets situated within or without the Republic of China (R.O.C.) minus liabilities, while income referred to the total combined income reported or assessed pursuant to the Income Tax Law of the R.O.C. plus other specifiable income derived locally and internationally.

(3)     body corporates or funds with total assets of more than NT$50 million as shown in their most recent financial statements which had been audited and certified by an accountant, or with trust property of more than NT$50 million under trust deed(s) signed pursuant to the Trust Enterprise Act.

(4)     directors, supervisors and managerial officers of the Company or its related companies.

Reasons for private placement

After taking into account the time-effectiveness, convenience and issue cost of capital financing, the Company decided to conduct a private placement to reinforce its financial structure and introduce strategic investors into the Company.

Number of shares (or corporate bonds) (Note)	350,000,000

Date of completing payment and date of registration	2006.05.05

Date of delivery	2006.07.11

Information about the offeree	Offeree	Eligibility criteria	Number of shares subscribed	Relationship with the Company	Involvement in the Company’s operation
	Chi Mei Corporation	Article 43-6(3) of the Securities and Exchange Act	350,000,000	Director/ major shareholder with a stake of 10%	Nil

Actual subscription (or transfer) price	NT$47.7

Difference between the actual subscription (transfer) price and the reference price	Nil

Effect of private placement on shareholders’ equity (e.g. increase in accumulated losses)	Not materially affected because of low level of dilution.

Use of proceeds from the private placing and progress of the plan	N/A

Benefits of the private placing	N/A

Number of certificates of payment of shares (certificates of entitlement to new shares form convertible bond) subscribed or transferred, shares and bonus shares (Note)	50,545,600

Note: Actual offering information of Chimei Innolux Corporation. The number of issued shares after the merger on 18 March 2010 was 170,731,707 shares, and the number of bonus shares was 24,656,390 shares.

Item	Date of the first private placement/ offering in 2006: 21 December 2006 (Note)
Class of securities in the private placement	Common stock

Date of approval and amount approved by the shareholders’ meeting	Approved by the first extraordinary shareholders’ meeting held on 15 Deceber 2006; Amount: not more than 800 million shares

Basis for determining the price and its reasonableness

The price for the private placement was determined at a premium over the simple arithmetic average of the closing price of the common stocks on the Taiwan Stock Exchange on either the first, third or fifth business day prior to the price determination date, after adjustment for any distribution of share dividends, cash dividends or capital reduction. The Chairman of the Board was authorized to determine the actual price based on the prevailing market conditions.

Criteria of offeree

The criteria of the offeree of the private placement were as follows:

(1)     banking industry, bills industry, trusts industry, insurance industry, securities industry or other body corporates or organizations approved by the competent authorities.

(2)     local and foreign natural persons who had full understanding in the financial operation of the Company and met one of the following requirements when accepting the offer:

1. with net assets of over NT$10 million by himself/herself or with net assets totaling over NT$15 million together with his/her spouse.

2. with an annual average income of over NT$1.5 million by himself/herself or with an annual average income totaling over NT$2 million together with his/her spouse during the preceding two years. Net assets referred to the market price of the assets situated within or without the Republic of China (R.O.C.) minus liabilities, while income referred to the total combined income reported or assessed pursuant to the Income Tax Law of the R.O.C. plus other specifiable income derived locally and internationally.

(3)     body corporates or funds with total assets of more than NT$50 million as shown in their most recent financial statements which had been audited and certified by an accountant, or with trust property of more than NT$50 million under trust deed(s) signed pursuant to the Trust Enterprise Act.

(4)     directors, supervisors and managerial officers of the Company or its related companies.

Reasons for private placement

After taking into account the time-effectiveness, convenience and issue cost of capital financing, the Company decided to conduct a private placement to reinforce its financial structure and introduce strategic investors into the Company.

Number of shares (or corporate bonds) (Note)	705,000,000

Date of completing payment and date of registration	2006.12.21

Date of delivery	2007.01.04

Information about the offeree	Offeree	Eligibility criteria	Number of shares subscribed	Relationship with the Company	Involvement in the Company’s operation
	Chi Mei Corporation	Article 43-6(3) of the Securities and Exchange Act	705,000,000	Director/ major shareholder with a stake of 10%	Nil

Actual subscription (or transfer) price	NT$31.6

Difference between the actual subscription (transfer) price and the reference price	Nil

Effect of private placement on shareholders’ equity (e.g. increase in accumulated losses)	Not materially affected because of low level of dilution.

Use of proceeds from the private placing and progress of the plan	N/A

Benefits of the private placing	N/A

Number of certificates of payment of shares (certificates of entitlement to new shares form convertible bond) subscribed or transferred, shares and bonus shares (Note)	64,860,600

Note: Actual offering information of Chimei Innolux Corporation. The number of issued shares after the merger on 18 March 2010 was 343,902,439 shares, and the number of bonus shares was 31,639,025 shares.

(iii) Recent distribution of shareholdings

1.    Shareholding structure

21 April 2014

					Foreign
Shareholding					institutions
structure	Government	Financial	Other body		and
Quantity	institutions	institutions	corporates	Individuals	individuals	Total
Number of holders	7	118	511	362,001	944	363,581
Number of shares held (share)	11,215,276	544,805,615	2,301,970,646	2,660,226,618	2,588,239,022	9,106,457,177
Shareholding(%)	0.12%	5.98%	25.29%	40.19%	28.42%	100%

2.    Distribution of shareholdings

Par value $10 per share;

21 April 2014

Classification of shareholding	Number of shareholders	Number of shares held	Shareholding
1 - 999	99,425	31,190,717	0.34%
1,000 - 5,000	163,015	384,676,997	4.22%
5,001 - 10,000	45,747	354,220,196	3.89%
10,001 - 15,000	15,886	196,298,840	2.16%
15,001 - 20,000	10,970	202,653,832	2.23%
20,001- 30,000	9,934	252,215,055	2.77%
30,001 - 50,000	7,984	320,508,813	3.52%
50,001 - 100,000	5,936	429,709,596	4.72%
100,001 - 200,000	2,451	350,869,070	3.85%
200,001 - 400,000	1,090	307,904,477	3.38%
400,001 - 600,000	361	179,423,759	1.97%
600,001- 800,000	165	115,482,091	1.27%
800,001 - 1,000,000	117	106,269,770	1.17%
More than 1,000,001	500	5,875,033,964	64.51%
Total	363,581	9,106,457,177	100.00%

3.             List of major shareholders: Names, number of shares and shareholdings of shareholders with a stake of more than 5% or top 10 shareholders by shareholdings

21 April 2014

Names of major shareholders	Number of shares held	Shareholding
Chi Mei Corporation	570,929,561	6.27%
Cathay Life Insurance Co., Ltd.	343,024,907	3.77%
Terry Tai-Ming Guo	226,914,812	2.49%
HSBC in custody of the investment account of EFG Bank	166,783,902	1.83%
Hyield Venture Capital Co., Ltd.	163,989,223	1.80%
Standard Chartered in custody of the dedicated account of Vanguard Emerging Markets Stock Index Fund	154,532,724	1.70%
Hon Hai Precision Industry Co., Ltd.	137,624,396	1.51%
Compal Electronics, Inc.	134,877,335	1.48%
Foxconn Technology Co., Ltd.	118,641,722	1.30%
Huazhun Investment Co., Ltd.	112,577,810	1.24%

4.             Directors, supervisors or shareholders with a stake of more than 10% who waived their pre-emptive rights to new shares in a cash capital increase during the preceding two fiscal years or in the current year:

			In shares

		2012
Job title	Name	Number of shares available for subscription	Actual number of shares subscribed for
Directors and 10% of shareholders	Chi Mei Corporation	65,139,348	11,181,248

5.             Transfer, pledge or other changes of equity interests of directors, supervisors, managerial officers or shareholders with a stake of more than 10% during the preceding two fiscal years or in the current fiscal year up to the date of the Prospectus:

(1)           Changes in shareholdings of directors, supervisors, managerial officers and shareholders with stake of more than 10%

In shares

		2012		2013		As at 30 June 2014
Job title	Name(Note 1)	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged
Chairman of the Board and President	Hsing-Chien Tuan	(912,082)	—	(750,000)	(5,000,000)	80,000	—
Institutional Director	Hyield Venture Capital Co., Ltd.	10,100,745	—	—	—	—	—
Representative	Hong-Ren Zhuang (Note 2)	—	—	—	—	—	—
Institutional Director	Wellink Investment Co., Ltd.	611,429	—	—	—	—	—
Representative and President	Jyh-Chau Wang	(22,660)	—	(9,000)	—	142,000	—
Independent Director	Yu-Lin Yan (Note 2)	—	—	—	—	—	—
Independent Director	Qi-Jia Xie (Note 2)	—	—	—	—	—	—
Supervisor	Ren-Guang Lin (Note 3)	—	—	—	—	—	—
Supervisor	Yi-Fang Chen (Note 3)	—	—	—	—	—	—
Institutional Supervisor	King Sky Investment Holding Co., Ltd.	1,577,516	—	—	—	—	—
Representative	Te-Tsai Huang	15,506	—	(54,000)	—	—	—
Vice President	Wen-Jyh Sah	416,403	—	210,000	—	30,000	—
Vice President	Chin-Lung Ting	(196,171)	—	(145,000)	—	80,000	—
Vice President	Yao-Tong Chen	285,138	—	420,000	—	(6,000)	—
Vice President	Robert Chih-Hung Hsiao	452,408	(1,400,000)	120,000	—	100,000	—
Associate Vice President	Roger Chen-Hua Luo	262,462	—	(473,000)	—	70,000	—
Associate Vice President	Jeffrey Hung-Wen Yang	398,553	—	(509,000)	—	80,000	—

		2012		2013		As at 30 June 2014
Job title	Name(Note 1)	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged	Increase (decrease) in the number of shares held	Increase (decrease) in the number of shares pledged
Associate Vice President	Ke-Yi Kao	56,557	—	—	—	60,000	—
Associate Vice President	Chih-Ming Chen	327,000	—	233,000	—	—	—
Associate Vice President	Chu-Hsiang Yang	25,655	—	249,000	—	70,000	—
Associate Vice President	Tai-Chi Pan	72,448	—	170,000	—	60,000	—
Associate Vice President	Kuo-Hsiung Kuo	73,926	—	—	—	60,000	—
Associate Vice President	Chung-Kuang Wei	19,000	—	(53,000)	—	(39,000)	—
Associate Vice President	Jia-Pang Pang	173,000	—	—	—	60,000	—
Associate Vice President	Geng-Rong Hsu (Note 4)	—	—	—	—	(72,000)	—
Associate Vice President	Nai-Jian Zheng (Note 4)	—	—	—	—	(24,000)	—
Associate Vice President	Zheng-Xia Kuo (Note 4)	—	—	—	—	80,000	—
Associate Vice President	Tian-Ren Lin (Note 4)	—	—	—	—	(18,000)	—
Finance Manager	Jian-Lang Luo (Note 5)	—	—	—	—	—	—
Accounting Manager	Chin-Yuan Chang	40,853	—	280,000	—	30,000	—

Note 1: Refers to the current manager up to the date of the Prospectus.

Note 2: Appointed on 1 July 2013. Therefore, no changes in shareholdings were taken into account.

Note 3: Appointed on 29 June 2012. Therefore, no changes in shareholdings were taken into account.

Note 4: Appointed on 23 September 2013. Therefore, no changes in shareholdings were taken into account.

Note 5: Appointed on 7 May 2014. Therefore, no changes in shareholdings were taken into account.

Note 6: Increase (Decrease) in the number of shares held included the shares held for trust which transferred in or out.

(2) Information about any share transferee who is a related party of the Company:

During the preceding two fiscal years or in the current fiscal year up to the date of the Prospectus, none of the Company’s directors, supervisors, managerial officers or shareholders with a stake of more than 10% transferred any shares to any person who is a related party of the Company.

(3) Information about any share pledgee who is a related party of the Company:

During the preceding two fiscal years or in the current fiscal year up to the date of the Prospectus, none of the Company’s directors, supervisors, managerial officers or shareholders with a stake of more than 10% pledged any shares to any person who is a related party of the Company.

6.         Information about top 10 shareholders in terms of shareholding who are related parties under Statements of Financial Accounting Standards No. 6 or spouses or relatives within the second degree of kindred:

	Self-held shares		Shares held by spouse and minor children		Total number of shares held under others’ names		Names and relationship of the top 10 shareholders who are related parties or spouses or relatives within the second degree of kindred
			Number		Number
	Number of		of		of
Name	shares	Shareholding	shares	Shareholding	shares	Shareholding	Name	Relationship	Remarks
Chi Mei Corporation	570,929,561	6.27%	—	—	—	—	N/A	N/A
Representative: Chun-Hua Hsu	—	—	—	—	—	—	N/A	N/A
Cathay Life Insurance Co., Ltd.	343,024,907	3.77%	—	—	—	—	N/A	N/A
Representative: Hong-Tu Cai	—	—	—	—	—	—	N/A	N/A
Terry Tai-Ming Gou	226,914,812	2.49%	—	—	—	—	Foxconn Precision Components Co., Ltd.	Chairman of the Board of the company
HSBC in custody of the investment account of EFG Bank	166,783,902	1.83%	—	—	—	—	N/A	N/A
Hyield Venture Capital Co., Ltd.	163,989,223	1.80%	—	—	—	—	N/A	N/A
Representative: Te-Tsai Huang	197,760	—	—	—	—	—	N/A	N/A
Standard Chartered in custody of the dedicated account of Vanguard Emerging Markets Stock Index Fund	166,783,902	1.83%	—	—	—	—	N/A	N/A
Citibank Asia Corporate Investment in Innolux Corporation depositary receipts	264,673,450	2.91%	—	—	—	—	N/A	N/A
							Terry Tai-Ming Gou	Chairman of the Board of the company
Hon Hai Precision Industry Co., Ltd	137,624,396	1.51%	—	—	—	—	Hyield Venture Capital Co., Ltd.	Investee accounted for by the equity method
							Foxconn Technology Co., Ltd.	Investee accounted for by the equity method

Representative: Terry Tai-Ming Gou	226,914,812	2.49%	—	—	—	—	Hon Hai Precision Industry Co. Ltd.	Chairman of the Board of the company
Compal Electronics, Inc.	134,877,335	1.48%	—	—	—	—	N/A	N/A
Representative: Rock Sheng-Hsiun Hsu	—	—	—	—	—	—	N/A	N/A
Foxconn Technology Co., Ltd.	118,641,722	1.30%	—	—	—	—	Huazhun Investment Co., Ltd.	Parent company of the company
Representative: Tung-Liang Lin	—	—	—	—	—	—	N/A	N/A
Huazhun Investment Co., Ltd.	112,577,810	1.24%	—	—	—	—	Foxconn Technology Co., Ltd.	Subsidiary of the company
Representative: Xu-Dong Lv	—	—	—	—	—	—	N/A	N/A

(iv)          Share prices, net assets per share, earnings per share, dividends per share and related information during the preceding two fiscal years

			In NT$ and 000’ shares

			Year		As of 30 June 2014
Item			2012	2013	of the current year
Market price per share	Highest		17.5	20.95	14.00
	Lowest		8.48	9.75	10.05
	Average		12.46	14.91	11.5
Net assets per share	Before distribution		21.46 (Note 1)	21.19	21.33 (Note 2)
Earnings per share	Weighted average number of shares (000’ shares)		7,472,423	8,967,080	9,045,730 (Note 2)
	Earnings per share ($)	Before retrospective adjustment	(4.00) (Note 1)	0.57	(Note 2)
Dividend per share (Note)	Cash dividend		—	0.15	N/A
	Bonus shares	From earnings	—	—	—
		From capital reserve	—	—	—
	Accumulated unpaid dividend		Nil	Nil	Nil
Analysis of return on investment	Price/earning ratio		N/A	N/A	N/A
	Price/profit ratio		N/A	N/A	N/A
	Yield of cash dividend		N/A	N/A	N/A

Note 1:        Adjustments were made in compliance with the IFRS.

Note 2:        Closing of accounts for profit calculation has not been completed, therefore figures from first quarter financial report are presented.

(v)           The Company’s dividend policy and its implementation

1.             The dividend policy set forth in the articles of incorporation is as follows:

The annual budgeted net income of the Company shall be distributed in the following order:

i.                         to cover losses

ii.                      to transfer 10% to the legal reserve account

iii.                   to transfer the others to the special reserve account or reverse special reserve account pursuant to the regulations

iv.                  to pay dividends on preferred shares

v.                     to pay not less than 5% of the net income as employees’ bonuses. The Company’s employees should meet certain criteria to be entitled to the bonuses. The Board is authorized to determine the relevant criteria.

vi.                  to distribute the remaining pursuant to the profit distribution proposal of the Board in accordance with the second dividend policy listed above, of which 0.1% shall be paid as remuneration to directors and supervisors and the remaining as dividends to shareholders.

The Company is growing stably in a fast-growing and capital-intensive emerging industry. The Board shall prepare a dividend distribution proposal that caters to the future long-term financial planning of the Company, the investment environment and industrial competition, by taking into account the future capital expenditure and capital requirements of the Company, subject to the approval of the shareholders’ meeting. Nevertheless, the amount of dividend distributed to the shareholders shall not exceed two-thirds of the total amount of dividend during the year.

2.                                      Distribution of dividends resolved for this year:

The 2013 profit distribution proposal of the Company was approved at the general meeting of shareholders on 19 June 2014 to distribute cash dividends of NT$90,496,032 (or NT$0.01 per share) and NT$ 1,266,944,445 from capital reserve (or NT$0.14 per share) to shareholders, the total amount of cash dividend payments was NT$1,357,440,477 (or NT$0.15 per share). The above dividend rate was calculated on the basis of the number of issued shares recorded on the register of shareholders of the Company as at 24 March 2014. If the number of outstanding shares of the Company is affected by any subsequent change in the capital of the Company resulting in any change to the dividend rate, the Chairman of the Board is authorized to decide on such matter at his discretion.

(vi)                             Effect of the bonus share issuance proposed this year on the business performance and earnings per share of the Company

The Company has not issued any shares nor distributed any dividends, therefore this item is not applicable.

(vii)                         Employees’ bonuses and directors’ and supervisors’ remuneration

1.                                      The percentage or range of distribution that can be paid as employees’ bonuses and directors’ and supervisors’ remuneration as set out in the articles of incorporation:

Please refer to the paragraph headed “(v) The Company’s dividend policy and its implementation” on p.38.

2.                                      Basis for estimating the employees’ bonuses and directors’ and supervisors’ remuneration for the current period, basis for calculating the number of shares that were entitled to dividend distribution; and accounting of the difference between the actual amount distributed and the estimated amount:

When there is a difference between the actual amount distributed and the estimated amount, the accounting treatment of the Company is as follows: When there are significant changes to the distribution amount resolved by the board of directors, the changes will make adjustments to the annual fee originally provided. If there are still changes to the amount at the shareholders’ meeting, it will be treated according to the changes in accounting estimates and is adjusted and accounted for at the annual general meeting.

3.                                      Profit distribution proposal that has been approved by the Board but not yet approved at the shareholders’ meeting:

Nil

4.                                      Profit distribution proposal that has been approved at the general meeting of shareholders:

(1)                                 The resolution of the general meeting on the distribution of employees’ cash bonus, stock bonus and remuneration amounts to directors and supervisors. If such amounts are different from the proposed amounts by the Board, the discrepancy, reasons and the way of handling should be disclosed:

The general meeting of shareholders of the Company approved the 2013 profit distribution proposal on 19 June 2014 and resolved to distribute employees’ bonuses of NT$343,921,549 and remuneration of NT$90,587 to directors and supervisors, which will be paid fully in cash. The approved amounts of employees’ bonuses and remuneration for directors and supervisors were the same as the proposed amounts by the Board.

(2)                                 The resolution of the general meeting on the distribution of employees’ stock bonus, the number of shares distributed and the percentage of the capitalized profit:

The general meeting of shareholders of the Company approved the 2013 profit distribution proposal on 19 June 2014 and resolved to distribute employees’ bonuses wholly in cash, as such this paragraph is not applicable.

(3)                                 After taking into account of the proposal to distribute employees’ bonuses and remuneration to directors and supervisors, the profit per share is NT$0.57.

5.                                      Distribution of employees’ bonuses and remuneration to directors and supervisors from profit of the previous fiscal year:

Distribution of employees’ bonuses and remuneration to directors and supervisors were not made as the Company recorded operating losses in 2012.

(viii)                     Repurchase of shares by the Company: Nil.

V.                                    Corporate bonds (including offshore corporate bonds)

(i) Corporate bonds: Nil.

(ii) Information about convertible corporate bonds: Nil.

(iii) Information about exchangeable corporate bonds: Nil.

(iv) Information about issued corporate bonds with shelf registration: Nil.

(v) Information about corporate bonds with warrants: Nil.

(vi) Private placement of corporate bonds: Nil.

VI. Preferred shares: Nil.

VII. Sponsoring of the issuance of overseas depositary receipts

(i) Sponsoring of the issuance of overseas depositary receipts

Date of issue (processing) Item	23 January 2013
Date of issue	23 January 2013
Place of issue and transaction	Luxembourg Stock Exchange
Total issue amount	US$453,701,250
Issue price per unit	US$4.481
Total number of units issued	101,250,000
Source of the securities represented	Common Stock
Number of the securities represented	1,012,500,000 shares
Rights and obligations of holders of depositary receipts	1. 2.	voting rights dividend distribution, subscription of new shares and other rights
Trustee	N/A
Depositary	Citibank
Custodian	First Bank
Outstanding balance	437,431 units as at 30 June 2014, representing approximately 4,374,310 shares of common stock
Allocation of the expenses related to the issuance and the duration	Issue expenses: bear by the issuer Expenses during the duration: bear by the issuer
Important matters set forth in the deposit contract and custody contract

The depositary shall exercise rights and obligations on behalf of the holders of the depositary receipts, while the custodian shall keep the common stocks represented by the depositary receipts for them.

Market price per unit	2013	Highest	6.905
Lowest	3.309
Average	5.013
As at 30 June 2014	Highest	4.680
Lowest	3.350
Average	3.680

(ii) Private placement of overseas depositary receipts: Nil.

VIII. Employee stock options

(i)                                    Employee stock options issued by the Company but not yet mature as at the date of the Prospectus and the effect on shareholders’ equity

30 June 2014 in NT$ and shares

Types of employee stock options	Inherited from the third batch of phase 1 employee stock options issued by TPO	Issued in 2009	Issued in 2010
Date of approval by the competent authority	2009.09.01	2009.08.04	2010.06.09
Date of issue (processing)	2009.09.30	2010.05.13	2011.05.19
Number of units issued	24,819,250	20,000,000	50,000,000
Number of shares subscribed as a percentage of total number of issued shares (Note)	0.34%	0.64%	0.62%
Duration	5 years	5 years	5 years
Exercise method	Issue of new shares	Issue of new shares	Issue of new shares
Restrictions on exercise period and exercise ratio (%)	2 nd anniversary 50% 3 rd anniversary 100%	2 nd anniversary 30% 3 rd anniversary 60% 4 th anniversary 100%	2 nd anniversary 30% 3 rd anniversary 60% 4 th anniversary 100%
Number of shares obtained through exercise of options	—	—	—
Subscription amount exercised	—	—	—
Number of unsubscribed shares	24,819,250	20,000,000	50,000,000
Subscription price per share of the unsubscribed share	33.93	34.46	23.82
Number of unsubscribed shares as a percentage of total number of issued shares (%)	0.27%	0.22%	0.55%
Effect on shareholders’ equity	Not materially affected because of low level of dilution	Not materially affected because of low level of dilution	Not materially affected because of low level of dilution

Note:                  The total number of issued shares refers to the total number of issued shares when the stock options were issued. The stock options inherited are calculated based on the common stock capital of the Company subsequent to the merger.

(ii)                                Names and acquisition and subscription statuses of managerial officers who have obtained employee stock options and of the top 10 employees in terms of the number of shares they can subscribe through the employee stock options acquired, cumulative to the date of the Prospectus

30 June 2014

In $000’

				Exercised				Unexercised
Number of
Job title	Name	Number of shares under the stock options	Number of shares under the stock options as a percentage of total number of issued shares	umber of subscribed shares	Price of subscribed shares	Amount of subscribed shares ($000’)	subscribed shares as a percentage of total number of issued shares	Number of unsubscribed shares	Price of unsubscribed shares	Amount of unsubscribed shares ($000’)	Number of unsubscribed shares as a percentage of total number of issued shares (note 2)
President	Hsing-Chien Tuan
President	Jyh-Chau Wang
Vice President	Wen-Jyh Sah
Vice President	Chin-Lung Ting
Vice President	Yao-Tong Chen
Vice President	Robert Chih-Hung Hsiao
Associate Vice President	Roger Chen-Hua Luo
Associate Vice Presiden	Jeffrey Hung-Wen Yang	5,675	0.06%	—	—	—	—	5,675	23.82~34.46	153,852	0.06%
Associate Vice Presiden	Ke-Yi Kao
Associate Vice Presiden	Chih-Ming Chen
Associate Vice Presiden	Chu-Hsiang Yang
Associate Vice Presiden	Tai-Chi Pan
Associate Vice Presiden	Kuo-Hsiung Kuo
Associate Vice Presiden	Chung-Kuang Wei
Associate Vice Presiden	Jia-Pang Pang
Associate Vice Presiden	Geng-Rong Hsu
Associate Vice Presiden	Nai-Jian Zheng

				Exercised				Unexercised
Number of
Job title	Name	Number of shares under the stock options	Number of shares under the stock options as a percentage of total number of issued shares	umber of subscribed shares	Price of subscribed shares	Amount of subscribed shares ($000’)	subscribed shares as a percentage of total number of issued shares	Number of unsubscribed shares	Price of unsubscribed shares	Amount of unsubscribed shares ($000’)	Number of unsubscribed shares as a percentage of total number of issued shares (note 2)
Associate Vice Presiden	Zheng-Xia Kuo
Associate Vice Presiden	Tian-Ren Lin
Managerial Officer	Jian-Lang Luo
Managerial Officer	Chin-Yuan Chang
Employee	Jian-Ting Lai	1,750	0.02%	—	—	—	—	1,750	23.82 ~34.46	48,601	0.02%
Employee	Qiu-Lian Yang
Employee	Zheng-Xu Zhou
Employee	Kun-Feng Huang
Employee	Zong-Ren Kuo
Employee	Hao-Kun Liu
Employee	Shu-Fu Hsu
Employee	Yang-Feng Lin
Employee	Fu-Shou Wu
Employee	Min-Zheng Wang

Note 1:       Refers to the current management officers and employees up to the date of the Prospectus.

Note 2:       The total number of issued shares represents the number of issued shares registered with the Ministry of Economic Affairs up to the date of the Prospectus.

(iii)                            Private placement of employee stock options during the preceding three fiscal years and in the current year up to the date of the Prospectus: Nil.

IX. Issuance of new restricted shares

(1)               New restricted shares issued by the Company but not yet fulfilling the vesting conditions as at the date of the Prospectus and the effect on shareholders’ equity

30 June 2013

Class of new restricted shares	First time New restricted shares	Second time New restricted shares	Third time New restricted shares
Effective date of registration	101.12.13

Issue date (Note 2)	102.01.30	102.03.29	102.12.12

Number of new restricted shares issued	62,302,000 (Note 1)	1,688,000 (Note 2)	8,536,000 (Note 3)

Issue price	0.00/5.00

Number of new restricted shares issued as a percentage of the total number of issued shares (Note 4)	0.68%	0.02%	0.09%

Vesting conditions for new restricted shares

Employees shall be in active service during each of the following vesting periods since the capital increase base date with the attainment of the annual individual performance appraisal result of Grade B or G or above over the years. Besides, they shall have fully complied with the service code and have not violated the Company’s service agreement and integrity and intellectual property agreement, work rules, stipulations in contracts with the Company or the regulations of the Company. The percentages of shares in which the vesting conditions are fulfilled are set out below. Upon expiration of one year: 20% of the number of shares subscribed Upon expiration of two years: 40% of the number of shares subscribed Upon expiration of three years: 40% of the number of shares subscribed

Restrictions of new restricted shares

(1) shall not be sold, pledged, transferred, given to others as gifts, attached or otherwise dealt with.

(2) no voting rights at general meetings.

(3) not entitled to participating in the placement (subscription) of shares, dividend distribution for the original shareholders.

(4) From the book closure day for the placement of shares at nil consideration, the book closure day for cash dividends, the book closure day for share subscription in connection with a cash capital increase, the book closure period for general meetings as stipulated in Paragraph 3 under Section 165 of the Company Law, or other statutory book closure periods based on the occurrence of facts to the entitlement distribution date, shares without restrictions of employees who fulfill the vesting conditions in this duration are still not entitled to any voting right, surplus distribution right, share placement (subscription) right and dividend distribution right.

Custody of new restricted shares	Custody of shares in trust

If the vesting conditions are not fulfilled after employees are placed with or subscribe for new shares

Being placed with new shares: Shares will be reacquired by the Company at nil consideration for cancellation.

Subscribing for new shares: All shares will be repurchased by the Company at the closing price or the original subscription price, whichever is lower, on the expiry dates of the respective periods for cancellation.

Number of new restricted shares reacquired or repurchased	4,593,600	279,600	216,000

Number of shares without restrictions	11,636,800	278,400	—

Number of shares with restrictions	46,071,600	1,130,000	8,320,000

Number of shares with restrictions as a percentage of the total number of issued shares (%)	0.51%	0.01%	0.09%

Impact on interests of shareholders	The impact is limited as the dilution ratio is low	The impact is limited as the dilution ratio is low	The impact is limited as the dilution ratio is low

Note 1:       Allotment of 31,151,000 shares at nil consideration; subscription of 31,151,000 shares at a consideration.

Note 2:       Allotment of 844,000 shares at nil consideration; subscription of 844,000 shares at a consideration.

Note 3:       Allotment of 4,268,000 shares at nil consideration; subscription of 4,268,000 shares at a consideration.

Note 4:       The total number of issued shares represents the number of issued shares registered with the Ministry of Economic Affairs as of the date of the printing of the Prospectus.

(2)               Names and acquisition and subscription statuses of managerial officers who have obtained restricted shares and of the top 10 employees in terms of the number of stocks acquired, cumulative to the date of the Prospectus

30 June 2014; Unit: in dollars, in thousand units

				Without restrictions				With restrictions
Job title	Name (Note 1)	Number of new restricted shares acquired	Number of new restricted shares acquired as a percentage of the total number of issued shares (Note 2)	Number of shares without restrictions	Issue price	Issue amount (in thousand dollars)	Number of shares without restrictions as a percentage of the total number of issued shares	Number of shares with restrictions	Issue price	Subscription amount (in thousand dollars)	Number of shares with restrictions as a percentage of the total number of issued shares
General Manager	Xing-Jian Duan
General Manager	Jyh-Chau Wang
Deputy General Manager	Wen-Zhi Sa
Deputy General Manager	Jing-Long Ding
Deputy General Manager	Yao-Tong Chen
Deputy General Manager	Zhi-Hong Xiao
Assistant Manager	Zhen-Hua Luo
Assistant Manager	Zhen-Hui Lin
Assistant Manager	Hong-Wen Yang
Assistant Manager	Ke-Yi Gao
Assistant Manager	Zhi-Ming Chen	7,949	0.09%	1,542	0/5	3,855	0.02%	6,452	0/5	16,130	0.07%
Assistant Manager	Zhu-Xiang Yang
Assistant Manager	Tai-Ji Pan
Assistant Manager	Kuo-Xiang Kuo
Assistant Manager	Zhong-Guang Wei
Assistant Manager	Jia-Peng Peng
Assistant Manager	Geng-Rong Hsu
Assistant Manager	Nai-Jian Zheng
Assistant Manager	Zheng-Xia Kuo
Assistant Manager	Tian-Ren Lin
Managerial Officer	Jian-Lang Luo
Managerial Officer	Jin-Yuan Zhang

				Without restrictions				With restrictions
Job title	Name (Note 1)	Number of new restricted shares acquired	Number of new restricted shares acquired as a percentage of the total number of issued shares (Note 2)	Number of shares without restrictions	Issue price	Issue amount (in thousand dollars)	Number of shares without restrictions as a percentage of the total number of issued shares	Number of shares with restrictions	Issue price	Subscription amount (in thousand dollars)	Number of shares with restrictions as a percentage of the total number of issued shares
Employee	Mao-Sheng Hong	2,490	0.03%	498	0/5	249	—	1,992	0/5	4,980	0.02%
Employee	Yong-Yu Cai
Employee	Chao-Jun Zhong
Employee	Zheng-Xu Zhou
Employee	Jun-Yi Yu
Employee	Dong-Rong Wang
Employee	Yu-Shui Kuo
Employee	Zan-Ren Chen
Employee	Min-Zheng Wang
Employee	Sheng-Neng Wei

Note 1:   Refers to current management officers and employees as of the date of the printing of the Prospectus.

Note 2:   The total number of issued shares represents the number of issued shares registered with the Ministry of Economic Affairs as of the date of the printing of the Prospectus.

X. Merger and acquisition: Nil.

XI. New shares to be issued for the purpose of acquiring the shares of another company: Nil.

B.                      Operation Overview

I.                          Operation of the Company

(i) Business

1. Scope of business

(1)             Major business operation Scope of business

The combined operating revenue of the Company is derived from TFT-LCD Flat Panel Displays and its main commodities include large-sized and small-to-medium-sized TFT-LCD related products. Large-sized products are generally applied to Liquid Crystal Display, Billboard, Desktop Monitors and notebooks. Small-to-medium-sized products are used to manufacture tablet computers, portable audio players, GPS for automobiles, aviation and mobile phones, while various types of touch-control panels could be selected. Besides, for the purpose of special usage, the Company also provides products used for medical, industrial and educational purposes. Given the business of the Company covers all over the world and the sizes mix of panels is complete, the Company is a comprehensive LCD provider.

(2)             Combined Weighing of Different Business Operations in the Year of 2013

		In NT$000’

Products	Operating revenues	Weighing
TFT-LCD	422,729,420	100%
Others	1,080	—
Total	422,730,500	100%

(3)             Current commodities (services) items

The Company’s main products are TFT-LCD panels and touch-control modules. The products lines cover small, medium and large sized panels mainly for a wide range of applications, such as LCD televisions, desktop monitors, notebook computers, mobile phones, portable audio players, automobile accessories, medical, industrial, aeronautic and educational products.

(4)             Planned Development of New Commodities (Services)

The Company is planning to develop new commodities with main focus on Flat display-related products, while continue to delve into key products such as Mobile Phone Panels, medium-sized Display Panels, Electronic Book Panels, Notebook Computer Panels, Desktop Monitor Panels and large-sized LCD Television Panels. Meanwhile, the Company will continue expanding the product scale and product application and development of capacitor-based touch-control panels. The Company will also keep investing into the field of non-consumption application, and launch new products fit for industrial specification panels, medical and public display panels.

2. Industry overview

(1)             Current situation and development of industry

Owing to excellent product properties and improving costs and image quality, TFT-LCD has become the mainstream of various kinds of flat displays in recent years. The application coverage of TFT-LCD is extensive, of which, large-sized products are being applied to the manufacturing of LCD Televisions, Desktop Monitors and Notebook Computers while small-to-medium-sized products are being applied to Flat Panel Computers, portable audio players, GPS for automobiles and mobile phones. Large-sized TFT-LCD products will move towards the goals of energy-saving, better images and narrower frames, thereby offering an incentive to consumers to upgrade the existing product lines. As the applications of smart phones become more and more popular and the touch-control technology is gradually mature, small-to-medium sized products become the fastest growing category with most diverse products in the recent years.

The Company adopts the forward —backward integration manufacturing model in response to the development of TFT-LCD Industry, and comprehensively arranges the early phrase glass of every product generation and the later phrase of all-sized modules and integrates IDM product lines, including 3.5 generation, 4.5 generation, 5 generation, 5.5 generation, 6 generation, 7.5 generation and 8.5 generation TFT-LCD plants, 2.5 generation, 4.5 generation and 5 generation touch-control sensor plants and production lines and later phrase module plants for IDM products such as later phrase product lines, Light Guide Plate/Backlight modules, PCB manufacture, assembly and pressing type paints. The production capacity and scale of every production line are comprehensive and flexible, matching a-Si, p-Si, LTPS, OLED processing and VA, AAS, TN Fringe field Switching and therefore all-sized products can be produced effectively.

(2) Association of upstream, middle-stream and downstream industries

The Company is an IDM product manufacturer which covers the upstream TFT-LCD Panel production and the downstream System Assembly, the association diagram of upstream, middle-stream and downstream industries which the Company belongs to are shown below:

(3) Product development trend

Characterized with the properties of low electricity consumption, small size, light weight and low radiation, and under the active investment by Japanese, Korean and Taiwanese manufacturers for years, the production techniques for TFT-LCD have become mature. TFT-LCD is currently widely applied to the manufacturing of every kind of flat displays, and almost all notebook computers and desktop displays are equipped with TFT-LCDs. In the market of electrical appliances, major application is found in flat panel television. The future development trend of the abovementioned products are described as follows:

j Mobile Computers (Notebook Computers & Tablets)

Given its lower price and huge progress in calculation efficiency in recent years, the sales of mobile computers have grown rapidly, which have become the largest category under the scale of personal computer sales. With the expansion of the market and in order to meet different needs of users, manufacturers have persistently been diversifying the product lines. For the direction of design, consideration is given to consumers’ perspectives towards the importance of mobility, demand for office processing and audio effectiveness, to make market segmentation. LCD panels also have the same differences on specifications such as size and resolution, of which, the largest-sized products are Tablets, its main market is consumers focusing on personalization of mobile devices and entertainment needs, they emphasize on advantages of small size, thinness, light weight and portability, instead of the needs for text input, and they omit physical keyboard and use more sensible touch-control input which mainly equipped with 7-inch to 11-inch LCD Monitors, most of them assemble with panels which have wide vision function as consumers pay attention to entertainment needs.

The product design are strongly promoted by Apple Inc. in America since 2011. Since it can meet to basic calculation needs with better facilitate portability than general personal computer, its market share rapidly growing, and attract many of software and hardware manufacturers who originally place concern on standard personal computer or mobile market also to roll out Tablets.

Since 2013, in addition to continuously improve calculation capability, advanced tablet-computers also place more concern on consumers’ visual perception on high resolution image, and products with FHD and high resolution are rolled out, accordingly, the demand of advanced tablet-computers is significantly improved.

For many computer users, keyboard still is the main input device, notebook computer equipped with physical keyboard also still have comparatively large market. In the face of the rise of Tablets, personal computer manufacturers also start lead new concept into notebook computer design, for example, transformer book, which can transform different usage pattern between Tablet and notebook computer at any time, gradually becomes a dominant design of 10-inch to 13-inch notebook computers, and wide vision and touch-control function also become important elements. For consumers with high office requirement and low mobile requirement, the monitor of product is larger and assemble with FHD resolution specification, to provide better experiences on web browsing and image entertainment. 13-inch to 16-inch products are currently the mainstream applications. Products that emphasize delivering visual and audio amenities or used to replace desktop computers are mainly equipped with larger panels of 16 inches or above.

For the specifications of panels, owing to the development of general product lines of panels by all panel manufacturers and the general support of operating systems towards wide screen display, 16:9 products have currently become the mainstream in the market. Moreover, to meet the trend of light and thin computers, panels with thinner glass and thin-type structure design have become an essential hit.

k LCD Monitors

LCD Monitors is mainly used with desktop computers, which can be categorized into the binary mainstream markets of office processing and personal audio-visual and entertainment fulfillment. For office processing, LCD Monitors are usually sold in conjunction with the computer by the brand manufacturers, which are of simpler structure and affordable cost that accommodates the budget needs of enterprises and government authorities. As the previous contents and format of CRT displays are used, the specifications are originally 4:3. However, as the operating system begins to support the wide-screen 16:10 and 16:9 specifications, the mainstream has currently turned to wide screen format. For personal audio-visual and entertainment products, wide screen feature is the standard specification. With more emphasis on audio-visual uses, the proportion of products equipped with wide vision techniques have recently increased in a gradual manner, and it is estimated that the proportion will be up to 30% in 2014. Meanwhile, it is expected that 4K2K high resolution products will be listed in succession as a result of consumers’ demand for high images quality products increasing, it will becomes mainstream in advanced market with wide vision and narrower frames.

Additionally, it is expected that the proportion of the products equipped with touch-control function also will be increased gradually after new Windows structure become more and more popular and mature, as a result of consumers’ demand for using touch-control operation is increasing.

In term of size, production efficiency and the efficiency of product design structures improved, the sale price of TFT-LCD products decreased will enable market demand shift to large-sized products. Products that serve the purpose of office processing have gradually enlarged from 18.5” and 19” to 20” and 21.5”. In average, the products for personal audio-visual amenities are larger in size and the recent product has been gradually dominated by 23.6” and 27” version. With improvement in lighting efficiency and energy-saving and environment-friendly properties, equipping LCD Monitors products with LED backlight has become a mainstream measure since 2011. According to the survey of DisplaySearch, a market research institution, more than 85% of the products equipped with LED backlight in 2013, while more than 95% is expected for the same in 2014.

In addition to standard LCD Monitor, AIO personal computer of the complete integral design which integrate desktop computers host and monitor are launched on market in recent years, and are popular with consumers as a result of the advantages of functionality and less space occupied; Furthermore, with the increased penetration rate of Windows 8 operating system, All—In-One products equipped with touch-control functions will be more entertaining, and add new style for LCD Monitor market.

l LCD Televisions

Since 2005, the manufacturers of Taiwan, Korea and Japan have started mass production in their sixth generation production lines, thus sharply increasing the production of TFT-LCD panels of 32 inches or above and accelerating the consumption of LCD televisions by households. Recently, LCD televisions have rapidly become popular due to continuous development in the production capacity of the 7th, 8th or even later generations and advancement of various production technologies. In spite of the fact that LCD TVs have become a preferred consumer choice, they also serve as stimulation to the demand of replacing traditional televisions.

While these products are becoming more popular, mass production of and technological advancement in large-sized generation lines have also effectively lowered the cost of large-sized panels. Larger-sized products of 42”, 46”, 50”, 55” and 58” launched by manufacturers have been well-received by consumers, and even larger-sized products of 60” and 65” and super-sized products of 75” and 85” have gradually become popular in the market.

Apart from the enlargement of size, panel manufacturers have also started to enhance the added values of their products. The introduction of LED backlight has enabled LED televisions to become thinner, lighter and better-looking. Besides, as mobile display devices gradually shift to high resolution, in order to meet consumers’ demand for high image quality televisions, 4K2K super-high resolution products are launched in succession since the second half of 2012. Since 2013, InnoLux Corporation is leading the industry with promoting sized panels, improving comprehensive vision experience of consumers and increasing value of panel products. As the standards of 4K high image quality transfer protocol is completed with agreement at the end of 2013, It is expected the trend of 4K2K products will be extend to 2014,  the manufacturers will continuously launch level 4K2K photographic equipment, and launch the 4K2K film and start program, 4K2K will gradually become the necessary specification of large-sized televisions.

m Small-to-medium-sized Panels

Prior to 2008, Japanese panel manufacturers led the small-to-medium-sized panels industry in terms of technological capability and output. After 2009, the output of panels by Taiwanese manufacturers started to exceed their Japanese and Korean counterparts and became the leader in the small-to-medium-sized panels industry. As competitions within the industry got fiercer, more and more small-to-medium-sized panel manufacturers began to use later generations of plants to produce their panel products. Since 2011, some panel manufacturers have even begun to use G6 plant level to conduct mass production of panels designated for mobile phones. Competitions in small-to-medium-sized panels is not limited to price competition, but also market demands on panels with higher resolution and better image quality, which urged small-to-medium-sized panel manufacturers to make advancements on technologies. Since 2013, apart from possessing the competitive edges of Fringe Field Switching, the manufacturers also continuously launch high resolution products, monitors around 5-inch achieve FHD resolution equated with high image quality television. Looking forward to 2014, resolution will be continuously improved on 4-inch to 6-inch monitors, and the specifications, such as lighter weight, thinner, narrower frames and more energy-saving , still are the different means of competing, and the manufacturers continuously invest in AMOLED or researches and development of the next-generation panel technologies such as flexible panels with an aim to develop products with more niches on top of price competition and widen their distances with competitors in terms of technology so as to operate in the industry perpetually.

(4) Market Competition

For industry competition, the ranking in terms of output volume among those countries engaging in TFT-LCD industry is South Korea, Taiwan, Mainland China and Japan respectively. Large scale of investment and the support from self-owned brands of two Korean corporations, Samsung and LG, make Korea the leader of the industry in terms of output and product values in recent years. Capitalizing on perfect integration of supply chains and high production efficiency, Taiwanese manufacturers have a market share next to Korea, and key manufacturers include InnoLux Corporation and AU Optronics. Since Japanese manufacturers suffer from appreciation of the Japanese yen and rising production cost in the past few years, their global market share is gradually declining’ shift to the niche market of advanced mobile display and super-large television. On the other hand, owing to the support of extensive domestic consumption market in Mainland China, the government supports on and manufacturers actively invest in the industry. BOE and ChinaStar have even made a great leap forward to the 8th generation product line in recent year.

3. Technology and R&D overview

(1) Technological level and R&D development

The Company continues to develop the display techniques in order to mainly assist customers to increase the products competitiveness, accommodate market demands and environment-friendly. The development directions, include environment-friendly materials, energy-saving and low consumption devices, high image quality, high chroma performance, light weight and thinness, narrow frames, high dynamic performance, touch-control, wide vision, comprehensive system service integration, have remarkable achievements on development. These technical achievements also are applied to television, desktop monitor, notebook monitor, tablet, mobile phone, medical and industrial monitor products. Furthermore, aim to further develop touch-control components and panel integration, advanced portable devices and wearable applications also are the key of the Company’s future products design and development. The Company continues to develop the display techniques in order to meet the environmental standards and accommodate market demands for use of environment-friendly materials, energy-saving and low consumption devices, high aperture ratio, high image quality, driving technology, light weight and thinness, narrow frames as well as eurythermal. In addition, the Company’s future product design and R&D will focus on product design and technological development of environment-friendly products, such as LED backlight environment-friendly design, touch screen control panels technology, LCD TV display technology and other future green and environmentally-friendly products related to TFT-LCD

(2) Research and development

The Company keeps the efforts and continues to invest a considerable amount of human resources, other resources and money into R&D works related to the continuous enhancement of product quality, new material manufacturing skills and application of new products. Particulars on the Company’s R&D in respect of these three aspects are explained as follows:

j Enhancement of product quality:

Examples include Fringe Field Switching, high resolution techniques, low energy consumption techniques, de-weighing and thinning techniques, high saturation techniques, dynamic image processing techniques, high-image-quality techniques, narrow frame techniques, new touch-control techniques etc.

k New materials manufacturing skills:

Examples include OLED, IGZO techniques, bronze making techniques, photo-alignment technology, light mask reducing, etc.

l Application of new products:

The new techniques developed by the Company has been in mass production gradually and been applied in lots of products, including traditional mobile phones and smart phones, cameras, MPD, electronic paper, tablets, notebook computers, desktop monitors, AIO, TVs, medical, vehicle-mounted, aeronautic and touch-control panels, while the sizes of TFT-LCD products used range from 1.36 inches to 85 inches. The Company contemplates that relevant human resources and funds will be continuously devoted for developing more varieties of sizes and applications, lighter, thinner, more environment-friendly and energy-saving and more energy-efficient TFT-LCD products with a view to comply with future product application and development trend and accommodate the needs of various customers from all fields.

(3) R&D staff of the Company and its subsidiaries and their academic qualifications

Unit: Person; Year

Academic qualifications	31 December 2013		30 June 2014
Doctors	68	1.15%	70	1.26%
Masters	2,258	38.04%	2,218	39.88%
Bachelors	2.020	34.03%	1,910	34.35%
Tertiary education	1,173	19.76%	1,036	18.63%
Senior secondary (vocational training)	417	7.02%	327	5.88%
Total	5,936	100.00%	5,561	100.00%
Average years of service	4.95		5.00

(4) Combined R&D fees incurred in the preceding five fiscal years

					In NT$000’

Item	2009 (Note 1)	2010	2011	2012 (Note 2)	2013
R&D fees	2,345,891	9,077,951	10,360,590	12,182,704	12,265,650

Note 1: The figures indicate R&D fees of the Company prior to the merger.

Note 2: The figures are prepared according to the IFRSs since 2012.

(5) Successful Development of Technologies and Products

Technologies and products successfully developed by the Company are explained from the perspective of various product applications as follows:

j TV:

A. The Company is the first manufacturer in the world to develop the best cutting-utilization ratio 40”/50”/58” in a G5.5/G6/G7.5 generation plant, and created market differentiation and raised the added value of the Company’s products.

B. The Company introduced 4Kx2K ultra-high resolution TV displays, which enjoyed a complete product line ranging from 39”to 85”, offering higher quality TV images and stronger product competitive edges, thereby driving the rapid development of and trend towards, 4K TV.

C. The Company successfully introduced 40”/75”/85”TV displays, which enriched the mix of large-sized applications and offered more differentiated products than its competitors.

D. The Company developed the high saturation technology with vivid color effect, raising the saturation to NTSC 100% from original 72%, which, in addition to higher display quality, would further enhance additional value of large-sized TV products manifest to consumers.

E. The Company developed the new motion estimate and motion compensation (MEMC) enhancement technology, which greatly improved the MEMC and realized IC integration so as to enhance the quality of MEMC and application of integrated technology.

F. The Company successfully developed and mass-produced a series of 50”or more thin TVs (<9mm), providing TV displays of better-looking and contemporary design.

G. The Company developed 0.5mm thin glass and applied it towards TV display products, which would cut usage and cost of glass used. Thin glass was introduced to the production of all series large-sized TVs and successfully mass-produced.

k Monitor:

A. The Company introduced all series of Super Fringe Field VA desktop monitor panels. The new panel complied with the specifications of high brightness, stark contrast, high colour gamut, etc. In addition to raising product quality and added value, the technological breakthrough also provided customers with the best choice in the field of advanced LCD Panel Monitor.

B. The Company developed a number of globally new touch-control Inno-touch monitors and AIO personal computers, which, through combination with touch-control function, could reduce the thickness of modules for light and thin features, increase the functionality of touch-control and further meet the needs of end consumers.

C. The Company introduced 28” 4Kx2K monitor panels, offering visual amenities that higher resolution panel monitors had, which, in addition to enhancing product value, would provide customers with better choice for advanced monitor liquid crystal panels.

D. The Company developed Super Fringe Field VA monitor panels without frames, which, combining with InnoTouch touch-control, possessed the function of touch-control and offered comprehensive services, in addition to thinner and better exterior design.

lNotebook:

A. The Company introduced all series of light and thin notebook panels and applied them to 11.6”/13.3”/14”/15.6” notebooks. Thickness of 3.0/3.6mm reflected light and thin features, successfully addressing the issue with respect to thickness and heaviness.

B. In terms of interface technology for notebook panels, eDP completely replaced LVDS, which, in addition to linking up with high resolution image trends, could save spaces to facilitate thinner design of system and lower energy consumption.

C. The Company introduced all series of FHD and IPS notebook panels which had visual presentation of high resolution and Super Fringe Field.

D. The Company developed TOD technology and applied it towards notebook panels, which, in addition to light and thin features, could simplify module production process and complexity of customers’ new products through integration with touch-control function.

mSmall/Medium:

A. The Company developed transparent oxide semiconductor oxide TFT technology, the application of which, in coordination with Super Fringe Field technology, could lower power consumption and enhance optical performance, even optical specifications, to secure high quality tablet panel products.

B. The Company developed high resolution panels for tablets and smartphones, with a resolution of over 450ppi. High display quality and low power consumption of the panels could deliver more refined image without consuming more power. The panels could offer better ornamental value and be installed on portable products for a long term.

C. The Company developed the high color saturation technology and applied it towards panels for smartphones and tablets, with NTSC of over 100%, thereby enhancing its product competitiveness.

D. The Company developed high resolution a-Si IPS panels with a frame of less than 0.8mm, which have effectively reduced the size of panel modules, accommodated smart phone and tablet users’ needs on narrow frame borders, and added freedom to the external design of displays of portable mobile devices.

n Touch-control Panels:

The Company developed three kinds of touch-control technological solutions (including InnoTouch, TOD, total solution):

A. The new touch-control Inno-touch technology integrates touch-control panel with cover sensor, which is capable of simplifying manufacture process and providing options for economic touch-control modules. The technology can be equipped with panels of various sizes to meet the development trend of affordable electronics products towards touch-control.

B. The Company introduced the integrated touch-control technology (TOD, touch on display), which could provide thin and light movable devices in a more effective way with good optical performance by use of TOD technology, thereby enhancing competitive edges of portable electronic products. It is currently used in mass-production of small-sized smartphone panels and will be applied towards larger-sized tablets and notebook products.

C. The Company offered a more complete set of touch-control panel solutions (touch total solution): it provided customers with complete and comprehensive touch-control integrated services through vertical integration of one-stop touch-control production equipped with full-sized liquid crystal panels, which could not only shorten complicated processes such as manufacture and delivery and time consumed, but timely assist customers in entering the market to facilitate better planning and allocation through a full and effective utilization of panel and touch-control production capacities. The current available touch-control solutions include GG, WIS single pieced touch-control panels, as well as integrated InnoTouch and TOD touch-control technology.

o Special Application

The Company launched 21.3” to 30” (IPS; 5/6/10 MegaPixel) Liquid Crystal Panels for medical use, which possess properties of high resolution, high brightness and stark contrast. The panel adopts the new 10 bits Drive Technology and highly efficient LED BL, creates perfect image quality and helps the medical staff make a more accurate diagnosis.

4. Business Development in Short and Long Run

(1) Mobile Computers (Notebook Computers and Tablet PCs)

Tablet PCs launched by the Apple Inc., a US corporation, have created a new market in the mobile computer arena. A great leap was witnessed in the sale growth of tablet computers in 2011. With reference to DisplaySearch’s statistics, as of the third quarter of 2013, the global output of Tablet PCs with a size of and over 7 inches exceeded 170 million in 2013, likely to exceed 250 million for the whole year. The 7-inch Models accounted for approximately 35% of the global output.

The thin and light specifications and convenient use of Tablet PCs have expanded the new consumption market. The growth of the products with a size less than 7 inches was especially remarkable due to the cheaper price and the easiness to hold and carry. DisplaySearch expects that, Tablet PCs will continue to grow to exceed 300 million in 2014 and the products with a smaller size still will be popular in mass market, among which the products with a size between 7 and 8 inches will be key point of growth.

As for Notebook Computers, as the European debt crisis has affected enterprise needs and Tablet PCs have shared the consumption and small electrical appliances market, the sales of Notebook Computers will face greater challenges. According to the estimates of DisplaySearch (a market research institute), the sales of Notebook Computers will decreased by 16% in 2013. Looking forward to 2014, as Microsoft Inc. has terminated its support services for Windows XP and European and American economy continues to recover, it’s expected that the demand for changing computers of enterprises will slow down the output recession of Notebook Computers, and it’s estimated that the recession will drop to less than 8% in 2014.

The Company’s strategies for mobile computers include continuously deepening cooperation with major brands to consolidate its supply chain effect and providing competitive products to consolidate the market share. It is anticipated that notebook computer panels will follow the development trend of electricity-saving, light and thin, multi-touch-control, stark contrast and Fringe Field Switching, and will gradually integrate with detachable, foldable, deformable and other usage modes, bringing a totally different outlook for notebook computer markets from 2014. However, these kinds of products pose a higher entry barrier, require a higher degree of technological maturity and closer integration of designs between upstream and downstream. The Company will continue to invest resources and forge close cooperation with major ODM and large brand manufacturers around the world to reinforce the penetration rate of new products.

To meet the increasing demand for the panels of Tablet PCs, the Company provides senior and junior products with various sizes according to the requirements of customers for differentiated products with different specifications in size, Fringe Field Switching and institute design, and meanwhile provides touch-control products consolidated with display panels to meet customers’ overall requirements for products.

(2) LCD Monitors

The maturity of development of personal computers and plummeting prices of notebook computers contribute to flat off the sales of desktop personal computers, causing a declining growth rate of LCD Monitors sold in a complementary manner. According to the statistics of DisplaySearch, a market survey organization, the sales of desktop LCD Monitors first recorded a negative growth in 2011 and are estimated to remain at a negative growth rate of about 10% in 2013 as corporate customers kept a conservative attitude for procurement under the unfavorable economic conditions.

Looking forward to 2014, as for enterprise customers, with the economy gradually recovers and LCD Monitors are still preferred, it’s expected that the purchase demand will remain stable; and as for mass consumers, as being replaced by products such as smart phones and Tablet PCs, the demand of consumers for personal computers will be still weak, and may continue to decline in recent years but the rates will be less.

With the improvement of the penetrating rate of new version for Window 8 Operation System of Microsoft Inc. and the termination of the support services for Windows XP in the second quarter of 2014, the demand for changing computers from enterprise consumers has emerged by the end of 2013 and is expected to continue until 2014; besides, the visual performance of high-resolution (4K2K) and Fringe Field Switching products has been gradually accepted by consumers, which helps bring a new shift of demand for LCD Monitors in 2014.

To pinpoint the LED Monitor market, the Company has taken the enhancements on specifications and exterior design as the cardinal point of its development in accordance with the sales trend. Recently, energy-saving, low consumption, light and trendy LCDs have become the market’s focus. According to the estimates of DisplaySearch, the LED backlit transmittance rate of Desktop Display Panels will reach over 80% in 2014 worldwide. The Company’s product design will move in the direction of energy-saving and environment-friendly lifestyle. The Company has fully transferred to LED Models in its product lines and launched ever-lower-energy-consumption products in the market. Besides, in order to increase product value, the Company has also increased the High Resolution (4K2K) Model and the Fringe Field Switching Model product lines and in turn introduce products of better outlook design such as narrow frames to gain a wider pool of consumers.

Except for the upgrade of specifications, the Company continues to create new specifications. At first, the new products with a new size of 19.5 inches were launched in the fourth quarter of 2012 and were accepted by major brands over the world, and the proportion of their output continued to increase, On the other side, as for the demand for touch-control products brought by Window 8 Operation System and Android monitor or Chrome monitor which will be gradually launched, the Company has added the plan for consolidating touch-control products and provides for large-sized LCD Monitor panels with touch-control function to enhance the added value of products.

(3) LCD Televisions

Owing to the active inputs from upstream and downstream manufacturers along the supply chain, LCD Televisions are making rapid progress in product specification, production efficiency and cost improvement and have become the mainstream in the global television market. It is estimated that in 2013, LCD Televisions accounted for over 90% of the world aggregate TV sales.

In 2012, the consumers were more cautious for consumption as a result of global economic turmoil due to the effect of the European debt crisis, and LCD Televisions in mature market became saturated, so that the sales growth showed a slight decline in 2012. In 2013, with the recovery of American and European economy and the increase of peoples’ consumption, it’s estimated that the output of LCD Televisions for the year would return to positive growth. Looking forward to 2014, as the launch of televisions with different specifications and functions such as 4K2K and high color saturation, and the fall of selling price of televisions with a large size above 50 inches, the demand for changing computers in developed countries may increase; meanwhile, the income from emerging market will increase and CRT televisions have exited the market, LCD Televisions will continue to have better performance. LCD Television industry has booming business opportunities and is estimated to remain a growth rate of 3% to 5% a year for the next 5 years.

To cope with fierce market competitions, the Company has initiated development strategies which deepens cooperation with customers and commits to raising the added value of products by technology upgrading and specification innovating. For customer relationship, owing to the fact that the Company is the world’s third largest LCD television manufacturer, it has become a supply chain partner with major LCD television brands around the world. Through proactive cooperation with customers in various aspects such as product development and supply chain organization and management, the Company manages to extend the life span of its products, reduce fluctuations in the course of production and transportation, relieve the pressure of inventory for finished goods and raw materials, and create a win-win situation between business partners.

The Company has also long been devoting to continuous innovation and development. Leveraging on long-term accumulation of R&D and production technologies, the Company has launched a series of market-leading innovative products in various specification to increase product value, such as new products of innovative sizes (29 inches, 39 inches, 50 inches and 58 inches), of better outlook (the super narrow frames series), and officially launched market-denominating products with a size from 39 inches to 85 inches of ultrahigh resolution (4K2K).Meanwhile, the Company will continuously increase the market share of LED and 3D products.

(4) Small-to-medium-sized Panels

The demand for mobile phone panels is great in the application of overall small-to-medium-sized products. Given the climbing penetration rate of smart phones for years, touch-control panels of high resolution has become a tremendous hit; With Tablet PC becoming a hot topic in the consumptive and electronics market, incentives for new growth will be injected into the small-to-medium-sized panel industry. The Company possesses a range of products that meet the market needs such as touch-control panels, high-resolution panels, low-electricity-consumptive panels etc. In particular, the excellent image quality produced by Super Fringe Field Switching utilizing the IPS Fringe Field Switching Technology attracts customers of various mobile brands. Meanwhile, The Company is committed to develop AMOLED products in preparation of demands for next generation panels of slimmer design and better quality image.

(5) Specialized Application Products such as displays used in industrial, medical and automobile sectors

Customers in automobile, industrial and medical sector application are characterized by longer product introduction and examination cycle and higher requirements on specifications and reliability as compared with consumptive electronics, while long-term and stable cooperation relationship is also emphasized. As such, there are fewer changes on design upon introduction and the demand is relatively more stable. The Company’s strategies for this category are as follows:

j            Product strategies: LED products of high standards and high efficiency meeting the global Green Product Criteria will be launched and the Company will work with key customers to develop new wide-screen panels designated for industrial use to cater for the needs on change of wide screen application in the market.

k            Customer strategies: Customers at international level such as Siemens, NCR and IBM will be targeted for the introduction of our products. InnoLux Corporation is committed to establishing its international brand image in the area of special application by capturing the top five customer groups in respective application markets.

l            Supply strategies: By getting the co-operation from strategic suppliers, the Company will establish a long-term and stable supply guarantee on key material supply chain such as LED and IC to build up the image of long-term supply in the customer-end.

(ii) Market and sales overview

1. Market Analysis

(1) Regions selling (providing) primary products (services)

			In NT$000’

Regions		Combined sales value in 2013	Percentage
	Domestic sales	71,710,289	16.96	% %
	America	45,436,805	10.75%
	Europe	30,111,234	7.12	% %
External sales	Asia	274,495,886	64.94%
	Others	976,286	0.23%
	Subtotal	351,020,211	83.04%
	Total	422,730,500	100.00%

(2) Market share

According to the statistics from DisplaySearch, as of the third quarter of 2013, the market share of the output of large-sized panels of the Company was 17.7% in 2013, being the third largest supplier of LCD panels in the world. Under the classification by applied products, the Company’s LC screen panels accounted for 26.5% of the world, still ranking the second in the world; LCD Television Panels accounted for 16.5%, remaining as the third largest supplier in the world; Notebook computers (including Tablet PCs) accounted for 14.5% of the world, still ranking the fourth in the world. In general, the Company could manage to maintain a satisfactory performance in terms of market share of applied products even under harsh economic environment and fierce market competition in 2013. Regarding small-to-medium-sized panels, the Company had a 10% market share in first half of 2013, being the second largest manufacturer in small-to-medium-sized panels in terms of output.

(3) Demand, Supply and Growth of the Future Market

With excellent product properties and gradual progress in cost and image quality, TFT-LCD has in recent years become the mainstream of all flat displays. Following the enhancement on application level and the penetration rate, the sales will still continue to grow in the coming years. According to the estimates of DisplaySearch, the global output of large-sized TFT-LCD Panels (over 9 inches) in 2013 will reach 680 million.

If the market scale at several primary application levels is analyzed, the market scale of LCD Televisions will witness a continuous and steady growth along with the development and technological introduction of products with new sizes. It is estimated that the global output of LCD Televisions will reach 208 million and even 233 million in 2013 and 2015 respectively. The global output of LCD Monitors is estimated to reach 156 million in 2013, and then decline slightly to 148 million in 2015. However, the penetration rate of high-value products will gradually rise following the increase in users’ demand for large-sized and high-resolution products. As to mobile computers, the output has recorded a rapid growth benefited from the Tablet PC hit. It’s estimated that the overall mobile computer (notebook computer and Tablet PC) market will witness an output of 430 million and even 527 million in 2013 and 2015 respectively.

Sources: DisplaySearch

DisplaySearch estimated that the output of global small-to-medium-sized panels would be 184 million in 2013, representing an increase of 10.8% from that of 2012, and it’s estimated that the 2014 output would exceed 200 million. While the output of mobile phones would increase to 1.75 billion in 2013 from 1.65 billion in 2011, and would grow to 1.87 billion in 2014, representing a growth rate of 6.8% a year. With the rapid growth of medium smart phones in emerging countries, the demand for mobile phone panels will be increased. It’s estimated that the overall output of mobile phone panels will continue to grow until 2020 and become a major driver for the growth of small-to-medium-sized panels.

Source: DisplaySearch

Difficulties to predict fluctuations in the overall economy, expansions and competitions in the industry and with market newcomers, and ever-changing and new technology and product application are the uncertainties which aggravate the fluctuations in the demand-supply cycle of the TFT-LCD Industry. To cope with increasingly keen competitions and challenges ahead, the Company is committed to enhancing its respective competitiveness:

•                  Enhance operation efficiency, refine management and continuously foster operations in respect of marketing, product development, production and manufacturing, customer Services and technology R&D, while enhance operation efficiency and sales gross profit, and strengthen cost management and control to reinforce operation competitiveness.

•                  Continuous devotion to R&D, enrich skilled talents and R&D power, improve product design and material application, and develop advanced production processes and new generation of display technology so as to create leading advantages in respect of technology and costs on product innovation.

•                  Active deployment of new products and comprehensive product lines, provide an extensive product coverage from multi-sized televisions and computers to mobile devices and products designated for different purposes such as medical and industrial uses, as well as different modes of sales in respects of panels, PSP and touch-control integration to lower the risk of fluctuations in a homogeneous product market.

•                  Strengthen integration of the supply chain, foster close cooperation with suppliers, deepen the deployment with strategic customers, improve the responsiveness to demand-supply fluctuations, while enhance customers’ satisfaction.

(4) Competitive niches

j Operation Mode:

Since the merger of three companies into one single entity, the overall integrated effectiveness of the Company has been working well. By adhering to the operation approach of “Leadership under technology and product quality, Vertical and horizontal integration, Enhancement on production efficiency and product quality”, the operational efficiency has been greatly enhanced and the Company has gradually managed to get a breakthrough in this competitive industry.

k Vertical and horizontal integration:

In order to strengthen the integrity of its products, enhance cost competitiveness and put the effectiveness of supply chain management into play, the Company, in addition to the production of TFT-LCD Panel Modules, has mastered the design and manufacturing of a relatively high proportion of components, including LCD panels, color filters, light guide plates, backlit modules, PCBA and structural parts etc. All of these components can either be manufactured in its local factories or overseas subsidiaries. With such a high level of vertical integration, the Company benefits from the advantages of lower cost, swift responses and guaranteed product quality in terms of manufacturing of products.

l Product mix:

The Company’s primary products are TFT-LCD Panels Modules which have an extensive coverage of large-sized panels such as LCD televisions, desktop monitors and notebook computers, small-to-medium-sized display products such as mobile phones, Tablet PCs, and automobile displays, and its product mix is quite comprehensive. Plus its advanced and comprehensive technologies for the production of Fringe Field Switching and high resolution panels, it manages to meet customers ‘different needs for various products.

m Cost Advantages:

Capitalizing on mass-production experience of both domestic and overseas TFT-LCD manufacturers, the Company can save a huge amount of time for exploration and learning. For the procurement of machines and equipment, the installation experience as a supplier can also help to save some of the time cost. Coupled with the above-mentioned unique operation mode and the advantages of vertical and horizontal integration, the Company enjoys better cost advantages than other industry players for production.

n Overall effectiveness of marketing:

The Company possesses excellent marketing channels and direct contact with world class customers, which enables it to provide comprehensive products of swift design and globalized services as a world class manufacturing giant and offer convenience for customers via its one-stop procurement.

Looking back to 2013, the Company’s product lines for large-sized and small-to-medium-sized panels became more comprehensive and will be more able to provide one stop shopping services for customers. A further enhancement will be witnessed in capacity scale, product design capability, quality and quantity, supply organization and management and financial stability and the Company continues to enhance the deepening cooperation with customers in product design and supply chain management and improve customer satisfaction, and in turn enlarge the market share of the panel products of the Company. In 2013, the output of the Company continued remarkable growth and showed its effects. It’s expected that its products can be further optimized, the quality can be further improved and customer satisfaction can be further enhanced.

Customization capabilities

By capitalizing on excellent vertical integration and cost advantages, the Company can provide customized products for its customers.

(5) Favorable and unfavorable factors in long-term development and countermeasures

j Favorable factors:

A. Continuous introduction and growth of new applied products

Fast progress made in wireless telecommunications technology and cloud computing has gradually enabled connection and integration among televisions, personal computers, Tablet PCs and mobile phones. Recently, development of “Multi-Screens and One Cloud” has become the strategic focus of manufacturers. As every item of Cloud Information Service is about daily life, Flat Display appears to be extremely important with its function as information interface. In pursuit of more information, consumers’ raised their requirements for specifications such as size, resolution, view and light and thin design and has accordingly raised the unit value of TFT-LCD products, leading to growth in applications and demands. In 2012, the mainstream product of major TV brand manufacturers around the world is “Smart TV”, signifying the beginning of the rapid integration of Cloud Application into television sector. 4K2K ultra high-resolution LCD Televisions launched in the second half of 2012 provides consumers with a higher level of visual enjoyment and had a great growth in 2013, and it’s expected to become a major specification for mid-to-high ended products since 2014.

For LCD Monitor, as the market scale has become mature, consumers’ demands for the energy saving features and high image quality for products, thus facilitating consumers to upgrade their existing product lines. For notebook computers, the new market driving force originates from the promotion of new operating system and calculating platform. The rapid growth of Tablet PC in 2011 pushed the Company to enter into the market and achieve a positive growth rate, which will contribute to the output of medium-sized panels. For small-to-medium-sized panels, the popularity of smart phones and maturity of touch-control technology made smart phones penetrate from high-ended business products to general consumer products and their output showed great growth. It’s estimated that the global sales of smart phones would exceed 900 million in 2013 and have a chance to exceed 1.2 billion in 2014. As smart phone panels have a greater size growth than feature phones, have stricter requirements for Fringe Field Switching, high-resolution and color performance, and their panels have higher unit price, the revenue for output of phone panels will be rapidly improved.

B. Sound customer base

The primary customer source of Company is world class consumptive electronics manufacturers, which are of prominent positions in global television, personal computer and mobile telecommunication markets. Given the obvious market integration trend of the consumptive electronics and personal computer market, the future market direction will still be led and dominated by large international manufacturers, and those large ones will remain strong. As such, on the existing major customer base, the Company would not only witness a speedy growth in terms of operating revenues, but also an anticipated continuous growth in its market share.

Under the overall effect of the merger of three companies into one single entity, the completeness of the Company’s product lines is raised and the customer base is further consolidated. Leveraging on the existing customer base, the Company will continuously develop prospective customers in emerging markets. It is estimated that the Company’s operating revenues will witness a long-term, steady and rapid growth, while its global market share will also increase gradually.

C. Globalized deployment

The Company positions itself as the best all-round supplier of Liquid Crystal Panel. Since its foundation, the Company has been actively involved in global deploy, and has now established manufacturing bases in Shenzhen, Ningbo, Foshan, Nanjing and other places in Mainland China for the production of Liquid Crystal Panel Modules and Liquid Crystal Displays in later phrase. In compliance with the target of “Instant Supply”, hubs have also been set up in important cities in Asia, Europe and America to consolidate the long-term cooperation with different customers.

D. Thorough vertical integration:

The Company engages in TFT-LCD industry and has a knowledge and management ability on the R&D, production and sales of Liquid Crystal Panels, modules, structural parts and system assembles. Compared with assembly manufacturers who engage solely in the production of TFT-LCD, the Company is more cost-competitive, and manages to satisfy the objective of offering instant services to customers.

k Unfavorable factors and countermeasures:

A. Inevitable supply and demand imbalance under fierce competitions:

The LCD Panel Industry is affected by various factors such as rather highly capital intensive and longer establishment duration and therefore it has a more obvious business cycle as compared to other industries and uneasy to maintain the demand and supply balance. In the supply side, Taiwanese, Japanese and Korean counterparts are still committed to planning the construction of the next generation panel plants, and the gradual increase in the production capacity of Chinese counterparts since 2012 will also impose pressure on the industry. The Company is possessed of the most complete production line for all generations (including 3.5th generation, 4th generation, 4.5th generation, 5th generation, 6th generation, 7.5th generation and 8.5th generation) and provides for the capacity of LCD panels and touch-control panels with all the sizes. It’s the world’s third largest panel manufacture in terms of capacity. The Company seeks to provide for the optimized product portfolio with limited capacity and adjust its capacity dispatch timely based on the market supply and demand, to have the optimized utility of its capacity.

B. Complicated layout for technologies and patents:

The design and production of TFT-LCD involves high technologies, each manufacture in the world is active in technology and patents applications. To avoid infringement on patents in the course of production, since its foundation, the Company has been actively committed to developing self-owned patents and technologies by recruiting local and overseas talents to join the R&D team while evaluating the feasibility of obtaining the rights to use several key technologies through negotiation with foreign manufacturers. For intellectual property rights, apart from active involvement in R&D and application for various patents, the Company continuously builds up a strong legal support term to ensure that no infringement on its intellectual property rights takes place.

C. The influence of global economic conditions on consumption and demand:

In recent years, the sub-prime storm and the European debt crisis emerged in Europe and America, making the global economy more turbulent, although it has gradually recovered since 2013, it’s uncertain that the global economy has returned to its positive growth. Once the country or global economy fluctuates, the consumption may be materially affected and in turn affect the demand for LCD Monitor products. The Company continues to optimize its products and technologies to provide for products with competitive costs and specifications, and cooperates with partners in its upstream and downstream supply chain to promote their products, thus decrease the adverse effects of outside demand fluctuation on operations.

2. Important usage and production process of major products

(1) Important usage of major products

j TFT-LCD

TFT-LCD products are display devices for digital information communication, with extensive applications including commercial-and-industrial-use information display devices, computers, and display devices for telecommunications-related and consumptive electronics. Following the development of the digital era and 3C integration in the market, the primary application arenas of TFT-LCD products are currently classified as:

•                         Information Technology (IT): Desktop Liquid Crystal Monitors, notebook computers and Tablet PCs etc.

•                         LCD TV

•                         Communications and Consumer Electronics: applications to mobile phones, digital cameras, digital video recorders, digital photo frames, automobile displays, portable DVD displays, palmtop game players, Tablet PCs and other highly mobile and portable electronics, etc.

•                         Special applications: applications to medical panels, autopilots, GPS for automobiles, and other touch-control panel, etc.

k Touch-control panel business

•                         Small-sized (less than 7 inches) products are mainly applied in smart phones, multi-media players, personal navigation devices and digital cameras etc.

•                         Medium-sized (7-19 inches) products are mainly applied to Tablet, eBook, Ultrabook and notebooks, etc.

•                         Large-sized (over 20 inches) products are mainly applied to All-in-one desktop computers and public information displays, etc.

(2) Production process of major products

j                    There are three production processes for TFT-LCD:

•                          Array or TFT Process : Input and cleansing of glass substrate → gate metal plate sputtering → gate metal plate sputtering and lithography etching → semiconductor plate biocontinuous membrane → semiconductor plate lithography etching → source/drain membrane → source/drain metal sputtering → source/drain lithography etching → protective membrane production process → protective membrane lithography etching → transparent conductor plate sputtering and lithography etching → thin LCD membrane charge sensing → completion of thin LCD membrane array.

•                          Cell or LCD Process: combine the glass extracted from the array (as substrate) with the glass substrate of color filter and injects Liquid Crystal into the spaces between two glass substrates.

•                          Module Assembly or LCM Process: glass produced in the cell process is used and assembled with various components such as Backlit Plate, circuits, exterior frames, which should be assembled in the form of Open cell, module and systems in accordance with different customer needs.

k                    Touch-control panels business

•                          Sensor Process: utilize semiconductor yellow light production process to install a sensor on the glass.

•                          Lamination & FPC Bonding Process: the sensor-glass mentioned in the preceding paragraph, as the substrate, is completely laminated with the protection cover, and stressed and bonded with FPC.

•                          Touch-control Panel & LCD/LCM Direct Bonding & Advanced Direct Bonding:

1.              TP & LCM: LCM serving as substrate and comprehensively laminated with TP.

2.              TP & LCD: LCD (open-cell) serving as substrate and comprehensively laminated with TP, and then bonded with BLM.

3.                     Supply conditions of major raw materials of the Company and its subsidiaries

Names of Raw Materials	Suppliers	Supply Conditions

Driver IC	Supplier U	Good
Glass	Supplier P, Supplier Q, Supplier S	Good
Polarizer	Supplier T, Supplier V	Good

4.                     Explanation on significant changes in gross profit margin of primary products or departments in the preceding two fiscal years

In NT$000’; %

			Increase
Year/ Item	2012	2013	or decrease in amount	Percentage change

Combined operating revenues	483,609,931	422,730,500	(60,879,431)	(12.59)%
Combined gross profit	4,499,935	37,759,115	33,259,180	739.10%
Combined gross profit margin	0.93%	8.93%	—	860.22%

Analysis on Percentage Changes:

The year 2013 witnessed an increase in end demand as the global economy continued to pick up and the Company focused more on its core panel business and launched, as the first mover among its peers, large 39-inch and 50-inch panel products in the first half of the year which were well received by the market and sold at a higher price with fewer competitors and robust demand from consumers. As such, the gross profit margin of the Company increased to 8.93% in 2013. Meanwhile, the profit of the Company increased significantly as the Company endeavored to enhance cost control and improve operating efficiency in 2013.

5. Major customers for purchases and sales

(1) Customers who accounted for over 10% of total combined sales in either of the preceding two fiscal years

In NT$000’ ; %

	2012				2013				The first quarter of 2014
Item	Name	Amount	% of net sales throughout the year	Relationship with the issuer	Name	Amount	% of net sales throughout the year	Relationship with the issuer	Name	Amount	% of net sales for the first quarter of 2014	Relationship with the issuer
1	Customer A	59,614,208	12.33	Nil	—	—	—	—	—	—	—	—
2	Other	423,995,723	87.67		Other	422,730,500	100.00	Nil	Other	89,558,900	100.00	Nil
	Net sales	483,609,931	100.00		Net sales	422,730,500	100.00		Net sales	89,558,900	100.00

(2) Suppliers who accounted for over 10% of total combined purchases in either of the preceding two fiscal years

In NT$000’ ; %

	2012				2013				The first quarter of 2014
Item	Name	Amount	% of net sales throughout the year	Relationship with the issuer	Name	Amount	% of net sales throughout the year	Relationship with the issuer	Name	Amount	% of net sales for the first quarter of 2014	Relationship with the issuer
1	Other	350,037,020	100.00	Nil	Other	279,778,851	100.00	Nil	Other	56,775,204	100.00	Nil
	Net purchases	350,037,020	100.00		Net purchases	279,778,851	100.00		Net sales	56,775,204	100.00

6. Combined production volumes and values in the preceding two fiscal years

In 000’ units; NT$000’

Year	2012			2013
Major product	Production capacity	Production volume	Production value	Production capacity	Production volume	Production value
TFT-LCD product	634,560	563,101	470,860,894	602,919	552,668	390,036,096
Total	634,560	563,101	470,860,894	602,919	552,668	390,036,096

The Company’s production capacity in 2012 and 2013 reached 634,560 thousand and 602,919 thousand units respectively, with production volume amounting to 563,101 thousand and 552,668 thousand units and production values of $470,860,894 thousand and $390,036,096thousand respectively, indicating a lower production value in 2013 than that of 2012.

7. Combined sales volumes and values in the preceding two fiscal years

In 000’ units, NT$000’

	2012				2013
Year	Internal		External		Internal		External
Major product	Sales volume	Sales value	Sales volume	Sales value	Sales volume	Sales value	Sales volume	Sales value
TFT-LCD product	85,172	95,538,977	468,827	385,373,538	54,028	71,710,073	510,097	351,019,347
Others	—	502,758	—	2,194,658	—	216	—	864
Total	85,172	96,041,735	468,827	387,568,196	54,028	71,710,289	510,097	351,020,211

The Company’s internal sales valued to $96,041,735 thousand and $71,710,289 thousand in 2012 and 2013 respectively, which sees a decrease in internal sales, whilst external sales amounted to $387,568,196 thousand and $351,020,211 thousand in 2012 and 2013 respectively, which shows a slight decrease in external sales.

(iii)    Number of staff members of the Company and its subsidiaries in the preceding two fiscal years

Year		2012	2013	30 June 2014
Number of staff	Managerial officers	2,646	2,951	2,829
	Indirect staff	16,059	16,195	16,524
	Direct staff	74,738	74,694	79,517
	Total	93,443	93,840	98,870
Average age (In years old)		25.69	26.53	26.49
Average years of service (In years)		2.48	2.53	2.39
	Doctor degree	0.09%	0.09%	0.09%
	Master degree	6.20%	5.62%	5.41%
Academic qualifications	Bachelor degree	72.44%	68.18%	73.44%
	High school diploma	13.7%	18.15%	15.21%
	Below high school diploma	7.57%	7.96%	5.85%
	Total	100%	100%	100%

(iv)     Environmental protection expenses

1.                        If, in accordance with the requirement of laws and regulations, pollution facility permit or pollutant discharge permit shall be applied for or pollution prevention and control costs shall be payable or specific environmental protection officers shall be designated by the Company, the Prospectus shall state the particulars thereof

The Company has obtained the following relevant permits and designated specific personnel

Item	Requirement	Permit number	Approval date
Air pollution control	Stationary air pollution source installation permit	Yuan Lao Huan Kong She Zheng Zi No. KS071-01	18 October2013
		Yuan Lao Huan Kong She Zheng Zi No. KS111-01	29 October 2013
		Nan Ke Kong She Zheng Zi No. D0091-01	20 March 2012
		Nan Xian Fu Huan She Zheng Zi No. R1146-00	30 November 2007
		Nan Ke Kong She Zheng Zi No. R0126-00	20 December 2010
		Nan Ke Kong She Zheng Zi No. D0136-00	28 November 2011
		Nan Ke Kong She Zheng Zi No. D0141-00	2 April 2013
	Stationary air pollution source operating permit	Yuan Lao Huan Kong Cao Zheng Zi No. KS145-07	30 August 2013
		Yuan Lao Huan Kong Cao Zheng Zi No. KS199-01	1 March 2013
		Yuan Lao Huan Kong Cao Zheng Zi No. KS216-04	30 August 2013
		Yuan Lao Huan Kong Cao Zheng Zi No. KS197-03	1 March 2013
		Yuan Lao Huan Kong Cao Zheng Zi No. KS198-02	1 March 2013
		Zhu Ke Huan Kong Cao Zheng Zi No. KS222-03	15 April 2014
		Zhu Ke Huan Kong Cao Zheng Zi No. KS201-04	18 April 2014
		Cao Zheng Zi No. H4629-03	20 May 2013
		Nan Ke Kong Cao Zheng Zi No. D0041-09	8 October 2013
		Nan Ke Kong Cao Zheng Zi No. D0004-07	28 March 2013
		Nan Ke Kong Cao Zheng Zi No. D0051-07	28 March 2013
		Nan Ke Kong Cao Zheng Zi No. D0025-08	18 April 2014
		Nan Ke Kong Cao Zheng Zi No. D0086-07	18 April 2014
		Nan Ke Kong Cao Zheng Zi No. D0066-06	30 October 2013
		Nan Ke Kong Cao Zheng Zi No. D0087-05	16 October 2013
		Nan Shi Fu Huan Cao Zheng Zi No. D0440-02	6 January 2014
		Nan Ke Kong Cao Zheng Zi No. E0011-03	23 April 2014
		Nan Ke Kong Cao Zheng Zi No. D0033-10	14 August 2013
		Nan Ke Kong Cao Zheng Zi No. D0118-04	6 June 2014
		Nan Ke Kong Cao Zheng Zi No. D0125-02	24 April 2014
		Nan Ke Kong Cao Zheng Zi No. D0130-00	20 November 2013

Item	Requirement	Permit number	Approval date
	Person-in-charge	Chen-Lu Li (97) Huan Shu Xun Zheng Zi No. FA090291	—
		Hui-Jing Song (97) Huan Shu Xun Zheng Zi No. FA090291	—
		Wen-Neng Zeng (90) Huan Shu Xun Zheng Zi No. FA090401	—
		You-Lin Chen (100) Huan Shu Xun Zheng Zi No. FA070649	—
		Jing-Sen You (93) Huan Shu Xun Zheng Zi No. FA050318	—
		Ming-Zhen Li (95) Huan Shu Xun Zheng Zi No. FA210259	—
		Wei-Zhen Huang (85) Huan Shu Xun Zheng Zi No. FA050008	—
		Jing-Xing Lu (100) Huan Shu Xun Zheng Zi No. FA070631	—
		Yong-Long Lv (100) Huan Shu Xun Zheng Zi No. FA310128	—
Water pollution control	Water pollution control measure permit	Zhu Ke Huan Shui Xu Zi No. KS001-07	25 April 2013
		Zhu Ke Huan Shui Xu Zi No. KS029-04	16 October 2013
		Zhu Ke Huan Shui Xu Zi No. KS039-04	13 May 2014
		Tao Xian Huan Pai Zi No. H1923-08	30 April 2014
		Nan Ke Huan Shui Xu Zi No. D0092-03	12 April 2013
		Nan Ke Huan Shui Xu Zi No. D0093-03	10 April 2013
		Nan Ke Huan Shui Xu Zi No. D0092-03	12 April 2013
		Nan Ke Huan Shui Xu Zi No. D0093-03	10 April 2013
		Nan Ke Huan Shui Xu Zi No. D0094-06	9 April 2014
		Nan Ke Huan Shui Xu Zi No. D0091-06	27 March 2013
		Nan Shi Huan Shui Zi No. 01359-12	13 March 2014
		Nan Ke Huan Shui Xu Zi No. E0011-02	11 April 2013
		Nan Ke Huan Shui Xu Zi No. D0108-02	1 April 2014
	Person-in-charge	Yu-Di Fang (96) Huan Shu Xun Zheng Zi No. GA410399	—
		Jun-Yi Lin (88) Huan Shu Xun Zheng Zi No. GB040912	—
		Fu-Ming Tian (101) Huan Shu Xun Zheng Zi No. GA090381	—
		Xin-Lin Hua (96) Huan Shu Xun Zheng Zi No. GA180497	—
		Wen-Zhong Zeng (101) Huan Shu Xun Zheng Zi No. GA170225	—
		Heng-Ming Xu (89) Huan Shu Xun Zheng Zi No. GB230383	—
		Wei-Yi Cai (92) Huan Shu Xun Zheng Zi No. GA030295	—
		Han-Fu Xu (87) Huan Shu Xun Zheng Zi No. GA090127	—
		Song-Ye Yang (100) Huan Shu Xun Zheng Zi No. GA140853	—
		Jun-Xian Li (86) Huan Shu Xun Zheng Zi No. GA050162	—
		Gui-Zai Zhang (87) Huan Shu Xun Zheng Zi No. GA060020	—
		Shi-Han Zhang (85) Huan Shu Xun Zheng Zi No. GB381176	—
		Ling-Zhi Zeng (89) Huan Shu Xun Zheng Zi No. GA030187	—
		Zhen-Jie Guo (96) Huan Shu Xun Zheng Zi No. GA220609	—
		Hua-Qi Huang (90) Huan Shu Xun Zheng Zi No. GB101146	—

Item	Requirement	Permit number	Approval date
		Qi-Lin Xie (88) Huan Shu Xun Zheng Zi No. GA060226	—
		Jun-Yu Qiu (86) Huan Shu Xun Zheng Zi No. GB750320	—
		Qing-Wan Zhuang (92) Huan Shu Xun Zheng Zi No. GA110102	—
		Bo-Xun Wang (97) Huan Shu Xun Zheng Zi No. GA301218	—
		Yi-Xian Chen (98) Huan Shu Xun Zheng Zi No. GA480322	—
		Zhi-Xin Chen (90) Huan Shu Xun Zheng Zi No. GA110369	—
		Yu-Chang Jiang (95) Huan Shu Xun Zheng Zi No. GA020141	—
		Shu-Ming Yang (101)Huan Shu Xun Zheng Zi No. GA120524	—
Waste management	Waste disposal plan permit	Yuan Lao Zi No. 1020011226	16 April 2013
		Zhu Huan Zi No. 1030014124	12 May 2014
		Zhu Huan Zi No. 1030017001	10 June 2014
		Fu Huan Shi Zi No. 1020039311	20 August 2013
		Nan Huan Zi No. 1030006728	19 March 2014
		Nan Huan Zi No. 1030009468	17 April 2014
		Nan Huan Zi No. 1030001490	15 January 2014
		Nan Huan Zi No. 1020029897	28 November 2013
		Fu Huan Shi Zi No. 1030421456	5 May 2014
		Nan Huan Zi No. 1030008799	10 April 2014
		Nan Huan Zi No. 1030012991	26 May 2014
		Nan Huan Zi No. 1030013537	30 May 2014
		Nan Huan Zi No. 1030004175	19 February 2014
Toxic chemical management	Toxic chemical operating permit	Fu Huan Zong Zi No. 1020005372 Fu Huan Zong Zi No. 1020005369	8 February 2013 8 February 2013
		Fu Huan Zong Zi No. 1020005371 Fu Huan Zong Zi No. 1020005368	8 February 2013 8 February 2013
		Fu Huan Zong Zi No. 1020005370 Fu Huan Zong Zi No. 1020020263 Fu Huan Zong Zi No. 1020005367 Fu Huan Zong Zi No. 1020004890	8 February 2013 11 June 2013 8 February 2013 5 February 2013
		Fu Huan Wei Zi No. 1020232792	15 March 2013
		Fu Huan Wei Zi No. 1020232786	15 March 2013
		Fu Huan Wei Zi No. 1020710035	16 August 2013
		Fu Huan Wei Zi No. 1020221077	13 March 2013
		Fu Huan Wei Zi No. 1020380950	13 May 2013
		Fu Huan Wei Zi No. 1020221062	13 March 2013
		Gao Shi Huan Ju Tu Zi No. 10243820600	27 December 2013
		Gao Shi Fu Huan Tu Zi No. 10236003300	7 June 2013
	Person-in-charge	Chen-Lu Li (91) Huan Shu Xun Zheng Zi No. JA030039	—
		Hui-Jing Song (88) Huan Shu Xun Zheng Zi No. JA130450	—
		Ming-Qiang Chen (93) Huan Shu Xun Zheng Zi No. JA070289	—
		Quan-Fu Chen (93) Huan Shu Xun Zheng Zi No. JA010151	—
		Jia-Hong Xue (91) Huan Shu Xun Zheng Zi No. JA080073	—
		Jun-Kai Chen (94) Huan Shu Xun Zheng Zi No. JB070101	—
		Zhi-Xiang Liang (96) Huan Shu Xun Zheng Zi No. JB020209	—

Item	Requirement	Permit number	Approval date
		Jian-Ting Li (103) Huan Shu Xun Zheng Zi No. JA120067	—
Air, water and noise pollution control	Pollutant discharge permit of Guangdong province	Environmental protection bureau of Nanhai district (permit authority) Permit number: 440605-2010-000453	22 March 2012
	Pollutant discharge permit of Jiangsu province	Permit number: 320115-2014-000046	1 April 2013
Radiation control	Pollutant discharge permit of Zhejiang province	Zhe BN2014A0101 (Qun Zhi)	1 January 2013
Zhe BN2014A0102 (Qun You)
Zhe BN2014A0103 (Qun Hui)

2. The Company’s investment in major equipment for environmental pollution control, its uses and potential benefits

31 March 2014

In NT$0000’

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
Wastewater system	11	88.06	167,000	167,000	Use: wastewater treatment for HF, acid, alkali and organic matter arising from the manufacturing process Benefit: with removal efficiency up to emission standards

MBR recovery system	13	96.11	48,803	48,803	Use: highly concentrated organic discharge is reused in the manufacturing process after recovery by the MBR treatment system

TMAH recycling system	1	99.12	6,500	6,500	Use: reuse after collection, recycling and purification of liquid waste TMAH produced during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste

Nitrogen extraction system of wastewater by steam stripping	1	100.02	2,100	2,100	Removal of nitrogenous substances in wastewater by the steam stripping technology

Wastewater dephosphorization system	1	100.01	8,500	8,500	Removal of phosphorus-containing substances in wastewater

NMP recycling system	1	90.11	11,400	11,400	Use: reuse after collection, recycling and purification of liquid waste NMP produced during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste

PGMEA recycling system	2	100.12	1,400	1,400	Use: reuse after collection, recycling and purification of liquid waste PGMEA produced during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste

Stripper recycling system	6	94.07	82,250	82,250

Use:                                  reuse after collection, recycling and purification of liquid waste Stripper produced during the manufacturing process

Benefit:              reducing the procurement of raw materials and the generation of waste

HF recycling system	1	100.9	9,800	9,800	Use: reuse after collection, recycling and purification of liquid waste HF produced during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste

AMS SCR system	11	89.01	8,238	8,238	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards

SEX SCR system	24	89.01	7,413	7,413	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
AMX SCR system	18	92.06	9,436	9,436	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards

CVD SCR system	17	89.01	8,854	8,854	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards

HF SCR system	5	89.08	3,200	3,200	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards

VOC zeolite concentrated rotor	24	89.01	48,491	48,491	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards

High-temperature thermophilic bacteria sludge reduction	1	97.01	10,500	10,500	Use: reducing waste sludge by wastewater bio-system to lower waste discharge Benefit: reduction efficiency of approximately 60%

Deodorization system	1	98.01	9,000	9,000	Use: reducing sulfur gas emission to avoid the dispersion of DMS odor that causes air pollution Benefit: destruction efficiency of approximately 90%

Solar energy generation	1	96	5,000	5,000	Annual energy saving (kWh): 32,883 kWh (3.3 hours of daylight x 27.3kw x 365 days). Reduction of CO2 emission: 2,0946kg/CO2e)

Acidic and alkaline exhaust scrubber	14	94.01	84,500	84,500	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards

VOC zeolite concentrated rotor	4	94.01	118,000	118,000	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
Wastewater treatment system	1	97.12	300,000	300,000	Use: wastewater treatment for HF, acid, alkali and organic matter arising from the manufacturing process Benefit: with removal efficiency up to emission standards

CVD bag-typed dust precipitator	3	100.2	58,000	58,000	Use: processing of Powder generated from CVD exhaust by filtering and collection of dust inside the dust precipitator Benefit: compliance with regulatory emission standards

Wastewater recycling system	1	97.12	260,000	260,000	Use: recyclable wastewater is reused in the manufacturing process after treatment by the recycling system Benefit: recycling efficiency up to 85%

SRS liquid waste recycling system	1	97.12	100,000	100,000	Use: reuse after collection, recycling and purification of liquid waste Stripper produced during the manufacturing process Benefit: recycling efficiency of over 92%

Liquid waste collection system	15	97.12	160,000	160,000	Use: collection and storage of various types of liquid waste and waste solvents Benefit: enabling effective sorting, incineration or resource recovery of liquid waste and waste solvents by category

Manufacturing exhaust fan	40	97.07	23,433	23,433	Use: extraction of exhaust emitted during the manufacturing process

Acidic and alkaline exhaust scrubber	15	97.07	17,608	17,608,239	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards

VOC rotor concentrator	4	97.07	83,687	83,687	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards

CVD bag-typed dust precipitator	7	97.07	12,410	12,410	Use: removal of particulate pollutants in emissions evolved during the manufacturing process

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
Wastewater treatment system and liquid waste collection system	4	91.12	159,000	159,000

Use:                                  processing and collection of fluoride, acid/alkali, organic wastewater and highly concentrated liquid waste produced by the manufacturing process

Benefit:              enabling effective sorting, incineration or resource recovery of liquid waste and waste solvents by category

Utilization and recovery system for manufacturing discharge	4	91.12	144,000	144,000

Use:                                  reuse of low-concentration organic discharge, medium-concentration organic discharge, low-concentration fluoride-containing discharge and low-concentration inorganic discharge in the manufacturing process after recovery by the treatment system

Benefit:              recovery efficiency up to 85%

UASB wastewater treatment system	1	95.12	12,000	12,000

Use:                                  processing of highly concentrated organic wastewater with the treatment system to reduce organic wastewater loading and the amount of sludge generated

Benefit:              sludge reduction by 80% per tonne of wastewater

Biogas treatment equipment	1	96.12	4,500	4,500	Use: reducing greenhouse gas emissions through biogas combustion

MBR recovery system	1	100.09	75,000	75,000	Use: reuse of highly concentrated organic discharge in the manufacturing process after recovery by MBR treatment system Benefit: recovery efficiency up to 85%

Sludge dryer	1	100.09	12,000	12,000	Use: drying of organic wet sludge with volume reduction efficiency of more than 75%

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
Acidic exhaust scrubber	9	90.10	25,700	25,700	Use: removal of acidic/alkaline and suspended particulate substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards
Alkaline exhaust scrubber	6	90.10	16,900	16,900
CVD bag-typed dust precipitator	2	90.10	10,100	10,100

VOC fluidized bed	1	95.02	43,500	43,500	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards

Acidic and alkaline exhaust scrubber	3	95.01	8,500	8,500	Use: removal of acid/alkali and suspended particulate substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards
Suspended particulate collection scrubber	1	95.01	1,300	1,300
CVD bag-typed dust precipitator	1	97.01	2,800	2,800
Acidic exhaust scrubber	1	97.01	550	550
Combustible alkaline exhaust scrubber	2	100.01	3,700	3,700
CVD bag-typed dust precipitator	4	100.01	13,500	13,500
Addition of Local Scrubber	8	102.04	14,722	14,722	Use: removal of PFCs gas in emissions evolved during the manufacturing process Benefit: lower PFCs discharge
CVD scrubber	1	102.06	9,00	9,00	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards
Replacement of VOC zeolite rotor and new RTO furnace	2	102.11	11,110	11,110	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 85% and compliance with emission standards
Upgrading of THC continuous monitoring facility	2	102.12	707	707	Use: enabling continuously and automatically monitor NMHC discharge concentration and discharge flow rate Benefit: compliance with regulatory requirements
AMS manufacturing exhaust system	2	100.05	600	600	Use: targeting at Stripper gas during the manufacturing process to conduct gas condensate and recycle Benefit: reducing the procurement of raw materials and the generation of waste

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
HCL manufacturing exhaust system	1	103.01	100	100	Use: removal of acidic substances in emissions evolved during the manufacturing process and replacement of scrubbers Benefit: enabling scrubbers’ capacities meet manufacturing needs
SOX manufacturing exhaust system	2	102.07	1,150	1,150	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards
SOX manufacturing exhaust system	5	102.07	928	928	Use: activated charcoal removal organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards
SEX manufacturing exhaust system	2	103.01	600	600	Use: removal of acidic substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards
AMS manufacturing exhaust system	1	101.03	958	958	Use: removal of alkaline substances in emissions evolved during the manufacturing process Benefit: with removal efficiency up to emission standards
SOX manufacturing exhaust system	1	101.03	5,373	5,373	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards
Manufacturing exhaust system	1	100.12	150	150	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: addition of dosing tank, improving dosing filling time, lower filling risks
Manufacturing exhaust system	1	100.09	336	336	Use: removal of acidic/alkaline substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards
SEX manufacturing exhaust system	1	101.05	1,200	1,200	Use: removal of acidic substances in emissions evolved during the manufacturing process Benefit: compliance with regulatory emission standards
VOC&RTO furnace system	1	102.02	5,100	5,100	Use: removal of organic substances in emissions evolved during the manufacturing process Benefit: removal efficiency of over 75% and compliance with emission standards

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
MBR recovery system	17	102.10	12,062	12,062	Use: reuse of highly concentrated organic discharge in the manufacturing process after recovery by MBR treatment system
TMAH collection system	2	102.06	100	100	Use: shunt treatment of TMAH liquid waste during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste
Biological denitrogenation equipment	3	102.12	1,508	1,508	Use: lower nitrogen concentration that liquid waste discharges Benefit: with removal efficiency up to emission standards
Molybdenum wastewater treatment	3	102.09	8,545	8,545	Use: removal of molybdenum ions from liquid waste produced during the manufacturing process Benefit: with removal efficiency up to emission standards
Anaerobic scrubber	1	101.09	130	130	Biogas desulphuration, lower sulfide discharge
Indium wastewater shunt treatment	1	101.12	83	83	Use: removal of indium ions from liquid waste produced during the manufacturing process Benefit: with removal efficiency up to emission standards
PGMEA recycling system	2	100.12	140	140	Use: Reuse after collection, recycling and purification of liquid waste PGMEA produced during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste
Sludge dryer	1	100.09	1,200	1,200	Use: drying of organic wet sludge with volume reduction efficiency of more than 75%
HF recycling system	1	100.9	980	980	Use: reuse after collection, recycling and purification of liquid waste HF produced during the manufacturing process Benefit: reducing the procurement of raw materials and the generation of waste

31 March 2014

In RMB000’

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
Manufactured water recycling system (BC structure)	1	97.9	730	730	Use: used in recycling C/T sinks & toilets Benefit: 260,000T per year
Manufactured water recycling system (D structure)	1	97.5	799	799	Use: used in recycling C/T sinks & toilets Benefit: 7,5597T per year
Manufactured water recycling system (E structure)	1	102.6	41	41	Use: used in recycling industrial sinks Benefit: 28500T per year
Wastewater treatment system (BC structure)	1	98.9	1,088	1,088	Use: treatment of PH, BOD5, COD, SS, ammonia nitrogen, animal and vegetable oils Benefit: wastewater discharge up to standards
Wastewater treatment system (E structure)	1	97.3	2,200	2,200	Use: animal and vegetable oils, COD, SS, ammonia nitrogen Benefit: wastewater discharge up to standards
Wastewater treatment system (logistics)	1	99.4	350	350	Use: treatment of PH, BOD5, COD, SS, ammonia nitrogen, animal and vegetable oils Benefit: wastewater discharge up to standards
Wastewater treatment system (PD2)	1	102.7	843	843	Use: treatment of copper, nickel, hydrochloric acid, etc. Benefit: wastewater discharge up to standards
Emissions treatment system (A structure)	2	94.3	810	810

Use:

1. Ordinary emissions treatment：isopropanol, non-methane hydrocarbon, TVOC

2.canteen exhaust: discharge after purification by lampblack purifier

Benefit:              emissions discharge up to regulatory requirements

Emissions treatment system (BC structure)	3	95.9	7	7

Use:

1. Ordinary emissions treatment：isopropanol, non-methane hydrocarbon, TVOC

2. Organic emissions treatment：benzene, methylbenzene, xylene

3. canteen exhaust: discharge after purification by lampblack purifier

Benefit:              emissions discharge up to regulatory requirements

Emissions treatment system (D structure)	2	97.2	600	600

Use:

1. Ordinary emissions treatment：isopropanol, non-methane hydrocarbon, TVOC

2. canteen exhaust: discharge after purification by lampblack purifier

Benefit:              emissions discharge up to regulatory requirements

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
Emissions treatment system (E structure)	2	97.2	300	300

Use:

1. Ordinary emissions treatment：isopropanol, non-methane hydrocarbon, TVOC

2. canteen exhaust: discharge after purification by lampblack purifier

Benefit:              emissions discharge up to regulatory requirements

Emissions treatment system (PD2)	1	102.7	400	400	Use: Acidic and alkaline exhaust: treatment of volatilized hydrochloric acid, nitric acid, etc. Benefit: emissions discharge up to regulatory requirements
HA wastewater system	1	96.3	2	2	Use: treatment of wastewater, such as domestic wastewater and wastewater produced during the manufacturing process； Benefit: with removal efficiency up to emission standards
Environmental projects improvements	26	－	1	1	Use: recycling wastewater Benefit: improvement of water utilization
dormitory area wastewater system	1	96.3	2,260	2,260	Use: treatment of domestic wastewater and wastewater produced during the manufacturing process； Benefit: with wastewater up to emission standards
HA organic emissions treatment system	2	97.1	179	179	Use: treatment of HA organic emissions; Benefit: with emissions up to emission standards
HA generator emissions	9	97.8	940	940	Use: treatment of HA generator emissions; Benefit: with emissions up to emission standards
HB-SMT solder emissions	6	100.3	383	383	Use: treatment of solder emissions; Benefit: with emissions up to emission standards
HB—LGP emissions treatment system	4	100.1	611	611	Use: treatment of HB-LGP organic emissions; Benefit: with emissions up to emission standards
Dormitory area canteen lampblack treatment system	1	100.7	87	87	Use: treatment of canteen lampblack Benefit: with lampblack up to emission standards
Dormitory area D structure canteen lampblack treatment system	1	103.1	152	152	Use: treatment of canteen lampblack; Benefit: with lampblack up to emission standards
Acidic and alkaline wastewater treatment system	1	91	380	380	Use: treatment of pure water reclaimed water Benefit: effective removal up to standards
Phase One organic wastewater treatment system	1	92	1,880	1,880	Use: treatment of organic wastewater produced during the manufacturing process; Benefit: with removal efficiency up to emission standards
Phase Two organic wastewater treatment system	1	97	1,020	1,020	Use: treatment of acidic, alkaline, organic wastewater produced during the manufacturing process Benefit: with removal efficiency up to emission standards

Equipment	Qty	Acquirement date	Investment cost	Book value	Use and potential benefit
LCM1 organic exhaust system	1	91	3,000	3,000	Use: discharge of volatile organic emissions produced during the manufacturing process Benefit: removal of FAB organic emissions, reduction of hazards
LCM2 organic exhaust system	1	97	3,000	3,000	Use: discharge of volatile organic emissions produced during the manufacturing process Benefit: removal of FAB organic emissions, reduction of hazards
Waste warehouse (including general waste and hazardous waste warehouse)	1	98	300	300	Use: storage of general and hazardous waste produced by plants Benefit: compliance with waste management regulations
hazardous waste warehouse (expansion of storage space)	1	101	60	60	Use: storage of hazardous waste produced by plants Benefit: compliance with hazardous waste management regulations，avoidance of hazardous waste being open stored
LCM2 partial stick wastewater recycling system	1	101	130	130	Use: MI section of collection module partial stick to wastewater, used for flushing toilets in office areas Benefit: save fresh water consumption, reduction of wastewater discharges
B1 canteen high voltage electrostatic lampblack purifier	2	91	100	100	Use: treatment of canteen cooking lampblack collection system Benefit: compliance with environmental impact assessment and laws and regulations’ requirements
B2 canteen high voltage electrostatic lampblack purifier	2	97	100	100	Use: treatment of canteen cooking lampblack collection system Benefit: compliance with environmental impact assessment and laws and regulations’ requirements
BLG canteen high voltage electrostatic lampblack purifier	1	101	30	30	Use: treatment of canteen cooking lampblack collection system Benefit: compliance with environmental impact assessment and laws and regulations’ requirements
Wastewater system	1	95.5	669	6,694	Treatment of general and organic wastewater
Acidic and alkaline exhaust system	1	90.9	190	190	Treatment of acidic/alkaline emissions (already out of service in March, 2012)
Organic exhaust system	1	90.9	48	48	Treatment of organic emissions (already out of service in March, 2012)

3.              Improvement works of environmental pollution by the Company, disputes related thereto and details of the remediation process thereof the preceding two fiscal years or in the current year up to the date of the Prospectus: Nil.

4. Losses (including compensation) and total fine incurred by the Company in relation to environmental pollution, the corresponding remediation in the future (including improvement measures) and potential expenses (including estimated amount of losses, penalties and compensation that may be liable due to non-performance of the corresponding remediation. In the event that the amount could not be reasonably estimated, the reasons shall be stated) for the

In 2014, Plant T3 in the Taiwan Plant Area of the Company reported a non-compliance event on environmental protection and was fined NT$60,000. This reported event of non-compliance with environment protection was mainly on the inconsistency in the storage amount on site at the plant area with the online reported amount when online reporting was made through the electronic reporting system for the plant area. The Company made amendment immediately to the online electronic system, subsequent reporting will make use of the reconciliation function of the system for error removal and rectification.

The Company’s plant in Taiwan Fab D and Tree Valley Branch committed an environmental violation in 2013, which resulted in a fine of NT$6,000 . The environmental non-compliance is mainly related to the fact that Fab D and Tree Valley Branch stored waste in the open spaces outside of the waste storage area, which is not in conformity with the requirement regarding storage place that approved by the waste disposal plan permit. The company has revised the waste disposal plan permit immediately, and will clean the open waste heap up or transfer them into a qualified waste storage area.

In 2012, Nanjing Innolux Optoelectronics Ltd.’s waste water effluent COD instruments has a problem in public beta, and the data recorded on instruments of control center were different from uploaded online database. During the idling period in the Spring Festival, the wastewater treatment plant’s biochemical treatment capacity has went down, in addition, the excess emissions of sewage has resulted in a fine of RMB 190,000 by Environmental Protection Bureau of Nanjing. The Company has immediately updated instruments (such as measuring devices etc.), added more measuring devices and changed dosing system, as a result, wastewater treatment system has been improved continuously.

Ningbo Innolux Technology Ltd has violated the requirement under Article 10 (1) of Environment Prevention and Control Regulations of Ningbo in 2012, which resulted in a fine of RMB 40,000 by Environmental Protection Bureau of Ningbo bonded zones (export processing zones). The Company has adopted subsequent improvement measures as follow:

(1) Factories must report to Environmental Safety Committee before adding main machine or changing production process.

(2) In order to reduce environmental risk, the maximum capacity requirements of the machine equipment should be used in assessing the approval of new project and the initiation of reconstruction and expansion project.

(3)Environmental Safety Committee will regularly review field devices and the corresponding capacity change to make sure they are in compliance with legal regime.

5. State any current pollution issues and the impact of the related improvement works on the Company’s earnings, competitive position and capital expenditures and estimated material expenses for environmental protection for the next two fiscal years

(1) Current pollution issues and the impact of the related improvement works on the Company’s earnings, competitive position and capital expenditures:

There is no pollution issue pending improvement which has material impact on the Company’s earnings, competitive position and capital expenditures.

(2) Estimated material expenses for environmental protection for the next two fiscal years

In NT$000’

	Year
Equipment	2014	2015

Expansion and addition of wastewater treatment system	68,700
Promotion of THC continuous monitoring facility	2,000
New Local Scrubber	161,561
Improvement works of ALK scrubber	13,000
Addition and replacement of VOC system	77,180
Addition of cell- scrubber in SEX system	52,000
Improvement works of RTO Peak	29,780
Improvement works of THC continuous monitoring system	6,700
Addition of VCD condensation recovery	15,000
Improvement works of GEX system	4,900
Improvement works of SCR dosing monitoring system	2,500
Replacement of exhaust fan	3,390
Improvement works of SEX system’s clean gas box	4,500
Addition of sludge dryer	39,475
Dispose of fluoride-containing wastewater	3,260
Addition of emissions treatment equipment	12,000
MBR recovery system	92,800
Relocation and addition of sludge dryer	45,000

In RMB000’

	Year
Equipment	2014	2015

NGB swipe blow down system	100
NGB waste water recovery treatment system (PD2)	1,500
NGB plant’s emission permit paid use fee	448.5
Construction of FS HB accident pool	1,430
Renovation of FS HA waste water station’s desilter	100
Improvement works of FS plant’s sewage pipes	200
FS HA plant’s newly-built acid and alkali room’s facility works	280
Installation of additional FS HA waste water station on-line monitoring instruments	60
Installation of additional FS HA outside HC-3, WT-1 waste water pool pumps	10
FS HB plant chemicals area maintenance works	30
FS HB 2F LGP assay room exhaust works	175
Improvement and promotion of NJ waste water treatment system	3,000
Renewal or addition of NJ on-line monitoring on continuous monitoring facility	200
Renovation of NJ clean room’s organic dosing system	2,000
Addition of treatment facilities to NJ phase I and II organic emissions exhaust system	1,000
NJ plant’s emission permit paid use fee	500

(v)           Labor relations

1.              List of the Company’s staff welfare programs, further education, training, retirement system and the implementation, labor negotiation and protective measures that safeguard employee interests:

(1)         Staff welfare programs and its implementation

A.            In addition to basic monthly salary, bonus during specific festivals such as Mid-Autumn Festival, Dragon Boat Festival and Chinese New Year are granted and incentives such as performance bonus and staff bonus are duly offered subject to the Company’s operating profit.

B.            Employees are entitled to labor insurance, national health insurance and group insurance with effect from the date of employment.

C.            Integration and continuous improvement of the system, process and plan for talent development, and the Company was awarded with the TTQS gold medal by VTC in 2011.

D.            Promotion of education and activities on quality for all staff to maintain the Company’s competitiveness with quality products and the Company was awarded with a number of national QCC awards.

E.             Strictly adhering to the principle of sustainable development: hiring handicapped employees, upholding to environmental protection with the fulfillment of social responsibility ..., etc.

F.              Provision of internal/external training channels and talent development platforms such as on-the-job training, training at headquarters, overseas experience, etc. to improve staff’s professional knowledge and skills.

G.            Establishment of a sound certification development structure based on professional position and managerial function certification, with a view to meet the Company’s objective and organizational requirements for diversified educational training approaches via vertical promotion of relevant programs in respect of quality, green products, legal affairs and etc. and horizontal promotion of training in each department.

H.           Based on the idea of vigor, healthiness and happiness, an employee leisure center that incorporates leisure and fitness functions for the ultimate relaxation of the body, mind and spirit was constructed.

I.                Staff canteens are available at each plant, which offer meal subsidies for employees in accordance with the Company’s provisions.

J.                The establishment of employee welfare committee which is accountable for the planning and implementation of various welfare programs, including subsidies for community activities, arts and culture festival, staff tour, sports season, family day, merchant discount as well as festivals, weddings and funerals as well as emergency relief.

K.           Provision of various health promotion and counseling programs to cater to the physical and mental well-being of staff.

(2)         Retirement system and its implementation

A.            The Company formulated the employee retirement plan pursuant to the Labor Standards Law and established the Labor Retirement Fund Committee.

B.            Pursuant to the provisions of R.O.C. SFAS No. 18, actuary was commissioned for the evaluation and calculation of the labor retirement fund and the preparation of the actuarial valuation report.

C.            Monthly contribution in the range of 2% to 15% of the total monthly salary was allocated to the labor retirement fund in accordance with laws.

D.            Implementation of the new labor pension system since 1 July 2005 in accordance with laws.

(3)         Labor negotiation

The rights and obligations of employer and employees are based on the provisions of the working rules of the Company, which maintained a harmonious relation with employees and thus had no labor negotiation.

In order to maintain and exchange of mutual communication, meetings such as management meetings and staff quarterly meetings were held regularly; INX e-newsletter were issued; and staff communication mailbox was set up to listen to and address all kinds of opinions and ideas of employees.

2.              Losses suffered by the Company in relation to labor disputes for the preceding two fiscal years or in the current year up to the date of the Prospectus and disclosure of the estimated amount currently and possibly incurred in the future and the corresponding measures. In the event that the amount could not be reasonably estimated, the reasons shall be stated:

Estimated costs incurred by the Company and its subsidiaries in relation to labor disputes in the preceding two fiscal years and up to the date of this prospectus amount to NT$2,780 thousand (for litigations on payment of compensation, recognition of employment and payment of disaster compensation, etc.). As the litigations are trialed case by case, whilst the actual cost shall be determined in accordance with the ruling of the court, provided that the subject amount of the disputes are insignificant, which has no impact on the finance and business of the Company.

II.                                   Real Estate, Plant and Equipment and other Real Estate

(i) Self-owned Assets

1.                                      The name, quantity, date of acquisition, cost of acquisition, gain on revaluation and book value of fixed assets with acquisition cost amounted to 10% of paid-in capital or NT$0.1 billion or above, and further disclosure on its usage and insurance status, security and encumbrance:

31 March 2014; In NT$000’

			Month and				Usage
Name of fixed asset	Unit	Quantity	year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Coater	SET	1	100.4	124,237	—	63,844	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner MPAsp-H723F	SET	1	100.4	719,467	—	369,726	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	100.4	277,258	—	142,480	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	100.4	282,870	—	145,364	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater	SET	1	100.5	128,308	—	67,718	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer	SET	1	100.5	238,207	—	125,721	Production Department	—	—	Insured	Pledged as collateral on a loan
CF Coater	SET	1	100.8	123,952	—	70,584	Production Department	—	—	Insured	Pledged as collateral on a loan
Rubbing Machine	SET	1	100.8	124,801	—	71,067	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (M2)(S/D)	SET	1	100.8	465,592	—	265,129	Production Department	—	—	Insured	Not pledged
Mirror Projection Mask Aligner MPAsp-H733T	SET	1	100.8	722,458	—	411,400	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer	SET	1	100.8	233,964	—	133,229	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Post Bake	SET	1	100.11	104,816	—	64,054	Production Department	—	—	Insured	Pledged as collateral on a loan
Stripper	SET	1	100.11	110,501	—	67,529	Production Department	—	—	Insured	Pledged as collateral on a loan
Mirror Projection Mask Aligner MPAsp-E702T	SET	1	101.2	446,914	—	291,735	Production Department	—	—	Insured	Not pledged
Scan-And Step System (Model 9200LFHT 1.5μm resolution)	SET	1	101.2	222,131	—	145,002	Production Department	—	—	Insured	Not pledged
Metal Sputter (Metal2 S/D 4Ch)	SET	1	101.6	745,015	—	527,719	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (Metal2 S/D 4Ch)	SET	1	101.6	736,761	—	521,872	Production Department	—	—	Insured	Pledged as collateral on a loan
CF Coater (TR130FS FCS)	SET	1	101.8	114,812	—	84,514	Production Department	—	—	Insured	Pledged as collateral on a loan
CF Coater	SET	1	101.9	127,228	—	95,421	Production Department	—	—	Insured	Pledged as collateral on a loan
CF Coater	SET	1	101.9	130,197	—	97,648	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal Dispenser	SET	1	101.9	190,951	—	159,126	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	101.10	453,601	—	382,201	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 Chamber)	SET	1	101.10	252,139	—	212,450	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 Chamber)	SET	1	101.10	250,433	—	191,303	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 Chamber) (vacuum tube inclusive)	SET	1	101.10	239,619	—	183,042	Production Department	—	—	Insured	Pledged as collateral on a loan
Glass Slimming System	SET	1	101.10	131,240	—	100,253	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-65S	SET	1	101.10	356,457	—	300,348	Production Department	—	—	Insured	Pledged as collateral on a loan

			Month and				Usage
Name of fixed asset	Unit	Quantity	year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Exposure System FX-65S	SET	1	101.10	378,940	—	319,292	Production Department	—	—	Insured	Pledged as collateral on a loan
Scan-and Step System FX-65S	SET	1	101.10	407,155	—	343,066	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO-Sputter (rail infrastructure inclusive (G6 AR-1800))	SET	1	101.10	382,210	—	322,048	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	101.10	265,868	—	224,018	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	101.10	265,555	—	223,755	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker (8LD-CSCRO5)	SET	1	101.10	119,452	—	100,649	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker (8LD-CSCRO6)	SET	1	101.10	119,466	—	100,661	Production Department	—	—	Insured	Pledged as collateral on a loan
Glass Slimming System	SET	1	101.10	116,395	—	98,074	Production Department	—	—	Insured	Pledged as collateral on a loan
Rubbing Machine	SET	1	101.10	105,084	—	88,543	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Ink Jet	SET	1	101.10	111,720	—	94,135	Production Department	—	—	Insured	Pledged as collateral on a loan
PA Ailgnment PI	SET	1	101.10	365,068	—	307,604	Production Department	—	—	Insured	Pledged as collateral on a loan
Glass Slimming System	SET	1	101.10	121,141	—	102,072	Production Department	—	—	Insured	Pledged as collateral on a loan
Twin Stage Exposure	SET	1	101.11	189,487	—	147,379	Production Department	—	—	Insured	Pledged as collateral on a loan
Twin Stage Exposure	SET	1	101.11	198,473	—	154,368	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	101.11	159,122	—	135,548	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker	SET	1	101.12	139,401	—	120,040	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker	SET	1	101.12	142,492	—	122,701	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Post Bake	SET	1	101.12	107,435	—	92,513	Production Department	—	—	Insured	Pledged as collateral on a loan
Stripper	SET	1	101.12	110,743	—	95,362	Production Department	—	—	Insured	Pledged as collateral on a loan
Stripper	SET	1	101.12	106,537	—	91,740	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	101.12	202,297	—	174,200	Production Department	—	—	Insured	Pledged as collateral on a loan
Glass Slimming System	SET	1	101.12	114,780	—	98,838	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher (3 ch)	SET	1	101.12	394,740	—	312,502	Production Department	—	—	Insured	Pledged as collateral on a loan
Wet Etcher (AL)	SET	1	101.12	114,880	—	98,924	Production Department	—	—	Insured	Pledged as collateral on a loan
(S)Dry Etcher (3 ch)	SET	1	102.1	382,209	—	332,664	Production Department	—	—	Insured	Pledged as collateral on a loan
Twin Stage Exposure	SET	1	102.3	251,121	—	223,219	Production Department	—	—	Insured	Pledged as collateral on a loan
Seal Dispenser	SET	1	102.3	125,874	—	111,888	Production Department	—	—	Insured	Pledged as collateral on a loan
One Drop Fill	SET	1	102.3	139,674	—	124,155	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater and Developer	SET	1	102.3	293,225	—	260,645	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker	SET	1	102.3	118,877	—	105,669	Production Department	—	—	Insured	Pledged as collateral on a loan
Coater	SET	1	102.4	123,624	—	111,033	Production Department	—	—	Insured	Pledged as collateral on a loan
One Drop Fill	SET	1	102.4	136,615	—	122,701	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker (8LD — CSCR05)	SET	1	102.4	133,674	—	120,059	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker (8LD — CSCR06)	SET	1	102.4	133,674	—	120,059	Production Department	—	—	Insured	Pledged as collateral on a loan

			Month and				Usage
Name of fixed asset	Unit	Quantity	year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
One Drop Fill	SET	1	102.5	127,254	—	115,472	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Ink Jet	SET	1	102.5	133,082	—	120,760	Production Department	—	—	Insured	Pledged as collateral on a loan
PIPA EGIS Exposure System PIPA	SET	1	102.5	360,782	—	327,377	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Ink Jet	SET	1	102.5	106,845	—	96,952	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker	SET	1	102.5	113,363	—	102,866	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker	SET	1	102.5	112,301	—	101,903	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker	SET	1	102.6	111,836	—	97,856	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell-scriber/breaker	SET	1	102.6	112,492	—	103,118	Production Department	—	—	Insured	Pledged as collateral on a loan
Rubbing Machine	SET	1	102.6	106,164	—	97,317	Production Department	—	—	Insured	Not pledged
Coater	SET	1	102.6	110,504	—	101,295	Production Department	—	—	Insured	Not pledged
Exposure System FX-85S	SET	1	102.8	695,998	—	628,332	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	102.8	454,824	—	410,605	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-85S	SET	1	102.8	705,910	—	637,280	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	102.8	456,113	—	411,768	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-85S	SET	1	102.8	714,920	—	645,413	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	102.8	401,401	—	362,376	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-85S	SET	1	102.8	672,618	—	607,224	Production Department	—	—	Insured	Pledged as collateral on a loan
Chamical Vapor Deposition	SET	1	102.8	397,943	—	359,254	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	102.8	674,164	—	608,620	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-85S	SET	1	102.8	677,280	—	611,433	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure System FX-855	SET	1	102.8	670,319	—	605,149	Production Department	—	—	Insured	Pledged as collateral on a loan
Twin Stage Exposure	SET	1	102.8	190,046	—	171,569	Production Department	—	—	Insured	Pledged as collateral on a loan
Twin Stage Exposure	SET	1	102.8	190,258	—	171,761	Production Department	—	—	Insured	Pledged as collateral on a loan
Twin Stage Exposure	SET	1	102.8	190,031	—	171,556	Production Department	—	—	Insured	Pledged as collateral on a loan
Twin Stage Exposure	SET	1	102.8	192,848	—	174,099	Production Department	—	—	Insured	Pledged as collateral on a loan
Twin Stage Exposure	SET	1	102.8	190,203	—	171,711	Production Department	—	—	Insured	Pledged as collateral on a loan
Twin Stage Exposure	SET	1	102.8	190,102	—	171,620	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	102.10	695,633	—	663,428	Production Department	—	—	Insured	Pledged as collateral on a loan
FOR DJ	SET	1	102.10	124,780	—	119,003	Production Department	—	—	Insured	Not pledged
DRY ETCHER(TEL)2Chamber-Process Chamber&Load Lock Chamber&Transfe	SET	1	103.3	240,242	—	240,242	Production Department	—	—	Insured	Not pledged
A type Cassette	SET	620	100.11	204,046	—	124,695	Production Department	—	—	Insured	Pledged as collateral on a loan
LCD Stocker	SET	1	102.4	172,626	—	155,044	Production Department	—	—	Insured	Pledged as collateral on a loan

			Month and				Usage
Name of fixed asset	Unit	Quantity	year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
LCD Stocker	SET	1	102.5	312,916	—	283,942	Production Department	—	—	Insured	Pledged as collateral on a loan
FAB8 rooftop process exhaust piping outdoor portion	SET	1	100.4	398,292	—	204,678	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Cold water tower and cold and hot water piping system for Factory 8 (excluding equipment room on 3,4,5 floor)	SET	1	100.5	277,883	—	146,660	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Access Control and Monitoring System and Equipment	SET	1	100.8	133,300	—	75,907	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
Process cooling water system primary distributor	SET	1	101.2	104,956	—	68,513	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
FAB7 —LCD clean room PA project renovation Work (P1-A)	SET	1	101.8	265,500	—	195,438	Administration and Factory Department	—	—	Insured	Not pledged
B building factory	SET	1	101.6	2,062,152	—	1,905,722	Administration and Factory Department	—	—	Insured	Not pledged
Innolux Nanhai Park HB plant 2F general air-conditioning works	SET	1	101.9	151,332	—	131,136	Administration and Factory Department	—	—	Insured	Not pledged
Innolux Nanhai Park HB plant 1F/3F/RF general power installation works	SET	1	101.10	199,160	—	175,950	Administration and Factory Department	—	—	Insured	Not pledged
Cutting machine_CSCR02	SET	1	101.12	154,411	—	137,039	Production Department	—	—	Insured	Not pledged
Innolux Nanhai Park HB plant 1F general air-conditioning works	SET	1	101.12	147,969	—	131,323	Administration and Factory Department	—	—	Insured	Not pledged
Innolux Nanhai Park HB plant 3F clean room works	SET	1	101.12	495,607	—	439,851	Administration and Factory Department	—	—	Insured	Not pledged
Nanhai Park HC plant building main construction	SET	1	102.1	140,216	—	132,119	Administration and Factory Department	—	—	Insured	Not pledged
Cutting machine_CSCR01	SET	1	102.4	181,552	—	165,077	Production Department	—	—	Insured	Not pledged
Innolux Nanhai Park HB plant fire security	SET	1	102.5	225,576	—	206,966	Administration and Factory Department	—	—	Insured	Not pledged
Nanhai Park HB plant high and low voltage distributor equipment	SET	1	102.7	155,914	—	145,623	Administration and Factory Department	—	—	Insured	Not pledged
B building factory	SET	1	101.6	2,062,152	—	1,905,722	Administration and Factory Department	—	—	Insured	Not pledged
G/H line-step and scan exposure (1PST450)	SET	1	102.4	243,715	—	220,645	Production Department	—	—	Insured	Pledged as collateral on a loan
G/H line-step and scan exposure (1PST440)	SET	1	102.4	241,488	—	218,645	Production Department	—	—	Insured	Pledged as collateral on a loan
G/H line-step and scan exposure (1PST430)	SET	1	102.4	240,555	—	217,756	Production Department	—	—	Insured	Pledged as collateral on a loan
G/H line-step and scan exposure (1PST420)	SET	1	102.4	240,399	—	217,608	Production Department	—	—	Insured	Pledged as collateral on a loan
(PV)PECVD(1TCVD0C0)	SET	1	102.4	162,709	—	146,137	Production Department	—	—	Insured	Pledged as collateral on a loan
(PV)PECVD(1TCVD0D0)	SET	1	102.4	162,709	—	146,137	Production Department	—	—	Insured	Pledged as collateral on a loan
(PV)PECVD(1TCVD1H0)	SET	1	102.4	162,239	—	145,715	Production Department	—	—	Insured	Pledged as collateral on a loan
(PV)PECVD(1TCVD0F0)	SET	1	102.4	162,132	—	145,618	Production Department	—	—	Insured	Pledged as collateral on a loan
AMHS Expansion for T3 102K	SET	1	102.2	512,112	—	450,469	Production Department	—	—	Insured	Pledged as collateral on a loan
120K Project Clean Room and MEP Work	SET	1	102.2	229,500	—	188,062	Administration and Factory Department	—	—	Insured	Not pledged
I-LINE INLINE SYSTEM(SLIT CT)	SET	1	102.2	172,713	—	151,923	Production Department	—	—	Insured	Pledged as collateral on a loan
Slit Coater_Type A	SET	1	102.2	169,374	—	148,986	Production Department	—	—	Insured	Pledged as collateral on a loan
120K Array Power hook-up Work	SET	1	102.2	151,000	—	123,736	Administration and Factory Department	—	—	Insured	Not pledged
Slit Coater_Type B	SET	1	102.2	140,843	—	123,890	Production Department	—	—	Insured	Pledged as collateral on a loan
120K Array Raw Parts Hook-up Work	SET	1	102.2	126,833	—	103,932	Administration and Factory Department	—	—	Insured	Not pledged
GH-LINE INLINE SYSTEM(SLIT CT)	SET	1	102.1	165,299	—	139,869	Production Department	—	—	Insured	Pledged as collateral on a loan

			Month and				Usage
Name of fixed asset	Unit	Quantity	year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
Cell-1 Machine Loader	SET	1	102.1	162,850	—	131,185	Administration and Factory Department	—	—	Insured	Not pledged
Slit Coater_Type B	SET	1	102.1	139,599	—	121,503	Production Department	—	—	Insured	Pledged as collateral on a loan
ME-700 E3 PLASMA ETCHING SYSTEM	SET	1	102.1	135,246	—	117,714	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (ITO)1TPVD150	SET	1	102.1	103,956	—	90,480	Production Department	—	—	Insured	Pledged as collateral on a loan
Sunshading (LS)CVD(1TCVD0F0)	SET	1	101.12	162,075	—	139,565	Production Department	—	—	Insured	Pledged as collateral on a loan
(ILD)CVD(1TCVD1H0)	SET	1	101.12	161,823	—	139,348	Production Department	—	—	Insured	Pledged as collateral on a loan
Sunshading (LS)CVD(1TCVD1F0)	SET	1	101.12	161,641	—	139,191	Production Department	—	—	Insured	Pledged as collateral on a loan
(PV)CVD(1TCVD1D0)	SET	1	101.12	161,305	—	138,902	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (ITO) SMD-750B	SET	1	101.12	118,301	—	101,871	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Rubbing	SET	1	101.10	126,306	—	106,424	Production Department	—	—	Insured	Pledged as collateral on a loan
T2-TF-Metal Sputter	SET	1	101.10	360,041	—	303,946	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 PI Coater	SET	1	101.10	105,000	—	88,472	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 ODF (3CH)	SET	1	101.9	385,482	—	322,659	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Seal Dispenser (5CH)-Seal/Au Shared Machine	SET	1	101.9	276,284	—	232,047	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Dry Etcher (3-CH)	SET	1	101.9	227,185	—	189,321	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Inkjet(2CPIJ500)(PI Pre bake inclusive)	SET	1	101.9	177,430	—	149,852	Production Department	—	—	Insured	Pledged as collateral on a loan
CF CHS R3,B3,ISP4	SET	1	101.9	175,000	—	126,483	Production Department	—	—	Insured	Pledged as collateral on a loan
Mixed Srciber	SET	1	101.9	124,093	—	104,538	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD	SET	1	101.9	242,771	—	202,309	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD	SET	1	101.9	247,090	—	205,909	Production Department	—	—	Insured	Pledged as collateral on a loan
Building Structure Reinforcement and Renovation Alteration Work -C5	SET	1	101.8	127,630	—	60,013	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
AMHS-C5	SET	1	101.8	415,000	—	305,486	Production Department	—	—	Insured	Pledged as collateral on a loan
C5 clean room Establishment	SET	1	101.8	362,000	—	266,472	Administration and Factory Department	—	—	Insured	Pledged as collateral on a loan
CHS-Converor	SET	1	101.8	238,000	—	175,194	Production Department	—	—	Insured	Pledged as collateral on a loan
ITO+Metal	SET	1	101.8	399,742	—	294,255	Production Department	—	—	Insured	Pledged as collateral on a loan
CF AMHS System	SET	1	101.8	699,899	—	522,369	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 CF AMHS (Rack & Conveyor System)	SET	1	101.8	317,853	—	239,634	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD-2ADET700	SET	1	101.8	247,564	—	204,011	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Dry Etcher (3-CH)	SET	1	101.8	247,564	—	204,011	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Plant Building Cheese Slab	SET	1	101.7	391,078	—	362,216	Production Department	—	—	Insured	Pledged as collateral on a loan
Chemical vapor deposition equipment	SET	1	101.7	281,754	—	203,489	Production Department	—	—	Insured	Not pledged
Line I — step and scan exposure	SET	1	101.6	415,784	—	334,937	Production Department	—	—	Insured	Pledged as collateral on a loan
Line I — step and scan exposure	SET	1	101.6	413,120	—	332,791	Production Department	—	—	Insured	Pledged as collateral on a loan
G/H line- step and scan exposure (1PST410)	SET	1	101.6	238,278	—	191,946	Production Department	—	—	Insured	Pledged as collateral on a loan

			Month and				Usage
Name of fixed asset	Unit	Quantity	year of acquisition	Initial Cost	Gain on revaluation	Book Value	Department of the Company	Leased	Idled	Insurance status	Security and encumbrance
G/H line- step and scan exposure	SET	1	101.6	230,253	—	180,913	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal Sputter (ITO)1TPVD160	SET	1	101.6	167,898	—	135,251	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 EXPOSURE	SET	1	101.6	425,901	—	343,087	Production Department	—	—	Insured	Pledged as collateral on a loan
SiO2 Sputter	SET	1	101.6	295,940	—	209,624	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 PI Coater	SET	1	101.4	294,524	—	200,440	Production Department	—	—	Insured	Pledged as collateral on a loan
0APVD800 In-line Sputter	SET	1	101.4	229,440	—	156,147	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 ITO SPUTTER Main System	SET	1	101.4	363,377	—	247,299	Production Department	—	—	Insured	Pledged as collateral on a loan
PI Coater	SET	1	101.4	284,870	—	193,870	Production Department	—	—	Insured	Pledged as collateral on a loan
Metal+SiO2+ITO Sputter	SET	1	101.3	366,672	—	244,448	Production Department	—	—	Insured	Pledged as collateral on a loan
C3 clean room work	CV	1	101.3	320,000	—	213,333	Administration and Factory Department	—	—	Insured	Not pledged
SiO2 Sputter	SET	1	101.3	294,880	—	196,587	Production Department	—	—	Insured	Pledged as collateral on a loan
AMHS-C3	SET	1	101.3	173,000	—	115,333	Production Department	—	—	Insured	Pledged as collateral on a loan
CHS-Converor	SET	1	101.3	138,000	—	92,000	Production Department	—	—	Insured	Pledged as collateral on a loan
Water treatment system-C3 pure water DIW/Drain system	CV	1	101.3	125,000	—	83,333	Administration and Factory Department	—	—	Insured	Not pledged
Waste water structure-C3	CV	1	101.3	148,873	—	136,963	Administration and Factory Department	—	—	Insured	Not pledged
I-LINE INLINE SYSTEM(SLIT CT)	SET	1	100.8	172,655	—	147,716	Production Department	—	—	Insured	Pledged as collateral on a loan
CF CHS	SET	1	100.7	888,358	—	493,532	Production Department	—	—	Insured	Pledged as collateral on a loan
AS/RS System	SET	1	100.7	329,600	—	183,111	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Chemical vapor diposition	SET	1	100.7	284,012	—	157,785	Production Department	—	—	Insured	Pledged as collateral on a loan
Cell CHS	SET	1	100.6	394,065	—	213,452	Production Department	—	—	Insured	Pledged as collateral on a loan
T2 Factory Equipment -SRS-1800 System	SET	1	100.6	168,504	—	70,949	Administration and Factory Department	—	—	Insured	Not pledged
G6 Rubbing	SET	1	100.5	116,101	—	61,275	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 ODF (3CH)	SET	1	100.4	264,085	—	135,711	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD-2ADET600	SET	1	100.4	245,642	—	126,233	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD	SET	1	100.4	229,306	—	117,838	Production Department	—	—	Insured	Pledged as collateral on a loan
Exposure	SET	1	100.4	144,864	—	74,444	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	100.4	121,795	—	62,589	Production Department	—	—	Insured	Pledged as collateral on a loan
G6 Photo line-Coater	SET	1	100.4	115,418	—	59,312	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER (single dimension cutting)	SET	1	100.4	101,736	—	52,281	Production Department	—	—	Insured	Pledged as collateral on a loan
Dry Etcher equipment (3CH)with EPD	SET	1	100.4	226,203	—	116,243	Production Department	—	—	Insured	Pledged as collateral on a loan
SECOND SCRIBE/BREAKER (single dimension cutting)	SET	1	100.4	107,664	—	55,327	Production Department	—	—	Insured	Pledged as collateral on a loan

2.

Name, area, location, acquisition date, acquisition cost, revaluation gain, book value, published present value or property assessment value and expected future disposal or development plan for real estate idled and held for investment for over 5 years

31 March 2014 ; In NT$000 ’

Name of real estate	Unit	Area	Location	Month and year of acquisition	Acquisition cost	Gain on revaluation	Book Value	Published present value or assessment value	Future disposal or development plan
Gangwei section 505-2,506,506-6,506-7,509-10	ft 2	2,705	Gangziwei Section, Anding Dist., Tainan City, Taiwan	99.03	27,821	—	27,821	27,821	Nil
Xiaoxinying section 909.909-1~4.910.910-1~4.911.911-1~4.912.912-1~4.	ft 2	9,535	Xiaoxinying Section, Shanhua Dist., Tainan City, Taiwan	99.03	160,426	—	160,426	160,426	Nil
Buildings of Huoshui Nursery School(活水托兒所)	ft 2	4,744	No. 54-5, Gangziwei, Gangwei Village, Anding Dist., Tainan City, Taiwan	99.03	85,315	—	74,058	74,058	Nil
WEST factory (Plant I)	ft 2	18,324	No. 10, STSP 9 Road, Southern Taiwan Science Park, Taiwan	99.03	110,533	—	100,642	100,642	Nil
WEST factory (Plant II)	ft 2	41,141	Huandong Road No. 6, Sect. 2, Huandong Road, Southern Taiwan Science Park, Taiwan	99.03	372,592	—	340,609	340,609	Nil

(ii) Leased Asset

1.	Finance lease amounted to amounted to 10% of paid-in capital or NT$0.1 billion or above: Nil.

2.	Name, quantity, term, annual rent, name of lessor and existing usage of operating lease (assets under operating lease with annual rent over NT$5 million):

31 March 2014

Name of Assets	Unit	Quantity	Lease term	Rent (before tax)	Lessor	Calculation and payment of rent	Lease restriction
Land	M²	73,177	2010/03/18~2020/12/31	NT$1,890,172/month	Administration Bureau of Hsinchu Science and Industrial Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	18,435	2004/04/06~2023/12/31	NT$476,198/month	Administration Bureau of Hsinchu Science and Industrial Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	174,647	2007/12/01~2126/12/31	NT$4,511,132/month	Administration Bureau of Hsinchu Science and Industrial Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	93,306	2003/05/28~2022/12/31	NT$2,410,084/month	Administration Bureau of Hsinchu Science and Industrial Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Factory/Office	M²	24,514	2013/07/04~2016/07/03	NT$10,000,000/month	Allied Material Technology Corp.	Pay per writing a receipt	Operating business according to laws and regulations requirement
Land	M²	2,091	2010/03/31~2016/11/19	NT$56,478/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	35,640	2010/03/31~2019/12/31	NT$962,636/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	60,731	2010/03/31~2017/12/31	NT$1,640,344/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	60,000	2010/03/31~2018/12/31	NT$1,620,600/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	65,907	2010/03/31~2019/12/31	NT$1,780,148/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	17,579	2010/03/31~2022/12/31	NT$474,809/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet

Name of Assets	Unit	Quantity	Lease term	Rent (before tax)	Lessor	Calculation and payment of rent	Lease restriction
Land	M²	7,464	2010/03/31~2022/12/31	NT$201,603/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	30,000	2010/03/31~2022/12/31	NT$810,300/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	56,138	2010/03/31~2022/12/31	NT$1,516,287/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	21,917	2010/03/31~2022/12/31	NT$591,967/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	93,806	2010/03/31~2019/12/31	NT$2,533,700/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	536,120	2010/03/31~2022/12/31	NT$14,480,601/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	240,000	2010/03/31~2024/12/31	NT$3,607,200/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	25,000	2010/03/31~2024/12/31	NT$375,750/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	9,000	2010/03/31~2024/12/31	NT$135,270/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	2,610	2010/03/31~2032/01/14	NT$39,232/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	18,324	2010/03/31~2022/12/31	NT$494,931/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet
Land	M²	41,141	2010/03/31~2023/12/31	NT$1,111,218/month	Administration Bureau of Southern Taiwan Science Park	Pay per statement	Subject to the Administration Ordinance set up by the Park and the land shall not be sublet

(iii) Current status of production plants and equipment production capacity utilization

(1) Current Status of production plants

30 June 2014

Project Plant	GFA (f t 2 )	No. of staff(person)	Product type	Existing Usage
			4.5/5th generation TFT panel	Good
T1	204,784.01	1,979	4.5/5th generation TFT panel
T3	263,938.52	1,966	3.5th generation LTPS panel	Good

Pingzhen	24,514	159	3.5th generation LTPS panel	Good
Plant A	134,826.11	1,082	3.5th generation TFT panel	Good
Plant B	582,968.34	4,379	4.5/5th generation TFT panel	Good
Plant C	180,744.37	1,693	Touch Panel	Good
Plant D	1,051,199.48	10,737	5.5/7.5th generation TFT panel/Touch Panel	Good
Plant E	401,209.81	1,988	6th generation TFT panel	Good
Plant F	539,454.23	1,316	8.5th generation TFT panel	Good
STSP Touch Fab	15,436.15	208	Touch Panel	Good
STSP Touch Fab 2	13,277.96	157	Touch Panel	Good
Touch-control Module Factory	17,959.23	3,920	TFT panel module	Good

(2) Capacity utilization of the equipment for the last two years

In : 000 ’ units; NT$000 ’

	2012				2013
Annual Production Volume Main product	Production capacity	Production volume	Capacity utilization	Production value	Production capacity	Production volume	Capacity utilization	Production value
TFT-LCD Product	634,560	563,101	89%	470,860,894	602,919	552,668	92%	390,036,096

Total	634,560	563,101	89%	470,860,894	602,919	552,668	92%	390,036,096

III. Investee

(i)                                    Investee summary

31 March 2014 In NT$000’; shares

									Investment return		No. of
									for the last year		shares of
				Invested shares					Investment		the
		Investment	Carrying		Share	Net amount of	Market	Accounting	profit and	Stock	Company
Investee	Key operations	cost	amount	No. of shares	holdings	shareholdings	value	treatment	loss	dividends	held
Ampower Holding Ltd.	Holding company	1,717,714	1,526,338	14,062,500	47%	928,923	—	Equity method	(5,916)	—	Nil
Asiaward Investment Ltd.	Holding company	314,740	245,568	77,830,001	100%	245,568	—	Equity method	35,645	—	Nil
Best China Investments Ltd.	Holding company	314,740	245,568	10,000,001	100%	245,568	—	Equity method	35,645	—	Nil
Bright Information Holding Ltd.	Holding company	74,924	135,476	2,782,333	57%	57,835	—	Equity method	630	—	Nil
Chi Mei Optoelectronics Europe B.V.	Engages in import and export trading of electronics components and LED monitors	121,941	158,924	180	100%	154,138	—	Equity method	1,040	—	Nil
Chi Mei Optoelectronics Germany GmbH	Engages in import and export trading and after sale services of electronics components and LED monitors	10,324	25,567	250	100%	25,567	—	Equity method	112	—	Nil
Chi Mei Optoelectronics Japan Co., Ltd.	Engages in development, manufacturing and sale of TFT LED monitors	1,335,486	1,668,679	80	100%	1,520,744	—	Equity method	37,707	—	Nil
Chi Mei Optoelectronics USA, Inc.	Engages in sale of electronic components and computer monitors	2,400	235,892	1,000	100%	235,892	—	Equity method	9,895	—	Nil
Gold Union Investments Ltd.	Holding company	348,999	130,072	31,783,000	100%	274,606	—	Equity method	136,277	—	Nil
Golden Achiever International Ltd.	Holding company	9,083	-25,669	39,250	100%	-41,621	—	Equity method	1,159	—	Nil
Innolux Corporation	Sale of company	6,348	-83,631	2,000	100%	-83,631	—	Equity method	(431)	—	Nil
Innolux Holding Ltd.	Holding company	7,830,823	16,074,625	245,868,185	100%	16,077,932	—	Equity method	281,469	—	Nil
iZ3D, Inc.	Technical R&D of 3D panel and sale of hardware	—	—	4,333	35%	70,938	—	Equity method	0	—	Nil
Jetronics International Corporation	Holding company	145,600	-8,004	2,690,000	32%	120,836	—	Equity method	(22,327)	—	Nil
Keyway Investment Management Ltd.	Holding company	197,554	259,408	5,656,410	100%	221,749	—	Equity method	(1,917)	—	Nil
Lakers Trading Ltd.	Agency	—	232,129	1	100%	232,129	—	Equity method	(9)	—	Nil
Landmark International Ltd.	Holding company	32,925,315	36,245,546	693,100,000	100%	37,153,876	—	Equity method	(237,772)	—	Nil
Leadtek Global Group Ltd.	Agency	—	-316,785	50,000,000	100%	-80,067	—	Equity method	(59,288)	—	Nil
Magic Sun Ltd.	Holding company	1,146,370	981,286	38,000,001	100%	981,286	—	Equity method	9,363	—	Nil
Main Dynasty Investment Ltd.	Holding company	573,940	404,333	139,623,801	100%	404,333	—	Equity method	0	—	Nil
Mega Chance Investments Ltd.	Holding company	573,940	404,334	18,000,000	100%	404,334	—	Equity method	0	—	Nil
Nets Trading Ltd.	General investment	—	2,153	1	100%	2,153	—	Equity method	0	—	Nil

									Investment return		No. of
									for the last year		shares of
				Invested shares					Investment		the
		Investment	Carrying		Share	Net amount of	Market	Accounting	profit and	Stock	Company
Investee	Key operations	cost	amount	No. of shares	holdings	shareholdings	value	treatment	loss	dividends	held
Rockets Holding Ltd.	Holding company	7,269,053	14,792,462	225,604,550	100%	14,792,462	—	Equity method	276,262	—	Nil
Stanford Developments Ltd.	Holding company	5,391,125	13,159,061	164,000,000	100%	13,159,061	—	Equity method	237,009	—	Nil
Sun Dynasty Development Ltd.	Holding company	1,146,370	981,286	295,969,001	100%	981,286	—	Equity method	9,363	—	Nil
Suns Holding Ltd.	Holding company	555,422	1,136,973	18,177,052	100%	1,136,973	—	Equity method	(1)	—	Nil
Toppoly Optoelectronics (B.V.I.) Ltd.	Holding company	3,596,307	5,181,433	144,447,000	100%	5,417,105	—	Equity method	242,192	—	Nil
Toppoly Optoelectronics (Cayman) Ltd.	Holding company	3,572,384	5,416,749	144,417,000	100%	5,416,749	—	Equity method	242,192	—	Nil
TPO Displays Europe B.V.	Holding and testing of R&D company	3,073,072	2,598,088	375,810	100%	2,598,088	—	Equity method	8,177	—	Nil
TPO Displays Germany GmbH	Testing of maintenance company	33,735	68,186	100,000	100%	68,186	—	Equity method	627	—	Nil
TPO Displays Hong Kong Holding Ltd.	Holding company	—	499,938	162,897,802	100%	499,938	—	Equity method	(12,889)	—	Nil
TPO Displays Hong Kong Ltd.	Agency	—	-2,164,596	35,000,000	100%	-2,164,596	—	Equity method	173,910	—	Nil
TPO Displays Japan K.K.	Distributor	1,815,603	1,863,274	201	100%	1,863,274	—	Equity method	(99,765)	—	Nil
TPO Displays USA Inc.	Distributor	263,685	290,626	1,000	100%	290,626	—	Equity method	8,324	—	Nil
TPO Hong Kong Holding Ltd.	Holding company	2,107,291	2,322,062	1,158,844,000	100%	2,322,117	—	Equity method	76,304	—	Nil
Warriors Technology Investments Ltd.	General investment	555,422	1,136,973	18,177,052	100%	1,136,973	—	Equity method	(1)	—	Nil
Shanghai Innolux Optoelectronics Ltd.	Manufacturing and sale of LCD modules and parts and components	—	499,938	—	100%	499,938	—	Equity method	(12,889)	—	Nil
Yuan Chi Investment Co., Ltd.	General investment	1,217,235	1,046,036	—	100%	1,356,816	—	Equity method	51,390	—	Nil
Foshan Innolux Logistics Co., Ltd.	Storage services	45,705	61,161	—	100%	61,161	—	Equity method	(2,472)	—	Nil
Chi Mei Lighting Technology Corporation	Mainly engages in manufacturing of electronic parts and components and lighting equipment	1,083,124	—	97,869,258	42%	0	—	Equity method	0	—	Nil
Chi Mei Materials Technology Corporation	Sale of electronic components	710,696	1,530,136	60,660,353	12%	1,412,619	2,126,145	Equity method	60,961	—	Nil
Chi Mei Logistics Corporation	Storage services	124,485	136,838	12,740,000	49%	136,838	—	Equity method	(113)	—	Nil
Chi Mei El Corporation	Engages in research, design, manufacturing and sale of OLED	361,382	27,333	155,500,000	97%	55,812	—	Equity method	(3,008)	—	Nil

									Investment return		No. of
									for the last year		shares of
				Invested shares					Investment		the
		Investment	Carrying		Share	Net amount of	Market	Accounting	profit and	Stock	Company
Investee	Key operations	cost	amount	No. of shares	holdings	shareholdings	value	treatment	loss	dividends	held
TOA Optronics Corporation	Engages in electrical appliances wholesaling, electronic material wholesaling, international trading, lighting equipment manufacturing and electronic components manufacturing	423,606	382,622	58,007,000	40%	479,006	—	Equity method	(28,049)	—	Nil
Contrel Technology Co., Ltd.	Engages in manufacturing and sale of TFT LED monitors related mechanical equipment	41,443	296,837	10,450,658	8%	149,691	182,364	Equity method	10,228	—	3,004,528
VAP Optoelectronics (Nanjing) Corp.	Manufacturing and sale of LCD modules and parts and components	9,141	-42,002	—	100%	-42,002	—	Equity method	(691)	—	Nil
Kunpal Optoelectronics Ltd.	Glass slimming process	69,075	43,247	—	57%	76,314	—	Equity method	679	—	Nil
TPO Displays (Shinepal) Ltd.	Trading of monitors and related components	63,987	571,772	—	100%	571,772	—	Equity method	2,498	—	Nil
Nanjing Innolux Optoelectronics Ltd.	Manufacturing and sale of LCD modules and parts and components	4,326,740	4,844,955	—	100%	4,844,955	—	Equity method	239,694	—	Nil
Nanhai Chi Mei Electronics Ltd.	Manufacturing and sale of LCD modules and parts and components	11,670,010	15,946,435	—	100%	16,051,005	—	Equity method	7,110	—	Nil
GIO Optoelectronics Corp.	Enagages in research, design, manufacturing and sale of TFT-LCD backlight modules	807,773	461,216	63,989,020	24%	108,073	—	Equity method	(13,938)	—	Nil
InnoJoy Investment Corporation	General investment	1,078,166	2,200,193	107,816,638	100%	2,200,193	—	Equity method	362,950	—	Nil
Innocom Technology (Chengdu) Co., Ltd.	Manufacturing and sale of LCD modules and parts and components	1,157,860	981,286	—	100%	981,286	—	Equity method	9,363	—	Nil
Innocom Technology (Shenzhen) Co., Ltd.	Manufacturing and sale of LCD modules and parts and components	3,867,000	13,159,049	—	100%	13,159,049	—	Equity method	237,009	—	Nil

									Investment return		No. of
									for the last year		shares of
				Invested shares					Investment		the
		Investment	Carrying		Share	Net amount of	Market	Accounting	profit and	Stock	Company
Investee	Key operations	cost	amount	No. of shares	holdings	shareholdings	value	treatment	loss	dividends	held
Ningbo Innolux Technology Ltd.	Manufacturing and sale of LCD modules and parts and components	3,961,100	2,440,628	—	100%	2,440,628	—	Equity method	(147,578)	—	Nil
Ningbo Innolux Optoelectronics Ltd.	Manufacturing and sale of LCD modules and parts and components	1,344,542	18,765,668	—	100%	18,765,668	—	Equity method	(118,335)	—	Nil
Ningbo Innolux Display Ltd.	Manufacturing and sale of LCD modules and parts and components	914,100	274,596	—	100%	274,596	—	Equity method	59,918	—	Nil
Ningbo Innolux Logistics Co., Ltd.	Storage services	121,800	155,949	—	100%	155,949	—	Equity method	555	—	Nil
Guolian Electronics (Shanghai) Co., Ltd.	Manufacturing and sale of power supply, modem, ADSL, and other IT equipment	304,700	189,330	—	47%	571,262	—	Equity method	39,056	—	Nil
Kunshan Guan Jye Electronic Co., Ltd.	Manufacturing of reflux high-frequency transformer	81,964	167,469	—	32%	167,469	—	Equity method	(21,711)	—	Nil

Note: Long term investment of the Company accounted for by equity method.

(ii) Aggregate shareholdings

In shares; Date: 31 March 2014

	Investment by the Company		Investment by directors, supervisors, managers and direct and indirect controlled entities		Aggregate investment
Investee (Note)	No. of shares	Percentage of shareholdings	No. of shares	Percentage of shareholdings	No. of shares	Percentage of shareholdings
Ampower Holding Ltd.	14,062,500	47%	—	—	14,062,500	47%
Asiaward Investment Ltd.	—	—	77,830,001	100%	77,830,001	100%
Best China Investments Ltd.	—	—	10,000,001	100%	10,000,001	100%
Bright Information Holding Ltd.	2,782,333	57%	—	—	2,782,333	57%
Chi Mei Optoelectronics Europe B.V.	180	100%	—	—	180	100%
Chi Mei Optoelectronics Germany GmbH	—	—	250	100%	250	100%
Chi Mei Optoelectronics Japan Co., Ltd.	80	100%	—	—	80	100%
Chi Mei Optoelectronics USA, Inc.	—	—	1,000	100%	1,000	100%
Gold Union Investments Ltd.	31,783,000	100%	—	—	31,783,000	100%
Golden Achiever International Ltd.	39,250	100%	—	—	39,250	100%
Innolux Corporation	—	—	2,000	100%	2,000	100%
Innolux Holding Ltd.	245,868,185	100%	—	—	245,868,185	100%
iZ3D, Inc.	4,333	35%	—	—	4,333	35%
Jetronics International Corporation	2,690,000	32%	—	—	2,690,000	32%
Keyway Investment Management Ltd.	5,656,410	100%	—	—	5,656,410	100%
Lakers Trading Ltd.	—	—	1	100%	1	100%
Landmark International Ltd.	693,100,000	100%	—	—	693,100,000	100%
Leadtek Global Group Ltd.	50,000,000	100%	—	—	50,000,000	100%
Magic Sun Ltd.	—	—	38,000,001	100%	38,000,001	100%
Main Dynasty Investment Ltd.	—	—	139,623,801	100%	139,623,801	100%
Mega Chance Investments Ltd.	—	—	18,000,000	100%	18,000,000	100%
Nets Trading Ltd.	—	—	1	100%	1	100%
Rockets Holding Ltd.	—	—	225,604,550	100%	225,604,550	100%
Stanford Developments Ltd.	—	—	164,000,000	100%	164,000,000	100%
Sun Dynasty Development Ltd.	—	—	295,969,001	100%	295,969,001	100%
Suns Holding Ltd.	—	—	18,177,052	100%	18,177,052	100%
Toppoly Optoelectronics (B.V.I.) Ltd.	144,447,000	100%	—	—	144,447,000	100%
Toppoly Optoelectronics (Cayman) Ltd.	—	—	144,417,000	100%	144,417,000	100%
TPO Displays Europe B.V.	—	—	375,810	100%	375,810	100%
TPO Displays Germany GmbH	—	—	100,000	100%	100,000	100%
TPO Displays Hong Kong Holding Ltd.	—	—	162,897,802	100%	162,897,802	100%
TPO Displays Hong Kong Ltd.	—	—	35,000,000	100%	35,000,000	100%
TPO Displays Japan K.K.	—	—	201	100%	201	100%
TPO Displays USA Inc.	—	—	1,000	100%	1,000	100%
TPO Hong Kong Holding Ltd.	1,158,844,000	100%	—	—	1,158,844,000	100%
Warriors Technology Investments Ltd.	—	—	18,177,052	100%	18,177,052	100%
Shanghai Innolux Optoelectronics Ltd.	—	—	—	100%	—	100%
Yuan Chi Investment Co., Ltd.	—	100%	—	—	—	100%
Foshan Innolux Logistics Co., Ltd.	—	—	—	100%	—	100%
Chi Mei Lighting Technology Corporation	78,195,856	33%	19,673,402	8%	97,869,258	42%

	Investment by the Company		Investment by directors, supervisors, managers and direct and indirect controlled entities		Aggregate investment
Investee (Note)	No. of shares	Percentage of shareholdings	No. of shares	Percentage of shareholdings	No. of shares	Percentage of shareholdings
Chi Mei Materials Technology Corporation	60,660,353	12%	—	—	60,660,353	12%
Chi Mei Logistics Corporation	—	—	12,740,000	49%	12,740,000	49%
Chi Mei El Corporation	155,500,000	97%	—	—	155,500,000	97%
TOA Optronics Corporation	—	—	58,007,000	40%	58,007,000	40%
Contrel Technology Co., Ltd.	10,450,658	8%	—	—	10,450,658	8%
VAP Optoelectronics (Nanjing) Corp.	—	—	—	100%	—	100%
Kunpal Optoelectronics Ltd.	—	—	—	100%	—	100%
TPO Displays (Shinepal) Ltd.	—	—	—	100%	—	100%
Nanjing Innolux Optoelectronics Ltd.	—	—	—	100%	—	100%
Nanhai Chi Mei Electronics Ltd.	—	—	—	100%	—	100%
GIO Optoelectronics Corp.	63,521,501	24%	467,519	—	63,989,020	24%
InnoJoy Investment Corporation	107,816,638	100%	—	—	107,816,638	100%
Innocom Technology (Chengdu) Co., Ltd.	—	—	—	100%	—	100%
Innocom Technology (Shenzhen) Co., Ltd.	—	—	—	100%	—	100%
Ningbo Innolux Technology Ltd.	—	—	—	100%	—	100%
Ningbo Innolux Optoelectronics Ltd.	—	—	—	100%	—	100%
Ningbo Innolux Display Ltd.	—	—	—	100%	—	100%
Ningbo Innolux Logistics Co., Ltd.	—	—	—	100%	—	100%
Guangzhou OED Company	—	—	—	100%	—	100%
Guolian Electronics (Shanghai) Co., Ltd.	—	—	—	100%	—	100%
Kunshan Guan Jye Electronic Co., Ltd.	—	—	—	100%	—	100%
Interface Optoelectronic(SZ) Co., Ltd.	—	—	—	100%	—	100%

Note: Investment of the Company accounted for by equity method.

(iii) Shares of the Company held or disposed by its subsidiaries and the existence of encumbrance, as well as specification of source of funds and the effect on operating results and financial status of the Company in the last two fiscal years and as at the printing date of the prospectus: Nil.

(iv) Issues under section 185 of Company Law or the Company transferred part of its revenue, R&D results to its subsidiaries, gave up the right to participate in cash capital increase by its subsidiaries, corresponding subscribers’ names and their relationship with the Company, directors, supervisors and shareholders with 10% or above shareholdings and their number of shares subscripted to be disclose in the last two fiscal years and as at the printing date of the prospectus: Nil.

IV. Major Contracts

Nature of Contract	Party	Duration	Subject	Restrictive terms
Land lease	Science Park Administration	2001.02~2020.12	Land lease of Zhunan base, Jhunan Science Park, Miaoli County (Plant I)	Pursuant to contract terms
Land lease	Science Park Administration	2003.05.28~2022.12.31	Land lease	Pursuant to contract terms
Land lease	Science Park Administration	2004.02~2023.12	Land lease of Zhunan base, Jhunan Science Park, Miaoli County (Plant II)	Pursuant to contract terms
Land lease	Science Park Administration	2004.04.06~2023.12.31	Land lease	Pursuant to contract terms
Land lease	Science Park Administration	2007.12.01~2026.12.31	T2 factory area land lease	Pursuant to contract terms
Engineering contract	Chung-Lin General Contractors Ltd	2001.02 to expiry of warranty period	Civil engineering of FAB I	Pursuant to contract terms
Engineering contract	Fu Tsu Construction Co., Ltd.	2005.07 to expiry of warranty period	New construction work of FAB II	Pursuant to contract terms
Engineering contract	Cheng Deh Fire Protection Industrial Corp.	2005.09 to expiry of warranty period	New construction work of Plant II, fire security work subcontracting	Pursuant to contract terms
Lease	Allied Material Technology Corp.	2013.07.04~2016.07.03	Lease of property land	Pursuant to contract terms
Cross licensing	International enterprise C	2010.06.28~2013.06.27	IPS related technology	Pursuant to contract terms
Cross licensing	International enterprise B	2010.9.30~2017.9.30	LCD related patent	Pursuant to contract terms
Cross licensing	International enterprise A	2011.01.01~2014.12.31	LCD related patent cross licensing	Pursuant to contract terms
Cross licensing	International enterprise D	2012.07.02~2022.07.01	Display area related patent cross licensing	Pursuant to contract terms
Cross licensing	International enterprise E	2013.07.01~2023.07.01	LCD related technology	Pursuant to contract terms
Patent licensing	International enterprise F	2013.01.01~2019.12.31	LCD related technology	Pursuant to contract terms
Patent licensing	International enterprise A	2013.06.17~2016.06.17	3D related technology	Pursuant to contract terms
Patent licensing	International enterprise H	2013.09.05~2018.09.05	LCD related technology	Pursuant to contract terms
Long term borrowing	Syndicate including Citic Bank	2004.07.08~2015.07.08	Financing for purchase (acquisition) of next generation (5th generation or above) TFT-LCD	Pursuant to contract terms
Finance contract	Syndicate including Mega bank	2005.02~2015.03	Loans for purchase of machinery for FAB I	Pursuant to contract terms
Long term borrowing	Syndicate including Bank of Taiwan	2006.03.09~2016.11.15	Financing for purchase (acquisition) of next generation (7.5th generation or above) TFT-LCD	Pursuant to contract terms
Long term borrowing	Syndicate including Bank of Taiwan	2007.02.08~2016.08.08	Financing for purchase (acquisition) of next generation (6th generation or above) TFT-LCD	Pursuant to contract terms
Finance contract	Syndicate including Citic Bank	2008.08~2016.08	Loans for plant and purchase of machinary	Pursuant to contract terms
Syndicate loan	20 banks including Mega bank and Taiwan Cooperative Bank	2008.09.25~20146.11.20	Finance the construction of the Company’s 6th generation TFT LED monitors plant, and purchase machinary and ancilliary equipment, amounting to NT$24 billion and US$0.2 billion.	Pursuant to contract terms

Nature of Contract	Party	Duration	Subject	Restrictive terms
Long term borrowing	Syndicate including Bank of Taiwan	2009.09.09~2016.09.09	For the repayment of the syndicate loan of the Company due by end of June 2009 and 2010	Pursuant to contract terms
Syndicate loan	19 banks including Mega bank and Taiwan Cooperative Bank	2009.11.17~2016.11.14	For the requirement of the Company’s general interim working capital and capital for the expansion of existing capacity in the amount of NT$48 billion.	Pursuant to contract terms
Scheme of arrangement with syndicate banks	Syndicate banks	2012.4.5~2016.12.31	Agreed with syndicate to extend the syndicate loan and medium and short term bank facilities	Pursuant to contract terms

V. Other necessary supplementary description

The Company applied to Ministry of Economic Affairs for the assistance to undergo scheme of arrangement with syndicate banks in December 2011 pursuant to the “Key points for Ministry of Economic Affairs in assisting enterprise to conduct scheme of arrangement”. As at 30 March 2012, as agreed by the syndicate banks representing two-third of the credit rights and a scheme of arrangement signed on 5 April 2012, which stipulated that long term borrowings due in 2012-2014 will be extended by 2-3 years and the Company undertook to complete a certain amount of cash capital increase for the settlement of borrowings in the next three years. In September 2012, the Company raised NT$5,400,000 thousand by domestic cash capital increase via issuance of new shares. In January 2013, by cash capital increase via issuance of ordinary shares, the Company issued 1,125,000 thousand shares in respect of overseas depository receipt of US$4.481 per unit (equivalent to NT$12.98 at an exchange rate of US$1 : NT$28.9660) with aggregate proceeds of US$504,126 thousand (equivalent to NT$14,602,500 thousand), however, with the consent of the creditor financial institutions on 27 January 2014, it was agreed that the undertaking of cash capital increase, which should have been completed by the end of 2013, be extended to be completed by the end of 2014 by the Company.

C. Issuance Plan and Implementation

I.                          Analysis of usage prior cash capital increase, merger and acquisition or issuance of new shares by taking up shares of other Companys or issuance of bonds

Prior plans of fund raising and issuance of equity had been successfully completed. The domestic cash capital increase via issuance of new shares in 2012 and cash capital increase via issuance of new shares for issuance of overseas depository receipt in 2013  are completed with three year from date of application, the details of the plans and benefits are set out as below:

(i)                      Domestic cash capital increase via issuance of new shares in 2012

1. Detail of the plan

(1)         Date of approval by the competent authority and document number: Jin Guan Zheng Fa Zi no. 1010030242 issued by Financial Supervisory Commission on 27 July 2012.

(2)         Total proceeds required: NT$6,000,000 thousand.

(3)         Source of fund: Cash capital increase via issuance of 600,000 thousand new shares with a book value of NT$10 each to be issued at a discounted price of NT$9 per share, total proceeds amounted to NT$5,400,000 thousand. Any shortfall in the proceeds to be raised will be made up by our own capital.

(4)         Planned items and expected utilization:

In NT$000’

	Scheduled	Required total	Expected utilization
Item	completion date	proceeds	2012 Q4

Repayment of bank borrowings	2012 Q3	1,819,000	1,819,000
Replenishing working capital	2012 Q3	4,181,000	4,181,000
Total		6,000,000	6,000,000

(5)         Potential benefits:

(1)         Repayment of bank borrowings

Part of the proceeds will be used to repay bank borrowings. Based on the interest rates (2.2316% to 2.4385%) for the borrowings proposed to be repaid in first quarter of 2012, it is estimated that interest expenses of $13,516 thousand could be saved in 2012, and $44,093 thousand for each of the subsequent years, which could enhance the solvency and strengthen the financial structure in addition to reducing the financial burden, thus improving the long-term competitiveness.

(2)         Replenishing working capital

The working capital was increased by $4,181,000 thousand, which will be used to satisfy the working capital required for the continuous growth of the Company, through which the long-term financial stability and market competitiveness could be improved. Based on the borrowings interest rate of approximately 1.7829% in the first quarter of 2012, the additional working capital is expected to reduce the interest expenses by approximately $15,918 thousand in 2012, and approximately $74,543 thousand for each of the subsequent years after 2012.

2. Implementation

Total proceeds required for the plan amounted to $6,000,000 thousand. It was expected that the funds would be raised from domestic cash capital increase via issuance of 600,000 thousand new shares. However, the actual subscription price per share was NT$9, and the actual proceeds amounted to $5,400,000 thousand. The shortfall in the proceeds to be raised was made up by our own capital.

				In NT$000’

Item	Status			Reasons for being behind or ahead of schedule and improvement measures
Repayment of bank borrowings	Amount payable	Tentative	1,819,000

The Company had intended to repay bank borrowings in the third quarter of 2012, but the actual completion date of fundraising was 25 September 2012, which was close to the end of the third quarter of 2012, and the Company had used its owned capital in the third quarter of 2012 to repay such bank borrowings proposed to be repaid with the proceeds from fundraising, therefore the Company has repaid the same joint loans with the unused proceeds in the first quarter of 2013.

		Actual	1,819,000
	Progress (%)	Tentative	100.00
		Actual	100.00
Replenishing working capital	Amount payable	Tentative	4,181,000	It has been implemented by the Company in the third quarter of 2012 according to the original plan.
		Actual	4,181,000
	Progress (%)	Tentative	100.00
		Actual	100.00
Total	Amount payable	Tentative	6,000,000	The plan has been fully implemented in the first quarter of 2013.
		Actual	6,000,000
	Progress (%)	Tentative	100.00
		Actual	100.00

3. Benefit analysis

		Before capital increase(note)	After capital increase (note)
Year		30 June 2012	30 September 2012
Item
Financial structure	Liability to asset ratio (%)	70.15	69.70
	Long-term capital to property, plant and equipment ratio (%)	117.50	121.73
Solvency	Current ratio (%)	70.56	75.22

Note: Based on seperate financial statements of the Company for each fiscal period of 2012 audited and certified or reviewed by the accountants.

Part of proceeds from cash capital increase in 2012 was used to repay bank borrowings, and the rest was used to replenish working capital. The expected benefits were to save interest expenses and improve solvency and financial structure. With respect to improvement of solvency and financial structure, as shown in the table above, the liability to asset ratio of the Company after capital increase decreased from 70.15% to 69.70%, while the long-term capital to property, plant and equipment ratio rose from 117.50% to 121.73%, indicating improvement of its financial structure. The current ratio also rose from 70.56% to 75.22%, indicating improvement of its solvency. As a result, the expected benefits have been achieved.

With respect to interest expenses saving, an actual interest expense of $40,877 thousand was saved based on the average interest rate of 2.2472% for the borrowings repaid by the Company in 2013. As the actual interest rate was relatively low, the actual interest expense saved was less than the expected $44,093 thousand, which, however, effectively reduced the burden of interest expenses. As a result, the benefit of easing interest expenses burden was achieved by repaying bank borrowings with part of proceeds.

On the whole, the benefits of saving interest expenses and improving financial structure and solvency were achieved by the Company’s domestic cash capital increase in 2012.

(ii)          Cash capital increase via issuance of new shares for issuance of global depository receipt in 2013

1. Detail of the plan

(1)         Date of approval by the competent authority and document number: Jin Guan Zheng Fa Zi no. 1010042256 issued by Financial Supervisory Commission on 20 September 2012, Jin Guan Zheng Fa Zi no. 1010055958 issued by Financial Supervisory Commission on 4 December 2012 and Yuan Tou Zi no. 1020003756 issued by Science Park Administration on 5 February 2013.

(2)         Total proceeds required: NT$11,250,000 thousand, equivalent to approximately US$384,944 thousand at an exchange rate of NT$29.225 to US$1.

(3)         Source of fund: Cash capital increase via issuance of 1,125,000 thousand new shares for issuance of global depository receipt, the actual offer price was NT$12.98 per share, the actual proceeds amounted to NT$14,602,500 thousand (equivalent to approximately US$504,126 thousand at an exchange rate of NT$28.966 to US$1).

(4)         Planned items and expected utilization:

					In NT$000’

			Expected utilization
	Scheduled	Required total	2012	2013
Item	completion date	proceeds	Q4	Q1	Q2	Q3	Q4
Repayment of USD bank borrowings	2013 Q4	2,125,797	518,422	112,896	691,230	112,896	690,353
Overseas material purchase	2013 Q2	9,124,203	3,041,400	2,911,898	3,170,905	—	—
Total	2013 Q4	11,250,000	3,559,822	3,024,794	3,862,135	112,896	690,353

(5)         Potential benefits:

(1)         Repayment of USD bank borrowings

Based on the interest rates of 1.50% for the borrowings proposed to be repaid in 2012, it was estimated that interest expenses of $31,887 thousand could be saved for each year, which could enhance the solvency and strengthen the financial structure in addition to reducing the financial burden, thus improving the long-term competitiveness.

(2)         Overseas material purchase

Based on the interest rate of approximately 1.8558% for the borrowings for material purchase in USD, it was estimated that interest expenses of approximately NT$169,327 thousand from borrowings for overseas material purchase could be saved for each year, which could reduce the risk of fluctuation in exchange rate.

2. Implementation

Total proceeds required for the plan amounted to $11,250,000 thousand. It was expected that the funds would be raised from cash capital increase via issuance of 1,125,000 thousand new shares for issuance of global depository receipt. However, the actual subscription price per share was NT$12.98, and the actual proceeds amounted to $14,602,500 thousand. The actual implementation is set out below.

				In NT$000’

Item	Status			Reasons for being behind or ahead of schedule and improvement measures
Repayment of USD bank borrowings	Amount payable	Tentative	2,125,797

The Company had intended to continuously repay USD bank borrowings on quarterly basis until the fourth quarter of 2013, while taking into account of its financial and funding arrangements, the Company repaid the entire bank borrowings ahead of schedule in the first quarter of 2013.

		Actual	2,547,045
	Progress (%)	Tentative	100.00
		Actual	119.82
Overseas material purchase	Amount payable	Tentative	9,124,203

The Company had intended to continuously make overseas material purchase on quarterly basis until the second quarter of 2013, while in the first quarter of 2013, in view of the strong global demand for panels and improvement in its operations, the Company completed the overseas material purchase in the first quarter of 2013.

		Actual	12,055,455
	Progress (%)	Tentative	100.00
		Actual	132.13
Total	Amount payable	Tentative	11,250,000	The plan has been fully implemented ahead of schedule in the first quarter of 2013.
		Actual	14,602,500
	Progress (%)	Tentative	100.00
		Actual	129.80

3. Benefit analysis

(1)         Reducing interest expenses

Part of proceeds from cash capital increase via issuance of new shares for issuance of global depository receipt in 2013 would be used to repay USD bank borrowings. It was expected to save an interest expense of $31,887 thousand. Based on the average interest rate of 1.4615% for USD bank borrowings of the Company in 2013, the repayment of USD bank borrowings would result in an actual interest saving of $37,225 thousand. As the actual proceeds was relatively higher than expected, the amount of interest saving due to repayment of USD bank borrowings was higher than the expected benefit, showing that the repayment of USD bank borrowings with the proceeds could effectively ease the burden of interest expenses. In addition, the interest expenses as shown in the consolidated financial statements of the Company for the first quarter of 2013 reviewed by the accountants reduced by $307,127 thousand compared to that for the fourth quarter of 2012 before capital increase, showing that the benefit of easing interest expenses burden was achieved through payment of overseas material purchase with the proceeds. In summary, the benefit of interest expense saving was achieved by cash capital increase via issuance of new shares for issuance of global depository receipt in 2012 for the purpose of repayment of USD bank borrowings and payment of overseas material purchase.

(2)         Enhancing the solvency and strengthening the financial structure

		Before capital increase(note)	After capital increase (note)
Year		31 December 2012	31 March 2013
Item
Financial structure	Liability to asset ratio (%)	70.01	65.62
	Long-term capital to property, plant and equipment ratio (%)	99.93	108.07
Solvency	Current ratio (%)	72.88	81.34

Note: Based on the IFRSs consolidated financial statements for 2013 reviewed by the accountants.

Part of proceeds from cash capital increase via issuance of new shares for issuance of global depository receipt in 2012 was used to repay USD bank borrowings, and the rest was used to pay for overseas material purchase. As shown in the table above, the consolidated liability to asset ratio of the Company decreased from 70.01% as at the end of 2012 to 65.62% as at the end of March 2013, while the long-term capital to property, plant and equipment ratio increased from 99.93% as at the end of 2012 to 108.07% as at the end of March 2013. As a whole, the Company’s financial structure had improved. In addition, the current ratio was up from 72.88% as at the end of 2012 to 81.34% as at the end of March 2013, showing that the Company’s solvency had been enhanced. In summary, the benefit of solvency and financial structure improvement was achieved by cash capital increase via issuance of new shares for issuance of global depository receipt.

(3)         Reducing exchange risk

As shown in the chart above, the fourth quarter of 2012 saw the peak of NTD/USD, while NTD/USD presented a downward trend since the beginning of 2013. Therefore, the Company raised proceeds from cash capital increase via issuance of new shares for issuance of global depository receipt in 2012, and used part of them to pay for overseas material purchase, which did effectively reduce the risk arising from fluctuation of exchange rate.

As a whole, the cash capital increase via issuance of new shares for issuance of global depository receipt by the Company in 2012 had positive benefits in respect of interest expenses saving, improvement of financial structure, enhancement of solvency and reduction of exchange risk.

II. Particulars of the cash capital increase, the issuance of corporate bond or employee stock options

(i)            Sources of fund

1.              Date of approval by the competent authority and document number: Jin Guan Zheng Fa Zi no. 1030006767 issued by Financial Supervisory Commission on 18 March 2014, Jin Guan Zheng Fa Zi no. 1030021561 issued by Financial Supervisory Commission on 30 May 2014 and Jin Guan Zheng Fa Zi no. 1030024943 issued by Financial Supervisory Commission on 30 June 2014.

2.              Total proceeds to be raised from the offering: the aggregate planned amount was NT$8,500,000 thousand, provided that the actual issue price (i.e. NT$12.5 per share) was above the original tentative issue price (i.e. NT$10 per share), plus the increased proceeds of NT$2,125,000 thousand due to price change, the total proceeds would be NT$10,625,000 thousand.

3.              Sources of fund: domestic cash capital increase by issuing 850,000 thousand new shares of NT$10 each. The issue price is expected to be NT$10 per share tentatively, and the original aggregate expected proceeds was NT$8,500,000 thousand, provided that the actual issue price was determined at NT$12.5 per share and thus the aggregate proceeds was 10,625,000 thousand, the exceeded amount of 2,125,000 thousand will be used by the Company to enrich the working capital.

4.              Planned items and expected utilization

In NT$000’

Item	Scheduled completion date	Required total proceeds	Expected utilization 2014 Q3	Total
Repayment of bank borrowings	2014 Q3	3,292,608	3,292,608	3,292,608
Replenishing working capital	2014 Q2	5,207,392	5,207,392	5,207,392
Total		8,500,000	8,500,000	8,500,000

5.              Funding methods and sources if proceeds to be raised are insufficient: our own capital or bank borrowings.

(ii)                  The issuer of the corporate bonds shall, in accordance with the provisions of Article 248 of the Company Law, disclose the related matters and the offering plan and custody of the proceeds for the repayment of debt: N.A.

(iii)              The issuer of preferred shares shall disclose the par value per share, issue price, the impact of the issuing conditions on preferred shareholders’ interests, potential dilution of shareholding, its impact on shareholders’ interests and any matters required by Article 157 of the Company Law: N.A.

(iv)               Listed or OTC companies which issue unlisted or non-OTC preferred shares shall disclose the purpose of issue, reasons for being unlisted or non-OTC, impact on the interests of existing shareholders and potential investors and whether there are any future plans for listing or OTC listing: N.A.

(v)                   Companies which issue new shares for trading at the places of business of securities firms on the OTC in accordance with Rule 5 of ROC Over-the-Counter Securities Exchange Criteria Governing Review of Emerging Stocks Traded on the Over-the-Counter Market shall state any future listing (OTC listing) plan: N.A.

(vi)               The issuer of employee stock options shall disclose the method for issue and subscription: N.A.

(vii)           The issuer of new shares restricting employees’ rights shall disclose the method for issue: N.A.

(viii)       State the feasibility, neccessity and justification of the offering, and the Prospectus shall analyze the dilutive impact of different funding arrangements on the earnings per share of the Company for the reporting year and the forthcoming year

1.         Feasibility of the offering and issuance of securities

(1)              Statutory procedures

The cash capital increase via issuance of new shares has been passed by the Board resolution of the Company on 17 February 2014. Fund will be raised by way of public offering for public subscription, details and rules of procedures of which are in compliance with the provisions of the relevant laws and regulations under the “Company Law”, “Securities and Exchange Law”, “Criteria Governing the Offering and Issuance of Securities by Securities Issuers” and “Taiwan Securities Association Self-Regulatory Rules for Underwriter Member on Providing Guidance on the Offering and Issuance of Securities by Issuers” . Furthermore, in accordance with the legal opinions issued by attorney Ya-Wen Chiu from Handsome Attorneys-at-Law with respect to the legality of the offering plan, information contained therein complies with relevant laws and regulations. Therefore, the cash capital increase via issuance of new shares is legally enforceable in accordance with laws.

(2)              Completion of the offering

It is expected that 850,000 thousand common stocks at $12.5 each shall be issued at premium (i.e. $10 per share) via the cash capital increase, which is expected to raise a total proceeds of $10,625,000 thousand. Pursuant to Rule 267 of the Company Law, 10% of the total shares to be issued, which is equivalent to 85,000 thousand shares, with respect to the cash capital increase shall be reserved for subscription by employees. In addition, pursuant to the provision of Article 28-1 of the Securities and Exchange Law, 10% of the total shares to be issued, which is equivalent to 85,000 thousand shares, shall be set aside for public subscription by way of public offering, while the remaining 80% of the total outstanding shares, which is equivalent to 680,000 thousand shares, shall be available for subscription by existing shareholders in proportion to their shareholdings set out in the register of members on the subscription base date. The Chairman of the Board is authorized to arrange designated parties the right to subscribe any unsubscribed shares of or fractional entitlement of less than one share subscribed by existing shareholders and employees at the issue price. In addition, according to the report released by NPD Display Search on 11 December 2013, “the average size of LCD TVs is on the rise, a trend that continues to be a driving force in global TFT LCD FPD demand. According to the Quarterly Worldwide FPD Shipment and Forecast Report, growth in TFT LCD area demand will increase by 9.22% from 141 million square meters in 2013 to 154 million square meters in 2014. Key to area demand growth is the increase of large-sized TVs. TFT LCD panel demand for TV is expected to grow from 228 million units in 2013 to 241 million in 2014, with demand for panels larger than 50 inches growing even faster, from 27 million units in 2013 to 32 million in 2014.” It shows that there is space for the growth of demand in the industry where the Company operates. Therefore, it is expected that the operation scale and profitability of the Company will be improved, which in turn will increase the willingness of the shareholders to invest in the Company. Furthermore, the portion of the new shares to be issued for public offering shall be underwritten by underwriting syndicate by way of standby commitment, therefore, the offering shall be able to complete.

(3)         Utilization plan

(1)         Repayment of bank borrowings

The offering is expected to raise a proceed of $10,625,000 thousand, of which $3,292,608 thousand will be used to repay bank borrowings in order to reduce interest expenses, improve the financial structure and enhance the Company’s competitiveness. Bank borrowings intended to be repaid include long-term borrowings for the construction of plants and purchase of machineries and equipment. Moreover, after reviewing the contractual terms of bank borrowings proposed to be settled, there was no convention in respect of early repayment. Therefore, upon completion of the offering, repayment can be proceeded in accordance with the proposed plan and schedule, which will achieve immediate effect on interest saving and strengthening of financial structure. Therefore, it is practicable to repay the proposed bank borrowings with $3,292,608 thousand out of the proceeds from the cash capital increase via issuance of new shares.

In NT$000’

Lender	Interest rate	Contract term	Original use of loans	Amount of original loans	Amount to be repaid	Interest expenses saved
						2014	2015 and after
Joint secured loans from 21 banks including Bank of Taiwan	2.28%	September 2008~August 2016	Capital required for the purchase of land, plant and the ancillary facilities, machinery and equipment and the ancillary equipment for the production facility of the 6th generation TFT-LCD.	46,201,440	3,292,608	30,029	75,071

(2)         Replenishing working capital

$7,332,392 thousand under the capital plan of the Company will be used to meet the working capital requirements of the Company. The Company’s gross operating profit (loss) for the past three years was $(43,979,512) thousand, $(7,116,158) thousand and $27,531,818 thousand, respectively, and its gross profit (loss) margin was (9.06%), (1.51%) and 6.56%, respectively, which shows that the gross profit margin of the Company has been improving year after year and the Company has turned gross operating loss into gross operating profit attributable to its efforts to focus on panel operation and improve the manufacturing process to enhance production efficiency, as well as the growing demand for panels. Therefore, it is expected that the Company will record growth in its operation in 2014 as compared to that in 2013. Furthermore, the additional working capital raised by the cash capital increase via issuance of new shares will enhance the long-term capital stability, improve the financial structure and reduce any interest expenses arising from outstanding debts by which profit may be eroded. Therefore, it shall be practicable to utilize $7,332,392 thousand out of the proceeds from the cash capital increase via issuance of new shares for the purpose of working capital.

2.              Significance of the offering and issuance of securities

(1)         Repayment of bank borrowings

(1)         Reducing interest expenses and financial burden

The Company’s main product is TFT-LCD panel module. As the panel industry is a capital intensive and high-tech industry, it is necessary to continue to construct new plants to achieve economies of scale and increase market share in order to increase competitive advantage. Under most circumstances, bank borrowings were used to meet fund requirement for the construction of plants. Although the Company has not constructed large-scale new plants to expand its production capacity for the past two years, the Company had significant bank borrowings up to $157,512,783 thousand as at the end of 2013. If the Company repays such bank borrowings with newly issued bank borrowings instead of the proceeds from cash capital increase via issuance of new shares, under the present circumstances of relatively stable general economic conditions, there is a high possibility of interest rate hike in the future. In this case, the Company will incur higher capital costs, which will increase its financial burden. It may also have difficulties in financing arrangement and repayment when the borrowings fall due. Therefore, it is necessary for the Company to utilize the proceeds from the offering to repay bank borrowings, so as to relieve financial stress and reduce interest expenses.

Looking from the trend of domestic interest rate, as the inflation rate increases and economy recovers in recent years, commodity prices continue to rise and the central bank raises the interest rate gradually. As shown in the chart below, the rediscount rate of the central bank continued to rise from 1.25% in January 2010 to 1.875% in July 2011, and maintains the trend till now. As domestic economy grows moderately with stable inflation, and international economy improves gradually amidst uncertainties, the central bank will maintain the current interest rate policy for the purpose of maintaining the stability of commodity prices and financial environment, indicating that there is no possibility of further interest rate cut at present. Therefore, the Company intends to raise funds through cash capital increase via issuance of new shares to repay bank borrowings, which, in addition to reducing the reliance on bank borrowings and improving financial structure through the addition of stable source of medium and long-term funds, is necessary to improve the overall competitiveness of the Company.

Source: Important financial indicator data from January 2010 to December 2013 from the website of Central Bank of the Republic of China (Taiwan).

(2)         Improving financial structure and solvency to capture business opportunities and maintain long-term competitiveness

In %

Item/Year		Company name	2011	2012	2013 Q1-Q3
Financial structure	Liability to asset ratio	Innolux	70.94	70.01	62.04
		AUO	63.89	70.22	65.01
		CPT	63.25	74.88	75.35
		HannStar	50.64	38.34	26.02
	Long-term capital to fixed asset ratio	Innolux	62.38	99.93	111.50
		AUO	109.22	106.53	111.90
		CPT	79.05	67.65	56.04
		HannStar	107.40	175.75	170.13
Solvency	Current ratio	Innolux	50.71	72.88	85.14
		AUO	99.73	90.56	96.69
		CPT	68.77	50.90	59.47
		HannStar	111.96	186.88	204.52
	Quick ratio	Innolux	36.24	54.77	58.35
		AUO	74.31	65.86	70.03
		CPT	54.56	39.79	46.81
		HannStar	82.10	160.12	175.73
Reliance on bank borrowings	Bank borrowings to total liabilities ratio	Innolux	66.29	66.56	65.40
		AUO	52.82	52.91	53.14
		CPT	58.95	57.87	56.59
		HannStar	55.34	50.63	30.81

Sources: Consolidated financial statements of each of the companies for 2011 and 2012 fiscal years and the first three quarters of 2013 audited and certified or reviewed by the accountants.

Note: Since none of the companies prepared their financial statements for the first three quarters of 2013 fiscal year, the ratios are based on the data in the consolidated financial statements.

The Company is engaged in the panel industry, a characteristic of which is the requirement of a considerable amount of working capital. Due to its capital intensive nature as compared with other industries, the participants are required to have flexibility in financing arrangement in addition to having abundant capital to meet the working capital requirement. According to the solvency analysis of the Company and major competitors including AUO, CPT and HannStar in 2011 and 2012 fiscal years and the first three quarters of 2013, the Company’s debt ratio, current ratio, quick ratio and long-term capital to fixed asset ratio are still within the range of its peers, showing that its solvency can be maintained at a stable level, but with respect to the bank borrowing to total liabilties ratio, the Company recorded 66.29%, 66.50% and 65.40% respectively in 2011 and 2012 fiscal years and the first three quarters of 2013, which were significantly higher when comparing with the same ratios between approximately 30.81% and 58.95% of its major competitiors in the same periods, indicating that the Company’s reliance on bank borrowings far exceeds that of its competitors. In face of rapid changes in the industrial outlook, the Company is susceptible to a relatively disadvantageous position. If part of the proceeds from the offering can be used to repay bank borrowings, not only can it save interest expenses, the debt ratio can also be reduced to an adequate level, which can alleviate any future burden of term payment, thereby reducing operating costs while securing business opportunity. Furthermore, the capital cost of the offering in the capital market is relatively low, which may enable the Company to maintain long-term competitiveness. Therefore, it is essential to utilize the proceeds from the offering for the repayment of bank borrowings.

(2)         Significance of replenishing working capital

(1)         Reducing reliance on banks and increasing flexibility in fund utilisation

Due to the capital intensive nature of the industry in which the Company conducts its business, working capital was mostly obtained from financial institutions, which has increased the Company’s operational risk accordingly. In order to improve the Company’s adaptability in operation, reduce its reliance on bank borrowings and enhance the stability of long-term capital while reserving funds to be used flexibly, it is essential to replace part of the bank borrowings with mid- and long-term stable sources of fund through the offering.

(2)         Analysis of the industry development trend

According to the report by Display Search on December 2013 and relevant research reports, “growth in TFT LCD area demand will increase by 9.22% from 141 million square meters in 2013 to 154 million square meters in 2014. Key to area demand growth is the increase of large-sized TVs. With respect to the market scale of major applications, TFT LCD panel demand for TV is expected to grow from 228 million units in 2013 to 241 million in 2014, with demand for panels larger than 50 inches growing even faster, from 27 million units in 2013 to 32 million in 2014; as to notebook PCs and LCD monitors, although the overall desktop monitor market is shrinking, demand for large-sized panels is also affecting this segment. Demand for LCD monitor panels that are 23 inches and larger is expected to grow from 45 million in 2013 to 52 million in 2014; in respect of tablet-PCs and smart phones, tablet-PC panel demand area is forecast to increase from nearly 6 million square meters in 2013 to 8 million square meters in 2014. In addition, with smart phones taking a growing share of the mobile phone market, NPD Display Search forecasts that the demand for 5 inches and larger mobile-phone panels will increase from 282 million units in 2013 to 448 million in 2014. Mobile-phone display demand area is expected to surpass 10 million square meters for the first time in 2014, up from just 8 million square meters in 2013.” In summary, the panel demand area will maintain a growth rate of over 5% during 2014-2016, and present a moderate growth until 2020. The forecasted trend of growth in panel demand area from 2013 to 2020 is as follows:

Unit: million square meters

Source: NPD DisplaySearch

In summary, the use of the proceeds from the offering for the purposes of bank borrowings repayment and replenishing working capital can not only reduce interest expenses and financial burden, but also improve the Company’s financial structure and solvency. In addition, it can reduce the Company’s reliance on bank borrowings and increase flexibility in capital use, so that the Company can maintain its long-term competitiveness amidst the uncertain economic environment and fierce market competition. Therefore, it is necessary to utilise the proceeds from the offering for the repayment of bank borrowings and replenishing working capital based on overall assessment.

3.              Reasonableness of the plan

(1)         Reasonableness of the fund utilisation plan of the offering and its schedule

The cash capital increase via issuance of new shares will be made available for public subscription after the registration has been effectively completed. Taking into consideration of factors including time required for the registration and review by the competent authority, duration of the public offering and payment procedures, it is expected that the proceeds will be received in full in May 2014. The Company expects to raise $10,625,000 thousand from the offering to repay bank borrowings and replenish working capital, of which, $7,332,392 thousand will be used for the purpose of operation upon the completion of the offering, and $3,292,608 thousand will be used to repay the matured joint loans in the third quarter of 2014. In summary, the Company will replenish its working capital and repay bank borrowings in and the third quarter of 2014 upon receipt of the total proceeds in August 2014. Therefore, the Company’s fund utilisation plan and its schedule are considered reasonable.

(2)         Reasonableness of the potential benefits

(1)                                 Reasonableness of the potential benefits for the repayment of bank borrowings

The offering is intended to repay bank borrowings of $3,292,608 thousand. Breakdown of the bank borrowings proposed to be repaid by the Company is as follows:

In NT$000’

Lender	Interest rate	Contract term	Original use of loans	Amount of original loans	Amount to be repaid	Interest expenses saved
						2014	2015 and after
Joint secured loans from 21 banks including Bank of Taiwan	2.28%	September 2008~August 2016	Capital required for the purchase of land, plant and the ancillary facilities, machinery and equipment and the ancillary equipment for the production facility of the 6th generation TFT-LCD.	46,201,440	3,292,608	30,029	75,071

Source: The Company.

The offering proceeds is expected to be received in full in August 2014, which will be used to repay bank borrowings of $3,292,608 thousand in the third quarter of 2014 in accordance with the fund utlisation plan. On the basis of the prevailing interest rates 2.28% charged for the bank borrowings intended to be repaid, it is expected that interest expenses of approximately $30,029 thousand can be saved in 2014, and approximately $75,071 thousand can be saved in each of the subsequent years, which will help to boost the Company’s future profit, modestly increase the flexibility of fund utilization, reduce its reliance on bank borrowings and improve its solvency and financial structure. Therefore, the expected benefits are considered reasonable.

(2)                                 Reasonableness of the expected benefits of additional working capital

The Company will raise $10,625,000 thousand by cash capital increase via issuance of new shares, of which, $7,332,392 thousand will be used to replenish working capital. After taking into account the information related to the market development trend, the Company learned that the demand for panels will maintain growth trend. Therefore, the Company may still achieve growth in operating revenue. With the expansion of operation scale, the demand for working capital will increase. It used to apply bank financing to satisfy any shortfall in working capital, and expects to raise additional working capital of $7,332,392 thousand. Based on the Company’s average borrowing rate of approximately 2.4844% as at the end of 2013, it is expected that interest expenses of $60,888 thousand can be saved in 2014, and $182,166 thousand for each of the subsequent years after 2014. Therefore, the potential benefits arising from the utilization of the proceeds to replenish working capital and save interest expenses shall be considered reasonable.

In summary, the Company’s cash capital increase via issuance of new shares, its fund utilization plan, expected schedule and the potential benefits shall be considered reasonable.

4.              Analisys of dilution effect of different funding arrangements on the Company’s earnings per share in the reporting year and the forthcoming year

(1)   Analysis by different funding arrangements

In general, the financing instruments mostly adopted by listed and OTC companies include equity-related financing instruments, such as cash capital increase (common stocks or preferred shares) and global depository receipts, and debt-related financing instruments, such as domestic and offshore convertible corporate bonds, ordinary corporate bonds and bank borrowings. The analysis of advantages and disadvantages of different funding arrangements are summarized as follows:

Item		Advantages	Disadvantages
Cash capital increase via issuance of new shares

1. To improve financial structure, increase its own equity ratio and reduce financial risk.

2. Fund raising plan completed more easily as it is the common financial product in capital market generally accepted by investors.

3. To enhance employees’ recognition of the Company and loyalty as they become shareholders of the Company with pre-emptive option to subscribe for new shares according to law.

4. To raise more funds when the issue price is close to the then price of new shares.

1. Earnings per share are diluted due to increase in share capital.

2. Shareholdings are distributed to more shareholders due to public offering, which has certain impact on the stability of the operating power of the original shareholders.

Equity-related
Global depository receipts (GDR)

1. To increase the Company’s international reputation through offshore fund raising activities.

2. To raise more capital if the issue price is higher than or close to the price of common stock upon issuance.

3. Offeree mainly comprises foreign legal persons to avoid excessive shareholding resulting from capital increase via issuance of new shares or release of old shares, which may have an adverse impact on share prices.

1. The offering is conditional upon the international reputation and the business outlook of the Company.

2. Higher fixed cost of issue. Proceeds to be raised shall not be too low, so as to achieve economies of scale.

3. Earnings per share are diluted due to increase in share capital.

Convertible corporate bonds

1. There is less cash outflow due to lower coupon rate.

2. The conversion price of convertible corporate bonds is generally offered at premium, thus resulting to small dilution of earnings per share.

3. After conversion of the convertible corporate bonds by the creditors, liability will become capital, which can save interest expenses and avoid huge financial stress upon maturity as well as sharp equity dilution.

1. As the conversion right of convertible corporate bonds belongs to the creditors, it is difficult for the issuer to determine their conversion time.

2. The convertible corporate bonds are liabilities in nature prior to their conversion in full, thus having limited improvement in the financial structure.

3. The issuer will experience greater financial stress if there is no conversion of convertible corporate bonds upon maturity or upon redemption as requested by creditors.

Debt-related
Exchangeable corporate bonds

1. Due to the “exchange rights” attached thereto, the coupon rate is lower than the interest rate of long-term borrowings.

2. The exchange prices are higher than the then prices of the common stocks, the subject of exchange upon issuance, which means the issuer sells the common stocks as the subject matter of exchange at premium.

1. The issuer must hold common stocks of other companies for more than two years to qualify to issue exchangeable corporate bonds.

2. Such bonds are liabilities before exchange, therefore they can’t reduce the liability to asset ratio immediately.

3. As most of the investors are domestic and overseas legal persons, the fundraising shall be

3. The issuer holds the common stocks of other companies as the subject of exchange and has not issued any new shares, which will therefore neither dilute earnings nor affect the control over the issuer’s operation.

4. Upon the request of the creditors for an exchange, the issuer will pay its liability with common stocks, the subject of exchange, which will save interest expenses and release the financial pressure from principal repayment upon maturity.

conditional upon the issue conditions, exchange premium and possibility of exchange.

Ordinary corporate bonds

1. Earnings per share will not be diluted.

2. Corporate bonds creditors have no control over the Company’s operation, and shall not have impact on the Company’s operation control.

3. Mid- and long-term stable funds are assessible.

4. The interest of bonds will result in tax savings.

1. Higher interest rate is likely to erode the Company’s profit. 2. The Company will experience financial stress of repayment when the corporate bonds fall due.

Bank borrowings or issuance of bank acceptance bill

1. The injection of capital can temporarily satisfy the Company’s fund requirement.

2. It is not subject to the review and approval by the competent authorities, thus requiring relatively short time.

3. The Company can generate more profits with lower costs through effective use of financial leverage.

4. The procedure is rather simple with,greater flexibility in fund utilization.

1. Higher interest rate is likely to erode the Company’s profit.

2. The financing term is generally shorter, and collateral is required. Therefore, it is not appropriate to repay long-term investment or fixed assets purchase with short-term bank borrowings.

Currently, the fund raising instruments used by most companies are roughly classified into cash capital increase, bank borrowings, issuance of ordinary corporate bonds, convertible corporate bonds, global depository receipts and offshore convertible corporate bonds etc. As the issuance of the latter two products involves overseas markets, the procedure is more complicated and the fixed cost of issue is higher. The nature of bank borrowings is similar to that of ordinary corporate bonds. An analysis of the dilution effect on earnings per share in respect of fund raising instruments including cash capital increase, bank borrowings and domestic convertible corporate bonds is as follows:

(1) Effect in 2014

In $000’; 000’ shares

	Cash capital increase		Convertible corporate bonds
Item		Bank borrowings	Wholly unconverted	Wholly converted
Proceeds to be raised	10,625,000	10,625,000	10,625,000	10,625,000
Interest rate (notes 1, 2)	––	2.25%	1.22%	0%
Estimated increase in capital cost (note 3)	––	89,648	48,609	––
Number of shares before issuance (note 4)	9,106,457	9,106,457	9,106,457	9,106,457
Increase in number of shares (note 5)	850,000	––	––	694,444
Number of shares after issuance (note 6)	9,956,457	9,106,457	9,106,457	9,800,901
Effect of capital cost on earnings per share	––	0.0098	0.0053	––
Dilution rate of share capital (note 7)	3.38%	––	––	2.18%
Dilution rate of earnings per share (note 8)	3.27%	––	––	2.13%

Note 1:	Based on the weighted average borrowing rate (approximately 2.25%) of long-term borrowings of the Company as at the end of 2013.

Note 2:	The redemption rate of the convertible corporate bonds is based on the average redemption rate of 1.22% under the issuance conditions in the convertible corporate bond market for the past three years.

Note 3:

Assuming the raising of capital is completed by mid-August 2014, the period during which the capital cost is calculated shall be approximately 4.5 months in 2014, and the capital cost of bank borrowings shall be $89,648 thousand ($10,625,000 thousand × 2.25% × 4.5/12 = $89,648 thousand). If the capital of $10,625,000 thousand is wholly raised by issuing unsecured convertible corporate bonds, which are totally unconverted by the end of December 2014, the capital cost shall then be $48,609 thousand ($10,625,000 thousand×1.22%×4.5/12=$48,609 thousand).

Note 4:	The Company’s current outstanding number of shares is 9,106,457 thousand.

Note 5:

On the basis of the conversion price of $15.30 by assuming the conversion premium rate for this issuance of convertible corporate bonds is 101% and with reference to the average closing price of $15.15 for the one business day immediately before the conversion price determination date (9 July 2014), the number of shares to be wholly converted shall be 694,444 thousand.

Note 6:

The dilution effect of increase in number of shares arising from non-cash capital increase such as treasury stock, issuance of bonus shares and conversion of convertible corporate bonds in previous years are not taken into account. The analysis only includes the dilution effect of increase in share capital due to cash capital increase and conversion of convertible corporate bonds.

Note 7:

For convenience, the analysis is based on a 4.5-month period for the calculation of the capital cost. Excluding any savings in capital cost, the extent to which share capital are diluted with respect to 8,500,000 thousand new shares issued for a capital increase shall be [1-[9,106,457/(9,106,457+850,000×4.5/12)] =3.38%]; the extent to which share capital are diluted with respect to $10,625,000 thousand convertible corporate bonds (assuming the lock-up period is 1 month) shall be [1-[9,106,457/(9,106,457+694,444×3.5/12)] =2.18%].

Note 8:

Effect of share capital dilution with respect to cash capital increase on earnings per share in 2014 shall be [1-[1/(1+3.38%)] =3.27%]; Effect of share capital dilution with respect to convertible corporate bonds issued in full on earnings per share in 2014 shall be [1-[1/(1+2.18%)] =2.13%].

From the above calculations, the capital cost of raising the proceeds by means of cash capital increase, bank borrowings and issuance of convertible corporate bonds (assuming wholly unconverted in 2014) by the Company shall reduce the earnings per share by $0, $0.0098 and $0.0053 respectively in 2014. As for cash capital increase, the dilution rate of earnings per share is 3.27%, the dilution effect of which is not significant as compared with that of convertible corporate bonds (assuming wholly converted by the end of 2014) of 2.13%. To sum up, the cash capital increase via issuance of new shares can provide long-term capital source and save interest expenses, and only has a limited dilution effect on earnings per share. In addition, employees’ recognition of and loyalty to the Company can be enhanced by offering them the entitlement for subscription. The increase in self-owned capital ratio and improved financial structure and solvency will help boost the competitiveness of our future business, while increasing the flexibility in financial arrangement and reducing operational risk. Therefore, it is more appropriate for the Company to raise the proceeds by cash capital increase via issuance of new shares.

(2) Effect in 2015

In $000’; 000’ shares

	Cash capital increase		Convertible corporate bonds
Item		Bank borrowings	Wholly unconverted	Wholly converted
Proceeds to be raised	10,625,000	10,625,000	10,625,000	10,625,000
Interest rate (notes 1, 2)	––	2.25%	1.22%	0%
Estimated increase in capital cost (note 3)	––	239,063	129,625	––
Number of shares before issuance (note 4)	9,106,457	9,106,457	9,106,457	9,106,457
Increase in number of shares (note 5)	800,000	––	––	694,444
Number of shares after issuance (note 6)	9,956,457	9,106,457	9,106,457	9,800,901
Effect of capital cost on earnings per share	––	0.0263	0.0142	––
Dilution rate of share capital (note 7)	8.54%	––	––	7.09%
Dilution rate of earnings per share (note 8)	7.87%	––	––	6.62%

Note 1:	Based on the weighted average borrowing rate (approximately 2.25%) of long-term borrowings of the Company as at the end of 2013.

Note 2:	The redemption rate of the convertible corporate bonds is based on the average redemption rate of 1.22% under the issuance conditions in the convertible corporate bond market for the past three years.

Note 3:

Assuming the raising of capital is completed by mid-August 2014, the period during which the capital cost is calculated shall be 12 months in 2015, and the capital cost of bank borrowings shall be 239,063 thousand ($10,625,000 thousand×2.25%=239,063 thousand). If the capital of $10,625,000 thousand is wholly raised by issuing unsecured convertible corporate bonds, which are totally unconverted by the end of December 2015, the capital cost shall then be $129,625 thousand ($10,625,000 thousand × 1.22% = $129,625 thousand).

Note 4:	The Company’s current outstanding number of shares is 9,106,457 thousand.

Note 5:

On the basis of the conversion price of $15.30 by assuming the conversion premium rate for this issuance of convertible corporate bonds is 101% and with reference to the average closing price of $15.15 for the one business day immediately before the conversion price determination date (9 July 2014), the number of shares to be wholly converted shall be 694,444 thousand.

Note 6:

The dilution effect of increase in number of shares arising from non-cash capital increase such as treasury stock, issuance of bonus shares and conversion of convertible corporate bonds in previous years are not taken into account. The analysis only includes the dilution effect of increase in share capital due to cash capital increase and conversion of convertible corporate bonds.

Note 7:

For convenience, excluding any savings in capital cost, the extent to which share capital are diluted with respect to 8,500,000 thousand new shares issued for a cash capital increase shall be [1- [9,106,457/(9,106,457+850,000)] =8.54%]; the extent to which share capital are diluted with respect to $10,625,000 thousand convertible corporate bonds (assuming wholly converted) shall be [1- [9,106,457/(9,106,457+694,444)] =7.09%].

Note 8:

Effect of share capital dilution with respect to cash capital increase on earnings per share in 2015 shall be [1-[1/(1+8.54%)] =7.87%]; Effect of share capital dilution with respect to convertible corporate bonds issued in full on earnings per share in 2015 shall be [1- [1/(1+7.09%)] =6.62%].

From the above calculations, the capital cost of raising the proceeds by means of cash capital increase, bank borrowings and issuance of convertible corporate bonds (assuming wholly unconverted in 2015) by the Company shall reduce the earnings per share by $0, $0.0263 and $0.0142 respectively in 2015. As for cash capital increase, the dilution rate of earnings per share is 7.87%, the dilution effect of which is not significant as compared with that of convertible corporate bonds (assuming wholly converted by the end of 2015) of 6.62%. To sum up, the cash capital increase via issuance of new shares can provide long-term capital source and save interest expenses, and only has a limited dilution effect on earnings per share. In addition, employees’ recognition of and loyalty to the Company can be enhanced by offering them the entitlement for subscription. The increase in self-owned capital ratio and improved financial structure and solvency will help boost the competitiveness of our future business, while increasing the flexibility in financial arrangement and reducing operational risk. Therefore, it is more appropriate for the Company to raise the proceeds by cash capital increase via issuance of new shares.

5.

When issuing shares below par value, the issuer shall state the necessity and reasonableness of issuing new shares at discount, the reasons for and the reasonableness of not adopting other fund raising methods, and the amounts of additional paid-in capital and retained profits written down: N.A.

(ix)		The basis of determination of the issue price, conversion price, exchange price and subscription price shall be stated

Please refer to the calculation explanation of underwriting price of shares issued in the cash capital increase.

(x)		Summary of fund utilisation and potential benefits

1. In the case of acquisition of other companies, expansion or addition of fixed assets, the expected increase in production and sales volume, value, cost structure (including total cost and unit cost), any changes in profitability, improvement in product quality, and other potential benefits upon completion of the offering shall be stated

Not applicable as the proceeds from the offering is not intended for the purposes of acquisition of other companies, nor the expansion or addition of fixed assets.

	2.	Any matters related to reinvestment in other companies shall be stated

Not applicable as the proceeds from the offering is not intended for reinvestment in other companies.

	3.	The following matters shall be stated for the purposes of increasing working capital or debts repayment

(1) The Company’s liabilities fall due at year-end, repayment schedule and forecasted mitigation of financial burden, current working capital, required amount of capital, and expected use of funds, and a forecasted monthly statement of cash flow during the reporting year and incoming year

Forecast Cash Flow Statement for 2014

(In NT$’000)

Item	January	February	March	April	May	June	July	August	September	October	November	December	Total
Cash balance at the beginning of the period (1)	27,604,892	26,737,570	21,740,849	23,505,426	27,204,263	22,336,195	12,297,159	16,866,073	25,698,944	28,378,140	23,373,128	26,531,658	27,604,892
Add: Non-financing income
Cash received from amount receivables	32,407,762	26,956,782	30,497,230	34,333,855	38,627,936	32,864,955	35,240,221	35,461,911	39,293,796	32,855,646	35,744,244	36,419,186	410,703,524
Interest income	6,000	9,000	5,000	4,288	4,354	27,310	4,000	4,000	3,000	4,000	4,000	32,000	106,952
Disposal of long-term investment	342,677	323,639	498,198	178,118	209,545	192,191	57,000	51,000	17,000	0	0	0	1,869,368
Distribution and capital reduction from investees	707,129	0	0	0	0	5,798	0	0	0	0	0	0	712,927
Total non-financing income (2)	33,463,568	27,289,421	31,000,428	34,516,261	38,841,835	33,090,254	35,301,221	35,516,911	39,313,796	32,859,646	35,748,244	36,451,186	413,392,771
Less: Non-financing expense
Cash payments for amounts payable	28,401,854	25,840,726	27,106,913	29,041,950	29,116,770	34,204,494	29,890,943	29,197,236	29,883,236	30,259,799	31,488,959	31,752,564	356,185,444
Purchase and acquisition of fixed assets	1,055,364	1,055,364	955,364	1,343,257	1,268,816	981,460	1,515,364	2,205,364	1,505,364	955,364	684,451	1,184,451	14,709,983
Addition of long-term investment	0	603,557	0	27,477	0	0	0	0	0	0	130,009	0	761,043
Interest expenses	291,495	290,495	273,574	278,530	285,518	252,985	268,000	263,000	246,000	286,495	286,295	283,495	3,305,882
Total non-financing expenses (3)	29,748,713	27,790,142	28,335,851	30,691,214	30,671,104	35,438,939	31,674,307	31,665,600	31,634,600	31,501,658	32,589,714	33,220,510	374,962,352
Minimum cash balance required (4)	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Total amount of capital required (5)=(3)+(4)	39,748,713	37,790,142	38,335,851	40,691,214	40,671,104	45,438,939	41,674,307	41,665,600	41,634,600	41,501,658	42,589,714	43,220,510	384,962,352
Cash balance available for use before financing (6)=(1)+(2)-(5)	21,319,747	16,236,849	14,405,426	17,330,473	25,374,994	9,987,510	5,924,073	10,717,384	23,378,140	19,736,128	16,531,658	19,762,334	56,035,311

Item	January	February	March	April	May	June	July	August	September	October	November	December	Total
Net amount of financing													0
Capital increase in cash (employee warrants)	0	0	0	0	0	0	0	10,625,000	0	9,375,000	0	0	20,000,000
Increase (Decrease) in short- and long- term borrowings	(2,433,568)	(3,760,000)	(5,396,000)	10,678,515	(23,840,820)	(6,039,895)	2,911,000	(3,760,000)	(9,286,000)	(5,000,000)	(10,738,000)	(5,000,000)	(61,664,768)
Distribution of cash dividends and employee bonus	0	0	0	0	0	0	0	(1,357,440)	0	0	0	0	(1,357,440)
Pledged deposits	(2,148,609)	(736,000)	4,496,000	(10,804,725)	10,802,021	(1,650,456)	(1,969,000)	(526,000)	4,286,000	(10,738,000)	10,738,000	(1,659,000)	90,231
Total net amount of financing (7)	(4,582,177)	(4,496,000)	(900,000)	(126,210)	(13,038,799)	(7,690,351)	942,000	4,981,560	(5,000,000)	(6,363,000)	0	(6,659,000)	(42,931,977)
Cash balance at the end of the period (8)=(1)+(2)-(3)+(7)	26,737,570	21,740,849	23,505,426	27,204,263	22,336,195	12,297,159	16,866,073	25,698,944	28,378,140	23,373,128	26,531,658	23,103,334	23,103,334

Note: The Company has committed to a bank syndicate to complete its capial increase proposal of NT$20 billion in 2014, therefore it is expected to issue new shares in August to raise NT$10.625 billion of cash proceeds domestically for capital increase, and will issue new shares for participating in overseas depositary receipts to raise NT$9.375 billion of cash proceeds for capital increase in the second half of 2014.

Forecast Cash Flow Statement for 2015

(In NT$’000)

Item	January	February	March	April	May	June	July	August	September	October	November	December	Total
Cash balance at the beginning of the period (1)	23,103,334	22,639,492	19,140,442	23,795,635	20,723,153	25,836,209	23,598,469	22,079,313	19,242,708	26,086,375	18,703,235	21,429,679	23,103,334
Add: Non-financing income
Cash received from amount receivables	36,536,208	37,179,670	33,461,703	31,855,646	37,945,911	34,938,276	32,497,542	32,407,762	32,855,646	34,938,276	34,744,244	35,419,186	414,780,070
Interest income and other income	7,000	9,000	6,000	7,000	5,000	19,000	3,000	3,000	2,000	2,000	2,000	33,000	98,000
Distribution and capital reduction from investees	0	0	0	397,979	0	0	245,432	0	0	991,687	0	0	1,635,098
Total non-financing income (2)	36,543,208	37,188,670	33,467,703	32,260,625	37,950,911	34,957,276	32,745,974	32,410,762	32,857,646	35,931,963	34,746,244	35,452,186	416,513,168
Less: Non-financing expenses
Cash payments for amounts payable	32,159,709	29,258,379	28,180,169	36,106,766	31,268,514	28,980,675	28,220,789	28,454,526	29,792,338	30,283,762	30,618,959	30,882,564	364,207,150
Purchase and acquisition of fixed assets	1,153,846	653,846	353,846	653,846	1,153,846	1,153,846	1,753,846	1,953,846	953,846	1,153,846	1,133,846	2,927,696	15,000,002
Interest expenses and other expenses	281,495	280,495	278,495	275,495	275,495	269,495	268,495	267,995	267,795	267,495	266,995	262,495	3,262,240
Total non-financing expenses (3)	33,595,050	30,192,720	28,812,510	37,036,107	32,697,855	30,404,016	30,243,130	30,676,367	31,013,979	31,705,103	32,019,800	34,072,755	382,469,392
Minimum cash balance required (4)	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000	10,000,000
Total amount of capital required (5)=(3)+(4)	43,595,050	40,192,720	38,812,510	47,036,107	42,697,855	40,404,016	40,243,130	40,676,367	41,013,979	41,705,103	42,019,800	44,072,755	392,469,392
Cash balance available for use before financing (6)=(1)+(2)-(5)	16,051,492	19,635,442	13,795,635	9,020,153	15,976,209	20,389,469	16,101,313	13,813,708	11,086,375	20,313,235	11,429,679	12,809,110	47,147,110

Item	January	February	March	April	May	June	July	August	September	October	November	December	Total
Net amount of financing
Capital increase in cash (employee warrants)	0	0	0	0	0	0	0	0	10,000,000	0	0	0	10,000,000
Increase (Decrease) in short- and long-term borrowings	3,341,000	(8,412,000)	(10,495,000)	20,000,000	(23,297,000)	(5,000,000)	(1,791,000)	(4,022,000)	(9,571,000)	0	(11,610,000)	(5,000,000)	(55,857,000)
Pledged deposits	(6,753,000)	(2,083,000)	10,495,000	(18,297,000)	23,157,000	(1,791,000)	(2,231,000)	(549,000)	4,571,000	(11,610,000)	11,610,000		6,519,000
Total net amount of financing (7)	(3,412,000)	(10,495,000)	0	1,703,000	(140,000)	(6,791,000)	(4,022,000)	(4,571,000)	5,000,000	(11,610,000)	0	(5,000,000)	(39,338,000)
Cash balance at the end of the period (8)=(1)+(2)-(3)+(7)	22,639,492	19,140,442	23,795,635	20,723,153	25,836,209	23,598,469	22,079,313	19,242,708	26,086,375	18,703,235	21,429,679	17,809,110	17,809,110

Note: The Company has committed to a bank syndicate to complete its capial increase proposal of NT$10 billion in 2015, therefore it is expected to to raise NT$10 billion in September 2015.

(2)  Explain the reasons for settlement of debts or addition to working capital in respect of the policies for account receivables collection and account payables payment, capital expenditure plans, financial leverage and gearing ratio (or ratio of proprietary assets to risk assets) of the Company for the reporting year and in anticipation of the coming year.

(1) Policies for collection of account receivables and payment for account payables

The number of turnover days for account receivables and account payables of the Company from 2011 to 2013 are set out as follows:

Unit: days

Item/Year	2011	2012	2013
Average collection turnover days	51	59	64
Average payment turnover days	97	117	117

A.                                                       Receivables collection policy

According to the Company’s collection policy of receivables, after taking into account factors such as the operation, creditability and trading frequency of individual customers, different monthly settlement credit terms ranging from 30 days to 90 days will be granted. The average turnover days for collection by the Company was ranging from 51 days to 64 days for the year 2011 to 2012, which were still within the above-mentioned range. And in the forecast cash flow statement of the Company for the years 2014 and 2015, the monthly turnover days for receivables have taken into account of the factors such as the collection conditions of major sales customers and actual collections in the past, thus an estimation of about 60 days is assumed, which has no substantial difference from the standard credit term of 30 days to 90 days on monthly basis granted by the Company, hence the assumption basis of preparation is considered reasonable.

B.                                                       Payables payment policy

The Company’s payment policy of payables to suppliers of imports is adjusted according to factors such as the credit terms granted by the suppliers, the capital availability of the Company and consideration of the market conditions, with payment terms of 30 days to 180 days on monthly basis or after delivery of goods. The payment turnover days of amount payables by the Company for the years 2011 to 2013 ranged from 97 days to 117 days, no notable difference was found between the number of days of actual payment and of the credit term granted. In the forecast cash flow statement prepared by the Company for the years 2014 and 2015, the monthly turnover days for amount payables are estimated with reference to the payment terms of major suppliers for imports and the actual payment turnover days of approximately 120 days in the past, which fall within the range of the Company’s credit term of 30 days to 180 days on monthly basis or after delivery of goods, hence the basis of preparation is considered reasonable.

(2)                    Capital expenditure plans

The Company is expected to increase fixed asset expenditures of NT$14,709,983,000 and NT$15,000,000,000 in 2014 and 2015 respectively, which are not expenditure for expansion and addition of new production lines or equipment, but are mainly necessary capital expenditure for maintaining the conditions of existing equipment and for improving the production capacity and efficiency of existing facilities, which are considered reasonable.

(3)       Financial leverage and gearing ratio

(In NT$’000)

Item/ Year	2011	2012	2013
Financial leverage index (times)	0.93	0.82	1.62
Gearing ratio (%)	68.44	69.52	60.89
Operating revenue	485,403,114	471,524,374	419,738,269
Net profit (loss) after tax	(64,439,778)	(29,899,236)	5,102,568

Source: Individual financial reports of the Company for each of the years verified and certified by the accountants.

Financial leverage index is to measure a company’s financial risk of operation on borrowings and to evaluate the impact of changes in interest expense on profitability. The higher the index, the greater the financial risk to which the Company is exposed. However, a low index represents that borrowings may not be readily available to the Company. The application of financial leverage shall take into consideration the Company’s business stability, security of financial structure, as well as liquidity and turnover of capital. Poor financial structure may result in turnover difficulties and may result in crisis to the Company. Moreover, the Company’s gearing ratio has been over 60% in recent years. To enhance the Company’s competitiveness and after considering that the raising of debts will increase the Company’s operational risk, therefore viewing from the perspectives of financial leverage index and gearing ratio, it is necessary and reasonable for the Company to raise long-term capital with relatively low cost from the capital market by way of cash capital increase.

(3)           If the capital increase plan is used for debt repayment, the original purpose of the borrowings and its benefits shall be stated.

The proceeds from this offering are intended for the repayment of bank borrowings amounting to NT$3,292,608,000, the original propose of which was mainly for the construction of plants and purchasing machineries and equipment. Details of the bank borrowings to be repaid by this offering are as follows:

In NT$’000

Lender	Interest rate	Contract period	Original purpose of loan	Original amount of loan	Repayment amount
Joint secured loans from 21 banks including Bank of Taiwan	2.28%	97/09~105/08	For the provision of capital required for the purchase and construction (acquisition) of the land, plant and its ancillary facilities, machinery equipment and its ancillary equipment for the 6G thin-film transistor LCD monitor production facilities.	46,201,440	3,292,608

(1)                   The necessity and reasonableness of the original purpose of the borrowings

To increase the competitiveness of our products, the Company built a 6G plant for thin-film transistor LCD monitors and related machineries and equipment by way of borrowings in 2008. In addition, to narrow the gap between Taiwan’s TFT LCD products and that of Korea, the former Chimei Optoelectronics was merged with TPO in 2010, thus the long-term borrowings for capacity expansion were incurred by the Company. Owing to the characteristic of the industry in which the Company operates and its continuous expansion of its operating scale, the Company relies heavily on financial institutions to satisfy its working capital requirement, as well as for long-term and stable capital and to reduce the risk of short-term liquidity on operation. Viewing from the operation conditons of the Company in the two years prior to the borrowings, the operating revenue of the Company was NT$105,181,739,000 and NT$155,972,394,000 respectively for the years 2006 to 2007, with gross profit margin of 12.94% and 7.21% respectively, and was in a stage of substantial growth in operation scale and profitability, therefore it was reasonable for the Company to obtain working capital funds for its operation by way of borrowing long-term loans.

Source: Information on key financial indices from January 2004 to December 2007 on the Central Bank website.

Moreover, it is noted from the above diagram that the interest rate trend was rising gradually 4 years prior to the original bank borrowings, therefore, there was practical necessity for the Company to fix its long-term capital cost by way of raising required capital through long-term bank borrowings.

(2)      Benefit analysis of the usage of the original borrowings

In respect of the benefit analysis of the original borrowings, after completion of the 6G plant for thin-film transistor LCD monitors and commenced mass production successfully in 2009, the Company incurred significant amount of operating loss in 2010 and 2011 as a result of the sluggish global conditions triggered by the financial tsunami, nevertheless, the Company’s operating revenue still increased by 2.68% when compared with 2008. And after the merger of former Chi Mei with TPO in 2010, the operating revenue for the year surged further by 189.64% when compared with 2009. Despite the low panel prices, the Company’s operating revenue in 2011 was still 2.47% higher than that of 2010. Therefore, the Company was benefited from using the long-term bank borrowings to satisfy the capital necessary for the construction of plants and purchase of machineries and equipment. Moreover, the Company has also turned from a gross operating loss of NT$7,116,158,000 in 2012 to a gross operating profit of NT$27,531,818,000 in 2013, profit after tax has also improved from a net profit after tax of NT$29,899,236,000 in 2012 to a net profit after tax of NT$5,102,568,000 in 2013.

In NT$’000

Item/Year	2008	2009	2010	2011
Operating income	159,277,011	163,548,260	473,695,780	485,403,114
Growth rate	—	2.68%	189.64%	2.47%

Source: Individual financial reports of the Company for each of the years verified and certified by the accountants.

In addition, according to DisplaySearch, it is estimated that global shipments of large-sized TFT-LCD panel will reach 680 million pieces in 2013. Analysis of market size by several major applications has shown that market size of LCD TV continued its stable growth as new size and technology emerged. It is forecasted that global shipments of LCD TV will reach 208 million units in 2013, and may even reach a size of 233 million units by 2015. As for LCD monitor, it is estimated that shipments of LCD monitor amounted to 156 million units in 2013, and will slightly reduced to 148 million units by 2015. However, buoyed by increased demand for large-sized and high resolution products by users, penetration of high-value products will gradually improve. Shipments of mobile computers grew rapidly, thanks to the launch of tablet PC, it is anticipated that shipments of the overall mobile computer market (including notebooks and tablet PC) will reach 478 million units in 2014, and will even reach a size of 527 million units in 2015, which will raise the popularity of the Company’s order books substantially. Base on the above, under the high growth of large-sized application and mobile application products, the future operating conditions of the Company will be highly optimistic and the benefits of the original borrowings will continue emerging.

4.    For the purposes of land purchase or payment for construction works, the the estimated total amount of capital required from the date of purchase to completion of construction works and completion of sales, sources of any capital deficit, capital injected at various stages and the works progress should be stated in details, and describe any benefits that may arise in terms of anticipated timing and amount for recognition as profit and loss

Not applicable as the proceeds from the offering shall be used for neither the purchase of land nor the payment of construction works.

5.    In relation to purchase of construction in progress which is subject to non-performance of the vendor, the buyer’s reasons of acquisition, basis of determination for the acquisition price and effect of the acquisition on all parties to the contract shall be stated

Not applicable as the proceeds from the offering is not intended for the purchase of construction in progress which is subject to non-performance of the vendor.

III.              Any matters with respect to the issuance of new shares due to the acquisition of shares of another company should be recorded: Not applicable.

IV.               Any matters with respect to the issuance of new shares due to mergers and acquisitions should be recorded: Not applicable.

D. Financial Summary

I.                                        Condensed Financial Information for the Preceding Five Fiscal Years

(i)                                    Condensed Balance Sheet and Consolidated Income Statement — Combined Financial Report

1. Condensed Balance Sheet (Individual) — Combined Financial Report

In NT$000’

		Year					Year to 31
		Financial information for the preceding five fiscal years (Note 2)					March
Item		2009	2010	2011	2012	2013	2014
Current assets		—	—	—	173,139,399	171,701,969	163,533,078
Property, plant and equipment		—	—	—	332,525,859	273,505,759	261,666,588
Intangible assets		—	—	—	22,909,059	21,214,994	20,830,472
Other assets		—	—	—	42,888,840	41,778,163	13,134,377
Total assets		—	—	—	571,463,157	508,200,885	487,450,159
Current liabilities	Before distribution	—	—	—	237,566,939	300,586,751	191,183,861
	After distribution	—	—	—	237,566,939	300,496,255	—
Non current liabilities		—	—	—	162,539,193	13,036,280	100,527,608
Total liabilities	Before distribution	—	—	—	400,106,132	313,623,031	291,711,469
	After distribution	—	—	—	400,106,132	313,532,535	—
Interests vested in the owner of the parent company		—	—	—	169,823,860	193,043,229	194,212,353
Share capital		—	—	—	79,129,708	91,094,288	91,064,572
Capital reserves		—	—	—	119,677,980	96,058,741	96,124,031
Retained earnings	Before distribution	—	—	—	(24,979,239)	7,421,697	7,574,257
	After distribution	—	—	—	(24,979,239)	7,331,201	—
Other interests		—	—	—	(4,004,589)	(1,531,497)	(550,507)
Treasury stocks		—	—	—	—	—	—
Non controlling interests		—	—	—	1,533,165	1,534,625	1,526,337
Total equity	Before distribution	—	—	—	171,357,025	194,577,854	195,738,690
	After distribution	—	—	—	171,357,025	194,487,358	195,738,690

Note1:                 For those whose adoption of IFRS in the preparation of financial information for less than 5 years, another financial information based on the R.O.C. SFAS shall be prepared.

Note 2:              Financial statements for respective years were audited and certified by auditors.

2. Condensed Consolidated Income Statement — Combined Financial Report

In NT$000’

Year	Financial information for the preceding five fiscal years (Note 2)					Year to 31 March
Item	2009	2010	2011	2012	2013	2014
Operating revenue	—	—	—	483,609,931	422,730,500	89,558,900
Gross operating profit	—	—	—	4,499,935	37,759,115	5,625,844
Operating gain or loss	—	—	—	(19,749,654)	15,349,268	1,178,859
Non-operating income and expenses	—	—	—	(11,064,521)	(9,705,915)	(1,016,712)
Net profit before tax	—	—	—	(30,814,175)	5,643,353	162,147
Net profit of continuing operations for the period	—	—	—	(30,167,283)	5,095,019	152,955
Loss from discontinued operations	—	—	—	—	—	—
Net profit (loss) for the period	—	—	—	(30,167,283)	5,095,019	152,955
Other consolidated gain or loss for the period (net amount after tax)	—	—	—	(1,975,663)	2,859,517	918,722
Total consolidated gain or loss for the period	—	—	—	(32,142,946)	7,954,536	1,071,677
Net profit vested in the owner of parent company	—	—	—	(29,899,236)	5,102,568	152,560
Net profit vested in non controlling interests	—	—	—	(268,047)	(7,549)	395
Total consolidated gain or loss vested in the owner of parent company	—	—	—	(31,688,130)	7,953,076	1,079,965
Total consolidated gain or loss vested in non controlling interests	—	—	—	(454,816)	1,460	8,288
Earnings per share	—	—	—	(4.00)	0.57	0.02

Note 1:         For those whose adoption of IFRS in the preparation of financial information for less than 5 years, another financial information under Statement 8. below based on the R.O.C. SFAS shall be prepared.

Note 2:         Financial statements for respective years were audited and certified by auditor.

(ii)                Condensed Balance Sheet and Consolidated Income Statement — Individual Financial Report

1.  Condensed Balance Sheet — Individual Financial Report

In NT$’000

		Year
		Financial information for the preceding five fiscal years (Note 2)
Item		2009	2010	2011	2012	2013
Current assets		—	—	—	147,154,273	138,274,531
Property, plant and equipment		—	—	—	287,051,335	233,557,614
Intangible assets		—	—	—	22,796,701	21,114,443
Other assets		—	—	—	100,240,714	100,611,858
Total assets		—	—	—	557,243,023	493,558,446
Current liabilities	Before distribution	—	—	—	238,165,426	287,413,773
	After distribution	—	—	—	238,165,426	287,323,277
Non-current liabilities		—	—	—	149,253,737	13,101,444
Total liabilities	Before distribution	—	—	—	387,419,163	300,515,217
	After distribution	—	—	—	387,419,163	300,424,721
Interest attributable to owners of the parent company		—	—	—	169,823,860	193,043,229
Share capital		—	—	—	79,129,708	91,094,288
Capital reserves		—	—	—	119,677,980	96,058,741
Retained earnings	Before distribution	—	—	—	(24,979,239)	7,421,697
	After distribution	—	—	—	(24,979,239)	7,331,201
Other interests		—	—	—	(4,004,589)	(1,531,497)
Treasury stocks		—	—	—	—	—
Non-controlling interest		—	—	—	—	—
Total equity	Before distribution	—	—	—	169,823,860	193,043,229
	After distribution	—	—	—	169,823,860	192,952,733

Note 1:         For those whose adoption of IFRS in the preparation of financial information for less than 5 years, another financial information based on the R.O.C SFAS shall be prepared.

Note 2:         Financial statements for respective years were audited and certified by auditors.

2.                      Information on Condensed Consolidated Income Statement — Individual Financial Report

In NT$000’

	Year
	Financial information for the preceding five fiscal years (Note 2)
Item	2009	2010	2011	2012	2013
Operating revenue	—	—	—	471,524,374	419,738,269
Gross operating profit	—	—	—	(7,116,158)	27,531,818
Operating gain or loss	—	—	—	(24,249,282)	11,300,119
Non-operating income and expenses	—	—	—	(7,431,680)	(6,864,968)
Net profit before tax	—	—	—	(31,680,962)	4,435,151
Net profit of continuing operations for the period	—	—	—	(29,899,236)	5,102,568
Loss from discontinued operations	—	—	—	—	—
Net profit (loss) for the period	—	—	—	(29,899,236)	5,102,568
Other consolidated gain or loss for the period (net amount after tax)	—	—	—	(1,788,894)	2,850,508
Total consolidated gain or loss for the period	—	—	—	(31,688,130)	7,953,076
Net profit vested in the owner of parent company	—	—	—	(29,899,236)	5,102,568
Net profit vested in non controlling interests	—	—	—	—	—
Total consolidated gain or loss vested in the owner of parent company	—	—	—	(31,688,130)	7,953,076
Total consolidated gain or loss vested in non controlling interests	—	—	—	—	—
Earnings per share	—	—	—	(4.00)	0.57

Note1:            For those whose adoption of IFRS in the preparation of financial information for less than 5 years, another financial information based on the R.O.C. SFAS shall be prepared.

Note 2:         Financial statements for respective years were audited and certified by auditor.

(iii)            Condensed Balance Sheet and Consolidated Income Statement — based on the R.O.C. SFAS (Combined Financial Report)

1.                      Condensed Balance Sheet — based on the R.O.C. SFAS (Combined Financial Report)

In NT$’000

		Year
		Financial information for the preceding five fiscal years (Note)
Item		2008	2009	2010	2011	2012
Current assets		98,472,623	86,332,950	198,958,776	212,582,766	174,628,466
Funds and investments		578,031	2,188,003	13,419,057	22,059,603	23,623,033
Fixed assets		57,080,469	86,251,547	458,792,555	403,808,043	328,297,554
Intangible assets		—	—	18,891,676	18,517,906	18,065,083
Other assets		3,054,189	5,793,858	21,333,617	26,696,758	26,244,104
Total assets		159,185,312	180,566,358	711,395,681	683,665,076	570,858,240
Current liabilities	Before distribution	49,358,839	55,472,862	252,445,755	419,171,745	237,029,639
	After distribution	53,514,244	56,100,569	252,445,755	419,171,745	237,029,639
Long-term liabilities		13,399,998	30,398,000	184,536,481	55,703,297	152,491,697
Other liabilities		2,145	5,697	11,495,895	10,122,091	8,894,958
Total liabilities	Before distribution	62,760,982	85,876,559	448,478,131	484,997,133	398,416,294
	After distribution	66,916,387	86,504,266	448,478,131	484,997,133	398,416,294
Share capital		31,237,126	32,548,412	73,126,748	73,129,708	79,129,708
Capital reserves		50,622,741	50,868,754	191,189,596	191,835,695	119,594,471
Retained earnings	Before distribution	13,672,262	9,657,576	(5,215,061)	(69,654,839)	(26,984,855)
	After distribution	6,746,587	8,088,308	(5,215,061)	(69,654,839)	(26,984,855)
Unrealized profit or loss on financial instruments		—	1,009,179	1,700,560	(2,107,490)	(985,693)
Cumulative translation adjustments		892,201	605,878	(2,031,508)	2,977,862	155,150
Unrecognized net pension actuarial loss		—	—	—	—	—
Treasury stocks		—	—	(15,589)	—	—
Minority equity interest		—	—	4,162,804	2,487,007	1,533,165
Total shareholders’ equity	Before distribution	96,424,330	94,689,799	262,917,550	198,667,943	172,441,946
	After distribution	92,268,925	94,062,092	262,917,550	198,667,943	172,441,946

Note: Financial statements for respective years were audited and certified by auditors.

2. Condensed Income Statement - based on the R.O.C. SFAS (Combined Financial Report)

In NT$000’

	Year
	Financial information for the preceding five fiscal years (Note)
Item	2008	2009	2010	2011	2012
Operating revenues	160,653,305	164,726,209	493,084,954	510,081,200	483,609,931
Gross operating profit	12,028,789	4,217,360	21,621,735	(35,208,648)	4,737,345
Operating gain or loss	5,718,468	(3,454,571)	(4,596,422)	(62,700,308)	(19,344,622)
Non-operating revenue and gains	1,599,819	910,083	5,863,594	8,311,203	6,999,454
Non-operating expenses and losses	(1,913,377)	(687,190)	(14,679,737)	(15,341,165)	(17,725,537)
Gain or loss from continuing operations before tax	5,404,910	(3,231,678)	(13,412,565)	(69,730,270)	(30,070,705)
Gain or loss from continuing operations	4,850,950	(2,397,073)	(12,214,041)	(64,760,598)	(29,473,396)
Gain or loss from discontinued operations	—	—	—	—	—
Extraordinary gain or loss	—	—	—	—	—
Cumulative impact arising from changes in accounting principles	—	—	—	—	—
Gain or loss for the period	4,850,950	(2,397,073)	(14,214,041)	(64,760,598)	(29,473,396)
Earnings per share	1.51	(0.74)	(2.29)	(8.81)	(3.91)

Note: Financial statements for respective years were audited and certified by auditors.

(iv)             Condensed Balance Sheet and Consolidated Income Statement — based on the R.O.C SFAS (Individual Financial Report)

1. Condensed Balance Sheet — based on the R.O.C. SFAS (Individual Financial Report)

In NT$000’

		Year
		Financial information for the preceding five fiscal years (Note)
Item		2008	2009	2010	2011	2012
Current assets		94,441,666	78,139,069	172,390,026	155,428,602	148,614,892
Funds and investments		10,426,335	14,826,861	67,862,519	82,495,850	82,455,767
Fixed assets		45,718,748	74,518,478	396,860,728	342,612,740	284,338,966
Intangible assets		—	—	17,647,004	18,515,631	18,064,885
Other assets		1,116,530	3,449,674	17,176,888	22,596,907	23,121,395
Total assets		151,703,279	170,934,082	671,937,165	621,649,730	556,595,905
Current liabilities	Before distribution	42,292,917	45,845,830	221,257,372	380,305,366	237,628,126
	After distribution	55,906,656	45,845,830	221,257,372	380,305,366	237,628,126
Long-term liabilities		12,986,000	30,398,000	179,284,091	33,946,997	139,310,440
Other liabilities		32	453	12,640,956	11,216,431	8,748,558
Total liabilities	Before distribution	55,278,949	76,244,283	413,182,419	425,468,794	385,687,124
	After distribution	50,906,656	76,244,283	413,182,419	425,468,794	385,687,124
Share capital		31,237,126	32,548,412	73,126,748	73,129,708	79,129,708
Capital reserves		50,622,741	50,868,754	191,189,596	191,835,695	119,594,471
Retained earnings	Before distribution	13,672,262	9,657,576	(5,215,061)	(69,654,839)	(26,984,855)
	After distribution	13,044,555	9,657,576	(5,215,061)	(69,654,839)	(26,984,855)
Unrealized gain or loss on financial instruments		—	1,009,179	1,700,560	(2,107,490)	(985,693)
Cumulative translation adjustments		892,201	605,878	(2,031,508)	2,977,862	155,150
Unrecognized net pension actuarial loss		—	—	—	—	—
Treasury stocks		—	—	(15,589)	—	—
Total shareholders’ equity	Before distribution	96,424,330	94,689,799	258,754,746	196,180,936	170,908,781
	After distribution	95,796,623	94,689,799	258,754,746	196,180,936	170,908,781

Note: Financial statements for respective years were audited and certified by auditor.

2.                      Condensed Consolidated Income Statement - based on the R.O.C. SFAS (Individual Financial Report)

In NT$000’

	Year
	Financial information for the preceding five fiscal years (Note)
Item	2008	2009	2010	2011	2012
Operating revenues	159,277,011	163,548,260	473,695,780	485,403,114	471,524,374
Gross operating profit	9,069,196	146,338	8,338,094	(43,979,512)	(6,872,735)
Operating gain or loss	4,712,316	(4,931,020)	(10,492,493)	(63,395,419)	(23,838,237)
Non-operating revenue and gains	2,861,532	2,010,019	9,709,522	7,966,978	7,345,941
Non-operating expenses and losses	(2,179,108)	(432,420)	(14,112,329)	(14,733,347)	(14,445,196)
Gain or loss from continuing operations before tax	5,394,740	(3,353,421)	(14,895,300)	(70,161,788)	(30,937,492)
Gain or loss from continuing operations	—	—	—	—	—
Gain or loss from discontinued operations	—	—	—	—	—
Extraordinary gain or loss	—	—	—	—	—
Cumulative impact arising from changes in accounting principles	—	—	—	—	—
Gain or loss for the period	4,850,950	(2,397,073)	(14,835,437)	(64,439,778)	(29,205,349)
Earnings per share	1.56	(0.74)	(2.29)	(8.81)	(3.91)

Note: Financial statements for respective years were audited and certified by auditors.

(V) Important Items Affecting the Uniform Comparison of Financial Statements

1.     Effective from 1 January 2009, the Company adopted the newly revised R.O.C. SFAS No. 10 “Accounting for Inventory”, and this accounting change had no significant effect on the net loss and loss per share for the year ended 31 December 2009. Besides, valuation gain changed from non-operating income to deductions for operating costs, which led to the decrease of both operating costs and non-operating income by $162,245.

2.     Effective from 1 January 2008, the Company adopted the newly issued R.O.C. SFAS No.39 “Accounting for Share-based Payment”, and this accounting change had no significant effect on the net profit and earnings per share for the year ended 31 December 2008.

3.     Effective from 1 January 2008, the Company adopted the newly issued ARDF 96-052, “Accounting for Employee Bonus and Remuneration for Directors and Supervisors” of the R.O.C. Accounting Research and Development Foundation dated 16 March 2007, and this accounting change had reduced the net profit and earnings per share for 2008 by $263,360 and $0.08 respectively.

4.     Effective from 1 January 2011, the Company adopted the newly revised R.O.C. SFAS No.34, “Accounting for Financial Instruments”. The Company recognized impairment loss on various creditors’ rights such as notes receivable, accounts receivable and other receivables when there was an objective evidence of impairment. This accounting change had no significant effect on the net loss and loss per share for the year ended 31 December 2011.

5.     Effective from 1 January 2011, the Group adopted the newly issued R.O.C. SFAS No. 41, “Operating Segments”, which supersedes R.O.C. SFAS No. 20, “Segment Reporting.” The information for the previous year was re-prepared in accordance with R.O.C. SFAS in initial application. This accounting change had no significant effect on the net loss and loss per share for the year ended 31 December 2011 and 2010.

(vi) Name of Certified Public Accountant and its Auditing Opinion for the Preceding Five Fiscal Years

1. Name of Certified Public Accountant and its Auditing Opinion for the Preceding Five Fiscal Years

Year	Name of certified public accountant	Auditing opinion

2009	CPA Chun-Yuan Hsiao, CPA Hui-Chin Tseng	Unqualified opinion

2010	CPA Chun-Yuan Hsiao, CPA Yung-Chien Hsu	Unqualified opinion

2011	CPA Chun-Yuan Hsiao, CPA Yung-Chien Hsu	Unqualified opinion

2012	CPA Chun-Yuan Hsiao, CPA Yung-Chien Hsu	Unqualified opinion

2013	CPA Chun-Yuan Hsiao, CPA Han-Qi Wu	Unqualified opinion

2. For any change of accountant in the preceding five fiscal years, please state the reason for change as explained by the Company and the former and successive accountants:

Year	Name of the former certified public accountant	Name of the successive certified public accountant	Reason for change

2009	No such issue

2010	CPA Chun-Yuan Hsiao, CPA Hui-Chin Tseng	CPA Chun-Yuan Hsiao, CPA Yung-Chien Hsu	Internal adjustment of accounting firm

2011	No such issue

2012	No such issue

2013	CPA Chun-Yuan Hsiao, CPA Yung-Chien Hsu	CPA Chun-Yuan Hsiao, CPA Han-Qi Wu	Internal adjustment of accounting firm

(vii) Financial Analysis

1.              International Financial Reporting Standards — (Consolidated Financial-Statements)

Year (Note 1)		Financial analysis for the preceding five fiscal years					Period ended 31
Item for analysis (Note 2)		2009	2010	2011	2012	2013	March 2014

Financial structure %	Liability to asset ratio	—	—	—	70.01	61.71	59.84
	Long-term capital to property, plant and equipment ratio	—	—	—	100.41	75.91	113.22
Solvency %	Current ratio	—	—	—	72.88	57.12	85.54
	Quick ratio	—	—	—	54.77	39.92	58.24
	Interest coverage multiples	—	—	—	(3.09)	2.12	1.14
Operation capability	Account receivable turnover (times)	—	—	—	6.11	5.56	5.15
	Average recovery day	—	—	—	60	66	71
	Inventory turnover (times)	—	—	—	8.51	7.67	4.62
	Account payable turnover (times)	—	—	—	4.47	4.54	6.23
	Average number of days for goods sold	—	—	—	43	48	59
	Property, plant and equipment turnover (times)	—	—	—	1.31	1.40	1.34
	Total asset turnover (times)	—	—	—	0.77	0.78	0.72
Profitability	Return on assets (%)	—	—	—	(3.77)	1.72	0.22
	Return on equity (%)	—	—	—	(16.18)	2.79	0.08
	Net profit before tax as a percentage of paid-in capital (%)	—	—	—	(38.94)	6.20	0.18
	Net profit margin (%)	—	—	—	(6.18)	1.21	0.17
	Earnings per share (dollars)	—	—	—	(4.00)	0.57	0.02
Cash flow	Cash flow ratio (%)	—	—	—	21.16	25.25	4.54
	Cash flow adequacy ratio (%)	—	—	—	64.93	84.75	102.41
	Cash investment ratio (%)	—	—	—	7.83	12.91	1.26
Leverage ratio	Operational leverage	—	—	—	—	4.77	11.32
	Financial leverage	—	—	—	—	1.49	33.51

Please state the reasons for the change of respective financial ratios for the preceding two fiscal years. (Analysis is not necessary for increase or decrease less than 20% )

1.              Long-term capital to property, plant and equipment ratio: the change was mainly due to the failure to fulfill the commitment in relation to the cash capital increase schedule under the “Joint Debt Restructuring Agreement”, thus the balance of syndicated loan borrowings as at 31 December 2013 was transferred from long-term borrowings and restated under “long-term liabilities due within one year or one operation cycle”. However, on 27 January 2014, the financial institution creditors agreed to allow the Company to extend the cash capital increase commitment which should have been fulfilled by the end of 2013 to the end of 2014.

2.              Current ratio: the change was mainly due to the failure to fulfill the commitment in relation to the cash capital increase schedule under the “Joint Debt Restructuring Agreement”, thus the balance of syndicated loan borrowings as at 31 December 2013 was transferred from long-term borrowings and restated under “long-term liabilities due within one year or one operation cycle”. However, on 27 January 2014, the financial institution creditors agreed to allow the Company to extend the cash capital increase commitment which should have been fulfilled by the end of 2013 to the end of 2014.

3.              Quick ratio: the change was mainly due to the failure to fulfill the commitment in relation to the cash capital increase schedule under the “Joint Debt Restructuring Agreement”, thus the balance of syndicated loan borrowings as at 31 December 2013 was transferred from long-term borrowings and restated under “long-term liabilities due within one year or one operation cycle”. However, on 27 January 2014, the financial institution creditors agreed to allow the Company to extend the cash capital increase commitment which should have been fulfilled by the end of 2013 to the end of 2014.

4.              Interest coverage multiples: the change was mainly due to the Company’s commitment to controlling costs and enhancing operating efficiency in 2013, which caused the profits in 2013 to increase significantly, besides interest expenses also decreased remarkably by 33%.

5.         Return on assets: the change was mainly due to the Company’s commitment to controlling costs and enhancing operating efficiency in 2013, which caused the profits in 2013 to increase significantly, besides interest expenses also decreased remarkably by 33%.

6.              Return on equity: the change was mainly due to the Company’s commitment to controlling costs and enhancing operating efficiency in 2013, which caused the profits in 2013 to increase significantly.

7.              Net profit before tax as a percentage of paid-in capital: the change was mainly due to the Company’s commitment to controlling costs and enhancing operating efficiency in 2013, which caused the profits in 2013 to increase significantly, as such the profitability improved remarkably as compared to the previous year.

8.              Net profit margin: the change was mainly due to the Company’s commitment to controlling costs and enhancing operating efficiency in 2013, which caused the profits in 2013 to increase significantly, as such the profitability improved remarkably as compared to the previous year.

9.              Earnings per share: the change was mainly due to the Company’s commitment to controlling costs and enhancing operating efficiency in 2013, which caused the profits in 2013 to increase significantly, as such the profitability improved remarkably as compared to the previous year.

10.       Cash flow adequacy ratio: the change was mainly due to the cash inflow from operating activities driven by the Company’s profits in 2013, which caused the cash flow adequacy ratio to improve remarkably as compared to the previous year.

11.       Cash investment ratio: the change was mainly due to the cash inflow from operating activities driven by the Company’s profits in 2013, which caused the cash flow adequacy ratio to improve remarkably as compared to the previous year.

12.       Operational leverage: the change was mainly due to the Company’s commitment to controlling costs and enhancing operating efficiency in 2013, which caused the profits in 2013 to increase significantly, as such the leverage improved remarkably as compared to the previous year.

13.       Financial leverage: the change was mainly due to the Company’s commitment to controlling costs and enhancing operating efficiency in 2013, which caused the profits in 2013 to increase significantly, as such the leverage improved remarkably as compared to the previous year.

Note 1: For financial information prepared by adopting the IFRS which is less than five fiscal years, “Financial Information Prepared by Adopting the Taiwan Financial Accounting Standards” is separately prepared.

Note 2: Financial information of all the fiscal years stated above has been verified and certified by accountants.

Note 3: Calculation methods of financial ratios

1. Financial structure

(1)                       Liability to asset ratio = total liabilities/total assets.

(2)                       Long-term capital to property, plant and equipment ratio = (total equity + non-current liabilities) /net property, plant and equipment.

2. Solvency

(1)                       Current ratio = Current assets/current liabilities.

(2)                       Quick ratio = (Current assets - inventory - prepayment) /current liabilities.

(3)                       Interest coverage multiples = Net profit before income tax and interest expenses/interest expenses for the period.

3. Operating capability

(1)                       Account receivable (including trade receivable and bills receivable arising from operation) turnover = Net goods sold/average balance of account receivable (including trade receivable and bills receivable arising from operation) for respective periods.

(2)                       Average recovery day = 365/account receivable turnover.

(3)                       Inventory turnover = cost of goods sold/average inventory.

(4)                       Account payable (including trade payable and bills payable arising from operation) turnover = cost of goods sold/average balance of account payable (including trade payable and bills payable arising from operation) for respective periods.

(5)                       Average number of days for goods sold = 365/inventory turnover.

(6)                       Property, plant and equipment turnover = Net goods sold /average net property, plant and equipment.

(7)                       Total asset turnover = Net goods sold /average total assets.

4. Profitability

(1)                       Return on assets = (gain or loss after tax + interest expenses× (1 - tax rate) ) /average total assets.

(2)                       Return on equity = gain or loss after tax/average total equity.

(3)                       Net profit margin = gain or loss after tax/net goods sold.

(4)                       Earnings per share = (profit or loss attributable to the owners of the parent company - dividend for preferred shares) / weighted average outstanding number of shares.

5. Cash flow

(1)                       Cash flow ratio = net cash flow from operating activities/current liabilities.

(2)                       Net cash flow adequacy ratio = net cash flow from operating activities for the preceding five fiscal years/ (capital expenditures + increase in inventory + cash dividend) for the preceding five fiscal years.

(3)                       Cash investment ratio = (net cash flow from operating activities - cash dividend)/(gross property, plant and equipment + long-term investment + other non-current assets + working capital).

6. Leverage ratio:

(1)                       Operational leverage = (net operating revenue - change in operating cost and expenses)/operating profit.

(2)                       Financial leverage = Operating profit/ (operating profit - interest expenses).

2.              International Financial Reporting Standards — (Individual Financial Statements)

Year (Note 1)		Financial analysis for the preceding five fiscal years
Item for analysis (Note 2)		2009	2010	2011	2012	2013

Financial structure %	Liability to asset ratio	—	—	—	69.52	60.89
	Long-term capital to property, plant and equipment ratio	—	—	—	111.16	88.26
Solvency %	Current ratio	—	—	—	61.79	48.11
	Quick ratio	—	—	—	46.82	34.07
	Interest coverage multiples	—	—	—	(5.27)	2.03
Operation capability	Account receivable turnover (times)	—	—	—	6.16	5.66
	Average recovery day	—	—	—	59	64
	Inventory turnover (times)	—	—	—	9.99	9.62
	Account payable turnover (times)	—	—	—	3.13	3.11
	Average number of days for goods sold	—	—	—	37	38
	Property, plant and equipment turnover (times)	—	—	—	1.49	1.61
	Total asset turnover (times)	—	—	—	0.80	0.80
Profitability	Return on assets (%)	—	—	—	(4.36)	1.65
	Return on equity (%)	—	—	—	(16.35)	2.81
	Net profit before tax as a percentage of paid-in capital (%)	—	—	—	(40.04)	4.87
	Net profit margin (%)	—	—	—	(6.34)	1.22
	Earnings per share (dollars)	—	—	—	(4.00)	0.57
Cash flow	Cash flow ratio (%)	—	—	—	17.11	17.30
	Cash flow adequacy ratio (%)	—	—	—	81.66	96.55
	Cash investment ratio (%)	—	—	—	7.06	9.34
Leverage ratio	Operational leverage	—	—	—	—	5.81
	Financial leverage	—	—	—	—	1.62

Reasons for the change of respective financial ratios for the preceding two fiscal years. (Analysis is not necessary for increase or decrease less than 20% )

1.                      Change of respective financial ratio analysis for financial structure and solvency and change in cash reinvestment ratio reached 20%: This was mainly due to the failure of meeting the commitment pursuant to the cash capital increase schedule in the “Joint Agreement for Settlement Contract” at the end of 2013, hence the balance of syndicated loan as at 31 December 2013 was transferred from long-term borrowings to “long-term liabilities due within 1 year or 1 business cycle”, however the Company has obtained consent from the creditor financial institution on 27 January 2014 to extend the cash capital increase commitment from the original time of completion by the end of 2013 to completion by the end of 2014.

2.                      Change of respective financial ratio analysis for profitability and leverage reached 20%: This was mainly due to increased efforts made by the Company on cost control and operation efficiency in 2013 that led to a significant increase in the earnings for 2013, as a result profitability and leverage were improved substantially when compared with the preceding year.

3.                      Change of cash flow adequacy ratio reached 20%: This was mainly due to the merger of the Company with Chi Mei and TPO on 18 March 2010, resulting in an increase in net cash flow from operating activities for the preceding 5 years in 2013 when compared with the net cash flow from operating activities for the preceding 5 years in 2012, and a significant improvement in the cash flow adequacy ratio when compared with the preceding year.

Note 1:                        If financial information prepared by adopting IFRS is less than 5 years, financial information adopting the national financial accounting standards will be prepared separately.

Note 2:                        The financial years listed above were audited and certified by auditors.

Note 3:                        Calculation methods of financial ratios.

1. Financial structure

(1)                       Liability to asset ratio = total liabilities/total assets.

(2)                       Long-term capital to property, plant and equipment ratio = (total equity + non-current liabilities) /net property, plant and equipment.

2. Solvency

(1)                       Current ratio = Current assets/current liabilities.

(2)                       Quick ratio = (Current assets - inventory - prepayment) /current liabilities.

(3)                       Interest coverage multiples = Net profit before income tax and interest expenses/interest expenses for the period.

3. Operating capability

(1)                       Account receivable (including trade receivable and bills receivable arising from operation) turnover = Net goods sold/average balance of account receivable (including trade receivable and bills receivable arising from operation) for respective periods.

(2)                       Average recovery day = 365/account receivable turnover.

(3)                       Inventory turnover = cost of goods sold/average inventory.

(4)                       Account payable (including trade payable and bills payable arising from operation) turnover = cost of goods sold/average balance of account payable (including trade payable and bills payable arising from operation) for respective periods.

(5)                       Average number of days for goods sold = 365/inventory turnover.

(6)                       Property, plant and equipment turnover = Net goods sold /average net property, plant and equipment.

(7)                       Total asset turnover = Net goods sold /average total assets.

4. Profitability

(1)                       Return on assets = (gain or loss after tax + interest expenses× (1 - tax rate) ) /average total assets.

(2)                       Return on equity = gain or loss after tax/average total equity.

(3)                       Net profit margin = gain or loss after tax/net goods sold.

(4)                       Earnings per share = (profit or loss attributable to owners of the parent - dividend for preferred shares) / weighted average outstanding number of shares.

5. Cash flow

(1)                       Cash flow ratio = net cash flow from operating activities/current liabilities.

(2)                       Net cash flow adequacy ratio = net cash flow from operating activities for the preceding five fiscal years/ (capital expenditures + increase in inventory + cash dividend) for the preceding five fiscal years.

(3)                       Cash investment ratio = (net cash flow from operating activities - cash dividend)/(gross property, plant and equipment + long-term investment + other non-current assets + working capital).

6. Leverage ratio:

(1)                       Operational leverage = (net operating revenue - change in operating cost and expenses)/operating profit.

(2)                       Financial leverage = Operating profit/ (operating profit - interest expenses).

3.                                      Financial Analysis — Taiwan Financial Accounting Standards — (Consolidated Financial Statements)

Year (Note 1)		Financial analysis for the preceding five fiscal years (Note 1)
Item for analysis		2008	2009	2010	2011	2012

Financial structure %	Liability to asset ratio	39.34	47.56	63.04	70.94	69.79
	Long-term capital to fixed asset ratio	192.41	145.03	100.03	65.50	101.68
Solvency %	Current ratio	199.50	155.63	78.81	50.71	73.67
	Quick ratio	160.08	116.65	52.72	36.10	54.89
	Interest coverage multiples	6.13	(4.58)	(1.87)	(10.85)	(2.91)
Operation capability	Account receivable turnover (times)	6.98	7.63	10.86	7.28	6.11
	Average recovery day	52	48	34	50	60
	Inventory turnover (times)	8.63	8.17	10.05	7.87	8.50
	Account payable turnover (times)	6.93	6.54	6.71	4.76	4.46
	Average number of days for goods sold	42	45	36	46	43
	Fixed asset turnover (times)	3.22	2.30	1.81	1.18	1.32
	Total asset turnover (times)	1.05	0.97	1.11	0.73	0.77
Profitability	Return on assets (%)	3.73	(1.13)	(2.46)	(8.54)	(3.64)
	Return on shareholders’ equity (%)	5.06	(2.51)	(8.30)	(27.92)	(15.74)
	Operating profit as a percentage of paid-in capital (%)	18.74	(10.61)	(6.29)	(85.74)	(24.45)
	Net profit before tax as a percentage of paid-in capital (%)	17.30	(9.93)	(18.34)	(95.35)	(38.00)
	Net profit margin (%)	3.02	(1.46)	(3.01)	(12.63)	(6.04)
	Earnings per share (dollars)	1.56	0.74	(2.29)	(8.81)	(3.91)
Cash flow	Cash flow ratio (%)	37.56	19.86	30.94	6.71	18.36
	Cash flow adequacy ratio (%)	34.60	39.21	57.62	56.37	62.57
	Cash investment ratio (%)	10.67	6.53	13.22	5.75	6.89
Leverage ratio	Operational leverage	4.12	—	—	—	—
	Financial leverage	1.22	—	—	—	—

Please state the reasons for the change of respective financial ratios for the preceding two fiscal years. (Analysis is not necessary for increase r decrease less than 20% )

Operating revenue declined slightly in 2012, mainly because the Company discontinued the system assembling business in 2012 in order to be more focused on the core panel business, as a result, the quarterly consolidated gross operating profit turned positive in the third quarter of 2012. Gross operating profit continued to optimize, and in the fourth quarter, the consolidated gross profit for the year turned positive, thus led to more favorable financial ratios in terms of financial structure, solvency and profitability as compared to the previous year.

Note 1: Financial information of all the fiscal years stated above has been verified and certified by accountants.

Note 2: Calculation methods are stated below:

1. Financial structure

(1)                   Liability to asset ratio = total liabilities/total assets.

(2)                   Long-term capital to fixed asset ratio = (net shareholders’ equity + long-term liabilities) /net fixed assets.

2. Solvency

(1)                   Current ratio = Current assets/current liabilities.

(2)                   Quick ratio = (Current assets - inventory - prepayment) /current liabilities.

(3)                   Interest coverage multiples = Net profit before income tax and interest expenses/interest expenses for the period.

3. Operating capability

(1)                   Account receivable (including trade receivable and bills receivable arising from operation) turnover = Net goods sold/average balance of account receivable (including trade receivable and bills receivable arising from operation) for respective periods.

(2)                   Average recovery day = 365/account receivable turnover.

(3)                   Inventory turnover = cost of goods sold/average inventory.

(4)                   Account payable (including trade payable and bills payable arising from operation) turnover = cost of goods sold/average balance of account payable (including trade payable and bills payable arising from operation) for respective periods.

(5)                   Average number of days for goods sold = 365/inventory turnover.

(6)                   Fixed asset turnover = Net goods sold /average net fixed assets.

(7)                   Total asset turnover = Net goods sold /average total assets.

4. Profitability

(1)                   Return on assets = (gain or loss after tax + interest expenses× (1 - tax rate) ) /average total assets.

(2)                   Return on shareholders’ equity = gain or loss after tax/average net shareholders’ equity.

(3)                   Net profit margin = gain or loss after tax/net goods sold.

(4)                   Earnings per share = (net profit after tax - dividend for preferred shares) / weighted average outstanding number of shares.

5. Cash flow

(1)                   Cash flow ratio = net cash flow from operating activities/current liabilities.

(2)                   Net cash flow adequacy ratio = net cash flow from operating activities for the preceding five fiscal years/ (capital expenditures + increase in inventory + cash dividend) for the preceding five fiscal years.

(3)                   Cash investment ratio = (net cash flow from operating activities - cash dividend)/(gross fixed assets + long-term investment + other assets + working capital).

6. Leverage ratio:

(1)                   Operational leverage = (net operating revenue - change in operating cost and expenses)/operating profit.

(2)                   Financial leverage = Operating profit/ (operating profit - interest expenses).

4.                                      Financial Analysis — National Financial Accounting Standards (Individual Financial Report)

Year (Note 1)		Financial analysis for the preceding five fiscal years (Note 1)
Item for analysis		2008	2009	2010	2011	2012

Financial structure %	Liability to asset ratio	36.44	44.60	61.49	68.44	69.29
	Long-term capital to fixed asset ratio	239.31	167.86	110.38	67.17	109.10
Solvency %	Current ratio	223.30	170.44	77.91	40.87	62.54
	Quick ratio	177.58	123.33	51.95	27.31	46.93
	Interest coverage multiples	8.65	(8.47)	(2.69)	(14.02)	(4.93)
Operation capability	Account receivable turnover (times)	6.49	7.40	10.61	7.13	6.16
	Average recovery days	56	49	34	51	59
	Inventory turnover (times)	8.77	8.35	10.95	8.81	9.99
	Account payable turnover (times)	6.88	6.12	6.19	3.75	3.13
	Average number of days for goods sold	42	44	33	41	37
	Fixed asset turnover (times)	3.99	2.72	2.01	1.31	1.50
	Total asset turnover (times)	1.10	1.01	1.12	0.75	0.80
Profitability	Return on assets (%)	3.72	(1.32)	(2.72)	(9.36)	(4.22)
	Return on shareholders’ equity (%)	5.06	(2.51)	(8.39)	(28.33)	(15.91)
	Operating profit to paid-up capital ratio (%)	15.14	(15.20)	(14.35)	(86.69)	(30.13)
	Net profit before tax to paid-up capital ratio (%)	17.33	(10.34)	(20.37)	(95.94)	(39.10)
	Net profit margin (%)	3.05	(1.47)	(3.13)	(13.28)	(6.19)
	Earnings per share (NT$)	1.56	(0.74)	(2.29)	(8.81)	(3.91)
Cash flow	Cash flow ratio (%)	43	18.76	23.8	16.16	14.96
	Cash flow adequacy ratio (%)	30.25	34.53	56.78	73.1	79.33
	Cash reinvestment ratio (%)	10.85	5.16	10.07	15.98	6.65
Leverage ratio	Operational leverage	4.65	—	—	—	—
	Financial leverage	1.18	—	—	—	—

Reasons for the change of respective financial ratios for the preceding two fiscal years (Items with a change of less than 20% are not subject to analysis).

Change in financial ratios (other than operation capability) reached 20%: Operating income for 2012 declined slightly was mainly due to the termination of system assembly business in 2012 so that the Company would focus on the core panel business, as a result the quarterly consolidated operating gross profit turned positive in the third quarter of 2012, the operating gross profit further improved in the fourth quarter, resulting in a positive consolidated gross profit for the full year, and hence the respective financial ratios were more favourable than in the preceding year.

Note 1: The financial years listed above were audited and certified by auditors.

Note 2: Calculation methods of financial ratios are set out as follows:

1. Financial structure

(1)	Liability to asset ratio = total liabilities/total assets.

(2)	Long-term capital to fixed asset ratio = (net shareholders’ equity + long-term liabilities) /net fixed assets.

2. Solvency

(1)	Current ratio = Current assets/current liabilities.

(2)	Quick ratio = (Current assets - inventory - prepayments) /current liabilities.

(3)	Interest coverage multiples = Net profit before income tax and interest expenses/interest expenses for the period.

3. Operating capability

(1)

Account receivable (including trade receivables and bills receivable arising from operation) turnover = Net goods sold/average balance of account receivable (including trade receivable and bills receivable arising from operation) for respective periods.

(2)	Average recovery days = 365/account receivable turnover.

(3)	Inventory turnover = cost of goods sold/average inventory.

(4)

Account payable (including trade payable and bills payable arising from operation) turnover = cost of goods sold/average balance of account payable (including trade payable and bills payable arising from operation) for respective periods.

(5)	Average number of days for goods sold = 365/inventory turnover.

(6)	Fixed asset turnover = Net goods sold /average net fixed assets.

(7)	Total asset turnover = Net goods sold /average total assets.

4. Profitability

(1)	Return on assets = (gain or loss after tax + interest expenses× ( 1 - tax rate)) /average total assets.

(2)	Return on shareholders’ equity = gain or loss after tax/average net shareholders’ equity.

(3)	Net profit margin = gain or loss after tax/net goods sold

(4)	Earnings per share = (net profit after tax - dividend for preferred shares) / weighted average outstanding number of shares.

5. Cash flow

(1)	Cash flow ratio = net cash flow from operating activities/current liabilities.

(2)

Net cash flow adequacy ratio = net cash flow from operating activities for the preceding five fiscal years/ (capital expenditures + increase in inventory + cash dividend) for the preceding five fiscal years.

(3)	Cash reinvestment ratio = (net cash flow from operating activities - cash dividend)/(gross fixed assets + long-term investment + other assets + working capital).

6. Leverage ratio:

(1)	Operational leverage = (net operating revenue - change in operating cost and expenses)/operating profit.

(2)	Financial leverage = Operating profit/ (operating profit - interest expenses).

(viii)  Description on Material Changes of Accounting Items

If the change in amount of accounting items exceeds 10% and accounts for 1% of the total assets for the year when comparing with that of balance sheet and consolidated income statement for the preceding two fiscal years, the reason of change is analyzed.

Year	2013		2012		Increase or decrease
Accounting item	Amount	%	Amount	%	Amount	%	Description

Net trade receivable	66,358,291	13	74,716,998	13	(8,358,707)	(11)	The main reason was the overall operating revenue decreased as compared to the previous year
Net trade receivable — affiliated persons	2,049,985	—	8,550,228	1	(6,500,243)	(76)	The main reason was the overall operating revenue decreased as compared to the previous year
Inventory	50,524,156	10	42,067,569	7	8,456,587	20	An increase in the stock of 4K2K TV panels and high-end mobile panels
Property, plant and equipment	273,505,759	54	332,525,859	588	(59,020,100)	(18)	The main reason was depreciation and amortization
Short-term borrowings	31,179,767	6	45,521,548	8	(14,341,781)	(32)	Own capital increased compared with the previous period as a result of the collection of trade receivable from subsidiaries, hence, the amount of external borrowings decreased
Trade payable	65,435,586	13	81,501,720	14	(16,066,134)	(20)	The main reason was the decrease of trade payable resulting from the decline of the overall demand in 2013 as compared with 2012
Long-term liabilities due within one year or one operation cycle	169,097,708	33	70,649,844	12	98,447,864	139

The main reason was the failure to fulfill the commitment in relation to the cash capital increase schedule under the “Joint Debt Restructuring Agreement”, thus the balance of syndicated loan borrowings as at 31 December 2013 was transferred from long-term borrowings and restated under “long-term liabilities due within one year or one operation cycle”. However, on 27 January 2014, the financial institution creditors agreed to allow the Company to extend the cash capital increase commitment which should have been fulfilled by the end of 2013 to the end of 2014

Long-term borrowings	—	—	152,097,405	27	(152,097,405)	(100)

The main reason was the failure to fulfill the commitment in relation to the cash capital increase schedule under the “Joint Debt Restructuring Agreement”, thus the balance of syndicated loan borrowings as at 31 December 2013 was transferred from long-term borrowings and restated under “long-term liabilities due within one year or one operation cycle”. However, on 27 January 2014, the financial institution creditors agreed to allow the Company to extend the cash capital increase commitment which should have been fulfilled by the end of 2013 to the end of 2014

Ordinary share capital	91,094,288	18	79,129,708	14	11,964,580	15	The main reason was the offering of overseas depositary receipts amounting to $11,250,000 thousand
Additional paid-in capital	96,058,741	19	119,677,980	21	(23,619,239)	(20)	The main reason was the use of additional paid-in capital (ordinary share premium) to fully cover the loss of $27,308,220 thousand was approved at the shareholders’ meeting in June 2013
Undistributed earnings (for covering loss)	5,092,716	1	(27,308,220)	(5)	32,400,936	(119)

The main reason was the use of additional paid-in capital (ordinary share premium) to fully cover the loss was approved at the shareholders’ meeting in June 2013 and the increase of net profit for the period (including consolidated profit or loss)

Operating revenue	422,730,500	100	483,609,931	100	(60,879,431)	(13)

Consolidated operating revenue for the year 2013 decreased 12.59% as compared with 2012; if the operating revenue of the system assembling and pure touch-control panel lamination business was excluded, the consolidated operating revenue of the pure LCD panel and touch-control panel business decreased 2.7% as compared with the previous year

Operating costs	(384,971,385)	(91)	(479,109,996)	(99)	94,138,611	(20)	Costs decreased in 2013 as there was no assembling and lamination business

II.    Items which must be stated in the financial statements

(i)    The issuer shall report on its financial statements and accountant audit report for the preceding two fiscal years when offering and issuing securities, and statutorily announced financial statements for the last quarter of the reporting period shall also be stated: Please refer to Annexes 2 to 4.

(ii)   Separate annual financial statements of the issuer for the last two years reviewed and certified by accountant, but breakdowns of important accounting items shall be excluded: Please refer to Annexes 5 and 6.

(iii) Whether there is any recent financial statements and separate financial statements certified or reviewed by accountant after the offering and issuance of securities by the issuer and before the printing of the Prospectus: None.

III. Other important matters for financial summary

(i)    If there exists any financial difficulties for the Company and its affiliated enterprises in the preceding two fiscal years and as at the date of the Prospectus, the impact on the Company’s financial positions shall be stated:

In December 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the “Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. The Ministry of Economic Affairs then appointed the largest creditor, Bank of Taiwan, as coordinator to convene a meeting on the debt renegotiation process. According to the resolution at the meeting convened on 17 February 2012, all financial institution creditors shall follow the resolutions once approved by the financial institutions accumulatively representing more than two-thirds of the amount of total creditors’ right. The resolution was agreed by financial institutions representing two-thirds of the amount of total creditors’ right on 30 March 2012, and the Company and all financial institution creditors signed the joint settlement agreement on 5 April 2012 based on the conclusion of the previous creditors’ right and debt negotiation meeting, and the major terms of which were as follows:

(1)   Medium and long-term syndicated loans

The medium and long-term syndicated loans that will be due between 2012 and 2014 will be extended for 2 to 3 years. Principal is repayable every year based on a fixed percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

(2)   Short and medium-term non-syndicated loans

The outstanding balances of each loans are renewed based on the original terms and all extended to 31 December 2013. Before maturity, the Company may apply for the extension of such loans for another year for each application with a maximum of two times of application to each bank. Interest is charged at the original interest rate plus premium rate and extension fee is charged at a fixed percentage.

(3)   Credit lines of derivative financial instruments

At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to 31 December 2013. Before maturity, the Company may apply for the extension of such credit lines for another year for each application with a maximum of two times of application to each bank. Extension fee is charged at a fixed percentage.

(4)   Other matters

A. All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments.

B. All financial institution creditors agreed to waive the agreement that the Company shall early repay whole or part of the loans as prescribed by the original agreements before the extension agreements were approved by all creditor financial institutions.

(5)   The Company’s significant commitments

The Company was committed to increase capital in certain amount of cash within 3 years and to focus on its main business activities and not to make investments out of its main business lines, except for equipment improvements or equipment additions for its main business. Further, the Company shall not apply for bankruptcy or reorganization during the period of negotiation for the extension of the due date of the Company’s debt. Also, the Company gained consent from the bank creditors on 27 January 2014 for the extension to the end of 2014 of the Company’s commitment to increase capital which should otherwise be completed by the end of 2013.

(ii)        Matters under Article 185 of the Company Law for the preceding two fiscal years and as at the date of the Prospectus: Nil.

(iii)    Subsequent matters: Nil.

(iv)     Others: Nil.

IV.  Review and analysis on financial positions and operating results

(i)	Review and analysis on financial positions:

In NT$000’

Year			Ratio of change		Analysis and description on the increase/decrease
Item	2012	2013	Amount	%	in ratio
Current assets	173,139,399	171,701,969	(1,437,430)	(0.83)	—
Property, plant and equipment	332,525,859	273,505,759	(59,020,100)	(17.75)	—
Intangible assets	22,909,059	21,214,994	(1,694,065)	(7.39)	—
Other non-current assets	42,888,840	41,778,163	(1,110,677)	(2.59)	—
Total assets	571,463,157	508,200,885	(63,262,272)	(11.07)	—
Current liabilities	237,566,939	300,586,751	63,019,812	26.53	a
Long-term liabilities	152,097,405	—	(152,097,405)	(100.00)	a
Other non-current liabilities	10,441,788	13,036,280	2,594,492	24.85	b
Total liabilities	400,106,132	313,623,031	(86,483,101)	(21.62)	c
Equity	79,129,708	91,094,288	11,964,580	15.12	—
Capital reserve	119,677,980	96,058,741	(23,619,239)	(19.74)	—
Retained Earnings	(24,979,239)	7,421,697	32,400,936	(129.71)	d
Other Interests	(4,004,589)	(1,531,497)	2,473,092	(61.76)
Non-controlling interests	1,533,165	1,534,625	1,460	0.10	—
Total shareholders’ equity	171,357,025	194,577,854	23,220,829	13.55	—

Analysis and description:

a. The main reason was the Company failed to meet the committed time schedule of capital increase under the Joint Debt Restructuring Agreement at the end of 2013, so that the syndicate had to adopt measures according to the agreement, including (but are not limited to) declaring that all utilized and outstanding principals, interest, fees and other amounts payable under the agreement had been subject to early maturity. As such, long-term borrowings were restated under “long-term liabilities due within one year or one operation cycle”.

b. Increase in provision for antitrust action on the basis of conservative principle.

c. The main reason was the decrease in amount of liabilities due to repayment of $ $69,768,007thousand for the period.

d. The main reason was the approval by the shareholders meeting on June 2013 for making up losses of $27,308,220 thousand for the period with capital reserve - ordinary share premium, and net profit of 5,092,716 thousand (including consolidated profit and loss) for the period.

(ii)  Review and analysis on operating results:

In NT$000’

	2012	2013	Increase/decrease amount	Change ratio	Analysis on change (Note)
Operating revenue	483,609,931	422,730,500	(60,879,431)	(12.59)	—
Operating cost	(479,109,996)	(384,971,385)	94,138,611	(19.65)	—
Gross operating profit	4,499,935	37,759,115	33,259,180	739.10	a
Operating expenses	(24,249,589)	(22,409,847)	1,839,742	(7.59)	—
Net operating profit	(19,749,654)	15,349,268	35,098,922	(177.72)	b
Total non-operating income and expenses	(11,064,521)	(9,705,915)	1,358,606	(12.28)	—
Net profit (loss) before tax	(30,814,175)	5,643,353	36,457,528	(118.31)	b
Income tax (expenses) gains	646,892	(548,334)	(1,195,226)	(184.76)	c
Other consolidated profit and loss	(1,975,663)	2,859,517	4,835,180	(244.74)	d
Total consolidated profit (loss) for the period	(32,142,946)	7,954,536	40,097,482	(124.75)	e

Analysis on change of increase/decrease ratio:

a. Gross profit increased due to decreased depreciation for non-assembly business in 2013.

b. Net operating profit and net profit (loss) before tax were mainly due to increase in gross operating profit.

c. Mainly due to increase in profit in 2013 over the last period

d. Mainly due to differences in translation of financial statements of foreign operations recognized as long-term investments as a result of exchange rate movements.

e. Mainly due to increase in gross operating profit and other consolidated profit and loss.

(iii) Cash flow

1. Analysis on change in cash flow for the preceding fiscal year

In NT$000’

Year
Item	2013	Analysis and description
Net cash inflow from operating activities	49,736,585	The net cash inflow was mainly the effect of provisions for depreciation and reasonable control of working capitals.
Net cash outflow from investing activities	(6,574,181)	The main reason was the purchase of fixed assets.
Net cash outflow from financing activities	(40,493,828)	The main reason was the repayment of bank borrowings.

2. Analysis on cash liquidity for the next year

Remedies for anticipated cash deficits
Cash balance in the beginning of the period (1)	Anticipated cash flow from operating activities for the year (2)	Anticipated cash outflow for the year (3)	Anticipated cash surplus (deficits) (1)+(2)-(3)	Investment plan	Wealth management plan
$27.6 billion	$47.0 billion	$62.3 billion	—	—	—

Analysis on change in cash flow for 2014:

Operating activities: It is expected that the average selling price for panel will be stable in the future with continuous decrease in cost while net cash inflow from operating activities will be incurred.

Investing activities: Continuous debottlenecking and capital expenditures for new technology will incur net cash outflow from investing activities.

Financing activities: Net cash outflow from financing activities will be incurred for the repayment of bank borrowings.

Remedies for cash deficits: Nil.

(iv)  Impact on finance business of material capital expenditures for the recent year

In 2013, no material capital expenditures were incurred on construction of new plants and purchase of new machineries and equipment. Capital expenditures were mainly for maintenance of existing equipment and the debottlenecking projects. The actual capital expenditures were approximately NT$ 18.4 billion.

(v)  Investment policies, reason for its gain or loss, improvement plans for the preceding fiscal year and the investment plans for the next year

The Company’s investment direction concentrated on upstream and downstream industries for TFT-LCD to achieve the ultimate goal of effective vertical integration. Considering the increasing volatile panel industry and maturing development of the industrial chain, the Company’s investment policies tended to be more conservative. Apart from avoiding investments not closely related to the main business, the company will also gradually dispose of.non-core investments or investments with no strategic importance.

In 2013, the Company recognized investment gain of NT$ 5,233,229 thousand by adopting equity method, which was mainly due to the gains under the excellent operation of the Mainland’s investment business. Although some investment business experienced loss, but the overall results of the Company’s investment business were in line with expectation, and such business continued to closely integrate with the Company’s business development.

(vi)  Other material matters: Nil.

I. Execution of internal control system

(i) Advice of the accountant on improving internal control system and improvement of material deficiencies discovered from internal audit in the previous three years

1. Advice of the accountant on improving internal control system in the previous three years:

Year	Extract from accountant’s suggestions and advices on improving internal control	Current improvement
2011	Improper maintenance and authorization of accounting	Allocate jobs in accordance with practical operation and functions. Adjust the setting of authorization of system accounts
2012	Passwords of accounts have not been changed regularly	Change passwords of user accounts on a regular basis
2013	Authorizations for operating accounts have not been properly set	Review authorizations for operating user accounts on a regular basis

2. Improvement of material items discovered from internal audit in the previous three years

During the execution of internal audit by internal auditing unit of the Company, apart from minor deficiencies found in usual operation as well as handling measures to be adopted and improvement suggestions and advices to respective units, the unit did not find any material deficiencies.

(ii)      Internal Control System Statement: For details, please refer to p.164 of the Prospectus.

(iii)        In the event of engagement of accountant to carry out specific review of internal control, reasons of such engagement, accountant’s opinion of review, improvement measures taken by the Company and the improvement of deficiencies should be stated: nil.

II.                       If credit grading institution approved or recognized by Financial Supervisory Commission (FSC) is engaged to conduct grading, the grading report issued by such credit grading institution shall be disclosed: Nil.

III.       Concluding Opinion of Evaluation of Securities Underwriter: Please refer to p. 165.

IV.       Opinion by Attorney:  Please refer to p.166.

V.	Consolidated opinion of case checklist filled in by issuer and reviewed by accountant: N/A.

VI.	Improvement of matters to be improved by the Company as informed by FSC when the reporting of the previous offering and issuance of securities become effective (application approved): nil.

VII.	Supplemental disclosable matters as informed by FSC when the reporting of this offering and issuance of securities become effective: N/A.

VIII.

Statements or commitment which are disclosed in the prospectus and their implementation when the Company carries out initial listing, out-of-counter transactions of the previous and the last three times of reporting (application) of offering and issuance of securities: nil.

IX.

As at the latest year and the date of the Prospectus, the main content of important resolutions passed by Directors or Supervisors on the meeting of Directors which the Directors hold different views and were recorded or stated in written form: nil.

X.

As at the preceding fiscal year and the date of the Prospectus, the Company and its internal staff who was penalized in accordance with laws and penalty imposed by the Company on internal officers for breach of requirements of internal control system, major deficiencies and improvement: nil.

XI.	Other necessary supplementary matters: nil.

XII.	Matters on corporate governance operation of listing and out-of-counter (OTC) companies which should be recorded

(i)       Operation of the board of Directors

During the latest year (2013) and the current year, the board of Directors held 12 meetings and the attendance of Directors was as follows:

Title	Name	Actual attendance	Attendance by representative	Actual Attendance Rate (%)	Remarks
Chairman	Hsing-Chien Tuan	12	0	100	Re-elected on 1 July 2013
Director	Representative of Hyield Venture Capital Co., Ltd.: Hong-Ren Zhuang	9	0	75	Appointed on 1 July 2013
Director	Representative of Jialian Investment Co., Ltd.: Jyh-Chau Wang	9	0	75	Appointed on 1 July 2013
Independent Director	Yu-Lin Yan	9	0	75	Appointed on 1 July 2013
Independent Director	Qi-Jia Xie	4	5	33	Appointed on 1 July 2013
Director	Representative of Hyield Venture Capital Co., Ltd.: Jyh-Chau Wang	2	1	16.6	Dismissed on 19 June 2013
Director	Representative of Jialian Investment Co., Ltd.: Hong-Wen Yang	3	0	25	Dismissed on 19 June 2013
Independent Director	Chi-Lin Wei	2	1	16.6	Dismissed on 19 June 2013
Independent Director	Bo-Bo Wang	2	0	16.6	Dismissed on 19 June 2013

Other matters which should be recorded:

I.   For matters stated in Securities and Exchange Act Article 14- 3 and in other resolutions that were objected by independent directors or that independent directors held a qualified opinion and were recorded or in the form of written statements, the date of the meeting of directors, the times of the meeting, the reasons of avoidance of interest conflicts and voting should be stated: N/A.

II.  Directors’ avoidance of interest conflicts in resolution. Please state the name of Director, content of resolution, the reasons of avoidance of interest conflicts and voting:

Name of Director	Content of resolution	Reasons of avoidance of interest conflicts	Voting
Director Xing-Jian Duan Director Jyh-Chau Wang	Proposal for reviewing the candidate list of Directors and Supervisors nominated by shareholders holding more than 1% of the Shares which was accepted by the Company’s 2013 Annual General Meeting	Director Xing-Jian Duan and Director Jyh-Chau Wang are among the candidates, so they were absent in accordance with Article 178 of the Company Act due to their interests in the resolution	Did not participate in voting

Director Xing-Jian Duan Director Jyh-Chau Wang	Proposal for adjustment to fixed monthly salary of Directors, Supervisors and Managers

Director Xing-Jian Duan is concurrently the President of the Company and Director Jyh-Chau Wang is concurrently the president of branch of the Company, so they were absent in accordance with Article 178 of the Company Act due to their interests in the resolution

Did not participate in voting

Director Qi-Jia Xie	Proposal for remuneration by Remuneration Committee

Director Qi-Jia Xie is concurrently the independent directors and convener of the remuneration committee of the Company, so he was absent in accordance with Article 178 of the Company Act due to his interests in the resolution

Did not participate in voting

III.   Objectives to strengthen functions of the Board of Directors in the current year and recent years such as the establishment of the Audit Committee and the enhancement of information transparency and the assessment on execution:

1.              The Company established the Remuneration Committee on 25 August 2011 to assist the Board of Directors in the assessment and determination of remuneration for directors and management officers on regular basis, review the performance assessment of directors and management officers as well as the remuneration policy, system, standards and structure on regular basis. For operation of the Remuneration Committee, please refer to page 151 of the prospectus.

2.              The Company re-elected all directors at the general meeting of shareholders held on 19 June 2013, 5 directors were appointed including 2 independent directors and 3 supervisors, to strengthen the functions and corporate governance of the Board.

(ii)  Information of the operation of the Audit Committee

The Company has not established the Audit Committee

(iii)  Involvement of Supervisors in the board of Directors

During the latest year (2013) and the current year, the Board held 12 meetings and the attendance of which was as follows:

Title	Name	Actual attendance	Actual Attendance Rate (%)	Remarks
Supervisor	Ren-Guang Lin	11	91.6	Re-elected on 1 July 2013
Supervisor	Yi-Fang Chen	12	100	Re-elected on 1 July 2013
Supervisor	Representative of King Sky Investment Co., Ltd.: Te-Tsai Huang	9	75	Re-elected on 1 July 2013

Other matters which should be recorded:

I. Composition of Supervisors and their duties:

(i) Communication between supervisors and employees and shareholders of the Company: supervisor of the Company shall have direct access to and conversation with employees and shareholders at any time when considered necessary.

(ii) Communication between supervisors and internal auditing officer and accountant:

1. Internal auditing officer of the Company submits audit reports to supervisors on a monthly basis and supervisors do not have any objections.

2. Internal auditing officer of the Company is present in regular board meeting and prepare audit and business reports and supervisors do not have any objections.

3. Supervisors communicate with accountant by writing or face-to-face discussion on financial positions.

II. If Supervisors have expressed any opinion when present in Board meetings, please state the date of board meeting, term, content of resolutions, resolutions of the board and the way the Company dealt with opinions expressed by Supervisors: Nil.

(iv)	Operation of Corporate Governance, Discrepancies between Operation and Corporate Governance Practice of Listed and OTC Companies and Reasons

Item		Operation		Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons
I. Shareholding structure and Shareholders’ equity
(i)	Method on handling issues such as shareholders’ suggestions or conflicts by the Company	(i)	The Company has engaged a spokesperson and acting spokesperson to handle issues such as shareholders’ suggestions or conflicts.	In line with the requirements under Corporate Governance Practice.
(ii)	List of major shareholders with effective control on the Company and the ultimate controllers of major shareholders as held by the Company	(ii)

The Company could hold the list of major shareholders and ultimate controllers of major shareholders, and make public disclosure by imputing into the information reporting website designated by the Securities and Futures Bureau pursuant to the requirements.

(iii)	Method on establishing risk control mechanism and firewall on affiliated enterprises of the Company	(iii)	The rights and obligations of the management of the Company’s personnel and properties are clearly separated from other enterprises of the Group, and there is no extraordinary transaction.

II. Composition and responsibilities of the Board of Directors
(i)	Situation on engagement of independent Directors by the Company	(i)	The Company has five Directors, of which, two are independent Directors.	In line with the requirements under Corporate Governance Practice.
(ii)	Situation on regular evaluation of the independence of certified accountant	(ii)	The Company appoints trustworthy accountant to make certification, which has no interest in the Company and strictly complies with the requirements of independence.

III. Situation on the establishment of communication channel with interested parties		Interested parties shall contact with the Company by means of telephone, letter, facsimile and email at any time if necessary.		In line with the requirements under Corporate Governance Practice.

IV. Information disclosure				In line with the requirements under

Item			Operation		Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons
	(i)	Situation on the establishment of website by the Company to disclose its financial, business and corporate governance information	(i)	The Company has disclosed various financial and business information in Market Observation Post in accordance with the requirements.	Corporate Governance Practice.
(ii)

Other ways of information disclosure adopted by the Company (e.g. establishment of English website, designated full-time personnel in charge of collection and disclosure of corporate information, implementation of spokesperson system, maintenance of Company’s website in the process of forum for body corporate, etc.)

			(ii)	The Company has designated full-time personnel to take charge of the collection and disclosure of corporate information, and has implemented the spokesperson system.

V.	Operation of the nomination, remuneration or other various functional committees established by the Company

The Company has on 25 August 2011 passed the board resolution for establishing the Remuneration Committee pursuant to the requirements. The Remuneration Committee consists of independent Directors of the Company and external experts. Operation of the Remuneration Committee please refer to p.151 of the Prospectus .

In line with the requirements under Corporate Governance Practice.

VI. If the company has formulated corporate governance practice based on “Corporate Governance Practice for Listed and OTC Companies”, please state the discrepancies between its operation and the corporate governance practice formulated:

The Company has not yet formulated the “Corporate Governance Practice”, but upholds the spirit of “Corporate Governance Practice for Listed and OTC Companies” to gradually amend (formulate) relevant rules such as “Rules of Procedures of Shareholders’ meeting”, “Regulations Governing Transactions with Entities under the Group, Specific Companies and Affiliated Persons”, “Rules of Procedures of Board Meeting”, “Regulations Governing the Treatment of Internal and Material Information”, “Code of Conducts for Staff”, “Social Responsibility Polices” and “Code of Ethical Conducts for Directors, Supervisors and Managers”, while the practical operation will also integrate the spirit of corporate governance.

VII.

Other important information which helps to understand the operation of corporate governance (e.g. staff’s interests, care for employees, investor relations, supplier relations, rights of interested parties, advanced study pursued by Directors and Supervisors, risk management policies and implementation of risk judgment standards, implementation of customer policies, purchase of liability insurance for Directors and Supervisors by the Company, etc.):

Item	Operation	Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons
(i) Staff’s interests and care for employees

Staff is the most important partner and asset of operation for enterprises. The Company could only maintain continuous development and improvement with suitable and adequate talents, and the Company strives to create an excellent working environment in this regard. With the provision of competitive salary, diversified education and training system, various staff benefits as well as safe and hygiene working environment to its staff, the Company aims to raise up its teams’ morale and enhance quality of work, while hopes that all of its staff would enjoy working without any worries.

1.	Overall Remuneration

To attract and retain the best talents while continuously improve its operating performance, the Company offers a quality working environment with competitive remuneration system and excellent benefits, while maintains its overall remuneration level via regular market researches and review on remuneration policies. With respect of review on remuneration standards, the Company makes reviews based on objective factors such as academic background, professional experiences and positions applied together with the consideration of market trend and minimum basic salary as required by laws and regulations for every employee irrespective of difference in terms of gender, race, religion, political stance and marital status. The basic salary ratio for male and female employees in Taiwan and Mainland plant sites is 1:1.

2.	Excellent Insurance Plan

On top of coverage of labor insurance and health insurance, the Company’s Taiwan plant site also provides its staff with free group insurance, which includes life insurance, injury insurance, medical insurance and cancer insurance, etc. All staff members could also purchase the concessionary group insurance for himself/herself and his/her family members at their own expenses. In addition, with regards to those employees working or stationing aboard and their accompanied spouse and children, the Company also purchases overseas business trip insurance (inclusive of injury insurance, injury and medical insurance and overseas sudden diseases insurance) for them without charge to provide its employees with higher and better protection. Besides, the Company has also formulated “Regulations Governing Retirement and Withdrawal and Payment of Pension for Staff of Taiwan Plant site” based on “Basic Law for Labor” and “Labor Retirement Ordinance” to provide its employees with excellent retirement benefits. For the Mainland, apart from providing social insurance such as medical, pension, unemployment, occupational injury, maternity and house contribution in accordance with local laws and regulations, insurance on emergency medical reserves is also provided for employees to overcome financial difficulties and fulfill the objectives of offering proper care for staff.

3.	Staff Nurturing and Development

The Company places emphasis on education and training of its employees as well as human resources development, while invests sufficient resources and designs a strict training system to train staff and enhance the quality of human resources with a view to achieve corporate objectives.

The Company has established a set of “staff development time and concept map” based on the short, medium and long term development and performance of each staff within the organization as the major basis for annual training. Through combining the strategic needs of the organization and the results of meetings with senior management, the annual training plan does not only meet the development needs of the organization, but also match with the personal development plans of staff.

Item	Operation	Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons
4.	Free and comprehensive clubs

The Company encourages its staff to participate in club activities. Apart from regular gatherings, those clubs also frequently represent the Company to participate in external competitions with triumphing success. The Company subsidizes its staff to organize new clubs and sponsors different clubs to participate in competitions on behalf of the Company. Annual assessment on clubs is also conducted to motivate and guide their operation.

5.	Zero distance communication

The Company emphasizes on harmony between labors and employers, and mutually exchange and communicate opinions in an open manner, while establishes a comprehensive communication channel comprising of “employee communication hotline”, “employee communication mail box” and “opinion box” at every plant site. As such, any problems raised by employees could be effectively resolved in a prompt manner. Staff could choose to reflect his/her opinions with signature or in anonymity.

For the quarterly labor-employer meeting and employee welfare committee meeting, investor representatives formulated by senior management and labor representatives elected by all employees directly make face-to-face and mutual communication. Departments of each plant site also collect various suggestions and opinions via monthly meetings and collective seminars. Besides, activities such as “Meeting with Supervisors” and “Quarterly Employee Meeting” are also arranged to allow all employees worldwide to understand the latest situation and future operation direction of the Company.

6.	“EAPs (Employee Assistance Plans)”

Employees are the most important asset of an enterprise. The Company realizes that the difficulties faced by employees may affect their individual work and life. Therefore, through systematic and institutionalized approach of services, the Company provides appropriate professional resources, such as “employee communication”, “counseling”, “healthcare” and other services, aiming to minimize the impact of problems on the life and work of the employees, so that they can work dedicatedly with good physical and mental health and enhance work productivity.

Item	Operation	Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons

(ii) Maintenance of good relation and interaction with investors, suppliers and stakeholders

The Company establishes diversified and smooth communication channels for different types of stakeholders. For instance, items such as investor relations, supplier systems, business service/product enquiry and media center are included in the Company’s website to continuously make communication and feedbacks on the needs and expectation of stakeholders.

1. Investor:

The Company upholds the principles of being fair and open to all shareholders. Apart from convening shareholders’ meeting in accordance with the requirements under the Company Law and relevant laws and regulations, the Company encourages shareholders to actively involve in making proposal and enquiries in shareholders’ meeting, and functions of spokesperson and acting spokesperson are also established to duly handle suggestions made by shareholders. Besides, designated full-time staff is responsible for the collection and disclosure of corporate information, and make announcement and reporting on information in the Market Observation Post System pursuant to relevant requirements.

2. Customer:

Full-time business and customer service units promptly respond to customers’ needs, while a feedback system on customers’ complaints is established for immediate view of the progress on handling cases; on-site audit and response to questionnaire by customers; researches on customer satisfaction.

3. Staff:

Establish employee communication hotline, employee meeting and president mail box, interactive meeting within plant site (labor-employer meeting, Employee Welfare Committee, Meeting with Supervisors, occupation safety officers, etc); staff questionnaire (Company’s food, activities organization, education and training, etc), plant site employee opinion collection mail box.

4. Supplier:

Establish interactive platform for procurement from suppliers and management of suppliers, and flexible meetings for general units and suppliers are convened by specialized procurement and supplier management units.

5. Community:

Specialized units and staff are responsible for communication with the community, and make irregular visits to community heads and residents in surrounding area to show care to the community and act as a good neighbor.

6. Government:

Active participation in public hearing and business seminars organized by competent authorities, and maintain a good interaction with competent authorities while co-operate with those authorities on environmental protection activities.

7. Non-governmental organization:

Participate in themed seminars organized by non-governmental organizations to listen to voice from external parties and get acknowledged of the industry trend as the reference for planning CSR policies, while co-operate with non-governmental organizations on various issues, such as providing support to the disadvantaged and advocating awareness on the environment.

(iii)     Particulars on advanced study pursued by Directors and Supervisors:

All Directors and Supervisors of the Company have professional background and practical experience. Every year the Company arranges refresher courses for Directors and Supervisors.  Particulars on advanced study pursued by Directors and Supervisors of the Company in recent years are summarized as follows:

31 December 2013

		Date of Advanced Study				Hours of Advanced
Title	Name	From	To	Organizers	Course Name	study
Chairman of the board	Xing-Jian Duan	2013.11.12	2013.11.12	Securities and Futures Institute	Discussion on operations and related tax systems of Businesses	3
Director	Representative of Hyield Venture Capital Co., Ltd.: Hong-Ren Zhuang	2013.11.12	2013.11.12	Securities and Futures Institute	Discussion on operations and related tax systems of Businesses	3
Director	Representative of Jialian Investment Co., Ltd.: Jyh-Chau Wang	2013.11.12	2013.11.12	Securities and Futures Institute	Discussion on operations and related tax systems of Businesses	3
Independent Director	Qi-Jia Xie Yu-Lin Yan	2013.10.18	2013.10.18	Taiwan Corporate Governance Association	Evolution of and Challenges to Corporate Governance in Taiwan	3
		2013.11.12	2013.11.12	Securities and Futures Institute	Discussion on operations and related tax systems of Businesses	3
Independent Director	Ren-Guang Lin	2013.11.12	2013.11.12	Securities and Futures Institute	Discussion on operations and related tax systems of Businesses	3
Supervisor	Yi-Fang Chen	2013.11.12	2013.11.12	Securities and Futures Institute	Discussion on operations and related tax systems of Businesses	3
Supervisor	Representative of Yicheng Investment Co., Ltd.: De-Cai Huang	2013.09.24	2013.09.24	Securities and Futures Institute	Practical Operation of Audit Committees in Taiwan
		2013.11.12	2013.11.12	Securities and Futures Institute	Discussion on operations and related tax systems of Businesses	3

Item	Operation	Discrepancies with Corporate Governance Practice of Listed and OTC Companies and Reasons

(iv)     Risk management policies and implementation of risk judgment standards

Strengthen continuous management of corporate operation and establish Business Continuity Management System (BCM)

In view of global competition, capital intensive plants and equipment as well as pressure of limited treasury faced by the Company, our corporate value would fall substantially in case of interruption in operation caused by emergencies. If no immediate recovery could be made to any damage to key functions and facilities, electronic commerce or communication system of the Company, the enterprise could be paralyzed by accidents and suspension of such software, hardware and facilities, and thus competitors could capture such opportunity, which will even lead to the permanent exit of the Company from the market. As such, the Company continues to enhance Business Continuity Plan (BCP), establishes Business Continuity Management (BCM) and enhances its capability for responding to and affording business risks.

(v)     Implementation of customer policies

1.                                           Services satisfying customers

Upholding the highest quality, the Company aims to implement corporate responsibilities and business continuity and implements its quality policies, while treating customer services as the core value of the Company. The Company keeps on enhancing its modification plans on internal procedures, and strives to provide the most competitive service with quality concept in respect of product design, production and manufacturing, information system and backup co-operation so as to attain the highest customer satisfaction. The Company has also established a good customer and partner relationship among customers, Innolux Display and suppliers in pursuit of the ultimate goal of achieving a win-win situation.

2.                                           Customer satisfaction

The Company places very high emphasis on listening to its customers, and regularly collects indicators for assessing performance of its services, while reviewing, analyzing and improving feedbacks from customers to actively maintain a good interaction with them.

(vi)       Purchase of liability insurance for Directors and Supervisors by the Company

The Company has purchased liability insurance for its Directors and Supervisors.

VIII.     If there is any self-assessment report on corporate governance or engagement of other professional entities on corporate governance evaluation report, please state the results of the self-assessment (or evaluation via engagement of external parties), major deficiencies (or suggestions) and status of improvement: N/A.

(v)              The operation of Remuneration Committee

1.                                           Information on members of Remuneration Committee

Conditions
		Whether with over 5 years work experience and the following qualifications			Compliance with independence requirement (Note 2)
Capacity (Note 1)	Name	Lecturers of public or private colleges and universities or above qualifications in commerce, law, finance, accounting or other areas required for the business of the Company	Professional and technical staff having passed with certificates national examinations for Judges, prosecutors, lawyers, accountants or other qualifications required for the business of the Company	With work experience in commerce, law, finance, accounting or other areas required for the business of the Company	1	2	3	4	5	6	7	8	Numbers of other listed companies in which such member concurrently serves as member of the remuneration committee	Remarks (Note 3)
Independent Director	Qi-Jia Xie	－	－	v	v	v	v	v	v	v	v	v	－	－
Independent Director	Qi-Lin Wei	－	－	v	v	v	v	v	v	v	v	v	－	－
External experts	Guan-Jun Wang	v	－	－	v	v	v	v	v	v	v	v	－	－

Note 1: For capacity please state Directors, Independent Directors or others.

Note 2: For Members who fulfil each of the following conditions two years before the election and during their terms of office, please put a “✓“ in the boxes under the numbers representing the respective conditions.

(1) Not an employee of the Company or its affiliates.

(2) Not a director or supervisor of the Company or its affiliates, except for independent directors of subsidiaries in which the Company or its parent company directly or indirectly holds more than 50% of the voting shares.

(3) Not a natural person shareholder who himself and his spouse, minor children or in the name of others hold more than 1% of total outstanding shares of the Company, nor one of the top ten natural person shareholders.

(4) Not a spouse or familial relative within the second degree of kinship or blood relative up to the fourth degree of consanguinity of members referred to in the above three paragraphs.

(5) Not a director, supervisor or employee of a legal person shareholder directly holding more than 5% of total outstanding shares of the Company, nor a director, supervisor or employee of the top five legal person shareholders.

(6) Not a director (board member), supervisor (supervisory committee member) or manager of a particular company or organization which has financial or business relationship with the Company, nor a shareholder holding with more than 5% shareholdings.

(7) Not a professional providing commercial, legal, financial, accounting or other services or consultation for the Company or its affiliates, nor a business owner, partner, director (board member), supervisor (supervisory committee member), manager of sole proprietorships, partnerships, corporations or institutions and the spouse thereof .

(8) Not a person with conditions referred to in Article 30 of the Company Act.

Note 3: If a member is also a director, please indicate whether the member fulfils the requirement in Paragraph 5 of Article 6 of the terms of reference for setting up and exercise of duties and power by the remuneration committee of companies where the shares are listed or traded in place of business of the securities dealers.

2. Information on the Operation of Remuneration Committee

i.  The Remuneration Committee of the Company has 3 members.

ii.  The terms of office of the current members: 1 July 2013 to 30 June 2016.

During the latest year(2013), the Remuneration Committee has convened 2 meetings (A), and the qualifications and attendance of members were as follows:

Title	Name	Actual Attendance (B)	Attendance by Delegates	Actual Attendance Rate (%) (B/A)	Remarks
Convenor	Qi-Jia Xie	2	－	100	Appointed on 1 July 2013
Member	Qi-Lin Wei	2	－	100	Re-elected
Member	Guan-Jun Wang	2	－	100	Re-elected
Member	Wen-Zheng Lin	－	－	－	Resigned on 30 June 2013

Other matters which should be recorded:

I.  If the board of Directors has not adopted or amended a proposal of the Remuneration Committee, the date, session, content of the resolution, result of resolution of the board meeting and treatment of the Company on advice of the Remuneration Committee should be stated (If the compensation approved by the Board is better than the proposal of the Remuneration Committee, the difference and the reasons should be stated): None.

II For issues resolved by the Remuneration Committee, if any member has opposition or reservation which has record or written statement, the date, session, content of the resolution, opinions of all members and treatment of the members views should be stated: None.

(vi) Fulfillment of Corporate Social Responsibility (CSR)

Item	Status	Discrepancy in Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies and its reasons

1. Promotion of corporate governance

(1) The Company established the CSR policies or system and reviewed the effectiveness of implementation.

(2) The Company established specific (non-specific) units to promote CSR.

(3) The Company regularly organized educational trainings and promotional activities on business ethics for directors, supervisors and employees, which are linked with the employee performance appraisal system to specifically establish an effective system for reward and penalty.

(1) Our corporate governance aims at the corporate governance of the Company, respect for the rights and benefits of shareholders, and disciplined and healthy operations of the board of directors. Our management team and board of directors are formed with experienced professionals, and corporate affairs are monitored and evaluated by an internal audit office under the board of directors. This office assists managers and board members in ensuring the efficiency and effectiveness of operations, the reliability of financial reporting, and legal compliance. A remuneration committee is also set up, through which the board of directors authorizes, supervises and considers the overall remuneration policies and plans of the Company.

The CSR policy formulated by the Company under the endorsement of the chief executive officer was announced internally and posted on our official website together with relevant policies and the code of conduct to show all stakeholders its determination of fulfilling the CSR.

(2) The Company established a dedicated division to plan and administer the directives and objectives of the Company’s CSR and sustainable development. The division holds management review meetings regularly to discuss and review the performance and effectiveness of activities promoting CSR with senior officers of all business units, the human resource department, the environment safety and health department, and the green product management department, in order to continuously carry out the Company’s corporate social  responsibility with due diligence.

(3) In order to comply with the law, the Company specially formulated the “Code of Employee Conduct” so as to enhance the quality of behavior and work ethics of all staff. The “Code of Ethics and Code of Conduct for the Directors, Supervisors and Managerial Officers” which contains the requirements such as prohibition against conflicts of interest, obligations in relation to information confidentiality, fair transactions, prohibition against bribery, etc., was also formulated to regulate the behavior of the directors, supervisors and managerial officers of the Company. The “Code of Employee Conduct” is also introduced during the training of new employees and tests about the code are conducted.

Notices through public announcements, e-newsletter on legal affairs and intellectual property rights were made and educational trainings for newcomers, and high-risk employees were provided to raise employees’ law-abiding awareness and improve their professional ethics. For any behavior in breach of the “Code of Employee Conduct”, punishment will be given depending on the seriousness of the situation in accordance with the disciplinary principles regarding operations for employees.

In line with the Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies.

2. Development of a sustainable environment

(1) The Company is committed to increasing the utilization rate of different resources, and applying renewable materials which have less impact on the environment.

(2) The Company established an adequate environmental management system according to its industry characteristics.

(3) Specific environmental management units or personnel are delegated to protect the environment.

(4) The Company formulated strategies for energy conservation and reduction in carbon and GHG emission in response to the effect of

(1) With “To Earth, with L.O.V.E.” as philosophy, the Company promotes Green Living, Green Operations, Green Value Chain and Green Environment, converting green strategies to capability to create value for the Company constantly. With an initial focus on providing its employees with quality green living to the implementation of green production technology, the Company promotes the LCD production chain with the greatest green value. Leveraging on its influence as a global corporate citizen, the Company endeavors to create a green environment for the sustainable development of the earth and the environment. Significant achievements made in 2013 are stated below:

1. Results on water conservation:

In 2013, 6 factories of the Company in Tainan were awarded with “Best Performance in Water-Saving Unit” by the Water Resources Agency, Ministry of Economic Affairs. The Company has invested over $313.69 million on water conservation since the early stage of the construction of the factories in 2006, reducing the consumption of running water by approximately 12.48 million tonnes on average per year and saving expenses of more than $461.86 million per year. Adhering to the philosophy of 5Rs (Reuse, Reduce, Regeneration, Recycle and Recovery), Innolux strives to reduce the water consumption per unit area and has achieved great results. In addition to conducting new technology evaluation and applications regarding water conservation constantly, Innolux will conduct impact analysis on risk of water shortage. It will also develop a contingency mechanism in respect of water shortage and enhance its backup capability. In an effort to significantly increase the benefits from recycling of water resources and achieve outstanding results by implementing various water conservation technologies, Innolux will continue to uphold the vision of sustainable use of water resources.

2. Design and recycle of packaging materials:

In respect of the design and management of the materials of the Company’s products, the Company mainly considers designs based on the 3Rs (Reduce, Reuse and Recycle) and how to extend the product’s life and enhance its reliability. During the delivery of products, without affecting the cushioning protection effect for products, packaging materials with good design can increase the quantity and stacks being delivered, hence, the container load factor can be increased and the consumption of fuel can be decreased. Low-carbon transport can also be realized as less carbon dioxide is emitted. In 2013, the Company achieved outstanding results in terms of carbon emission reduction due to the design and recycle of the Company’s packaging materials with the reduction of carbon emissions of 15,222 metric tonnes, which was equivalent to the reduction of carbon emissions by 39 Daan Forest Park per year.

In line with the Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies.

3. Green buildings:

In 2013, the Company established a G5 plant by carrying out improvement works on old buildings in Tainan Science Park, FAB3, and was awarded with the Green Building EEWH-RN Gold Label by the Ministry of Economic Affairs. In respect of the major energy consumption projects such as the air-conditioning and lighting of the old factory, the Company introduced an optimized control system after carrying out research, development, adjustment and transformation, so as to allow the whole system to operate at a high rate with carbon emission reduction benefit reaching 18.6%. To be qualified as a green factory and obtain the green factory label, besides obtaining the Green Building Label awarded by the Ministry of the Interior, the factory buildings also have to pass the examination named “Clean Production Evaluation System for FPD Panel Industry”. The staff of the Company established a green factory by in-depth examination and innovative ideas with minimum expenses.

(2) To implement the concept of sustainable development, further improve the environment and maintain a safe and healthy living environment, the Company has adopted management systems such as ISO14001, TOSHMS and OHSAS18001 as its basis of comprehensive development to foster a greener, safer and more sustainable business culture.

(3) Facing the problems of climate change and global warming, the Company conducts GHG inventory and third-party external verification every year, and arranges training for seed employees and educational programs for all staff. The Company also keenly promotes energy conservation and carbon reduction.

Since 2005, the Company has conducted GHG inventory and third-party external verification in compliance with ISO 14064-1. The Company developed a GHG information platform by itself in 2012 in an effort to manage the GHG emission information through a system and platform, which can effectively shorten the time for inventory and verification and ensure the consistency of the sources of the inventory data, thereby enhancing the GHG management efficiency.

Since 2008, the Company has participated in the carbon disclosure project, so as to actively disclose the Company’s carbon management policies and effectiveness and respond to the needs of clients, stakeholders, the public and investors. In 2013, the disclosure score of the Company maintained at 89.

3. Protection of public welfare

(1) The Company observed the relevant labor laws and respected the internationally accepted Fundamental Principles of Labor Rights, protected employees’ legal rights, adopted employment policies with non-discriminatory treatment, and had appropriate management practices, procedures and implementation in place.

(2) The Company provided a safe and healthy working environment and regular education on safety and health for employees.

(3) The Company established a mechanism regarding regular communication with the employees and informed employees with changes in operations that might have a material impact in a reasonable manner.

(4) The Company established and published its consumer right policies and provided a transparent and effective consumer complaint procedure regarding its products and services.

(5) The Company cooperated with suppliers to enhance CSR.

(6) The Company participated in activities related to community development or charity through business activities, donation, voluntary services or other free professional services.

(1) Observing the principles of labor rights

The Company observed relevant labor laws such as the “Labor Standards Act” and stated in the “CSR Management Manual” that relevant requirements regarding the labor rights in the Electronic Industry Code of Conduct (“EICC”) should be observed. The Company promised the staff that the workplace would be free of harassment and discrimination, and no difference would be made in connection with employment in terms of race, skin color, age, gender, sexual orientation, ethnicity, disability, pregnancy, religion, political faction, member of a society or marital status. Innolux also adopted management approaches such as identification of laws and regulations, risk evaluation and internal audit in order to confirm that relevant requirements regarding labor rights were met.

Employing the physically handicapped is the best example to demonstrate the Company’s non-discriminatory treatment with regard to employment. High-tech factories rarely employed the physically handicapped, but the Company broke this norm in 2011 and even allowed them to work in clean room, becoming the private enterprise with the largest number of physically handicapped employees, which reached 264. The Company was recognized by the Council of Labor Affairs after site visit and was granted the “Jin-Jhan Award” in 2011. As of December 2013, the Company’s employment rate of physically handicapped employees reached 1.23% and was awarded with the “Certificate of Appreciation Regarding the Employment of the Physically Handicapped” by the Yunlin-Chia Yi-Tainan Employment Service Center, Bureau of Employment and Vocational Training, Council of Labor Affairs in 2013.

(2) Protection of employees’ health and safety

The Company focuses on the health of employees’ body, mind and spirit and the promotion of health campaigns to prevent occupational injuries and diseases and to improve the working environment to meet the occupational health management standards. The Company has established the “I-care” health information system to monitor the health of employees, arranged annual body-check and health promotion activities. Based on the results of the annual body-check, diseases are cured and tracked through occupational disease management.

With the Company’s devotion to health promotion, a variety of health activities, such as eye-care exercise, smoke-quitting class, weight loss class, blood donation day, occupational disease prevention and various cancer screening tests, have been organized in different plant sites.

In 2013, the Company and a number of companies jointly organized the 3rd “Forum Regarding the Promotion of Labor Health” with the theme of “Occupational Health Jointly Promoted by Industry, Government and Academia”, which echoed with the “Occupational Safety and Health Act” approved in early July 2013. The Act mainly added new requirements in respect of risk management of enterprises regarding occupational health and enhanced the enterprises’ responsibility in protecting employees’ mental and physical health. Enterprises, academia and government worked together in respect of occupational health, so as to help the industry introduce the latest knowledge and technology in relation to occupational health, and implement new regulations to protect the mental and physical health of the employees.

In line with the Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies.

(3) Placing great emphasis on maintaining harmonious relation with employees, the Company openly welcomed and encouraged its employees to form unions for opinion exchange. Comprehensive communication platforms, including employee hotline, employee communication mailbox and suggestion box in each plant, are set up to promptly address employees’ enquiries and allow them to give their feedbacks either publicly or anonymously. Labor meetings and employee welfare committee meetings are held quarterly, allowing the management, as employer’s representatives, and labor representatives nominated by workers at basic level to communicate face-to-face. In respect of the requirements regarding the notice period for the termination of employment contracts, the Company will comply with the notice procedures in accordance with law.

(4) Emphasis on consumers’ safety

With a customer-oriented philosophy, the Company understands the needs of customers through phone calls, e-mails and face-to-face conferences, and intends to improve its policies to promptly address customers’ enquiries. Product safety is of utmost importance to customers. From the initial design stage, the Company emphasizes product safety and safety certifications. To ensure consumer safety, Innolux voluntarily applied for international standard certifications for its LCD panels, allowing consumers to quickly identify safe products.

(5) Fulfilling CSR with suppliers

The Company formulated the “Supplier Corporate Social Responsibility Code of Conduct Operating Standard” and requires the suppliers to sign the Supplier’s Undertakings to guarantee that they will comply with the CSR requirements. The Company has conducted risk investigation, audit and review regarding the social and environmental responsibility of the suppliers every year since 2010 and urges the suppliers to continue to make improvements.

(6) Care for society

In respect of social service and community involvement, the Company has organized charity marathon at the end of every year since 2011 in order to express its care for the people in the indigenous areas and rural areas. In 2013, the Company integrated its green vision into actions which demonstrated Innolux’s support on environmental education. In 2014, the Company organized charity events showing care for people in the indigenous areas by collaborating with the Reconstruction Council, Executive Yuan. The Company selected units in need with the purposes of caring the elderly, students, community production and marketing, and public activities in 43 rebuilt areas in the Yunlin-Chia Yi-Tainan area, the area of Kaohsiung City, Kaohsiung County and Pingtung County, and Taitung which were affected by Typhoon Morakot on 8 August 2009 and donated 70 televisions to these indigenous areas, with a view to spreading the Company’s love and care to these 7 counties and cities. In addition to enhancing the caring function of the community, the Company also provided the indigenous people with multimedia equipment needed for selling special local agricultural products when they were developing their ability to be self-sufficient. On 10 January 2014, the Company organized “Year-end Dinner and Concert” in the Makazayazaya Tribe in Pingtung, at which over a hundred senior managerial officers and staff, together with the Minister of the Council of Indigenous Peoples, Executive Yuan, CEO of the Reconstruction Council, representatives of various tribes, over a hundred elderly locals and innocent children from the rebuilt area enjoyed the year-end dinner and shared the blessings they received during all these years of reconstruction.

4. Increase information disclosure (1) The Company disclosed relevant and reliable information on CSR. (2) The Company published CSR report and made disclosure of the relevant information.

The Company has published the CSR Report every year since 2008 to address stakeholders’ concern by fully disclosing information on corporate governance, environment and safety, green products, employee care and contributions to society etc.

In line with the Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies.

5. Companies which have their own CSR principles established according to “The Corporate Social Responsibility Best Practice Principles for TWSE/GTSM-Listed Companies” shall state the implementation thereof and any discrepancies:

The Company’s code of conduct is based on the common belief and joint efforts of all staff. When facing challenges arising from industry competition, unethical and unlawful acts for the profit or growth of the Company are prohibited. The Company upholds to stricter standards and will make greater contributions to the society.

The Company regularly promotes CSR activities and implemented matters and code of conduct to its employees through computer boot screens, posters or other promotional platforms within its plants; and includes CSR and Code of Employee Conduct in newcomer training curriculum. Save as aforementioned prevailing education, training and promotion mechanism, the Company also arranges training on code of conduct especially for directors, supervisors and senior managers.

6. Other information essential for a better understanding of CSR implementation (such as the Company’s systems and policies on environmental protection, community involvement, social contributions, social services, social charity, consumer right, human right, safety and health, and other CSR activities and their implementation):

The Company publishes the CSR Report every year, in which the Company fully discloses the corresponding strategies, policies, actions and performance indicators of the issues of interest to its stakeholders through different chapters of this report, including CSR Expectations and Commitments, Company Overview and Corporate Governance, To Earth with LOVE, Employee Care and Social Contributions. Except for the CSR Report, relevant CSR information is also announced on the Company’s website (http://www.innolux.com/Pages/TW/CSR/Report_Download_TW.html), which is immediately available to the stakeholders.

7. If there are any particulars in respect of certification of the Company’s products or CSR Report by relevant certification organizations, please explain:

 “2012 CSR Report” was certified by British Standards Institute, a third-party certification organization, and proved to meet the GRI/G3.1 A+ standard and Account Ability 1000 Assurance Standard.

(vii) Fulfillment of ethical corporate management and policies adopted:

Implementation of ethical corporate management

Item	Status	Discrepancy in the Ethical Corporate Management Best Practice Principles for TWSE/GTSM-Listed Companies and its reasons

1. Formulation of policies and plans regarding ethical corporate management

(1) The Company explicitly stated its policies regarding ethical corporate management and the commitment of the board of directors and the management in respect of proactive implementation in its rules and external documents.

(2) The Company formulated plans for preventing dishonest behavior, and the operating procedures of the plans, behavior guidelines and educational training.

(3) When formulating the plans for preventing dishonest behavior, the Company adopted measures to prevent the offer and acceptance of bribes and the provision of illegal political capital contributions in respect of operating activities with higher risk of dishonest behavior within the scope of operation.

(1)  In order to comply with the law, the Company formulated relevant regulations for the senior managerial officers and the staff respectively. The “Code of Ethics and Code of Conduct for the Directors, Supervisors and Managerial Officers” which contains the requirements such as prohibition against conflicts of interest and prohibition against bribery, etc., was formulated to regulate the behavior of the directors, supervisors and managerial officers of the Company. The “Code of Employee Conduct” which contains the requirements such as avoiding conflicts of interest, prohibition against bribery, gift, and business entertainment, etc., was formulated to regulate the behavior of all the staff other than the abovementioned senior managerial officers. In addition, the Company further requires suppliers to sign the “Supplier’s Undertaking” to undertake that they will observe the Company’s policies regarding integrity.

(2)  Besides formulating the abovementioned “Code of Employee Conduct” and the “Code of Ethics and Code of Conduct for the Directors, Supervisors and Managerial Officers”, the Company also carried out various promotions in respect of the aforesaid regulations, such as computer boot screens, e-newsletter on legal affairs and intellectual property rights (Issue nos. 27-32 were published in 2013), posters within its plants, educational training for newcomers and current high-risk staff in order to raise employees’ law-abiding awareness and improve their professional ethics.

(3)  Punishment will be given to any directors, supervisors, managerial officers and employees who have any dishonest behavior in accordance with the Company’s internal rules. In the case of any proof evidencing jobbery, accepting bribes or commissions, theft, appropriation or embezzlement of public funds or public property that may give rise to material financial loss or damage in the reputation of the Company, the Company will terminate the employment of the involved employees. If any supplier violates its integrity commitment, the supplier will be disqualified and its orders will be cancelled by the Company.

In line with the Ethical Corporate Management Best Practice Principles for TWSE/GTSM-Listed Companies.

2. Implementation of ethical corporate management

(1) The Company should avoid dealing with people with records of dishonest behavior in commercial activities and should state the terms regarding honest behavior in commercial contracts.

(2) The Company established full-time (part-time) units to promote ethical corporate management and the board of directors is responsible for the supervision thereof.

(3) The Company formulated policies to prevent conflicts of interest and provided appropriate channels for representation.

(4) The Company established an effective accounting system and internal control system for the implementation of ethical corporate management; internal auditors also carried out examination.

(1)  The Company requires the suppliers to sign the “Supplier’s Undertaking” to guarantee that they will not demand, agree to accept a bribe from or engage in bribery with or offer other improper benefit to, or have any direct or indirect profitable behavior with the Company’s employees. In addition, the suppliers shall not offer bribes or benefits to any political parties or candidates. In case of any aforesaid matters, the suppliers should report to the Company immediately. If any supplier has dishonest behavior, it is deemed to be in material breach of the transaction contract, and the Company will terminate or release all transaction contracts and/or orders entered into with such supplier. Such supplier will be disqualified and the Company will not conduct any transactions with it in the future.

(2)  The Company established an auditing department which is directly under the board of directors to audit the business reports quarterly at the board meetings.

(3)  In order to prevent dishonest behavior, the Company has provided various reporting channels, which include Anti-Corruption Report Mailbox (speak-up@innolux.com) and Employee Care Mailbox, etc. In respect of events related to anti-corruption, in addition to putting the abovementioned Anti-Corruption Report Mailbox on the Company’s official website for anyone (including suppliers, customers and employees) to report any corrupting behavior that violates ethical corporate management, the Company also set up an investigative group and integrity committee to specifically deal with events related to anti-corruption, and the senior managerial officers of the Company are responsible for the approval of the investigation results. Moreover, for any cases related to anti-corruption received by the Company’s external channels, they will also be submitted to the investigative group and the integrity committee for their handling.

(4)  The auditing department of the Company conducts on-site examination or review of written information by considering various risks in accordance with the annual auditing plan approved by the board of directors, so as to assist the board of directors or managerial officers to ensure the continuous and effective implementation of the internal control system in a reasonable manner, which include the achievement of objectives in relation to the results and efficiency of the Company’s operations, the reliability of financial reporting and the compliance with relevant laws and regulations.

In line with the Ethical Corporate Management Best Practice Principles for TWSE/GTSM-Listed Companies.
3. The Company established the reporting channels, the punishment for violating the requirements of ethical corporate management and the complaint system.

The Company established various channels, such as Anti-Corruption Report Mailbox (speak-up@innolux.com) and Employee Care Mailbox, etc., to encourage employees, customers or suppliers to submit evidence and report any corruption incidents. The Company also designed a mechanism for confidentiality in order to protect the prosecutors. In case of any behavior in breach of the Code of Ethics and Code of Conduct, the Company will deal with those cases in accordance with the disciplinary measures stipulated in relevant laws and operating rules. The Company will also establish a relevant complaint system to provide the employees subject to punishment with remedy approaches.

In line with the Ethical Corporate Management Best Practice Principles for TWSE/GTSM-Listed Companies.

4.     Increase information disclosure

(1)  The Company set up a website to disclose relevant information on ethical corporate management.

(2) The Company adopted other approaches of information disclosure (e.g. setting up an English website, appointing special personnel to be responsible for the collection and disclosure of the Company’s information on the Company’s website).

The Company has appointed special personnel to be responsible for the collection and disclosure of the Company’s information, and has implemented a spokesperson system.	In line with the Ethical Corporate Management Best Practice Principles for TWSE/GTSM-Listed Companies.

5. Companies which have their own ethical corporate management principles established according to the “Ethical Corporate Management Best Practice Principles for TWSE/GTSM-Listed Companies” shall state the implementation thereof and any discrepancies:

The Company has not formulated the “Ethical Corporate Management Best Practice Principles for TWSE/GTSM-Listed Companies”, but it upholds the spirit of the “Ethical Corporate Management Best Practice Principles for TWSE/GTSM-Listed Companies” by continuously amending relevant rules, such as the “Code of Ethics and Code of Conduct for the Directors, Supervisors and Managerial Officers”, the “Code of Employee Conduct” and the “CSR policies”, etc. The Company has integrated the spirit of ethical corporate management in practical operations.

6. Other information which is useful in understanding the Company’s implementation of ethical corporate management (e.g. the Company promotes its determination in ethical corporate management and its policies to the suppliers conducting business with the Company and invites them to participate in educational training, review and revise the ethical corporate management principles formulated by the Company) :

Integrity is the most important core value of the Company, which consolidates the Company’s leading position in the panel industry and helps the Company earn trust and respect from the customers, shareholders, employees, suppliers and the society. The Company respects and upholds democracy and the rule of law, complies with laws and standards collectively agreed by the industry and pursues excellent results by setting higher standards.

In order to comply with the law, the Company specially formulated the Code of Employee Conduct and the Code of Ethics and Code of Conduct for the Directors, Supervisors and Managerial Officers. The Company implemented those business ethics policies in 2013, which included introducing the policies during the training of new employees and conducting tests about such policies in 2013; requiring newcomers to sign the “Agreement on Integrity and Intellectual Property Rights”; carrying out promotions via computer boot screens on a quarterly basis, publishing e-newsletter on legal affairs and intellectual property rights every two months to share topics such as risk management on the Company’s business secret; and conducting risk evaluation on laws and regulations regarding business ethics every year, with a view to inspecting the Company’s management on business ethics through the internal control system, and identifying and updating the laws and regulations regarding business ethics.

(viii) Companies which have established code of corporate governance and relevant regulations shall state the method for inspection:

1.                                      The Company has compiled the Corporate Governance Code and the relevant rules and regulations as follows:

(1)                                 Rules of Procedures of General Meetings of Shareholders.

(2)                                 Rules of Procedures of Board Metings.

(3)                                 Regulations governing the Election of Directors and Supervisors.

(4)                                 Procedures for Acquisition and Disposal of Assets.

(5)                                 Procedures for Money Lending.

(6)                                 Procedures for Endorsements and Guarantees.

(7)                                 Procedures for Transactions of Derivative Commodities.

(8)                                 Code of Ethical Conduct for directors, supervisors and management officers.

(9)                                 Constitution and Regulations of Remuneration Committee.

2.                                     Enquiry method: Further information is available for inspection under the section of “Corporate Governance” at the Company website (http://www.innolux.com) or under the section “Setting the Relevant Rules of Corporate Governance” of “Corporate Governance” at the public website of Market Observation Post System (http://mops.twse.com.tw).

(ix) Summary of resignation or dismissal of the Company’s Chairman of the Board, president, accounting supervisors, financial supervisors, internal auditing supervisors and research and development supervisors etc. in the preceding fiscal year or in the current year up to the date of the Prospectus: Nil.

(x) Other important information for a better understanding of the Company’s corporate governance:

(xi) Procedures for handling material inside information of the Company: The Company has formulated the “Procedures for governing the treatment of material inside information” which provide a regulated mechanism for the handling and disclosure of material inside information of the Company and guidelines for directors, supervisors, management officers and employees to follow. The relevant procedures have been approved by the Board and announced in the internal circulars of the Company with education and training sessions for all employees.

Innolux Corporation

Internal Control System Statement

The Company hereby makes statement on its internal control system in 2013 based on the results of self-examination as follows:

I.                        The Company acknowledges that the establishment, implementation and maintenance of the internal control system represents the obligations of the Board of Directors and managers of the Company, and the Company has already established such system. The purposes of the system are to provide a reasonable assurance on the achievement of objectives such as the results and efficiency of operation (including profitability, performance and safeguarding the safety of assets, etc.), the reliability of financial reporting and the compliance with relevant laws and regulations.

II.                   The internal control system has inherent constraints, and even an effective internal control system could only provide reasonable assurance for the achievement of the above three objectives regardless of how perfect its design is. In addition, the effectiveness of internal control system may also change along with changes in environment and situation. Nonetheless, the internal control system of the Company contains a self-supervision mechanism, and the Company will immediately take corrective actions once any fault is identified.

III.              The Company judges the effectiveness of the design and implementation of the internal system in accordance with the judgment items on the effectiveness of internal control system as required under “Criteria for Establishment of Internal Control System by Public Companies” (hereafter the “Criteria”). Those judgment items on internal control system adopted by the “Criteria” classify internal control system into five components based on the process of management and control: 1. Environment of control; 2. Risk evaluation; 3. Control operations; 4. Information and communication; and 5. Supervision. Each component also includes certain aspects. For the above items, please refer to the requirements under the “Criteria”.

IV.           The Company has adopted the above judgment items on internal control system to examine the effectiveness of the design and implementation of internal control system.

V.                In the opinion of the Company, based on the examination results of the preceding paragraph, the internal control system of the Company as at 31 December 2013 (including the supervision and administration of subsidiaries), the design and implementation of the internal control system related to known results of operation, extent of achieving efficiency target, reliability of financial reporting and compliance with relevant laws and regulations are effective, and it could reasonably assure the achievement of the above objectives.

VI.           This statement will become the major content of the annual report and prospectus of the Company, and will be available to the public. If the above public contents are found to be illegal, such as containing false or omitted contents, it will be liable to legal obligations under, inter alia, Article 20, Article 32, Article 171 and Article 174 of the Securities and Exchange Law.

VII. This statement has been passed by the Board of Directors of the Company on 17 February 2014, of which 5 Directors were present and no Director held dissenting opinion. It is hereby stated that those Directors agree with the contents of this statement.

Innolux Corporation

Chairman of the Board: Hsing-Chien Tuan (seal)

President: Hsing-Chien Tuan (seal)

17 February 2014

Concluding Opinion of Underwriter

Innolux Corporation (hereinafter referred to as “Innolux” or the “Company”) reported to the Financial Supervision Commission pursuant to the law for public offering and issuance of 1 billion common stock for cash capital increase with a book value of NT$10 each with expected total issuance amount of NT$10 billion. The offering has been prudentially evaluated by us via adopting necessary guidance and evaluation procedures, including on-site visit to understand the operation of the Company, interview or meetings with Directors, managers and other relevant personnel of the Company, collection, compilation, verification, comparison and analysis on relevant information. Our concluding opinion is hereby issued pursuant to the requirements under “Criteria Governing the Offering and Issuance of Securities by Issuers” of Financial Supervision Commission, “Important Issues to be Included in the Underwriter Evaluation Report on the Offering and Issuance of Securities by Issuers” and “Evaluation and Examination Procedures for Securities Underwriters Engaged to Issue Underwriter Evaluation Report on the Offering and Issuance of Securities by Issuers” of Taiwan Securities Association.

In our opinion, the offering and issuance of securities by Innolux Corporation complies with the requirements under “Criteria Governing the Offering and Issuance of Securities by Issuers” and relevant laws and regulations, while its plan is feasible and necessary, and the use of funds, progress as well as the anticipated benefits are also reasonable.

KGI Securities Co., Ltd.

Representative: Wei Bao-sheng

Head of Underwriting Department: Lin Neng-xian

27 February 2014

Concluding Opinion of Evaluation of Securities Underwriter

Innolux Display Corporation (hereinafter “Innolux” or the “Company”) reported to the Financial Supervision Commission pursuant to the law for public offering under cash capital increase of 1,000,000 thousand common stock with a book value of NT$10 each with expected total issuance amount of NT$10,000,000 thousand. The offering has been prudentially evaluated by us via adopting necessary guidance and evaluation procedures, including on-site visit to understand the operation of the Company, interview or meetings with Directors, managers and other relevant personnel of the Company, collection, compilation, verification, comparison and analysis on relevant information. Our concluding opinion is hereby issued pursuant to the requirements under “Criteria Governing the Offering and Issuance of Securities by Issuers” of Financial Supervision Commission under Executive Yuan, “Important Issues to be Included in the Underwriter Evaluation Report on the Offering and Issuance of Securities by Issuers” and “Evaluation and Examination Procedures for Securities Underwriters Engaged to Issue Underwriter Evaluation Report on the Offering and Issuance of Securities by Issuers” of Taiwan Securities Association.

In our opinion, the offering and issuance of securities by Innolux Corporation complies with the requirements under “Criteria Governing the Offering and Issuance of Securities by Issuers” and relevant laws and regulations, while its plan is feasible and necessary, and the use of funds, progress as well as the anticipated benefits are also reasonable.

KGI Securities Co., Ltd.

Representative : Bao-Sheng Wei

Head of Underwriting Department: Neng-Xian Lin

27 February 2014

Legal Opinion by Attorney

To: Innolux Corporation

Innolux Corporation offers and issues 1,000,000,000 common stock with a book value of NT$10 each, totaling NT$10,000,000,000, and reports to the Financial Supervision Commission in this regard. We have adopted necessary audit procedures, including on-site visit, interview or meetings with Directors, managers and relevant personnel of the Company, collection, compilation and verification of minutes, important deeds and other relevant documents and information of the Company, as well as consulted about opinions of relevant experts. We hereby issue this legal opinion pursuant to the requirements under “Criteria Governing the Offering and Issuance of Securities by Issuers”.

In our opinion, no matter contained in the legal matter review form submitted to the Financial Supervision Commission by Innolux Display Corporation is found to be in breach of any law or regulation which would affect the offering and issuance of securities.

Handsome Attorneys-at-Law

Ya-Wen Chiu, Attorney

27 February 2014

F.	Important Resolutions, Articles of Incorporation and Relevant Regulations

I. Resolutions related to the issuance

(i) For minutes of the Board meeting related to the issuance, please refer to p.168-173 of this Prospectus.

InnoLux Corporation

Minutes of the Sixth Meeting of the Board of Directors (Abstract)

Time:	2p.m., February 17, 2014
Venue:	Conference Room of the Company

Attend in-person:	Hsing-Chien Tuan, Hung-Jen Chuang, Yu-Lin Yen, Chi-Chia Hsieh, Jyh-Chau Huang
Attendant in proxy: none
Absentee: none

Attend as observers:	Supervisor: Jen-Kuang Lin, I-Fang Chen, Te-Tsai Huang;
Audit Manager: Chi-Chung Liu, Chief Investment Management Officer: Shu-Fen Chang
Chief Financial Officer: Chien-Ming Chiu
Chief Accounting Officer: Chin-Yuen Chang,
Accountants: Chun-Yuen Hsiao, Han-Chi Wu

Chairman: Hsing-Chien Tuan	Recording: I-Hsien Chen

1.                                      Reporting issues: omitted

2.                                      Discussion issues:

A.    Discussion issues carried forward from the prevision meeting: none

B.    Discussion issues of this meeting:

[General Office of Finance and Risk Management]

Case Two:                                      Proposal to raise capital in cash for issuance of new shares is submitted for review.

Rationale:                                     A.                         To repay bank loans and increase working capital of the Company, it is proposed that capital in cash should be raised by issuing 1,000,000,000 ordinary shares of NT$10 at par. The tentative offer price is NT$10 per share. The estimated capital to be raised is NT$ 10,000,000,000.

B.                         Please see details of this proposal for raising capital in cash, such as sources of capital, proposed projects, estimated capital employment schedule and estimated possible earnings generated in Annex III.

C.                         Other than pursuant to Chapter 267 of the Company Law to retain 10% of the issued shares, that is, 100,000,000 shares, for staff subscription in this raising of capital in cash, 10 % of the shares, that is, 100,000,000 shares, is also allowed for public offering pursuant to Chapter 28(1) of the Stock Exchange Act. The remaining 80% of the shares, that is 800,000,000 shares, are allowed for subscription by the original shareholders in accordance with the shareholding proportion of the shareholders on the date of record of subscription set out in the share registrar. For the subscription of petty shares that do not constitute one complete share, shareholders have to merge the shares into a complete share for subscription within five days from the date of record of subscription. It is now proposed that the chairman of the Board negotiates with assigned persons to fully subscribe shares that the original shareholders and staff give up to subscribe, that are under-subscription or that are remaining to be merged.

D.                         The tentative offer price of this raising of capital in cash is NT$10. The actual offer price will be subject to the changes in market conditions after the registration case comes into effect pursuant to Assistance to Issuance of Securities with Valued Raised and Issued by Companies by Members of the Underwriters Article 6(1) and will be negotiated between the chairman of the Board and the underwriters in accordance with the current market conditions.

E.                          The ordinary shares to be issued in this raising of capital in cash will be listed in the Taiwan Stock Exchange, upon issuance, the rights and obligations of which will be the same as the original ordinary shares issued.

F.                           It is proposed that the chairman of the Board sets the date of record of subscription, the date of record of raising capital and deals with other relevant issues regarding issuance of new shares after this raising of capital in cash comes into effect upon registration with the administrative authorities.

G.                         It is proposed that the chairman of the Board has full discretion if there are changes in laws that lead to revision by the administrative authorities in, or requires the adjustment or revision after the consideration based on operation and objective conditions in, the contents of this proposal for raising capital in cash, such as sources of capital, number of shares to be issued, conditions of issuance, estimated capital employment schedule, estimated progress and estimated possible earnings generated and other relevant issues.

H.                        In principal, the new shares issued in this raising of capital in cash will not be issued at value lower than the par value, saved as conditions that leads to the issuance of shares at value lower than the par value that are led by the current stock prices and stock market changes. The reasons and rationale for not adopting other ways of capital raising, the pricing setting method of the offer price and effects on the shareholders’ equity are set out in Annex III(1).

I.                             It is proposed that the chairman of the Board executes all deeds and documents relevant to the raising of capital in cash on behalf of the Company and acting on behalf of the Company regarding the relevant issuance matters in order to facilitate the raising of capital in cash.

Resolution:                                After the chairman’s consultation of all the attending directors, it is resolved that the chairman of the Board should be authorized to act in a single occasion or in severalty in the light of market conditions and the capital requirement of the company in amount not more than NT$1 billion.

Remaining:                                 omitted.

3.                                      Temporary resolution: none.

4.                                      End of meeting.

Statement

1.                   In the resolution passed on February 17, 2014, the Board of Directors authorized the chairman of the Board to raise capital in cash in a single occasion or in severalty in the light of the market conditions and the capital requirement of the company in amount not more than NT$1 billion. At the same time, the chairman of the Board is also authorized to handle issues if there are changes in laws that lead to revision by the administrative authorities in, or requires the adjustment or revision after the consideration based on changes in laws and objective evaluations on operation, the contents of this proposal for raising capital in cash, such as sources of capital, number of shares to be issued, proposed projects, estimated capital employment schedule and estimated possible earnings generated and other relevant issues.

2.                   After considering the economic conditions and changes in capital market, I propose to issue 10 billion shares which is within the limit authorized by the Board of Directors. Before the submission of this document, the tentative offer price is NT$10 per each share. This document serves as a statement of the reported number of shares and amount of this raising of capital in cash.

InnoLux Corporation

Chairman of the Board: Hsing-Chien Tuan

27 February 2014

Innolux Corporation

Minutes of 8th Board Meeting of the Sixth Session of the Board (Extract Version)

Time: 10 a.m., 6 May 2014
Venue: Meeting room of the Company
Attend in person: Xing-Jian Duan, Hong-Ren Zhuang, Yu-Lin Yan, Jyh-Chau Wang
Attend by proxy: Qi-Jia Xie
On leave: Nil

Attendants:	Supervisors: Ren-Guang Lin, Yi-Fang Chen, De-Cai Huang
Head of Audit: Ji-Zhong Liu, Head of Financial Department: Jian-Lang Luo,
Head of Investment Management Department: Shu-Fen Zhang,
Head of Accounting Department: Jin-Yuan Zhang
Accountants: Han-Qi Wu, Sheng-Zhong Xu

Chairman: Xing-Jian Duan	Recorder: Yi-Xian Chen

A.            Reporting issues: (omitted)

B.            Discussion issues:

3.              Discussion issues set aside in the previous meeting: Nil.

4.              Discussion issues in this meeting:

[Financial and Risk Management Department]

Case 7: It is intended to apply to Financial Supervision Commission for extending the offering period for the Company’s cash capital increase for three months, please discuss.

Description:    1. At the 6th Board Meeting of the Sixth Session of the Board of the Company held on 17 February 2014, the Board of Directors of the Company resolved and passed the cash capital increase via issuance of 1,000,000,000 common shares of NT$10 each. The issue price is tentatively fixed at NT$10. It is expected the proceeds will amount to NT$10,000,000,000. It has been filed by Financial Supervision Commission on 18 March 2014 with the letter Jin Guan Zheng Fa Zi no. 1030006767 for effective registration.

2. Pursuant to Article 11 of the”Criteria Governing the Offering and Issuance of Securities by Issuers”, the cash capital increase via offering shall be completed by 18 June 2014 (the effective term for the above approval letter is three months).

3. The recent domestic and international political and economic instability has led to dramatic changes in domestic and international capital markets. Investors’ confidence was affected by various uncertainties, resulting in greater difficulties in raising funds in the capital market. In response to changes in the capital market and to seek a better timing for the issuance, the Company intends to point of issue, intends to apply to Financial Supervision Commission for extending the offering period for the cash capital increase via the issuance of common shares for three months.

Resolution: Upon the enquiry of the Chairman, all Directors present unanimously passed the resolution.

The rest is omitted.

C. Extemporary motion: Nil.

D. Dismissal

Innolux Corporation

Minutes of 9th Board Meeting of the Sixth Session of the Board (Extract Version)

Time: 9 a.m., 20 June 2014

Venue: Meeting room of the Company

Attend in person: Xing-Jian Duan, Hong-Ren Zhuang, Qi-Jia Xie, Yu-Lin Yan, Jyh-Chau Wang

Attend by proxy: Nil

On leave: Nil

Attendants: Supervisors: Ren-Guang Lin, Yi-Fang Chen, De-Cai Huang

Head of Financial Department:, Jian-Lang Luo, Head of Incentive and Financing Planning Management

Department: Jun-Hao Peng Jian-Lang Luo

Chairman: Xing-Jian Duan	Recorder: Yi-Xian Chen

A.            Reporting issues: (omitted)

B.            Discussion issues:

1.                      Discussion issues set aside in the previous meeting: Nil.

2.                      Discussion issues in this meeting:

[Financial and Risk Management Department]

Case 1: It is intended to adjust the number of common shares to be issued under the cash capital increase, please discuss.

Description:    1.        At the 6th Board Meeting of the Sixth Session of the Board of the Company held on 17 February 2014, the Board of Directors of the Company resolved and passed the cash capital increase via issuance of 1,000,000,000 common shares of NT$10 each. The issue price is tentatively fixed at NT$10. It is expected the proceeds will amount to NT$10,000,000,000. It has been filed by Financial Supervision Commission on 18 March 2014 with the letter Jin Guan Zheng Fa Zi no. 1030006767 for effective registration.

2.                       However, the recent domestic and international political and economic instability has led to dramatic changes in domestic and international capital markets. Investors’ confidence was affected by various uncertainties, resulting in greater difficulties in raising funds in the capital market. In response to dramatic changes in the capital market so that the cash capital increase via the issuance of common shares can be completed successfully, the Company intends to reduce the number of new shares to be issued under the cash capital increase from 1,000,000,000 shares to 850,000,000 shares. The issue price per share is tentatively fixed at NT$10. It is expected the total proceeds will amount to NT$8,500,000,000.

3.                      Apart from reserving 10% of the total number of common shares to be issued (i.e. 85,000,000 shares) under the cash capital increase for staff subscription pursuant to Article 267 of the Company Law, 10% of the total number of shares to be issued (i.e. 85,000,000 shares) is also reserved for public offering pursuant to Article 28-1 of the Security and Exchange Law. The remaining 80% of the total number of shares to be issued (i.e. 680,000,000 shares) will be subscribed by the existing shareholders as recorded in the register of members on the subscription base date in proportion to the number of shares held by them. For fractional shares in the subscription, shareholders shall, within five days from the subscription base date, consolidate them into one share for subscription on their own. For consolidated fractional shares, portions which existing shareholders and staff abstain from subscription or under-subscribed and overdue unconsolidated portions, it is proposed the Chairman of the Board be authorized to arrange certain parties to make full subscription at the issue price.

4.                      The issue price for the cash capital increase is tentatively fixed at $10 per share. Depending on changes in market conditions, the actual issue price shall be mutually agreed by authorizing the chairman to consult with the underwriter in accordance with the prevailing market conditions pursuant to Paragraph 1 of Article 6 of “Self-regulatory Rules for Underwriter Members on Providing Guidance on the Offering and Issuance of Securities by Issuers”.

5.                      Application will be made to the Taiwan Stock Exchange for the listing of the common shares to be issued under the cash capital increase. The rights and obligations of the shares following their issuance are same as those of the existing issued common shares.

6.                      For the cash capital increase, it is proposed the chairman be authorized to determine the subscription base date, the capital increase base date and handle other matters relating to the issuance of new shares.

7.                      The planned total amount for the cash capital increase is NT$8,500,000,000. It is proposed the chairman of the Board be authorized to deal with, at his full discretion, its major contents (such as source of funds, the number of shares to be issued, the issue conditions, planned projects for the use of funds, expected progress, expected possible benefits)(Please refer to Annex 1 for details) and other matters relating to the issuance, such as when the law is changed, revised by the competent authorities and required to be formulated or revised based on the operation assessment or in response to the objective environment.

8.                      The new shares under the cash capital increase will not be issued below the book value in principle. However, in the event that the actual issue price per share is below the book value due to the recent share price situation and changes in the stock market, the reason and reasonableness for not adopting other means of capital financing, the method for determining the issue price and the impact on the interests of shareholders are explained in Annex 1-1.

9.                      To carry out the issuance under the cash capital increase, it is proposed the chairman be authorized to sign all deeds and documents for the cash capital increase on behalf of the Company and handle matters relating to the issuance on behalf of the Company.

Resolution: Upon the enquiry of the Chairman, all Directors present unanimously passed the resolution.

The rest is omitted.

C. Extemporary motion: Nil.

D. Dismissal

G.     ANNEXES

Annex 1:       Consolidated Report on Calculation of Offering Price for Shares under Cash Capital Increase, please refer to P.199

Annex 2:       Financial Report for 2012 Audited and Certified by Accountant, please refer to P.216

Annex 3:       Financial Report for 2013 Audited and Certified by Accountant, please refer to P.338

Annex 4:       Consolidated Financial Statements of Parent and Subsidiaries for the First Quarter of 2014 Audited and Certified by Accountant, please refer to P.479

Annex 5:       Individual Financial Statements for 2012 Audited and Certified by Accountant, please refer to P.563

Annex 6:       Individual Financial Statements for 2013 Audited and Certified by Accountant, please refer to P.671

Annex 1

Innolux Corporation

Explanatory Report on Calculation of Offering Price for Shares under Cash Capital Increase for 2014

I. Description

(i) Innolux Display Corporation (hereafter Innolux or the Company) up to now have paid-in capital of NT$91,064,571,770, consisting of 9,106,457,177 shares of $10 each. On 17 February 2014, the Board of Directors of the Company resolved and passed the cash capital increase via issuance of up to 1,000,000,000 new shares of $10 each. On 20 June 2014, the Board of Directors resolved and passed the reduction of number of shares in the cash capital increase to 850,000,000 new shares of $10 each, amounting to NT$8,500,000,000 in aggregate. It is expected the paid-in capital upon the capital increase would be $99,564,571,770.

(ii) The cash capital increase would issue 850,000,000 new shares, and apart from reserving 10% of total number of new shares to be issued (i.e. 85,000,000 shares) for staff subscription pursuant to Paragraph 1 of Article 267 of the Company Law, 10% of total number of new shares to be issued (i.e. 85,000,000 shares) is also reserved for public offering pursuant to Paragraph 2 of Article 28-1 of the Security and Exchange Law, the remaining 80% of total number of new shares to be issued (i.e. 680,000,000 shares) will be subscribed by the respective existing shareholders as recorded in the register of members on the subscription base date in proportion to the number of shares held by them. For fractional shares in the subscription, existing shareholders shall, within five days from the subscription base date, consolidate them into one share for subscription on their own. For consolidated fractional shares, portions which existing shareholders and staff abstain from subscription or under-subscribed and overdue unconsolidated portions, it is proposed the Chairman of the Board be authorized to arrange certain parties to make full subscription at the issue price.

(iii) The rights and obligations in connection with the issuance of new shares under the cash capital increase are same as those of the existing issued common shares.

(iv) The cash capital increase via issuance of new shares adopts public subscription, and existing shareholders, staff and applicants in public offering will make subscription at the same price.

II. Financial information of the Company for the preceding three fiscal years and the latest period

(i) Earnings per share and dividend per share of the Company for the preceding three fiscal years and the latest period are listed below:

Unit : in dollars; in shares

		Dividend distribution
			Stock dividend
Item	Earnings per	Cash		Capital
Year	share	dividend	Earnings	reserve	Total
2011	(8.81)	—	—	—	—
2012	(4.00)(Note 1)	—	—	—	—
2013	(0.57)	0.01	—	—	—
First quarter of 2014	0.02	—	—	—	—

Source: Individual financial statements for respective years and preliminary individual financial statements for the first quarter of 2014 audited and certified by auditor.

Note 1: Adjusted in line with the adoption of the International Financial Reporting Standards.

(ii)	Shareholders’ equity and net book value per share as at 31 March 2014 audited and reviewed by accountant are set out in the table below:

Item	Amount / Number of share
Shareholders’ equity at book value as at 31 March 2014 (thousand dollars)	194,212,353
Weighted average number of outstanding shares as at 31 March 2014 (thousand shares)	9,063,843
Net value per share as 2012 (dollars per share)	21.43

Source: Consolidated financial statements, of the Company audited and reviewed by auditor

(iii) Financial information for the preceding three fiscal years and the latest period

1. Condensed balance sheet for the preceding three fiscal years and the latest period audited and reviewed by accountant

(1)         Condensed Balance Sheet — International Financial Report Standards (Consolidated Statements)

In NT$000’

Year
Item	2012	2013	First quarter of 2014
Current assets	173,139,399	171,701,969	163,533,078
Property, plant and equipment	332,525,859	273,505,759	261,666,588
Intangible assets	22,909,059	21,214,994	20,830,472
Other assets	42,888,840	41,778,163	13,134,377
Total assets	571,463,157	508,200,885	487,450,159
Current liabilities	237,566,939	300,586,751	191,183,861
Non-current liabilities	162,539,193	13,036,280	100,527,608
Total liabilities	400,106,132	313,623,031	291,711,469
Equity attributable to owners of the parent	169,823,860	193,043,229	194,212,353
Ordinary share capital	79,129,708	91,094,288	91,064,572
Capital reserves	119,677,980	96,058,741	96,124,031
Retained earnings	(24,979,239)	7,421,697	7,574,257
Other interests	(4,004,589)	(1,531,497)	(550,507)
Non-controlling interests	1,533,165	1,534,625	1,526,337
Total interests	171,357,025	194,577,854	195,738,690

Source: Consolidated financial statements audited and reviewed by accountant. Financial data for 2012 are expressed in data of financial statements for 2013 adjusted in accordance with IFRSs.

(2) Condensed balance sheet — Financial Accounting Standards of our country (Consolidated Statements)

In NT$000 ’

Year
Item		2011
Current assets		212,582,766
Funds and investments		22,059,603
Fixed assets		403,808,043
Intangible assets		18,517,906
Other assets		26,696,758
Total assets		683,665,076
Current liabilities	Before distribution	419,171,745
	After distribution	419,171,745
Long-term liabilities		55,703,297
Other liabilities		10,122,091
Total liabilities	Before distribution	484,997,133
	After distribution	484,997,133
Share capital		73,129,708
Capital surplus		191,835,695
Retained earnings	Before distribution	(69,654,839)
	After distribution	(69,654,839)
Unrealized gain or loss on financial instruments		(2,107,490)
Cumulative translation adjustments		2,977,862
Unrecognized net pension actuarial loss		—
Minority interests		2,487,007
Total shareholders’ equity	Before distribution	198,667,943
	After distribution	198,667,943

Source: Consolidated financial statements audited and certified by accountant.

2. Condensed Statements of Operations for the preceding three fiscal years and the latest period

(1)         Condensed Statements of Operations — International Financial Reporting Standards (Consolidated Statements)

		In NT$000’

Year			First quarter of
Item	2012	2013	2014
Operating revenues	483,609,931	422,730,500	89,558,900
Gross operating profit	4,499,935	37,759,115	5,625,844
Operating gain or loss	(19,749,654)	15,349,268	1,178,859
Non-operating income and expenses	(11,064,521)	(9,705,915)	(1,016,712)
Net profit (loss) before tax	(30,814,175)	5,643,353	162,147
Net profit (loss) from continuing operations for the period	(30,167,283)	5,095,019	152,955
Loss from discontinued operations	—	—	—
Net profit (loss) for the period	(30,167,283)	5,095,019	152,955
Other comprehensive (loss) gain (net of tax) for the period	(1,975,663)	2,859,517	918,722
Total comprehensive gain or loss for the period	(32,142,946)	7,954,536	1,071,677
Net profit (loss) attributable to owners of the parent	(29,899,236)	5,102,568	152,560
Net profit (loss) attributable to non-controlling interests	(286,047)	(7,549)	395
Total comprehensive gain or loss attributable to owners of the parent	(31,688,130)	7,953,076	1,079,965
Total comprehensive gain or loss attributable to non-controlling interests	(454,816)	1,460	8,288
Earnings per share	(4.00)	0.57	0.02

Source: Consolidated financial statements audited and certified or audited and reviewed by accountant. Financial data for 2012 are expressed in data of financial statements for 2013 adjusted in accordance with IFRSs.

(2) Condensed Statements of Operations — Financial Accounting Standards of our country (Consolidated Statements)

In NT$000’
Year
Item	2011
Operating revenues	510,081,200
Gross operating (loss) profit	(35,208,648)
Operating gain or loss	(62,700,308)
Non-operating income	8,311,203
Non-operating expenses	(15,341,165)
(Loss) gain from continuing operations before tax	(69,730,270)
(Loss) gain from continuing operations after tax	(64,760,598)
Gain or loss from discontinued operations	—
Extraordinary gain or loss	—
Cumulative impact arising from changes in accounting principles	—
Total consolidated gain or loss for the period	(64,760,598)
Earnings per share (dollars)	(8.81)

Source: Consolidated financial statements audited and certified by accountant.

(iv) Names of certified public accountants for the preceding three years and their audit opinions

Year	Accounting firm	Certified public accountant	Audit opinion
2011	PricewaterhouseCoopers Taiwan	Chun-Ying Xiao, Yong-Jian Hsu	Modified unqualified opinion
2012	PricewaterhouseCoopers Taiwan	Chun-Ying Xiao, Yong-Jian Hsu	Modified unqualified opinion
2013	PricewaterhouseCoopers Taiwan	Han-Qi Wu, Chun-Ying Xiao	Modified unqualified opinion

III. Calculation and explanation on the offering price

(i)                                     Factors considered in the calculation of the offering price

1.              The resolution on the issuance of new shares of the Company under the cash capital increase has been resolved and passed by the Board of Directors on 17 February 2014. The issue price is fixed at $10 per share. Depending on changes in market conditions, the actual issue price shall be mutually agreed by authorizing the chairman to consult with the underwriter in accordance with the prevailing market conditions following effective registration pursuant to Paragraph 1 of Article 6 of “Self-regulatory Rules for Underwriter Members on Providing Guidance on the Offering and Issuance of Securities by Issuers”.

2.              The cash capital increase of the Company would issue 850,000,000 new shares, and 10% (i.e. 85,000,000 shares) is reserved for subscription by staff of the Company pursuant to the Company Law. 10% (i.e. 850,000,000 shares) is also reserved for public offering through engaging underwriters. The remaining 80% (i.e. 680,000,000 shares) will be subscribed by the existing shareholders of the Company in proportion to the number of shares held as recorded in the register of members on the subscription base date.

3.              The rights and obligations in connection with the issuance of new shares under the cash capital increase are same as those of the existing issued common shares.

(ii)                                  Explanation of the calculation of the reference price

1.              The simple arithmetic average of the closing price of ordinary shares of the Company traded on the Taiwan Stock Exchange in the previous one, three and five business days prior to 9 July 2014, the price determination base date, is $15.15, $15.33 and $15.38, respectively. The reference price for the issuance of new shares under the cash capital increase is $15, the average closing price of ordinary shares for the previous one business day is $15.15, after ex-rights for the issuance of bonus shares and interests.

Considering the factors such as the timing of the offering for capital increase and changes in market share prices and mutually agreed by the Company and the underwriter, the predetermined issue price for the cash capital increase is NT$12.5 per share, representing 83.33% of $15, the aforesaid reference price after calculation.

Lead Underwriter: KGI Securities Co., Ltd.

Responsible Person: Bao-Sheng Wei

9 July 2014

(For use in the Report on Calculation of Offering Price for Shares under Cash Capital Increase of Innolux Corporation in 2014 only)

Issuer: Innolux Corporation

Responsible Person: Hsing-Chien Tuan

9 July 2014

(For use in the Report on Calculation of Offering Price for Shares under Cash Capital Increase of Innolux Corporation in 2014 only)

Innolux Corporation and Subsidiaries

Declaration on Consolidated Financial Statements of Affiliated Companies

It is hereby declared that for 2012 (from 1 January 2012 to 31 December 2012), the companies that should be included in the preparation of the consolidated financial statements of affiliated companies in accordance with the “Criteria Governing Preparation of Affiliation Reports, Consolidated Business Reports and Consolidated Financial Statements of Affiliated Enterprises” and the companies that should be included in the preparation of the consolidated financial statements of the parent and subsidiaries in accordance with the Statement of Financial Accounting Standards No. 7 are same and that relevant information that should be disclosed in the consolidated financial statements of affiliated companies has already been disclosed in the consolidated financial statements of the aforesaid parent and subsidiaries

Company name: Innolux Corporation and subsidiaries

Responsible person: Hsing-Chien Tuan

29 March 2013

2.                                      Adjustments to Equity on 31 December 2012

	ROC GAAP	Effect on conversion	IFRSs	Notes
Current Assets
Cash and cash equivalents	$24,936,316	$—	$24,936,316
Financial assets at fair value through profit or loss — current	68,248	—	68,248
Available-for-sale financial assets - current	40,230	—	40,230
Accounts receivable	69,222,047	—	69,222,047
Accounts receivable - related parties	12,554,977	—	12,554,977
Other receivables	786,475	—	786,475
Other receivables - related parties	1,335,842	—	1,335,842
Inventories	35,377,118	—	35,377,118
Prepayments	435,822	(166,722)	269,100	(4), (10)
Non-current assets held for sale	—	—	—
Deferred income tax assets - current	1,293,897	(1,293,897)	—	(11)
Other financial assets - current	2,547,108	—	2,547,108
Other current assets - others	16,812	—	16,812
Total Current Assets	148,614,892	(1,460,619)	147,154,273
Non-current Assets
Available-for-sale financial assets - non-current	1,405,147	447,788	1,852,935	(1)
Financial assets carried at cost - non-current	820,966	(622,476)	198,490	(1), (5)
Investments accounted for under the equity method	67,873,718	(299,223)	67,574,495	(1), (5), (12)
Property, plant and equipment	284,338,966	2,712,369	287,051,335	(8), (9), (10)
Net investment properties	—	720,023	720,023	(8)
Intangible assets	18,064,885	4,731,816	22,796,701	(10)
Leased assets	831,349	(831,349)	—	(8)
Idle assets	696,631	(696,631)	—	(8)
Deferred expenses	6,803,605	(6,803,605)	—	(10)
Deferred income tax assets	14,770,405	2,589,409	17,359,814	(1), (4), (6), (11)
Other financial assets — non-current	12,355,936	—	12,355,936
Other non-current assets - others	19,405	159,616	179,021	(9)
Total Non-current Assets	407,981,013	2,107,737	410,088,750
Total Assets	$556,595,905	$647,118	$557,243,023

	ROC GAAP	Effect on conversion	IFRSs	Notes
Current Liabilities
Short-term bills payable	$699,430	$—	$699,430
Financial liabilities at fair value through profit or loss — current	1,235,546	—	1,235,546
Accounts payable	51,719,716	—	51,719,716
Accounts payable - related parties	89,300,098	—	89,300,098
Other payables	23,862,508	537,300	24,399,808	(6)
Current income tax liabilities	—	—	—
Provision for liabilities - current	1,134,776	—	1,134,776
Lease payables - current	980,000	(980,000)	—	(7)
Long-term liabilities due within 1 year or 1 business cycle	67,343,741	980,000	68,323,741	(7)
Other current liabilities - others	1,352,311	—	1,352,311
Total Current Liabilities	237,628,126	537,300	238,165,426
Non-current Liabilities
Financial liabilities at fair value through profit or loss — non-current	289	—	289
Hedging derivative financial liabilities - non-current	391,630	—	391,630
Long-term borrowings	138,918,521	(2,373)	138,916,148	(10)
Deferred income tax liabilities	—	1,130,767	1,130,767	(1), (11)
Other non-current liabilities - others	8,748,558	66,345	8,814,903	(4)
Total Non-current Liabilities	148,058,998	1,194,739	149,253,737
Total Liabilities	385,687,124	1,732,039	387,419,163
Equity attributable to Owners of the Parent
Capital
Common stock	79,129,708	—	79,129,708
Capital reserve	119,594,471	83,509	119,677,980	(3), (5), (12)
Retained profits	(26,984,855)	2,005,616	(24,979,239)	(1), (2), (3), (4), (5), (6)
Other equity interests				(11)
Exchange differences on translation of financial statements from overseas operating entities	155,150	(2,973,855)	(2,818,705)	(2), (5), (12)
Unrealized gain or loss on available-for-sale financial assets	(1,409,322)	(200,191)	(1,609,513)	(1)
Gain (Loss) on effective hedging portion of hedged instruments for cash flow hedging	423,629	—	423,629
Total Equity	170,908,781	(1,084,921)	169,823,860
Total Liabilities and Equity	$556,595,905	$647,118	$557,243,023

3.                                      Adjustments to Consolidated Income in 2012

	ROC GAAP	Effect on conversion	IFRSs	Notes
Operating revenue	$471,524,374	$—	$471,524,374
Operating cost	(478,397,109)	(243,423)	(478,640,532)	(3), (4), (6)
Operating gross loss	(6,872,735)	(243,423)	(7,116,158)
Operating expenses
Sales expenses	(1,410,828)	(17,082)	(1,427,910)	(3), (4), (6)
Administrative expenses	(4,803,636)	(48,271)	(4,851,907)	(3), (4), (6)
Research and development expenses	(10,751,038)	(102,269)	(10,853,307)	(3), (4), (6)
Operating loss	(23,838,237)	(411,045)	(24,249,282)
Non-operating revenue and expenses
Other income	1,650,043	—	1,650,043
Other gains and losses	(5,873,077)	(224,133)	(6,097,210)	(5), (12)
Finance cost	(5,565,043)	—	(5,565,043)
Share of profit and loss of subsidiaries, associates and joint ventures accounted for under the equity method	2,688,822	(108,292)	2,580,530	(1), (5), (6), (12)
Net loss before tax	(30,937,492)	(743,470)	(31,680,962)
Income tax benefits	1,732,143	49,583	1,781,726	(4), (5), (6), (11)
Net loss for the period	(29,205,349)	(693,887)	(29,899,236)
Other consolidated profit and loss
Exchange differences on translation of financial statements from overseas operating entities	(2,775,550)	—	(2,775,550)
Unrealized gain (loss) on valuation of available-for-sale financial assets	354,155	(78,678)	275,477	(1)
Cash flow hedging	226,109	—	226,109
Actuarial profit or loss of defined benefits	—	(583)	(583)	(4)
Share of other consolidated profit and loss and joint venture profit and loss of subsidiaries, associates and joint ventures accounted for under the equity method	589,766	(21,289)	568,477	(5), (12)
Income tax relating to constituent parts of other consolidated profit and loss	(95,395)	12,571	(82,824)	(1), (4)
Net amount of other consolidated profit and loss after tax for the period	(1,700,915)	(87,979)	(1,788,894)
Total Consolidated Profit and Loss for the period	$(30,906,264)	$(781,866)	$(31,688,130)

Explanatory notes on the reasons for adjustments to items of material differences:

			Effect Amount of Increase (Decrease)
Notes	Explanation	Items	On conversion day	On 31 December 2012
(1)	Financial assets: equity instruments	Available-for-sale financial assets — non-current	$521,914	$447,788

Unlisted and OTC shares held by the Company are measured at cost and presented under “Financial assets carried at cost” in accordance with the requirements of “Standards for preparing financial reports of securities issuer” before amendment on 7 July 2011. However, under the requirements of IAS 39 “Financial instruments: recognition and measurement”, if an equity instrument has no active market but its fair value may be measured reliably (i.e. there will be no material variation in the reasonable range of the estimated fair value of the equity instrument, or the probability of various estimates within the range can reasonably be assessed for estimating the fair value), then it should be measured at fair value.

		Unrealized profit or loss on available-for-sale financial assets	(108,689)	(200,191)
		Losses to be compensated	(84,276)	(84,276)
		Financial assets carried at cost — non-current	(582,965)	(587,517)
		Deferred income tax assets — non-current	8,312	20,646
		Deferred income tax liabilities — non-current	1,292	1,153
		Investments accounted for under the equity method	29,618	(14,392)
		Share of profit and loss on subsidiaries, associates and joint ventures accounted for under the equity method	—	(18,713)

(2)	Cumulative translation adjustments
	The Company chose to recognize the cumulative translation differences arising from overseas operating entities as zero on the conversion day, any translation differences arising subsequently will be treated according to the requirements of IAS 21 “The effects of changes in foreign exchange rates”.	Losses to be compensated	(2,977,862)	(2,977,862)
		Exchange differences on translation of financial statements from overseas operating entities	(2,977,862)	(2,977,862)

(3)	Share-based payments
	For share-based payments not yet vested on the conversion day, retrospective adjustment should be made in accordance with IFRS 2.	Losses to be compensated	297,045	297,045
		Capital reserve — employees’ stock options	297,045	369,000
		Cost of sales	—	39,777
		Operating costs	—	32,178

(4)	Pension
	A. The discounting rate adopted in actuarial calculation for pension is determined with reference to the factors in the requirements announced in paragraph 23 of ROC Financial Reporting Standards No. 18. However, according to the requirements of IAS 19 “Employee benefits”, the discounting rate adopted shall be determined on the end date of the reporting period with reference to the market interest rate of the currency and term of high quality corporate bonds similar to the pension plans;	Other non-current liabilities - others	$152,409	$66,345
		Losses to be compensated	199,462	199,462
		Deferred income tax assets — non-current	40,854	40,537
		Prepayments	(87,907)	(172,110)
		Cost of sales	—	(1,582)
		Operating expenses	—	(862)

			Effect Amount of Increase (Decrease)
Notes	Explanation	Items	On conversion day	On 31 December 2012
	whereas in countries without an active market for such bonds, the market interest rate of government bonds (on the end date of the reporting period) shall be used.	Actuarial profit and loss on defined benefits	—	(484)
		Income tax benefits	—	(416)

	B. The Company chose to recognize all cumulative actuarial profit and loss relating to employees’ welfare plans under retained profits on the conversion day as a one-off transaction.

C.  The actuarial profit and loss of pension of the Company was recognized as net pension cost for the current period under the buffer method in accordance with the requirements of the ROC GAAP. However, under the requirements of IAS 19 “Employee benefits”, the Company chose to recognize immediately under other consolidated net profit.

(5)	Investments in associates/long-term equity investments accounted for under the equity method
	A. Material difference may arise from associates valued under the equity method by the Company when assessed under the prevailing accounting policy of the Company in comparison with the accounting policy to be adopted for preparing financial statements under IFRSs in future. Item with material difference discovered upon assessment is mainly adjustment to employee benefits.	Investments accounted for under equity method	(4,683)	(3,580)
		Losses to be compensated	3,887	3,887
		Deferred income tax assets — non-current	796	—
		Income tax benefits	—	(796)

	B. As the Company chose to be exempted for past accounting treatment of investments in associates (business consolidation), the capital reserve arising originally under the prevailing accounting treatment which is non-compliant with the requirements under IFRSs will be adjusted on the conversion day under retained profits.	Share of profit and loss in subsidiaries, associates and joint ventures accounted for under the equity method	—	1,103
		Capital reserve — long-term equity investment	(286,102)	(286,102)
		Losses to be compensated	(286,102)	(286,102)

	C. When ceasing to adopt the equity method upon loss of material influence, under the requirements of the ROC GAAP, the cost of the remaining investment shall be measured at book value in the same proportion when the change was effected, any capital reserve arising from long-term equity investments or balances of other adjustment items to shareholders’ equity remaining on the books shall be proportionately eliminated upon disposal of the long-term equity investment for calculation of the profit or loss on disposal. According to the requirements under IAS 28 “Investments in	Financial assets carried at cost — non-current	$—	$(34,959)
		Exchange differences on translation of financial statements of overseas operating entities	—	(463)
		Loss on disposal of investment	—	34,836
		Investment accounted for under the equity method	—	(96,765)

			Effect Amount of Increase (Decrease)
Notes	Explanation	Items	On conversion day	On 31 December 2012

associates”, remaining amounts of the original investments in the associates shall be measured at fair value, the fair value of the investment at the time when it ceased to be under the associate shall be deemed to be the fair value of the financial assets originally recognized. If there is any remaining balance of adjustment item to shareholders’ equity arising from long-term equity investment, it should be fully eliminated upon disposal of the long-term equity investment for calculation of profit or loss on disposal.

		Share of profit and loss on subsidiaries, associates and joint ventures accounted for under the equity method
			—	(96,425)

(6)	Employee benefits
	Under the prevailing ROC accounting standards, there is no express provision on the recognition of bonus for cumulated untaken annual leave, the Company would recognize the relevant expenses upon actual payment. However, according to the requirements under IAS 19 “Employee benefits”, the cumulated and unused bonus expenses for cumulated untaken annual leave shall be estimated and presented on the end date of the reporting period.	Other payables	195,766	537,300
		Losses to be compensated	168,499	168,499
		Deferred income tax assets — non-current	33,280	91,341
		Investment accounted for under the equity method	(6,013)	—
		Cost of sales	—	205,228
		Operating expenses	—	136,306
		Income tax benefits	—	58,061
		Share of profit and loss on subsidiaries, associates and joint ventures accounted for under the equity method	—	6,013

(7)	Leased assets

Sale and lease back assets of the Company satisfy the capital lease conditions, thus the profit or loss on sale of the assets will be deferred and amortized over the expected usage period of the assets according to the requirements under the ROC GAAP. However, according to the requirements under the Interpretation Announcement No. 27 “Assessment on the materiality of leasing transactions in legal form” issued by the Accounting Interpretation Standing Committee, although the contract is a lease in legal form, the Company has reserved all risks and rewards relating to the ownership of the asset and is entitled to substantially the same usage right as it did prior to such arrangement, the economic truth of the transaction is secured borrowings and such transaction shall not be deemed to be a sale.

		Long-term liabilities due within 1 year or 1 business cycle	$1,980,000	$980,000
		Long-term borrowings	980,000	—
		Lease payables — current	(1,980,000)	(980,000)
		Lease payables — non-current	(980,000)	—

(8)	Investment properties
	The Company’s real properties and choses in action available for lease and in idle state are presented under “Other assets” according to the ROC GAAP. According to the requirements of IAS 40 “Investment property”, investment property complying with the definition shall be presented under “Investment property”.	Investment property	718,874	720,023
		Net amount of property, plant and equipment	356,178	807,957
		Leased assets	(886,805)	(831,349)
		Idle assets	(188,247)	(696,631)

			Effect Amount of Increase (Decrease)
Notes	Explanation	Items	On conversion day	On 31 December 2012

(9)	Prepayments for equipment
	Prepayments for acquisition of fixed assets and computer software by the Company are presented under “Fixed assets”. However, according to the requirements of IFRS, such prepayments should be presented under “Other intangible assets” and “Other non-current assets” according to their nature of transactions.	Other non-current assets - others	90,809	159,616
		Property, plant and equipment	(90,809)	(159,616)

(10)	Deferred expenses
	Licensing fees for reticle, module and technical know-how, computer software cost and expenses for syndicated loans are presented under “Deferred expenses” according to the ROC GAAP. However, according to the requirements under IFRS, these should be presented under “Property, plant and equipment”, “Intangible assets”, “Other non-current assets” and “Long-term borrowings” according to their nature of transactions.	Net amount of property, plant and equipment	1,491,149	2,064,028
		Deferred expenses	(7,562,228)	(6,803,605)
		Intangible assets	6,030,644	4,731,816
		Long-term borrowings	(40,435)	(2,373)
		Prepayments	—	5,388

(11)	Income tax

A.  According to the requirements of ROC GAAP, deferred income tax assets or liabilities are classified as current or non-current items according to their relevant liabilities or assets. For deferred income tax liabilities or assets not attributable to assets or liabilities presented in the financial statements, they will be classified as current or non-current items according to the length of period for settlement or realization of such deferred income tax liabilities or assets. However, according to the requirements under IAS 1 “Presentation of financial statements”, enterprises shall not classify deferred income tax assets or liabilities into current assets or liabilities. Deferred income tax assets and liabilities do not comply with the mutual offset conditions under IAS 12 “Income taxes”, and they cannot offset each other, therefore deferred income tax assets and liabilities are reclassified.

		Deferred income tax assets — non-current Deferred income tax assets - current Deferred income tax liabilities — non-current	$1,008,054	$2,423,511
			(490,452)	(1,293,897)
			517,602	1,129,614

	B. Under the ROC GAAP, there is no express provision on whether the purchaser tax rate or the vendor tax rate should be applied to deferred income tax assets or liabilities related to unrealized profit and loss arising	Deferred income tax assets — non-current Losses to be compensated	20,640	13,374
			(20,640)	(20,640)

			Effect Amount of Increase (Decrease)
Notes	Explanation	Items	On conversion day	On 31 December 2012

from inter-company transactions between the parent company and its subsidiaries, the Company has adopted the vendor tax rate for such calculation. However, according to the requirements under IAS 12 “Income taxes”, in consolidated financial statements, temporary differences are determined by comparing the book values of assets and liabilities in the consolidated financial statements and by referring to an appropriate basis for taxation. The Company’s basis for taxation is determined by reference to the tax return of the Company and its subsidiaries as consolidated entity, therefore when considering the applicable tax rate for deferred income tax assets or liabilities in the consolidated statements, the purchaser tax rate should be used.

		Income tax benefits	—	(7,266)

(12)	Consolidated financial statements
	When the proportion of shareholding is reduced such that the controlling right is lost, under the requirements of the ROC GAAP, the remaining investment will be measured by multiplying its book value at the time when the controlling right is lost with the remaining shareholding percentage. Under the requirements of IAS 27 “Consolidated and Separate Financial Statements”, the remaining investment at the time when the controlling right is lost shall use the fair value on the date when the controlling right is lost as the original base for measuring the remaining investment.	Investments accounted for under the equity method	—	(184,486)
		Exchange difference on translation of financial statements from overseas operating entities	—	4,470
		Exchange differences	—	611
		Capital reserve — long-term equity investment	—	189,297
		Loss on disposal of investment	—	(270)
		Share of profit and loss on subsidiaries, associates and joint ventures accounted for under the equity method

4.             Major adjustments to Individual Cash Flow Statements in 2012

(1)                 According to the Generally Accepted Accounting Principles of the Republic of China (ROC GAAP), interest payments, interest and dividends received are considered as cash flows from operating activities. However, according to the requirements under IFRSs, interest payments are classified as cash flows from financing activities, while interest received is classified as cash flow from investing activities and dividends received are cash flows from investing activities.

(2)                 Upon conversion from ROC GAAP to IFRSs, there was no impact on the reported cash flows generated by the Company.

(3)                 The adjustment items to statements between ROC GAAP and IFRSs have no net effect on the cash flows generated.

Innolux Corporation

Chairman of the Board:

Hsing-Chien Tuan

INNOLUX CORPORATION

AND SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS

AND REPORT OF INDEPENDENT ACCOUNTANTS

DECEMBER 31, 2011 AND 2012

For the convenience of readers and for information purpose only, the auditors’ report and the accompanying financial statements have been translated into English from the original Chinese version prepared and used in the Republic of China. In the event of any discrepancy between the English version and the original Chinese version or any differences in the interpretation of the two versions, the Chinese-language auditors’ report and financial statements shall prevail.

REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders:

Innolux Corporation

We have audited the accompanying consolidated balance sheets of Innolux Corporation and its subsidiaries as of December 31, 2011 and 2012, and the related consolidated statements of income, of changes in stockholders’ equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of certain consolidated subsidiaries, which statements reflect total assets of $17,988,644,000 and $5,662,004,000, constituting 3% and 1% of the consolidated total assets as of December 31, 2011 and 2012, respectively, and total operating revenues of $4,794,786,000 and $2,238,286,000, constituting 1% and 0.5% of the consolidated total operating revenues for the years then ended, respectively. We also did not audit the financial statements of certain long-term investments accounted for under the equity method. These long-term investments amounted to $3,976,680,000 and $4,561,245,000 as of December 31, 2011 and 2012, respectively, and the related investment loss was $596,676,000 and $152,597,000 for the years then ended, respectively. Those statements were audited by other auditors, whose reports thereon have been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for these subsidiaries and investee companies and certain information disclosed in Note 11, is based solely on the reports of other auditors.

We conducted our audits in accordance with the “Rules Governing the Examination of Financial Statements by Certified Public Accountants” and generally accepted auditing standards in the Republic of China. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innolux Corporation and its subsidiaries as of December 31, 2011 and 2012, and the results of their operations and their cash flows for the years then ended in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China.

Innolux Corporation incurred a net loss of $29,205,349,000 for the year ended December 31, 2012 and as of that date, its current liabilities have exceeded its current assets by $62,401,173,000. As set forth in Note 10(7), management has designed a turnaround plan which aims to improve the Company’s operations and financial position.

The Company expects to adopt International Financial Reporting Standards, International Accounting Standards, and Interpretations/bulletins (collectively referred herein as the “IFRSs”) as recognized by the FSC and the “Rules Governing the Preparation of Financial Statements by Securities Issuers” that will be applicable in 2013 in the preparation of consolidated financial statements of Innolux Corporation and its subsidiaries starting from January 1, 2013. Information relating to the adoption of IFRSs is disclosed in Note 13 in accordance with Jin-Guan-Zheng-Shen-Zi Letter No. 0990004943 issued by the former FSC, dated February 2, 2010. The IFRSs may be subject to changes during the time of transition; therefore, the actual impact of IFRSs adoption on Innolux Corporation and its subsidiaries may also change.

The consolidated financial statements of Innolux Corporation and its subsidiaries as of and for the year ended December 31, 2012 expressed in U.S. dollars are presented solely for the convenience of the reader and were translated from the financial statements expressed in New Taiwan dollars using the exchange rate of U.S. $1.00: NT $29.05 by the Federal Reserve Bank of New York as of December 31, 2012. This basis of translation is not in accordance with generally accepted accounting principles in the Republic of China.

PricewaterhouseCoopers, Taiwan

March 29, 2013

The accompanying consolidated financial statements are not intended to present the financial position and results of operations and cash flows in accordance with accounting principles generally accepted in countries and jurisdictions other than the Republic of China. The standards, procedures and practices in the Republic of China governing the audit of such financial statements may differ from those generally accepted in countries and jurisdictions other than the Republic of China. Accordingly, the accompanying consolidated financial statements and report of independent accountants are not intended for use by those who are not informed about the accounting principles or auditing standards generally accepted in the Republic of China, and their applications in practice.

As the financial statements are the responsibility of the management, PricewaterhouseCoopers cannot accept any liability for the use of, or reliance on, the English translation or for any errors or misunderstandings that may derive from the translation.

INNOLUX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31,

(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	2011	2012
			US$
	NT$	NT$	(Unaudited) (Note 2)
ASSETS
Current Assets
Cash and cash equivalents (Note 4(1))	$53,718,219	$40,897,977	$1,407,848
Financial assets at fair value through profit or loss — current (Note 4(2))	642,441	68,248	2,349
Available-for-sale financial assets - current (Note 4(6))	17,484	40,230	1,385
Accounts receivable, net (Note 4(3))	67,634,362	74,716,998	2,572,014
Accounts receivable, net - related parties (Note 5)	6,994,452	8,550,228	294,328
Other receivables (Notes 4(3)(16))	7,094,087	2,625,273	90,371
Other financial assets - current (Note 6)	13,904,451	2,608,917	89,808
Inventories, net (Note 4(4))	59,301,056	42,067,569	1,448,109
Prepayments	1,353,114	1,134,917	39,068
Non-current assets classified as held for sale (Note 4(10))	655,314	423,596	14,581
Deferred income tax assets - current (Note 4(16))	625,630	1,322,345	45,519
Other current assets	642,156	172,168	5,927
Total Current Assets	212,582,766	174,628,466	6,011,307
Funds and Investments
Financial assets at fair value through profit or loss - non-current (Note 4(2))	197,096	—	—
Available-for-sale financial assets - non-current (Note 4(6))	3,470,300	4,241,912	146,021
Financial assets carried at cost - non-current (Note 4(9))	1,280,852	1,395,880	48,051
Long-term equity investments accounted for under the equity method (Note 4(5))	4,791,322	5,568,451	191,685
Other financial assets - non-current (Note 6)	12,320,033	12,416,790	427,428
Total Funds and Investments	22,059,603	23,623,033	813,185
Property, Plant and Equipment (Notes 4(10), 5 and 6)
Cost
Land	5,185,393	3,852,792	132,626
Buildings	167,825,162	175,236,585	6,032,240
Machinery and equipment	366,432,972	403,232,615	13,880,641
Testing equipment	6,188,433	7,447,421	256,366
Transportation equipment	997,659	926,254	31,885
Office equipment	2,111,459	1,975,959	68,019
Leased assets	2,031,471	2,050,823	70,596
Leasehold improvements	162,150	275,542	9,485
Other equipment	7,261,280	5,370,834	184,883
Cost and Revaluation Increment	558,195,979	600,368,825	20,666,741
Less: Accumulated depreciation	(225,066,086)	(297,953,408)	(10,256,571)
Construction in progress and prepayments for equipment	70,678,150	25,882,137	890,951
Total property, plant and equipment, net	403,808,043	328,297,554	11,301,121
Intangible assets (Note 4(11))
Goodwill	17,096,628	17,096,628	588,524
Other intangible assets	1,421,278	968,455	33,338
Total Intangible Assets	18,517,906	18,065,083	621,862
Other Assets
Rental assets, net (Note 4(10))	886,805	831,349	28,618
Idle assets, net (Note 4(10))	188,247	696,631	23,980
Deferred expenses (Note 6)	9,682,455	8,441,923	290,600
Deferred income tax assets - non-current (Note 4(16))	14,682,992	15,244,574	524,770
Other assets - other	1,256,259	1,029,627	35,443
Total Other Assets	26,696,758	26,244,104	903,411
TOTAL ASSETS	$683,665,076	$570,858,240	$19,650,886

(Continued)

INNOLUX CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS (CONTINUED)

DECEMBER 31,

(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	2011	2012
	NT$	NT$	US$ (Unaudited) (Note 2)
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Short-term loans (Notes 4(12)(14), 5 and 6)	$84,193,661	$45,521,548	$1,567,007
Short-term notes payable (Note 4(13))	2,298,527	699,430	24,077
Financial liabilities at fair value through profit or loss - current (Note 4(2))	73,656	1,238,305	42,627
Accounts payable	99,946,999	81,501,720	2,805,567
Accounts payable - related parties (Note 5)	19,407,765	13,714,317	472,093
Income tax payable (Note 4(16))	296,366	423,071	14,564
Accrued expenses (Note 5)	13,087,763	13,461,084	463,376
Payables for equipment (Note 5)	3,176,173	3,650,776	125,672
Other payables - other (Note 7)	5,717,038	3,304,831	113,764
Receipts in advance	677,501	961,631	33,102
Long-term liabilities - current portion (Notes 4(14)(15), 5and 6)	187,348,034	69,669,845	2,398,273
Lease payable - current (Note 4(10))	1,980,000	980,000	33,735
Other current liabilities	968,262	1,903,081	65,511
Total Current Liabilities	419,171,745	237,029,639	8,159,368
Long-term Liabilities
Financial assets at fair value through profit or loss - non-current (Note 4(8))	—	289	10
Hedging derivative liabilities - non-current (Note 4(7))	736,952	391,630	13,481
Bonds payable (Note 4(15))	2,000,000	—	—
Long-term loans (Notes 4(14), 5, and 6)	51,986,345	152,099,778	5,235,793
Lease payable - non-current (Note 4(10))	980,000	—	—
Total Long-term Liabilities	55,703,297	152,491,697	5,249,284
Other Liabilities
Accrued pension liability (Note 4(17))	64,217	64,725	2,228
Other liabilities - other (Note 7)	10,057,874	8,830,233	303,967
Total Other Liabilities	10,122,091	8,894,958	306,195
Total Liabilities	484,997,133	398,416,294	13,714,847
Stockholders’ Equity
Parent Company Stockholders’ Equity
Capital (Notes 4(18)(19))
Common stock	73,129,708	79,129,708	2,723,914
Capital Surplus (Note 4(20))
Paid-in capital in excess of par value of common stock	190,599,266	118,065,992	4,064,234
Capital reserve from long-term investments	286,102	309,732	10,662
Capital surplus - employee stock option (Note 4(19))	950,327	1,218,747	41,953
Retained Earnings (Note 4(21))
Legal reserve	2,328,981	2,328,981	80,171
Accumulated deficit	(71,983,820)	(29,313,836)	(1,009,082)
Stockholders’ Equity Adjustments
Cumulative translation adjustments	2,977,862	155,150	5,341
Unrealized gain or loss on financial instruments (Note 4(6))	(2,107,490)	(985,693)	(33,931)
Total Parent Company Stockholders’ Equity	196,180,936	170,908,781	5,883,262
Minority Interest	2,487,007	1,533,165	52,777
Total Stockholders’ Equity	198,667,943	172,441,946	5,936,039
Commitments and Contingent Liabilities (Notes 5 ,7 and 11)
Significant Subsequent Events (Notes 2(1),4 (18), and 9)
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$683,665,076	$570,858,240	$19,650,886

The accompanying notes are an integral part of these consolidated financial statements.

See report of independent accountants dated March 29, 2013.

INNOLUX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

FOR THE YEARS ENDED DECEMBER 31,

(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars, except for loss per share)

	2011	2012
			US$
	NT$	NT$	(Unaudited) (Note 2)
Operating Revenues
Sales (Note 5)	$514,762,835	$485,959,895	$16,728,396
Sales returns	(2,598,795)	(784,014)	(26,989)
Sales discounts	(2,082,840)	(1,565,950)	(53,905)
Net Operating Revenues	510,081,200	483,609,931	16,647,502
Operating Costs (Notes 4(4)(24) and 5) Cost of goods sold	(545,289,848)	(478,872,586)	(16,484,427)
Gross (loss) profit	(35,208,648)	4,737,345	163,075
Operating Expenses (Note 4(24))
Sales and marketing expenses	(7,698,061)	(3,553,916)	(122,338)
General and administrative expenses	(9,433,009)	(8,447,616)	(290,796)
Research and development expenses	(10,360,590)	(12,080,435)	(415,849)
Total Operating Expenses	(27,491,660)	(24,081,967)	(828,983)
Operating loss	(62,700,308)	(19,344,622)	(665,908)
Non-operating Income and Gains
Interest income	672,793	923,971	31,806
Dividend income	179,939	183,630	6,321
Gain on sale of investments	449,293	682,209	23,484
Foreign exchange gains	—	3,036,814	104,538
Gain on valuation of financial assets and liabilities (Notes 4(2)(7)(8))	3,931,286	—	—
Other non-operating income	3,077,892	2,172,830	74,796
Total Non-operating Income and Gains	8,311,203	6,999,454	240,945
Non-operating Expenses and Losses
Interest expense	(5,884,343)	(7,699,868)	(265,056)
Investment loss recognized under the equity method (Note 4(5))	(481,090)	(263,921)	(9,085)
Foreign exchange losses, net	(1,569,560)	—	—
Impairment losses (Note 4(5)(10))	(351,591)	(1,002,740)	(34,518)
Loss on valuation of financial assets and liabilities (Notes 4(2)(7)(8))	—	(3,366,716)	(115,893)
Miscellaneous disbursements (Notes 4(3)(24) and 7)	(7,054,581)	(5,392,292)	(185,621)
Total Non-operating Expenses and Losses	(15,341,165)	(17,725,537)	(610,173)
Loss before income tax	(69,730,270)	(30,070,705)	(1,035,136)
Income tax benefit (Note 4(16))	4,969,672	597,309	20,561
Consolidated net loss	$(64,760,598)	$(29,473,396)	$(1,014,575)
Attributable to:
Parent company	$(64,439,778)	$(29,205,349)	$(1,005,348)
Minority interest	320,820	(268,047)	(9,227)
	$(64,760,598	$(29,473,396)	$(1,014,575)

	Before tax	After tax	Before tax	After tax	Before tax	After tax
Basic loss per common share (Note 4(23))
Consolidated net loss	$(9.54)	$(8.86)	$(4.02)	$(3.95)	$(0.138)	$(0.136)
Minority interest	0.04	0.05	0.04	0.04	0.001	0.001
Net loss attributable to the parent company	$(9.50)	$(8.81)	$(3.98)	$(3.91)	$(0.137)	$(0.135)

The accompanying notes are an integral part of these consolidated financial statements.

See report of independent accountants dated March 29, 2013.

INNOLUX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31,

(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	Capital Stock		Capital Reserve			Retained Earnings		Others
				Capital
		Stock	Paid-in	reserve from					Unrealized gain
		subscriptions	capital in	long-term				Cumulative	or loss on
	Common	received in	excess of	equity	Employee	Legal	Undistributed	translation	financial	Treasury	Minority
	stock	advance	par value	investments	stock option	reserve	earnings	adjustment	instruments	stock	interest	Total
2011 – New Taiwan Dollars
Balance at January 1, 2011	$73,118,098	$8,650	$190,599,266	$27,664	$562,666	$2,328,981	$(7,544,042)	$(2,031,508)	$1,700,560	$(15,589)	$4,162,804	$262,917,550
Shares issued for employee stock options	11,610	(8,650)	—	—	—	—	—	—	—	—	—	2,960
Compensation cost of employee stock options	—	—	—	—	387,661	—	—	—	—	—	—	387,661
Parent company shares held by subsidiaries as treasury stock	—	—	—	—	—	—	—	—	—	15,589	—	15,589
Changes in net equity of long-term equity investments	—	—	—	258,438	—	—	—	—	(1,997,781)	—	—	(1,739,343)
Changes in unrealized loss on available-for-sale financial assets	—	—	—	—	—	—	—	—	(1,828,339)	—	—	(1,828,339)
Changes in unrealized loss on cash flow hedge	—	—	—	—	—	—	—	—	18,070	—	—	18,070
Consolidated net loss for 2011	—	—	—	—	—	—	(64,439,778)	—	—	—	(320,820)	(64,760,598)
Cumulative translation adjustment	—	—	—	—	—	—	—	5,009,370	—	—	—	5,009,370
Changes in minority interest	—	—	—	—	—	—	—	—	—	—	(1,354,977)	(1,354,977)
Balance at December 31, 2011	$73,129,708	$—	$190,599,266	$286,102	$950,327	$2,328,981	$(71,983,820)	$2,977,862	$(2,107,490)	$—	$2,487,007	$198,667,943
2012 – New Taiwan Dollars
Balance at January 1, 2012	$73,129,708	$—	$190,599,266	$286,102	$950,327	$2,328,981	$(71,983,820)	$2,977,862	$(2,107,490)	$—	$2,487,007	$198,667,943
Stock issued for cash	6,000,000	—	(600,000)	—	—	—	—	—	—	—	—	5,400,000
Capital surplus of undistributed earnings			(71,983,820)	—	—	—	71,983,820	—	—	—	—	—
Compensation related to share-based payment	—	—	42,600	—	276,366	—	—	—	—	—	—	318,966
Employee stock options expired	—	—	7,946	—	(7,946)	—	—	—	—	—	—	—
Changes in net equity of long-term equity investments	—	—	—	23,630	—	—	(108,487)	—	621,858	—	—	537,001
Changes in unrealized loss on available-for-sale financial assets	—	—	—	—	—	—	—	—	306,350	—	—	306,350
Changes in unrealized loss on cash flow hedge	—	—	—	—	—	—	—	—	193,589	—	—	193,589
Consolidated net loss for 2012	—	—	—	—	—	—	(29,205,349)	—	—	—	(268,047)	(29,473,396)
Cumulative translation adjustment	—	—	—	—	—	—	—	(2,822,712)	—	—	—	(2,822,712)
Changes in minority interest	—	—	—	—	—	—	—	—	—	—	(685,795)	(685,795)
Balance at December 31, 2012	$79,129,708	$—	$118,065,992	$309,732	$1,218,747	$2,328,981	$(29,313,836)	$155,150	$(985,693)	$—	$1,533,165	$172,441,946

(Continued)

INNOLUX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31,

(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	Capital Stock		Capital Reserve			Retained Earnings		Others
		Stock	Paid-in	Capital					Unrealized
		subscriptions	capital in	reserve from	Employee			Cumulative	gain or loss
	Common	received in	excess of	long-term	stock	Legal	Undistributed	translation	on financial	Treasury	Minority
	stock	advance	par value	investments	options	reserve	earnings	adjustment	instruments	stock	interest	Total
2012 - US Dollars (Unaudited-Note 2)
Balance at January 1, 2012	$2,517,374	$—	$6,561,076	$9,849	$32,713	$80,171	$(2,477,928)	$102,508	$(72,547)	$—	$85,611	$6,838,827
Stock issued for cash	206,540	—	(20,654)	—	—	—	—	—	—	—	—	185,886
Capital surplus of undistributed earnings	—	—	(2,477,928)	—	—	—	2,477,928	—	—	—	—	—
Compensation related to share-based payment	—	—	1,466	—	9,514	—	—	—	—	—	—	10,980
Employee stock options expired	—	—	274	—	(274)							—
Changes in net equity of long-term equity investments	—	—	—	813	—	—	(3,734)	—	21,406	—	—	18,485
Changes in unrealized loss on available-for-sale financial assets	—	—	—	—	—	—	—	—	10,546	—	—	10,546
Changes in unrealized loss on cash flow hedge	—	—	—	—	—	—	—	—	6,664	—	—	6,664
Consolidated net loss for 2012	—	—	—	—	—	—	(1,005,348)	—	—	—	(9,227)	(1,014,575)
Cumulative translation adjustment	—	—	—	—	—	—	—	(97,167)	—	—	—	(97,167)
Changes in minority interest	—	—	—	—	—	—	—	—	—	—	(23,607)	(23,607)
Balance at December 31, 2012	$2,723,914	$—	$4,064,234	$10,662	$41,953	$80,171	$(1,009,082)	$5,341	$(33,931)	$—	$52,777	$5,936,039

The accompanying notes are an integral part of these consolidated financial statements.

See report of independent accountants dated March 29, 2013.

INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	2011	2012
	NT$	NT$	US$ (Unaudited) (Note 2)
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net loss	$(64,760,598)	$(29,473,396)	$(1,014,575)
Adjustments to reconcile net loss to net cash provided by operating activities
Depreciation and amortization (including leased assets)	98,984,353	86,799,064	2,987,920
Reversal of allowance for doubtful accounts	(122,059)	(56,887)	(1,958)
Amortization of syndicated loan bank fee	165,340	129,307	4,451
Reversal of provision for scrap, obsolescence and price decline of inventories	(1,531,396)	(1,643,772)	(56,584)
Loss on inventory obsolescence	2,776,845	888,858	30,598
Compensation cost of employee stock options	387,661	318,966	10,980
(Gain) loss on valuation of financial assets and liabilities	(572,991)	1,170,057	40,277
Investment loss accounted for under equity method	481,091	263,921	9,085
Cash dividends from equity method investees	121,603	136,107	4,685
Gain from disposal of investments	(449,293)	(682,209)	(23,484)
(Gain) loss on disposal of property, plant and equipment	(54,631)	141,544	4,872
Impairment loss	351,591	1,002,740	34,518
Changes in assets and liabilities
Accounts receivable	(8,269,798)	(8,464,403)	(291,374)
Accounts receivable - related parties	1,719,765	(2,012,451)	(69,276)
Other receivables	(1,945,612)	4,242,988	146,058
Inventories	3,693,096	16,967,295	584,072
Prepayments	(506,659)	218,197	7,511
Deferred income tax assets	(6,156,518)	(1,353,692)	(46,599)
Other current assets	(365,225)	469,988	16,179
Accounts payable	2,336,522	(18,174,274)	(625,620)
Accounts payable - related parties	7,064,467	(5,459,615)	(187,939)
Income tax payable	(193,807)	126,705	4,362
Accrued expenses	(3,990,272)	405,090	13,944
Other payables - other	3,160,555	(2,412,207)	(83,036)
Receipts in advance	(1,232,904)	284,130	9,781
Other current liabilities	(1,537,819)	925,956	31,875
Accrued pension liabilities	(27,962)	508	17
Other liabilities	(1,386,498)	(1,250,695)	(43,053)
Net cash provided by operating activities	28,138,847	43,507,820	1,497,687

(Continued)

INNOLUX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)

FOR THE YEARS ENDED DECEMBER 31,

(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	2011	2012
			US$
	NT$	NT$	(Unaudited) (Note 2)
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in disposal of financial liabilities at fair value through profit or loss - current	$427,358	$566,170	$19,490
Decrease in hedging derivative financial liabilities	(375,922)	(119,213)	(4,104)
Redemption of convertible bonds	—	200,000	6,885
Increase in unrealized gain on available-for-sale financial assets	(129,894)	—	—
Proceeds from disposal of available-for-sale financial assets - non-current	486,521	877,154	30,194
Increase in long-term investments	(8,833)	(150,692)	(5,187)
Proceeds from disposal of long-term equity method investments	335,677	130,005	4,475
Proceeds from reduction in capital of long-term investments accounted for under the equity method	—	22,194	764
Increase in financial assets carried at cost - non-current	(79,625)	—	—
Disposal of financial assets at cost price	152,846	—	—
Disinvestment of financial assets carried at cost	8,160	—	—
(Increase) decrease in other financial assets	(26,221,595)	11,198,777	385,500
Acquisition of intangible assets	(320,614)	—	—
Acquisition of property, plant and equipment	(45,642,128)	(16,843,731)	(579,818)
Proceeds from disposal of property, plant and equipment	3,652,452	2,518,021	86,679
Decrease in refundable deposits	38,571	529	18
Increase in deferred expenses	(3,377,406)	(2,961,127)	(101,932)
Net cash outflow from merger	—	(2,775,400)	(95,539)
Net cash used in investing activities	(71,054,432)	(7,337,313)	(252,575)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in short-term loans	64,614,092	(29,314,138)	(1,009,093)
Decrease in short-term bills	(9,297,233)	(1,599,097)	(55,046)
Increase in long-term loans	74,484,723	977,808	33,659
Payment of long-term loans	(90,523,959)	(19,968,776)	(687,393)
Payment of bonds payable	—	(2,000,000)	(68,847)
Decrease in accrued lease payments	(1,980,000)	(1,980,000)	(68,158)
Increase in guarantee deposits	40,656	23,054	794
Stock issued for cash	—	5,400,000	185,886
Proceeds from issuance of common stock for employee stock options	2,960	—	—
Net cash provided by (used in) financing activities	37,341,239	(48,461,149)	(1,668,198)
Net effect of changes in foreign currency exchange rate	129,552	(529,600)	(18,230)
Decrease in cash and cash equivalents	(5,444,794)	(12,820,242)	(441,316)
Cash and cash equivalents at beginning of the year	59,163,013	53,718,219	1,849,164
Cash and cash equivalents at end of the year	$53,718,219	$40,897,977	$1,407,848
Supplemental disclosures of cash flow information
Cash paid for interest	$5,836,100	$7,675,061	$264,202
Cash paid for income tax	$1,373,766	$534,284	$18,392

(Continued)

INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS (CONTINUED)
FOR THE YEARS ENDED DECEMBER 31,
(Amounts expressed in thousands of New Taiwan dollars and U.S. dollars)

	2011	2012
	NT$	NT$	US$ (Unaudited) (Note 2)
Acquisition of property, plant and equipment by cash
Increase in property, plant and equipment	$40,896,483	$17,318,334	$596,156
Equipment payable at beginning of the year	7,921,818	3,176,173	109,335
Equipment payable at end of the year	(3,176,173)	(3,650,776)	(125,672)
Paid in cash	$45,642,128	$16,843,731	$579,819
Financing activities with no effect on cash flows
Reclassification of short-term loans to long-term loans	$—	$7,321,385	$252,027
Long-term liabilities-current portion	$187,348,034	$69,669,845	$2,398,273
Effects of losing control over subsidiaries
Long-term equity investment accounted for under the equity method	$—	$1,809,118	$62,276
Decrease in non-cash assets	—	(9,548,144)	(328,679)
Decrease in liabilities	—	10,015,400	344,764
Decrease in minority interest	—	499,026	17,178
Decrease in losing control over subsidiaries	$—	$2,775,400	$95,539

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated March 29, 2013.

INNOLUX CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2011AND 2012

(All amounts expressed in thousands of New Taiwan dollars, unless otherwise specified)

1.              HISTORY AND ORGANIZATION

Innolux Corporation

(1)            Innolux Corporation, formerly “Innolux Display Corporation”, (the “Company”) was organized on January 14, 2003 under the Act for Establishment and Administration of Science Parks. The Company was listed on the Taiwan Stock Exchange Corporation (the “TSEC”) in October 2006. The Company merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010, with the Company as the surviving entity, and was then renamed as Chimei Innolux Corporation. The Company was renamed as Innolux Corporation during the special shareholders’ meething in November 2012.

(2)            The Company engages in the research, development, design, manufacture and sales of TFT-LCD panels, modules and monitors of LCD, color filter, and low temperature poly-silicon TFT-LCD. As of December 31, 2012, the Company and its subsidiaries had 93,443 employees.

2.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The consolidated financial statements of the Company and its subsidiaries (collectively referred herein as the “Group”) are prepared in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China (the “R.O.C.”). The Group’s significant accounting policies are summarized as follows:

(1)           Basis for preparation of consolidated financial statements

A.          All majority-owned subsidiaries and controlled entities are included in the consolidated financial statements. The income (loss) of the subsidiaries is included in the consolidated statements of income effective the date on which the Company gains control over the subsidiaries. The income (loss) of the subsidiaries is excluded from the consolidated statements of income effective the date on which the Company loses control over the subsidiaries. All significant intercompany accounts and transactions are eliminated in the consolidated financial statements.

B.          Consolidated subsidiaries and their changes were as follows:

			Ownership (%)
			December 31,
Investor	Subsidiary	Main activities	2012	2011	Description
Innolux Corporation	Innolux Holding Ltd.	Investment holdings	100	100	—
Innolux Corporation	InnoJoy Investment Corporation	Investment company	100	100	B(d)
Innolux Corporation	InnoFun Investment Corporation	Investment company	—	100	B(d)
Innolux Corporation	TPO Hong Kong Holding Ltd.	Investment company	100	100	—
Innolux Corporation	Toppoly Optoelectronics (B. V. I) Ltd.	Investment company	100	100	—
Innolux Corporation	Golden Achiever International Ltd.	Investment company	100	100	—

			Ownership (%)
			December 31,
Investor	Subsidiary	Main activities	2012	2011	Description
Innolux Corporation	Bright Information Holding Ltd.	Investment company	57	57	—
Innolux Corporation	Landmark International Ltd.	Investment company	100	100	—
Innolux Corporation	Leadtek Global Group Limited	Order swapping and investing company	100	100	—
Innolux Corporation	Yuan Chi Investment Co., Ltd.	Investment company	100	100	—
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Investing and selling company	100	100	—
Innolux Corporation	Gold Union Investments Ltd.	Investment company	100	100	—
Innolux Corporation	Keyway Investment Management Limited	Investment company	100	100	—
Innolux Corporation	Chi Mei Optoelectronics Europe B. V.	Investing and selling company	100	100	—
Innolux Corporation	Chi Mei Optoelectronics (Singapore) Pte. Ltd.	Selling company	100	100	—
Innolux Corporation	Chi Mei El Corporation	Manufacturing and selling company	97	90	—
Innolux Corporation	Chi Mei Lighting Technology Corporation	Manufacturing and selling company	34	34	B(a)
Innolux Corporation	Jetronics International Corp.	Investment company	32	32	B(b)
Innolux Holding Ltd.	Lakers Trading Ltd.	Order swapping and trading company	100	100	—
Innolux Holding Ltd.	Rockets Holding Ltd.	Investment company	100	100	—
Innolux Holding Ltd.	Innolux Corporation	Trading company	100	100	—
Innolux Holding Ltd.	Suns Holding Ltd.	Investment company	100	100	—
Rockets Holding Ltd.	Stanford Developments Ltd.	Investment company	100	100	—
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Investment company	100	100	—
Rockets Holding Ltd.	Best China Investments Ltd.	Investment company	100	100	—
Rockets Holding Ltd.	Excel Victory Ltd.	Investment company	—	100	B(e)

				Ownership (%)
				December 31,
Investor	Subsidiary		Main activities	2012	2011	Description
Rockets Holding Ltd.	Magic Sun Ltd.		Investment company	100	100	—
Rockets Holding Ltd.	Sonics Trading Ltd.		Order swapping and trading company	100	100	—
Rockets Holding Ltd.	Nets Trading Ltd.		Investment company	100	100	—
Suns Holding Ltd.	Warriors Technology Investments Ltd.		Investment company	100	100	—
Best China Investments Ltd.	Asiaward Investment Ltd.		Investment company	100	100	—
Excel Victory Ltd.	Glory Ace Investment Ltd.		Investment company	—	100	B(e)
Magic Sun Ltd.	Sun Dynasty Development Ltd.		Investment company	100	100	—
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.		Investment company	100	100	—
Asiaward Investment Ltd.	Innocom Technology (Xiamen) Ltd.		Processing company	100	100	—
Stanford Developments Ltd.	Innocom Technology (Shenzhen) Ltd.		Processing company	100	100	—
Stanford Developments Ltd.	Full Lucky Investments Ltd.		Investment company	100	100	—
Main Dynasty Investment Ltd.	Innocom Technology (Jia-shan) Ltd.		Processing company	100	100	—
Glory Ace Investment Ltd.	Innocom Technology (Chongqing) Co., Ltd.		Processing company	—	100	B(e)
Sun Dynasty Investments Ltd.	Innocom Technology (Chengdu) Co., Ltd.	.	Processing company	100	100	—
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.		Selling company	100	100	—
Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.		Processing company	100	100	—
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.		Processing company	100	100	—

			Ownership (%)
			December 31,
Investor	Subsidiary	Main activities	2012	2011	Description
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	Processing company	100	100	—
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Processing company	100	100	—
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Manufacturing and selling company	9	9	B(a)
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH	Selling company	100	100	—
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics UK Ltd.	Selling company	—	100	B(c)
Keyway Investment Management Ltd.	Foshan Chi Mei Logistics Co., Ltd.	Warehousing and maintenance service company	100	100	—
Keyway Investment Management Ltd.	Ningbo Chi Mei Logistics Co., Ltd.	Warehousing company	100	100	—
Gold Union Investments Ltd.	Dongguan Chi Hsin Electronics Ltd.	Processing company	100	100	—
Gold Union Investment Management Ltd.	Ningho Chi Hsin Electronics Ltd.	Processing company	100	100	—
Toppoly Optoelectronics (B. V. I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Investment company	100	100	—
Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Ltd.	Trading company	100	100	—
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	Processing company	100	100	—
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Sinepal) Ltd.	Trading company	100	100	—
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Investment company	100	100	—
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Trading company	100	100	—
TPO Hong Kong Holding Ltd.	TPO Displays Japan K. K.	Manufacturing and selling company	100	100	—

			Ownership (%)
			December 31,
Investor	Subsidiary	Main activities	2012	2011	Description
TPO Hong Kong Holding Ltd.	TPO Displays Europe B. V.	Trading company	100	100	—
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	Trading company	100	100	—
TPO Displays Hong Kong Holding Ltd.	TPO Displays (Shanghai) Ltd.	Processing company	100	100	—
TPO Displays Europe B. V.	TPO Displays Germany GmbH.	Trading company	100	100	—
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	Processing company	100	100	—
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Ltd.	Processing company	100	100	—
Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	Selling company	100	100	—
Golden Achiever International Ltd.	Eastern Vision Co., Ltd.	Selling company	100	100	—

A.            The financial statements of consolidated subsidiaries as of and for the years ended December 31, 2011 and 2012 were audited by independent accountants.

B.

(a)         Since one of the key management of the Company resigned the position as General Manager and Chairman of the Board of Chi Mei Lighting Technology Ltd. (the “Chi Mei Lighting”) in July 2012, the Company has lost its control over Chi Mei Lighting. Therefore, Chi Mei Lighting and its subsidiaries (Smart Light Global Limited and Foshan Chi Mei Lighting Technology Ltd.) were not included in the consolidated financial statements of the Company.

(b)         Jetronic International Corporation reelected its directors during the Stockholders’ meeting in June 2012, and the Company holds less than 50% of the seats on the Board of Jetronic International Corporation. Accordingly, Jetronic and its Subsidiaries (Champ Win Technology Corporation and Kunshan Guan Jye Electronics Co. Ltd.) were not included in the consolidated financial statements of the Company as the Company has lost control.

(c)          Chi Mei Optoelectronics UK Ltd. was deregistered in September 2012.

(d)         In November, 2012, the Board of Directors of the Company adopted a resolution for the merger of two wholly-owned subsidiaries, InnoJoy Investment Corporation and InnoFun Investment Corporation, with InnoJoy Investment Corporation as the surviving company. Effective date of this merger was on December 1, 2012. This merger was approved by the Ministry of Economic Affairs per Jing-Shou-Shang-Zi Letter No. 10101258680, dated January 3, 2013 and was accounted for on the basis of structure reorganization.

(e)          In December, 2012, the Company’s subsidiary Rockets Holding Ltd. sold all of its share ownership in Excel Victory Ltd., Glory Ace Investment Ltd. and Innocom Technology (Chongqing) Co., Ltd. The income (loss) of these subsidiaries was excluded from the consolidated statement of income effective the date on which Rockets Holding Ltd. lost control over these subsidiaries.

C.        Subsidiaries not included in the consolidated financial statements: None.

D.        The adjustment and disposition for the accounting period differences between the Company and the subsidiaries: None.

E.         Special operating risks on the foreign subsidiaries: None.

F.          Significant restriction on remittance of funds for the foreign subsidiaries’ financial activities to the Company: None.

G.        Securities issued by the parent company which were held by subsidiaries: The stocks of the Company held by the subsidiary, Contrel Technology Co., Ltd., were accounted as treasury stocks. Please refer to Note 4(22) for the related information on treasury stocks.

H.           Information on convertible bonds and common stock issued by subsidiaries: No material effects on the stockholders’ equity of the Company.

(2)              Translation of financial statements of foreign subsidiaries

Assets and liabilities of foreign subsidiaries are translated into New Taiwan dollars using the exchange rates at the balance sheet date. Equity accounts are translated at historical rates except for beginning retained earnings, which is carried forward from prior year’s balance. Dividends are translated at the rates prevailing at the date of declaration. Profit and loss accounts are translated at weighted-average rates of the year. The resulting translation differences are included in “cumulative translation adjustments” under stockholders’ equity.

(3)              Use of estimates

The preparation of financial statements in conformity with generally accepted accounting principles in the R.O.C. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those assumptions and estimates.

(4)              Criteria for classifying assets and liabilities as current or non-current items

A.            Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

(a)   Assets arising from operating activities that are expected to be realized or consumed, or are intended to be sold within the normal operating cycle;

(b) Assets held mainly for trading purposes;

(c) Assets that are expected to be realized within twelve months from the balance sheet date; and

(d) Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

B.            Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:

(a)   Liabilities arising from operating activities that are expected to be paid off within the normal operating cycle;

(b)   Liabilities arising mainly from trading activities;

(c)    Liabilities that are to be paid off within twelve months from the balance sheet date; and

(d)   Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date.

(5)              Foreign currency translation

A.    Transactions denominated in foreign currencies are translated into the functional currency at the spot exchange rates prevailing at the transaction dates. Exchange gain or loss due to the difference between the exchange rate on the date of actual receipt and payment are recognized in current year’s profit or loss.

B.    Monetary assets and liabilities denominated in foreign currencies are translated at the spot exchange rates prevailing at the balance sheet date. Exchange gains or losses are recognized in profit or loss.

C.    When a gain or loss on a non-monetary item measured at fair value is recognized directly in equity, any exchange component of that gain or loss measured at the exchange rate prevailing at the balance sheet date shall be recognized directly in equity. Conversely, when a gain or loss on a non-monetary item measured at fair value is recognized in profit or loss, any exchange component of that gain or loss measured at the exchange rate prevailing at the balance sheet date shall be recognized in profit or loss. However, non-monetary items that are measured on a historical cost basis are translated using the exchange rate at the date of the transaction.

(6)              Cash equivalents

Cash equivalents refer to short-term highly liquid investments that meet both the following criteria:

A.Readily convertible to known amount of cash; and

B.Subject to an insignificant risk of change in value.

(7)              Financial assets and financial liabilities at fair value through profit or loss

Equity financial instruments are recognized and derecognized using trade date accounting; bond investments, beneficiary certificates and derivative instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value.

A.       These financial instruments are subsequently remeasured and stated at fair value, and the gain or loss is recognized in profit or loss. The fair value of listed stocks, Taiwan Over-the-Counter (the “OTC”) stocks and closed-end mutual funds is based on latest quoted fair prices of the accounting period. The fair value of open-end and balanced mutual funds is based on the net asset value at the balance sheet date.

B.    When a derivative is an ineffective hedging instrument, if it is an option derivative, it is initially recognized at fair value on the date a derivative contract is entered into and is subsequently remeasured at its fair value. If a derivative is a non-option derivative, the fair value initially recognized is zero.

C.    Financial assets and financial liabilities designated at fair value through profit or loss are defined as those that qualify on any of the following criteria:

(a)       They are hybrid instruments.

(b)       Such designation can significantly eliminate or reduce the inconsistency in accounting measurement or recognition.

(c)        They are subject to management in accordance with a documented risk management policy or investment srategy, and their performance is evaluated on a fair value basis.

(8)              Available-for-sale financial assets

A.       Investments in equity instruments are recognized and derecognized using trade date accounting; investments in debt instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.       The financial assets are remeasured and stated at fair value, and the gain or loss is recognized in equity, until the financial asset is derecognized, the cumulative gain or loss previously recognized in equity shall be recognized in profit or loss. The fair values of listed stocks, OTC stocks and closed-end mutual funds are based on latest quoted fair prices of the accounting period. The fair values of open-end and balanced mutual funds are based on the net asset value at the balance sheet date.

C.       If there is any objective evidence that the financial asset is impaired, the impairment loss is recognized in profit or loss. When the fair value of an equity instrument subsequently increases, the increase will be recognized in equity. When the fair value of a debt instrument subsequently increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss shall be reversed to the extent of the loss recognized in profit or loss.

(9)              Financial assets carried at cost

A.       Investment in unquoted equity instruments is recognized or derecognized using trade date accounting and is stated initially at its fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.       If there is any objective evidence that the financial asset is impaired; the impairment loss is recognized in profit or loss. Such impairment loss shall not be reversed when the fair value of the asset subsequently increases.

(10)       Hedging derivative instruments

The method of recognizing the resulting gain or loss depends on whether the derivative is designated as a hedging instrument and the nature of the hedged item.

A.       Fair value hedges:

Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognized in profit or loss. Changes in the fair value of the hedged asset or liability that are attributable to the hedged item are recognized in profit or loss as an adjustment to the carrying amount of the hedged item.

B.       Cash flow hedges:

The effective portion of changes in the fair value of derivatives that are designated and qualify as cash flow hedges is recognized in equity.

a.      If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognized directly in equity are transferred to profit or loss in the same period or periods when the hedged item affects profit or loss.

b.      If a hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, the associated gains and losses that were recognized directly in equity are transferred into profit or loss in the periods during which the asset acquired or liability assumed affects profit or loss.

(11)       Notes and accounts receivable, other receivables

A.       Notes and accounts receivable are claims generated from the sale of goods or services. Other receivables are those receivables arising from transactions other than the sale of goods or services. Notes receivable, accounts receivable and other receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method.

B.       The Group recognizes impairment loss on the financial instruments when there is an objective evidence of impairment at the balance sheet date. The amount of impairment is the book value less the present value of estimated future cash flows, discounted by original effective interest rate. If, subsequently, an event, directly related to impairment, indicates a decrease in impairment, the impairment loss recognized in prior years shall be recovered. The book value of the financial instruments after recovering the impairment shall not exceed the amortized cost that would have been had no impairment been previously recognized.

(12) Transactions for accounts receivable securitization

Accounts receivable securitization is the transfer of a designated pool of accounts receivable to a special purpose entity, in the form of issuing beneficial securities or asset-backed securities based on the accounts receivable. Under R.O.C. Statement of Financial Accounting Standards (the “SFAS”) No. 33 “Accounting for Transfers of Financial Assets and Extinguishments of Liabilities”, such transfer of financial assets in which the transferor surrenders control over those assets is accounted for as a sale to the extent that consideration other than beneficial interests in the transferred assets is received in exchange. The difference between the book value of accounts receivable and total proceeds received is recorded as a gain or loss on the disposal of financial assets.

(13) Inventories

The perpetual inventory system is adopted for inventory recognition. Inventories are stated at cost. The cost is determined using the weighted-average method. At the end of period, inventories are evaluated at the lower of cost or net realizable value, and the individual item approach is used in the comparison of cost and net realizable value. The calculation of net realizable value is based on the estimated selling price in the normal course of business, net of estimated costs of completion and estimated selling expenses. As the value of raw materials and supplies decline and the cost of finished goods is over the net realizable value, the net realizable value of raw materials and supplies becomes the replacement cost.

(14) Non-current assets classified as held for sale

Non-current asset (or disposal group) is classified as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use, and is measured at the lower of its carrying amount and fair value less costs to sell.

(15) Long-term investments accounted for under the equity method

A.            Long-term equity investments in which the Company holds more than 20% of the investee company’s voting shares or has the ability to exercise significant influence on the investee’s operational decisions are accounted for under the equity method. The excess of the initial investment cost over the acquired net asset value of the investee is attributable to goodwill, and is subject to impairment test every year. Adjustment of the amount of goodwill amortized in previous year(s) is not required.

B.            Exchange differences arising from translation of the financial statements of overseas investee companies accounted for under the equity method are recorded as “cumulative translation adjustment”.

(16) Property, plant and equipment

A.            Property, plant and equipment are stated at cost. Interest incurred on the acquisition of property, plant and equipment is capitalized. Significant renewals or betterments are capitalized and depreciated accordingly. Maintenance and repairs are expensed as incurred.

B.            Depreciation is provided on a straight-line method using the estimated service lives of the asset after deducting its residual value. The estimated useful lives of the assets are 2 to 50 years.

C.            Rents paid on capital leases are capitalized and depreciated accordingly. Any gain (loss) on the sale and leased back is capitalized and amortized over the lease term.

D.            For sale and leased back assets, the gains or losses are recorded as “unrealized leased back gain or loss” and depreciated accordingly. If the fair value is less than the book value, the difference is recognized in profit or loss.

E.             Property, plant and equipment that are idle or have no value in use are reclassified to “other assets” at the lower of the fair value less costs to sell or book value. The resulting difference is included in current operations. Depreciation provided on these assets is charged to “non-operating expense”.

(17) Intangible assets

A.            Goodwill is the excess of the initial investment cost over the acquired net asset value of the investee when consolidated. Please refer to Note 2(19) for impairment of goodwill.

B.            Patents, royalties, developed technology and customer relationship are stated at cost and amortized over the estimated life of 2 to 10 years using the straight-line method.

(18) Deferred expenses

Photo mask, pattern, bank charges for loans, license fee, power line installation cost and computer software are capitalized and amortized over the estimated period of economic benefits under the straight-line method. The estimated period of economic benefits for photo mask and pattern is 1 to 2 years, and others are 3 to 7 years.

(19) Impairment of non-financial assets

A.            The Company recognizes impairment loss when there is indication that the recoverable amount of an asset is less than its carrying amount. The recoverable amount is the higher of the fair value less costs to sell and value in use. When the impairment no longer exists, the impairment loss recognized in prior years shall be recovered.

B.            The recoverable amount of goodwill, intangible assets with indefinite useful lives and intangible assets which have not yet been available for use are evaluated periodically. Impairment loss will be recognized whenever there is indication that the recoverable amount of these assets is less than their respective carrying amount. Impairment loss of goodwill recognized in prior years is not recoverable in the following years.

(20) Retirement plan and pension cost

Under the defined benefit pension plan, net periodic pension costs are recognized in accordance with the actuarial calculations. Net periodic pension cost includes service cost, interest cost, and expected return on plan assets, and amortization of unrecognized net transition obligation and gains or losses on plan assets. Unrecognized net transition obligation is amortized on a straight-line basis over 15 years. Under the defined contribution pension plan, net periodic pension costs are recognized as incurred.

(21) Income tax

A.            The Company uses inter-period as well as intra-period tax allocation for income tax. Over or under provision of prior years’ income tax liabilities is included in current year’s income tax. When a change in the tax laws is enacted, the deferred tax liability or asset is recomputed accordingly in the period of change. The difference between the new amount and the original amount, that is, the effect of changes in the deferred tax liability or asset, is recognized as an adjustment to current income tax expense (benefit).

B.            Investment tax credits arising from expenditures incurred on acquisitions of equipment or technology, research and development, employees’ training, and investment in barren area are recognized in the year the related expenditures are incurred.

C.            An additional 10% tax is levied on the unappropriated retained earnings and is recorded as income tax expense in the year the stockholders resolve to retain the earnings.

D.            According to the “Income Basic Tax Act”, effective January 1, 2006, income tax is accounted for based on the income tax law or other regulations when income tax is equal or more than the basic tax. When income tax is less than the basic tax, income tax payable shall be equal to the basic tax. The difference cannot be deducted from investment tax credits based on other regulations.

(22) Earnings per share

A.                The Company adopted R.O.C. SFAS No. 24, “Earnings per share”. Basic earnings per share is calculated by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share is calculated by taking into account the potentially dilutive securities that were assumed to have been converted to common stock at the beginning of the year.

B.                Effective January 1, 2008, as employees’ bonus could be distributed in the form of stock, the diluted EPS computation shall include the estimated shares that would increase from employees’ stock bonus issuance in the calculation of the weighted-average number of common shares outstanding during the reporting year, taking into account the dilutive effects of stock bonus on potential common shares; whereas, basic EPS shall be calculated based on the weighted-average number of common shares outstanding during the reporting year that include the shares of employees’ stock bonus for the appropriation of prior year earnings, which have already been resolved at the stockholders’ meeting held in the reporting year. As the capitalization of employees’ bonus is no longer classified as distribution of stock dividends (or retained earnings or capital reserve capitalized), the calculation of basic EPS and diluted EPS for all periods presented shall not be adjusted retroactively.

C.            The potential common shares of the Company and subsidiaries include employee stock options and the estimated shares that would increase from employees’ stock bonus issuance as stated above. Treasury stock method is used to test whether or not potential common shares have dilutive effect.

(23) Share-based payment - employee compensation plan

A.           The employee stock options granted from January 1, 2004 through December 31, 2007 are accounted for in accordance with Accounting Research and Development Foundation (the “ARDF”) 92-070, ARDF 92-071 and ARDF 92-072 “Accounting for Employee Stock Options” as prescribed by the Accounting Research and Development Foundation, R.O.C., dated March 17, 2003. Under the share-based employee compensation plan, compensation cost is recognized using the intrinsic value method and pro forma disclosures of net income and earnings per share are prepared in accordance with the R.O.C. SFAS No. 39, “Accounting for Share-based Payment”.

B.           For the grant date of the share-based payment agreements set on or after January 1, 2008, the Company shall measure the services received during the vesting period by reference to the fair value of the equity instruments granted and account for those amounts as payroll expenses during that period.

C.           Subject to elimination of the Company issued employee stock options and the proposed replacement Reward Scheme, the Company should calculate the compensation cost of employee services before and after the merger. The former as part of the cost of merger; the latter is allocated over the remaining period as compensation cost.

D.           The grant date for the shares reserved for employee preemption in cash capital increase is the date on which the Company informs employees of the grant and both the Company and employees agree to the number of shares granted and their price for subscription.

(24) Employees’ bonuses and directors’ and supervisors’ remuneration

Effective January 1, 2008, pursuant to ARDF 96-052 of the Accounting Research and Development Foundation, R.O.C., dated March 16, 2007, “Accounting for Employees’ Bonuses and Directors’ and Supervisors’ Remuneration”, the costs of employees’ bonuses and directors’ and supervisors’ remuneration are accounted for as expenses and liabilities, provided that such recognition is required under legal or constructive obligation and the amounts can be reasonably estimated. However, if the accrued amounts for employees’ bonuses and directors’ and supervisors’ remuneration are significantly different from the actual distributed amounts resolved by the stockholders at their annual stockholders’ meeting subsequently, the differences shall be recognized as gain or loss in the following year. In addition, according to ARDF 97-127 of the Accounting Research and Development Foundation, R.O.C., dated March 31, 2008, “Criteria for Listed Companies in Calculating the Number of Shares of Employees’ Stock Bonus”, the Company calculates the number of shares of employees’ stock bonus based on the closing price of the Company’s common stock at the previous day of the stockholders’ meeting held in the year following the financial reporting year, and after taking into account the effects of ex-rights and ex-dividends.

(25) Treasury stocks

A.              When a company repurchases its outstanding shares as treasury stock, the acquisition cost should be debited to the treasury stock account as contra account under stockholders’ equity.

B.              When a company’s treasury stock is retired, the treasury stock account should be credited, and the capital surplus-premium on stock account and capital stock account should be debited proportionately according to the share ratio. An excess of the carrying value of treasury stock over the sum of its par value and premium on stock should first be offset against capital surplus from the same class of treasury stock transactions, and the remainder, if any, debited to retained earnings. An excess of the sum of the par value and premium on stock of treasury stock over its carrying value should be credited to capital surplus from the same class of treasury stock transactions.

C.              The cost of treasury stock is accounted for on a weighted-average basis.

D.              Stocks held by subsidiaries of the Company are stated at the subsidiary’s carrying value of the shares, and reclassified from the Company’s long-term investments accounted for under the equity method account to treasury stock.

(26) Revenue and expenses

A.              Revenue is recognized when the earning process is substantially completed and payment is realized or realizable.  Expenses are charged to income as incurred.

B.              Regarding the sales to Company’s subsidiaries, sales revenue is recognized only when the subsidiary has sold the goods of the Company to customers. Goods which remained unsold by the subsidiary at the end of the accounting period are recorded as inventories by the Company.

(27) Subsidy from the Government

The Company receives subsidies from the Government related to the research and development of certain products pursuant to agreements. The subsidy income is recorded as deferred income upon receipt of the fund and subsequently recorded in income statement based on the schedule agreed to by the Company and the Government.

(28) Settlement date accounting

If an entity recognizes financial assets using settlement date accounting, any change in the fair value of the asset to be received during the period between the trade date and the settlement date/balance sheet date is not recognized for assets carried at cost or amortized cost. For financial assets or financial liabilities classified as at fair value through profit or loss, the change in fair value is recognized in profit or loss. For available-for-sale financial assets, the change in fair value is recognized directly in equity.

(29) Merger

A.               The Company accounts for its merger transaction pursuant to the R.O.C. SFAS No. 25, “Accounting for Business Combinations — Purchase Method”.

B.               When a business combination arose between affiliates of the Company, which belongs to structure reorganization, according to Accounting Research and Development Foundation Interpretation 100-390, the Group shall recognize long-term equity investment in the surviving affiliate at its book value (less impairment loss), and long-term equity investment in the affiliate dissolved is reclassified to asset and liability accounts.

(30) Operating segment

The identification and disclosure of operating segments of the Group are based on how the Group’s chief operating decision maker regularly reviews information in order to allocate resourcses and assess performance. In accordance with R.O.C. SFAS No. 41, “Operating Segments”, segment information is disclosed in the consolidated financial statements.

3.      CHANGES IN ACCOUNTING PRINCIPLES

(1)       Notes and accounts receivable, other receivables

Effective January 1, 2011, the Company adopted the newly revised R.O.C. SFAS No. 34, “Financial Instruments: Recognition and Measurement”. The Company recognized impairment loss on notes receivable, accounts receivable and other receivables when there is an objective evidence of impairment. This accounting change had no significant effect on the consolidated net income and earnings per common share for the year ended December 31, 2011.

(2)       Operating segments

Effective January 1, 2011, the Group adopted the newly issued R.O.C. SFAS No. 41, “Operating Segments”, which supersedes R.O.C. SFAS No. 20, “Segment Reporting.” This statement requires identification and disclosure of operating segments based on how the Company’s chief operating decision maker regularly reviews information in order to allocate resources and assess performance. The Company conformed to the disclosure requirements as of and for the year ended December 31, 2011. The information for the year ended December 31, 2010 was re-prepared to reflect the new segment reporting requirement. This accounting change had no significant effect on the consolidated net income and earnings per common share for the year ended December 31, 2011.

4.      DETAILS OF SIGNIFICANT ACCOUNTS

(1) Cash and cash equivalents

	December 31,
	2011	2012
Cash on hand	$724,603	$4,368
Checking deposits	553,558	156,618
Savings deposits	1,496,236	879,819
Foreign currency deposits	26,882,295	15,051,560
Time deposits	21,683,038	20,386,837
	51,339,730	36,479,202
Cash equivalents - Repurchase bonds	2,378,489	4,418,775
	$53,718,219	$40,897,977

(2) Financial assets and liabilities at fair value through profit or loss

	December 31,
Item	2011	2012
Current items:
Financial assets held for trading Derivatives	$642,441	$68,248
Financial liabilities held for trading Derivatives	$73,656	$1,238,305

	December 31,
Item	2011	2012
Non-current items:
Financial assets designated as at fair value through profit or loss
Convertible bonds -Sintronic Technology Inc.	$220,000	$—
Valuation adjustment	(22,904)	—
	$197,096	$—

A.  The trading items and contract information of derivatives were as follows:

	December 31, 2011
	Book value	Contract amount
	(as fair value)	(in thousands)
Financial assets held for trading
Foreign exchange forward contract	$89,385	USD	551,000
- Sell USD (Sell USD/Buy JPY)		JPY	42,918,174
Foreign exchange forward contract	327,329	TWD	52,444,640
- Sell TWD (Sell TWD/Buy USD)		USD	1,745,000
Foreign exchange forward contract	225,576	EUR	331,000
- Sell EUR (Sell EUR/Buy USD)		USD	435,560
Foreign exchange forward contract	151	HKD	33,500
- Sell HKD (Sell HKD/Buy JPY)		JPY	335,348
	$642,441
Financial liabilities held for trading
Foreign exchange forward contract	$40,971	USD	215,000
- Sell USD (Sell USD/Buy JPY)		JPY	16,567,360
Foreign exchange forward contract	5,340	TWD	2,726,455
- Sell TWD (Sell TWD/Buy USD)		USD	90,000
Foreign exchange forward contract	27,345	USD	20,316
- Sell USD (Sell USD/Buy EUR)		EUR	15,000
	$73,656

	December 31, 2012
	Book value	Contract amount
	(as fair value)	(in thousands)
Financial assets held for trading
Foreign exchange forward contract	$68,122	TWD	21,402,881
- Sell TWD (Sell TWD/Buy USD)		USD	737,000
Foreign exchange forward contract	126	EUR	9,000
- Sell EUR (Sell EUR/Buy USD)		USD	11,933
	$68,248

	December 31, 2012
	Book value	Contract amount
	(as fair value)	(in thousands)
Financial liabilities held for trading
Foreign exchange forward contract	$1,052,665	USD	750,000
- Sell USD (Sell USD/Buy JPY)		JPY	61,592,389
Foreign exchange forward contract	75,691	TWD	29,569,912
- Sell TWD (Sell TWD/Buy USD)		USD	1,016,000
Foreign exchange forward contract	109,949	EUR	108,000
- Sell USD (Sell EUR/ Buy USD)		USD	139,310
	$1,238,305

B.            The gain (loss) on financial assets and liabilities for the years ended December 31, 2011 and 2012 were gain of $3,506,719 and loss of $3,220,410, including the unrealized gain of $568,785 and loss of $1,170,057, for the years ended December 31, 2011 and 2012, respectively.

C.            The convertible bonds investment has matured in July 2012 and was redeemed at par value of $200,000 by the issuer.

(3) Accounts receivable

	December 31,
	2011	2012
Notes receivable	$62,230	$21,478
Accounts receivable	68,142,650	75,293,955
	68,204,880	75,315,433
Less: Allowance for doubtful accounts	(174,209)	(117,322)
Allowance for sales returns and discounts	(396,309)	(481,113)
	$67,634,362	$74,716,998

Accounts receivable securitization

In September 2006, the Company entered into a $10 billion, 5-year revolving accounts receivable securitization agreement with Chinatrust Commercial Bank, the trustee. Under the agreement, the Company transferred a pool of accounts receivable to the trustee. The Company transferred its receivables to the bank three times a month, and the bank issued securities backed by these accounts receivable monthly. After the transfer of the accounts receivable, the Company continues to service, administer, and collect the accounts receivable on behalf of the bank. The Company does not bear the risk of collectability, nor provide any collateral to the bank. The accounts receivable securitization’s agreement with the bank expired in May 2011. The Company recognized the difference between the book value of the financial assets and the proceeds paid of $211,567 as a loss on sale of investments for the year ended December 31, 2011 (recorded as “other non-operating losses”).

Cash flows

Cash inflows from and cash outflows to the securitization trustee were as follows:

Jan. 1- Dec. 31, 2011
Cash from securitization	$25,985,998
Income from securitization	350
Other cash inflows from retained interest	77

Accounts receivable factoring

A.            The Company factored its accounts receivable to certain financial institutions without recourse. Under the agreement, the Company was not required to bear uncollectible risk of the underlying accounts receivable, but was liable for the losses incurred on any business dispute. As the Company did not provide any collateral, these accounts receivable meet the derecognition criteria for financial assets. The Company derecognized the accounts receivable sold to financial institutions, net of the losses estimated for possible business disputes.

As of December 31, 2011 and 2012, the relevant information of accounts receivable factored but unsettled was as follows:

December 31, 2011
Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained (Note)	Limit
China Trust	$9,943,277	$8,948,115	$995,162	$14,834,750
Commercial Bank
Taipei Fubon Bank	3,376,634	2,901,918	474,716	22,787,993
	$13,319,911	$11,850,033	$1,469,878	$37,622,743

December 31, 2012
Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained (Note)	Limit
China Trust	$706,221	$564,226	$141,995	$10,164,000
Commercial Bank
Taipei Fubon Bank	489	306	183	1,161,600
	$706,710	$564,532	$142,178	$11,325,600

(a)Note: shown as “other receivables”.

(b)For the years ended December 31, 2011 and 2012, the rates of the advanced amount were 1.65% to 2.48% and 1.15% to 1.48%, respectively.

(c)For the years ended December 31, 2011 and 2012, the financing charges (expenses) incurred from accounts receivable factoring were $203,186 and $219,231, respectively, and shown as “other non-operating losses”.

(4) Inventories

	December 31,
	2011	2012
Raw materials and supplies	$14,220,210	$6,392,979
Work in process	29,868,682	26,466,386
Finished goods	21,850,372	13,838,630
	65,939,264	46,697,995
Less: Allowance for scrap, obsolescence and price decline	(6,638,208)	(4,630,426)
	$59,301,056	$42,067,569

Expenses and losses incurred on inventories for the years ended December 31, 2011 and 2012 were as follows:

	For the years ended December 31,
	2011	2012
Cost of inventories sold	$544,621,944	$480,191,542
Reversal of allowance for scrap, obsolescence and price decline	(1,531,396)	(1,643,772)
Income from sale of scraps	(594,896)	(589,112)
Loss on disposal of inventories	2,778,633	888,858
Others	15,563	25,070
	$545,289,848	$478,872,586

The gain from reversal of allowance for scrap, obsolescence and price decline of inventories recognized by the Company in 2011 and 2012 was due to inventories sold with their net realizable values lower than costs.

(5) Long-term investments accounted for under the equity method

	December 31,
	2011		2012
		Percentage		Percentage
	Carrying	of ownership	Carrying	of ownership
Investee company	value	(%)	value	(%)

Chi Mei Materials Technology Corporation	$1,412,101	17	$1,691,867	17
Ampower Holding Ltd.	1,566,322	45	1,471,288	47
Chi Mei Lighting Technology Corporation	—	—	646,282	43
GIO Optoelectronics Corporation	608,012	24	510,481	24
Contrel Technology Co., Ltd.	465,036	13	452,455	13
TOA Optronics Corporation	385,469	40	386,347	40
Others	354,382	—	409,731	—
	$4,791,322		$5,568,451

The Company has evaluated that the value of investment in Chi Mei Lighting Technology had been impaired. Thus, investment loss of $908,696 was recognized for 2012.

(6) Available-for-sale financial assets

	December 31,
	2011	2012
Current
Listed stocks	$17,484	$40,230
Non-current
Listed stocks and investments in bonds
Himax Technologies, Inc. (Himax Cayman)	$751,878	$1,730,031
TPV Technology Ltd.	832,828	1,178,600
G-TECH Optoelectronics Corporation	400,795	479,061
Entire Technology Co., Ltd.	279,235	311,137
China Electric Mfg. Corporation	239,850	222,300
JTOUCH Corporation	141,546	94,236
Ellipsis Ltd.	334,628	—
Mstar Semiconductor Inc. (Cayman)	263,699	—
Others	225,841	226,547
	$3,470,300	$4,241,912

The unrealized valuation (loss) gain on available-for-sale financial assets were loss of $3,826,120 and gain of $928,208 for the years ended December 31, 2011 and 2012, respectively, and were shown as adjustments to stockholders’ equity as unrealized gain or loss on financial instruments.

(7) Hedging derivative financial liabilities - non-current

	December 31,
	2011	2012
Non-current
Interest rate swap contracts	$287,499	$101,395
Cross currency swap contracts	449,453	290,235
	$736,952	$391,630

The gain (loss) on fair value hedges were gain of $424,568 and loss of $146,306 for the years ended December 31, 2011 and 2012, respectively. Please refer to Note 10(5) for other information.

(8) Financial liabilities at fair value through profit or loss - non-current

	December 31,
	2011	2012
Cross currency interest rate swap contracts	$—	$289

For some of the cross currency interest rate swap contracts that did not qualify for hedge accounting, the transactions were recognized as “Financial liabilities at fair value through profit or loss - non-current” for the year ended December 31, 2012.

(9) Financial assets carried at cost

	December 31,
	2011	2012
Emerging stocks:
Optivision Technology, Inc.	$—	$163,653
Unlisted stocks:
AvanStrate Inc.	286,740	286,740
Top Taiwan VI Venture Capital Co., Ltd.	198,490	198,490
Chi Lin Optoelectronics Corporation	163,943	163,943
Chi Lin Technology Co., Ltd.	113,150	113,150
Others	518,529	469,904
	$1,280,852	$1,395,880

A.            The above investments were accounted for as “Financial assets carried at cost” because there was no quoted prices in active markets.

B.            Optivision Technology, Inc. increased its capital by cash on June 19, 2012. As the Company did not subscribe for the shares of the capital increase, its ownership in Optivision Technology, Inc. was reduced to lower than 20% and accordingly, the investment in Optivision Technology, Inc. was reclassified to “Financial assets carried at cost” from “Long-term equity investments accounted for under the equity method”.

(10) Property, plant and equipment

	December 31, 2011
		Accumulated
	Original cost	depreciation	Book value
Land	$5,185,393	$—	$5,185,393
Buildings	167,825,162	(34,799,483)	133,025,679
Machinery and equipment	366,432,972	(178,866,951)	187,566,021
Testing equipment	6,188,433	(3,708,327)	2,480,106
Transportation equipment	997,659	(556,076)	441,583
Office equipment	2,111,459	(1,369,685)	741,774
Leased assets	2,031,471	(1,790,651)	240,820
Leasehold improvements	162,150	(115,134)	47,016
Other equipment	7,261,280	(3,859,779)	3,401,501
Construction in progress and prepayments for equipment	70,678,150	—	70,678,150
	$628,874,129	$(225,066,086)	$403,808,043

	December 31, 2012
		Accumulated
	Original cost	depreciation	Book value
Land	$3,852,792	$—	$3,852,792
Buildings	175,236,585	(49,290,815)	125,945,770
Machinery and equipment	403,232,615	(236,865,781)	166,366,834
Testing equipment	7,447,421	(4,122,405)	3,325,016
Transportation equipment	926,254	(645,756)	280,498
Office equipment	1,975,959	(1,540,982)	434,977
Leased assets	2,050,823	(1,934,711)	116,112
Leasehold improvements	275,542	(99,821)	175,721
Other equipment	5,370,834	(3,453,137)	1,917,697
Construction in progress and prepayments for equipment	25,882,137	—	25,882,137
	$626,250,962	$(297,953,408)	$328,297,554

A. Please refer to Note 6 for the information of property, plant and equipment pledged as collateral.

B. As of December 31, 2012, significant leasing agreements were as follows:

a. The contents of leasing agreement were as follows:

Leased Assets	Period	Annual Payment	Terms and Conditions
Machinery equipment and factory facility	2008.05.19-2013.05.19	Down payment of $4,000,000 made on May 19, 2008; Repayment semi- annually of $990,000 from May 19, 2009 to May 19, 2013 with annual floating interest rate at 2.223% in 2012.	1. The lessor unconditionally transfers ownership of the leased property to the lessee by the end of the lease term.

2. These leased assets have to be fully insured with the lessor as co-insured and the Company is responsible for the maintenance and repair of the leased assets.

b. Leased assets and leased obligation payables were initially recognized at fair value at the inception of the lease. The depreciation was computed using the straight-line method over the useful economic life.

c. As of December 31, 2012, future lease payments were as follows:

Year	Amount
2013	$980,000
Less: current portion of lease payable	(980,000)
Lease payable – non-current	$—

Leased property

C. Certain property, plant and equipment of the Company were leased to related parties and other companies under operating lease agreements, and were reclassified to assets leased to others.

	December 31, 2011
	Original	Accumulated
	Cost	Depreciation	Book Value
Buildings	$1,035,374	$(148,569)	$886,805

	December 31, 2012
	Original	Accumulated
	Cost	Depreciation	Book Value
Land	$27,821	$—	$27,821
Buildings	1,035,375	(231,847)	803,528
	1,063,196	$(231,847)	831,349

Non-current assets classified as held for sale

D. During the meeting held in 2011 and 2012, the Company’s Board of Directors decided to sell certain idle asset which was reclassified to “non-current assets held-for-sale”.

	December 31, 2011
	Original	Accumulated	Accumulated
	Cost	Depreciation	Impairment	Book Value
Machinery and equipment	$1,145,744	$(138,839)	$(351,591)	$655,314

	December 31, 2012
	Original	Accumulated	Accumulated
	Cost	Depreciation	Impairment	Book Value
Land	$395,613	$—	$(85,698)	$309,915
Machinery and equipment	113,681	—	—	113,681
	$509,294	$—	$(85,698)	$423,596

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated that the recoverable amount of the above assets was less than its carrying amount. Accordingly, an impairment loss of $351,591 and $94,044 were recognized for the years ended December 31, 2011 and 2012, respectively.

The Group adopted net fair value as the recoverable amount of non-current assets held for sale above. In the fourth quarter of 2012, as the plan for the sale of assets changed due to market demand variation, such assets no longer met the criteria for classification of non-current assets held for sale. Accordingly, the Company reclassified such assets to idle assets at the lower of their carrying amount, net of accumulated depreciation or recoverable amount.

Idle assets

E.          Certain property, plant and equipment of the Company were idle and were reclassified to idle assets.

	December 31, 2011
	Original	Accumulated	Accumulated
	Cost	Depreciation	Impairment	Book Value
Land	$188,247	$—	$—	$188,247

	December 31, 2012
	Original	Accumulated	Accumulated
	Cost	Depreciation	Impairment	Book Value
Land	$160,426	$—	$—	$160,426
Machinery and equipment	1,032,063	(144,267)	(351,591)	536,205
	$1,192,489	$(144,267)	$(351,591)	$696,631

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated that the recoverable amount of the idle asset was not less than its carrying amount. The Company recognized above idle assets at fair value less costs to sell as their recoverable amount.

(11)  Business combinations and intangible assets

Business combinations

A.            The Company, formerly “Innolux Display Corporation”, merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010. Innolux Display Corporation is the surviving company after the merger and was renamed as Chimei Innolux Corporation. The amount of goodwill generated from this merger was $17,096,628. The Company renamed as Innolux Corporation during the special shareholder’s meeting on November 2012. For more information, please refter to Note 1(1).

B.            The Company evaluated the impairment of recoverable amount of the goodwill at each reporting date and used the value in use as the basis for calculation of the recoverable amount. The value in use was calculated based on the estimated present value of future cash flows of five years, which was discounted at the discount rate of 2.76% and 3.71% for the years ended December 31, 2011 and 2012, respectively, to reflect the specific risks of the related cash generating units. The future cash flows were estimated based on the future revenue, gross profit, and other operating costs each year. Based on the evaluation above, the Company did not recognize impairment loss on goodwill for the years ended December 31, 2011 and 2012.

Other intangible assets

C.            The following intangible assets resulted from the payments on the TFT-LCD related technology, technical license fees, developed technology, and customer relationship.

	December 31, 2011	December 31, 2012
Patents	$1,100,013	$766,095
Loyalty	179,820	141,006
Developed technology	100,188	43,511
Customer relationship	41,257	17,843
	$1,421,278	$968,455

(12)  Short-term loans

	December 31,
	2011	2012
Secured loans	$9,310,553	$—
Credit loans	74,883,108	52,842,933
Less: discount on commercial papers payable	—	(7,321,385)
	$84,193,661	$45,521,548
Range of interest rates	0.604%~7.930%	0.252%~3.0284%

A.            Short-term loans are settled in accordance with the agreement signed with the bank group repayment schedule to be reclassified as long-term loans. For more information, please refer to Note 4(14). The company had reclassified the outstanding short-term loans as of December 31, 2012 to “Long-term liabilities-current portion”.

B.            Please refer to Note 5(2) G and 6 for the information of assets pledged as collateral for short-term loans.

(13)  Short-term notes payable

	December 31,
	2011	2012
Commercial papers payable	$2,299,281	$700,000
Less: discount on commercial papers payable	(754)	(570)
	$2,298,527	$699,430
Issue rate	0.868%~2.35%	1.75%

(14)  Long-term loans

	December 31, 2011
	Period	Amount
Syndicated bank loans:
Mega International Commercial Bank and 20 others - mortgaged syndicated bank loans	2008/11~2013/11	$17,167,405
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2010/05~2015/05	48,000,000
Mega International Commercial Bank and 11 others - mortgaged syndicated bank loans	2005/03~2012/03	700,000
China Trust Commercial Bank and 9 others - mortgaged syndicated bank loans	2008/09~2013/08	3,400,000
China Trust Commercial Bank and 36 other banks and financial institutions - mortgaged syndicated bank loans	2006/06~ 2012/07	935,773
China Trust Commercial Bank and 36 other banks and financial institutions - mortgaged syndicated bank loans	2006/06~2012/07	10,146,460
Bank of Taiwan and 18 others - mortgaged syndicated bank loans	2008/10~2013/11	3,697,183
Bank of Taiwan and 32 others - mortgaged syndicated bank loans	2008/10~2013/11	19,960,000
Bank of Taiwan and 22 others - mortgaged syndicated bank loans	2008/09~ 2015/02	30,731,008
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2010/03~2015/03	40,000,000
Bank of America and 15 others - secured syndicated bank loans	2008/03~2012/06	454,104
Bank of America and 14 others - secured syndicated bank loans	2011/10~2012/01	1,261,399
Bank of Taiwan and 12 others - secured syndicated bank loans	2011/05~2013/05	16,166,850
First Bank and 11 others — mortgaged syndicated bank loans	2008/07~2013/07	2,404,905
Mega International Commercial Bank and 15 others - secured syndicated bank loans	2010/12~2015/12	3,140,000
Non-guaranteed commercial papers	2011/08~2014/08	499,144
Guaranteed commercial papers	2006/06~2012/07	861,731
Secured loans	2009/09~2013/09	38,261,850
		237,787,812
Less: administrative expenses charged by syndicated banks		(453,433)
Less: current portion — syndicated bank loans (including administrative expenses charged by syndicated banks)		(177,310,091)
current portion — other long-term loans		(8,037,943)
		$51,986,345
Range of interest rates		0.859% ~ 3.694%

	December 31, 2012
	Period	Amount
Syndicated bank loans:
China Trust Commercial Bank and 9 others - mortgaged syndicated bank loans	2008/09~2016/08	$3,145,000
Mega International Commercial Bank and 11 others - mortgaged syndicated bank loans	2005/03~2015/03	595,000
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2008/11~2016/11	12,681,000
Mega International Commercial Bank and 18 others - mortgaged syndicated bank loans	2009/05~2016/11	3,067,205
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2010/05~2016/11	45,960,000
China Trust Commercial Bank and 12 other banks and financial institutions - mortgaged syndicated bank loans	2006/09~ 2015/07	762,960
China Trust Commercial Bank and 33 other banks and financial institutions - mortgaged syndicated bank loans	2006/06~2015/07	8,624,491
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2008/10~2016/11	3,280,387
Bank of Taiwan and 32 others - mortgaged syndicated bank loans	2006/11~2016/11	18,463,000
Bank of Taiwan and 20 others - mortgaged syndicated bank loans	2008/09~2016/08	29,413,965
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2010/03~2016/09	38,285,689
Bank of Taiwan and 12 others - secured syndicated bank loans	2011/05~2016/05	15,507,361
Guaranteed commercial papers	2012/11~2015/07	365,750
Secured loans	2009/09~2013/12	40,003,505
		220,155,313
Less: administrative expenses charged by
syndicated banks		(385,690)
current portion		(67,669,845)
		$152,099,778
Range of interest rates		0.8585%~3.6%

A.            Please refer to Note 6 for the information of assets pledged as collateral for long-term loans.

B.            The syndicated loan agreements specified that the Company shall maintain certain ratios on current ratio, liability ratio, interest coverage, and tangible net equity, which were reviewed based on the Company’s annual consolidated financial statements audited by independent auditors. The current ratio and liability ratio on the Company’s 2011 consolidated financial statements did not meet the requirements prescribed in the agreements. Under the agreements, the syndicated banks may take actions, inclusive of (but not limited to) announcing that all outstanding principal, interest, fees, and other accrued expenses payable to the syndicated banks in relation to the syndicated loan agreements shall be due immediately.  Therefore, the Company reclassified the outstanding syndicated loans as of December 31, 2011 amounting to $174,306,299 (including administrative expenses charged by syndicated banks) to “Long-term liabilities - current portion”. However, as stated in Note 3, all financial institution creditors agreed to waive the review of the Company’s financial ratios for 2012 and 2011 and also waive the interest-rate penalty and default penalty arising from the violation of financial commitments. Accordingly, the above syndicated loans were not reclassified as “long-term liabilities - current portion” starting from the first quarter report of 2012.

C.            In December 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the “Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. The Ministry of Economic Affairs then appointed the largest creditor, Bank of Taiwan, as coordinator to convene a meeting on the debt renegotiation process. According to the resolution at the meeting convened on February 17, 2012, all financial institution creditors shall follow the resolutions once approved by the financial institutions representing more than two-thirds of the amount of total creditors’ right. On March 30, 2012, the resolutions made at the creditors and debtors negotiation meeting reached the required amount approved by the financial institution creditors representing two-thirds of the amount of total creditors’ rights. Further, on April 5, 2012, the Company signed an “Agreed-upon Repayment Agreement” with all financial institution creditors based on the framework of the resolutions during the creditors and debtors negotiation meeting. The major terms of the agreement were as follows:

(1)         Medium and long-term syndicated loans

The medium and long-term syndicated loans that will be due between 2012 to 2014 will be extended for 2-3 years. Principal is repayable every year based on a certain percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

(2)         Short and medium-term non-syndicated loans

The outstanding balances or the original amounts of each loan are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such loans for another one year for each application, with a maximum of two applications with each bank. Interest is charged at the original interest rate plus premium rate and extension fee is charged at a certain percentage.

(3)         Credit lines of derivative financial instruments

At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such credit lines for another one year for each application, with a maximum of two applications with each bank.  Extension fee is charged at a certain percentage.

(4)         Other matters

(a)         All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments.

(b)         All financial institution creditors agreed to waive the agreement that the Company shall early repay whole or part of the loans as prescribed by the original agreements before the extension agreements were approved by all financial institution creditors.

(5)         The Company’s significant commitments

The Company was committed to increase capital in certain amount of cash within 3 years, to focus on its main business activities, and not to make investments out of its main business lines, except for equipment improvements or equipment additions for its main business. Further, the Company shall not apply for bankruptcy or reorganization during the period of negotiation for the extension of the due date of the Company’s debt.

(15)  Bonds payable

	December 31,
	2011	2012
Secured domestic bonds	$4,000,000	$2,000,000
Less: Domestic bonds payable within one year	(2,000,000)	(2,000,000)
	$2,000,000	$—

The bonds payable was acquired because of the merger. The bonds payable was originally issued on December 26, 2008 for a period of four years and forty-four days (with the maturity date on February 8, 2013), at a coupon rate of 2.72%. From the issue date, interest payments are calculated by coupon rate annually; repayable in two equal installments on the fourth year and the maturity date. For the years ended December 31, 2011 and 2012, the interest expense incurred from bonds payable were $108,800 and $107,012, respectively.

(16)  Income tax

A.            Income tax expense, income tax refund receivable, and income tax payable were reconciled as follows:

	For the years ended December 31,
	2011	2012
Income tax benefit	$(4,969,672)	$(597,309)
Net changes in deferred income tax assets and liabilities	6,481,328	1,258,297
Change in unrealized (gain) loss in financial assets	(365,316)	62,875
Change in unrealized gain from cash flow hedges	40,506	32,520
(Under) over provision of prior year’s income tax	(91,400)	11,182
Prepaid income tax and withholding tax	(814,093)	(369,387)
Effect of change in foreign currency exchange	(6,887)	10,044
Income tax payable, net	$274,466	$408,222
Income tax payable	$296,366	$423,071
Income tax refund receivable (shown as “other receivables”)	(21,900)	(14,849)
	$274,466	$408,222

B.            The deferred income tax assets and liabilities were as follows:

	December 31,
	2011	2012
Deferred income tax liabilities	$(493,556)	$(1,004,024)
Deferred income tax assets	45,994,426	42,266,244
Valuation allowance	(30,192,248)	(24,695,301)
	$15,308,622	$16,566,919

C.  The temporary differences and related amounts of deferred income tax assets and liabilities were as follows:

	December 31,
	2011		2012
Current items:	Amount	Tax effect	Amount	Tax effect
Allowance for scrap, obsolescence and price decline	$1,350,472	$230,196	$432,579	$73,538
Unrealized gross profit (loss)	88,445	15,036	(90,819)	(15,439)
Accrued loyalty and estimated warranty	355,152	60,376	994,452	169,057
Allowance for sales returns and discounts	513,569	87,307	578,641	98,369
Unrealized exchange loss (gain)	1,823,622	311,019	(2,678,487)	(455,343)
Unrealized valuation (gain) loss on financial assets and liabilities	(907,277)	(154,237)	522,993	88,909
Loss carryforwards	22,756,984	3,868,687	29,061,439	4,940,443
Investment tax credits		8,490,496		2,907,308
Others	203,604	75,933	53,396	29,269
		12,984,813		7,836,111
Less: Valuation allowance		(12,359,183)		(6,513,766)
		$625,630		$1,322,345

	December 31,
	2011		2012
Non-current items:	Amount	Tax effect	Amount	Tax effect
Unrealized loss on financial assets	$2,126,721	$361,543	$1,779,616	$302,535
Difference from accounting base and tax base of goodwill	(1,995,993)	(339,319)	(3,135,768)	(533,081)
Impairment loss on assets	—	—	351,590	59,770
Reverse prior year expense	1,595,270	398,818	975,305	243,826
Difference from accounting base and tax base of depreciation	9,572,584	2,519,685	11,412,980	2,854,810
Loss carryforwards	151,329,901	25,858,436	175,331,236	29,970,141
Investment tax credits		3,655,038		528,269
Others	274,580	61,856	(33,433)	(161)
		32,516,057		33,426,109
Less: Valuation allowance		(17,833,065)		(18,181,535)
		$14,682,992		$15,244,574

D.  As of December 31, 2012, the unused investment tax credits were as follows:

Year	Details of tax credit	Amount	Year of expiry
2009	Tax credits for research and development	$770,169	2013
2009	Acquisition of equipment or technology	240,274	2013
2010	Acquisition of equipment or technology	527,601	2014
2011	Acquisition of equipment or technology	668	2015
2009	Tax credits for employees’ training	3,215	2013
2009	Tax credits for investment in barren area	1,893,650	2013
		$3,435,577

E.   As of December 31, 2012, the unused loss carryforwards, net of valuation allowance considering the realizability (including expired portion) were as follows:

Year in which	Unused loss
loss was incurred	carryforwards	Amount	Year of expiry
2003	$3,587,762	$609,919	2008
2004	3,424,759	582,209	2009
2005	3,971,350	675,129	2010
2006	7,461,096	1,268,386	2011
2007	4,312,017	733,043	2012
2008	6,304,455	1,071,757	2013
2009	51,430,374	8,772,445	2014~2019
2010	22,343,395	3,811,108	2015~2020
2011	64,624,930	11,000,915	2016 and 2021
2012	36,932,537	6,385,673	2022
	$204,392,675	$34,910,584

F.     The investment tax credits and loss carryforwards listed in items D and E included those acquired but not utilized from surviving and acquired companies. In accordance with Article 38 of Business Mergers and Acquisitions Act, Chimei Innolux Corporation shall deduct the loss carryforwards, which were not subtracted before the merger, of all participating companies for the last five years from the net income of each year within the 5 years since the loss fiscal year. The amount of deduction was calculated in proportion to the equity held by each participating company to the total equity after the merger.

G.   The Company is exempt from corporate income tax on certain income from the design, research, development, manufacture and sale of TFT-LCD and Color Filter from 2008 to 2015.

H.  As of December 31, 2012, the Company’s income tax returns through 2010 have been assessed and approved by the Tax Authority.

I.       The Company’s indirectly-owned subsidiaries in Mainland China, Innocom Technology (Shenzhen) Ltd., Ninbo Chi Mei Optoelectronics Ltd., and Nanhai Chi Mei Optoelectronics Ltd., are foreign-invested manufacturing enterprises established in the Peoples’ Republic of China (the “PRC”). Under the PRC tax regulations, their corporate income tax shall be levied at the rate of 18% to 25%, and they are exempt from corporate income tax for the first and second profit-making years and are subject to a 50% reduction of corporate income tax from the third through fifth profit-making years. These subsidiaries can use investment tax credits on domestic produced equipment for the first profit-making year.

(17) Retirement plan

A.   The Company has established a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain in the benefit pension plan subsequent to the enforcement of the Labor Pension Act on July 1, 2005. Under the defined benefit pension plan, employees are entitled to two base points for every year of service for the first 15 years and one base point for each additional year thereafter, up to a maximum of 45 base points. The pension payment to employees was computed based on years of service and average salaries or wages of the last six months prior to approved retirement. The Company contributed monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee.

(1)  The related actuarial assumptions used to calculate the pension liability were as follows:

	2011	2012
Discount rate	1.90%	1.75%
Expected return rate on plan assets	1.90%	1.75%
Future salaries increase rate	3.50%	3.50%

(2)  Reconciliation of funded status:

	December 31,
	2011	2012
Benefit obligation:
Vested benefit obligation	$(2,236)	$(813)
Non-vested benefit obligation	(705,717)	(653,060)
Accumulated benefit obligation	(707,953)	(653,873)
Additional benefits based on future salary increases	(687,765)	(729,410)
Projected benefit obligation	(1,395,718)	(1,383,283)
Fair value of plan assets	1,287,945	1,398,638
Funded status	(107,773)	15,355
Unrecognized net pension actuarial loss	195,680	156,755
Prepaid pension cost	$87,907	$172,110

(3)  Details of net pension cost were as follows:

	2011	2012
Service cost	$10,383	$10,138
Interest cost	25,346	26,519
Expected return on plan assets	(20,458)	(24,471)
Amortization of unrecognized pension actuarial loss	8,122	3,300
Net periodic pension cost	$23,393	$15,486

B.   In accordance with the Labor Pension Act, enacted July 1, 2005, the Company has a defined contribution employee retirement plan covering all domestic employees. The Company contributes monthly an amount based on 6% of employees’ monthly salaries and wages to the employees’ personal pension accounts with the Bureau of Labor Insurance. Employees may choose to receive pension on a monthly basis or as lump sum payment upon retirement determined based on the account balance plus accumulated investment gains. The pension expenses under this plan amounted to $756,238 and $752,990 for the years ended December 31, 2011 and 2012, respectively.

C.        The subsidiaries in Mainland China have defined contribution pension plans and contribute an amount monthly based on 10%~11% of employees’ monthly salaries and wages to an independent fund administered by a government agency. The plan is administered by the government of Mainland China and the subsidiaries do not have further pension liabilities beyond its monthly contribution. The pension expenses under this plan amounted to $787,614 and $783,612 for the years ended December 31, 2011 and 2012, respectively.

D.        As of December 31, 2011 and 2012, the subsidiaries which participated in defined contribution pension plans recognized pension costs according to the respective local laws for retirement plan. Pension expenses in the amount of $141,605 and $96,026 were recognized for the years ended December 31, 2011 and 2012, respectively.

(18) Common stock

A.         As of December 31, 2012, the Company’s authorized and outstanding capital were $110,000,000 (including $5,000,000 reserved for employee stock options) and $79,129,708, respectively, with a par value of $10 (in dollars) per share.

B.         On June 25, 2012, the Board of Directors of the Company resolved to increase capital by issuing 600 million new shares of stock at the price of $9 per share for cash. All capital had been fully subscribed. The effective date of this capital increase was on September 25, 2012.

C.         As authorized by the shareholders during their meeting in June 2012, the Board of Directors of the Company resolved to increase capital for cash by issuing global depositary receipts (the “GDR”) on July 18, 2012, to be completed in January 2013. The Company issued 1,125,000 thousand shares of common stock for cash, consisting of 112,500 thousand shares for employee stock options, and 1,012,500 thousand shares for GDRs, with a unit of GDR representing 10 shares at the Luxembourg Stock Exchange. Per unit was issued at premium of $12.98, and a total of $14,602 was raised.

D.         As authorized by the shareholders at the shareholders’ meeting in June, 2012, the Board of Directors of the Company adopted a resolution on January 30, 2013 to issue restricted shares to employees, consisting of 31,151 thousand shares without consideration and 31,151 thousand shares with consideration (the price for subscription is $5 per share). The effective date of the issuance was on January 30, 2013. Those shares restrict transfer until the vesting conditions are met by employees, and also restrict employees’ voting rights at the shareholders’ meeting and restrict their dividend and other rights.

E.          For the years ended December 31, 2011 and 2012, the Company issued common stock of 296 million and 0 shares, respectively, through the exercise of employee stock options under the stock-based employee compensation plan.

F.           The stockholders at the stockholders’ meeting on January 6, 2010 approved the merger of the Company with the other company as the surviving company. The Company issued 4,046,382 thousand new shares according to the merger contract. Please refer to Note 4 (11) for information on merger.

G.         The new stocks, which were issued due to the merger, included the common stock issued by the acquired companies in May and December 2006 through private placement. The issuance of 570,929 thousand stocks was determined based on the exchange ratio in the merger contract. The rights and obligations of the private common shares were the same as other issued common shares, except for the transfer restriction under R.O.C. Securities and Exchange Act and the listing restriction that no public listing will be allowed within three years since the day of issuance and only if the Company completes the application to publicly issue the shares. The aforementioned private common shares have not been publicly issued as of December 31, 2012.

H.        In accordance with the Board of Directors’ resolution in August 2007, the Company decided to issue 300 million shares of common stock for cash, including 149,967,500 units of GDRs which represent 299,935 thousand shares of common stock with a unit of GDR representing 2 shares of common stock. Per unit was issued at premium of US$9.02 (in dollars). As of December 31, 2012, there were 244,712 thousand units outstanding, representing 489,426 thousand shares of common stocks.

(19) Share-based payment-employee compensation plan

A.         For the stock options granted to the employees from the reservation of capital increase by cash during 2012, the fair value on the grant date was estimated using the Black-Scholes option-pricing model, and was recognized as compensation cost and ‘capital surplus-employee stock option’ (which had been reclassified to ‘additional paid-in capital in excess of par-common stock’) in the same amount of $42,600. Relevant information was as follows:

			Exercise	Expected	Expected	Expected	Risk-free
Type of		Price	price	volatility	duration	dividend	interest
arrangement	Grant date	(in dollars)	(in dollars)	(%)	(year)	yield (%)	rate (%)
Reservation for new share subscription by employees	2012.08.29	$9.45	$9.00	49.28	0.06	0.00	0.68

B.   As of December 31, 2012, the Company’s share-based payment transactions were set forth below:

		Quantity granted	Contract	Vesting
Type of arrangement	Grant date	(in thousand units)	period	conditions
Employee stock options	2005.09.21	12,000	6 years	Note A, C
Employee stock options	2007.12.20	25,000	6 years	Note B
Employee stock options	2010.05.13	20,000	5 years	Note A
Employee stock options	2011.05.19	50,000	6 years	Note A

Note A :   The employees may exercise the stock options in installment based on 30%, 30% and 40% of total options granted on completion of the specified year(s) of service (one to four years) from the grant date.

Note B :   The employees may exercise the stock options in installment based on 40%, 30% and 30% of total options granted on completion of the specified years of service (three to five years) from the grant date.

Note C :   The employee stock options had already expired.

Note D :   The fair value of employee stock options which were granted on May 13, 2010 and May 19, 2011, were estimated using the Black-Scholes option pricing model. The information was as follows:

				Expected	Expected	Expected	Risk-free	Fair
Type of		Price	Strike price	volatility	duration	dividend	interest	value
arrangement	Grant date	(in dollars)	(in dollars)	(%)	(month)	yield (%)	rate (%)	per unit
Employee stock options	2010.05.13	39.85	39.85	51.57	48.6	0.00	0.80	15.12~16.98
”	2011.05.19	26.70	26.70	35.67	48.6	0.00	1.00	7.31~ 8.32

C.            Employee stock options acquired because of the merger

a.              Details

		Quantity granted	Contract	Vesting
Type of arrangement	Grant date	(in thousand units)	period	conditions
Employee stock options	2006.04.01	17	5 years	Note 2,4
Employee stock options	2007.12.27	120	5 years	Note 2
Employee stock options	2009.09.30	24,819	5 years	Note 2
Employee stock options	2006.07.19	11 (Note 1)	6 years	Note 3,4
Employee stock options	2007.07.02	21 (Note 1)	6 years	Note 3
Employee stock options	2007.12.27	2 (Note 1)	6 years	Note 3

1.       Each unit of stock options can subscribe for 1,000 shares of common stock

2.       The employees may exercise the stock options in installment based on 50% and 50% of total options granted on completion of the specified years of service (two to three years) from the grant date.

3.       The employees may exercise the stock options in installment based on 25%, 25%, 25% and 25% of total options granted on completion of the specified years of service (two to five years) from the grant date.

4.       The employee stock options had already expired.

5.       The units of employee stock options above were adjusted by share conversion rate.

b.              For the employee stock options assumed by the Company due to the merger, the cost after calculation attributable to acquisition cost (equal amount was recognized as capital reserve - employee stock options under stockholders’ equity) and attributable to compensation cost over the remaining vesting period after the merger were $310,999 and $453,371, respectively.

c.               The fair value of employee stock options was estimated using the Hull & White (2002) Enhanced FASB 123 of the aforementioned binomial model. The information was as follows:

			Strike
		Price	price	Expected	Expected	Expected	Risk-free
Type of		(in	(in	volatility	duration	dividend	interest	Fair value
arrangement	Grant date	dollars)	dollars)	(%)	(month)	yield (%)	rate (%)	per unit
Employee stock options	2006.04.01	51.60	91.20	45.10	24.34	0.61	0.82	0.62
Employee stock options	2007.12.27	51.60	64.00	45.10	36.30	0.61	0.82	2.66~2.8
Employee stock options	2009.09.30	51.60	39.20	45.10	36.78	0.61	0.82	3.57~4.14
Employee stock options	2006.07.19	51.60	55.21	45.10	12.04	0.61	0.82	4.64~4.77
Employee stock options	2007.07.02	51.60	67.53	45.10	24.78	0.61	0.82	4.23~4.41
Employee stock options	2007.12.27	51.60	80.63	45.10	48.54	0.61	0.82	3.65~3.82

D.            For the years ended December 31, 2011 and 2012, details of the employee stock option plan were as follows:

	For the year ended December 31, 2011
					Weighted
		Weighted		Weighted	average stock
		average		average	price of stock
	Quantity	exercise	Range of	remaining	options at
	(in thousand	price	exercise price	vesting	exercise date
Stock Options	units)	(in dollars)	(in dollars)	period	(in dollars)
Outstanding options at the beginning of the year	72,814	$56.48
Options granted	50,000	26.70
Options exercised	(296)	10.00			$22.22
Options expired	(2,545)	10.00
Outstanding options at the end of the year	119,973	45.29	$66.80	2 years
			26.70	4.39 years
			39.2~80.63	3.38 years
Exercisable options at the end of the year	30,058	59.27

	For the year ended December 31, 2012
					Weighted
		Weighted		Weighted	average stock
		average		average	price of stock
	Quantity	exercise	Range of	remaining	options at
	(in thousand	price	exercise price	vesting	exercise date
Stock Options	units)	(in dollars)	(in dollars)	period	(in dollars)
Outstanding options at the beginning of the year	119,973	$56.48
Options granted	—	—
Options exercised	—	—			$12.49
Options expired	(131)	59.43
Outstanding options at the end of the year	119,842	41.79	$62.42	0.98 years
			37.51	2.38 years
			25.36	3.39 years
			36.91~75.19	1.18 years
Exercisable options at the end of the year	55,842	53.00

E.             As of December 2011 and 2012, the expenses incurred from share-based payment arrangement were $387,661 and $276,366, respectively.

F.              The following sets forth the pro forma consolidated net loss and loss per share based on the assumption that the compensation cost is accounted for using the fair value method even for the stock options granted before the effectiveness of R.O.C. SFAS No. 39, “Accounting for Share-based Payment”, which are all the stock options listed in the Note 4(19)A, except for those granted on 2011.5.19 and 2010.5.13:

		For the years ended December 31,
		2011	2012
Consolidated net	Net loss as reported	$(64,439,778)	$(29,205,349)
loss	Pro forma net loss	$(64,603,522)	$(29,277,904)
Basic loss per share	Basic LPS as reported	$(8.81)	$(3.91)
(LPS)	Pro forma basic LPS	$(8.83)	$(3.92)

(20)  Capital reserve

A.            Pursuant to the R.O.C. Company Law, capital reserve arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit. Further, the R.O.C. Securities and Exchange Law requires that the amount of capital reserve to be capitalized mentioned above should not exceed 10% of the paid-in capital each year. Accumulated deficit shall be first covered by retained earnings before capital reserve can be used to cover a accumulated deficit.

B.            Please refer to Note 4(19) for the information on employee stock options.

(21)  Retained earnings

A.            In accordance with the Company’s Articles of Incorporation, net income must be distributed in the following order:

a.              to pay all tax accruals and payables arising from the current year and to cover prior years’ losses, if any;

b.              as legal reserve equal to 10% of net income after tax and distribution pursuant to clause (a);

c.               as any other legally required reserve;

d.              to pay dividends on preferred shares;

e.               to pay bonuses to employees not less than 5% of net income after tax and distribution pursuant to clauses a. to d.; and

f.                the remaining amount, if any, shall be distributed pursuant to the proposal of the Board of Directors in accordance with the Company’s dividend policy and to the resolution approved at the stockholders’ meeting, of which 0.1% should be paid as remuneration to directors and supervisors and the remaining amount as dividends to stockholders.

Dividends may be distributed in the form of cash or shares, or a combination of both; provided, however, that dividends distributed in respect of any fiscal year in the form of shares shall not exceed two-thirds of total dividends to stockholders.

B.            Except for covering accumulated deficit or issuing new stocks or cash to shareholders in proportion to their share ownership, the legal reserve shall not be used for any other purpose. The use of legal reserve for the issuance of stocks or cash to shareholders in proportion to their share ownership is permitted, provided that the balance of the reserve exceeds 25% of the Company’s paid-in capital.

C.            The Board of Directors proposed to cover accumulated deficit as of December 31, 2011 and 2012 which was approved by the stockholders in June 2012 and March 2013, respectively. It was resolved not to distribute dividends or accrue employees’ bonus and directors’ and supervisors’ remuneration. Also approved by the stockholders in June 2012, the Company covered accumulated deficit amounting to $71,983,820 and $27,308,220 by using additional paid-in capital in excess of par value of common stock.

D.            As of December 31, 2012, the Company had an accumulated deficit, so the Company did not have an additional 10% tax which was levied on the undistributed reserve.

E.             Information related to the Imputation Tax System as of and for the years ended December 31, 2011 and 2012 was as follows:

	December 31,
	2011	2012
Balance of the tax credit account	$10,382,224	$1,057,942

The stockholders at the stockholders’ meeting approved not to distribute dividends for the year of 2012, so there was no creditable tax rate for 2011. The Company had no undistributed earnings for the year ended December 31, 2012 due to accumulated deficit, so there was no estimated creditable tax rate for 2012.

(22)  Treasury stocks

A.            Change in treasury stocks in 2011

	For the year ended December 31, 2011
	Number of shares (in thousands)
Reason for reacquisition	Beginning	Increase	Decrease	Ending	Amount
Stocks of the Company held by subsidiaries, transferred from long-term equity investments	389	—	(389)	—	$—

B.            Stocks held by subsidiaries of the Company are treated as treasury stocks. The treasury stocks held by the subsidiaries wherein the Company’s ownership is more than 50% cannot participate in the issuance of common stock in cash and have no right to vote. The remaining rights held by subsidiaries were equal to those held by common stockholders.

C.            After Contrel Technology Co., Ltd. reelected its directors during the shareholders’ meeting in June 2011, the new representative of the Company was no longer designated as the general manager. Accordingly, the stocks were not anymore accounted as treasury stocks.

(23)  Loss per common share

	For the year ended December 31, 2011
	Amount		Number of shares	Loss per common share (in dollars)
Basic loss per share:	Before tax	After tax	(in thousands)	Before tax	After tax
Consolidated net loss	$(69,730,270)	$(64,760,598)	7,312,694	$(9.54)	$(8.86)
Minority interests	319,677	320,820		0.04	0.05
Net loss attributable to the parent company	$(69,410,593)	$(64,439,778)		$(9.50)	$(8.81)

	For the year ended December 31, 2012
	Amount		Number of shares	Loss per common share (in dollars)
Basic loss per share:	Before tax	After tax	(in thousands)	Before tax	After tax
Consolidated net loss	$(30,070,705)	$(29,473,396)	7,472,423	$(4.02)	$(3.95)
Minority interests	265,473	268,047		0.04	0.04
Net loss attributable to the parent company	$(29,805,232)	$(29,305,349)		$(3.98)	$(3.91)

As employee stock options had anti-dilutive effect for the years ended December 31, 2011 and 2012, they were not included in the calculation of loss per share.

(24)  Personnel, depreciation and amortization expenses

	For the year ended December 31, 2011
	Operating	Operating	Non-operating
	costs	expenses	expenses (Note)	Total
Personnel expenses
Salaries	$24,659,157	$6,337,877	$—	$30,997,034
Labor and health insurance	1,978,862	530,144	—	2,509,006
Pension	1,351,768	357,082	—	1,708,850
Others	1,462,629	780,002	—	2,242,631
	$29,452,416	$8,005,105	$—	$37,457,521
Depreciation	$91,373,163	$1,821,112	$214,788	$93,409,063
Amortization	$2,144,968	$3,430,322	$—	$5,575,290

	For the year ended December 31, 2012
	Operating	Operating	Non-operating
	costs	expenses	expenses (Note)	Total
Personnel expenses
Salaries	$26,212,482	$5,958,122	$—	$32,170,604
Labor and health insurance	1,879,939	463,008	—	2,342,947
Pension	1,330,778	317,336	—	1,648,114
Others	1,294,247	668,940	—	1,963,187
	$30,717,446	$7,407,406	$—	$38,124,852
Depreciation	$79,930,880	$1,601,105	$88,705	$81,620,690
Amortization	$2,456,103	$2,722,271	$—	$5,178,374

Note: Non-operating expenses pertain to depreciation of rental and idle assets.

5.              RELATED PARTY TRANSACTIONS

(1)         Names of related parties and their relationship with the Company

Names of related parties	Relationship with the Company
Hon Hai Precision Industry Co., Ltd. and subsidiaries (Hon Hai and subsidiaries)	Same major stockholder
Advanced Optoelectronic Technology Inc. (Advanced)	The subsidiary of the Company is a corporate director of Advanced
Leadtek Global Group Limited (LGG)	Subsidiary
Ningbo Chi Mei Optoelectronics Ltd. (NBCMO)	An indirect wholly-owned subsidiary
Nanhai Chi Mei Optoelectronics Ltd. (NHCMO)	An indirect wholly-owned subsidiary
TPO Displays Shanghai Ltd. (TPO Shanghai)	An indirect wholly-owned subsidiary
Chi Mei Corporation and subsidiaries (CMC and subsidiaries)	Same major stockholder of the Company and its subsidiaries
Ampower Holding Ltd. and subsidiaries (Ampower and subsidiaries)	An investee company accounted for under the equity method

Except for those transactions with the above related parties, there were no material transactions between the other related parties for the years ended December 31, 2011 and 2012.

(2)         Significant transactions and balances with related parties

A.            Sales

	For the years ended December 31,
	2011		2012
		% of		% of
	Amount	net sales	Amount	net sales
Hon Hai and subsidiaries	$17,172,563	3	$28,399,548	6
CMC and subsidiaries	24,368,538	5	18,238,734	4
Others	1,003,628	—	14,894	—
	$42,544,729	8	$46,653,176	10

Sales prices charged to related parties were similar to non-related party transactions. The collection period was 30~120 days upon delivery or on a monthly-closing basis to related parties, and 30~90 days to non-related parties.

B.            Purchases

	For the years ended December 31,
	2011		2012
		% of net		% of net
	Amount	purchases	Amount	purchases
CMC and subsidiaries	$27,306,661	5	$30,708,159	6
Hon Hai and subsidiaries	16,579,339	3	11,486,722	2
Advanced	1,937,602	—	1,904,206	—
Ampower and subsidiaries	1,442,332	—	1,007,445	—
Others	3,565,064	—	1,267,310	—
	$50,830,998	8	$46,373,842	8

There was no similar transaction to compare with, and the transaction terms were decided by negotiation or at market prices. The payment term was 30~120 days to related parties after delivery, and 30~180 days to non-related parties after delivery or on a monthly - closing basis.

C.            Processing costs

	For the years ended December 31,
	2011		2012
	Amount	Accrued expenses	Amount	Accrued expenses
Hon Hai and subsidiaries	$1,442,625	$948,009	$1,512,924	$1,299,120

The Company subcontracted the processing of products of Hon Hai and subsidiaries in Mainland China. The processing fees were mainly charged based on cost plus method.

D.            Accounts receivable

	December 31,
	2011		2012
		% of total		% of total
		accounts		accounts
	Amount	receivable	Amount	receivable
Hon Hai and subsidiaries	$3,101,656	4	$4,156,999	5
CMC and subsidiaries	3,353,755	4	3,903,592	5
Others	539,041	1	489,637	1
	$6,994,452	9	$8,550,228	11

E.             Accounts payable

	December 31,
	2011		2012
		% of total		% of total
		accounts		accounts
	Amount	payable	Amount	payable
CMC and subsidiaries	$9,837,674	8	$10,393,365	11
Hon Hai and subsidiaries	6,442,779	5	2,277,441	2
Others	3,127,312	3	1,043,511	1
	$19,407,765	16	$13,714,317	14

F.              Property transactions

	For the year ended December 31, 2011
	Acquisition of property, plant and equipment	Payable shown as “payables for equipment”
Hon Hai and subsidiaries	$1,252,716	$376
CMC and subsidiaries	182,241	8,462
Others	378,133	96,154
	$1,813,090	$104,992

	For the year ended December 31, 2012
	Acquisition of property, plant and equipment	Payable shown as “payables for equipment”
Hon Hai and subsidiaries	$97,365	$2,514
CMC and subsidiaries	23,145	2,772
Others	865,413	403,697
	$985,923	$408,983

	For the year ended December 31, 2012
	Proceeds from disposal of property, plant and equipment	Receivable shown as “other receivable”	Gain on disposal of property, plant and equipment
Hon Hai and subsidiaries	$1,846,722	$557,992	$16,623
Others	27,816	7,660	54
	$1,874,538	$565,652	$16,677

There were no material disposition transactions of property, plant and equipment between related parties for the year ended December 31, 2011.

G.         The Group sold its 100% equity interest in Excel Victory Ltd., Glory Ace Investment Ltd. and Innocom Technology (Chongqing) Co., Ltd. to Hon Hai and subsidiaries amounting to $115,404, and recognized loss on disposal of investments of $54,622 for the year ended December 2012.

H.        Endorsements and guarantees

The total balance of the Company’s endorsements and guarantees for the secured loan as of December 31, 2011 and 2012 are shown below:

	December 31, 2011	December 31, 2012
Leadtek	$16,166,850	$15,507,360
Ningbo Chi Mei Optoelectronics Ltd.	5,449,500	—
Nanhai Chi Mei Optoelectronics Ltd.	7,568,750	—
TPO Displays Shanghai Ltd.	302,750	—
	$29,487,850	$15,507,360

I.             The following sets forth the remuneration information of the key management, such as directors, supervisor, general manager, vice general manager, etc:

	For the years ended December 31,
	2011	2012
Salaries	$32,316	$35,523
Bonuses	6,481	12,075
Service execution fees	5,138	5,651
	$43,935	$53,249

(A)       Salaries include regular wages, special responsibility allowance, and pensions.

(B)       Bonuses include various bonuses and rewards, etc.

(C)       Service execution fees include salary in kind, such as vehicles offering, etc.

(D)       The relevant information above was shown in the Company’s annual report.

6.              PLEDGED ASSETS

As of December 31, 2011 and 2012, the assets pledged were as follows:

		Book value, December 31,
Assets	Purpose of collateral	2011	2012
Other financial assets-current
Refundable deposits	Tariff guarantee and pledged for short-term loan	$10,565,926	$52,577
Refundable deposits	Guarantee to United States District Court for litigation	3,338,525	—
Time deposits	Guarantee for land lease	—	17,378
Savings deposits	Pledged for syndicated bank loans	—	2,538,962
Other financial assets - non-current
Pledged time deposits	Tariff guarantee	700	60,854
Refundable deposits	Guarantee to European Commission for litigation	11,754,000	11,547,000
Refundable deposits	Guarantee to United States District Court for litigation	565,333	808,936
Property, plant, and equipment	Pledged for long-term loan and performance guarantee for lease payable	203,844,253	207,882,345
Deferred expenses - line ad hydropower construction	Pledged for long-term loan	147,869	—
		$230,216,606	$222,908,052

7.              COMMITMENTS AND CONTINGENT LIABILITIES

Except for the guarantees provided to certain subsidiaries, the Company had other commitments and contingent liabilities as follows:

Significant Commitments

(1)         As of December 31, 2012, the future minimum lease payments required to be made by the Company for land and factories in the Zhunan Science Industrial Park and the Tainan Science Industrial Park were as follows:

Amount
2013.01.01 ~ 2013.12.31	$417,688
2014.01.01 ~ 2017.12.31	1,670,750
After 2018.01.01	1,996,679
$4,085,117

(2)         As of December 31, 2012, the future minimum lease payments required to be made by the Company for land, offices and warehouse leases were as follows:

Amount
2013.01.01 ~ 2013.12.31	$43,201
2014.01.01 ~ 2017.12.31	85,142
After 2018.01.01	10,583
$138,926

(3)         As of December 31, 2012, the total amount of contracts for machinery and equipment and building construction was $63,830,361, of which $18,826,894 remained unpaid.

(4)         As of December 31, 2012, the total outstanding letters of credit for the purchase of property, plant and equipment was $618,636.

Significant Litigations

(5)         On February 2, 2007, the Company was named as defendant in a lawsuit filed by Anvik Company, alleging that the Company had infringed upon five Anvik’s patents of TFT-LCD panels produced by the machines purchased from Nikon Company. On April 4, 2012, the judge rendered a decision citing the invalidation of Anvik’s patent right. However, Anvik had appealed the decision with the Supreme Court. The litigation would not prevent the Company from using the machines purchased from Nikon Company to produce products.

(6)         Mondis filed a lawsuit with the United States District Court of the Eastern District of Texas against the Company on December 31, 2007 and January 15, 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The court date of the lawsuit was set on June 17, 2011. On June 27, 2011, the jury found that the Company had infringed upon partial patent rights in the lawsuit and should indemnify Mondis US$15 million for the infringement. The judge of the first trial ruled that the Company has to pay US$15 million to Mondis on September 30, 2011. Subsequently, the Company appealed to the supreme court. This case was heard in the United States Court of Appeals for the Federal Court on January 8, 2013. Additionally, Mondis filed a lawsuit with the United States International Trade Commission (“USITC”) relating to patent infringement in January, 2012. The judge of USITC had terminated this lawsuit on August 1, 2012, but final judgment has not been rendered by USITC up to now. All cases above had reached an out-of-court settlement with a written agreement in March, 2013.This case will not have a significant impact on the Company’s business and finances in the short-term.

(7)         Plasma Physic and Solar Physics filed a lawsuit with the United States District Court of the Eastern District of New York against the Company and its subsidiary on April 18, 2008, alleging infringement, among others, of their patents on liquid crystal displays used in the Company and its subsidiary’s products. On December 10, 2010, the jury rendered a verdict that the Company infringed upon two partial patent rights in the lawsuit and should indemnify Plasma US$10,750 thousand for the infringement. The Company had reached a settlement in December, 2013. This case will not have an impact on the Company’s business and finances.

(8)         Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V., and Chi Mei Optoelectronics USA Inc. were investigated under the Anti-Trust competition by the United States (the “U.S.”) Department of Justice. Since then, certain state governments in the U.S. and the government of Europe, Brazil and Korea also filed for investigation. In addition, in the U.S. and Canada, some of the downstream clients of TFT-LCD industries and end customers filed claims for damages of over-charging the products due to jointly monopolizing and manipulating the market price, individually or as a class action against Chi Mei Optoelectronics Corporation and Chi Mei Optoelectronics USA Inc. Regarding the above lawsuits, the Company had reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installment over five years. As of December 31, 2012, the unpaid penalties amounted to $3,165,360 (shown as “Other payables - others” and “Other liabilities - others”).

In December 2010, the Company received a notice from the European Commission, requesting the Company to pay penalty of EUR 300 million to the account as specified by the European Commission within three months upon receipt of the notice. The Company appealed this case with the Court of Justice of the European Union in February 2011 and deposited EUR 300 million to the above account on March 14, 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome on this case.

As to the class suit of the U.S. direct purchasers, the Company reached an out-of-court settlement with the plaintiffs, agreeing to pay the plaintiffs US$78 million. The settlement agreement was approved by the court in December 2011.

As to the class suit of the U.S. indirect purchasers, the Company reached an out-of-court settlement with the indirect purchaser plaintiffs and nine State Governments in November 2011 and December 2012, agreeing to pay the indirect purchaser plaintiffs and nine State Governments of US$110,270 thousand and US$7,370 thousand, respectively. The company has already deposited the penalty into the designated account in December 2011 and January 2013.

In December 2011, the Company received a notice from the Korean Fair Trade Commission, requesting the Company to deposit the penalty around NT$41,500 thousand into the designated account. The Company deposited the penalty into the designated account in February 2012.

The Company received a notice from National Development and Reform Commission, PRC in December, 2012, asking the Company for a payment of RMB 62,940 thousand to its specified account within 15 days from the date of notice received to return the amount to the enterprise operator, with a penalty of RMB 31,470 thousand. The Company had paid the amounts above in December, 2012 and January, 2013, respectively.

As of December 31, 2012, the Company was unable to evaluate the possible effects of the litigations and investigations as mentioned above. The Company appointed attomeys tending to those cases.

(9)         On September 8, 2008, Apeldyn Corporation sued the Company alleging infringement of patents of its products with the United States District Court for the District of Delaware. On November 15, 2011, the Court ruled that the Company did not infringe Apeldyn’s patent. Apeldyn has filed an appeal with the Supreme Court. This case shall not have significant impact on the Company’s business and finance in the short-term.

(10)  Mondis filed a lawsuit with the Düsseldorf District Court (the “Court”) in Germany against the Company on May 8, 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The Company appointed external attorneys in this area tending to this case and successfully defend Mondis’ assertion. The Company did not expect that the lawsuit would have a material impact on the Company’s financial position or results of operations in the short-term. The company would reach an settlement as Note 7(6) mentioned.

(11)  Thomson Licensing SAS. filed a lawsuit with the United States District for the District of Delaware on July 23, 2010, alleging infringement of its patent. Since the plaintiff also filed a lawsuit with the United States International Trade Commission (the “USITC”), the judge decided to suspend the litigation procedure and the Company is currently waiting for the verdict by the USITC.

(12)  Thomson Licensing SAS. filed a lawsuit with USITC on August 27, 2010, alleging infringement of its patent. A court meeting was held in September 2011. The USITC ruled that the Company did not infringe Thomson’s patent in June 2012. Thomson has filed an appeal with a higher court. The Company does not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations.

(13)  Eidos Displays, LLC and Eidos III, LLC filed a lawsuit with the United States District Court for the District of East Texas on April 25, 2011, alleging infringement of its patent. The lawsuit is currently in the litigation procedure and a judgment of the lawsuit is expected in January 2014. The Company did not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations in the short term.

(14)  In January 2012, Semiconductor Energy Laboratory Co., Ltd. (a Japan company) filed a lawsuit with the U.S. District Court for the Central District of California against the Company and other companies, alleging infringement of its six U.S. patents. The Company appointed external attorneys to evaluate this case and has submitted its response to the U.S. District Court for the Central District of California in July 2012. As the case is in the litigation procedures and the court decision is expected in May 2014, the Company believes that the lawsuit will not affect the Company’s business and finances in the short term.

8.              SIGNIFICANT CATASTROPHE

None.

9.              SUBSEQUENT EVENTS

(1)  The merger of the Company’s two wholly-owned subsidiaries—InnoJoy Investment Corporation and InnoFun Investment Corporation was approved by the Ministry of Economic Affairs on January 3, 2013 (see Note 2(1)2.(5)).

(2)  The capital of Global Depositary Receipts issued for the Company’s cash capital increase had been raised in January, 2013 (see Note 4(18)3).

(3)  On January 30, 2013, the Company resolved to issue restricted shares to employees (see Note 4(18)4).

(4)  The Board of Directors proposed to cover accumulated deficit as of December 31, 2012 in March, 2013 (see Note 4(21) 3).

10.       OTHERS

(1)         Fair value of financial instruments

	December 31, 2011
		Fair value
			Estimated
		Quotations	using a
		in an active	valuation
	Book value	market	technique	Description
Non-derivative financial instruments
Assets:
Financial assets with fair value equal to book value	$149,345,571	$—	$149,345,571	A
Financial assets at fair value through profit or loss	197,096	—	197,096	B
Available-for-sale financial assets	3,487,784	3,487,784	—	C
Financial assets carried at cost - non-current	1,280,852	—	1,280,852	D
Other financial assets - non-current	12,320,033	—	12,257,520	E
Refundable deposits	69,016	—	68,666	E
Liabilities:
Financial liabilities with fair value equal to book value	416,440,588	—	416,440,588	A
Bonds payable	2,000,000	—	2,015,155	F
Long-term loans	51,986,345	—	51,986,345	G
Lease payable	2,960,000	—	2,960,000	H
Guarantee deposits received	88,751	—	88,301	E

Derivative financial instruments
Assets:
Forward exchange contracts	642,441	—	642,441	I
Liabilities:
Forward exchange contracts	73,656	—	73,656	I
Interest rate swap contract	287,499	—	287,499	I
Cross currency swap contract	449,453	—	449,453	I
Off-balance-sheet financial instruments
Endorsements and guarantees	29,487,850	—	29,487,850	J

	December 31, 2012
		Fair value
			Estimated
		Quotations	using a
		in an active	valuation
	Book value	market	technique	Description
Non-derivative financial instruments
Assets:
Financial assets with fair value equal to book value	$129,399,393	$—	$129,399,393	A
Available-for-sale financial assets	4,282,142	4,282,142	—	C
Financial assets carried at cost - non-current	1,395,880	—	1,395,880	D
Other financial assets - non-current	12,416,790	—	12,353,786	E
Refundable deposits	69,545	—	69,192	E
Liabilities:
Financial liabilities with fair value equal to book value	233,849,703	—	233,849,703	A
Long-term loans	152,099,778	—	152,099,778	G
Lease payable	980,000	—	980,000	H
Guarantee deposits received	111,805	—	111,237	E

Derivative financial instruments
Assets:
Forward exchange contracts	68,248	—	68,248	I
Liabilities:
Forward exchange contracts	1,238,305	—	1,238,305	I
Interest rate swap contract	101,395	—	101,395	I
Cross currency swap contract	290,524	—	290,524	I
Off-balance-sheet financial instruments
Endorsements and guarantees	15,507,360	—	15,507,360	J

The methods and assumptions used to estimate the fair values of the above financial instruments were summarized below:

A.            For short-term instruments, the fair values were determined based on their carrying values because of the short maturities of the instruments. This method was applied to Cash and cash equivalents, Accounts receivable (including balance with related parties), Other receivables (including balance with related parties), Other financial assets - current, Short-term loans, Short-term notes payable, Accounts payable (including balance with related parties), Payables for tax, Accrued expenses, Payable for equipment, Other payables - other, Long-term loans - current portion and Other current liabilities - other.

B.            Financial assets at fair value through profit or loss were measured at quoted price as their fair values if they are quoted in an active market. If the market for a financial instrument was not active, an entity established fair value by using a valuation technique.

C.            Available-for-sale financial assets were measured at quoted price as their fair values if they are quoted in an active market. If the market for a financial instrument was not active, an entity established fair value by using a valuation technique.

D.            For those financial assets not quoted in an active market and their fair values cannot be measured reliably, they were measured at cost.

E.             The fair values of Other financial assets - non-current, Refundable deposits and Guarantee deposits received were based on the present value of expected cash flow amount. The discount rate was the one-year deposit rate of the Directorate General of Postal Remittances and Savings Bank.

F.              Fair value of bonds payable was based on the present value of expected cash flows. The discount rate was the effective interest rate of bonds issued with similar conditions as those of the Company.

G.            As floating interest rates were adopted for most of the long-term loans, their fair value was based on their book value.

H.           Lease obligation payable (including current portion) was based on the present value of expected cash flow amount. The discount rate was the interest rate of loans with a similar condition (a close due date) the Company can have. The fair values of Lease obligation payable were their carrying values because they bore floating interest rates.

I.                The fair values of derivative financial instruments which include unrealized gains or losses on unsettled contracts were determined based on the amounts to be received or paid assuming that the contracts were settled as of the reporting date.

J.                The fair value of endorsements and guarantees depended on the amount of contract.

(2)         Information on interest rate risk items

As of December 31, 2011 and 2012, the financial assets with fair value risk due to the change of interest amounted to $35,045,249 and $25,095,567, respectively; the financial liabilities with fair value risk due to change in interest amounted to $90,492,188 and $48,220,978, respectively; the financial assets with cash flow risk due to the change of interest amounted to $0 and $0, respectively; and the financial liabilities with cash flow risk due to the change of interest amounted to $240,747,812 and $221,135,313, respectively.

(3)         Procedure of financial risk control

A.            The Company adopted a comprehensive risk management and control system to identify all risks, including market risk, credit risk, liquidity risk, and cash flow risk, so that management can precisely measure these risks and control them effectively.

B.            The objective of the Company’s risk management was to adjust risk exposures to maintain proper liquidity and effectively control significant market risks after appropriately taking into consideration the economic environment, competition, operating needs and the changes of market value risk.

C.            The risks being hedged by the Group were primarily identified as the risks of changes in interest rates and market values. The Group entered into cash flow hedge transactions to manage the financial risks associated with the fluctuations of interest rates and fair value hedge transactions to manage those associated with market values. A cash flow hedge was to transfer the exposure of the floating market interest rate to a fixed interest rate to minimize the interest rate risk. The Group hedged such risk by entering into interest rate swap contracts and cross-currency interest rate swap contracts. A fair value hedge was to avoid the risks of fluctuations in exchange rate on foreign-currency denominated assets or liabilities. The Group hedged such risk by entering into cross-currency interest rate swap contracts.

(4)         Information on material financial risk

A.            Market risk

The Group’s major import and export transactions were conducted in USD and JPY. The change of fair value will be caused by foreign exchange rate; however, the Group examined its net foreign currency position through regularly evaluating the positions of foreign currency assets and foreign currency liabilities, and used the net foreign currency position as the risk management basis when entering into foreign currency loans, forward exchange contracts and foreign exchange derivatives. Thus, most of the market risk could be offset or hedged. No material market risk was expected.

The Group used derivative financial instruments to hedge the changes of foreign currencies and interest rates of foreign currency assets and liabilities. The gains or losses occurred from the fluctuation of foreign currencies would be offset with those of the hedged items. In addition, the financial cost of funding capital was expected to be fixed. Therefore, the market risk was not expected to be significant.

Certain transactions of the Group involved non-functional currency which was exposed to exchange rate fluctuation. The information on foreign currency denominated monetary assets and liabilities which were significantly affected by exchange rate fluctuation was as follows (Foreign Currency: Functional Currency):

	December 31,
	2011		2012
	Foreign currency amount (In thousands)	Exchange rate	Foreign currency amount (In thousands)	Exchange rate
Financial Assets
Monetary items
USD : NTD	$2,768,606	30.28	$3,079,355	29.04
JPY : NTD	1,016,729	0.39	924,573	0.34
HKD : NTD	62,095	3.90	759	3.75
EUR : NTD	347,149	39.18	328,442	38.49
USD : YEN	471,351	6.30	282,342	6.29
USD : JPY	25,904	77.73	56,436	86.33
EUR : JPY	—	100.31	4,658	114.42
Non-monetary items
USD : NTD	71,545	30.28	38,152	29.04
HKD : NTD	213,710	3.90	314,545	3.75

	December 31,
	2011		2012
	Foreign		Foreign
	currency		currency
	amount	Exchange	amount	Exchange
	(In thousands)	rate	(In thousands)	rate
Financial Liabilities
Monetary items
USD : NTD	$1,697,531	30.28	$1,633,857	29.04
JPY : NTD	55,466,136	0.39	44,188,055	0.34
EUR : NTD	1,851	39.18	174,439	38.49
USD : YEN	4,306,619	6.30	2,484,853	6.29
JPY : YEN	1,432,998	0.08	149,716	0.07

B.            Credit risk

The counterparties of the Group’s receivables were international computer and consumer electronics companies with good credit standing. No significant bad debts occurred in the past three years. The Group regularly evaluated the adequacy of its allowance for doubtful accounts. It was assessed that no significant credit risk would arise. The counterparties of derivatives undertaken by the Group were reputable financial institutions.

Loan guarantees provided by the Group were in compliance with the Group’s “Procedures for Provision of Endorsements and Guarantees” and were only provided to subsidiaries of which the Group owns directly or indirectly more than 50% ownership and has control over the entity. As the Group was fully aware of the credit conditions of these related parties, the Group did not ask the entity to provide any collateral for the loan guarantees. If the entity defaulted on the loan, the exposure of credit risk to the Group was the amount guaranteed. No significant credit risk was expected should these related parties fail to comply with loan agreements with banks.

C.            Liquidity risk

The major counterparties of the Group’s receivables were international companies with high credit quality. The receivables were due within one year and with good records of collection. No significant liquidity risk was expected.

The Group entered into foreign exchange forward contracts and cross-currency interest rate swap contracts to hedge the exchange rate fluctuation of the foreign currency assets or liabilities. The expected cash inflow or outflow upon settlement of derivative transactions would be offset against the inflow or outflow of hedged assets and liabilities, therefore, the Group had sufficient operating capital to meet the above cash demand. The interest rate of the interest rate swap contracts and cross-currency interest rate swap contracts had taken the financial cost of funding capital in the future into account, therefore, no risk was expected to arise from the corporate funding. In addition, since the exchange rate or interest rate of foreign exchange forward contract, cross-currency interest swap contract and interest rate swap contracts were certain, no significant cash flow risk was expected.

As of December 31, 2011 and 2012, the Company’s projected cash flows for the outstanding derivative financial instruments were as follows:

December 31, 2011				(in thousands)
Financial instrument	Period	Cash outflow		Cash inflow
Foreign exchange forward contract	2012/1~2012/2	EUR	331,000	USD	435,560
	2012/1~2012/4	TWD	55,171,095	USD	1,835,000
	2012/1~2012/3	USD	766,000	JPY	59,485,534
	2012/1~2012/3	HKD	33,500	JPY	335,348
	2012/1~2012/3	USD	20,316	EUR	15,000
Cross currency swap contracts (Note)	2012/5~2013/11	TWD	4,141,581	USD	123,140
Interest rate swap contracts (Note)	2012/5~2015/2	TWD	647,809	TWD	336,486

December 31, 2012				(in thousands)
Financial instrument	Period	Cash outflow		Cash inflow
Foreign exchange forward contract	2013/1~2013/3	TWD	50,972,793	USD	1,753,000
	2013/1~2013/3	USD	750,000	JPY	61,592,389
	2013/1~2013/1	EUR	117,000	USD	151,243
Cross currency swap contracts (Note)	2013/5~2013/11	TWD	2,063,418	USD	61,060
Interest rate swap contracts (Note)	2013/2~2015/2	TWD	279,775	TWD	157,872

Note:        The cross-currency swap contracts and interest rate swap contracts were calculated based on the most recent floating interest rate.

D.            Cash flow risk from the fluctuation in interest rates

The Group borrowed loans with floating interest rate. The effective interest rate of loans would be changed due to change in market interest rate. The Group’s working capital was sufficient to hedge the cash flow risk arising from fluctuations in interest rates.

The interest rate swap contract was settled based on the fixed amount of interest to be paid or received, calculated by the nominal principal times the difference of interest rates. Since the amount of settlement was not material and no cash flow of the principal payment would occur upon the expiration of the contract, the Group has no significant cash flow risk.

(5)         Fair value hedge and cash flow hedge

A.            Fair value hedge

The Company evaluated the risk of fair value changes on interest payments associated with long-term borrowings denominated in foreign currency and entered into cross currency swap contracts to hedge the exposure.

	Hedging Financial	Fair value,	Fair value,
Hedge Item	Instrument	December 31, 2011	December 31, 2012
Long-term borrowings denominated in foreign currency	Cross currency swap contracts	$(429,653)	$(290,235)

B.            Cash flow hedge

The Group evaluated the risk of future cash flow changes on principal payments associated with the Group’s floating interest rate bearing borrowings (both current and long-term portion) due to interest rate changes to be significant, and accordingly, entered into interest rate swap and cross-currency swap contracts to hedge such exposures.

As of December 31, 2011 and 2012, the financial liabilities qualified for hedge accounting were as follows:

	Hedging			Expected Timing for the
	Financial	Fair value,	Future cash	Recognition of Gains Or
Hedge Item	Instrument	December 31, 2011	demand	Losses from Hedge
Long-term loans	Interest rate swap contracts	$(287,499)	2008~2015	2008 ~ 2015
	Cross-currency swap contracts	(19,800)	2005~2013	2005 ~2013
		$(307,299)

	Hedging			Expected Timing for the
	Financial	Fair value,	Future cash	Recognition of Gains Or
Hedge Item	Instrument	December 31, 2012	demand	Losses from Hedge
Long-term loans	Interest rate swap contracts	$(101,395)	2008~2015	2008 ~ 2015

Item	December 31, 2011	December 31, 2012

Adjustment to stockholders’ equity	$(307,299)	$(101,395)

(6)         Elimination between the Company and subsidiaries

For the year ended December 31, 2011
Transactions		Companies	Amount
1.	Elimination of long-term equity investments and stockholders’ equity	The Company, Innolux Holding and Landmark etc.	$64,855,662
2.	Elimination of receivables and payables	The Company, Innolux US, Innocom (Shenzhen), CMO Japan, TPO HK, Leadtek and TPO Japan etc.	107,721,661
3.	Elimination of profit and loss
	(1) Sales and purchases	The Company, Innolux US, Innocom (Shenzhen), CMO Japan, Lakers and TPO Shanghai etc.	54,940,946
	(2) Processing revenues and costs	The Company, Lakers and Leadtek	138,907,905
	(3) Unrealized profit and deferred credits	The Company, Innolux US and Innocom (Shenzhen)	88,445
	(4) Realized profit and deferred credits	The Company, Innolux US, Innocom (Shenzhen) and TPO (Sinepal)	20,490

For the year ended December 31, 2012
Transactions		Companies	Amount
1.	Elimination of long-term equity investments and stockholders’ equity	The Company, Innolux Holding and Landmark etc.	$67,251,261
2.	Elimination of receivables and payables	The Company, Innolux US, Innocom (Shenzhen), CMO Japan, TPO HK, Leadtek and TPO Japan etc.	100,779,787
3.	Elimination of profit and loss
	(1) Sales and purchases	The Company, Innolux US, Lakers Innocom (Shenzhen), CMO Japan, Trading and TPO Shanghai etc.	25,263,562
	(2) Processing revenues and costs	The Company, Lakers, Leadtek and TPO HK	153,269,590
	(3) Unrealized profit and deferred credits	The Company , Ningbo Chi Mei Optoelectronics Ltd., and Nanhai Chi Mei Optoelectronics, Ltd.	90,819
	(4) Realized profit and deferred credits	The Company, Innolux US and Innocom (Shenzhen)	88,445

(7)         Turnaround plan

The Company incurred a net loss of $29,205,349 for the year ended December 31, 2012 and as of that date, its current liabilities exceeded its current assets by $62,401,173. The Company’s management adopted the following measures to improve its operations and financial position:

A.            Negotiation with the creditor banks as to the debt issue

On April 5, 2012, the Company signed an “Agreed-upon Repayment Agreement” with creditor banks. Under the agreement, creditor banks agreed to extend the due dates for the repayment of the Company’s short, medium and long-term loans and to renew the Company’s credit lines to safeguard creditor’s rights and ensure the Company’s continuing operations. More information is described in Note 4(14)3.

B.            Capital increase by cash

As stated in Note 4(14)3, in accordance with the negotiation of the debt issue, the Company shall increase its capital in certain amount of cash within three years. Further information is described in Notes 4(18)2 and 3.

C.            Operation improvement

The Company continued to adjust its product lines according to the market demands, to raise operating revenue and gross profit. The Company also tried to strictly control various expenses and expenditures to effectively enhance operational performance and create cash inflows from operating activities.

D.            Capital expenditure control program

Future capital expenditures will focus on the introduction of new technologies and new manufacturing processes, and also the enhancement of the production efficiency of plant and equipment, rather than pursuing capacity expansion. Capital expenditure budgets and amounts will be controlled strictly to maximize the benefits of capital expenditures.

11.  ADDITIONAL DISCLOSURES REQUIRED BY THE SECURITIES AND FUTURES BUREAU

(1)   Related information of significant transactions

All the transactions with subsidiaries disclosed below were eliminated when preparing audited consolidated financial statements. The disclosure information as follows was for reference only.

A. Loans granted during the year ended December 31, 2012

												Financing
												limit	Financing
Financing		Financial	Maximum					Reason for	Allowance			for each	company’s
company’s		statement	balance for	Ending	Interest	Type of	Transaction	short-term	for	Collateral		borrowing	financing
name	Counterparty	account	the year	balance	rate	financing	amount	financing	bad debts	Name	Value	company	amount limit	Note
Innolux Corporation	Chi Mei El Corporation	Other receivables — related parties	$1,200,000	$1,200,000	—%	short-term financing	$—	operating support	$—	—	$—	$17,090,878	$51,272,634	A
Innolux Corporation	Dragon Flame Industrial Ltd.	Other receivables — related parties	97,390	—	—%	short-term financing	—	operating support	—	—	—	17,090,878	51,272,634	A
Innolux Corporation	TPO Displays Shanghai Ltd.	Other receivables — related parties	111,039	—	—%	short-term financing	—	operating support	—	—	—	17,090,878	51,272,634	A
Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	Other receivables — related parties	362,348	362,348	—%	short-term financing	—	operating support	—	—	—	17,090,878	51,272,634	A
Innolux Corporation	TPO Displays Nanjing Ltd.	Other receivables — related parties	1,326,135	—	—%	short-term financing	—	operating support	—	—	—	17,090,878	51,272,634	A
Innolux Corporation	TPO Displays Hong Kong Ltd.	Other receivables — related parties	1,537,833	—	—%	short-term financing	—	operating support	—	—	—	17,090,878	51,272,634	A

Note A: 1. For loans obtained for short-term financing, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the Company.

2. The financial limit on loans granted shall not exceed 40% of the Company’s net equity. If it was for short-term capital needs, the limit was not to exceed 30% of the Company’s net equity.

3. The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: for short-term capital needs, financial limit shall not be below the 40% requirement, but should not exceed 100% of the Company’s net equity.

B. Endorsements and guarantees provided during the year ended December 31, 2012

			Limits on			Amount of		Maximum
			endorsement/			endorsement	Ratio of accumulated	endorsement/
Endorsement/	Guaranteed party		guarantee amount	Maximum		/guarantee	endorsement/guarantee	guarantee
guarantee		Nature of	provided to each	balance for	Ending	collateralized	to net equity per latest	amounts
provider	Name	relationship	counterparty	the year	balance	by properties	financial statements	allowable	Note
Innolux Corporation	Leadtek Global Group Limited	An indirect wholly-owned subsidiary	$85,454,391	$15,507,360	$15,507,360	$—	9	$85,454,391	A,B
Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	85,454,391	5,227,200	—	—	—	85,454,391	A,B
Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	85,454,391	7,260,000	—	—	—	85,454,391	A,B

Note A: Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity based on the most recent audited financial statements of the Company. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent audited financial statements of the Company. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity. The limitation is not required for directly or indirectly wholly-owned subsidiaries of the Company.

Note B: Accumulated endorsement/guarantee amount provided by the Company shall not exceed 50% of the Company’s net equity.

C. Marketable securities held as at December 31, 2012:

			December 31, 2012
						Market value/
						Net worth
Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Percentage	(Note1)	Note
Common stock of Innolux Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	237,943,984	$16,537,418	100	$16,537,418
Common stock of InnoJoy Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	96,433,000	1,401,254	100	1,401,254
Common stock of TPO Hong Kong Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	1,158,844,000	2,110,912	100	2,112,539
Common stock of Toppoly Optoelectronics (B.V. I.) Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	126,830,000	3,531,668	100	3,767,340
Common stock of Bright Information Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	2,782,333	140,438	57	62,797
Common stock of Golden Achiever International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	39,250	(28,261)	100	(34,960)
Common stock of Landmark International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	660,100,000	34,030,188	100	34,941,677
Common stock of Leadtek Global Group Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	160,005,000	1,269,274	100	1,505,993
Common stock of Yuan Chi Investment Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	—	1,167,071	100	1,455,259
Common stock of Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	80	1,657,848	100	1,509,913
Common stock of Gold Union Investments Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	46,130,998	777,911	100	922,445
Common stock of Keyway Investment Management Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	6,500,500	259,057	100	221,398
Common stock of Chi Mei Optoelectronics Europe B.V.	A subsidiary of the Company	Long-term investments accounted for under the equity method	180	137,507	100	132,721
Common stock of Chi Mei Optoelectronics (Singapore) Pte. Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	10,000	(130)	100	258,932
Common stock of Chi Mei El Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	155,500,000	40,534	97	69,012
Common stock of Chi Mei Lighting Technology Corporation	An investee under equity method	Long-term investments accounted for under the equity method	78,195,856	515,999	34	515,999
Common stock of Jetronics International Corporation	An investee under equity method	Long-term investments accounted for under the equity method	2,690,000	233,892	32	178,295
Common stock of Contrel Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	17,009,330	452,455	13	219,553

			December 31, 2012
						Market value/
						Net worth
Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Percentage	(Note 1)	Note
Common stock of Global Display Taiwan Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,200,000	$45,830	23	$51,540
Common stock of Ampower Holding Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	14,062,500	1,471,288	47	873,873
Common stock of Chi Mei Materials Technology Corporation	An investee under equity method	Long-term investments accounted for under the equity method	77,758,053	1,612,645	16	1,462,005
Common stock of GIO Optoelectronics Corporation	An investee under equity method	Long-term investments accounted for under the equity method	63,521,501	508,920	24	155,597
Common stock of Exploit Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	759,056	—	15	17,930
Common stock of iZ3D Inc.	An investee under equity method	Long-term investments accounted for under the equity method	4,333	—	35	—
Common stock of Himax Technologies Inc. (Himax Cayman)	None	Available-for-sale financial assets - current	1,154,448	40,230	—	40,230
Common stock of Formosa Epitaxy Incorporation	None	Available-for-sale financial assets -non-current	320,930	6,547	—	6,547
Unsecured subordinated bonds of Cathay Financial Holdings	None	Available-for-sale financial assets - non-current	220	220,000	—	220,000
Common stock of TPV Technology Ltd.	None	Available-for-sale financial assets — non-current	150,500,000	1,178,600	6	1,178,600
Common stock of AvanStrate Inc.	None	Financial assets carried at cost - non-current	900,000	286,740	1	—	A
Common stock of Allied Integrated Patterning Corp.	None	Financial assets carried at cost - non-current	2,430,000	732	3	—	A
Common stock of Optivision Technology Ltd.	None	Financial assets carried at cost - non-current	937,529	43,436	2	—	A
Common stock of Chi Lin Technology Co., Ltd.	None	Financial assets carried at cost - non-current	6,450,757	113,150	2	—	A
Common stock of Chi Lin Optoelectronics Co., Ltd.	None	Financial assets carried at cost - non-current	9,346,502	163,943	4	—	A
Top Taiwan Venture Capital Co., Ltd.	None	Financial assets carried at cost - non current	20,000,000	198,490	9	—	A
Common stock of Himax Media Solutions Company	None	Financial assets carried at cost - non-current	1,500,000	11,657	7	—	A
Common stock of Himax Analogic Company	None	Financial assets carried at cost - non-current	375,000	2,818	4	—	A

Note A: The investment was measured at cost since its fair value cannot be measured reliably.

D. Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the year ended December 31, 2012:

Marketable		Beginning balance		Acquisition		Disposal				Ending balance
securities	Nature of							Carrying	Gain (loss)
type and name	relationship	Shares/units	Amount	Shares/units	Amount	Shares/units	Amount	value	on disposal	Shares/units	Amount
Toppoly Optoelectronics (B.V.I.) Ltd.	Note A	122,430,000	$2,932,293	4,400,000	$131,912	—	$—	$—	$—	126,830,000	$3,064,205
ChiMei EI Corporation	Note B	40,500,000	(788,618)	115,000,000	1,150,000	—	—	—	—	155,500,000	361,382
ChiMei Materials Technology Corporation	Note B	71,557,690	950,360	6,200,363	142,608	—	—	—	—	77,758,053	1,092,968

Note A: The wholly-owned subsidiary capital increase by cash.

Note B: The subsidiary accounted for under the equity method capital increase by cash.

E. Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2012: None

F. Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2012: None.

G. Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2012:

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship	Purchases/		Percentage of	Credit				Percentage
Company	Counterparty	with the Company	Sales	Amount	purchases/sales	terms	Unit price	Credit terms	Balance	of balance	Note
Innolux Corporation	Chi Lin Electronics Co., Ltd.	A subsidiary of Chi Mei Corporation	Sales	$16,718,373	4	60 days	Similar with general transactions	No material difference	$3,213,447	4
Innolux Corporation	Innolux Corporation Ltd.	An indirect wholly-owned subsidiary	Sales	3,869,372	1	90 days	Similar with general transactions	No material difference	138,039	—
Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	Sales	3,879,522	1	90 days	Similar with general transactions	No material difference	837,125	1
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Sales	7,989,365	2	45-120 days	No transactions comparable with sales from related parties	No material difference	3,003,013	4
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	7,649,524	2	45-60 days	Similar with general transactions	No material difference	1,155,377	2
Innolux Corporation	Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	Sales	541,550	—	60 days	Similar with general transactions	No material difference	131,703	—

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship	Purchases/		Percentage of	Credit				Percentage
Company	Counterparty	with the Company	Sales	Amount	purchases/sales	terms	Unit price	Credit terms	Balance	of balance	Note
Innolux Corporation	Foxconn CZ S.R.O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$141,912	—	45 days after invoice	Similar with general transactions	No material difference	$—	—
Innolux Corporation	Foshan Premier Technology Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	905,934	—	30-60 days	Similar with general transactions	No material difference	53,396	—
Innolux Corporation	Hongfujin Precision Industry (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,414,128	—	45-60 days	Similar with general transactions	No material difference	115,047	—
Innolux Corporation	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	190,024	—	45-60 day after invoice	Similar with general transactions	No material difference	—
Innolux Corporation	Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	2,071,724	—	90 days	Similar with general transactions	No material difference	46,987	—
Innolux Corporation	TPO Display Hong Kong Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,233,461	—	50-60 days	Similar with general transactions	No material difference	—	—
Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Sales	217,974	—	60 days after invoice	Similar with general transactions	No material difference	—	—
Innolux Corporation	Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	159,021	—	90 days	Similar with general transactions	No material difference	—	—
Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	1,499,275	—	60-90 days	Similar with general transactions	No material difference	314,603	—
Innolux Corporation	Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,102,419	—	60 days	Similar with general transactions	No material difference	486,128	1

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship	Purchases/		Percentage of	Credit				Percentage
Company	Counterparty	with the Company	Sales	Amount	purchases/sales	terms	Unit price	Credit terms	Balance	of balance	Note
Innolux Corporation	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$658,647	—	30 days after goods are shipped	Similar with general transactions	No material difference	$1,150	—
Innolux Corporation	Fuhuajie Industrial (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	137,762		45-60 days after invoice	Similar with general transactions	No material difference	—
Innolux Corporation	Foxconn Precision Electronics (Tianjin) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	129,171	—	60 days after invoice	Similar with general transactions	No material difference	3,206	—
Innolux Corporation	Innocom Technology (Kunshan) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	301,817	—	50-90 days	Similar with general transactions	No material difference	—
Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	5,655,737	1	45-90 days	Similar with general transactions	No material difference	1,109,889	1
Innolux Corporation	Futaihua Industry (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	201,837	—	30 days	Similar with general transactions	No material difference	—	—
Innolux Corporation	Hongfujin Precision Industry (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	2,831,097	1	90 days after goods are shipped	Similar with general transactions	No material difference	154,513	—
Innolux Corporation	Futaijing Precision Electronics (Beijing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,015,241	—	60 days after invoice	Similar with general transactions	No material difference	202,638	—
Innolux Corporation	Interface Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	187,965	—	60 days after invoice	Similar with general transactions	No material difference	—	—
Innolux Corporation	Foxconn Slovakia spol. S.R.O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	703,309	—	60 days	Similar with general transactions	No material difference	46,138	—

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship	Purchases/		Percentage of	Credit				Percentage
Company	Counterparty	with the Company	Sales	Amount	purchases/sales	terms	Unit price	Credit terms	Balance	of balance	Note
Innolux Corporation	Kangzhun Electronic Science and Technology (Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$535,651	—	45 days	Similar with general transactions	No material difference	$371,890	—
Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	108,867	—	60 days	Similar with general transactions	No material difference	63,633	—
Innolux Corporation	Chi Mei Materials Technology Corporation	An indirect investee company accounted for under the equity method	Purchases	5,090,071	2	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(1,297,464)	1
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	4,813,433	2	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(490,414)	—
Innolux Corporation	Chi Mei Corporation	Accounted the Company under equity method	Purchases	3,301,742	2	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(946,910)	1
Innolux Corporation	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	Purchases	4,558,573	2	60 days	No transactions comparable with purchases from related parties	No material difference	(403,566)	—
Innolux Corporation	Advanced Optoelectronic Technology Inc.	The subsidiary of the Company is a corporate director of Advanced	Purchases	1,530,799	1	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(266,993)	—
Innolux Corporation	Ningbo Chi Mei Material Technology Corporation	An indirect investee company accounted for under the equity method	Purchases	3,987,995	2	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(949,317)	1
Innolux Corporation	TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	Purchases	189,021	—	60 days	No transactions comparable with purchases from related parties	No material difference	(1,200,497)	1
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Purchases	206,325	—	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(66,298)	—

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship	Purchases/		Percentage of	Credit				Percentage
Company	Counterparty	with the Company	Sales	Amount	purchases/sales	terms	Unit price	Credit terms	Balance	of balance	Note
Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	$1,669,930	1	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	$(27,184)	—
Innolux Corporation	Leadtek Global Group Limited	A subsidiary of the Company	Processing costs	112,155,602	23	60 days	Cost plus	No material difference	(73,863,835)	52
Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing costs	29,462,985	6	60 days	Cost plus	No material difference	(8,943,577)	53
Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Purchases	181,526	—	60 days	No transactions comparable with purchases from related parties	No material difference	(31,703)	—
Innolux Corporation	Chi Lin Technology Co., Ltd.	A subsidiary of Chi Mei Corporation	Purchases	127,962	—	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(41,394)	—
Innolux Corporation	Chi Lin Optoelectronics Co., Ltd.	A subsidiary of Chi Mei Corporation	Purchases	117,955	—	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(282,678)	—
Innolux Corporation	Kunpal Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Purchases	106,436	—	60 days	No transactions comparable with purchases from related parties	No material difference	(41,618)	—

Note A: Accounts for the Cost of Goods Sold ratio.

H.           Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital as at December 31, 2012:

			Balance of					Allowance for
			receivables		Overdue receivables			doubtful
		Relationship with	from related	Turnover		Action adopted for	Subsequent	accounts
Company	Counterparty	the Company	parties	rate	Amount	overdue accounts	collection	provided	Note
Innolux Corporation	Chi Lin Optoelectronics Co., Ltd.	A subsidiary of Chi Mei Corporation	$3,213,447	5.79	$30,856	Subsequent collection	$3,213,447	$—
Innolux Corporation	TPO Displays (Shanghai) Ltd.	An indirect wholly-owned subsidiary	113,093	—	—	—	113,093	—
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	3,003,013	3.29	7,597	Subsequent collection	1,381,893	—
Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	837,125	3.67	798,152	Subsequent collection	837,125	—
Innolux Corporation	Kangzhun Electronic Science and Technology (Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	371,890	2.88	159,580	Subsequent collection	181,742	—
Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	314,603	5.02	160,267	Subsequent collection	151,122	—
Innolux Corporation	GIO Optoelectronics Corp.	An indirect investee company accounted for under the equity method	488,768	—	—	—	173,430	—
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	1,155,377	9.09	17,454	Subsequent collection	1,067,333	—
Innolux Corporation	Hongfujin Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	115,047	6.69	35,870	Subsequent collection	112,214	—
Innolux Corporation	TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary	416,048	—	—	—	416,048	—
Innolux Corporation	Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	486,128	4.01	66,211	Subsequent collection	412,673	—
Innolux Corporation	Competition Team Ireland Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	1,109,889	9.86	457,216	Subsequent collection	835,103	—
Innolux Corporation	Innolux Corporation	An indirect wholly-owned subsidiary	138,039	1.57	138,039	Subsequent collection	—	—
Innolux Corporation	Futaijing Precision Electronics (Beijing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	202,638	9.90	14,717	Subsequent collection	202,638	—
Innolux Corporation	Hong Fu Jin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	154,513	18.52	51,424	Subsequent collection	124,297	—
Innolux Corporation	Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	131,703	1.94	—	—	131,703	—

J.                Derivative financial instruments undertaken during the year ended December 31, 2012: Please refer to Notes 4(2), (7) ,(8) and 10(5).

(2)         Disclosure information of investee company

The information on the name, the location… etc of the investee companies is shown below:

A.            Information on Investee Companies:

										Investment
				Original cost		Held by the Company at December 31, 2012			Net income (loss)	income (loss)
			Main operating	December 31,	December 31,	Number of	Percentage of		of the investee	recognized by the
Name of company	Investee company	Location	activities	2012	2011	shares	ownership (%)	Book value	company	Company	Note
Innolux Corporation	Innolux Holding Ltd.	Samoa	Investment holdings	$7,596,857	$7,596,857	237,943,984	100	$16,537,418	$819,801	$859,022
Innolux Corporation	InnoJoy Investment Corporation	Taiwan	Investment company	964,330	700,000	96,433,000	100	1,401,254	137,079	137,079
Innolux Corporation	InnoFun Investment Corporation	Taiwan	Investment company	—	200,000	—	100	—	5,772	5,772
Innolux Corporation	TPO Hong Kong Holding Ltd.	Hong Kong	Investment company	2,107,791	2,107,791	1,158,844,000	100	2,110,912	404,634	401,349
Innolux Corporation	Toppoly Optoelectronics (B. V. I.) Ltd.	BVI	Investment company	3,064,205	2,932,293	126,830,000	100	3,531,668	897,214	897,214
Innolux Corporation	Bright Information Holding Ltd.	Hong Kong	Investment company	74,924	74,924	2,782,333	57	140,438	(3,324)	(1,884)
Innolux Corporation	Golden Achiever International Ltd.	BVI	Investment company	9,083	9,083	39,250	100	(28,261)	131,625	139,028
Innolux Corporation	Landmark International Ltd.	Samoa	Investment company	31,948,845	31,948,845	660,100,000	100	34,030,188	1,012,951	1,028,741
Innolux Corporation	Leadtek Global Group Limited	BVI	Investment and trading company	2,064,427	2,064,427	160,005,000	100	1,269,274	(228,148)	(228,148)
Innolux Corporation	Yuan Chi Investment Co., Ltd.	Taiwan	Investment company	1,217,235	1,217,235	—	100	1,167,071	(64,074)	(64,074)
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Japan	Researching, manufacturing and selling of the film transistor liquid crystal display	1,335,486	1,335,486	80	100	1,657,848	64,220	64,220
Innolux Corporation	Gold Union Investment Ltd.	Samoa	Investment company	779,152	779,152	46,130,998	100	777,911	(197,825)	(197,825)
Innolux Corporation	Keyway Investment Management Ltd.	Samoa	Investment company	222,343	222,343	6,500,500	100	259,057	(2,724)	(2,724)

										Investment
				Original cost		Held by the Company at December 31, 2012			Net income (loss)	income (loss)
			Main operating	December 31,	December 31,	Number of	Percentage of		of the investee	recognized by the
Name of company	Investee company	Location	activities	2012	2011	shares	ownership (%)	Book value	company	Company	Note
Innolux Corporation	Chi Mei Optoelectronics Europe B. V.	Netherlands	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	$121,941	$121,941	180	100	$137,507	$8,467	$8,467
Innolux Corporation	Chi Mei Optoelectronics (Singapore) Pte. Ltd.	Singapore	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	5,235	5,235	10,000	100	(130)	443	443
Innolux Corporation	Chi Mei El Corporation	Taiwan	Developing, designing, manufacturing, and selling of organic light emitting diodes	361,382	(788,618)	155,500,000	97	40,534	14,040	14,040
Innolux Corporation	Chi Mei Lighting Technology Corporation	Taiwan	Manufacturing of electronic equipment and lighting equipment	819,312	819,312	78,195,856	34	515,999	(1,215,140)	(412,666)
Innolux Corporation	Jetronics International Corporation	Samoa	Investment company	145,600	145,600	2,690,000	32	233,892	(25,971)	(8,317)
Innolux Corporation	GIO Optoelectronics Corporation	Taiwan	Developing, designing manufacturing and selling of components of back light module on TFT-LCD	800,892	800,892	63,521,501	24	508,920	(380,607)	(90,522)
Innolux Corporation	Contrel Technology Co., Ltd.	Taiwan	Manufacturing and selling of related equipments for film transistor liquid crystal display	135,423	135,423	17,009,330	13	452,455	(389,206)	(27,574)
Innolux Corporation	Global Display Taiwan Co., Ltd.	Taiwan	Glass thinning processing	45,262	45,262	3,200,000	23	45,830	5,458	1,230
Innolux Corporation	Ampower Holding Ltd.	Cayman	Investment company	1,717,714	1,717,714	14,062,500	47	1,471,288	(200,905)	(94,347)
Innolux Corporation	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	1,092,968	950,360	77,758,053	16	1,612,645	1,613,162	260,526

										Investment
				Original cost		Held by the Company at December 31, 2012			Net income (loss)	income (loss)
			Main operating	December 31,	December 31,	Number of	Percentage of		of the investee	recognized by the
Name of company	Investee company	Location	activities	2012	2011	shares	ownership (%)	Book value	company	Company	Note
Innolux Corporation	Exploit Technology Co., Ltd.	Taiwan	Selling electronic materials and telecommunications materials	$—	$—	759,056	15	$—	$(49,854)	$—
Innolux Corporation	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacturing of electronic component and lighting equipment	—	19,875	—	—	—	—	(816)
Innolux Corporation	iZ3D Inc.	USA	Research and development and sale of 3D flat monitor	—	—	4,333	35	—	—	—
Innolux Holding Ltd.	Rockets Holding Ltd.	Samoa	Holding company	7,426,240	7,426,240	230,785,400	100	15,993,810	565,123	565,123
Innolux Holding Ltd.	Lakers Trading Ltd.	Samoa	Trading and order swap company	—	—	1	100	221,243	1	1
Innolux Holding Ltd.	Innolux Corporation	USA	Trading company	6,348	6,348	2,000	100	(77,845)	2,736	2,736
Innolux Holding Ltd.	Suns Holding Ltd.	Samoa	Holding company	164,269	164,269	5,072,001	100	393,355	251,940	251,940
Rockets Holding Ltd.	Stanford Development Ltd.	Samoa	Holding company	5,391,125	5,391,125	164,000,000	100	13,278,833	(379,541)	(379,541)
Rockets Holding Ltd.	Sonics Trading Ltd.	Samoa	Trading and order swap	198,116	198,116	8,390,001	100	189,173	—	—
Rockets Holding Ltd.	Best China Investments Ltd.	Samoa	Investment company	314,740	314,740	10,000,001	100	303,961	(6,481)	(6,481)
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Samoa	Investment company	573,940	573,940	18,000,000	100	544,738	(2,963)	(2,963)
Rockets Holding Ltd.	Excel Victory Ltd.	Samoa	Investment company	—	97,182	—	—	—	73,041	73,041
Rockets Holding Ltd.	Magic Sun Ltd.	Samoa	Investment company	1,146,370	1,146,370	38,000,001	100	934,341	545,667	545,667
Rockets Holding Ltd.	Nets Trading Ltd.	Samoa	Investment company	—	—	1	100	2,051	—	—
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Samoa	Investment company	164,269	164,269	5,072,001	100	393,355	251,940	251,940
Best China Investment Ltd.	Asiaward Investment Ltd.	Hong Kong	Investment company	314,740	314,740	77,830,001	100	303,961	(6,481)	(6,481)
Asiaward Investment Ltd.	Innocom Technology (Xiamen) Ltd.	China	Development, design, manufacture and sales of monitors	314,740	314,740	—	100	303,961	(6,481)	(6,481)
Stanford Developments Ltd.	Full Lucky Investment Ltd.	Hong Kong	Investment company	1,016,035	1,016,035	1,271,015,401	100	—	—	—

										Investment
				Original cost		Held by the Company at December 31, 2012			Net income (loss)	income (loss)
			Main operating	December 31,	December 31,	Number of	Percentage of		of the investee	recognized by the
Name of company	Investee company	Location	activities	2012	2011	shares	ownership (%)	Book value	company	Company	Note
Stanford Development Ltd.	Innocom Technology (Shenzhen) Ltd.	China	Development, design, manufacture and sales of monitors	$5,391,125	$5,391,125	—	100	$13,278,821	$(379,541)	$(379,541)
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Hong Kong	Investment company	573,940	573,940	139,623,801	100	544,737	(2,963)	(2,963)
Main Dynasty Investment Ltd.	Innocom Technology (Jia-Shan) Ltd.	China	Development, design, manufacture and sales of monitors	573,940	573,940	—	100	544,737	(2,963)	(2,963)
Excel Victory Ltd.	Glory Ace Investment Ltd.	Hong Kong	Investment company	—	97,182	—	—	—	73,041	73,041
Glory Ace Investment Ltd.	Innocom Technology (Chongqing) Co., Ltd.	China	Development, design, manufacture and sales of monitors	—	97,182	—	—	—	92,642	92,642
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Hong Kong	Investment company	1,146,370	1,146,370	295,969,001	100	934,341	545,667	545,667
Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Ltd.	China	Development, design, manufacture and sales of monitors	1,146,370	1,146,370	—	100	934,341	545,667	545,667
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA , Inc.	USA	Selling of electronic equipment and computer monitors	2,400	2,400	1,000	100	153,603	(8,779)	(8,779)
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	China	Manufacturing and selling of TFT-LCD modules	19,524,952	19,524,952	—	100	20,057,603	615,716	615,716
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	China	Manufacturing and customer service of TFT-LCD	5,841,023	5,841,023	—	100	7,310,760	250,717	251,344
Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.	China	Developing, manufacturing, customer service and warehousing of TFT-LCD	1,149,926	1,149,926	—	100	1,537,862	27,459	27,459
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	China	Manufacturing and customer service of TFT-LCD	5,837,942	5,837,942	—	100	6,111,921	116,545	118,432
Yuan Chi Investment Co., Ltd.	Chi Mei Logistics Co., Ltd.	Taiwan	Warehousing Service	124,485	124,485	12,740,000	49	130,009	4,676	2,291

				Original cost		Held by the Company at December 31, 2012			Net income (loss)	Investment income (loss)
			Main operating	December 31,	December 31,	Number of	Percentage of		of the investee	recognized by the
Name of company	Investee company	Location	activities	2012	2011	shares	ownership (%)	Book value	company	Company	Note
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Taiwan	Trading business, manufacturing of electronic equipment and lighting equipment	$263,812	$263,812	19,673,402	9	$130,283	$(1,215,140)	$(104,124)
Yuan Chi Investment Co., Ltd.	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacturing of electronic component and lighting equipments	—	8,699	—	5	—	—	(2,526)
Yuan Chi Investment Co., Ltd.	Exploit Technology Co., Ltd.	Taiwan	Selling electronic materials and telecommunications materials	—	—	246,317	5	—	(49,854)	—
Yuan Chi Investment Co., Ltd.	TOA Optronics Corporation	Taiwan	Selling electronic materials, trading business, manufacturing of electronic equipments and lighting equipments	423,606	423,606	58,007,000	40	386,347	2,870	878
Yuan Chi Investment Co., Ltd.	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	44,333	44,992	3,880,996	1	79,222	1,613,162	14,031
Yuan Chi Investment Co., Ltd.	GIO Optoelectronics Corp.	Taiwan	Developing, designing, manufacturing and selling of components of back light module on TFT-LCD	6,881	6,881	467,519	—	1,561	(380,607)	(337)
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Germany	Importing, buying and selling electronic equipment and TFT-LCD monitors and providing customer service	10,324	10,324	250	100	22,761	3,882	3,882
Keyway Investment Management Ltd.	Ningbo Chi Mei Logistics Co., Ltd.	China	Warehousing Service	151,715	151,715	—	100	140,122	(4,715)	(4,715)

				Original cost		Held by the Company at December 31, 2012			Net income (loss)	Investment income (loss)
			Main operating	December 31,	December 31,	Number of	Percentage of		of the investee	recognized by the
Name of company	Investee company	Location	activities	2012	2011	shares	ownership (%)	Book value	company	Company	Note
Keyway Investment Management Ltd.	Foshan Chi Mei Logistics Co., Ltd.	China	Warehousing, testing and logistics service of TFT-LCD monitors	$39,972	$39,972	—	100	$52,360	$570	$570
Gold Union Investments Ltd.	Ningbo Chi Hsin Electronics Ltd.	China	Manufacturing and selling of TFT-LCD modules and touch panel	183,023	183,023	—	100	520,950	(60,799)	(60,799)
Gold Union Investments Ltd.	Dongguan Chi Hsin Electronics Ltd.	China	Manufacturing and selling of TFT-LCD modules and touch panel	595,989	595,989	—	100	401,461	(137,028)	(137,028)
Toppoly Optoelectronics (B.V. I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Cayman	Investment company	3,040,269	$2,908,357	126,800,000	100	3,767,001	897,215	897,215
Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Ltd.	B. V. I.	Import and export trading company	3,660	3,660	300,000	100	(366)	(1,126)	(1,126)
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	China	Liquid crystal devices	2,935,314	2,803,402	—	100	3,245,610	891,258	891,258
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Sinepal) Ltd.	China	Purchases and sales of monitor-related components company	101,283	101,283	—	100	521,746	7,083	7,083
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Hong Kong	Investment company	—	—	162,897,802	100	305,544	188,826	188,826
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Hong Kong	Import and export trading company	—	—	35,000,000	100	(2,264,793)	177,697	177,697
TPO Hong Kong Holding Ltd.	TPO Displays Japan K. K.	Japan	Manufacturing and selling of panels	1,815,603	1,815,603	201	100	2,172,032	(19,150)	(19,150)
TPO Hong Kong Holding Ltd.	TPO Displays Europe B. V.	Netherlands	Import and export trading company	3,073,072	3,073,072	375,810	100	2,352,826	54,368	54,368
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	USA	Import and export trading company	263,685	263,685	1,000	100	257,284	1,529	1,529
TPO Displays Hong Kong Holding Ltd.	TPO Displays Shanghai Ltd.	China	Liquid crystal devices	—	—	—	100	305,544	188,826	188,826
TPO Displays Europe B. V.	TPO Displays Germany GmbH.	Germany	Import and export trading company	33,735	33,735	100,000	100	54,675	(4,005)	(4,005)

				Original cost		Held by the Company at December 31, 2012			Net income (loss)	Investment income (loss)
			Main operating	December 31,	December 31,	Number of	Percentage of		of the investee	recognized by the
Name of company	Investee company	Location	activities	2012	2011	shares	ownership (%)	Book value	company	Company	Note
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	China	TFT-LCD glass thinning processing	$100,691	$100,691	—	100	$85,353	$(3,067)	$(3,067)
Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	B. V. I.	Selling of components of LCD module and back light module and providing customer service	41,943	41,943	500	100	89	(39,022)	(39,022)
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Corp.	China	Manufacturing and selling of components of LCD module and back light module	—	—	—	100	(35,410)	170,647	170,647
Golden Achiever International Ltd.	Eastern Vision Co. Ltd.	B. V. I.	Selling of components of LCD module and back light module and providing customer service	79	79	500	100	73	—	—

B. Loans granted for the year ended December 31, 2012

												Financing limit	Financing
		Financial	Maximum					Reason for	Allowance			for each	company’s
Financing		statement	balance for	Ending	Interest	Type of	Transaction	short-term	for	Collateral		borrowing	financing
company’s name	Counterparty	account	the year	balance	rate	financing	amounts	financing	bad debt	Name	Value	company	amount limit	Note
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Other receivables	$90,452	$30,792	0.25%	Short-term financing	$—	operating support	$—	—	$—	$17,908,781	$17,908,781	A
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	Other receivables	1,742,400	—	—	Short-term financing	—	operating support	—	—	—	17,908,781	17,908,781	A
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Logistics Co., Ltd.	Other receivables	36,937	13,851	6.00%	Short-term financing	—	operating support	—	—	—	17,908,781	17,908,781	A
Dongguan Chi Hsin Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Other receivables	174,240	174,240	—	Short-term financing	—	operating support	—	—	—	17,908,781	17,908,781	A
Dongguan Chi Hsin Electronics Ltd.	Nanhai Chi Mei Electronics Ltd.	Other receivables	174,240	174,240	5.4%	Short-term financing	—	operating support	—	—	—	17,908,781	17,908,781	A
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	Other receivables	2,323,200	2,323,200	—	Short-term financing	—	operating support	—	—	—	17,908,781	17,908,781	A
Naihai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Other receivables	2,323,200	2,323,200	—	Short-term financing	—	operating support	—	—	—	17,908,781	17,908,781	A
Inno Fun Investment Corporation	Inno Joy Investment Corporation	Other receivables	45,600	45,600	—	Short-term financing	—	operating support	—	—	—	560,502	560,502	D
Leadtek Global Group Limited	Chi Mei El Corporation	Other receivables	1,200,000	—	—	Short-term financing	—	operating support	—	—	—	25,636,317	68,363,512	B
TPO Displays USA Inc.	TPO Displays Hong Kong Ltd.	Accounts receivable — related parties	174,240	174,240	0.16%~0.56%	Short-term financing	—	operating support	—	—	—	17,908,781	170,908,781	A
TPO Displays Europe B. V.	TPO Displays Hong Kong Ltd.	Accounts receivable — related parties	1,492,483	1,492,483	—	Short-term financing	—	operating support	—	—	—	17,908,781	170,908,781	A
Toptech Trading Limited	VAP Optoelectronics (Nanjing) Corp.	Prepayments	153,912	153,912	—	Short-term financing	—	operating support	—	—	—	17,908,781	170,908,781	A

												Financing
		Financial	Maximum					Reason for	Allowance			limit for each	Financing company’s
Financing		statement	balance for	Ending	Interest	Type of	Transaction	short-term	for	Collateral		borrowing	financing
company’s name	Counterparty	account	the year	balance	rate	financing	amounts	financing	bad debt	Name	Value	company	amount limit	Note
Bright Information Holding Limited	Kunpal Optoelectronics Ltd.	Other receivables	$58,080	$58,080	—	Short-term financing	$—	operating support	$—	—	$—	$112,978	$112,978	C
Dragon Flame Industrial	VAP Optoelectronics (Nanjing) Corp.	Accounts receivable — related parties	122,788	122,788	—	Short-term financing	—	operating support	—	—	—	17,908,781	17,908,781	A
TPO Displays Germany GmBH	TPO Displays Hong Kong Ltd.	Accounts receivable — related parties	24,940	24,940	—	Short-term financing	—	operating support	—	—	—	17,908,781	17,908,781	A
TPO Displays Hong Kong Ltd.	TPO Displays Shanghai Ltd.	Accounts receivable — related parties	458,714	458,714	—	Short-term financing	—	operating support	—	—	—	17,908,781	17,908,781	A
Yuan Chi Investment Co., Ltd	Inno Joy Investment Corporation	Other receivables	22,000	22,000	—	Short-term financing	—	operating support	—	—	—	792,536	792,536	D
Chi Mei Optoelectronics Japan Co., Ltd.	Innolux Corporation	Other receivables	504,600	504,600	1.45%	Business dealing	7,989,365	—	—	—	—	603,965	603,965	E

Note A: 1. For loans obtained for short-term financing, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the Company.

2. The financial limit on loans granted shall not exceed 40% of the Company’s net equity. If it was for short-term capital needs, the limit shall not exceed 30% of the Company’s net equity.

3. The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: for the short-term capital needs, financial limit shall not be below the 40% requirement, but should not exceed 100% of the Company’s net equity.

Note B: Subsidiary-Leadteak Global Group Limited

1. For short-term capital needs, financial limit on loans granted to a single party shall not exceed 15% of the parent company’s net equity, based on the most recent audited financial statements of the parent company.

2. The financial limit on loans granted shall not exceed 40% of the parent company’s net equity, based on the most recent audited financial statements of the parent company.

3. The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: if it for short-term capital needs, financial limit shall not exceed 100% of the parent company’s net equity. However, the financial limit on loans granted shall not exceed 100% of the Company’s net equity.

Note C: Bright Information Holding Limited

1. For the company’s short-term capital needs, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the parent company.

2. The financial limit on loans granted shall not exceed 30% of the Company’s net equity, based on the most recent audited financial statements of the parent company.

3. For the short-term capital needs of directly or indirectly wholly-owned subsidiaries, the above two limitations are not required. However, the financial limit on loans granted shall not exceed 100% of the Company’s net equity.

Note D: Innofun Investment Corporation and Yuan Chi Investment Co., Ltd.

1. For the company’s short-term capital needs, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the parent company.

2.    The financial limit on loans granted shall not exceed 40% of the Company’s net equity, based on the most recent audited financial statements of the parent company.

3.    The amount of loans provided by the Company, the parent company, or both the Company and the parent company, to another subsidiary of the Company (for the case when the lender company owns directly or indirectly 50% of voting shares of the borrower company) shall not exceed 40% of the Company’s net equity.

4.    In November, 2012, the Board of Directors of the Company adopted a resolution to have its two wholly-owned subsidiaries—InnoJoy Investment Corporation and InnoFun Investment Corporation—merged, with InnoJoy Investment Corporation being the surviving company.  Effective date of this merger was on December 1, 2012.  This merger was approved by Ministry of Economic Affairs with Jing-Shou-Shang-Zi Letter No. 10101258680, dated January 3, 2013; and was accounted for on the basis of structure reorganization.

Note E: Chi Mei Optoelectronics Japan Co., Ltd.

1.    For the Company’s short-term caiptal needs, financial limit on loans granted to a single party shall not exceed 10% of the company’s net equity, based on the most recent audited financial statements of the parent company.

2.    The financial limit on loans granted shall not exceed 30% of the Company’s net equity, based on the most recent audited financial statements of the parent company; with intercompany transaction, the company’s financial limit on loans granted shall not exceed 40% of the company’s equity.

3.    The amount of loans provided by the Company and intercompany shall not exceed 40% of the Company’s equity.

C.            Endorsements and guarantees provided for the year ended December 31, 2012:

Limits on
			endorsement/				Ratio of accumulated
Endorsement/	Guaranteed party		guarantee amount	Maximum		Amount of	endorsement/guarantee	Maximum
guarantee		Nature of	provided to each	balance for		endorsement/guarantee	to net equity per latest	endorsement/guarantee
provider	Name	relationship	counterparty	the year	Ending balance	collateralized by properties	financial statements	amounts allowable	Note
TPO Displays (Nanjing) Ltd.	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	$85,454,391	$290,400	$—	$—	—%	$85,454,391	A.B

Note A:               Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity based on the most recent audited financial statements of the Company. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent audited financial statements of the Company. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity. The limitation is not required for direct or indirect wholly-owned subsidiaries of the Company.

Note B:               Maximum endorsement/guarantee amount provided to each counterparty did not exceed 50% of the Company’s net equity based on the most recent audited financial statements of the Company.

D.            Marketable securities held as at December 31, 2012:

		Relationship		December 31, 2012
	Kind and name of	of the issuers with	General ledger				Market value/
Name of subsidiary	marketable securities	the investee company	accounts (Note 1)	Number of shares	Book value	Percentage	Net worth	Note
Innolux Holding Ltd.	Common stock of Rockets Holding Ltd.	An indirect wholly-owned subsidiary	(1)	230,785,400	$15,993,810	100	$15,993,810
Innolux Holding Ltd.	Common stock of Lakers Trading Ltd.	An indirect wholly-owned subsidiary	(1)	1	221,243	100	221,243
Innolux Holding Ltd.	Common stock of Innolux Corporation	An indirect wholly-owned subsidiary	(1)	2,000	(77,845)	100	(77,845)
Innolux Holding Ltd.	Common stock of Suns Holding Ltd.	An indirect wholly-owned subsidiary	(1)	5,072,001	393,355	100	393,355
InnoJoy Investment Corporation	Common stock of Entire Technology Co., Ltd.	None	(4)	7,506,326	311,137	5	311,137

		Relationship		December 31, 2012
	Kind and name of	of the issuers with	General ledger				Market value/
Name of subsidiary	marketable securities	the investee company	accounts (Note 1)	Number of shares	Book value	Percentage	Net worth	Note
InnoJoy Investment Corporation	Common stock of G-TECH Optoelectronics Corporation	None	(4)	6,311,734	$479,061	2	$479,061
InnoJoy Investment Corporation	Common stock of Advanced Optoelectronics Technology Co., Ltd.	None	(2)	11,643,222	80,317	9	—	B
InnoJoy Investment Corporation	Common stock of J TOUCH Corporation	None	(4)	3,830,749	94,236	4	94,236
Rockets Holding Ltd.	Common stock of Stanford Developments Ltd.	An indirect wholly-owned subsidiary	(1)	164,000,000	13,278,833	100	13,278,833
Rockets Holding Ltd.	Common stock of Sonics Trading Limited	An indirect wholly-owned subsidiary	(1)	8,390,001	189,173	100	189,173
Rockets Holding Ltd.	Common stock of Best China Investments Ltd.	An indirect wholly-owned subsidiary	(1)	10,000,001	303,961	100	303,961
Rockets Holding Ltd.	Common stock of Mega Chance Investments Ltd.	An indirect wholly-owned subsidiary	(1)	18,000,000	544,738	100	544,738
Rockets Holding Ltd.	Common stock of Magic Sun Ltd.	An indirect wholly-owned subsidiary	(1)	38,000,001	934,341	100	934,341
Rockets Holding Ltd.	Common stock of Nets Trading Ltd.	An indirect wholly-owned subsidiary	(1)	1	2,051	100	2,051
Suns Holding Ltd.	Common stock of Warriors Technology Investments Ltd.	An indirect wholly-owned subsidiary	(1)	5,072,001	393,355	100	393,355
Warriors Technology Investment Ltd.	Common stock of OED Holding Ltd.	None	(2)	16,000,000	64,936	6	—	B
Best China Investment Ltd.	Common stock of Asiaward Investment Ltd.	An indirect wholly-owned subsidiary	(1)	77,830,001	303,961	100	303,961
Stanford Development Ltd.	Common stock of Full Lucky Investment Ltd.	An indirect wholly-owned subsidiary	(1)	1,271,015,401	—	100	—
Stanford Development Ltd.	Common stock of Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	(1)	—	13,278,821	100	13,278,821
Mega Chance Investments Ltd.	Common stock of Main Dynasty Investment Ltd.	An indirect wholly-owned subsidiary	(1)	139,623,801	544,737	100	544,737
Magic Sun Ltd.	Common stock of Sun Dynasty Development Ltd.	An indirect wholly-owned subsidiary	(1)	295,969,001	934,341	100	934,341
Asiaward Investment Ltd.	Common stock of Innocom Technology (Xiamen) Ltd.	An indirect wholly-owned subsidiary	(1)	—	303,961	100	303,961
Main Dynasty Investment Ltd.	Common stock of Innocom Technology (Jia-Shan) Ltd.	An indirect wholly-owned subsidiary	(1)	—	544,737	100	544,737

		Relationship		December 31, 2012
	Kind and name of	of the issuers with	General ledger				Market value/
Name of subsidiary	marketable securities	the investee company	accounts (Note 1)	Number of shares	Book value	Percentage	Net worth	Note
Sun Dynasty Investment Ltd.	Common stock of Innocom Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	$934,341	100	$934,341
Chi Mei Optoelectronics Japan Co., Ltd.	Common stock of Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary	(1)	1,000	153,603	100	153,603
Landmark International Ltd.	Common stock of Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	20,057,603	100	20,057,603
Landmark International Ltd.	Common stock of Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	7,310,760	100	7,336,502
Landmark International Ltd.	Common stock of Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	1,537,862	100	1,537,862
Landmark International Ltd.	Common stock of Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	6,111,921	100	6,111,921
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Logistics Co., Ltd.	An investee company accounted for under the equity method	(1)	12,740,000	130,009	49	130,010
Yuan Chi Investment Co., Ltd.	Common stock of Exploit Technology Co., Ltd.	An investee company accounted for under the equity method	(1)	246,317	—	5	4,528
Yuan Chi Investment Co., Ltd.	Common stock of GIO Optoelectronics Corp.	An investee company accounted for under the equity method	(1)	467,519	1,561	—	1,140
Yuan Chi Investment Co., Ltd.	Common stock of TOA Optronics Corporation	An indirect investee company accounted for under the equity method	(1)	58,007,000	386,347	40	520,963
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Lighting Technology Corporation	An indirect investee company accounted for under the equity method	(1)	19,673,402	130,283	9	129,885
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei Materials Technology Corporation	An investee company accounted for under the equity method	(1)	3,880,996	79,222	1	80,868
Yuan Chi Investment Co., Ltd.	Common stock of Glory Science Co., Ltd.	None	(2)	2,593,531	120,217	7	—	B
Yuan Chi Investment Co., Ltd.	Alpha Crystal Technology Corporation	None	(2)	15,677,187	292,915	10	—	B
Yuan Chi Investment Co., Ltd.	Common stock of Trillion Science	None	(2)	1,000,000	11,424	4	—	B
Yuan Chi Investment Co., Ltd.	Common stock of Himax Media Solution Company	None	(2)	375,000	2,818	4	—	B
Yuan Chi Investment Co., Ltd.	Common stock of Himax Media Solutions Company	None	(2)	88,750	2,287	—	—	B

		Relationship		December 31, 2012
	Kind and name of	of the issuers with	General ledger				Market value/
Name of subsidiary	marketable securities	the investee company	accounts (Note 1)	Number of shares	Book value	Percentage	Net worth	Note
Yuan Chi Investment Co., Ltd.	Common stock of China Electric Mfg. Corp.	None	(4)	13,000,000	$222,300	3	$—
Leadtek Global Group Limited	Common stock of Himax Technologies, Inc. (Himax Cayman)	None	(4)	49,645,058	1,730,031	15	1,730,031
Keyway Investment Management Ltd.	Common stock of Ningbo Chi Mei Logistics Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	140,122	100	140,122
Keyway Investment Management Ltd.	Common stock of Foshan Chi Mei Logistics Co., Ltd.	An indirect wholly-owned subsidiary	(1)	—	52,360	100	52,360
Chi Mei Optoelectronics Europe B. V.	Common stock of Chi Mei Optoelectronics Germany GmbH.	An indirect wholly-owned subsidiary	(1)	250	22,761	100	22,761
Gold Union Investments Ltd.	Common stock of Ningbo Chi Hsin Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	520,950	100	520,950
Gold Union Investments Ltd.	Common stock of Dongguan Chi Hsin Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	401,461	100	401,461
Toppoly Optoelectronics (B. V. I.) Ltd.	Common stock of Toppoly Optoelectronics (Cayman) Ltd.	An indirect wholly-owned subsidiary	(1)	126,800,000	3,767,001	100	3,767,001
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of Toptech Trading Limited	An indirect wholly-owned subsidiary	(1)	300,000	(366)	100	(366)
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary	(1)	—	3,245,610	100	3,245,610
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary	(1)	—	521,746	100	521,746
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Holding Ltd.	An indirect wholly-owned subsidiary	(1)	162,897,802	305,544	100	305,544
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	(1)	35,000,000	(2,264,793)	100	(2,264,793)
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	(1)	201	2,172,032	100	2,172,032
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Europe B.V.	An indirect wholly-owned subsidiary	(1)	375,810	2,352,826	100	2,352,826
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays USA Inc.	An indirect wholly-owned subsidiary	(1)	1,000	257,284	100	257,284
TPO Displays Hong Kong Holding Ltd.	Common stock of TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	(1)	—	305,544	100	305,544
TPO Displays Europe B. V.	Common stock of TPO Displays Germany GmbH.	An indirect wholly-owned subsidiary	(1)	100,000	54,675	100	54,675

		Relationship		December 31, 2012
	Kind and name of	of the issuers with	General ledger				Market value/
Name of subsidiary	marketable securities	the investee company	accounts (Note 1)	Number of shares	Book value	Percentage	Net worth	Note
Bright Information Holding Ltd.	Common stock of Kunpal Optoelectronics Ltd.	An indirect wholly-owned subsidiary	(1)	—	$85,353	100	$85,353
Golden Achiever International Ltd.	Common stock of Dragon Flame Industrial Ltd.	An indirect wholly-owned subsidiary	(1)	500	89	100	89
Golden Achiever International Ltd.	Common stock of VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary	(1)	—	(35,410)	100	(35,410)
Golden Achiever International Ltd.	Common stock of Eastern Vision Co., Ltd.	An indirect wholly-owned subsidiary	(1)	500	73	100	73

Note 1: Code of general ledger accounts: (1) Long-term investment accounted for under the equity method

(2) Financial assets carried at cost - non-current

(3) Financial assets at fair value through profit or loss - non-current.

(4) Available-for-sale financial asset - non-current

Note 2: The investment was measured at cost since it had no active market price, and its fair value cannot be measured reliably.

E. Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital during the year ended December 31, 2012:

					Beginning balance		Acquisition		Disposal				Ending balance
Company Name	Marketable securities type and name	Financial statement account	Counterparty	Nature of relationship	Shares/units	Amount	Shares/units	Amount	Shares/units (thousands)	Amount	Carrying value	Gain (loss) on disposal	Shares/units	Amount
Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd..	Long-term investments accounted for under the equity method	Note A	Note A	122,400,000	$2,908,357	4,400,000	$131,912	—	$—	$—	$—	126,800,000	$3,040,269
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	—	2,803,402	—	131,912	—	—	—	—	—	2,935,514
InnoJoy Investment Corporation	ILI Technology Corporation	Available-for-sale financial asset–non-current	—	—	1,814,233	50,720	—	—	1,814,233	167,450	50,720	116,730	—	—
Rockets Holding Ltd.	Mstar Semiconductor Inc. (Cayman)	Available-for-sale financial asset–non-current	—	—	1,668,984	37,469	—	—	1,668,984	407,904	37,469	370,435	—	—
Rockets Holding Ltd.	Excel Victory Ltd.	Long-term investments accounted for under the equity method	Note B	Note B	3,000,000	97,182	—	—	3,000,000	115,404	97,182	(54,622)	—	—
Warriors Technology Investments Ltd.	ILI Technology Corporation	Available-for-sale financial asset–non-current	—	—	3,381,841	100,000	—	—	3,381,841	301,800	100,000	201,800	—	—

Note A: The wholly-owned subsidiary increased capital through cash or was newly established.

Note B: The indirect wholly-owned subsidiary sold all of its share ownership to the indirect wholly-owned subsidiary of Hon Hai Precision Industry CO., Ltd.-Best Behaviour Holding Limited.

F. Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2012: None

G. Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2012: None.

H. Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital for the year ended December 31, 2012: refer to Note 11(1) and following information:

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship with			Percentage of					Percentage
Company	Counterparty	the Company	Purchases / sales	Amount	purchases / sales	Terms	Unit price	Terms	Balance	of balance	Note
Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	$8,432,178	67	60 days after invoice	Cost plus	No material difference	$8,122,785	92
TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Processing revenue	9,723,868	82	90 days	Cost plus	No material difference	6,002,888	99
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	39,153,579	88	60 days after goods are shipped	Cost plus	No material difference	16,436,514	88
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	13,108,958	98	60 days after goods are shipped	Cost plus	No material difference	1,271,709	97
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	57,285,304	98	60 days after goods are shipped	Cost plus	No material difference	30,478,825	99
Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	4,012,702	100	60 days goods are shipped	Cost plus	No material difference	360,463	99
Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	A subsidiary of the Company	Processing revenue	11,428,958	96	60 days goods are shipped	Cost plus	No material difference	630,492	81
Lakers Trading Ltd.	Qunkang Precision Component (Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing expense	127,725	—	60 days	Cost plus	No material difference	—	—
Lakers Trading Ltd.	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary	Processing expense	105,215	—	60 days	Cost plus	No material difference	(26,492)	—
Lakers Trading Ltd.	Carston Ltd. B.H.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing expense	1,385,199	2	60 days	Cost plus	No material difference	(1,252,254)	9
TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary	Sales	1,329,396	2	90 days	Similar with general transactions	No material difference	—	—

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship with			Percentage of					Percentage
Company	Counterparty	the Company	Purchases / sales	Amount	purchases / sales	Terms	Unit price	Terms	Balance	of balance	Note
Innolux Corporation	Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$472,046	11	60 days after invoice	Similar with general transactions	No material difference	$—	—
TPO Displays (Sinepal) Ltd.	TPO Display (Nanjing) Ltd.	An indirect wholly-owned subsidiary	Sales	1,357,933	99	60 days	Similar with general transactions	No material difference	—	—
TPO Displays (Shanghai) Ltd.	TPO Display (Nanjing) Ltd.	An indirect wholly-owned subsidiary	Sales	530,098	8	60 days	Similar with general transactions	No material difference	82,261	6
Nanhai Chi Mei Optoeletronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	1,932,974	4	90 days after goods are shipped	Similar with general transactions	No material difference	555,736	3
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Sales	896,968	2	120 days after goods are shipped	Similar with general transactions	No material difference	541,774	3
Innocom Technology (Chongqing) Ltd.	High Tech Electronics Components Inc.-Bahamas	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,508,926	46	60 days	Similar with general transactions	No material difference	—	—
Innocom Technology (Chongqing) Ltd.	Fujun Precision Electronics (Chongqing) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	534,767	16	90 days after incoice	Similar with general transactions	No material difference	—	—
Ningbo Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	841,203	1	60 days after goods are shipped	Similar with general transactions	No material difference	340,527	1
Ningbo Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	141,732	—	60 days after goods are shipped	Similar with general transactions	No material difference	27,972	—
Innolux Corporation	Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	672,097	15	90 days after invoice	Similar with general transactions	No material difference	(20,364)	12

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship with			Percentage of					Percentage
Company	Counterparty	the Company	Purchases / sales	Amount	purchases / sales	Terms	Unit price	Terms	Balance	of balance	Note
Ningbo Chi Mei Optoelectronics Ltd.	Hongfujin Precision Industry (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	$661,307	1	90 days after check	Similar with general transactions	No material difference	$(208,028)	1
Ningbo Chi Mei Optoelectronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	140,305	—	90 days after check	Similar with general transactions	No material difference	(62,499)	—
Ningbo Chi Mei Electronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	4,752,272	9	120 days after check	Similar with general transactions	No material difference	(1,991,511)	12
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	4,399,545	8	90 days after check	Similar with general transactions	No material difference	(1,714,576)	11
Ningbo Chi Mei Optoelectronics Ltd.	Optivision Technology Inc.	Subsidiary of an investee company accounted for under the cost method	Purchases	153,292	—	120 days after check	Similar with general transactions	No material difference	—	—
Nanhai Chi Mei Optoelectronics Ltd.	Chi Mei Corporation	Same major stockholder	Purchases	395,100	1	90 days after check	Similar with general transactions	No material difference	(339,032)	3
Nanhai Chi Mei Optoelectronics Ltd.	Foshan GIO Optoelectronics Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	378,865	1	60 days after check	Similar with general transactions	No material difference	(71,204)	1
Nanhai Chi Mei Optoelectronics Ltd.	Chi Lin Technology Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	231,393	1	60 days after check	Similar with general transactions	No material difference	(38,648)	—
Nanhai Chi Mei Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	241,722	2	90 days	Similar with general transactions	No material difference	(21,791)	1

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship with			Percentage of					Percentage
Company	Counterparty	the Company	Purchases / sales	Amount	purchases / sales	Terms	Unit price	Terms	Balance	of balance	Note
Nanhai Chi Mei Optoelectronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	$552,239	1	60 days after check	Similar with general transactions	No material difference	$(99,731)	1
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	2,937,332	7	60 days after check	Similar with general transactions	No material difference	(1,265,229)	10
Nanhai Chi Mei Optoelectronics Ltd.	Chi Mei Materials Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	1,874,724	4	60 days after check	Similar with general transactions	No material difference	(631,744)	5
Ningbo Chi Mei Optoelectronics Ltd.	Advanced Optoelectronics Technology Inc.	The subsidiary of the company is a corporate director of Advanced	Purchases	341,612	1	90 days after check	Similar with general transactions	No material difference	(162,729)	1
Ningbo Chi Mei Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	2,243,323	4	60 days after check	Similar with general transactions	No material difference	(950,566)	6
Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	338,732	1	60 days after check	Similar with general transactions	No material difference	(11,701)	—
Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	Purchases	263,475	2	90 days	Similar with general transactions	No material difference	(85,253)	3
Nanhai Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	435,070	1	60 days after check	Similar with general transactions	No material difference	(150,334)	1
Nanhai Chi Mei Electronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	951,435	2	60 days after check	Similar with general transactions	No material difference	(260,187)	2
Ningbo Chi Mei Electronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	395,111	3	120 days after check	Similar with general transactions	No material difference	(102,687)	3

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship with			Percentage of					Percentage
Company	Counterparty	the Company	Purchases / sales	Amount	purchases / sales	Terms	Unit price	Terms	Balance	of balance	Note
Nanhai Chi Mei Electronics Ltd.	Ningbo Chi Mei Materials Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	$1,100,329	10	60 days	Similar with general transactions	No material difference	$(371,229)	14
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Materials Technology Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	1,149,850	9	90 days after check	Similar with general transactions	No material difference	(286,538)	8
Ningbo Chi Mei Electronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	123,641	1	90 days after check	Similar with general transactions	No material difference	—	—
Ningbo Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stakeholder	Purchases	448,207	3	90 days after check	Similar with general transactions	No material difference	(119,208)	3

I. Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital as at December 31, 2012:

					Overdue receivable			Allowance for
		Relationship with	Balance of receivable			Action adopted		doubtful
Company	Counterparty	the Company	from related parties	Turnover rate	Amount	for overdue accounts	Subsequent collection	accounts provided
Lakers Trading Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	$150,431	—	$85,563	Subsequent collection	$56,987	$—
Sonics Trading Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	163,754	—	163,754	Subsequent collection	163,754	—
TPO Displays Japan K.K.	TPO Display Hong Kong Ltd.	An indirect wholly-owned subsidiary	348,783	—	251,752	Subsequent collection	80,855	—
TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	6,002,888	2.41	135,533	Subsequent collection	3,404,097	—
TPO Displays Europe B.V. Ltd.	TPO Display Hong Kong Ltd.	An indirect wholly-owned subsidiary	1,536,634	—	1,461,920	Subsequent collection	29,071	—
Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	A subsidiary of the Company	340,527	2.20	57,597	Subsequent collection	306,043	—
Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	30,478,825	1.69	24,444,319	Subsequent collection	30,106,137
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	1,271,709	3.61	9,761	Subsequent collection	1,271,709	—
Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	360,643	4.93	1,357	Subsequent collection	360,643	—
Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	A subsidiary of the Company	630,492	6.78	—	—	233,980	—
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	555,736	4.15	19,949	Subsequent collection	342,599	—
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	16,436,514	2.06	16,436,514	Subsequent collection	16,436,514	—
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	541,774	2.79	102,425	Subsequent collection	96,239	—

					Overdue receivables			Allowance for
		Relationship with	Balance of receivable			Action adopted		doubtful
Company	Counterparty	the Company	from related parties	Turnover rate	Amount	for overdue accounts	Subsequent collection	accounts provided
Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	$8,122,785	2.07	$—	—	$8,122,785	—
Innocom Technology (Shenzhen) Ltd.	Hong Fu Jin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	319,434	—	—	—	52,636	—

J.                Information on derivative transactions.

a.              As of December 31, 2012, the information on derivative financial instruments of investee companies was as follows:

Investee company	Financial assets held for trading	Book value (namely fair value)	Contract amount (in thousands)
Leadtek Global Group Limited	Foreign exchange forward contract		USD (sell)	15,000
	- Sell USD (Sell USD/Buy JPY)	$(2,759)	JPY (buy)	1,286,130
		$(2,759)

b.              Additional disclosure:

As of December 31, 2012, the Company recognized net loss of $67,678 on derivative transactions (including net loss of $2,759 on valuation of financial assets and liabilities on December 31, 2012).

(3)         Disclosure of information on indirect investments in Mainland China

A.            Information on investments in Mainland China:

					Transactions during						Profit remitted
					Jan. 1, 2012 ~						to Taiwan
Name of				Balance of	December 31, 2012		Balance of amount	Ownership	Profit recognized	Book value of	during Jan. 1,
investee in				amount remitted	(in thousands of USD)		remitted from	percentage held by	during Jan. 1, 2012	investment as of	2012 ~
Mainland	Main activities	Capital	Method of	from Taiwan on	Remittance	Remittance	Taiwan as of	the Company	~ December 31,	December 31,	December
China	of investee	(Note A)	investment	January 1, 2012	out	in	December 31, 2012	(Direct/indirect)	2012 (Note B)	2012	31, 2012
Innocom Technology (Shenzhen) Ltd.	Manufacturing and production of LCD backend module	$4,762,560	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$4,762,560	$—	$—	$4,762,560	100	$(379,541)	$13,278,821	$—
Innocom Technology (Xiamen) Ltd.	Manufacturing and production of LCD backend module	290,400	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	290,400	—	—	290,400	100	(6,481)	303,961	—
Innocom Technology (Jia-shan) Ltd.	Manufacturing and production of LCD backend module	522,720	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	232,320	—	—	232,320	100	(2,963)	544,737	—

					Transactions during						Profit remitted
					Jan. 1, 2012 ~						to Taiwan
Name of				Balance of	December 31, 2012		Balance of amount	Ownership	Profit recognized	Book value of	during Jan. 1,
investee in				amount remitted	(in thousands of USD)		remitted from	percentage held by	during Jan. 1, 2012	investment as of	2012 ~
Mainland	Main activities	Capital	Method of	from Taiwan on	Remittance	Remittance	Taiwan as of	the Company	~ December 31,	December 31,	December
China	of investee	(Note A)	investment	January 1, 2012	out	in	December 31, 2012	(Direct/indirect)	2012 (Note B)	2012	31, 2012
OED Company	Manufacturing and production of LCD backend module	$188,760	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	$58,080	$—	$—	$58,080	6	$—	$58,080	$—
Innocom Technology (Chongqing) Co., Ltd. (Note:E)	Manufacturing and production of LCD backend module	87,120	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	87,120	—	—	87,120	—	92,642	—	—
Innocom Technology (Chengdu) Co., Ltd	Manufacturing and production of LCD backend module	1,103,520	Investee company located outside of Taiwan and Mainland China remits its own funds directly to the investee companies located in Mainland China	1,103,520	—	—	1,103,520	100	545,667	934,341	—
Ningbo Chi Mei Electronics Ltd.	Developing, manufacturing, customer service and warehousing on TFT-LCD module	2,816,880	Note D	2,816,880	—	—	2,816,880	100	27,459	1,537,862	—

					Transactions during						Profit remitted
					Jan. 1, 2012 ~						to Taiwan
Name of				Balance of	December 31, 2012		Balance of amount	Ownership	Profit recognized	Book value of	during Jan. 1,
investee in				amount remitted	(in thousands of USD)		remitted from	percentage held by	during Jan. 1, 2012	investment as of	2012 ~
Mainland	Main activities	Capital	Method of	from Taiwan on	Remittance	Remittance	Taiwan as of	the Company	~ December 31,	December 31,	December
China	of investee	(Note A)	investment	January 1, 2012	out	in	December 31, 2012	(Direct/indirect)	2012 (Note B)	2012	31, 2012
Ningbo Chi Mei Optoelectronics Ltd.	Manufacturing and selling of TFT-LCD modules	$9,002,400	Note D	$5,227,200	$—	$—	$5,227,200	100	$615,716	$20,057,603	$—
Nanhai Chi Mei Optoelectronics Ltd.	Manufacturing and customer service on TFT-LCD module	5,604,720	Note D	5,604,720	—	—	5,604,720	100	251,344	7,310,760	—
Nanhai Chi Mei Electronics Ltd.	Manufacturing and customer service on TFT-LCD module	5,517,600	Note D	5,517,600	—	—	5,517,600	100	118,432	6,111,921	—
Ningbo Chi Hsin Electronics Ltd.	Manufacturing and customer service on TFT-LCD module	871,200	Note D	871,200	—	—	871,200	100	(60,799)	520,950	—
Dongguan Chi Hsin Electronics Corp.	Manufacturing and customer service on TFT-LCD module	468,444	Note D	468,444	—	—	468,444	100	(137,028)	401,461	—
Ningbo Chi Mei Logistics Co., Ltd.	Warehousing service	116,160	Note D	116,160	—	—	116,160	100	(4,715)	140,122	—
Foshan Chi Mei Logistics Co., Ltd.	Warehousing, testing and logistics service of TFT-LCD monitors	43,560	Note D	43,560	—	—	43,560	100	570	52,360	—
Kunshan Guan Jye Electronic Co., Ltd.	Manufacturing of transformers	243,936	Note D	78,118	—	—	78,118	32	21,131	445,108	—

					Transactions during						Profit remitted
					Jan. 1, 2012 ~						to Taiwan
Name of				Balance of	December 31, 2012		Balance of amount	Ownership	Profit recognized	Book value of	during Jan. 1,
investee in				amount remitted	(in thousands of USD)		remitted from	percentage held by	during Jan. 1, 2012	investment as of	2012 ~
Mainland	Main activities	Capital	Method of	from Taiwan on	Remittance	Remittance	Taiwan as of	the Company	~ December 31,	December 31,	December
China	of investee	(Note A)	investment	January 1, 2012	out	in	December 31, 2012	(Direct/indirect)	2012 (Note B)	2012	31, 2012
TPO Displays (Nanjing) Ltd.	Liquid crystal device (TN/STN, assembly of TFT-LCD device module, not including TFT-LCD panel process	$3,612,576	Note D	$3,484,800	$127,776	$—	$3,612,576	100	$891,258	$3,245,610	$—
TPO Displays (Sinepal) Ltd.	Purchases and sales of monitor-related components	60,984	Note D	60,984	—	—	60,984	100	7,083	521,746	—
Kunpal Optoelectronics Ltd.	TFT-LCD glass thinning processing	116,160	Note D	65,834	—	—	65,834	57	(3,067)	85,353	—
VAP Optoelectronics (Nanjing) Corp.	Selling and customer service of LCD module, back light module and related component	191,664	Note D	8,712	—	—	8,712	100	170,647	(35,410)	—
TPO Displays Shanghai Ltd.	Liquid crystal devices	609,840	Note D	—	—	—	—	100	188,826	305,544	—
Amlink (Shanghai) Ltd.	Manufacturing and selling of power supply, modem, ADSL, and other IT equipments	290,400	Note D	290,400	—	—	290,400	47	10,831	1,133,750	—

B.            Information on investments in Mainland China (Note C):

	Accumulated amount wired
	out from Taiwan to mainland	Investment amount	Ceiling of investment
Company	China as of the end of the year	approved by FIC of MOEA	amount of the Company

Innolux Corporation	$32,648,116	$49,230,914	$—

C.            Significant transactions with investee in Mainland China:

The significant transactions between the Company and the investee companies for the year ended December 31, 2012 were eliminated in these financial statements and shown in Notes 5(2) and 11(1)2, 7, 8.

Note A:      The relevant figures were listed in NT$.  Where foreign currencies were involved, the figures were converted to NT$ using exchange rate.

Note B:      Profit or loss recognized for the year ended December 31, 2012 was audited by independent accountants.

Note C:      Pursuant to the Jing-Shen-Zi Letter No. 10100485600 of the Ministry of Economic Affairs, R.O.C., dated June 29, 2012, as the Company has obtained the certificate of conforming to the business scope of headquarters, issued by the Industrial Development Bureau, MOEA, the investment ceiling regulation for Taiwan-based companies investing in Mainland China is not applicable to the Company.

Note D:      The company was acquired from the merger. The way of investment in Mainland China was through an existing company in third area.

Note E:       Pursuant to the Jing-Shen-Zi Letter No. 10100423730 of the Minisry of Economic Affairs, R.O.C., the company had disposed the Innocom Technology (Chongqing) Co., Ltd on Decebmer 31, 2012.

(4)         Relationship and significant transactions between the Company and its subsidiaries

For the year ended December 31, 2011

				Information from transactions (Note C)			Percentage of
			Relationship			Transaction terms	total combined
Number	Name of counterparty	Name of transaction parties	(Note A)	Subject	Amount	(Note B)	revenue or total assets
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Sales	$6,687,103	—	1
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts receivable	1,856,315	—	—
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Purchases	284,953	—	—
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts payable	(11,898)	—	—
0	Innolux Corporation	Innolux Corporation	1	Sales	20,675,362	—	4
0	Innolux Corporation	Innolux Corporation	1	Accounts receivable	4,805,376	—	1
0	Innolux Corporation	Lakers Trading Ltd.	1	Purchases	10,087,728	—	2
0	Innolux Corporation	Lakers Trading Ltd.	1	Processing costs	20,734,706	—	4
0	Innolux Corporation	Lakers Trading Ltd.	1	Accounts payable	(11,904,080)	—	2
0	Innolux Corporation	Leadtek Global Group Limited	1	Processing costs	118,173,199	—	23
0	Innolux Corporation	Leadtek Global Group Limited	1	Accounts payable	(79,647,104)	—	12
0	Innolux Corporation	Toptech Trading Ltd.	1	Sales	291,855	—	—
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Accounts receivable	3,490,264	—	1
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Purchases	764,376	—	—
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Accounts payable	(1,439,984)	—	—
0	Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	1	Purchases	304,385	—	—
0	Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Sales	1,078,749	—	—
0	Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Accounts receivable	283,042	—	—
0	Innolux Corporation	TPO Displays Shanghai Ltd.	1	Purchases	3,324,470	—	1
0	Innolux Corporation	TPO Displays Shanghai Ltd.	1	Accounts payable	(183,386)	—	—
0	Innolux Corporation	Innocom Technology (Chongqing) Co., Ltd.	1	Sales	1,048,721	—	—
0	Innolux Corporation	Innocom Technology (Chongqing) Co., Ltd.	1	Accounts receivable	150,113	—	—

For the year ended December 31, 2011

				Information from transactions (Note C)			Percentage of
			Relationship			Transaction terms	total combined
Number	Name of counterparty	Name of transaction parties	(Note A)	Subject	Amount	(Note B)	revenue or total assets
0	Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	1	Sales	$9,894,158	—	2
0	Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	1	Accounts receivable	1,276,339	—	—
0	Innolux Corporation	Ningbo Chi Mei Electronics Ltd.	1	Sales	179,844	—	—
0	Innolux Corporation	Ningbo Chi Mei Electronics Ltd.	1	Accounts receivable	41,654	—	—
0	Innolux Corporation	Ningbo Chi Mei Optoelectronics Ltd.	1	Accounts receivable	617,626	—	—
1	Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	1	Accounts receivable	127,761	—	—
2	Lakers Trading Ltd.	Innocom Technology (Chongqing) Co., Ltd.	1	Processing costs	711,834	—	—
2	Lakers Trading Ltd.	Innocom Technology (Chongqing) Co., Ltd.	1	Accounts payable	(272,780)	—	—
2	Lakers Trading Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	1	Processing costs	20,806,051	—	4
2	Lakers Trading Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	1	Accounts payable	(2,195,959)	—	—
3	Sonics Trading Ltd.	Lakers Trading Ltd.	1	Accounts receivable	170,718	—	—
4	TPO Displays Europe B.V.	TPO Displays Hong Kong Ltd.	1	Accounts receivable	1,519,238	—	—
5	TPO Displays Hong Kong Ltd.	TPO Displays (Nanjing) Ltd.	1	Accounts receivable	8,918,761	—	1
5	TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	1	Sales	8,146,620	—	2
5	TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	1	Accounts receivable	4,962,864	—	1
5	TPO Displays Hong Kong Ltd.	TPO Displays (Shanghai) Ltd.	1	Accounts receivable	282,932	—	—
6	Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	3	Sales	268,860	—	—
6	Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	3	Accounts receivable	76,324	—	—
6	Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	3	Purchases	219,088	—	—
6	Foshan Chi Mei Lighting Technology Ltd.	Chi Mei Lighting Technology Corporation	3	Accounts payable	(174,384)	—	—
7	Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	3	Sales	128,600	—	—
7	Chi Mei Lighting Technology Corporation	Foshan Chi Mei Lighting Technology Ltd.	3	Accounts receivable	130,944	—	—
8	Contrel Technologies Co., Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Sales	139,160	—	—
8	Contrel Technologies Co., Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts Receivable	133,209	—	—
8	Contrel Technologies Co., Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	3	Accounts Receivable	125,773	—	—

For the year ended December 31, 2011

				Information from transactions (Note C)			Percentage of
			Relationship			Transaction terms	total combined
Number	Name of counterparty	Name of transaction parties	(Note A)	Subject	Amount	(Note B)	revenue or total assets
9	VAP Optoelectronics (Nanjing) Corp.	TPO Displays (Nanjing) Ltd.	3	Sales	$349,216	—	—
9	VAP Optoelectronics (Nanjing) Corp.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	241,943	—	—
10	TPO Displays (Sinepal) Ltd.	TPO Displays (Nanjing) Ltd.	3	Sales	8,765,752	—	2
10	TPO Displays (Sinepal) Ltd.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	5,271,795	—	1
11	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	40,131,879	—	8
11	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	21,526,935	—	3
11	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Sales	362,157	—	—
11	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts receivable	376,478	—	—
11	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co.,Ltd.	3	Accounts receivable	102,120	—	—
12	Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Accounts receivable	8,526,111	—	1
12	Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Processing revenue	9,994,457	—	2
12	Nanhai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	3	Purchases	379,301	—	—
12	Nanhai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	3	Accounts payable	(393,822)	—	—
12	Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Sales	166,787	—	—
12	Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Accounts receivable	10,625	—	—
12	Nanhai Chi Mei Electronics Ltd..	Innocom Technology (Shenzhen) Co., Ltd.	3	Purchases	722,543	—	—
12	Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Accounts payable	(1,548,722)	—	—
13	TPO Displays Shanghai Ltd.	TPO Displays Nanjing Ltd.	3	Sales	353,946	—	—
13	TPO Displays Shanghai Ltd.	TPO Displays Nanjing Ltd.	3	Accounts receivable	92,112	—	—
13	TPO Displays Nanjing Ltd.	TPO Displays Hong Kong Ltd.	3	Processing revenue	4,772,179	—	1
13	TPO Displays Nanjing Ltd.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	2,050,005	—	—
13	TPO Displays Nanjing Ltd.	TPO Displays Shanghai Ltd.	3	Purchases	354,002	—	—
13	TPO Displays Nanjing Ltd.	TPO Displays Shanghai Ltd.	3	Accounts payable	(92,112)	—	—
14	Innocom Technology (Shenzhen) Co., Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts receivable	447,663	—	—
15	Innocom Technology (Chongqing) Co., Ltd.	Lakers Trading Ltd.	3	Processing revenue	529,040	—	—

For the year ended December 31, 2011

				Information from transactions (Note C)			Percentage of
			Relationship			Transaction terms	total combined
Number	Name of counterparty	Name of transaction parties	(Note A)	Subject	Amount	(Note B)	revenue or total assets
15	Innocom Technology (Chongqing) Co., Ltd.	Lakers Trading Ltd.	3	Accounts receivable	$274,497	—	—
16	Ningbo Chi Hsin Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	4,922,108	—	1
16	Ningbo Chi Hsin Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	1,268,752	—	—
16	Ningbo Chi Hsin Optoelectronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	3	Purchases	155,873	—	—
16	Ningbo Chi Hsin Optoelectronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	3	Accounts payable	(42,189)	—	—
17	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	58,122,534	—	11
17	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	37,498,355	—	5
17	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	3	Accounts receivable	425,545	—	—
18	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	5,993,257	—	1
18	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	15,135,121	—	3
18	Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	3	Purchases	858,985	—	—
18	Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	3	Accounts payable	(423,318)	—	—

For the year ended December 31, 2012

				Information from transactions (Note C)			Percentage of
			Relationship			Transaction terms	total combined
Number	Name of counterparty	Name of transaction parties	(Note A)	Subject	Amount	(Note B)	revenue or total assets
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Sales	$7,989,365	—	2
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts receivable	3,003,013	—	1
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Purchases	206,325	—	—
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts payable	(66,298)	—	—
0	Innolux Corporation	Innolux Corporation	1	Sales	3,869,372	—	1
0	Innolux Corporation	Innolux Corporation	1	Accounts receivable	138,039	—	—
0	Innolux Corporation	Lakers Trading Ltd.	1	Sales	217,794	—	—
0	Innolux Corporation	Lakers Trading Ltd.	1	Processing costs	30,098,506	—	6
0	Innolux Corporation	Lakers Trading Ltd.	1	Accrued expense	(8,796,104)	—	2
0	Innolux Corporation	Leadtek Global Group Limited	1	Processing costs	112,155,062	—	23
0	Innolux Corporation	Leadtek Global Group Limited	1	Accounts payable	(73,863,835)	—	13
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Sales	1,233,461	—
0	Innolux Corporation	TPO Displays Japan K.K.	1	Purchases	189,021	—	—
0	Innolux Corporation	TPO Displays Japan K.K.	1	Accounts payable	(1,200,497)	—	—
0	Innolux Corporation	TPO Displays (Nanjing) Ltd.	1	Accounts receivable	416,048	—	—
0	Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Sales	1,499,275	—	—
0	Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Accounts payable	(31,703)
0	Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Purchases	181,526
0	Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	1	Accounts receivable	314,603	—	—
0	Innolux Corporation	TPO Displays Shanghai Ltd.	1	Purchases	4,558,573	—	—
0	Innolux Corporation	TPO Displays Shanghai Ltd.	1	Accounts payable	(403,566)	—	1
0	Innolux Corporation	TPO Displays Shanghai Ltd.	1	Accounts receivable	113,093	—	—
0	Innolux Corporation	Kunpal Optoelectronics Ltd.	1	Purchases	106,436	—	—
0	Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	1	Sales	3,879,522	—	1
0	Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	1	Accounts receivable	837,125	—	—
0	Innolux Corporation	Kunpal Optoelectronics Ltd.	1	Accounts payable	(41,618)	—	—
0	Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	1	Accounts receivable	63,633	—	—
0	Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	1	Sales	108,867	—	—
1	Lakers Trading Ltd.	Innocom Technology (Chongqing) Co., Ltd.	1	Processing costs	105,719	—	—

For the year ended December 31, 2012

				Information from transactions (Note C)			Percentage of
			Relationship			Transaction terms	total combined
Number	Name of counterparty	Name of transaction parties	(Note A)	Subject	Amount	(Note B)	revenue or total assets
1	Lakers Trading Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	1	Accounts receivable	$150,431	—	—
2	Sonics Trading Ltd.	Lakers Trading Ltd.	1	Accounts receivable	163,754	—	—
3	TPO Displays Europe B.V.	TPO Displays Hong Kong Ltd.	1	Accounts receivable	1,536,634	—	—
4	TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	1	Sales	1,329,396	—	—
5	TPO Displays Japan K.K.	TPO Displays Hong Kong Ltd.	1	Accounts receivable	348,783	—	—
6	TPO Displays (Sinepal) Ltd.	TPO Displays (Nanjing) Ltd.	3	Sales	1,357,933	—	—
7	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	39,153,579	—	8
7	Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	16,436,514	—	3
7	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Sales	1,932,974	—	—
7	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts receivable	555,736	—	—
8	Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Accounts receivable	630,492	—	—
8	Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	3	Processing revenue	11,428,958	—	2
8	Nanhai Chi Mei Electronics Ltd	Innocom Technology (Shenzhen) Co., Ltd.	3	Purchases	263,475	—	—
8	Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Accounts payable	(85,253)	—	—
9	TPO Displays Shanghai Ltd.	TPO Displays (Nanjing) Ltd.	3	Sales	530,098	—	—
9	TPO Displays Shanghai Ltd.	TPO Displays (Nanjing) Ltd.	3	Accounts receivable	82,261	—	—
10	TPO Displays Nanjing Ltd.	TPO Displays Hong Kong Ltd.	3	Processing revenue	9,723,868	—	2
10	TPO Displays Nanjing Ltd.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	6,002,888	—	1
11	Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	3	Processing revenue	8,423,178	—	2
11	Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	3	Accounts receivable	8,122,785	—	1
12	Ningbo Chi Hsin Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	4,012,702	—	1
12	Ningbo Chi Hsin Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	360,643	—	—
13	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Hsin Optoelectronics Ltd.	3	Sales	141,732	—	—
13	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Hsin Optoelectronics Ltd.	3	Accounts receivable	27,972	—	—
13	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	57,285,304	—	12

For the year ended December 31, 2012

				Information from transactions (Note C)			Percentage of
			Relationship			Transaction terms	total combined
Number	Name of counterparty	Name of transaction parties	(Note A)	Subject	Amount	(Note B)	revenue or total assets
13	Ningbo Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	$30,748,825	—	5
13	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	3	Accounts receivable	340,527	—	—
	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	3	Sales	841,203	—	—
14	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	1,271,709	—	—
14	Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	13,108,958	—	3

Note A: Relationship with the transaction company:

1. The parent company to the subsidiary.

2. The subsidiary to the parent company.

3. The subsidiary to the subsidiary.

Note B: Except for no comparable transactions from related parties, sales prices were similar to non-related parties transactions and the collection period was 30~120 days; the purchases from related parties were at market prices and payment term was 30~120 days upon receipt of goods.

Note C: Amount disclosure standard: purchases, sales and receivables from related parties in excess of $100 million or 20% of capital.

12.  SEGMENT INFORMATION

The Company is primarily engaged in research, development, manufacture and sale of TFT LCD.

The chief operating decision-maker considered the business from a perspective of product size of TFT LCD. TFT LCD products were currently classified into big size and small-medium size. Because the Company met the criteria for combining the segment information of big-size and small-medium-size TFT LCD departments, the Company disclosed only one reportable operating segment for all TFT LCD products. The Company’s operating segment information was prepared in accordance with the Company’s accounting policies. The chief operating decision-maker allocated resources and assesses performance of the operating segments primarily based on the operating revenue and profit (loss) before tax and discontinued operations of individual operating segment.

1) Financial information of reportable segment

The financial information of operating segment provided to the chief operating decision maker of the Company is shown below.

	For the years ended December 31,
	2011	2012
	TFT LCD	TFT LCD

Segment revenue	$501,135,254	$480,912,515
Segment income	$(69,503,337)	$(29,205,349)
Depreciation and amortization	$97,758,165	$86,135,906
Capital expenditure-property, plant and equipment	$44,585,000	$16,627,513
Segment assets	$668,478,563	$564,667,739

2) Reconciliation of reported segment

1. Reconciliation of segment revenue with operating revenue

	For the years ended December 31,
	2011	2012
Segment revenue	$501,135,254	$480,912,515
Other revenue	8,945,946	2,697,416
Operating revenue	$510,081,200	$483,609,931

2. Reconciliation of segment income with income (loss) before income tax

	For the years ended December 31,
	2011	2012
Segment income	$(69,503,337)	$(29,205,349)
Others	(226,933)	(865,356)
Loss before income tax	$(69,730,270)	$(30,070,705)

3. Reconciliation of segment assets with total assets

	December 31,
	2011	2012
Segment assets	$668,478,563	$564,667,739
Others	15,186,513	6,190,501
Total assets	$683,665,076	$570,858,240

4. Other significant reconciliation

	For the years ended December 31,
	2011	2012
Depreciation and amortization	$97,758,165	$86,135,906
Others	1,226,188	663,158
	$98,984,353	$86,799,064
Capital expenditure-property, plant and equipment	$44,585,000	$16,627,513
Others	1,057,128	216,218
	$45,642,128	$16,843,731

3) Revenue information by category

Revenues from external customers were mainly derived from assembly of TFT-LCD products. The revenue details were as follows:

	2011	2012
Sale of TFT LCD	$501,135,254	$480,912,515
Other revenue	8,945,946	2,697,416
	$510,081,200	$483,609,931

4) Information on export sales: The export sales of the Company were as follows:

	2011		2012
Area	Revenue	Non-Current Assets	Revenue	Non-Current Assets
Taiwan	$115,149,303	$376,606,651	$96,041,735	$310,755,975
Hong Kong	94,077,540	103	120,319,377	108
China	104,574,819	57,295,816	98,854,197	46,341,438
USA	84,360,850	6,806	68,750,356	636
Others	111,918,688	430,339	99,644,266	264,010
	$510,081,200	$434,339,715	$483,609,931	$357,362,167

5) Major customers’ information:

The major customers constituting 10% of the consolidated sales revenue in 2011 and 2012 are listed below:

	2011		2012
		Percentage of		Percentage of
Name	Sales amount	operating revenues	Sales amount	operating revenues
Customer A	$59,260,614	12%	$59,614,208	12%

13.  DISCLOSURES RELATING TO THE ADOPTION OF IFRSs

Pursuant to the regulations of the Financial Supervisory Commission, Executive Yuan, R.O.C., effective January 1, 2013, a public company whose stock is listed on the Taiwan Stock Exchange Corporation or traded in the GreTai Securities Market should prepare financial statements in accordance with the International Financial Reporting Standards (the “IFRS”), International Accounting Standards (the “IAS”), and relevant interpretations and interpretative bulletins (collectively referred herein as the “IFRSs”) that are ratified by the Financial Supervisory Commission, and the “Rules Governing the Preparation of Financial Statements by Securities Issuers” that are expected to be applicable in 2013.

The Company disclosed the following information in advance prior to the adoption of IFRSs under the requirements of Jin-Guan-Zheng-Shen-Zi Letter No. 0990004943 of the former FSC, dated February 2, 2010:

A. Major contents and status of execution of the Company’s plan for IFRSs adoption:

The Company formed an IFRSs group, headed by the Company’s controller, which was responsible for setting up a plan relative to the Company’s transition to IFRSs. The major contents and status of execution of this plan are outlined below:

Working Items for IFRSs Adoption	Status of Execution
a. Formation of an IFRSs group	Completed
b. Setting up a plan relative to the Company’s transition to IFRSs	Completed
c. Identification of the differences between current accounting policies and IFRSs	Completed
d. Identification of consolidated entities under the IFRSs framework	Completed
e. Evaluation of the impact of each exemption and option on the Company under IFRS 1 - First-time Adoption of International Financial Reporting Standards	Completed
f. Evaluation of needed information system adjustments	Completed
g. Evaluation of needed internal control adjustments	Completed
h. Establish IFRSs accounting policies	Completed
i. Selection of exemptions and options available under IFRS 1 - First-time Adoption of International Financial Reporting Standards	Completed
j. Preparation of statement of financial position on the date of transition to IFRSs	Completed
k. Preparation of IFRSs comparative financial information for 2012	Completed
l. Completion of relevant internal control (including financial reporting process and relevant information system) adjustments	Completed

B.                Material differences that may arise between the current accounting policies used in the preparation of financial statements and the IFRSs and “Rules Governing the Preparation of Financial Statements by Securities Issuers” that will be used in the preparation of financial statements in the future and the impact of such differences are outlined below:

The Company used the IFRSs already ratified currently by the Financial Supervisory Commission and the “Rules Governing the Preparation of Financial Statements by Securities Issuers” that will be applicable in 2013 as the basis for evaluation of material differences in accounting policies as mentioned above. However, the Company’s current evaluation results may be different from the actual differences that may arise when new issuances of or amendments to IFRSs that are subsequently recognized by the Financial Supervisory Commission or amendments to the “Rules Governing the Preparation of Financial Statements by Securities Issuers” come in the future.

Material differences identified by the Company that may arise between current accounting policies used in the preparation of financial statements and the IFRSs and “Rules Governing the Preparation of Financial Statements by Securities Issuers” that will be used in the preparation of financial statements in the future, and the effects of exemptions selected by the Company under IFRS 1, “First-time Adoption of International Financial Reporting Standards” (refer to Note 13(3)) are set forth below:

1. Reconciliation of balance sheet accounts with material differences as of January 1, 2012 and reasons for the reconciliation are outlined below:

	Accounting Standards in R.O.C.	Adjustment	IFRSs	Note
Prepayments	$1,353,114	$(87,907)	$1,265,207	D
Financial assets at fair value through profit or loss - non-current	197,096	164,593	361,689	A
Available-for-sale financial assets - non-current	3,470,300	840,487	4,310,787	A
Financial assets carried at cost - non-current	1,280,852	(1,037,662)	243,190	A
Long-term equity investments accounted for under the equity method	4,791,322	(4,683)	4,786,639	E
Property, plant and equipment, net	403,808,043	1,777,180	405,585,223	H,I,J
Investment property	—	718,874	718,874	H
Other intangible assets	1,421,278	5,405,290	6,826,568	I,J
Rental assets	886,805	(886,805)	—	H
Idle assets	188,247	(188,247)	—	H
Other non-current assets	1,256,259	2,815,728	4,071,987	I,J
Deferred expenses	9,682,455	(9,682,455)	—	J
Deferred income tax assets - current	625,630	(625,630)	—	K
Deferred income tax assets - non-current	14,682,992	1,248,947	15,931,939	A,D,E,F,K
Others	240,020,683	—	240,020,683
Total Assets	$683,665,076	$457,710	$684,122,786

	Accounting Standards in R.O.C.	Adjustment	IFRSs	Note
Accrued expenses	$13,087,763	$209,898	$13,297,661	F
Long-term liabilities - current portion	187,348,034	1,980,000	189,328,034	G
Lease payable - current	1,980,000	(1,980,000)	—	G
Long-term loans	51,986,345	939,565	52,925,910	G,J
Lease payable - non-current	980,000	(980,000)	—	G
Accrued pension liability	64,217	152,409	216,626	D
Deferred income tax liabilities - non-current	—	519,578	519,578	A,K
Others	229,550,774	—	229,550,774
Total Liabilities	484,997,133	841,450	485,838,583
Capital reserve from long-term investments	$286,102	$(286,102)	$—	E
Capital surplus - employee stock option	950,327	297,045	1,247,372	C
Cumulative translation adjustments	2,977,862	(2,977,862)	—	B
Unrealized gain or loss on financial instruments	(2,107,490)	(108,689)	(2,216,179)	A
Accumulated deficit	(71,983,820)	2,699,987	(69,283,833)	A,B,C,D,E,F,K
Minority interests	2,487,007	(8,119)	2,478,888	F
Others	266,057,955	—	266,057,975
Total Stockholders’ Equity	198,667,943	(383,740)	198,284,203
Total Liabilities and Stockholders’ Equity	$683,665,076	$457,710	$684,122,786

2. Reconciliation of balance sheet accounts with material differences as of December 31, 2012 and reasons for the reconciliation are outlined below:

	Accounting Standards in R.O.C.	Adjustment	IFRSs	Note
Prepayments	$1,134,917	$(166,722)	$968,195	D,J
Financial assets at fair value through profit or loss - non-current	—	145,879	145,879	A
Available-for-sale financial assets - non-current	4,241,912	766,799	5,008,711	A
Financial assets carried at cost - non-current	1,395,880	(1,197,390)	198,490	A,E
Long-term equity investments accounted for under the equity method	5,568,451	(188,066)	5,380,385	E,L
Property, plant and equipment, net	328,297,554	4,228,305	332,525,859	H,I,J
Investment property	—	720,023	720,023	H
Other intangible assets	968,455	4,843,976	5,812,431	J
Rental assets	831,349	(831,349)	—	H
Idle assets	696,631	(696,631)	—	H
Other non-current assets	1,029,627	169,838	1,199,465	I,J
Deferred expenses	8,441,923	(8,441,923)	—	J
Deferred income tax assets - current	1,322,345	(1,322,345)	—	K
Deferred income tax assets - non-current	15,244,574	2,501,496	17,746,070	A,D,F,K
Others	201,684,622	—	201,684,622
Total Assets	$570,858,240	$531,890	$571,390,130

	Accounting Standards in R.O.C.	Adjustment	IFRSs	Note
Accrued expenses	$13,461,084	$537,300	$13,998,384	F
Long-term liabilities - current portion	69,669,845	980,000	70,649,845	G
Lease payable - current	980,000	(980,000)	—	G
Long-term loans	152,099,778	(2,373)	152,097,405	J
Accrued pension liability	64,725	66,345	131,070	D
Deferred income tax liabilities - non-current	—	1,015,539	1,015,539	A,K
Others	162,140,862	—	162,140,862
Total Liabilities	398,416,294	1,616,811	400,033,105
Capital reserve from long-term investments	$309,732	$(285,491)	$24,241	E,L
Capital surplus - employee stock option	1,218,747	369,000	1,587,747	C
Cumulative translation adjustments	155,150	(2,973,855)	(2,818,705)	B,E,L
Unrealized gain or loss on financial instruments	(985,693)	(200,191)	(1,185,884)	A
Accumulated deficit	(29,313,836)	2,005,616	(27,308,220)	A,B,C,D,E,F,K
Minority interests	1,533,165	—	1,533,165
Others	199,524,681	—	199,524,681
Total Stockholders’ Equity	172,441,946	(1,084,921)	171,357,025
Total Liabilities and Stockholders’ Equity	$570,858,240	$531,890	$571,390,130

3. Reconciliation of income statement accounts with material differences as of December 31, 2012 and reasons for the reconciliation are outlined below:

	Accounting Standards in R.O.C.	Adjustment	IFRSs	Note
Operating Revenues	$483,609,931	$—	$483,609,931
Cost of goods sold	(478,872,586)	(237,410)	(479,109,996)	C,D F
Gross loss	4,737,345	(237,410)	4,499,935
Operating Expenses	(24,081,967)	(167,622)	(24,249,589)	C,D F
Operating loss	(19,344,622)	(405,032)	(19,749,654)
Non-operating Income and Gains	(10,726,083)	(338,438)	(11,064,521)	A,E,L
Loss before income tax	(30,070,705)	(743,470)	(30,814,175)
Income tax benefit	597,309	49,583	646,892	D,E,F,K
Consolidated net loss	$(29,473,396)	$(693,887)	$(30,167,283)
Actuarial gains and losses of promised retirement benefits	$—	$(484)	$(484)	D

Description of the reconciliation of significant differences are outlined below:

			Increase (Decrease)
Item	Explanation	Account	at transition date	2012.12.31
(A)	Financial assets: equity instruments

In accordance with the pre-amended “Rules Governing the Preparation of Financial Statements by Securities Issuers”, before July 7, 2011, unlisted stocks and emerging stocks held by the Company were measured at cost and recognized as “Financial assets carried at cost”. However, in accordance with IAS 39, “Financial Instruments: Recognition and Measurement”, investments in equity instruments without an active market but with reliable fair value measurement (i.e. the variability of the estimation interval of reasonable fair values of such equity instruments is insignificant, or the probability for these estimates can be made reliably) should be measured at fair value.

		Available-for-sale financial assets - non-current	$840,487	$766,799
		Unrealized gain or loss on financial instruments	(108,689)	(200,191)
		Financial assets at fair value through profit or loss - non-current	164,593	145,879
		Accumulated deficit	(84,276)	(84,276)
		Financial assets carried at cost - non-current	(1,037,662)	(1,065,666)
		Impairment loss on financial assets	—	18,713
		Deferred income tax assets - non-current	8,312	19,513
		Deferred income tax liabilities - non-current	143	1,153

(B)	Cumulative translation differences
	The Company elected to reset the cumulative translation differences arising from foreign operations as zero at the opening IFRS balance sheet date, and to deal with translation differences arising subsequent to the opening IFRS balance sheet date in accordance with IAS 21, “The Effects of Changes in Foreign Exchange Rates”.	Accumulated deficit	(2,977,862)	(2,977,862)
		Cumulative translation adjustments	(2,977,862)	(2,977,862)

			Increase (Decrease)
Item	Explanation	Account	at transition date	2012.12.31
(C)	Share-based payment transactions
	Those transactions not vested yet on the transition date should be accounted for under IFRS 2 retrospectively.	Accumulated deficit	$297,045	$297,045
		Capital surplus-employee stock option	297,045	369,000
		Cost of goods sold	—	39,777
		Operating expensens	—	32,178

(D)	Pensions
	(i) The discount rate used to calculate pensions shall be determined with reference to the factors specified in R.O.C. SFAS 18, paragraph 23. However, IAS 19, “Employee Benefits”, requires an entity to determine the rate used to discount employee benefits with reference to market yields on high quality corporate bonds that match the currency at the end day of the reporting period and duration of its pension plan; when there is no deep market in corporate bonds, an entity is required to use market yields on government bonds (at the end day of the reporting period) instead.	Accrued pension liability	152,409	66,345
		Accumulated deficit	199,462	199,462
		Deferred income tax assets - non-current	40,854	40,537
		Prepayments	(87,907)	(172,110)
		Cost of goods sold	—	(1,582)

	(ii) The Company recognized all accumulated actuarial gain or loss associated with the employee benefit plan in “Retained earnings’ at the date of transition to IFRSs.	Operating expenses	—	(862)

	(iii) In accordance with current ROC accounting standards, actuarial pension gain or loss of the Company is recognised in net pension cost of current period using the ‘corridor’ method. However, in accordance with IAS 19, ‘Employee Benefits’, the Company selects to recognise immediately actuarial pension gain or loss in other comprehensive income.	Loss on promised retirement benefits	—	(484)
		Income tax benefit	—	(416)

			Increase (Decrease)
Item	Explanation	Account	at transition date	2012.12.31
(E)	Investments in associates/long-term equity investments accounted for under the equity method
	(i) The Company’s associates evaluated the material differences that may arise between the current accounting policies used in the preparation of financial statements and the IFRSs. The significant difference identified was the adjustment pertaining to employee benefits.	Long-term equity investments accounted for under the equity method	$(4,683)	$(3,580)
		Accumulated deficit	3,887	3,887
		Deferred income tax assets - non-current	796	—
		Income tax benefit	—	(796)
		Investment loss accounted for under the equity method	—	(1,103)
	(ii) The Company has elected not to apply the requirements in IFRS 3, ‘Business Combinations’, retrospectively to business combinations and investments in associates that occurred prior to the date of transition to IFRSs, and has adjusted the retained earnings on the date of transition to IFRSs for the capital surplus under ROC GAAP that did not meet the regulations of IFRSs.	Capital reserve from long-term investments	(286,102)	(286,102)
		Accumulated deficit	(286,102)	(286,102)

			Increase (Decrease)
Item	Explanation	Account	at transition date	2012.12.31

(iii) For the long-term equity investment under equity method, if an investor company loses its significant influence over an investee company and thus ceases using the equity method, under current ROC accounting standards, the cost of the retained investment will be the book value proportionately at the time of change. If there is a balance on additional paid-in capital or other equity adjustment items from the long-term equity investment, then the investor company shall calculate its share when the investment is sold, so that the gains or losses from the disposal of the long-term investment can be accounted for. However, under IAS 28, ‘Investments in Associates’, any investment retained in the former associate should be remeasured and recognized at its fair value on the date significant influence is lost. If there is a balance on equity adjustment items from the long-term equity investment, all the balance shall be written off when the investment is sold, so that the gains or losses from the disposal of the long-term investment can be accounted for.

		Financial assets carried at cost	$—	$(131,724)
		Cumulative transition adjustment	—	(463)
		Loss on disposal of investment	—	131,261

(F)	Employee benefits
	The current accounting standards in R.O.C. do not specify the rules on recognition of the cost of accumulated unused compensated absences. The Company recognized such cost as expense upon actual payment. However, IAS 19, “Employee Benefits”, requires that cost of accumulated unused compensated absences should be accrued as expense at the end of the reporting period.	Accrued expenses	209,898	537,300
		Accumulated deficit	168,499	168,499
		Deferred income tax assets - non-current	33,280	91,341
		Minority interests	(8,119)	—
		Cost of goods sold	—	199,215
		Operating expenses	—	136,306
		Income tax benefit	—	58,061

			Increase (Decrease)
Item	Explanation	Account	at transition date	2012.12.31
(G)	Sales-lease back contract

As the Company’s sales and lease back assets met the criteria of capital leases, the gain or loss resulting from the sale of such assets should be deferred and amortized over the assets’ expected useful period, in accordance with current accounting standards in R.O.C. However, in accordance with SIC 27 “Evaluating the Substance of Transactions Involving the Legal Form of a Lease”, which addresses the substance of transactions that involve the legal form of a lease, although the sales-lease back contract was a lease in terms of the legal form, the Company still held all risks and rewards of the ownership of such leased assets and was entitled to the same use right of the assets in substance as before the arrangement was made. Therefore, the sales-lease back transaction was a kind of mortgage loan in economic substance, and should not be treated as a sale.

		Long-term liabilities - current portion	$1,980,000	$9,800,000
		Long-term loans	980,000	—
		Lease payable - current	(1,980,000)	(980,000)
		Lease payable - non-current	(980,000)	—

(H)	Investment property
	In accordance with current accounting standards in R.O.C., the Company’s property that is idle or leased to others is presented as ‘Other assets’. In accordance with IAS 40, “Investment Property”, property that meets the definition of investment property is classified and accounted for as ‘Investment property’.	Investment property	718,874	720,023
		Property, plant and equipment	356,178	807,957
		Rental assets	(886,805)	(831,349)
		Idle assets	(188,247)	(696,631)

(I)	Prepayment on equipment
	Prepayment on acquisition of computer software and property, plant and equipment is presented in ‘Property, plant and equipment’. However, such prepayment should be presented in ‘Other non-current assets’ and ‘Other intangible assets’ based on its nature under IFRSs.	Other non-current assets	1,867,745	159,616
		Other intangible assets	75,277	—
		Property, plant and equipment	(1,943,022)	(159,616)

			Increase (Decrease)
Item	Explanation	Account	at transition date	2012.12.31
(J)	Deferred expenses
	Photo mask, mould and tooling, technical license fees, computer software and syndicated loan bank fee was presented in ‘Deferred expenses’ in accordance with the “Rules Governing the Preparation of Financial Statements by Securities Issuers”. However, such assets should be presented in ‘Property, Plant and Equipment’, ‘Intangible assets’, ‘Other assets - other’ and ‘Long-term loans’ based on its nature under IFRSs.	Property, plant and equipment	$3,364,024	$3,579,964
		Deferred charges	(9,682,455)	(8,441,923)
		Other intangible assets	5,330,013	4,843,976
		Other non-current assets	947,983	10,222
		Long-term loans	(40,435)	(2,373)
		Prepayments	—	5,388

(K)	Income taxes
	(i)

In accordance with current accounting standards in R.O.C., a deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or non-current. However, a deferred tax asset or liability that is not related to an asset or liability for financial reporting, should be classified as current or non-current according to the expected time period to realize or settle a deferred tax asset or liability. However, under IAS 1, “Presentation of Financial Statements”, an entity should not classify a deferred tax asset or liability as current. In addition, as the Company’s deferred tax assets and liabilities do not meet the criteria for offsetting under IAS 12, “Income Taxes”, they shall not be offset.

		Deferred income tax assets - non-current	1,145,065	2,336,731
		Deferred income tax assets - current	(625,630)	(1,322,345)
		Deferred income tax liabilities - non-current	519,435	1,014,386

	(ii)

Regarding tax rates that shall apply to the deferred tax assets or liabilities associated with unrealized gains or losses arising from transactions between the parent company and subsidiaries by buyer tax rate or seller tax rate, the current accounting standards in R.O.C. do not specify the rules for this issue; while, the Company adopted seller tax rate for the computation. However, under IAS 12, “Income Taxes”, temporary differences in the consolidated financial statements are determined by comparing the carrying amounts of assets and liabilities in those statements and applicable taxation basis. The Company’s taxation basis was determined by reference to the Group entities’ income tax returns. Accordingly, buyer tax rate shall apply to the calculation of deferred tax assets or liabilities in the consolidated financial statements.

		Deferred income tax assets - non-current	20,640	13,374
		Accumulated deficit	(20,640)	(20,640)
		Income tax benefit	—	(7,266)

			Increase (Decrease)
Item	Explanation	Account	at transition date	2012.12.31
(L)	Consolidated Financial Statements
	In case of a decrease in ownership in a subsidiary that results in loss of control, under current ROC accounting standards, any investment retained in the former subsidiary should be remeasured at its book value on the date control is lost multiplied by the remaining ownership percentage. However, under IAS 27, ‘Consolidated and Separate Financial Statements’, any investment retained in the former subsidiary should be remeasured at its fair value on the date control is lost.	Long-term equity investment accounted for under the equity method	$—	$(184,486)
		Cumulative translation adjustments	—	4,470
		Capital reserve from long-term equity investments	—	611
		Loss on disposal of inventories	—	189,567

C.            The Company elected the following exemptions in accordance with IFRS 1, “First-time Adoption of International Financial Reporting Standards” and “Rules Governing the Preparation of Financial Statements by Securities Issuers” that are expected to be applicable in 2013:

1. Business combinations:

The Company elected not to apply the requirements in IFRS 3, “Business Combinations”, retrospectively to business combinations that occurred prior to the transition to IFRSs. This exemption was also applied to associates that the Company invested.

2. Share-based payment transactions:

The Company elected not to apply the requirements in IFRS 2, “Share-based Payment”, retrospectively to equity instruments/liabilities that were vested/settled arising from share-based payment transactions prior to the transition to IFRSs.

3. Cumulative translation differences:

The Company elected to reset the cumulative translation differences arising from foreign operations as zero at the IFRS opening balance sheet date, and to deal with translation differences arising subsequent to the IFRS opening balance sheet date in accordance with IAS 21, “The Effects of Changes in Foreign Exchange Rates”.

4. Designation of previously recognized financial instruments:

The Company elected to designate certain financial assets carried at cost as “Available-for-sale financial assets” at the IFRS opening balance sheet date. For certain financial assets meeting the definition as held for trading, the Company classified those as financial assets held for trading.

5. Borrowing costs:

The Company elected to apply the transitional provisions in paragraphs 27 and 28 of IAS 23, “Borrowing Costs”, amended in 2007 from the IFRS opening balance sheet date.

6. Employee benefits:

The Company elected to recognize all cumulative actuarial gains and losses for all employee benefit plans in ‘Retained earnings’ at the IFRS opening balance sheet date, and to disclose the information of present value of defined benefit obligation, fair value of plan assets, gain or loss on plan assets and experience adjustments under the requirements of paragraph 120A (P), IAS 19, “Employee Benefits”, based on their prospective amounts for financial periods from the IFRS opening balance sheet date.

The selection of exemptions above may be different from the actual selection at the date of transition to IFRSs due to the release of related regulations, changes in economic environment, or the subsequent assessments made by the Company.

INNOLUX CORPORATION AND
SUBSIDIARIES

CONSOLIDATED FINANCIAL STATEMENTS AND
REPORT OF INDEPENDENT ACCOUNTANTS
DECEMBER 31, 2013 AND 2012

For the convenience of readers and for information purpose only, the auditors’ report and the accompanying financial statements have been translated into English from the original Chinese version prepared and used in the Republic of China. In the event of any discrepancy between the English version and the original Chinese version or any differences in the interpretation of the two versions, the Chinese-language auditors’ report and financial statements shall prevail.

REPORT OF INDEPENDENT ACCOUNTANTS TRANSLATED FROM CHINESE

To the Board of Directors and Stockholders of Innolux Corporation:

We have audited the accompanying consolidated balance sheets of Innolux Corporation and subsidiaries as of December 31, 2013, December 31, 2012 and January 1, 2012, and the related consolidated statements of comprehensive income, of changes in equity and of cash flows for the years ended December 31, 2013 and 2012. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We did not audit the financial statements of certain consolidated subsidiaries, which statements reflect total assets of NT$5,130,451,000, NT$5,662,004,000 and NT$17,988,644,000, constituting 1%, 1% and 3% of the consolidated total assets as of December 31, 2013, December 31, 2012 and January 1, 2012, respectively, and total operating revenues of NT$0 and NT$2,238,286,000, constituting 0% and 0.5% of the consolidated total operating revenues for the years ended December 31, 2013 and 2012, respectively. Those financial statements and the information disclosed in Note 13 were audited by other independent accountants whose reports thereon have been furnished to us, and our opinion expressed herein is based solely on the audit reports of the other independent accountants.

We conducted our audits in accordance with the “Regulations Governing Auditing and Attestation of Financial Statements by Certified Public Accountants” and generally accepted auditing standards in the Republic of China. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other independent accountants provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other independent accountants, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Innolux Corporation and subsidiaries as of December 31, 2013, December 31, 2012 and January 1, 2012, and their financial performance and cash flows for the years ended December 31, 2013 and 2012 in conformity with the “Rules Governing the Preparations of Financial Statements by Securities Issuers” and the International Financial Reporting Standards, International Accounting Standards, IFRIC Interpretations, and SIC Interpretations as endorsed by the Financial Supervisory Commission.

Innolux Corporation’s current liabilities have exceeded its current assets by $128,884,782,000 as of December 31, 2013. As set forth in Note 12(4), management has designed a turnaround plan which aims to improve the Company’s operations and financial position.

We have also audited the parent company only financial statements of Innolux Corporation as of and for the years ended December 31, 2013 and 2012, and have expressed an unqualified opinion on such financial statements.

PricewaterhouseCoopers, Taiwan

February 17, 2014

The accompanying consolidated financial statements are not intended to present the financial position and results of operations and cash flows in accordance with accounting principles generally accepted in countries and jurisdictions other than the Republic of China. The standards, procedures and practices in the Republic of China governing the audit of such financial statements may differ from those generally accepted in countries and jurisdictions other than the Republic of China. Accordingly, the accompanying consolidated financial statements and report of independent accountants are not intended for use by those who are not informed about the accounting principles or auditing standards generally accepted in the Republic of China, and their applications in practice.

As the financial statements are the responsibility of the management, PricewaterhouseCoopers cannot accept any liability for the use of, or reliance on, the English translation or for any errors or misunderstandings that may derive from the translation.

INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31,2013, DECEMBER 31,2012 AND JANUARY 1,2012
(Expressed in thousands of New Taiwan dollars)

			December 31, 2013		December 31, 2012		January 1, 2012
	Assets	Notes	AMOUNT	%	AMOUNT	%	AMOUNT	%
	Current Assets
1100	Cash and cash equivalents	6(1)	$44,137,818	9	$40,897,977	7	$53,718,219	8
1110	Financial assets at fair value through profit or loss - current	6(2)	227,703	—	68,248	—	642,441	—
1125	Available-for-sale financial assets - current	6(3)	—	—	40,230	—	17,484	—
1170	Accounts receivable, net	6(6)	66,358,291	13	74,716,998	13	67,634,362	10
1180	Accounts receivable - related parties	7	2,049,985	—	8,550,228	2	6,994,452	1
1200	Other receivables	6(6) and 7	4,255,683	1	2,625,273	1	7,094,087	1
130X	Inventory	6(7)	50,524,156	10	42,067,569	7	59,301,056	9
1410	Prepayments		1,194,871	—	968,195	—	1,265,207	—
1460	Non-current assets held for sale - net	6(12)	113,681	—	423,596	—	655,314	—
1476	Other current financial assets	8	2,544,567	1	2,608,917	—	13,904,451	2
1479	Other current assets		295,214	—	172,168	—	642,156	—
11XX	Total current assets		171,701,969	34	173,139,399	30	211,869,229	31
	Non-current assets
1510	Financial assets at fair value through profit or loss - non-current	6(2)	712,603	—	145,879	—	361,689	—
1523	Available-for-sale financial assets - non-current	6(3)	3,952,530	1	5,008,711	1	4,310,787	1
1543	Financial assets carried at cost - non-current	6(4)	—	—	198,490	—	243,190	—
1550	Investments accounted for under equity method	6(8)	4,919,134	1	5,380,385	1	4,786,639	1
1600	Property, plant and equipment	6(9), 7 and 8	273,505,759	54	332,525,859	58	405,585,223	59
1760	Investment property - net	6(10)	706,850	—	720,023	—	718,874	—
1780	Intangible assets	6(11)	21,214,994	4	22,909,059	4	24,789,538	4
1840	Deferred income tax assets	6(29)	18,123,869	4	17,819,097	3	15,931,939	2
1980	Other non-current financial assets	8	12,327,722	2	12,416,790	2	12,320,033	2
1990	Other non-current assets		1,035,455	—	1,199,465	1	3,205,645	—
15XX	Total non-current assets		336,498,916	66	398,323,758	70	472,253,557	69
1XXX	Total assets		$508,200,885	100	$571,463,157	100	$684,122,786	100

(Continued)

INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2013, DECEMBER 31, 2012 AND JANUARY 1, 2012
(Expressed in thousands of New Taiwan dollars)

			December 31, 2013		December 31, 2012		January 1, 2012
	Liabilities and Equity	Notes	AMOUNT	%	AMOUNT	%	AMOUNT	%
	Current Liabilities
2100	Short-term borrowings	6(13)	$31,179,767	6	$45,521,548	8	$84,193,661	12
2110	Short-term notes and bills payable	6(14)	—	—	699,430	—	2,298,527	—
2120	Financial liabilities at fair value through profit or loss - current	6(2)	689, 097	—	1,238,305	—	73,656	—
2170	Accounts payable		65,435,586	13	81,501,720	14	99,946,999	15
2180	Accounts payable - related parties	7	8,756,243	2	13,714,317	3	19,407,765	3
2200	Other payables	7 and 9	20,372,113	4	20,953,991	4	22,190,872	3
2230	Current income tax liabilities		454,482	—	423,071	—	296,366	—
2250	Provisions for liabilities - current	6(19)	2,292,511	1	1,134,776	—	506,397	—
2320	Long-term liabilities - current portion	6(16)	169,097,708	33	70,649,844	13	189,328,035	28
2399	Other current liabilities		2,309,244	—	1,729,937	—	1,139,365	—
21XX	Total current liabilities		300,586,751	59	237,566,939	42	419,381,643	61
	Non-current liabilities
2500	Financial liabilities at fair value through profit or loss - non-current	6(2)	—	—	289	—	—	—
2510	Derivative financial liabilities for hedging - non-current	6(5)	21,918	—	391,630	—	736,952	—
2530	Corporate bonds payable	6(15)	—	—	—	—	2,000,000	—
2540	Long-term borrowings	6(16)	—		152,097,405	27	52,925,910	8
2570	Deferred income tax liabilities	6(29)	909,708	—	1,088,566	—	519,578	—
2600	Other non-current liabilities	6(17) and 9	12,104,654	3	8,961,303	1	10,274,500	2
25XX	Total non-current liabilities		13,036,280	3	162,539,193	28	66,456,940	10
2XXX	Total liabilities		313,623,031	62	400,106,132	70	485,838,583	71
	Equity attributable to owners of the parent
	Share capital	6(20)
3110	Share capital - common stock		91,094,288	18	79,129,708	14	73,129,708	11
	Capital surplus	6(18)(21)
3200	Capital surplus		96,058,741	19	119,677,980	21	191,846,638	28
	Retained earnings	6(22)
3310	Legal reserve		2,328,981	—	2,328,981	—	2,328,981	—
3350	Unappropriated retained earnings (accumulated deficit)		5,092,716	1	(27,308,220)	(5)	(69,283,833)	(10)
	Other equity	6(23)
3400	Other equity interest		(1,531,497)	—	(4,004,589)	—	(2,216,179)	—
31XX	Equity attributable to owners of the parent		193,043,229	38	169,823,860	30	195,805,315	29
36XX	Non-controlling interest		1,534,625	—	1,533,165	—	2,478,888	—
3XXX	Total equity		194,577,854	38	171,357,025	30	198,284,203	29
	Significant contingent liabilities and unrecognised contract commitments	9
	Significant events after the balance sheet date	6(16) and 11
	Total liabilities and equity		$508,200,885	100	$571,463,157	100	$684,122,786	100

The accompanying notes are an integral part of these consolidated financial statements.

See report of independent accountants dated February 17, 2014.

INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(Expressed in thousands of New Taiwan dollars, except for earnings per share amount)

			2013		2012
	Items	Notes	AMOUNT	%	AMOUNT	%
4000	Sales revenue	7	$422,730,500	100	$483,609,931	100
5000	Operating costs	6(7)(27)(28) and 7	(384,971,385)	(91)	(479,109,996)	(99)
5900	Net operating margin		37,759,115	9	4,499,935	1
	Operating expenses	6(27)(28)
6100	Selling expenses		(2,974,223)	(1)	(3,570,998)	(1)
6200	General and administrative expenses		(7,169,974)	(2)	(8,495,887)	(2)
6300	Research and development expenses		(12,265,650)	(3)	(12,182,704)	(2)
6000	Total operating expenses		(22,409,847)	(6)	(24,249,589)	(5)
6900	Operating profit (loss)		15,349,268	3	(19,749,654)	(4)
	Non-operating income and expenses
7010	Other income	6(24)	2,627,868	1	3,280,431	1
7020	Other gains and losses	6(2)(3)(8)(9)(12)(25)	(7,166,774)	(2)	(6,030,992)	(1)
7050	Finance costs	6(5)(6)(26)	(5,103,230)	(1)	(8,051,142)	(2)
7060	Share of profit/(loss) of associates and joint ventures accounted for under equity method		(63,779)	—	(262,818)	—
7000	Total non-operating income and expenses		(9,705,915)	(2)	(11,064,521)	(2)
7900	Profit (loss) before income tax, net		5,643,353	1	(30,814,175)	(6)
7950	Income tax (expense) benefit	6(29)	(548,334)	—	646,892	—
8200	Profit (loss) for the year		$5,095,019	1	$(30,167,283)	(6)
	Other comprehensive income(net)
8310	Financial statements translation differences of foreign operations		$2,712,774	1	$(2,962,319)	(1)
8325	Unrealized gain on valuation of available-for-sale financial assets	6(3)	16,772	—	874,320	—
8330	Cash flow hedges	6(5)	79,477	—	226,109	—
8360	Actuarial loss on defined benefit plan	6(17)	(11,870)	—	(583)	—
8370	Share of other comprehensive income of associates and joint ventures accounted for under equity method		36,122	—	(28,085)	—
8399	Income tax relating to the components of other comprehensive income	6(29)	26,242	—	(85,105)	—
8300	Other comprehensive income (loss) for the year, net of tax		$2,859,517	1	$(1,975,663)	(1)
8500	Total comprehensive income (loss) for the year		$7,954,536	2	$(32,142,946)	(7)
	Profit (loss) attributable to:
8610	Owners of the parent		$5,102,568	1	$(29,899,236)	(6)
8620	Non-controlling interest		(7,549)	—	(268,047)	—
			$5,095,019	1	$(30,167,283)	(6)
	Comprehensive income attributable to:
8710	Owners of the parent		$7,953,076	2	$(31,688,130)	(7)
8720	Non-controlling interest		1,460	—	(454,816)	—
			$7,954,536	2	$(32,142,946)	(7)
	Earnings per share (in dollars)	6(30)
9750	Basic earnings per share			$0.57		$(4.00)
9850	Diluted earnings per share			$0.57		$(4.00)

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated February 17, 2014.

INNOLUX CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CHANGES IN EQUITY

FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012

(Expressed in thousands of New Taiwan dollars)

	Equity attributable to owners of the parent
		Capital surplus				Retained earnings		Other equity interest
	Common stock	Paid-in capital in excess of par value	Share of profit (loss) of associated and joint ventures accounted for under equity method	Employee stock option	Restricted stock to employees	Legal reserve	Undistributed earnings (Accumulated deficit)	Financial statements translation differences of foreign operations	Unrealized gain (loss) on available-for- sale financial assets	Changes in gain (loss) on cash flow hedge	Employee unearned compensation	Total	Minority interest	Total
2012
Balance at January 1, 2012	$73,129,708	$190,599,266	$—	$1,247,372	$—	$2,328,981	$(69,283,833)	$—	$(2,446,219)	$230,040	$—	$195,805,315	$2,478,888	$198,284,203
Capital issued for cash	6,000,00	(600,00)	—	—	—	—	—	—	—	—	—	5,400,000	—	5,400,000
Capital surplus offset against accumulated deficit	—	(71,983,820)	—	—	—	—	71,983,820	—	—	—	—	—	—	—
Compensation related to share-based payment	—	42,600	—	348,321	—	—	—	—	—	—	—	390,921	—	390,921
Expiration of employee stock options	—	7,946	—	(7,946)	—	—	—	—	—	—	—	—	—	—
Changes in net equity of Long-term equity investments	—	—	24,241	—	—	—	(108,487)	—	—	—	—	(84,426)	—	(84,426)
Consolidated net income for the year ended December 31, 2012	—	—	—	—	—	—	(29,899,236)	—	—	—	—	(29,899,236)	(268,047)	(30,167,283)
Other comprehensive income for the year ended December 31, 2012	—	—	—	—	—	—	(484)	(2,818,705)	836,706	193,589	—	(1,788,894)	(186,769)	(1,975,663)
Decrease in non-controlling interest	—	—	—	—	—	—	—	—	—	—	—	—	(490,907)	(490,907)
Balance at December 31, 2012	$79,129,708	$118,065,992	$24,241	$1,587,747	$—	$2,328,981	$(27,308,220)	$(2,818,705)	$(1,609,513)	$423,629	$—	$169,823,860	$1,533,165	$171,357,025
2013
Balance at January 1, 2013	$79,129,708	$118,065,992	$24,241	$1,587,747	$—	$2,328,981	$(27,308,220)	$(2,818,705)	$(1,609,513)	$423,629	$—	$169,823,860	$1,533,165	$171,357,025
Capital surplus offset against accumulated deficit	—	(27,308,220)	—	—	—	—	27,308,220	—	—	—	—	—	—	—
Global depositary receipt issued for cash	11,250,00	3,269,051	—	—	—	—	—	—	—	—	—	14,519,051	—	14,519,051
Issuance of restricted stock to employees	725,260	—	—	—	187,212	—	—	—	—	—	(754,166)	158,306	—	158,306
Compensation of restricted stock to employees	(10,680)	—	—	—	10,680	—	—	—	—	—	—	—	—	—
Compensation related to share-based payment	—	42,263	—	147,713	—	—	—	—	—	—	366,898	556,874	—	556,874
Expiration of employee stock options	—	37,525	—	(37,525)	—	—	—	—	—	—	—	—	—	—
Changes in net equity of long-term equity investments	—	—	32,062	—	—	—	—	—	—	—	—	32,062	—	32,062
Consolidated net income for the year ended December 31, 2013	—	—	—	—	—	—	5,102,568	—	—	—	—	5,102,568	(7,549)	5,095,019
Other Comprehensive income for the year ended December 31, 2013	—	—	—	—	—	—	(9,852)	2,740,631	65,168	54,561	—	2,850,508	9,009	2,859,517
Balance at December 31, 2013	$91,094,288	$94,106,611	$56,303	$1,697,935	$197,892	$2,328,981	$5,092,716	$(78,074)	$(1,544,345)	$478,190	$(387,268)	$193,043,229	$1,534,625	$194,577,854

The accompanying notes are an integral part of these consolidated financial statements.

See report of independent accountants dated February 17, 2014.

INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(Expressed in thousands of New Taiwan dollars)

	Notes	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated profit (loss) before tax for the year		$5,643,353	$(30,814,175)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Income and expenses having no effect on cash flows
Depreciation and amortization		77,851,438	86,799,064
Compensation related to share-based payment		556,874	390,921
Provision (reversal of allowance) for doubtful accounts		453	(56,887)
Evaluation of benefits on financial assets held for trading		(582,748)	15,810
Share of profit (loss) of associates and joint ventures accounted for under equity method		63,779	262,818
Gain from disposal of investments		(1,977,799)	(361,381)
Proceeds from disposal of financial assets held for trading		16,024	—
Loss on disposal of property, plant and equipment		138,658	141,544
Impairment loss		921,828	1,002,740
Interest expense		5,051,960	7,535,758
Interest income		(293,741)	(923,971)
Dividend income		(58,897)	(183,630)
Unrealized foreign exchange (gain) loss		(310,450)	45,170
Changes in assets/liabilities relating to operating activities
Net changes in assets relating to operating activities
Financial assets /liabilities at fair value through profit or loss		(708,952)	1,739,131
Accounts receivable		8,336,807	(8,464,403)
Accounts receivable - related parties		6,500,243	(2,012,451)
Other receivables		734,595	4,054,066
Inventories		(8,456,587)	16,212,381
Prepayments		(226,676)	218,197
Other current assets		(123,046)	469,988
Net changes in liabilities relating to operating activities
Derivative financial liabilities for hedging		(399,357)	(119,213)
Accounts payable		(16,066,134)	(18,174,274)
Accounts payable - related parties		(4,958,074)	(5,459,615)
Other payables		405,568	(1,442,874)
Provisions for liabilities - current		1,157,735	628,379
Other current liabilities		513,119	581,709
Other non-current liabilities		3,133,498	(1,285,086)
Cash generated from operations		76,863,471	50,799,716
Cash paid for income tax		(974,312)	(534,284)
Net cash provided by operating activities		75,889,159	50,265,432

(Continued)

INNOLUX CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2013 AND 2012
(Expressed in thousands of New Taiwan dollars)

	Notes	2013	2012
CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of available-for-sale financial assets		$(916,909)	$—
Redemption of convertible bonds		—	200,000
Proceeds from disposal of available-for-sale financial assets		3,963,684	877,154
Proceeds from disposal of financial assets carried at cost - non-current		192,758	—
Proceeds from disposal of non-current assets held for sale		279,312	—
Acquisition of investment accounted for under equity method		—	(150,692)
Proceeds from disposal of investment accounted for under equity method		136,185	130,005
Proceeds from capital reduction of investments accounted for under equity method		—	22,194
Decrease in other financial assets		941,407	10,969,362
Acquisition of property, plant and equipment		(18,370,343)	(19,804,858)
Proceeds from disposal of property, plant and equipment		1,174,898	2,518,021
Acquisition of intangible assets		(157,781)	—
Decrease in other non-current assets		29,586	529
Decrease in losing control of subsidiaries		—	(2,775,400)
Interest received		364,391	1,112,893
Dividends received		201,765	319,737
Net cash used in investing activities		(12,161,047)	(6,581,055)
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in short-term loans		(14,499,547)	(29,570,180)
Decrease in short-term notes and bills payable		(699,430)	(1,599,097)
Increase in long-term loans		—	977,808
Payment of long-term loans		(51,589,030)	(19,528,489)
Payment of bonds payable		(2,000,000)	(2,000,000)
Decrease in accrued lease payments		(980,000)	(1,980,000)
Stock issued for cash		14,519,051	5,400,000
Proceeds form issuance of common stock for employee stock options		181,315	—
Proceeds form share reduction of common stock for employee stock options		(8,260)	—
Interest paid		(5,586,134)	(7,675,061)
Net cash used in financing activities		(60,662,035)	(55,975,019)
Effect of changes in foreign currency exchange		173,764	(529,600)
Increase (decrease) in cash and cash equivalents		3,239,841	(12,820,242)
Cash and cash equivalents at beginning of year		40,897,977	53,718,219
Cash and cash equivalents at end of year		$44,137,818	$40,897,977

The accompanying notes are an integral part of these consolidated financial statements.
See report of independent accountants dated February 17, 2014.

INNOLUX CORPORATION AND SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(All amounts expressed in thousands of New Taiwan dollars, unless otherwise spceified)

1.         HISTORY AND ORGANIZATION

(1)              Innolux Corporation (the “Company”) was organized on January 14, 2003 under the Act for Establishment and Administration of Science Parks in Republic of China (R.O.C.). The Company was listed on the Taiwan Stock Exchange Corporation (the “TSEC”) in October 2006. The Company merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010, with the Company as the surviving entity.

(2)              The Company and its subsidiaries engage in the research, development, design, manufacture and sales of TFT-LCD panels, modules and monitors of LCD, color filter, and low temperature poly-silicon TFT-LCD.

2.         THE DATE OF AUTHORIZATION FOR ISSUANCE OF THE CONSOLIDATED FINANCIAL  STATEMENTS AND PROCEDURES FOR AUTHORIZATION

These consolidated financial statements were authorized for issuance by the Board of Directors on February 17, 2014.

3.         APPLICATION OF NEW STANDARDS, AMENDMENTS AND INTERPRETATIONS

(1)              Effect of the adoption of new issuances of or amendments to International Financial Reporting Standards (“IFRS”) as endorsed by the Financial Supervisory Commission (“FSC”)

Not applicable as it is the first-time adoption of IFRSs by the Group this year.

(2)              Effect of new issuances of or amendments to IFRSs as endorsed by the FSC but not yet adopted by the Group

A.       IFRS 9, “Financial Instruments: Classification and measurement of financial assets”

(1)         The International Accounting Standards Board (“IASB”) published IFRS 9, “Financial Instruments”, in November, 2009, which will take effect on January 1, 2015 with early application permitted. Although the FSC has endorsed IFRS 9, FSC does not permit early application of IFRS 9 when IFRSs are adopted in R.O.C. in 2013. Instead, enterprises should apply International Accounting Standard No. 39 (“IAS 39”), “Financial Instruments: Recognition and Measurement” reissued in 2009.

(2)         IFRS 9 was issued as the first step to replace IAS 39. IFRS 9 outlines the new classification and measurement requirements for financial instruments, which might affect the accounting treatments for financial instruments of the Group.

(3)         The Group has not evaluated the overall effect of the IFRS 9 adoption. However, based on preliminary evaluation, it was noted that the IFRS 9 adoption might have an impact on those instruments classified as “available-for-sale financial assets” held by the Group, as IFRS 9 specifies that the fair value changes in the equity instruments that meet certain criteria may be reported in other comprehensive income, and such amount that has been recognized in other comprehensive income should not be reclassified to profit or loss when such assets are derecognized. The Group recognized gain (or loss) on equity instruments amounting to $1,875,599 in other comprehensive income for the year ended December 31, 2013.

(3)              IFRSs issued by IASB but not yet endorsed by the FSC

The following are the assessment of new standards, interpretations and amendments issued by IASB but not yet endorsed by the FSC (application of the new standards and amendments should follow the regulations of the FSC):

New Standards,
Interpretations
and Amendments	Main Amendments	IASB Effective Date
Limited exemption from comparative IFRS 7 disclosures for first-time adopters (amendment to IFRS 1)

The amendment provides first-time adopters of IFRSs with the same transition relief that existing IFRS preparer received in IFRS 7, ‘Financial Instruments: Disclosures’ and exempts first-time adopters from providing the additional comparative disclosures.

July 1, 2010

Improvements to IFRSs 2010	Amendments to IFRS 1, IFRS 3, IFRS 7, IAS 1, IAS 34 and IFRIC 13.	January 1, 2011

Disclosures - transfers of financial assets (amendment to IFRS 7)

The amendment enhances qualitative and quantitative disclosures for all transferred financial assets that are not derecognised and for any continuing involvement in transferred assets, existing at the reporting date.

July 1, 2011

Severe hyperinflation and removal of fixed dates for first-time adopters (amendment to IFRS 1)

When an entity’s date of transition to IFRSs is on, or after, the functional currency normalisation date, the entity may elect to measure all assets and liabilities held before the functional currency normalisation date at fair value on the date of transition to IFRSs. First-time adopters are allowed to apply the derecognition requirements in IAS 39, ‘Financial instruments: Recognition and measurement’, prospectively from the date of transition to IFRSs, and they are allowed not to retrospectively recognize related gains on the date of transition to IFRSs.

July 1, 2011

New Standards,
Interpretations
and Amendments	Main Amendments	IASB Effective Date
Deferred tax: recovery of underlying assets (amendment to IAS 12)

The amendment gives a rebuttable presumption that the carrying amount of investment properties measured at fair value is recovered entirely by sale, unless there exists any evidence that could rebut this presumption. The amendment also replaces SIC 21, ‘Income taxes—recovery of revalued non-depreciable assets’.

January 1, 2012

Presentation of items of other comprehensive income (amendment to IAS 1)

The amendment requires profit or loss and other comprehensive income (OCI) to be presented separately in the statement of comprehensive income. Also, the amendment requires entities to separate items presented in OCI into two groups based on whether or not they may be recycled to profit or loss subsequently.

July 1, 2012

IFRIC 20, ‘Stripping costs in the production phase of a surface mine’

Stripping costs that meet certain criteria should be recognised as the ‘stripping activity asset’. To the extent that the benefit from the stripping activity is realised in the form of inventory produced, the entity shall account for the costs of that stripping activity in accordance with IAS 2, ‘Inventories’.

January 1, 2012

Disclosures—Offsetting financial assets and financial liabilities (amendment to IFRS 7)	The amendment requires disclosures to include quantitative information that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements.	January 1, 2013

IFRS 10, ‘Consolidated financial statements’

The standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where it is difficult to assess.

January 1, 2013

IFRS 11, ‘Joint arrangements’

Judgments applied when assessing the types of joint arrangements-joint operations and joint ventures, the entity should assess the contractual rights and obligations instead of the legal form only. The standard also prohibits the proportional consolidation for joint ventures.

January 1, 2013

New Standards,
Interpretations
and Amendments	Main Amendments	IASB Effective Date
IFRS 12, ‘Disclosure of interests in other entities’	The standard requires the disclosure of interests in other entities including subsidiaries, joint arrangements, associates and unconsolidated structured entities.	January 1, 2013

IAS 27, ‘Separate financial statements’ (as amended in 2011)	The standard removes the requirements of consolidated financial statements from IAS 27 and those requirements are addressed in IFRS 10, ‘Consolidated financial statements’.	January 1, 2013

IAS 28, ‘Investments in associates and joint ventures’ (as amended in 2011)

As consequential amendments resulting from the issuance of IFRS 11, ‘Joint arrangements’, IAS 28 (revised) sets out the requirements for the application of the equity method when accounting for investments in joint ventures.

January 1, 2013

IFRS 13, ‘Fair value measurement’

IFRS 13 aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The requirements do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs.

January 1, 2013

IAS 19 revised, ‘Employee benefits’ (as amended in 2011)

The revised standard eliminates corridor approach and requires actuarial gains and losses to be recognised immediately in other comprehensive income. Past service costs will be recognised immediately in the period incurred. Net interest expense or income, calculated by applying the discount rate to the net defined benefit asset or liability, replace the finance charge and expected return on plan assets. The return of plan assets, excluding net interest expense, is recognised in other comprehensive income.

January 1, 2013

New Standards,
Interpretations
and Amendments	Main Amendments	IASB Effective Date
Government loans (amendment to IFRS 1)

The amendment provides exception to first-time adopters to apply the requirements in IFRS 9, ‘Financial instruments’, and IAS 20, ‘Accounting for government grants and disclosure of government assistance’, prospectively to government loans that exist at the date of transition to IFRSs; and first-time adopters should not recognise the corresponding benefit of the government loan at a below-market rate of interest as a government grant.

January 1, 2013

Improvements to IFRSs 2009-2011	Amendments to IFRS 1 and IAS 1, IAS 16, IAS 32 and IAS 34.	January 1, 2013

Consolidated financial statements, joint arrangements and disclosure of interests in other Entities: Transition guidance (amendments to IFRS 10, IFRS 11 and IFRS 12) IFRS 9, ‘Financial instruments: Classification and measurement of financial liabilities

The amendment clarifies that the date of initial application is the first day of the annual period in which IFRS 10, 11 and 12 is adopted.

IFRS 9 requires gains and losses on financial liabilities designated at fair value through profit or loss to be split into the amount of change in the fair value that is attributable to changes in the credit risk of the liability, which shall be presented in other comprehensive income, and cannot be reclassified to profit or loss when derecognising the liabilities; and all other changes in fair value are recognised in profit or loss. The new guidance allows the recognition of the full amount of change in the fair value in the profit or loss only if there is reasonable evidence showing on initial recognition that the recognition of changes in the liability’s credit risk in other comprehensive income would create or enlarge an accounting mismatch (inconsistency) in profit or loss. (That determination is made at initial recognition and is not reassessed subsequently.)

January 1, 2013 November 19, 2013 (Not mandatory)

New Standards,
Interpretations
and Amendments	Main Amendments	IASB Effective Date
IFRS 9, “Financial assets: hedge accounting” and amendments to IFRS 9, IFRS 7 and IAS 39

1.              IFRS 9 relaxes the requirements for hedged items and hedging instruments and removes the bright line of effectiveness to better align hedge accounting with the risk management activities of an entity.

November 19, 2013 (Not mandatory)

2.              An entity can elect to early adopt the requirement to recognise the changes in fair value attributable to changes in an entity’s own credit risk from financial liabilities that are designated under the fair value option in ‘other comprehensive income’.

Offsetting financial assets and financial liabilities (amendment to IAS 32)

The amendments clarify the requirements for offsetting financial instruments on the statement of financial position: (i) the meaning of ‘currently has a legally enforceable right to set off the recognised amounts’; and (ii) that some gross settlement mechanisms with certain features may be considered equivalent to net settlement.

January 1, 2014

Consolidated financial statements, joint arrangements and disclosure of interests in other Entities: Transition guidance (amendments to IFRS 10, IFRS 11 and IFRS 12)	The amendment clarifies that the date of initial application is the first day of the annual period in which IFRS 10, 11 and 12 is adopted.	January 1, 2013

Investment entities (amendments to IFRS 10, IFRS 12 and IAS 27)

The amendments define ‘Investment Entities’ and their characteristics. The parent company that meets the definition of investment entities should measure its subsidiaries using fair value through profit or loss instead of consolidating them.

January 1, 2014

IFRIC 21, ‘Levies’

The interpretation addresses the accounting for levies imposed by governments in accordance with legislation (other than income tax). A liability to pay a levy shall be recognised in accordance with IAS 37, ‘Provisions, contingent liabilities and contingent assets’.

January 1, 2014

New Standards,
Interpretations
and Amendments	Main Amendments	IASB Effective Date
Recoverable amount disclosures for non-financial assets (amendments to IAS 36)	The amendments remove the requirement to disclose recoverable amount when a cash generating unit (CGU) contains goodwill or intangible assets with indefinite useful lives that were not impaired.	January 1, 2014

Novation of derivatives and continuation of hedge accounting (amendments to IAS 39)

The amendment states that the novation of a hedging instrument would not be considered an expiration or termination giving rise to the discontinuation of hedge accounting when the hedging instrument that is being novated complies with specified criteria.

January 1, 2014

Services related contributions from employees or third party (amendments to IAS 19)

The amendment allows contributions from employees or third party that are linked to service, and do not vary with the length of employee service, to be deducted from the cost of benefits earned in the period that the service is provided. Contributions that are linked to service, and vary according to the length of employee service, must be spread over the service period using the same attribution method that is applied to the benefits.

July 1, 2014

Improvements to IFRSs 2010-2012	Amendments to IFRS 2, IFRS 3, IFRS 8, IFRS 13, IAS 16, IAS 16, IAS 24 and IAS 38.	July 1, 2014

The Group is assessing the potential impact of the new standards and amendments above and has not yet been able to reliably estimate their impact on the consolidated financial statements.

4.         SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these consolidated financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

(1)              Compliance statement

A.       These consolidated financial statements are the first consolidated financial statements prepared by the Group in accordance with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and the International Financial Reporting Standards, International Accounting Standards, IFRIC Interpretations, and SIC Interpretations as endorsed by the FSC (collectively referred herein as the “IFRSs”).

B.       In the preparation of the balance sheet as of January 1, 2012 (the Group’s date of transition to IFRSs) (“the opening IFRS balance sheet”), the Group has adjusted the amounts that were reported in the consolidated financial statements in accordance with previous R.O.C. GAAP. Please refer to Note 15 for the impact of transitioning from R.O.C. GAAP to IFRSs on the Group’s financial position, operating results and cash flows.

(2)              Basis of preparation

A.       Except for the following items, these consolidated financial statements have been prepared under the historical cost convention:

(a)         Financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss.

(b)         Available-for-sale financial assets measured at fair value.

(c)          The net amount of the present value of defined benefit obligations minus net pension fund assets is recognised as defined benefit liabilities.

B.       The preparation of financial statements in compliance with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Group’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 5.

(3)              Basis of consolidation

A.       Basis for preparation of consolidated financial statements

(a)         All subsidiaries are included in the Group’s consolidated financial statements. Subsidiaries are all entities over which the Group has the power to govern the financial and operating policies. In general, control is presumed to exist when the parent owns, directly or indirectly through subsidiaries, more than half of the voting power of an entity. Subsidiaries are fully consolidated from the date on which control is transferred to the Group. They are de-consolidated from the date that control ceases.

(b)         Inter-company transactions, balances and unrealised gains or losses on transactions between companies within the Group are eliminated. Accounting policies of subsidiaries have been adjusted where necessary to ensure consistency with the policies adopted by the Group.

(c)          Profit or loss and each component of other comprehensive income are attributed to the owners of the parent and to the non-controlling interests. Total comprehensive income is attributed to the owners of the parent and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

(d)         Changes in a parent’s ownership interest in a subsidiary that do not result in the parent losing control of the subsidiary (transactions with non-controlling interests) are accounted for as equity transactions, i.e. transactions with owners in their capacity as owners. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognised directly in equity.

(e)          When the Group loses control of a subsidiary, the Group remeasures any investment retained in the former subsidiary at its fair value. Any difference between fair value and carrying amount is recognised in profit or loss. All amounts previously recognised in other comprehensive income in relation to the subsidiary are reclassified to profit or loss on the same basis as would be required if the related assets or liabilities were disposed of. That is, when the Group loses control of a subsidiary, all gains or losses previously recognised in other comprehensive income in relation to the subsidiary should be reclassified from equity to profit or loss, if such gains or losses would be reclassified to profit or loss when the related assets or liabilities are disposed of.

B.       Subsidiaries included in the consolidated financial statements:

		Main	Ownership (%)
		Business	December 31,
Investor	Name of Subsidiary	Activities	2013	2012	Description
Innolux Corporation	Bright Information Holding Ltd.	Investment holdings	57	57
	Gold Union Investments Ltd.	Investment holdings	100	100	—
	Golden Achiever International Ltd.	Investment holdings	100	100	—
	Innolux Holding Ltd.	Investment holdings	100	100	—
	Keyway Investment Management Limited	Investment holdings	100	100	—
	Landmark International Ltd.	Investment holdings	100	100	—
	Toppoly Optoelectronics (B.V.I.) Ltd.	Investment holdings	100	100	—
	TPO Hong Kong Holding Ltd.	Investment holdings	100	100	—
	Leadtek Global Group Limited	Order swapping company	100	100	—

	Yuan Chi Investment Co., Ltd.	Investment company	100	100	—
	InnoJoy Investment Corporation	Investment company	100	100	(a)
	Chi Mei Optoelectronics (Singapore) Pte Ltd.	Distribution company	100	100	—
	Chi Mei Optoelectronics Europe B.V.	Investment and distribution company	100	100	—

		Main	Ownership (%)
		Business	December 31,
Name of Investor	Name of Subsidiary	Activities	2013	2012	Description
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Investment and distribution company	100	100	—

	Chi Mei El Corporation	Production and distribution company	97	97	—

Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	Processing company	100	100	—

Gold Union Investments Ltd.	Ningbo Innolux Display Ltd. (Formerly Ningbo Chi Hsin Electronics Ltd. )	Processing company	100	100	—

	Dongguan Chi Hsin Electronics Ltd.	Processing company	—	100	(b)

Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	Distribution company	—	100	(b)
	Eastern Vision Co., Ltd.	Distribution company	—	100	(b)
	VAP Optoelectronics (Nanjing) Corp.	Processing company	100	100	—

Innolux Holding Ltd.	Rockets Holding Ltd.	Investment holdings	100	100	—
	Suns Holding Ltd.	Investment holdings	100	100	—
	Lakers Trading Ltd.	Order swapping company	100	100	—
	Innolux Corporation	Distribution company	100	100	—

		Main	Ownership (%)
		Business	December 31,
Name of Investor	Name of Subsidiary	Activities	2013	2012	Description
Keyway Investment Management Limited	Ningbo Innolux Logistics Ltd. (Formerly Ningbo Chi Mei Logistics Co., Ltd. )	Warehousing company	100	100	—
	Forshan Innolux Logistics Ltd. (Formerly Forshan Chi Mei Logistics Co., Ltd. )	Warehousing company	100	100	—

Landmark International Ltd.	Ningbo Innolux Optoelectronics Ltd. (Formerly Ningbo Chi Mei Optoelectronics Ltd. )	Processing company	100	100	—
	Ningbo Innolux Technology Ltd. (Formerly Ningbo Chi Mei Technology Ltd. )	Processing company	100	100	—
	Nanhai Chi Mei Electronics Ltd.	Processing company	100	100	—
	Nanhai Chi Mei Optoelectronics Ltd.	Processing company	100	100	—

Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Investment holdings	100	100	—

TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Investment holdings	100	100	—
	TPO Displays Hong Kong Ltd.	Order swapping company	100	100	—
	TPO Displays Europe B.V.	Investment and R&D company	100	100	—
	TPO Displays Japan K.K.	Distribution company	100	100	—
	TPO Displays USA Inc.	Distribution company	100	100	—

		Main	Ownership (%)
		Business	December 31,
Name of Investor	Name of Subsidiary	Activities	2013	2012	Description
Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH	After sales service company	100	100	—

Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	Distribution company	100	100	—

Rockets Holding Ltd.	Best China Investments Ltd.	Investment holdings	100	100	—
	Mega Chance Investments Ltd.	Investment holdings	100	100	—
	Magic Sun Ltd.	Investment holdings	100	100	—
	Stanford Developments Ltd.	Investment holdings	100	100	—
	Sonics Trading Ltd.	Order swapping company	100	100	—
	Nets Trading Ltd.	Investment company	100	100	—

Suns Holding Ltd.	Warriors Technology Investments Ltd.	Investment company	100	100	—

Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Limited	Order swapping company	—	100	(b)
	TPO Displays (Sinepal) Ltd.	Distribution company	100	100	—
	Nanjing Innolux Optoelectronics Ltd.	Processing company	100	100
	(Formerly TPO Display (Nanjing) Ltd. )

TPO Displays Hong Kong Holding Ltd.	Shanghai Innolux Optoelectronics Ltd. (Formerly TPO Display (Shanghai) Ltd. )	Processing company	100	100	—

		Main	Ownership (%)
		Business	December 31,
Name of Investor	Name of Subsidiary	Activities	2013	2012	Description
TPO Displays Europe B.V.	TPO Displays Germany GmbH	Testing and maintenance company	100	100	—

Best China Investment Ltd.	Asiaward Investment Ltd.	Investments holdings	100	100	—

Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Investment holdings	100	100	—

Magic Sun Ltd.	Sun Dynasty Development Ltd.	Investment holdings	100	100	—

Stanford Developments Ltd.	Full Lucky Investment Ltd.	Investment holdings	—	100	(b)
	Innocom Technology (Shenzhen) Ltd.	Processing company	100	100	—

Asiaward Investment Ltd.	Innocom Technology (Xiamen) Ltd.	Processing company	100	100	—

Main Dynasty Investment Ltd.	Innocom Technology (Jia- shan) Ltd.	Processing company	—	100	(b)

Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Co., Ltd.	Processing company	100	100	—

(a)         In November, 2012, the Board of Directors of the Company adopted a resolution for the merger of two wholly-owned subsidiaries, InnoJoy Investment Corporation and InnoFun Investment Corporation, with InnoJoy Investment Corporation as the surviving company. Effective date of this merger was on December 1, 2012.

(b)         Dongguan Chi Hsin Electronics Ltd., Innocom Technology (Jia-shan) Ltd., Toptech Trading Limited, Dragon Flame Industrial Ltd., Eastern Vision Co., Ltd. and Full Lucky Investment Ltd. ceased operations and were liquidated in 2013.

(c)          Since one of the key management of the Company resigned the position as General Manager and Chairman of the Board of Chi Mei Lighting Technology Ltd. (the “Chi Mei Lighting”) in July 2012, the Company has lost its control over Chi Mei Lighting. Therefore, Chi Mei Lighting and its subsidiaries (Smart Light Global Limited and Foshan Chi Mei Lighting Technology Ltd.) were not included in the consolidated financial statements of the Company as the Company has lost control.

(d)         Jetronic International Corporation reelected its directors during the Stockholders’ meeting in June 2012, and the Company holds less than 50% of the seats on the Board of Jetronic International Corporation. Accordingly, Jetronic and its subsidiaries (Champ Win Technology Corporation and Kunshan Guan Jye Electronics Co. Ltd.) were not included in the consolidated financial statements of the Company as the Company has lost control.

(e)          Chi Mei Optoelectronics UK Ltd. was deregistered in September 2012.

(f)           In December, 2012, the Company’s subsidiary, Rockets Holding Ltd., sold all of its share ownership in Excel Victory Ltd., Glory Ace Investment Ltd. and Innocom Technology (Chongqing) Co., Ltd. The income (loss) of these subsidiaries was excluded from the consolidated statement of income effective the date on which Rockets Holding Ltd. lost control over these subsidiaries.

(g)          In addition to the above, the Group’s consolidated entities are the same as the list shown in the financial statements as of January 1, 2012.

C.       Subsidiaries not included in the consolidated financial statements: None.

D.       Adjustments for subsidiaries with different balance sheet dates: None.

E.        The restrictions on fund remittance from subsidiaries to the parent company: None.

(4)              Foreign currency translation

Items included in the financial statements of each of the Group’s entities are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in NTD, which is the Company’s functional and the Group’s presentation currency.

A.       Foreign currency transactions and balances

(a)         Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are remeasured.

Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in profit or loss in the period in which they arise, except when deferred in other comprehensive income as qualifying cash flow hedges.

(b)         Monetary assets and liabilities denominated in foreign currencies at the period end are re-translated at the exchange rates prevailing at the balance sheet date. Exchange differences arising upon re-translation at the balance sheet date are recognized in profit or loss.

(c)          Non-monetary assets and liabilities denominated in foreign currencies held at fair value through profit or loss are re-translated at the exchange rates prevailing at the balance sheet date; their translation differences are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currencies held at fair value through other comprehensive income are re-translated at the exchange rates prevailing at the balance sheet date; their translation differences are recognized in other comprehensive income. However, non-monetary assets and liabilities denominated in foreign currencies that are not measured at fair value are translated using the historical exchange rates at the dates of the initial transactions.

(d)         All foreign exchange gains and losses are presented in the statement of comprehensive income within other gains and losses.

B.       Translation of foreign operations

(a)         The operating results and financial position of all the group entities and associates that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

i.                  Assets and liabilities for each balance sheet presented are translated at the exchange rate prevailing at the dates of that balance sheet;

ii.               Income and expenses for each statement of comprehensive income are translated at average exchange rates of that period; and

iii.            All resulting exchange differences are recognized in other comprehensive income.

(b)         When a foreign operation as an associate is partially disposed of or sold, exchange differences that were recorded in other comprehensive income are proportionately reclassified to profit or loss as part of the gain or loss on sale. In addition, if the Group retains partial interest in the former foreign associate after losing significant influence over the former foreign associate, such transactions should be accounted for as disposal of all interest in these foreign operations.

(c)          When the foreign operation partially disposed of or sold is a subsidiary, cumulative exchange differences that were recorded in other comprehensive income are proportionately transferred to the non-controlling interest in this foreign operation. In addition, if the Group retains partial interest in the former foreign subsidiary after losing control of the former foreign subsidiary, such transactions should be accounted for as disposal of all interest in the foreign operation.

(5)              Classification of current and non-current items

A.       Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

(a)         Assets arising from operating activities that are expected to be realized, or are intended to be sold or consumed within the normal operating cycle;

(b)         Assets held mainly for trading purposes;

(c)          Assets that are expected to be realized within twelve months from the balance sheet date;

(d)         Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

B.       Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:

(a)         Liabilities that are expected to be paid off within the normal operating cycle;

(b)         Liabilities arising mainly from trading activities;

(c)          Liabilities that are to be paid off within twelve months from the balance sheet date;

(d)         Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date. Terms of a liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

(6)              Cash equivalents

Cash equivalents refer to short-term highly liquid investments that are readily convertible to known amount of cash and subject to an insignificant risk of changes in value. Time deposits and bonds sold under repurchase agreements that meet the above criteria and are held for the purpose of meeting short-term cash commitment in operations are classified as cash equivalents.

(7)              Financial assets at fair value through profit or loss

A.       Financial assets at fair value through profit or loss are financial assets held for trading or financial assets designated as at fair value through profit or loss on initial recognition. Financial assets are classified in this category of held for trading if acquired principally for the purpose of selling in the short-term. Derivatives are also categorized as financial assets held for trading unless they are designated as hedges. Financial assets that meet one of the following criteria are designated as at fair value through profit or loss on initial recognition:

(a)         Hybrid (combined) contracts; or

(b)         They eliminate or significantly reduce a measurement or recognition inconsistency; or

(c)          They are managed and their performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy.

B.       On a regular way purchase or sale basis, financial assets at fair value through profit or loss are recognized and derecognized using trade date accounting.

C.       Financial assets at fair value through profit or loss are initially recognized at fair value. Related transaction costs are expensed in profit or loss. These financial assets are subsequently remeasured and stated at fair value, and any changes in the fair value of these financial assets are recognized in profit or loss.

(8)              Available-for-sale financial assets

A.       Available-for-sale financial assets are non-derivatives that are designated in this category. On a regular way purchase or sale basis, available-for-sale financial assets are recognized and derecognized using trade date accounting.

B.       Available-for-sale financial assets are initially recognized at fair value plus transaction costs. These financial assets are subsequently remeasured and stated at fair value, and any changes in the fair value of these financial assets are recognized in other comprehensive income. Investments in equity instruments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are presented in “financial assets measured at cost”.

(9)              Loans and receivables

Accounts receivable are loans and receivables originated by the entity. They are created by the entity by selling goods or providing services to customers in the ordinary course of business. Accounts receivable are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. However, short-term accounts receivable which are non-interest bearing are subsequently measured at initial invoice amount as the effect of discounting is insignificant.

(10)       Impairment of financial assets

A.       The Group assesses at balance sheet date whether there is objective evidence that an individual financial asset or a group of financial assets is impaired as a result of one or more events that occurred after the initial recognition of the asset and that loss event has an impact on the estimated future cash flows of an individual financial asset or group of financial assets that can be reliably estimated.

B.       The objective evidence that the Group uses to determine whether there is an impairment loss is as follows:

(a)         Significant financial difficulty of the issuer or debtor;

(b)         A breach of contract, such as a default or delinquency in interest or principal payments;

(c)          Information about significant changes with an adverse effect that have taken place in the technology, market, economic or legal environment in which the issuer operates, and indicates that the cost of the investment in the equity instrument may not be recovered; or

(d)         A significant or prolonged decline in the fair value of an investment in an equity instrument below its cost.

C.       When the Group assesses that there has been objective evidence of impairment and an impairment loss has occurred, accounting for impairment is made as follows according to the category of financial assets:

(a)         Financial assets measured at amortized cost

The amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate, and is recognized in profit or loss. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment loss was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the asset does not exceed its amortized cost that would have been at the date of reversal had the impairment loss not been recognized previously. Impairment loss is recognized and reversed by adjusting the carrying amount of the asset through the use of an impairment allowance account.

(b)         Financial assets measured at cost

The amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at current market return rate of similar financial asset, and is recognized in profit or loss. Impairment loss recognized for this category shall not be reversed subsequently. Impairment loss is recognized by adjusting the carrying amount of the asset through the use of an impairment allowance account.

(c)          Available-for-sale financial assets

The amount of the impairment loss is measured as the difference between the asset’s acquisition cost (less any principal repayment and amortisation) and current fair value, less any impairment loss on that financial asset previously recognized in profit or loss, and is reclassified from “other comprehensive income” to “profit or loss”. If, in a subsequent period, the fair value of an investment in a debt instrument increases, and the increase can be related objectively to an event occurring after the impairment loss was recognized, then such impairment loss is reversed through profit or loss. Impairment loss of an investment in an equity instrument recognized in profit or loss shall not be reversed through profit or loss. Impairment loss is recognized and reversed by adjusting the carrying amount of the asset through the use of an impairment allowance account.

(11)       Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the weighted-average cost method. The cost of finished goods and work in process comprises raw materials, direct labor, other direct costs and related production overheads (allocated based on normal operating capacity). It excludes borrowing costs. The item by item approach is used in applying the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated cost of completion and applicable variable selling expenses.

(12)       Non-current assets held for sale

Non-current assets are classified as assets held for sale when their carrying amount is to be recovered principally through a sale transaction rather than through continuing use, and a sale is considered highly probable. They are stated at the lower of carrying amount and fair value less costs to sell.

(13)       Investments accounted for under the equity method / associates

A.       Associates are all entities over which the Group has significant influence but not control. In general, it is presumed that the investor has significant influence, if an investor holds, directly or indirectly 20 per cent or more of the voting power of the investee. Investments in associates are accounted for using the equity method and are initially recognised at cost.

B.       The Group’s share of its associates’ post-acquisition profits or losses is recognised in profit or loss, and its share of post-acquisition movements in other comprehensive income is recognised in other comprehensive income. When the Group’s share of losses in an associate equals or exceeds its interest in the associate, including any other unsecured receivables, the Group does not recognise further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate.

C.       When changes in an associate’s equity are not recognized in profit or loss or other comprehensive income of the associate and such changes do not affect the Group’s ownership percentage of the associate, the Group recognizes all the change in equity in “capital surplus” in proportion to its ownership.

D.       Unrealized gains on transactions between the Group and its associates are eliminated to the extent of the Group’s interest in the associates. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been adjusted where necessary to ensure consistency with the policies adopted by the Group.

E.        In the case that an associate issues new shares and the Group does not subscribe or acquire new shares proportionately, which results in a change in the Group’s ownership percentage of the associate but maintains significant influence on the associate, then “capital surplus” and “investments accounted for under the equity method” shall be adjusted for the increase or decrease of its share of equity interest. If the above condition causes a decrease in the Group’s ownership percentage of the associate, in addition to the above adjustment, the amounts previously recognized in other comprehensive income in relation to the associate are reclassified to profit or loss proportionately on the same basis as would be required if the relevant assets or liabilities were disposed of.

F.         Upon loss of significant influence over an associate, the Group remeasures any investment retained in the former associate at its fair value. Any difference between fair value and carrying amount is recognized in profit or loss.

G.       When the Group disposes its investment in an associate, if it loses significant influence over this associate, the amounts previously recognised in other comprehensive income in relation to the associate, are reclassified to profit or loss, on the same basis as would be required if the relevant assets or liabilities were disposed of. If it retains significant influence over this associate, then the amounts previously recognised in other comprehensive income in relation to the associate are reclassified to profit or loss proportionately in accordance with the aforementioned approach.

H.      When the Group disposes its investment in an associate, if it loses significant influence over this associate, the amounts previously recognised as capital surplus in relation to the associate are transferred to profit or loss. If it retains significant influence over this associate, then the amounts previously recognised as capital surplus in relation to the associate are transferred to profit or loss proportionately.

(14)       Property, plant and equipment

A.       Property, plant and equipment are initially recorded at cost. Borrowing costs incurred during the construction period are capitalized.

B.       Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Group and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to profit or loss during the financial period in which they are incurred.

C.       Land is not depreciated. Other property, plant and equipment apply cost model and are depreciated using the straight-line method to allocate their cost over their estimated useful lives. If each component of property, plant and equipment is significant, it is depreciated separately.

D.       The assets’ residual values, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each balance sheet date. If expectations for the assets’ residual values and useful lives differ from previous estimates or the patterns of consumption of the assets’ future economic benefits embodied in the assets have changed significantly, any change is accounted for as a change in estimate under IAS 8, “Accounting Policies, Changes in Accounting Estimates and Errors”, from the date of the change. The estimated useful lives of property, plant and equipment are as follows:

Buildings	3~50 years
Machinery and equipment	2~9 years
Testing equipment	2~6 years
Others	2~6 years

(15)       Investment property

An investment property is stated initially at its cost and measured subsequently using the cost model. Except for land, investment property is depreciated on a straight-line basis over its estimated useful life of 25~50 years.

(16)       Intangible assets

A.       Goodwill arises in a business combination accounted for by applying the acquisition method.

B.       Intangible assets, mainly patents, royalties, developed technology, customer relation and software, are amortized on a straight-line basis over their estimated useful lives of 2~10 years.

(17)       Impairment of non-financial assets

A.       The Group assesses at each balance sheet date the recoverable amounts of those assets where there is an indication that they are impaired. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell or value in use. Except for goodwill, when the circumstances or reasons for recognizing impairment loss for an asset in prior years no longer exist, the impairment loss shall be reversed to the extent of the loss previously recognized in profit or loss. Such recovery of impairment loss shall not result to the asset’s carrying amount greater than its amortized cost where no impairment loss was recognized.

B.       The recoverable amounts of goodwill, intangible assets with an indefinite useful life and intangible assets that have not yet been available for use shall be evaluated periodically. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. Impairment loss of goodwill previously recognized in profit or loss shall not be reversed in the following years.

C.       Goodwill for impairment testing purpose is allocated to cash generating units. This allocation is identified based on operating segments. Goodwill is allocated to a cash generating unit or a group of cash generating units that expects to benefit from business combination that will produce goodwill.

(18)       Financial liabilities at fair value through profit or loss

A.       Financial liabilities at fair value through profit or loss are financial liabilities held for trading. Financial liabilities are classified in this category of held for trading if acquired principally for the purpose of repurchasing in the short-term. Derivatives are also categorized as financial liabilities held for trading unless they are designated as hedges.

B.       Financial liabilities at fair value through profit or loss are initially recognized at fair value. Related transaction costs are expensed in profit or loss. These financial liabilities are subsequently remeasured and stated at fair value, and any changes in the fair value of these financial liabilities are recognized in profit or loss.

(19)       Bonds payable

Ordinary corporate bonds issued by the Group are initially recognized at fair value, net of transaction costs incurred. Ordinary corporate bonds are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is accounted for as the premium or discount on bonds payable and presented as an addition to or deduction from bonds payable, which is amortized in profit or loss as an adjustment to the “finance costs” over the period of bond circulation using the effective interest method.

(20)       Derivative financial instruments and hedging activities

A.       Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. Any changes in the fair value are recognized in profit or loss.

B.       The Group designates certain derivatives as either:

(a)         Hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge).

(b)         Hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge).

C.       The Group documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Group also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

D.       The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

E.        Fair value hedge

(a)         Changes in the fair value of derivatives that are designated and qualified as fair value hedges are recorded in profit or loss, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. The Group only applies fair value hedge accounting for hedging foreign currency on long-term borrowings. The gain or loss relating to the effective portion of currency swaps hedging long-term borrowings denominated in foreign currency is recognized in the statement of comprehensive income within “finance costs”. The gain or loss relating to the ineffective portion is recognized in the statement of comprehensive income within “other gains and losses”. Changes in the fair value of the hedge long-term borrowings denominated in foreign currency attributable to interest rate risk are recognized in the statement of comprehensive income within “finance costs”.

(b)         If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity.

F.         Cash flow hedge

(a)         The effective portion of changes in the fair value of derivatives that are designated and qualified as cash flow hedges is recognized in other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the statement of comprehensive income within “other gains and losses”.

(b)         Amounts accumulated in other comprehensive income are reclassified into profit or loss in the periods when the hedged item affects profit or loss. The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognized in the statement of comprehensive income within “finance costs”.

(c)          When a hedging instrument expires, or is sold, cancelled or executed, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in other comprehensive income at that time remains in other comprehensive income. When a forecast transaction occurs or is no longer expected to occur, the cumulative gain or loss that was reported in other comprehensive income is transferred to profit or loss in the periods when the hedged forecast cash flow affects profit or loss.

(21)       Employee benefits

A.       Short-term employee benefits

Short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in respect of service rendered by employees in a period and should be recognized as expenses in that period when the employees render service.

B.       Pensions

(a)         Defined contribution plans

For defined contribution plans, the contributions are recognized as pension expenses when they are due on an accrual basis. Prepaid contributions are recognized as an asset to the extent of a cash refund or a reduction in the future payments.

(b)         Defined benefit plans

i.                  The liability recognized in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognized past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by interest rates of government bonds (at the balance sheet date) instead.

ii.               Actuarial gains and losses arising on defined benefit plans are recognized in other comprehensive income in the period in which they arise.

iii.            Past service costs are recognized immediately in profit or loss if vested immediately; if not, the past service costs are amortized on a straight-line basis over the vesting period.

C.       Employees’ bonus and directors’ and supervisors’ remuneration

Employees’ bonus and directors’ and supervisors’ remuneration are recognized as expenses and liabilities, provided that such recognition is required under legal or constructive obligation and those amounts can be reliably estimated. However, if the accrued amounts for employees’ bonus and directors’ and supervisors’ remuneration are different from the actual distributed amounts as resolved by the stockholders at their stockholders’ meeting subsequently, the differences should be recognized based on the accounting for changes in estimates. The Group calculates the number of shares of employees’ stock bonus based on the fair value per share at the previous day of the stockholders’ meeting held in the year following the financial reporting year, and after taking into account the effects of ex-rights and ex-dividends.

(22)       Employee share-based payment

A.       For the equity-settled share-based payment arrangements, the employee services received are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period, with a corresponding adjustment to equity. The fair value of the equity instruments granted shall reflect the impact of market vesting conditions and non-market vesting conditions. Compensation cost is subject to adjustment based on the service conditions that are expected to be satisfied and the estimates of the number of equity instruments that are expected to vest under the non-market vesting conditions at each balance sheet date. Ultimately, the amount of compensation cost recognized is based on the number of equity instruments that eventually vest.

B.       Restricted stocks to employees:

(a)         Restricted stocks issued to employees are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period.

(b)         For restricted stocks where employees have to pay to acquire those stocks, if employees resign during the vesting period, they must return the stocks to the Group and the Group must refund their payments on the stocks. The Group recognizes the payments from the employees who are expected to resign during the vesting period as liabilities at the grant date, and recognizes the payments from the employees who are expected to be eventually vested with the stocks in “capital surplus — others”.

C.       The grant date for the shares reserved for employee preemption in cash capital increase is the date on which the Company informs employees of the grant and both the Company and employees agree to the number of shares granted and the price for subscription.

(23)       Income tax

A.       The tax expense for the period comprises current and deferred tax. Tax is recognized in profit or loss, except to the extent that it relates to items recognized in other comprehensive income or items recognized directly in equity, in which cases the tax is recognized in other comprehensive income or equity.

B.       The current income tax charge is calculated on the basis of the tax laws at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in accordance with applicable tax regulations. It establishes provisions where appropriate based on the amounts expected to be paid to the tax authorities. An additional 10% tax is levied on the unappropriated retained earnings and is recorded as income tax expense in the year the stockholders resolve to retain the earnings.

C.       Deferred income tax is recognized, using the balance sheet liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the consolidated financial statements. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

D.       Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. At each balance sheet date, unrecognized and recognized deferred income tax assets are reassessed.

E.        Tax preference given for expenditures incurred on acquisitions of equipment or technology, research and development, employees’ training and equity investments is recorded using the income tax credits accounting.

(24)       Revenue recognition

A.       The Group manufactures and sells TFT-LCD panels. Revenue is measured at the fair value of the consideration received or receivable taking into account value-added tax, returns, rebates and discounts for the sale of goods to external customers in the ordinary course of the Group’s activities.

B.       The Group offers return and provision of discounts for defective products. The Group estimates such discounts and returns based on historical experience. Provisions or allowances for such liabilities are recorded when the sales are recognized according to the nature of the agreement.

(25)       Business combinations

A.       The Group uses the acquisition method to account for business combinations. The Group chooses to measure the non-controlling interest in the acquiree at the non-controlling interest’s proportionate share of the acquirer’s identifiable net assets on an acquisition-by-acquisition basis.

B.       If the total of the fair values of the consideration of acquisition and any non-controlling interest in the acquiree as well as the acquisition-date fair value of any previous equity interest in the acquiree is higher than the fair value of the Group’s share of the identifiable net assets acquired, the difference is recorded as goodwill; if less than the fair value of the Group’s share of the identifiable net assets acquired, the difference is recognized directly in profit or loss.

(26)       Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision-maker, who is responsible for allocating resources and assessing performance of the operating segments.

5.         CRITICAL ACCOUNTING JUDGMENTS, ESTIMATES AND KEY SOURCES OF ASSUMPTION UNCERTAINTY

The preparation of these consolidated financial statements requires management to make critical judgments in applying the Group’s accounting policies and make critical assumptions and estimates concerning future events. Assumptions and estimates are continually evaluated and adjusted based on historical experience and other factors. The above information is addressed below:

(1)              Critical judgments in applying the Group’s accounting policies

Financial assets — impairment of equity investments

The Group follows the guidance of IAS 39 to determine whether a financial asset—equity investment is impaired. This determination requires significant judgment. In making this judgment, the Group evaluates, among other factors, the duration and extent to which the fair value of an equity investment is less than its cost and the financial health of and short-term business outlook for the investee, including factors such as industry and sector performance, changes in technology and operational and financing cash flow.

If the decline of the fair value of an individual equity investment below cost was considered significant or prolonged, the transfer of the accumulated fair value adjustments recognized in other comprehensive income on the impaired available-for-sale financial assets to profit or loss or being the recognition of the impairment loss on the impaired financial assets measured at cost in profit or loss.

(2)              Critical accounting estimates and assumptions

The Group makes estimates and assumptions based on the expectation of future events that are believed to be reasonable under the circumstances at the end of the reporting period. The resulting accounting estimates might be different from the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below:

A.       Impairment assessment of goodwill

The impairment assessment of goodwill relies on the Group’s subjective judgment, including identifying cash-generating units, allocating assets and liabilities as well as goodwill to related cash-generating units, and determining the recoverable amounts of related cash-generating units. Please refer to Note 6(11) for the information on goodwill impairment.

B.       Reliability of deferred income tax assets

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences can be utilized. Assessment of the reliability of deferred income tax assets involves critical accounting judgments and estimates of the management, including the assumptions of expected future sales, revenue growth rate and profit rate, tax exempt duration, available tax credits, tax planning, etc. Any variations in global economic environment, industrial environment, and laws and regulations might cause material adjustments to deferred income tax assets.

C.       Evaluation of inventories

As inventories are stated at the lower of cost and net realizable value, the Group must determine the net realizable value of inventories on balance sheet date using judgments and estimates. Due to the rapid technology innovation, the Group evaluates the amounts of normal inventory consumption, obsolete inventories or inventories without market selling value on balance sheet date, and writes down the cost of inventories to the net realizable value.

D.       Financial assets - fair value measurement of unlisted stocks without active market

The fair value of unlisted stocks held by the Group that are not traded in an active market is determined considering those companies’ recent funding raising activities and technical development status, fair value assessment of other companies of the same type, market conditions and other economic indicators existing on balance sheet date. Any changes in these judgments and estimates will impact the fair value measurement of these unlisted stocks. Please refer to Note 12(3) for the financial instruments fair value information.

6.         DETAILS OF SIGNIFICANT ACCOUNTS

(1)              Cash and cash equivalents

	December 31, 2013	December 31, 2012	January 1, 2012
Cash on hand and revolving funds	$2,809	$4,368	$724,603
Checking accounts and demand deposits	32,827,254	16,087,997	28,932,089
Time deposits	11,028,129	20,386,837	21,683,038
	43,858,192	36,479,202	51,339,730
Cash equivalents — Repurchase Bonds	279,626	4,418,775	2,378,489
	$44,137,818	$40,897,977	$53,718,219

The Group associates with a variety of financial institutions all with high credit quality to disperse credit risk, so it expects that the probability of counterparty default is remote. The Group’s maximum exposure to credit risk at balance sheet date is the carrying amount of all cash and cash equivalents.

(2)              Financial assets and liabilities at fair value through profit or loss

	December 31, 2013	December 31, 2012	January 1, 2012
Assets:
Current items:
Financial assets held for trading
Forward foreign exchange contracts	$227,703	$68,248	$642,441

Non-current items:
Financial assets held for trading
Stock-Advanced Optoelectronic Technology Inc.	$78,337	$80,317	$80,317
Valuation adjustment	634,266	65,562	84,276
	712,603	145,879	164,593
Financial assets designated as at fair value through profit or loss on initial recognition
Convertible bonds-Sintronic Technology Inc.	—	—	220,000
Valuation adjustment	—	—	(22,904)
	—	—	197,096
	$712,603	$145,879	$361,689

	December 31, 2013	December 31, 2012	January 1, 2012
Liabilities:
Current items:
Financial liabilities held for trading
Forward foreign exchange contracts	$689,097	$1,238,305	$73,656
Non-current items:
Financial liabilities held for trading
Cross currency swap contracts	$—	$289	$—

A.       The Group recognised net gain of $1,060,390 and $3,253,386 on financial assets held for trading for the years ended December 31, 2013 and 2012, respectively.

B.       The counterparties of the Group’s debt instrument investments have good credit quality, all with credit rating of twBB-. The maximum exposure to credit risk at balance sheet date is the carrying amount of financial assets at fair value through profit or loss - debt instruments. The convertible bonds investment matured in July 2012 and was redeemed at par value of $200,000 by the issuer.

C.       The non-hedging derivative financial assets and liabilities transaction information are as follows:

	December 31, 2013			December 31, 2012
	Contract Amount			Contract Amount
	(Notional Principal)			(Notional Principal)
	(in thousands)		Contract Period	(in thousands)		Contract Period
Derivative financial assets
Current items
Forward foreign exchange contracts	TWD (sell)	15,409,915	2013/10~2014/3	TWD (sell)	21,402,881	2012/11~2013/3
	USD (buy)	524,000	2013/10~2014/3	USD (buy)	737,000	2012/11~2013/3
Forward foreign exchange contracts	EUR (sell)	39,500	2013/10~2014/1	EUR (sell)	9,000	2012/12~2013/1
	USD (buy)	54,633	2013/10~2014/1	USD (buy)	11,933	2012/12~2013/1
Derivative financial liabilities
Current items
Forward foreign exchange contracts	TWD (sell)	11,352,830	2013/12~2014/3	TWD (sell)	29,569,912	2012/9~2013/3
	USD (buy)	380,000	2013/12~2014/3	USD (buy)	1,016,000	2012/9~2013/3
Forward foreign exchange contracts	EUR (sell)	148,500	2013/10~2014/3	EUR (sell)	108,000	2012/11~2013/1
	USD (buy)	202,032	2013/10~2014/3	USD (buy)	139,310	2012/11~2013/1
Forward foreign exchange contracts	USD (sell)	467,000	2013/10~2014/3	USD (sell)	750,000	2012/10~2013/3
	JPY (buy)	47,065,250	2013/10~2014/3	JPY (buy)	61,592,389	2012/10~2013/3

	January 1, 2012
	Contract Amount (Notional Principal) (in thousands)		Contract Period
Derivative financial assets

Current items
Forward foreign exchange contracts	USD (sell)	551,000	2011/11~2012/3
	JPY (buy)	42,918,174	2011/11~2012/3
Forward foreign exchange contracts	TWD (sell)	52,444,640	2011/10~2012/4
	USD (buy)	1,745,000	2011/10~2012/4
Forward foreign exchange contracts	EUR (sell)	331,000	2011/11~2012/2
	USD (buy)	435,560	2011/11~2012/2
Forward foreign exchange contracts	HKD (sell)	33,500	2011/11~2012/2
	JPY (buy)	335,348	2011/11~2012/2

Derivative financial liabilities
Current items
Forward foreign exchange contracts	TWD (sell)	2,726,455	2011/11~2012/3
	USD (buy)	90,000	2011/11~2012/3
Forward foreign exchange contracts	USD (sell)	215,000	2011/11~2012/2
	JPY (buy)	16,567,360	2011/11~2012/2
Forward foreign exchange contracts	USD (sell)	20,316	2011/11~2012/2
Cross currency swap contracts	EUR (buy)	15,000	2011/11~2012/2

(a)         Forward foreign exchange contracts

The Group entered into forward foreign exchange contracts to hedge exchange rate risk of import and export proceeds and foreign currency. However, these forward foreign exchange contracts are not accounted for under hedge accounting.

(b)         Cross currency swap contracts

The Group entered into cross currency swap contracts which are ineffective hedge portion for floating interest rate on borrowings (both current and long-term portion).

(3)              Available-for-sale financial assets

Items	December 31, 2013	December 31, 2012	January 1, 2012
Current items
Listed stocks	$—	$40,230	$17,484
Non-current items
Listed stocks and bonds investment
TPV Technology Ltd.	$925,394	$1,178,600	$832,828
G-TECH Optoelectronics Corporation	237,006	479,061	400,795
Entire Technology Co., Ltd.	234,197	311,137	279,235
China Electric Mfg. Corporation	185,900	222,300	239,850
Ellipsis Ltd.	—	—	334,628
Mstar Semiconductor, Inc. (Cayman)	—	—	263,699
Himax Technologies, Inc.	—	1,730,031	751,878
Others	313,579	320,783	367,387
Emerging and unlisted stocks
General Interface Solution (GIS) Holding Limited	848,834	—	—
Chi Lin Technology Co., Ltd.	447,462	125,805	142,050
Alpha Crystal Technology Corporation	250,256	280,308	292,693
Fitipower Integrated Technology Inc.	202,790	—	—
AvanStrate Inc.	136,771	165,295	237,847
Others	170,341	195,391	167,897
	$3,952,530	$5,008,711	$4,310,787

A.       The Group recognised $1,875,599 and $1,605,297 in other comprehensive income for fair value change for the years ended December 31, 2013 and 2012, respectively.

B.       The Group sold the shares and depositary receipts of Himax Technologies, Inc. as approved by the Board of Directors in June 2012 and recognised gain on disposal of investnents of $1,880,884 (shown as “other gains and losses”).

C.       The counterparties of the Group’s debt instrument investments have good credit quality, all with credit rating of twA+ above. The maximum exposure to credit risk at balance sheet date is the carrying amount of financial assets at fair value through profit or loss - debt instruments.

(4)              Financial assets measured at cost - non-current

Items	December 31, 2013	December 31, 2012	January 1, 2012
Unlisted stocks
Top Taiwan VI Venture Capital Co., Ltd.	$—	$198,490	$198,490
Others	—	—	44,700
	$—	$198,490	$243,190

The above investments were classified as “financial assets carried at cost” because they are not traded in active market, and no sufficient industry information of companies similar to the investee or investee’s financial information can be obtained. Thus, the fair value of those investments cannot be measured reliably. The Company sold the financial asset in the fourth quarter of 2013 at the price of $192,758.

(5)              Hedging derivative financial liabilities

Items	December 31, 2013	December 31, 2012	January 1, 2012
Non-current items
Cross currency swap-fair value hedges	$—	$290,235	$429,653
Interest rate swap-cash flow hedges	21,918	101,395	287,499
Cross currency swap-cash flow hedges	—	—	19,800
	$21,918	$391,630	$736,952

A.  Fair value hedges

	Designated as Hedging Instruments
	Derivative Instruments Designated	Fair Value
Hedged Items	as Hedges	December 31, 2013	December 31, 2012	January 1, 2012
Long-term borrowings denominated in foreign currency	Cross currency swap	$—	$(290,235)	$(429,653)

The Company evaluated the risk of fair value changes on interest payments associated with long-term borrowings denominated in foreign currency and entered into cross currency swap contracts to hedge the exposure. The contract had matured and was settled in November, 2013.

B.  Cash flow hedges

	Designated as Hedging Instruments
	Derivative				Period of Gain
	Instruments	Fair Value		Period of	(Loss) Expected
	Designated	December 31,		Anticipated	to be Recognised
Hedged Items	as Hedges	2013	2012	Cash Flow	in Profit or Loss
Long-term borrowings	Interest rate swap	$(21,918)	$(101,395)	2008~2015	2008~2015

	Designated as Hedging Instruments
	Derivative			Period of Gain
	Instruments		Period of	(Loss) Expected
	Designated	Fair Value	Anticipated	to be Recognised
Hedged Items	as Hedges	January 1, 2012	Cash Flow	in Profit or Loss
Long-term borrowings	Interest rate swap	$(287,499)	2008~2015	2008~2015
	Cross currency	(19,800)	2005~2013	2005~2013
		$(307,299)

(a)   The Group evaluated the risk of future cash flow changes on principal payments associated with the Group’s floating interest rate bearing borrowings (both current and long-term portion) due to interest rate changes to be significant, and accordingly, entered into interest rate swap contracts and exchanged fixed interest rate as floating interest rate (TWD90/180CP (Page51328) to hedge such exposures.

(b)   Information about gain or loss arising from cash flow hedges recognised in profit or loss and other comprehensive income:

	For the years ended December 31,
Items	2013	2012
Amount of gain or loss adjusted in other comprehensive income	$3,210	$(48,241)
Amount of gain or loss transferred from other comprehensive income to profit or loss	(82,687)	(177,868)

(c)   The gain / (loss) relating to the ineffective portion of cash flow hedges recognised in profit or loss amounted to $289 and $14,264 for the years ended December 31, 2013 and 2012, respectively.

(6)              Accounts and notes receivable

	December 31, 2013	December 31, 2012	January 1, 2012
Notes receivable	$24,516	$21,478	$62,230
Accounts receivable	68,063,587	75,293,955	68,142,650
	68,088,103	75,315,433	68,204,880
Less: allowance for sales returns and discounts	(1,590,591)	(481,113)	(396,309)
Less: allowance for bad debts	(139,221)	(117,322)	(174,209)
	$66,358,291	$74,716,998	$67,634,362

A.       The Group factored its accounts receivable to certain financial institutions without recourse. Under the agreement, the Group was not required to bear uncollectible risk of the underlying accounts receivable, but was liable for the losses incurred on any business dispute. As the Company did not provide any collateral, these accounts receivable meet the derecognition criteria for financial assets. The Group derecognised the accounts receivable sold to financial institutions, net of the losses estimated for possible business disputes.

The Group’s accounts receivable factoring agreements have expired at the end of 2012. As of December 31, 2012 and January 1, 2012, the relevant information of accounts receivable factored but unsettled were as follows (the balance of “accounts receivable factored” less the “advanced amount” is recognised as “other receivables”):

December 31, 2012

Purchaser of accounts receivable	Accounts receivable sold	Amount advanced	Collateral
China Trust Commercial Bank	$706,221	$564,226	None
Taipei Fubon Bank	489	306	None
	$706,710	$564,532

January 1, 2012

Purchaser of accounts receivable	Accounts receivable sold	Amount advanced	Collateral
China Trust Commercial Bank	$9,943,277	$8,948,115	None
Taipei Fubon Bank	3,376,634	2,901,918	None
	$13,319,911	$11,850,033

For the years ended December 31, 2013 and 2012, the financing charges (expenses) incurred from accounts receivable factoring were $225 and $219,231, respectively, which are shown as “financial cost”.

B.       The Group’s accounts receivable that were neither past due nor impaired are from corporate computer and consumer electronics factories with high credit quality.

C.       The ageing analysis of accounts receivable and notes receivable that were past due but not impaired is as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Up to 30 days	$2,963,791	$2,001,424	$1,463,839
31 to 90 days	759,943	351,678	906,688
91 to 180 days	130,884	56,200	74,872
Over 180 days	157,567	279,674	9,071
	$4,012,185	$2,688,976	$2,454,470

D.       Movements on the Group’s provision for impairment of accounts receivable and notes receivable are as follows:

(a)         As of December 31, 2013, December 31, 2012 and January 1, 2012, the Group’s accounts receivable that were impaired were $139,221, $117,322 and $174,209, respectively.

(b)         Movement on allowance for bad debts for impairment loss on individual provision is as follows:

	2013	2012
At January 1	$117,322	$174,209
Allowance for bad debts - provision	453	—
Allowance for bad debts - reclassified	21,447	—
Allowance for bad debts - revenue	—	(56,887)
Net exchange difference	(1)	—
At December 31	$139,221	$117,322

E.        The maximum exposure to credit risk was the carrying amount of each class of accounts receivable.

(7)              Inventories

	December 31, 2013	December 31, 2012	January 1, 2012
Raw materials and supplies	$4,397,262	$6,392,979	$14,220,210
Work in process	30,425,381	26,466,386	29,868,682
Finished goods	18,903,391	13,838,630	21,850,372
	53,726,034	46,697,995	65,939,264
Less: Allowance for scrap, obsolescence and price decline	(3,201,878)	(4,630,426)	(6,638,208)
	$50,524,156	$42,067,569	$59,301,056

Expenses and losses incurred on inventories for the years ended December 31, 2013 and 2012 were as follows:

	For the years ended December 31,
	2013	2012
Cost of inventories sold	$384,541,919	$480,428,952
Reversal of allowance for scrap, obsolescence	(1,397,747)	(1,643,772)
Income from sale of scraps	(497,809)	(589,112)
Loss on disposal	2,325,064	888,858
Others	(42)	25,070
	$384,971,385	$479,109,996

The Company and its subsidiaries had managed its expired and slow-moving inventories, thus the risk of reduction in the inventory’s market price had been lowered and the net realisable value of inventories had been recovered.

(8)              Long-term investments accounted for under the equity method

	December 31, 2013	December 31, 2012	January 1, 2012
Chi Mei Materials Technology	$1,883,267	$1,690,578	$1,409,366
Ampower Holding Ltd.	1,526,449	1,471,057	1,566,091
GIO Optoelectronics Corporation	476,176	510,472	608,003
Contrel Technology Co., Ltd.	473,259	450,917	463,841
TOA Optronics Corporation	410,671	386,347	385,469
Chi Mei Lighting Technology Corporation	—	646,282	—
Others	149,312	224,732	353,869
	$4,919,134	$5,380,385	$4,786,639

A.       The financial information of the Group’s associates is summarized below:

	Assets	Liabilities	Revenue	Profit/(Loss)
December 31, 2013	$24,441,179	$7,330,642	$21,222,917	$2,223,356
December 31, 2012	37,471,873	20,137,549	31,080,580	(410,753)
January 1, 2012	31,198,545	16,185,906	—	—

B.       The fair value of the Group’s associates which have quoted market price was as follows:

	Stock price per share (in dollars)
	December 31, 2013	December 31, 2012	January 1, 2012
Chi Mei Materials Technology	$36.45	$31.65	$20.40
Contrel Technology Co., Ltd.	16.95	7.98	8.87

C.       The impairment loss of the Copmany’s associates recognised by the Company and its subsidiaries for the years ended December 31, 2013 and 2012 was $245,253 and $908,696, respectively.

(9)              Property, plant and equipment

	Land	Buildings	Machinery and equipment	Testing equipment	Others	Unfinished construction and equipment under acceptance	Total
At January 1, 2013
Cost	$3,852,792	$179,137,767	$405,398,313	$7,447,421	$18,849,673	$25,722,521	$640,408,487
Accumulated depreciation and impairment	—	(51,417,547)	(238,302,893)	(4,122,405)	(14,039,783)	—	(307,882,628)
	$3,852,792	$127,720,220	$167,095,420	$3,325,016	$4,809,890	$25,722,521	$332,525,859
2013
Opening net book amount	$3,852,792	$127,720,220	$167,095,420	$3,325,016	$4,809,890	$25,722,521	$332,525,859
Additions	—	96,030	808,409	23,876	281,310	16,893,203	18,102,828
Disposals	—	(26,436)	(3,209,863)	(360,464)	(62,980)	—	(3,659,743)
Transfer	—	3,839,891	32,222,794	754,401	2,771,273	(39,685,909)	(97,550)
Impairment loss	—	—	(676,575)	—	—	—	(676,575)
Depreciation charge	—	(16,270,281)	(55,655,014)	(824,406)	(2,786,769)	—	(75,536,470)
Net exchange differences	—	354,635	1,658,041	461,464	37,918	335,352	2,847,410
Closing net book amount	$3,852,792	$115,714,059	$142,243,212	$3,379,887	$5,050,642	$3,265,167	$273,505,759

At December 31, 2013
Cost	$3,852,792	$184,139,364	$433,442,047	$7,881,603	$21,297,069	$3,265,167	$653,878,042
Accumulated depreciation and impairment	—	(68,425,305)	(291,198,835)	(4,501,716)	(16,246,427)	—	(380,372,283)
	$3,852,792	$115,714,059	$142,243,212	$3,379,887	$5,050,642	$3,265,167	$273,505,759

The Company and its subsidiaries evaluated the recoverable amount for assets with indication of impairment; the impairment loss generated for the year ended December 31, 2013 was $676,575, shown as “other gains and losses”.

	Land	Buildings	Machinery and equipment	Testing equipment	Others	Unfinished construction and equipment under acceptance	Total
At January 1, 2012
Cost	$5,185,393	$170,625,395	$367,756,030	$6,188,433	$19,438,538	$68,735,129	$637,928,918
Accumulated depreciation and impairment	—	(36,469,527)	(180,035,543)	(3,708,327)	(12,130,298)	—	(232,343,695)
	$5,185,393	$134,155,868	$187,720,487	$2,480,106	$7,308,240	$68,735,129	$405,585,223
2012
Opening net book amount	$5,185,393	$134,155,868	$187,720,487	$2,480,106	$7,308,240	$68,735,129	$405,585,223
Additions	—	31,783	510,691	218,788	83,058	19,143,789	19,988,109
Disposals	—	(381,315)	(1,206,006)	(300,649)	(771,595)	—	(2,659,565)
Transfer	(811,855)	10,028,433	48,476,445	1,636,263	3,072,401	(62,453,525)	(51,838)
Effect from loss of control	(478,200)	(882,481)	(4,091,273)	(54,796)	(982,184)	(311,188)	(6,800,122)
Depreciation charge	—	(15,354,111)	(64,434,669)	(752,039)	(3,783,388)	—	(84,324,207)
Net exchange differences	(42,546)	122,043	119,745	97,343	(116,642)	608,316	788,259
Closing net book amount	$3,852,792	$127,720,220	$167,095,420	$3,325,016	$4,809,890	$25,722,521	$332,525,859

At December 31, 2012
Cost	$3,852,792	$179,137,767	$405,398,313	$7,447,421	$18,849,673	$25,722,521	$640,408,487
Accumulated depreciation and impairment	—	(51,417,547)	(238,302,893)	(4,122,405)	(14,039,783)	—	(307,882,628)
	$3,852,792	$127,720,220	$167,095,420	$3,325,016	$4,809,890	$25,722,521	$332,525,859

Information about the property, plant and equipment that were pledged to others as collateral is provided in Note 8.

(10)       Investment property

	Land	Buildings	Total
At January 1, 2013
Cost	$188,247	$568,440	$756,687
Accumulated depreciation and impairment	—	(36,664)	(36,664)
	$188,247	$531,776	$720,023
2013
Opening net book amount	$188,247	$531,776	$720,023
Depreciation charge	—	(13,173)	(13,173)
Closing net book amount	$188,247	$518,603	$706,850

At December 31, 2013
Cost	$188,247	$568,440	$756,687
Accumulated depreciation and impairment	—	(49,837)	(49,837)
	$188,247	$518,603	$706,850

	Land	Buildings	Total
At January 1, 2012
Cost	$188,247	$552,841	$741,088
Accumulated depreciation and impairment	—	(22,214)	(22,214)
	$188,247	$530,627	$718,874
2012
Opening net book amount	$188,247	$530,627	$718,874
Additions	—	15,599	15,599
Depreciation charge	—	(14,450)	(14,450)
Closing net book amount	$188,247	$531,776	$720,023

At December 31, 2012
Cost	$188,247	$568,440	$756,687
Accumulated depreciation and impairment	—	(36,664)	(36,664)
	$188,247	$531,776	$720,023

The fair value of the investment property held by the Company and its subsidiaries as at December 31, 2013, December 31, 2012 and January 1, 2012 was $721,774, $615,232 and $655,589, respectively. The Company used the valuation results of the comparative method which was based on market trading information.

(11)       Intangible assets

A.  The following intangible assets resulted from payments for goodwill, TFT-LCD related technology, and technical license fees.

	Patents	Loyalty	Goodwill	Others	Total
At January 1, 2013
Cost	$2,793,810	$6,011,993	$17,096,628	$3,437,199	$29,339,630
Accumulated amortisation and impairment	(1,740,287)	(1,969,472)	—	(2,720,812)	(6,430,571)
	$1,053,523	$4,042,521	$17,096,628	$716,387	$22,909,059
2013
Opening net book amount	$1,053,523	$4,042,521	$17,096,628	$716,387	$22,909,059
Additions	—	1,700	—	156,081	157,781
Disposals	—	—	—	(1,833)	(1,833)
Transfer	—	—	—	48,486	48,486
Amortisation charge	(603,644)	(903,567)	—	(333,127)	(1,840,338)
Net exchange differences	—	805	—	(58,966)	(58,161)
Closing net book amount	$449,879	$3,141,459	$17,096,628	$527,028	$21,214,994

At December 31, 2013
Cost	$2,793,810	$6,013,498	$17,096,628	$3,497,213	$29,401,149
Accumulated amortisation and impairment	(2,343,931)	(2,872,039)	—	(2,970,185)	(8,186,155)
	$449,879	$3,141,459	$17,096,628	$527,028	$21,214,994

	Patents	Loyalty	Goodwill	Others	Total
At January 1, 2012
Cost	$2,807,587	$6,011,798	$17,096,628	$3,582,689	$29,498,702
Accumulated amortisation and impairment	(1,142,827)	(1,067,018)	—	(2,499,319)	(4,709,164)
	$1,664,760	$4,944,780	$17,096,628	$1,083,370	$24,789,538
2012
Opening net book amount	$1,664,760	$4,944,780	$17,096,628	$1,083,370	$24,789,538
Additions	43,373	—	—	247,979	291,352
Transfer	(54,750)	—	—	36,834	(17,916)
Effect from loss of control	(1,800)	—		(15,274)	(17,074)
Amortisation charge	(598,060)	(902,454)	—	(559,894)	(2,060,408)
Net exchange differences	—	195	—	(76,628)	(76,433)
Closing net book amount	$1,053,523	$4,042,521	$17,096,628	$716,387	$22,909,059

At December 31, 2012
Cost	$2,793,810	$6,011,993	$17,096,628	$3,437,199	$29,339,630
Accumulated amortisation and impairment	(1,740,287)	(1,969,472)	—	(2,720,812)	(6,430,571)
	$1,053,523	$4,042,521	$17,096,628	$716,387	$22,909,059

B.       Details of amortisation on intangible assets are as follows:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Operating costs	$1,068,301	$1,166,972
Operating expenses	772,430	1,293,436
	$1,840,731	$2,460,408

C.       The Company evaluated the impairment of recoverable amount of the goodwill at each reporting date and used the value in use as the basis for calculation of the recoverable amount. The value in use was calculated based on the estimated present value of future cash flows of five years, which was discounted at the discount rate of 4.22% and 3.71% for the years ended December 31, 2013 and 2012, respectively, to reflect the specific risks of the related cash generating units. The future cash flows were estimated based on the future revenue, gross profit, and other operating costs each year. Based on the evaluation above, the Company did not recognize impairment loss on goodwill for the years ended December 31, 2013 and 2012.

(12)       Non-current assets held for sale and discontinued operations

The Company and its subsidiaries reclassified the idle assets for sale as resolved by the Board of Directors in the years 2012 and 2011 to “non-current assets held for sale”. The transaction is expected to be completed by 2014. Details are as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Property, plant and equipment	$113,681	$423,596	$655,314

A.       Impairment loss of $94,044 was recognised in other gains or losses as a result of the remeasurement of the disposal group held for sale at the lower of its carrying amount or fair value less costs to sell.

B.       The sale plan changed due to the changes in market demand in the fourth quarter of 2012 as certain abovementioned assets did not meet the conditions of non-current assets held for sale. Therefore, the amount which is the lower between the carrying value and recoverable amount should be reclassified as “property, plant and equipment”.

(13)       Short-term loans

Type of loans	December 31, 2013	December 31, 2012	January 1, 2012	Collateral
Bank loans
Secured loans	$—	$—	$9,310,553	Pledged time deposits
Credit loans	31,179,767	52,842,933	74,883,108	None
Less: discount on long-term liabilities-current portion	—	(7,321,385)	—
	$31,179,767	$45,521,548	$84,193,661
Range of interest rates	1.7461%~3.8919%	0.252%~3.0284%	0.604%~7.930%

The Company’s short-term borrowings as of December 31, 2012 are settled in accordance with the agreement signed with the bank group repayment schedule; non-syndicated short or medium termed loans had their credit terms extended to December 31, 2013, thus the short-term loans above were reclassified to “long-term liabilities - current portion”. For more information, please refer to Note 6(16)C.(b).

(14)       Short-term notes payable

	December 31, 2013	December 31, 2012	January 1, 2012
Commercial papers payable	$—	$700,000	$2,299,281
Less: discount on commercial papers payable	$—	(570)	(754)
	$—	$699,430	$2,298,527
Issue rate	—	1.75%	0.868%~2.35%

(15)       Bonds payable

	December 31, 2013	December 31, 2012	January 1, 2012
Secured domestic bonds	$—	$2,000,000	$4,000,000
Less: Domestic bonds payable within one year	—	(2,000,000)	(2,000,000)
	$—	$—	$2,000,000

(16)       Long-term loans

Type of loans	Period	December 31, 2013
Syndicated bank loans	2005/03~2016/11	$152,654,461
Guaranteed commercial papers	2012/11~2015/07	258,354
Secured loans	2009/09~2014/06	16,372,450
		169,285,265
Less : Administrative expenses charged by syndicated banks		(187,557)
Current portion — syndicated bank loans (including administrative expenses charged by syndicated banks)		(152,466,904)
Current portion — other long-term loans		(16,630,804)
		$—
Range of interest rates		0.995%~2.795%

Type of loans	Period	December 31, 2012
Syndicated bank loans	2005/03~2016/11	$179,786,058
Guaranteed commercial papers	2012/11~2015/07	365,750
Secured loans	2009/09~2013/12	40,003,505
Lease payable	2008/05~2013/05	980,000
		221,135,313
Less : Administrative expenses charged by syndicated banks		(388,064)
Current portion — syndicated bank loans (including administrative expenses charged by syndicated banks)		(27,568,348)
Current portion — other long-term loans		(40,101,496)
Current portion — lease payable		(980,000)
		$152,097,405
Range of interest rates		0.858%~3.6%

Type of loans	Period	January 1, 2012
Syndicated bank loans	2005/03~2015/12	$198,165,087
Non-guaranteed commercial papers	2011/08~2014/08	499,144
Guaranteed commercial papers	2006/06~2012/07	861,731
Secured loans	2009/09~2013/09	38,261,850
Lease payable	2008/05~2013/05	2,960,000
		240,747,812
Less : Administrative expenses charged by syndicated banks		(493,867)
Current portion — syndicated bank loans (including administrative expenses charged by syndicated banks)		(177,310,092)
Current portion — other long-term loans		(8,037,943)
Current portion — lease payable		(1,980,000)
		$52,925,910
Range of interest rates		0.859%~3.694%

A.       Please refer to Note 8 for the information of assets pledged as collateral for long-term loans.

B.       The syndicated loan agreements specified that the Company shall maintain certain ratios on current ratio, liability ratio, interest coverage, and tangible net equity, which were reviewed based on the Company’s annual consolidated financial statements audited by independent auditors.

(a)         The current ratio and liability ratio on the Company’s 2011 consolidated financial statements did not meet the requirements prescribed in the agreements. Under the agreements, the syndicated banks may take actions, inclusive of (but not limited to) requiring that all outstanding principal, interest, fees, and other accrued expenses payable to the syndicated banks in relation to the syndicated loan agreements shall be due immediately. Therefore, the Company reclassified the outstanding syndicated loans as of December 31, 2011 amounting to $174,306,299 (including administrative expenses charged by syndicated banks) to “Long-term liabilities - current portion”. However, as stated in Note C, all financial institution creditors agreed to waive the review of the Company’s financial ratios for 2012 and 2011 and also waive the interest-rate penalty and default penalty arising from the violation of financial commitments. Accordingly, the above syndicated loans were not reclassified as “long-term liabilities - current portion” starting from the first quarter report of 2012.

(b)         The Company’s financial ratios on the consolidated financial statements for the year ended December 31, 2013 are in accordance with the covenants on the syndicated loan agreement.

C.       In December 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the “Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. On April 5, 2012, the Company signed an “Agreed-upon Repayment Agreement” with all financial institution creditors based on the framework of the resolutions during the creditors and debtors negotiation meeting. The major terms of the agreement were as follows:

(a)         Medium and long-term syndicated loans

The medium and long-term syndicated loans that will be due between 2012 to 2014 will be extended for 2-3 years. Principal is repayable every year based on a certain percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

(b)         Short and medium-term non-syndicated loans

The outstanding balances or the original amounts of each loan are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such loans for another one year for each application, with a maximum of two applications with each bank. Interest is charged at the original interest rate plus premium rate and extension fee is charged at a certain percentage.

(c)          Credit lines of derivative financial instruments

At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such credit lines for another one year for each application, with a maximum of two applications with each bank. Extension fee is charged at a certain percentage.

(d)         Other matters

a)             All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments.

b)             All financial institution creditors agreed to waive the agreement that the Company shall early repay whole or part of the loans as prescribed by the original agreements before the extension agreements were approved by all financial institution creditors.

(e)          The Company’s significant commitments

The Company was committed to increase capital in certain amount of cash within 3 years starting from 2012, to focus on its main business activities, and not to make investments out of its main business lines, except for equipment improvements or equipment additions for its main business. Further, the Company shall not apply for bankruptcy or reorganisation during the period of negotiation for the extension of the due date on the Company’s debt.

D.       Because the Company failed to meet the requirements specified in the “syndicated repayment agreement” signed for the cash capital increase for the year ended December 31, 2013, the syndicated banks may take measures, in accordance with the agreement, such as (but not limited to) requiring the immediate maturity of the outstanding principal, interest, expenses and other payables, thus the Company reclassified syndicated loans and other long-term borrowings as of December 31, 2013 of $169,097,708 (including syndicated processing fees) to “long-term liabilities - current portion”. The extension of the cash capital increase requirements to 2014, which had an original deadline of 2013, was granted through the concession of financial institution creditors on January 27, 2014.

E.        The contents of leasing payable were as follows:

Leased Assets	Period	Annual Payment	Terms and Conditions
Machinery equipment and factory facility	2008.05.19~2013.05.19	Down payment of $4,000,000 made on May 19, 2008; Repayment semi-annually of $990,000 from May 19, 2009 to May 19, 2013

1.         The lessor unconditionally transfers ownership of the leased property to the lessee by the end of the lease term.

2.         These leased assets have to be fully insured with the lessor as co-insured and the Company is responsible for the maintenance and repair of the leased assets.

(17)       Pensions

A.       Defined benefit pension plan

(a)         The Company has established a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain in the defined benefit pension plan subsequent to the enforcement of the Labor Pension Act on July 1, 2005. Under the defined benefit pension plan, employees are entitled to two base points for every year of service for the first 15 years and one base point for each additional year thereafter, up to a maximum of 45 base points. The pension payment to employees was computed based on years of service and average salaries or wages of the last six months prior to approved retirement. The Company contributed monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee.

(b)         The amounts recognised in the balance sheet are determined as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Present value of funded obligations	$1,504,354	$1,464,983	$1,440,354
Fair value of plan assets	(1,454,627)	(1,398,638)	(1,287,945)
Net liability in the balance sheet (shown as “Other non-current liabilities”)	$49,727	$66,345	$152,409

(c)          Changes in present value of funded obligations are as follows:

	2013	2012
Present value of funded obligations
At January 1	$1,464,983	$1,440,354
Current service cost	9,148	10,374
Interest expense	21,975	25,206
Actuarial profit and loss	8,248	(10,951)
At December 31	$1,504,354	$1,464,983

(d)         Changes in fair value of plan assets are as follows:

	2013	2012
Fair value of plan assets
At January 1	$1,398,638	$1,287,945
Expected return on plan assets	20,980	22,539
Actuarial profit and loss	(3,622)	(11,535)
Employer contributions	38,631	99,689
At December 31	$1,454,627	$1,398,638

(e)          Amounts of expenses recognised in statements of comprehensive income are as follows:

	2013	2012
Current service cost	$9,148	$10,374
Interest cost	21,975	25,206
Expected return on plan assets	(20,980)	(22,539)
Actuarial profit and loss	11,870	583
Current pension costs	$22,013	$13,624

Details of cost and expenses recognised in statements of comprehensive income are as follows:

	2013	2012
Cost of sales	$6,593	$8,351
Selling expenses	329	419
General and administrative expenses	1,058	1,324
Research and development expenses	2,163	2,947
	$10,143	$13,041

(f)           Amounts recognised under other comprehensive income are as follows:

	2013	2012
Recognition for current period	$11,870	$583
Accumulated amount	$12,453	$583

(g)          The Bank of Taiwan was commissioned to manage the Fund of the Company’s defined benefit pension plan in accordance with the Fund’s annual investment and utilisation plan and the “Regulations for Revenues, Expenditures, Safeguard and Utilisation of the Labor Retirement Fund” (Article 6: The scope of utilisation for the Fund includes deposit in domestic or foreign financial institutions, investment in domestic or foreign listed, over-the-counter, or private placement equity securities, investment in domestic or foreign real estate securitization products, etc.). With regard to the utilisation of the Fund, its minimum earnings in the annual distributions on the final financial statements shall be no less than the earnings attainable from the amounts accrued from two-year time deposits with the interest rates offered by local banks. The constitution of fair value of plan assets as of December 31, 2013 and 2012 is given in the Annual Labor Retirement Fund Utilisation

Report published by the government. Expected return on plan assets was a projection of overall return for the obligations period, which was estimated based on historical returns and by reference to the status of Labor Retirement Fund utilisation by the Labor Pension Fund Supervisory Committee and taking into account the effect that the Fund’s minimum earnings in the annual distributions on the final financial statements shall be no less than the earnings attainable from the amounts accrued from two-year time deposits with the interest rates offered by local banks.

For the years ended December 31, 2013 and 2012, the actual return on plan assets was $17,358 and $11,004, respectively.

(h)         The principal actuarial assumptions used were as follows:

	2013	2012	2011
Discount rate	2.00%	1.50%	1.75%
Future salary increases	3.00%	3.50%	3.50%
Expected return on plan assets	2.00%	1.50%	1.75%

(i)             Historical information of experience adjustments was as follows:

	2013	2012
Present value of defined benefit obligation	$1,504,354	$1,464,983
Fair value of plan assets	(1,454,627)	(1,398,638)
Deficit in the plan	$49,727	$66,345
Experience adjustments on plan liabilities	$320,046	$(103,948)
Experience adjustments on plan assets	$(3,622)	$(11,535)

(j)            The Group suspended its contributions to the pension reserve as agreed by the Science Park Administration in June 2013.

B.       Defined contribution pension plan

(a)         Effective July 1, 2005, the Company and its domestic subsidiaries have established a defined contribution pension plan (the “New Plan”) under the Labor Pension Act (the “Act”), covering all regular employees with R.O.C. nationality. Under the New Plan, the Company and its domestic subsidiaries contribute monthly an amount based on 6% of the employees’ monthly salaries and wages to the employees’ individual pension accounts at the Bureau of Labor Insurance. The benefits accrued are paid monthly or in lump sum upon termination of employment.

(b)         The subsidiaries in Mainland China have a defined contribution plan. Monthly contributions to an independent fund administered by the government in accordance with the pension regulations in the People’s Republic of China (PRC) are based on certain percentage of employees’ monthly salaries and wages. The mainland subsidiaries’ contribution percentage for the years ended December 31, 2013 and 2012 was 10%~11%. Other than the monthly contributions, the Group has no further obligations.

(c)          The pension costs under the defined contribution pension plans of the Group for the years ended December 31, 2013 and 2012 were $1,758,981 and $1,632,628, respectively.

(18)       Share-based payment

A.       As of December 31, 2013, the Company’s share-based payment transactions are set forth below:

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period (in years)	Vesting conditions
Employee stock options	2007.12.20	25,000	6	Note (b),(c)
Employee stock options	2010.05.13	20,000	5	Note (a)
Employee stock options	2011.05.19	50,000	5	Note (a)
Reservation for new share subscription by employees	2012.08.29	60,000	—	Vested immediately
Reservation for new share subscription by employees	2013.01.17	36,122	—	Vested immediately
Restricted stocks to employees-shares subscribed with consideration	2013.01.30	31,151	3	Note (d),(e)
Restricted stocks to employees-shares without consideration	2013.01.30	31,151	3	Note (d),(e)
Restricted stocks to employees-shares subscribed with consideration	2013.03.29	844	3	Note (d),(e)
Restricted stocks to employees-shares without consideration	2013.03.29	844	3	Note (d),(e)
Restricted stocks to employees-shares subscribed with consideration	2013.12.12	4,628	3	Note (d),(e)
Restricted stocks to employees-shares without consideration	2013.12.12	4,628	3	Note (d),(e)

(a)         The employees may exercise the stock options in installment based on 30%, 30% and 40% of total options granted on completion of the specified year(s) of service (one to four years) from the grant date.

(b)         The employees may exercise the stock options in installment based on 40%, 30% and 30% of total options granted on completion of the specified year(s) of service (three to five years) from the grant date.

(c)          The employee stock options had already expired.

(d)         The employees may exercise the stock options in installment based on 20%, 40% and 40% of total options granted on completion of the specified year(s) of service (one to three years) from the grant date.

(e)          The restricted stocks issued by the Company cannot be transferred and voting right and dividend right are restricted on these stocks before its employees reach vested conditions.

(f)           The fair value of stock options granted from 2010 to first quarter of 2013 is measured using the Black-Scholes option-pricing model. Relevant information is as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit (in dollars)
Restricted stocks to employees
- shares subscribed with consideration	2013.12.12	10.65	—	—	—	—	—	10.65
- shares issued with no consideration	2013.12.12	10.65	5.00	—	—	—	—	5.65
Restricted stocks to employees
- shares subscribed with consideration	2013.3.29	18.40	—	—	—	—	—	18.40
- shares issued with no consideration	2013.3.29	18.40	5.00	—	—	—	—	13.40
Restricted stocks to employees
- shares subscribed with consideration	2013.1.30	15.35	—	—	—	—	—	15.35
- shares issued with no consideration	2013.1.30	15.35	5.00	—	—	—	—	10.35
Reservation for new share subscription by employees	2013.1.17	14.15	12.98	48.20	0.36	0.00	0.65	1.17
Reservation for new share subscription by employees	2012.8.29	9.45	9.00	49.28	0.72	0.00	0.68	0.71
Employee stock options	2011.05.19	26.70	26.70	35.67	48.60	0.00	1.00	7.31~8.32
Employee stock options	2010.05.13	39.85	39.85	51.57	48.60	0.00	0.80	15.12~16.98

B.       Employee stock options acquired because of merger

(a)         Details:

Type of arrangement	Grant date	Quantity granted (in thousand units)		Contract period	Vesting conditions
Employee stock options	2007.12.27	120		5 years	Note ii, iv
Employee stock options	2008.09.30	24,819		5 years	Note ii
Employee stock options	2006.07.19	11	(Note i)	6 years	Note iii, iv
Employee stock options	2007.07.02	21	(Note i)	6 years	Note iii, iv
Employee stock options	2007.12.27	2	(Note i)	6 years	Note iii

i.           Each unit of stock options can subscribe for 1,000 shares of common stock.

ii.        The employees may exercise the stock options in installment based on 50% and 50% of total options granted on completion of the specified years of service (two to three years) from the grant date.

iii.     The employees may exercise the stock options in installment based on 25%, 25%, 25% and 25% of total options granted on completion of the specified years of service (two to five years) from the grant date.

iv.    The employee stock options had already expired.

v.       The units of employee stock options above were adjusted by share conversion rate.

(b)         For the employee stock options assumed by the Company due to the merger, the cost after calculation attributable to acquisition cost (equal amount was recognised as capital reserve - employee stock options under stockholders’ equity) and attributable to compensation cost over the remaining vesting period after the merger were $310,999 and $453,371, respectively.

(c)          The fair value of employee stock options was estimated using the Hull & White (2002) Enhanced FASB 123 of the aforementioned binomial model. The information was as follows:

							Risk	Fair
			Strike	Expected	Expected	Expected	free	value
Type of		Price	price	volatility	duration	dividend	interest	per unit
arrangement	Grant date	(in dollars)	(in dollars)	(%)	(month)	yield (%)	rate (%)	(in dollars)
Employee stock options	2007.12.27	51.6	64.00	45.10	36.30	0.61	0.82	2.66~2.8
Employee stock options	2009.09.30	51.6	39.20	45.10	36.78	0.61	0.82	3.57~4.14
Employee stock options	2006.07.19	51.6	55.21	45.10	12.04	0.61	0.82	4.64~4.77
Employee stock options	2007.07.02	51.6	67.53	45.10	24.78	0.61	0.82	4.23~4.41
Employee stock options	2007.12.27	51.6	80.63	45.10	48.54	0.61	0.82	3.65~3.82

C.       The details of the employee stock option plan for the years ended December 31, 2013 and 2012 were as follows:

	For the year ended December 31, 2013
					Weighted
					average
		Weighted		Weighted	stock price
		average	Range of	average	of stock
		exercise	exercise	remaining	options at
	Quantity	price	price	vesting	exercise date
Stock Options	(in thousand units)	(in dollars)	(in dollars)	period	(in dollars)
Outstanding options at the beginning of the year	119,482	$41.79
Options exercised	—	—			$14.98
Options expired	(25,023)	57.05
Outstanding options at the end of the year	94,459	28.71	$34.46	1.38 years
			23.82	2.39 years
			33.93	0.75 years
Exercisable options at the end of the year	51,819	31.13

For the year ended December 31, 2012
		Weighted		Weighted	Weighted average stock price
		average	Range of	average	of stock
		exercise	exercise	remaining	options at
	Quantity	price	price	vesting	exercise date
Stock Options	(in thousand units)	(in dollars)	(in dollars)	period	(in dollars)
Outstanding options at the beginning of the year	119,973	$56.48
Options exercised	—	—
Options expired	(131)	59.43			$12.49
Outstanding options at the end of the year	119,842	41.79	$6,242.00	0.98 years
			37.51	2.38 years
			25.36	3.39 years
			36.91~75.19	1.18 years
Exercisable options at the end of the	55,842	53.00

D.       For the years ended December 31, 2013 and 2012, the expenses incurred from share-based payment arrangements were $556,874 and $390,921, respectively.

(19)  Provisions for other liabilities-current

	Warranty	Sales returns and discounts	Loyalty	Total
At January 1, 2013	$7,248	$140,324	$987,204	$1,134,776
Additional provisions	2,276,712	2,540,626	3,969,156	8,786,494
Used during the year	(2,143,151)	(2,532,035)	(2,953,573)	(7,628,759)
At December 31, 2013	$140,809	$148,915	$2,002,787	$2,292,511

A.       Warranty

The Group provides warranty on TFT-LCD panel products sold. Provision for warranty is estimated based on historical warranty data of TFT-LCD panel products.

B.       Sales returns and discounts

Provisions for discounts and returns are related to the sale of TFT-LCD panel products. The Group estimates discounts and returns based on historical results.

C.       Loyalty

Provisions for loyalty are related to the production and R&D of TFT-LCD panel products. The Group estimates loyalty based on production and R&D required to pay royalties to the production.

(20) Common stock

A.       As of December 31, 2013, the Company’s authorized and outstanding capital were $110,000,000 (including $5,000,000 reserved for employee stock options) and $91,094,288, respectively, with a par value of $10 (in dollars) per share. All proceeds from shares issued have been collected.

Movements in the number of the Company’s ordinary shares outstanding are as follows:

	2013	2012
	Number of ordinary shares (in thousands)	Number of ordinary shares (in thousands)
At January 1	7,912,971	7,312,971
Employee stock options exercised	1,125,000	600,000
Issue restricted shares to employees	72,526	—
Cancellation of restricted stock to employees	(1,068)	—
At December 31	9,109,429	7,912,971

B.       The Company’s Board of Directors resolved to increase capital through cash on December 17, 2013 by issuing common shares of no more than 2 billion shares, in exchange for cash domestically or by using cash from capital increase to issue common shares in exchange for the issuance of foreign depository receipts.

C.       On June 25, 2012, the Board of Directors of the Company resolved to increase capital by issuing 600 million new shares of stock at the price of $9 per share for cash.

D.       As authorized by the shareholders during their meeting in June 2012, the Board of Directors of the Company resolved to increase capital for cash by issuing global depositary receipts (the “GDR”) on July 18, 2012, to be completed in January 2013. The Company issued 1,125,000 thousand shares of common stock for cash, including 112,500 thousand shares regarded as employee stock options, and 1,012,500 thousand shares, with a unit of GDR representing 10 shares at the Luxembourg Stock Exchange. Per unit was issued at a premium of $12.98, and raised a total of $14,519,051, net of issuance cost. As of December 31, 2013, there were 363 thousand units outstanding, representing 3,628 thousand shares of common stocks.

E.        As authorized by the shareholders at the shareholders’ meeting in June, 2012, the Board of Directors of the Company adopted a resolution on January 30, 2013, March 29, 2013 and November 12, 2013 to issue restricted shares to employees, consisting of 36,263 thousand shares without consideration and 36,263 thousand shares with consideration (the price for subscription is $5 per share). The effective date of the issuance was on January 30, 2013, March 29, 2013 and December 12, 2013. Those shares restrict transfer until the vesting conditions are met by employees, and also restrict employees’ voting rights at the shareholders’ meeting and restrict their dividend and other rights. As of December 31, 2013, the Company bought back 1,068,000 shares of unvested restricted stocks to employees, and decreased capital in accordance with the law.

F.         The stockholders at the stockholders’ meeting on January 6, 2010 approved the merger of the Company with the other company as the surviving company. The Company issued 4,046,382 thousand new shares according to the merger contract. The new stocks, which were issued due to the merger, included the common stock issued by the acquired companies in May and December 2006 through private placement. The issuance of 570,929 thousand stocks was determined based on the exchange ratio in the merger contract. The rights and obligations of the private common shares were the same as other issued common shares, except for the transfer restriction under R.O.C. Securities and Exchange Act and the listing restriction that no public listing will be allowed within three years since the day of issuance and only if the Company completes the application to publicly issue the shares. The aforementioned private common shares have not been publicly issued as of December 31, 2013.

G.       In accordance with the Board of Directors’ resolution in August 2007, the Company decided to issue 300 million shares of common stock for cash, including 149,967,500 units of GDRs which represent 299,935 thousand shares of common stock with a unit of GDR representing 2 shares of common stock. Per unit was issued at premium of US$9.02 (in dollars). In accordance with the Board of Directors’ resolution in March 2013, the Company terminated the abovementioned GDR, and the effective date of termination was in May 2013.

(21)  Capital reserve

Pursuant to the R.O.C. Company Law, capital reserve arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit. Further, the R.O.C. Securities and Exchange Law requires that the amount of capital reserve to be capitalized mentioned above should not exceed 10% of the paid-in capital each year. Accumulated deficit shall first be covered by retained earnings before the capital reserve can be used to cover the accumulated deficit.

(22)  Retained earnings

A.       In accordance with the Company’s Articles of Incorporation, net income must be distributed in the following order:

(a)         To pay all tax accruals and payables arising from the current year and to cover prior years’ losses, if any;

(b)         As legal reserve equal to 10% of net income after tax and distribution pursuant to clause (a);

(c)          As any other legally required reserve;

(d)         To pay dividends on preferred shares;

(e)          To pay bonuses to employees not less than 5% of net income after tax and distribution pursuant to clauses a. to d.; and

(f)           The remaining amount, if any, shall be distributed pursuant to the proposal of the Board of Directors in accordance with the Company’s dividend policy and to the resolution approved at the stockholders’ meeting, of which 0.1% should be paid as remuneration to directors and supervisors and the remaining amount as dividends to stockholders.

Dividends may be distributed in the form of cash or shares, or a combination of both; provided, however, that dividends distributed in respect of any fiscal year in the form of shares shall not exceed two-thirds of total dividends to stockholders.

B.       Except for covering accumulated deficit or issuing new stocks or cash to shareholders in proportion to their share ownership, the legal reserve shall not be used for any other purpose. The use of legal reserve for the issuance of stocks or cash to shareholders in proportion to their share ownership is permitted, provided that the balance of the reserve exceeds 25% of the Company’s paid-in capital.

C.       The Board of Directors proposed to cover accumulated deficit as of December 31, 2012 which was approved by the stockholders in June 2013. It was resolved not to distribute dividends or accrue employees’ bonus and directors’ and supervisors’ remuneration. As approved by the stockholders in June 2013, the Company covered accumulated deficit amounting to $27,308,220 by using additional paid-in capital in excess of par value of common stock. Furthermore, the Company’s method of distribution for 2013 earnings has not yet been resolved by the Board of Directors.

D.       Employees’ bonus and directors’ and supervisors’ remuneration were accrued at $172,217 and $4,004 for the year ended December 31, 2013. The amount was estimated using the period’s net profit after tax, legal reserve amongst other factors and in accordance with the Company’s Articles of Incorporation. The Company had an accumulated deficit at June 30, 2012 and accordingly, no employees’ bonus and directors’ and supervisors’ remuneration was estimated.

(23)  Other equity items

	Currency translation	Available- for-sale investments	Hedging reserve	Employee unearned compensation	Total
At January 1, 2013	$(2,818,705)	$(1,609,513)	$423,629	$—	$(4,004,589)
Cash flow hedges:
- Fair value gains in the period	—	—	(3,210)	—	(3,210)
- Reclassified as current income			82,687		82,687
- Tax on fair value gains	—	—	(24,916)	—	(24,916)
Available-for-sale investments:
- Revaluation – gross	—	1,875,599	—	—	1,875,599
- Revaluation transfer - gross	—	(1,858,827)	—	—	(1,858,827)
- Revaluation – tax	—	49,140	—	—	49,140
- Revaluation – associates	—	(744)	—	—	(744)
Currency translation differences:
- Group	2,703,765	—	—	—	2,703,765
- Associates	36,866	—	—	—	36,866
Employee unearned compensation
- Restricted stocks to employees	—	—	—	(754,166)	(754,166)
- Share-based payment compensation cost	—	—	—	366,898	366,898
At December 31, 2013	$(78,074)	$(1,544,345)	$478,190	$(387,268)	$(1,531,497)

		Available-		Employee
	Currency	for-sale	Hedging	unearned
	translation	investments	reserve	compensation	Total
At January 1, 2012	$—	$(2,446,219)	$230,040	$—	$(2,216,179)
Cash flow hedges:
- Fair value losses in the period	—	—	48,241	—	48,241
- Reclasssified as current income	—	—	177,868	—	177,868
- Tax on fair value gains	—	—	(32,520)	—	(32,520)
Available-for-sale investments:
- Revaluation – gross	—	1,605,297	—	—	1,605,297
- Revaluation transfer - gross	—	(730,977)	—	—	(730,977)
- Revaluation – tax	—	(52,684)	—	—	(52,684)
- Revaluation – associates	—	15,070	—	—	15,070
Currency translation differences:
- Group	(2,775,550)	—	—	—	(2,775,550)
- Associates	(43,155)	—	—	—	(43,155)
At December 31, 2012	$(2,818,705)	$(1,609,513)	$423,629	$—	$(4,004,589)

(24)  Other income

	For the year ended December 31, 2013	For the year ended December 31, 2012
Rental revenue	$823,063	$145,622
Interest income	293,741	923,971
Dividend income	58,897	183,630
Other income	1,452,167	2,027,208
	$2,627,868	$3,280,431

(25)  Other gains and losses

	For the year ended December 31, 2013	For the year ended December 31, 2012
Net loss on financial assets and liabilities at fair value through profit or loss	$(1,060,390)	$(3,253,386)
Net currency exchange gain	2,488,707	3,036,814
Gain on disposal of investments	1,977,799	361,381
Loss on disposal of property, plant and equipment	(138,658)	(141,544)
Impairment loss	(921,828)	(1,002,740)
Litigation loss and others	(9,512,404)	(5,031,517)
	$(7,166,774)	$(6,030,992)

(26)  Finance costs

	For the year ended December 31, 2013	For the year ended December 31, 2012
Interest expense:
Bank borrowings	$5,026,870	$7,400,150
Bonds	5,662	107,012
Others	19,428	28,596
Loss (gain) on fair value change of financial instruments:
Loss on cash flow hedges, transfer from equity	82,687	177,868
Fair value hedges	(31,642)	118,285
Financing charges incurred on accounts receivable factoring	225	219,231
	$5,103,230	$8,051,142

(27)  Expenses by nature

	For the year ended December 31, 2013	For the year ended December 31, 2012
Employee benefit expense	$38,023,935	$38,535,897
Depreciation	75,549,643	84,338,657
Amortisation	2,301,795	2,460,407
	$115,875,373	$125,334,961

(28)  Employee benefit expense

	For the year ended December 31, 2013	For the year ended December 31, 2012
Employee benefit expense
Wages and salaries	$30,405,670	$32,193,173
Employee stock options	556,874	390,921
Labor and health insurance fees	2,231,334	2,342,947
Pension costs	1,769,124	1,645,669
Other personnel expenses	3,060,933	1,963,187
	$38,023,935	$38,535,897

(29)  Income tax

A.  Income tax expense (benefit)

(a)   Components of income tax expense (benefit):

	For the year ended December 31, 2013	For the year ended December 31, 2012
Current tax:
Current tax on profit for the year	$1,082,714	$767,565
Adjustments in respect of prior years	(76,992)	(11,182)
Total current tax	1,005,722	756,383
Deferred tax:
Origination and reversal of temporary differences	(457,388)	(1,403,275)
Income tax expense (benefit)	$548,334	$(646,892)

(b)   The income tax (charge)/credit relating to components of other comprehensive income is as follows:

	For the year ended December 31, 2013	For the year ended December 31, 2012
Fair value gains/losses on availablefor-sale financial assets	$49,140	$(52,684)
Cash flow hedges	(24,916)	(32,520)
Actuarial gains/losses on defined benefit obligations	2,018	99
	$26,242	$(85,105)

B.  Reconciliation between income tax expense (benefit) and accounting profit

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Tax calculated based on profit before tax and statutory tax rate	$1,868,960	$(4,211,535)
Tax effect of permanent differences	152,713	(234,797)
Under provision of prior year’s income tax	(76,992)	(11,182)
Tax effect of investment tax credits estimated taxation differences	118,725	85,221
Effect from Alternative Minimum Tax	—	11,473
Understatement of income tax payable	(90,495)	984,860
Effect from net operating loss carryforward	(1,424,577)	2,729,068
Income tax expense (benefit)	$548,334	$(646,892)

C.  Amounts of deferred tax assets or liabilities as a result of temporary differences, loss carryforward and investment tax credit are as follows:

	For the year ended December 31, 2013
			Recognised in other
		Recognised in	comprehensive
	January 1	profit or loss	income	December 31
Deferred tax assets:
-Temporary differences:
Sales returns and discount provisions	$98,369	$189,644	$—	$288,013
Accrued royalties and warranty provisions	169,057	195,354	—	364,411
Unrealised gain (loss) on financial instruments	482,738	(83,498)	49,140	448,380
Book-tax difference of depreciation expenses	5,256	(3,006)	—	2,250
Prior year’s expense carryforward	243,826	(145,861)	—	97,965
-Net operating loss carryforward	16,500,416	201,935	—	16,702,351
-Others	319,435	(100,954)	2,018	220,499
	17,819,097	253,614	51,158	18,123,869
Deferred tax liabilities:
-Temporary differences:
Unrealised exchange gain	(455,343)	403,986	—	(51,358)
Unrealised gain on cash flow hedges	(73,027)	—	(24,916)	(97,943)
Amortisation charges on goodwill	(533,081)	(193,761)	—	(726,842)
Others	(27,115)	(6,451)	—	(33,565)
	(1,088,566)	203,774	(24,916)	(909,708)
	$16,730,531	$457,388	$26,242	$17,214,161

	For the year ended December 31, 2012
			Recognised in other
		Recognised in	comprehensive
	January 1	profit or loss	income	December 31
Deferred tax assets:
-Temporary differences:
Unrealised exchange loss	$311,019	$(311,019)	$—	$—
Sales returns and discount provisions	87,307	11,062	—	98,369
Accrued royalties and warranty provisions	60,376	108,681	—	169,057
Unrealised loss (gain) on financial instruments	259,756	275,666	(52,684)	482,738
Book-tax difference of depreciation expense	329,327	(324,071)	—	5,256
Prior year’s expense carryforward	398,818	(154,992)	—	243,826
-Net operating loss carryforward	13,878,474	2,621,942	—	16,500,416
-Others	606,862	(287,526)	99	319,435
	15,931,939	1,939,743	(52,585)	17,819,097
Deferred tax liabilities:
-Temporary differences:
Unrealised exchange gain	—	(455,343)	—	(455,343)
Unrealised gain on cash flow hedges	(40,507)	—	(32,520)	(73,027)
Amortisation charges on goodwill	(339,319)	(193,762)	—	(533,081)
Others	(139,752)	112,637	—	(27,115)
	(519,578)	(536,468)	(32,520)	(1,088,566)
	$15,412,361	$1,403,275	$(85,105)	$16,730,531

D.       According to Act for Industrial Innovation and Statute for Upgrading Industries (before its abolishment), details of the Group’s investment tax credits and unrecognised deferred tax assets are as follows:

	December 31, 2013
	Unused tax	Unrecognised	Final year tax
Qualifying items	credits	deferred tax assets	credits are due
Machinery and equipment	$409,544	$409,544	2014~2015

	December 31, 2012
Qualifying items	Unused tax credits	Unrecognised deferred tax assets	Final year tax credits are due
Research and development	$770,169	$770,169	2013
Machinery and equipment	768,543	768,543	2013~2015
Employees’ training	3,215	3,215	2013
Investments in barren areas	1,893,650	1,893,650	2013

	January 1, 2012
Qualifying items	Unused tax credits	Unrecognised deferred tax assets	Final year tax credits are due
Research and development	$1,707,327	$1,707,327	2012~2013
Machinery and equipment	5,775,752	5,775,752	2012~2015
Employees’ training	14,339	14,339	2012~2013
Investments in barren areas	4,648,117	4,648,117	2012~2013

E.        Expiration dates of unused net operating loss carryfoward and amounts of unrecognised deferred tax assets are as follows:

	December 31, 2013
Year incurred	Amount filed/ assessed	Unused amount	Unrecognised deferred tax assets	Usable until year
2009	Assessed	$7,646,967	$6,358,893	2014
2010	Assessed	3,771,324	1,576,461	2015~2020
2011	Assessed	10,765,149	3,009,074	2021
2012	Filed	7,512,493	2,049,154	2022
		$29,695,933	$12,993,582

	December 31, 2012
Year incurred	Amount filed/ assessed	Unused amount	Unrecognised deferred tax assets	Usable until year
2008	Assessed	$1,071,757	$690,719	2013
2009	Assessed	8,772,445	7,484,371	2014~2019
2010	Assessed	3,811,107	1,616,244	2015~2020
2011	Filed	11,000,916	3,048,244	2016~2021
2012	Filed	6,385,673	1,701,904	2022
		$31,041,898	$14,541,482

	January 1, 2012
Year incurred	Amount filed/ assessed	Unused amount	Unrecognised deferred tax assets	Usable until year
2007	Assessed	$763,248	$763,248	2012
2008	Assessed	1,147,557	760,323	2013
2009	Filed	8,925,605	7,637,531	2014
2010	Filed	4,010,176	1,815,313	2015–2020
2011	Filed	11,744,894	1,736,591	2021
		$26,591,480	$12,713,006

F.         The amounts of deductible temporary differences that are not recognised as deferred tax assets are as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Deductible temporary differences	$13,840,676	$18,325,870	$25,323,023

G.       The Company has not recognised taxable temporary differences associated with investment in subsidiaries as deferred tax liabilities. As of December 31, 2013, December 31, 2012 and January 1, 2012, the amounts of temporary differences unrecognised as deferred tax liabilities were $2,155,159, $2,043,559 and $2,128,808, respectively.

H.      Certain parts of the Company’s income from the design, research, development, manufacture and sale of the thin film transistor - liquid crystal displays (TFT-LCD) and LCDs are eligible for operating income tax exemptions from 2008 to 2015.

I.           Ningbo Innolux Optelectronics Ltd., Nanhai Chi Mei Optoelectronics Ltd. and Nanjing Innolux Optoelectronics Ltd., indirect investees of the Company, were established as foreign wholly-owned manufacturing enterprises in Mainland China’s Economic and Technological Development Zone. According to local regulations, since companies start to generate income, they are entitled to income tax exemption for the first 2 years and 50% income tax exemption for the third to fifth year as well as investment tax credits for investments in domestically produced equipment.

J.           The Company’s income tax returns through 2011 have been assessed and approved by the Tax Authority.

K.      Unappropriated retained earnings recorded by the Company pertain to retained earnings after 1998.

L.        The details of imputation system were as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Balance of tax credit account	$1,082,780	$1,057,942	$1,038,224

The stockholders at the stockholders’ meeting approved not to distribute dividends for the year 2013, so there was no creditable tax rate for 2012. The creditable tax rate is estimated to be 20.48% for 2013.

(30)  Earnings per share

	For the year ended December 31, 2013
		Weighted average
		number of
		ordinary shares
		outstanding	Earnings per
	Amount after	(shares in	share
	tax	thousands)	(in dollars)
Basic earnings per share
Profit attributable to ordinary shareholders of the parent	$5,102,568	8,967,080	$0.57
Diluted earnings per share
Profit attributable to ordinary shareholders of the parent	$5,102,568	—
Assumed conversion of all dilutive potential ordinary shares:
-Employees’ bonus	—	15,173
-Restricted stocks	—	27,609
Net income for the year	$5,102,568	9,009,862	$0.57

For the year ended December 31, 2012
Weighted average
number of
ordinary shares
		outstanding	Earnings per
	Amount	(shares in	share
	after tax	thousands)	(in dollars)
Basic loss per share
Loss attributable to ordinary shareholders of the parent	$(29,899,236)	7,472,423	$(4.00)

As employee stock options had anti-dilutive effect for the years ended December 31, 2013 and 2012, they were not included in the calculation of earnings (loss) per share.

(31)  Non-cash transaction

A.  Investing activities with partial cash payments:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Purchase of property, plant and equipment	$18,102,828	$20,279,461
Add: opening balance of payable on equipment	3,650,776	3,176,173
Less: ending balance of payable on equipment	(3,383,261)	(3,650,776)
Cash paid during the year	$18,370,343	$19,804,858

B.  Investing activities with partial cash receipts:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Disposal of property, plant and equipment	$3,390,107	$2,518,021
Less: ending balance of receivable on equipment	(2,414,208)	—
Cash received during the period	$975,899	$2,518,021

C.  Financing activities with no cash flow effects:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Short-term borrowings converted to long-term borrowings	$—	$7,321,385

D.  Effects from the current period’s loss of control over subsidiaries:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Investments accounted for under equity emthod	$—	$1,809,118
Decrease in non-cash assets	—	(9,548,144)
Decrease in liabilities	—	10,023,519
Decrease in minority interest	—	490,907
Cash decrease from current period’s loss of control over subsidiaries	$—	$2,775,400

7.         RELATED PARTY TRANSACTIONS

(1)     Significant related party transactions

A.  Sales of goods

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Sales of goods:
Others	$5,814,715	$46,629,285
Associates	13,940	23,891
	$5,828,655	$46,653,176

Except for having no similar transactions for the sales price comparison of the products sold to related parties, the trading terms are determined in accordance with mutual agreement, and all other terms are the same as with third parties.

The collection period was 30~120 days upon delivery or on a monthly-closing basis to related parties, and 30~90 days to non-related parties.

B.  Purchases of goods

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Purchases of goods:
Associates	$17,054,293	$20,365,070
Others	7,813,860	26,008,772
	$24,868,153	$46,373,842

There was no similar transaction to compare with, and the transaction terms were decided by negotiation or at market prices. The payment term was 30~120 days to related parties after delivery, and 30~180 days to non-related parties after delivery or on a monthly - closing basis.

C.  Consigned processing

(a)   Consigned processing

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Processing costs:
Others	$163,027	$1,512,924
Associates	8,412	—
	$171,439	$1,512,924

(b)   Balance of consigned processing at the end of year

	December 31, 2013	December 31, 2012	January 1, 2012
Payables to related parties:
Others	$2,576,372	$1,299,120	$948,009

The Group subcontracted the processing of products of associates in Mainland China. The processing fees were mainly charged based on cost plus method.

D.  Accounts receivable

	December 31, 2013	December 31, 2012	January 1, 2012
Receivables from related parties:
Others	$2,047,883	$8,058,520	$6,791,237
Associates	2,102	491,708	203,215
	$2,049,985	$8,550,228	$6,994,452

The receivables from related parties arise mainly from sales transactions. The receivables are due 30~120 days after the date of sale. The receivables are unsecured in nature and bear no interest. There are no provisions held against receivables from related parties.

E.   Accounts payable

	December 31, 2013	December 31, 2012	January 1, 2012
Payables to related parties:
Associates	$4,233,854	$5,789,599	$7,388,069
Others	4,522,389	7,924,718	12,019,696
	$8,756,243	$13,714,317	$19,407,765

The payables to related parties arise mainly from purchase transactions and are due 30~120 days after the date of purchase. The payables bear no interest.

F.   Property transactions:

(a)   Purchases of property:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Associates	$1,277,032	$120,509
Others	67,197	865,414
	$1,344,229	$985,923

(b)   Period-end balances arising from purchases of property:

	December 31, 2013	December 31, 2012	January 1, 2012
Associates	$32,374	$403,697	$95,579
Others	10,887	5,286	9,413
	$43,261	$408,983	$104,992

Sale of property

(a)   Proceeds from sale of property and gain (loss) on disposal:

	For the year ended December 31, 2013		For the year ended December 31, 2012
		Gain (loss)on		Gain (loss)on
	Disposal proceeds	disposal	Disposal proceeds	disposal
Others	$91,960	$12,418	$1,874,538	$16,677

(b)   Period-end balances arising from sale of property:

	December 31, 2013	December 31, 2012	January 1, 2012
Others	$82,280	$565,652	$—

(2)     Key management compensation

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Salaries and other short-term employee benefits	$46,386	$47,624
Share-based payments	27,582	9,762
Post-employment benefits	334	603
	$74,302	$57,989

8.   PLEDGED ASSETS

The Group’s assets pledged as collateral are as follows:

	Book value
Pledged asset	December 31, 2013	December 31, 2012	January 1, 2012	Purpose
Other financial assets-current
Savings deposits	$5,603	$52,577	$10,565,926	Tariff guarantee and short-term loans
Savings deposits	—	17,378	—	Land lease
Time deposits	2,538,964	2,538,962	—	Syndicated bank loans
Refundable deposits	—	—	3,338,525	Guarantee to United States District Court for litigation
Property, plant and equipment	211,132,039	207,882,345	203,992,112	Long-term loans and performance guarantee for lease payable
Other financial assets — non-current
Refundable deposits	12,327,000	11,547,000	11,754,000	Guarantee to European Commission for litigation
Refundable deposits	—	808,936	565,333	Guarantee to United States District Court for litigation
Savings deposits	722	60,854	700	Guarantee for contract
	$226,004,328	$222,908,052	$230,216,596

9.   SIGNIFICANT CONTINGENT LIABILITIES AND UNRECOGNIZED CONTRACT  COMMITMENTS

(1)     Contingencies — Significant Litigations

A.  On February 2, 2007, the Company was named as defendant in a lawsuit filed by Anvik Company, alleging that the Company had infringed upon five Anvik’s patents of TFT-LCD panels produced by the machines purchased from Nikon Company. On April 4, 2012, the judge rendered a decision citing the invalidation of Anvik’s patent right. Both parties had reached a settlement agreement on November 7, 2013; Anvik had withdrawn the lawsuit on December 17, 2013; this lawsuit had no effect on the Company’s operations and finances.

B.  Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V., and Chi Mei Optoelectronics USA Inc. were investigated under the Anti-Trust competition by the United States (the “U.S.”) Department of Justice. Moreover, certain U.S state governments, the European Union’s, Brazil’s and Korea’s governments are starting to investigate this case. Certain downstream customers and consumers in the TFT-LCD industry of the U.S. and Canada regions are now bringing up class-actions or individual civil lawsuits against the TFT-LCD companies; in certain lawsuits, CMO and Chi Mei Optoelectronics USA Inc. were listed as defendants. Explanations for investigations on significant cases related to the Anti-Trust Act are as follows:

(a)     Regarding the above lawsuits, the Company had reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installment over five years. As of December 31, 2013, the unpaid penalties amounted to US$72 million.

As to the class suit of the U.S. direct purchasers, the Company reached an out-of-court settlement with the plaintiffs, agreeing to pay the plaintiffs US$78 million in July 2011. The settlement agreement was approved by the court in December 2011. The Company had reached settlement agreements with the plaintiffs on individual civil lawsuits in the U.S. for the years ended December 31, 2013 and 2012 and recognised related losses.

As to the class suit of the U.S. indirect purchasers, the Company reached an out-of-court settlement with the indirect purchaser plaintiffs in November 2011, agreeing to pay the indirect purchaser plaintiffs US$110,270 thousand. The settlement agreement was approved by the court. The Company has already deposited the penalty into the designated account in December 2011.

The Company reached an out-of-court settlement with ten State Governments, agreeing to pay the plaintiffs US$767 million as civil statutory damages. The settlement agreement was approved by the court in December 2011.

(b)     The Company reached a settlement agreement with the plaintiffs’ lawyer in Canada’s purchasers’ class actions in September, 2013, agreeing to pay the plaintiffs CAD 10 million. The settlement agreement is still waiting to be approved by the court.

(c)     In December 2010, the Company received a notice from the European Commission, requesting the Company to pay a penalty of EUR 300 million to the account as specified by the European Commission within three months upon receipt of the notice. The Company appealed this case with the Court of Justice of the European Union in February 2011 and deposited EUR 300 million to the above account on March 14, 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome of this case.

(d)     In December 2011, the Company received a notice from the Korean Fair Trade Commission, requesting the Company to deposit the penalty of around $41,500 thousand into the designated account. The Company deposited the penalty into the designated account in February 2012.

(e)     The Company received a notice from the National Development and Reform Commission, PRC in December, 2012, asking the Company for a payment of RMB 62,940 thousand to its specified account within 15 days from the date of notice received to return the amount to the enterprise operator, with a penalty of RMB 31,470 thousand. The Company had paid the amounts above in December, 2012 and January, 2013, respectively.

(f)     Except for the items related to the Anti-Trust Act with ultimate results that cannot be reliably estimated, the Company has recognised actual or estimated losses or liabilities in “other payables” and “other non-current liabilities”.

C.  On September 8, 2008, Apeldyn Corporation sued the Company alleging infringement of patents of its products with the United States District Court for the District of Delaware. On November 15, 2011, the Court ruled that the Company did not infringe Apeldyn’s patent. Apeldyn then appealed the case to the United States Court of Appeals. On July 17, 2013, the United States Court of Appeals ruled that the Company did not infringe Apeldyn’s patent; the statutory deadline for Apeldyn to appeal to the Supreme Court has already passed and Apeldyn did not appeal before the deadline. This case shall not have significant impact on the Company’s business and finances.

D.  Mondis filed a lawsuit with the Düsseldorf District Court (the “Court”) in Germany against the Company on May 8, 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The Company appointed external attorneys in this area tending to this case and successfully defend Mondis’ assertion. Mondis appealed immediately. Both sides have reached a settlement agreement, and Mondis had withdrawn its appeal. This case had no significant impact on the Company’s business and finances.

E.   Thomson Licensing SAS. (“Thomson”) filed a lawsuit with the United States District for the District of Delaware on July 23, 2010, alleging infringement of its patent. The United States Court of Appeals ruled Thomson’s patent as invalid on June 19, 2013. Thomson had withdrawn the patent infringement lawsuit against the Company on September 20, 2013. The Company does not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations.

F.   Eidos Displays, LLC and Eidos III, LLC (“Eidos”) filed a lawsuit with the United States District Court for the District of East Texas on April 25, 2011, alleging infringement of its patent. The judge has agreed with the invalidity of the patent advocated by Eidos on January 22, 2014 and will proceed to make the final verdict. It is uncertain whether Eidos will appeal after the final verdict. The Company does not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations in the short-term.

G.  In January 2012, Semiconductor Energy Laboratory Co., Ltd. (a Japan company, as “SEL”) filed a lawsuit with the U.S. District Court for the Central District of California against the Company and other companies, alleging infringement of its six U.S. patents. Both sides have reached a settlement agreement in November, 2013 and SEL had withdrawn the lawsuit on December 6, 2013. The Company does not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations.

H.  The Trustees of Boston University (“TBU”) has filed a patent infringement lawsuit against the Company with the U.S. District Court for the District of Massachusetts, alleging that the Company and the Company’s U.S. subsidiaries’ products had infringed on its patent. The Company had appointed external lawyers and had responded to this lawsuit in court as of January 6, 2014. The Company had reached a settlement agreement with TBU and TBU will withdraw its lawsuit against the Company. The Company does not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations.

(2)     Commitments

A.  Capital expenditure contracted for at the balance sheet date but not yet incurred is as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Property, plant and equipment	$13,229,191	$18,826,894	$14,032,289

B.  Operating lease commitments

The Group leases plant, land and warehouses under non-cancellable operating lease agreements. The majority of lease agreements are renewable at the end of the lease period at market rate.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Not later than one year	$572,237	$460,889	$537,983
Later than one year but not later than five years	2,132,349	1,755,892	2,005,616
Later than five years	1,961,865	2,007,262	2,492,190
	$4,666,451	$4,224,043	$5,035,789

C.  Outstanding letters of credit

The outstanding letters of credit for the purchase of property, plant and equipment are as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Outstanding letters of credit	$390,027	$618,636	$1,729,621

10. SIGNIFICANT CATASTROPHE

None.

11. SUBSEQUENT EVENTS

Please refer to Note 6(16) D.

12.  OTHERS

(1)              Capital risk management

The Group’s objectives are to maintain an optimal capital structure, constructively reduce the debt ratio and the cost of capital to maximize shareholders’ equity.

(2)              Financial instruments

A.  Fair value information of financial instruments

Except those listed in the table below, the carrying amounts of the Group’s financial instruments not measured at fair value (including cash and cash equivalents, accounts receivable, other receivables, other financial assets-current, short-term loans, short-term notes payable, accounts payable and other payables) are approximate to their fair values. The fair value information of financial instruments measured at fair value is provided in Note 12(3).

	December 31, 2013
	Book value	Fair value
Financial assets:
Other financial assets – non-current	$12,327,722	$12,265,170
Financial liabilities:
Long-term loans (including current portion)	$169,097,708	$169,097,708

	December 31, 2012
	Book value	Fair value
Financial assets:
Other financial assets – non-current	$12,416,790	$12,353,786
Financial liabilities:
Long-term loans (including current portion)	$222,747,249	$222,747,249

	January 1, 2012
	Book value	Fair value
Financial assets:
Other financial assets – non-current	$12,320,033	$12,257,520
Financial liabilities:
Bonds payable	$2,000,000	$2,015,155
Long-term loans (including current portion)	242,253,945	242,253,945
	$244,253,945	$244,269,100

B.       Financial risk management policies

(a)              The Group’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, interest rate risk and price risk), credit risk and liquidity risk. The Group’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Group’s financial position and financial performance. The Group uses derivative financial instruments to hedge certain risk exposures (see Notes 6(2),(5)).

(b)              Risk management is carried out by a central treasury department (Group treasury) under policies approved by the board of directors. Group treasury identifies, evaluates and hedges financial risks in close cooperation with the Group’s operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas and matters, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

C.       Significant financial risks and degrees of financial risks

(a)              Market risk

Foreign exchange risk

a)             The Group operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the USD and RMB. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations.

b)             Management has set up a policy to require group companies to manage their foreign exchange risk against their functional currency. The group companies are required to hedge their entire foreign exchange risk exposure with the Group treasury. To manage their foreign exchange risk arising from future commercial transactions and recognized assets and liabilities, entities in the Group use forward foreign exchange contracts, transacted with Group treasury. Foreign exchange risk arises when future commercial transactions or recognized assets or liabilities are denominated in a currency that is not the entity’s functional currency.

c)              The Group’s businesses involve some non-functional currency operations (the Company’s and certain subsidiaries’ functional currency: NTD; other certain subsidiaries’ functional currency: RMB). The information on assets and liabilities denominated in foreign currencies whose values would be materially affected by the exchange rate fluctuations is as follows:

	December 31, 2013
	Foreign Currency			Sensitivity analysis
(Foreign currency:	Amount	Exchange	Book Value	Degree of	Effect on profit
functional currency)	(In Thousands)	Rate	(NTD)	Variation	or loss
Financial assets
Monetary items
USD:NTD	$2,580,180	29.81	$76,902,257	1%	$769,023
JPY:NTD	761,223	0.28	216,111	1%	2,161
EUR:NTD	405,043	41.09	16,643,228	1%	166,432
USD:RMB	1,486,131	6.10	44,293,680	1%	442,937
USD:JPY	11,003	104.98	327,941	1%	3,279
Non-monetary items
USD:NTD	$2,108,219	29.81	$62,835,459
HKD:NTD	266,670	3.84	1,024,813
JPY:NTD	4,813,897	0.28	1,366,665
EUR:NTD	3,651	41.09	150,021
Financial liabilities
Monetary items
USD:NTD	$3,647,810	29.81	$108,722,965	1%	$1,087,230
JPY:NTD	36,451,156	0.28	10,348,483	1%	103,485
EUR:NTD	176,291	41.09	7,243,808	1%	72,438
USD:RMB	1,876,691	6.10	55,934,211	1%	559,342
USD:JPY	6,826	104.98	203,441	1%	2,034

	December 31, 2012
	Foreign
	Currency			Sensitivity analysis
(Foreign currency:	Amount	Exchange	Book Value	Degree of	Effect on profit
functional currency)	(In Thousands)	Rate	(NTD)	Variation	or loss
Financial assets
Monetary items
USD:NTD	$3,548,306	29.04	$103,042,806	1%	$1,030,428
JPY:NTD	924,693	0.34	314,396	1%	3,144
EUR:NTD	333,022	38.49	12,818,017	1%	128,180
USD:RMB	4,237,319	6.29	123,058,350	1%	1,230,584
JPY:RMB	719,489	0.07	244,496	1%	2,445
USD:JPY	140,520	86.33	4,080,899	1%	40,809
EUR:JPY	4,658	114.42	179,291	1%	1,793
EUR:USD	4,448	1.33	171,202	1%	1,712
Non-monetary items
USD:NTD	$2,103,153	29.04	$61,075,563
HKD:NTD	331,402	3.75	1,242,758
JPY:NTD	4,488,446	0.34	1,526,072
EUR:NTD	3,448	38.49	132,714
Financial liabilities
Monetary items
USD:NTD	$5,075,265	29.04	$147,385,696	1%	$1,473,857
EUR:NTD	175,112	38.49	6,740,061	1%	67,401
JPY:NTD	45,907,979	0.34	15,608,713	1%	156,087
USD:RMB	7,235,771	6.29	210,138,070	1%	2,101,381
EUR:USD	40,022	1.33	1,540,431	1%	15,404
EUR:JPY	4,581	114.42	176,327	1%	1,763

	January 1, 2012
	Foreign
	Currency			Sensitivity analysis
(Foreign currency:	Amount	Exchange	Book Value	Degree of	Effect on profit
functional currency)	(In Thousands)	Rate	(NTD)	Variation	or loss
Financial assets
Monetary items
USD:NTD	$3,324,823	30.28	$100,675,640	1%	$1,006,756
JPY:NTD	1,017,330	0.39	396,759	1%	3,968
HKD:NTD	62,095	3.90	242,171	1%	2,422
EUR:NTD	347,354	39.18	13,609,330	1%	136,093
USD:RMB	4,078,194	6.30	123,450,480	1%	1,234,505
JPY:RMB	1,035,495	0.08	398,036	1%	3,980
USD:JPY	25,904	77.73	786,480	1%	7,865
ERU:USD	19,468	1.29	760,318	1%	7,603
Non-monetary items
USD:NTD	$2,038,085	30.28	$61,713,214
HKD:NTD	244,173	3.90	952,275
JPY:NTD	4,268,231	0.39	1,664,610
EUR:NTD	3,118	39.18	122,163
Financial liabilities
Monetary items
USD:NTD	$5,399,082	30.28	$163,484,203	1%	$1,634,842
JPY:NTD	55,575,222	3.90	216,743,366	1%	2,167,434
HKD:NTD	13,876	39.18	543,662	1%	5,437
USD:RMB	5,289,179	6.30	160,108,050	1%	1,601,081
JPY:RMB	1,392,552	0.08	535,286	1%	5,353
EUR:USD	38,897	1.29	1,519,113	1%	15,191

Price risk

a)    The Group is exposed to equity securities price risk because of investments held by the Group and classified on the consolidated balance sheet either as available-for-sale or at fair value through profit or loss. To manage its price risk arising from investments in equity securities, the Group diversifies its portfolio. Diversification of the portfolio is done in accordance with the limits set by the Group.

b)    The Group’s investments in equity securities comprise domestic listed and unlisted stocks. The prices of equity securities would change due to the change of the future value of investee companies. If the prices of these equity securities had increased/decreased by 20% with all other variables held constant, post-tax profit for the years ended December 31, 2013 and 2012 would have increased/decreased by $142,521 and $29,176, respectively, as a result of gains/losses on equity securities classified as at fair value through profit or loss; other components of equity would have increased/decreased by $746,506 and $965,788, respectively, as a result of gains/losses on equity securities classified as available-for-sale.

Interest rate risk

a)    The Group’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Group to cash flow interest rate risk which is partially offset by cash and cash equivalents held at variable rates. Borrowings issued at fixed rates expose the Group to fair value interest rate risk. During the years ended December 31, 2013 and 2012, the Group’s borrowings at variable rate were denominated in the NTD, USD and RMB.

b)    The Group analyses its interest rate exposure on a dynamic basis. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Group calculates the impact on profit and loss of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions.

c)     Based on the simulations performed, the impact on post-tax profit of a 0.1% shift would be a maximum increase of $423,213 or decrease of $552,838 for the years ended December 31, 2013 and 2012, respectively. The simulation is done on a quarterly basis to verify that the maximum loss potential is within the limit given by the management.

d)    Based on the various scenarios, the Group manages its cash flow interest rate risk by using floating-to-fixed interest rate swaps. Such interest rate swaps have the economic effect of converting borrowings from floating rates to fixed rates. Generally, the Group raises long-term borrowings at floating rates and swaps them into fixed rates that are lower than those available if the Group borrowed at fixed rates directly. Under the interest rate swaps, the Group agrees with other parties to exchange, at specified intervals (primarily quarterly), the difference between fixed contract rates and floating-rate interest amounts calculated by reference to the agreed notional amounts.

b.      Credit risk

a)    Credit risk refers to the risk of financial loss to the Group arising from default by the clients or counterparties of financial instruments on the contract obligations. According to the Group’s credit policy, each local entity in the Group is responsible for managing and analysing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. Internal risk control assesses the credit quality of the customers, taking into account their financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the board of directors. The utilisation of credit limits is regularly monitored. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale and retail customers, including outstanding receivables. Because the Company’s counterparties and executor are banks with good credit standing and financial institutions and Government with investment grade and above, there is no significant default. Therefore, there is no significant credit risk.

b)    No credit limits were exceeded during the reporting periods, and management does not expect any significant losses from non-performance by these counterparties.

c)     The individual analysis of financial assets that had been impaired is provided in the statement for each type of financial assets in Note 6.

(c)     Liquidity risk

a)    Cash flow forecasting is performed in the operating entities of the Group and aggregated by Group treasury. Group treasury monitors rolling forecasts of the Group’s liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities (Note 6(17)) at all times so that the Group does not breach borrowing limits or covenants (where applicable) on any of its borrowing facilities. Such forecasting takes into consideration the Group’s debt financing plans, covenant compliance, compliance with internal balance sheet ratio targets and, if applicable, external regulatory or legal requirements, for example, currency restrictions.

b)    Surplus cash held by the operating entities over and above balance required for working capital management are transferred to the Group treasury. Group treasury invests surplus cash in interest bearing current accounts, time deposits, money market deposits and marketable securities, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient headroom as determined by the abovementioned forecasts. These are expected to readily generate cash inflows for managing liquidity risk.

c)     The table below analyses the Group’s non-derivative financial liabilities and net-settled or gross-settled derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date for non-derivative financial liabilities and to the expected maturity date for derivative financial liabilities. The amounts disclfosed in the table are the contractual undiscounted cash flows.

Non-derivative financial liabilities:	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Over 5 years	Total
December 31, 2013
Short-term loans	$31,179,767	$—	$—	$—	$31,179,767
Accounts payable	74,191,829	—	—	—	74,191,829
Other payables	20,372,113	—	—	—	20,372,113
Long-term loans (including current portion)	169,097,708	—	—	—	169,097,708
Other financial liabilities	114,516	8,220,937	29,493	25,582	8,390,528

	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Over 5 years	Total
December 31, 2012
Short-term loans	$45,521,548	$—	$—	$—	$45,521,548
Short-term notes payable	699,430	—	—	—	699,430
Accounts payable	95,216,037	—	—	—	95,216,037
Other payables	20,953,991	—	—	—	20,953,991
Bonds payable	2,000,000	—	—	—	2,000,000
Long-term loans (including current portion)	68,649,844	110,303,533	41,793,872	—	220,747,249
Other financial liabilities	768,305	8,892,127	6,921	63,255	9,730,608

	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Over 5 years	Total
January 1, 2012
Short-term loans	$84,193,661	$—	$—	$—	$84,193,661
Short-term notes payable	2,298,527	—	—	—	2,298,527
Accounts payable	119,354,764	—	—	—	119,354,764
Other payables	22,190,872	—	—	—	22,190,872
Bonds payable	2,000,000	2,000,000	—	—	4,000,000
Long-term loans (including current portion)	187,328,035	51,194,208	1,731,702	—	240,253,945
Other financial liabilities	461,865	10,243,860	1,533	29,107	10,736,365

Derivative financial liabilities:	Less than 1 year	Between 1 and 3 years	Total
December 31, 2013
Forward exchange contracts	$689,097	$—	$689,097
Cross currency swap contracts	—	21,918	21,918

	Less than 1 year	Between 1 and 3 years	Total
December 31, 2012
Forward exchange contracts	$1,238,305	$—	$1,238,305
Cross currency swap contracts	—	290,524	290,524
Interest rate swap contracts	—	101,395	101,395

		Between 1 and
	Less than 1 year	3 years	Total
January 1, 2012
Forward exchange contracts	$73,656	$—	$73,656
Cross currency swap contracts	—	449,453	449,453
Interest rate swap contracts	—	287,499	287,499

(3)     Fair value estimation

A.  The table below analyses financial instruments measured at fair value, by valuation method. The different levels have been defined as follows:

Level 1: Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2: Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

Level 3: Inputs for the asset or liability that are not based on observable market data.

The following table presents the Group’s financial assets and liabilities that are measured at fair value at December 31, 2013, December 31, 2012 and January 1, 2012:

December 31, 2013	Level 1	Level 2	Level 3	Total
Financial assets:
Financial assets at fair value through profit or loss
Equity securities	$712,603	$—	$—	$712,603
Forward exchange contracts	—	227,703	—	227,703
Cross currency swap contracts	—	—	—	—
Available-for-sale financial assets
Equity securities	2,028,601	—	1,703,929	3,732,530
Debt securities	220,000	—	—	220,000
	$2,961,204	$227,703	$1,703,929	$4,892,836
Financial liabilities:
Financial assets at fair value through profit or loss
Forward exchange contracts	$—	$689,097	$—	$689,097
Derivative financial liabilities for hedging
Cross currency swap contracts	—	21,918	—	21,918
	$—	$711,015	$—	$711,015

December 31, 2012	Level 1	Level 2	Level 3	Total
Financial assets:
Financial assets at fair value through profit or loss
Equity securities	$—	$—	$145,879	$145,879
Forward exchange contracts	—	68,248	—	68,248
Available-for-sale financial assets
Equity securities	4,364,803	—	464,138	4,828,941
Debt securities	220,000	—	—	220,000
	$4,584,803	$68,248	$610,017	$5,263,068
Financial liabilities:
Financial assets at fair value through profit or loss
Forward exchange contracts	$—	$1,238,305	$—	$1,238,305
Cross currency swap contracts	—	289	—	289
Derivative financial liabilities for hedging
Interest rate swap contracts	—	101,395	—	101,395
Cross currency swap contracts	—	290,235	—	290,235
	$—	$1,630,224	$—	$1,630,224

January 1, 2012	Level 1	Level 2	Level 3	Total
Financial assets:
Financial assets at fair value through profit or loss
Equity securities	$—	$—	$164,593	$164,593
Forward exchange contracts	—	642,441	—	642,441
Convertible corporate bonds	—	197,096	—	197,096
Available-for-sale financial assets
Equity securities	3,560,477	—	547,794	4,108,271
Debt securities	220,000	—	—	220,000
	$3,780,477	$839,537	$712,387	$5,332,401
Financial liabilities:
Financial liabilities at fair value
Forward exchange contracts	$—	$73,656	$—	$73,656
Derivative financial liabilities for hedging
Interest rate swap contracts	—	287,499	—	287,499
Cross currency swap contracts	—	449,453	—	449,453
	$—	$810,608	$—	$810,608

B.  The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Group is the closing price. These instruments are included in level 1. Instruments included in level 1 comprise primarily equity instruments and debt instruments classified as financial assets/financial liabilities at fair value through profit or loss or available-for-sale financial assets.

C.  The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

D.  If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

E.   Specific valuation techniques used to value financial instruments include:

(a)     Quoted market prices or dealer quotes for similar instruments.

(b)     The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows based on observable yield curves.

(c)     The fair value of forward foreign exchange contracts is determined using forward exchange rates at the balance sheet date, with the resulting value discounted back to present value.

(d)     Other techniques, such as discounted cash flow analysis, are used to determine fair value for the remaining financial instruments.

F.   All of the resulting fair value estimates are included in level 2 except for certain forward foreign exchange contracts where forward exchange rates are not observable directly in the market.

G.  The following table presents the changes in level 3 instruments as at December 31, 2013, December 31, 2012 and January 1, 2012:

Equity securities
At January 1, 2013	$610,017
Gains and losses recognised in profit or loss	420,922
Gains and losses recognised in other comprehensive income	1,350,330
Disposed of in the period	(126,563)
Transfers out from level 3	(550,777)
At December 31, 2013	$1,703,929

Equity securities
At January 1, 2012	$712,387
Gains and losses recognised in profit or loss	(18,714)
Gains and losses recognised in other comprehensive income	(83,656)
At December 31, 2012	$610,017

(4)     Turnaround plan

The Group’s current liabilities exceeded its current assets by $128,884,782 as of December 31, 2013. The Group’s management adopted the following measures to improve its operations and financial position:

A.  Negotiation with the creditor banks as to the debt issue

On April 5, 2012, the Company signed an “Agreed-upon Repayment Agreement” with creditor banks. Under the agreement, creditor banks agreed to extend the due dates for the repayment of the Company’s short, medium and long-term loans and to renew the Company’s credit lines to safeguard creditors’ rights and ensure the Company’s continuing operations. More information is described in Note 6(16)C.

B.  Capital increase by cash

As stated in Note 6(16)C, in accordance with the negotiation of the debt issue, the Company shall increase its capital in certain amount of cash within three years starting from 2012. The cash capital increase for 2012 has already been completed. For more information, please refer to Notes 6(20)C and D. The cash capital increase planned for the year 2013 originated from the stock issuance plan as resolved by the Board of Directors in December, 2013. The financial institution creditors had agreed to extend the completion date of the cash capital increase to the end of 2014. For more information, please refer to Notes 6(16)D and 6(20)B.

C.  Improvements in operations

The Company continued to adjust its product lines according to the market demands, to raise operating revenue and gross profit. The Company also tried to strictly control various expenses and expenditures to effectively enhance operational performance and create cash inflows from operating activities.

D.  Capital expenditure control program

Future capital expenditures will focus on the introduction of new technologies and new manufacturing processes, and also the enhancement of the production efficiency of plant and equipment, rather than pursuing capacity expansion. Capital expenditure budgets and amounts will be controlled strictly to maximize the benefits of capital expenditures.

13.  ADDITIONAL DISCLOSURES REQUIRED BY THE SECURITIES AND FUTURES BUREAU

(1)              Related information of significant transactions

A.            Loans granted during the year ended December 31, 2013:

			General ledger	Is a related	Maximum outstanding balance during the year ended December	Balance at December	Actual amount drawn	Interest	Nature of	Amount of transactions with the	Reason for short- term	Allowance for doubtful	Collateral		Limit on loans granted to	Ceiling on total loans
No.	Creditor	Borrower	account	party	31, 2013	31, 2013	down	rate	loan	borrower	financing	accounts	Item	Value	a single party	granted	Note
0	Innolux Corporation	Chi Mei El Corporation	Other receivables -related parties	Related parties	$1,200,000	$—	$—	—	Short-term financing	$—	Operating support	$—	—	$—	$19,304,323	$57,912,969	A
0	Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	Other receivables -related parties	Related parties	371,893	—	—	—	Short-term financing	—	Operating support	—	—	—	19,304,323	57,912,969	A
1	Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH	Other receivables	Related parties	32,872	32,872	16,436	0.251%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Logistics Ltd.	Other receivables	Related parties	14,666	—	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	Other receivables	Related parties	774,930	774,930	774,930	2.167%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	Other receivables	Related parties	3,144,428	3,144,428	2,294,985	2.169%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Display Ltd.	Other receivables	Related parties	774,930	774,930	491,783	2.168%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
3	Dongguan Chi Hsin Electronics Ltd.	Nanhai Chi Mei Optoelectronics	Other receivables	Related parties	178,830	—	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A

			General ledger	Is a related	Maximum outstanding balance during the year ended December	Balance at December	Actual amount drawn	Interest	Nature of	Amount of transactions with the	Reason for short- term	Allowance for doubtful	Collateral		Limit on loans granted to	Ceiling on total loans
No.	Creditor	Borrower	account	party	31, 2013	31, 2013	down	rate	loan	borrower	financing	accounts	Item	Value	a single party	granted	Note
3	Dongguan Chi Hsin Electronics Ltd.	Nanhai Chi Mei Electronics Ltd.	Other receivables	Related parties	$178,830	$—	$—	—	Short-term financing	$—	Operating support	$—	—	$—	$193,043,229	$193,043,229	A
4	Nanhai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Other receivables	Related parties	2,384,400	2,384,400	2,270,952	5.04%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
5	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	Other receivables	Related parties	2,384,400	—	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
6	TPO Displays USA Inc.	TPO Displays Hong Kong Ltd.	Accounts receivable - related parties	Related parties	178,830	178,830	178,830	0.16%~ 0.56%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
7	TPO Displays Europe B.V.	TPO Displays Hong Kong Ltd.	Accounts receivable - related parties	Related parties	1,593,300	1,593,300	1,560,673	0.117%~ 0.232%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
8	Toptech Trading Limited	VAP Optoelectronics (Nanjing) Corp.	Prepayments	Related parties	157,967	—	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
9	Bright Information Holding Limited	Kunpal Optoelectronics Ltd.	Other receivables	Related parties	59,610	59,610	20,864	—	Short-term financing	—	Operating support	—	—	—	99,418	99,418	B
10	Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	Accounts receivable - related parties	Related parties	126,022	—	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A

			General ledger	Is a related	Maximum outstanding balance during the year ended December	Balance at December	Actual amount drawn	Interest	Nature of	Amount of transactions with the	Reason for shortterm	Allowance for doubtful	Collateral		Limit on loans granted to	Ceiling on total loans
No.	Creditor	Borrower	account	party	31, 2013	31, 2013	down	rate	loan	borrower	financing	accounts	Item	Value	a single party	granted	Note
11	TPO Displays Germany GmbH	TPO Displays Hong Kong Ltd.	Accounts receivable - related parties	Related parties	$26,625	$26,625	$—	—	Short-term financing	$—	Operating support	$—	—	$—	$193,043,229	$193,043,229	A
12	TPO Displays Hong Kong Ltd.	Shanghai Innolux Optoelectronics Ltd.	Accounts receivable - related parties	Related parties	470,798	470,798	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
13	Yuan Chi Investment Co., Ltd.	InnoJoy Investment Corporation	Other receivables	Related parties	22,000	—	—	—	Short-term financing	—	Operating support	—	—	—	530,659	530,659	C
14	Chi Mei Optoelectronics Japan Co., Ltd.	Innolux Corporation	Other receivables	Related parties	425,850	425,850	425,850	1.40%	Business association	8,225,039	—	—	—	—	570,608	570,608	D

Note A: The company – Innolux Corporation

1. For loans obtained for short-term financing, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the Company.

2. The financial limit on loans granted shall not exceed 40% of the Company’s net equity. If it is for short-term capital needs, the limit shall not exceed 30% of the Company’s net equity.

3. The policy for loans granted to direct or indirect wholly-owned overseas subsidiaries is as follows: for short-term capital needs, financial limit shall not be below the 40% requirement, but should not exceed 100% of the Company’s net equity.

Note B: The subsidiary - Bright Information Holding Limited

1. For loans obtained for short-term financing, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the Company.

2. The financial limit on loans granted shall not exceed 30% of the Company’s net equity.

3. For the short-term capital needs of direct or indirect wholly-owned subsidiaries, the above two limitations are not required. However, the financial limit on loans granted shall not exceed 100% of the Company’s net equity.

Note C: The subsidiary - Yuan Chi Investment Co., Ltd.

1. For the company’s short-term capital needs, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the parent company.

2. Total loans granted: The financial limit on loans granted shall not exceed 30% of the Company’s net equity.

3. The amount of loans provided by the Company, the parent company, or both the Company and the parent company, to another subsidiary of the Company (for the case when the lender company owns directly or indirectly 50% of voting shares of the borrower company) shall not exceed 40% of the Company’s net equity.

Note D: Chi Mei Optoelectronics Japan Co., Ltd.

1. For the Company’s short-term capital needs, financial limit on loans granted to a single party shall not exceed 10% of the company’s net equity, based on the most recent audited financial statements of the parent company.

2. The financial limit on loans granted shall not exceed 30% of the Company’s net equity, based on the most recent audited financial statements of the parent company; with intercompany transaction, the company’s financial limit on loans granted shall not exceed 40% of the company’s equity.

3. The amount of loans provided by the Company and intercompany shall not exceed 40% of the Company’s equity.

B.       Endorsements and guarantees provided during the year ended December 31, 2013:

	Endorsement/	Guaranteed party		Limit on endorsement/ guarantee amount	Maximum			Amount of endorsement/ guarantee	Ratio of accumulated endorsement/ guarantee to net equity per latest	Maximum endorsement/ guarantee	Provision of endorsement/ guarantees by parent	Provision of endorsement/ guarantees by subsidiary	Provision of endorsements /guarantees to the party in
Number	guarantee provider	Name	Nature of relationship	provided to each counterparty	balance for the year	Ending balance	Actual amount drawn down	collateralized by properties	financial statements	amounts allowable	company to subsidiary	to parent company	Mainland China	Note
0	Innolux Corporation	Leadtek Global Group Limited	An indirect wholly-owned subsidiary	$94,633,545	$15,915,870	$15,915,870	$13,528,490	$—	8.24%	$96,521,615	Y	N	N	A,B

Note A. Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity based on the most recent audited financial statements of the Company. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent audited financial statements of the Company. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity. The limitation is not required for direct or indirect wholly-owned subsidiaries of the Company.

Note B: Accumulated endorsement/guarantee amount provided by the Company shall not exceed 50% of the Company’s net equity.

C.  Holding of marketable securities at the end of the period (not including subsidiaries, associates and joint ventures):

		Relationship		December 31, 2013
Securities held by	Kind and name of marketable securities	with the Company	General ledger account	Number of shares	Book value	Percentage	Fair value	Note
	Common stock
Innolux Corporation	AvanStrate Inc.	None	Available-for-sale financial assets - non-current	900,000	$136,771	1	$136,771
Innolux Corporation	TPV Technology Ltd.	None	Available-for-sale financial assets - non-current	150,500,000	925,394	6	925,394
Innolux Corporation	Optivision Technology Ltd.	None	Available-for-sale financial assets - non-current	937,529	28,595	2	28,595
Innolux Corporation	Global Display Taiwan Co., Ltd.	None	Available-for-sale financial assets - non-current	3,200,000	57,398	16	57,398
Innolux Corporation	Chi Lin Optoelectronics Co., Ltd.	None	Available-for-sale financial assets - non-current	35,969,588	447,462	14	447,462
Innolux Corporation	Allied Integrated Patterning Corp.	None	Available-for-sale financial assets - non-current	2,430,000	3,030	3	3,030
Innolux Corporation	Formosa Epitaxy Incorporation	None	Available-for-sale financial assets - non-current	320,930	5,472	—	5,472
	Bond
Innolux Corporation	Unsecured subordinated bonds of Cathay Financial Holdings	None	Available-for-sale financial assets - non-current	—	220,000	—	220,000
	Common stock
Yuan Chi Investment Co., Ltd.	Trillion Science Inc.	None	Available-for-sale financial assets - non-current	1,000,000	3,851	3	3,851
Yuan Chi Investment Co., Ltd.	China Electric Mfg. Corp.	None	Available-for-sale financial assets - non-current	13,000,000	185,900	3	185,900
Yuan Chi Investment Co., Ltd.	Optivision Technology Ltd.	None	Available-for-sale financial assets - non-current	2,415,531	73,674	6	73,674

		Relationship with		December 31, 2013
Securities held by	Kind and name of marketable securities	the Company	General ledger account	Number of shares	Book value	Percentage	Fair value	Note
Yuan Chi Investment Co., Ltd.	Alpha Crystal Technology Corporation	None	Available-for-sale financial assets - non-current	14,896,187	$250,256	8	$250,256
InnoJoy Investment Corporation	Advanced Optoelectronic Technology, Inc.	None	Financial asset at fair value through profit or loss	11,356,222	712,603	9	712,603
InnoJoy Investment Corporation	J TOUCH Corporation	None	Available-for-sale financial assets - non-current	3,830,749	88,107	3	88,107
InnoJoy Investment Corporation	Fitipower Integrated Technology Inc.	None	Available-for-sale financial assets - non-current	10,000,000	202,790	8	202,790
InnoJoy Investment Corporation	G-TECH Optoelectronics Corporation	None	Available-for-sale financial assets - non-current	6,311,734	237,006	2	237,006
InnoJoy Investment Corporation	Entire Technology Co., Ltd.	None	Available-for-sale financial assets - non-current	7,506,326	234,197	5	234,197
Warriors Technology Investments Ltd.	OED Holding Ltd.	None	Available-for-sale financial assets - non-current	16,000,000	3,792	6	3,792
Warriors Technology Investments Ltd.	General Interface Solution (GIS) Holding Limited	None	Available-for-sale financial assets - non-current	13,500,000	848,834	15	848,834

D.  Acquisition or sale of the same security with the accumulated cost exceeding $300 million or 20% of the Company’s paid-in capital during the year ended December 31, 2013:

	Marketable	Financial			Beginning balance		Acquisition		Disposal				Ending balance
Company name	securities type and name	statement account	Counterparty	Nature of relationship	Shares/units	Amount	Shares/units	Amount	Shares/units	Amount	Carrying value	Gain (loss) on disposal	Shares/units	Amount	Note
Leadtek Global Group Limited	British Virgin Islands Himax Technologies, Inc./Common stock	Available-for-sale financial assets -noncurrent	Open market	None	49,645,058	$1,896,946	—	$—	49,645,058	$3,742,292	$1,896,946	$1,845,346	—	$—
Innolux Corporation	Innolux Holding Ltd.	Investments accounted for under the equity method	A	B	237,943,984	7,596,857	13,500,000	404,055	—	—	—	—	251,443,984	8,000,912
Innolux Holding Ltd.	Suns Holding Ltd.	Investments accounted for under the equity method	A	C	5,072,001	164,269	13,500,000	404,055	—	—	—	—	18,572,001	568,324
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Investments accounted for under the equity method	A	C	5,072,001	164,269	13,500,000	404,055	—	—	—	—	18,572,001	568,324
Warriors Technology Investments Ltd.	General Interface Solution (GIS) Holding Limited	Available-for-sale financial assets -noncurrent	A	None	—	—	13,500,000	404,055	—	—	—	—	13,500,000	404,055
Innolux Corporation	Landmark International Ltd.	Investments accounted for under the equity method	A	B	660,100,000	31,948,845	33,000,000	976,470	—	—	—	—	693,100,000	32,925,315
Landmark International Ltd.	Ningbo Innolux Technology Ltd.	Investments accounted for under the equity method	A	B	—	1,149,926	—	976,470	—	—	—	—	—	2,126,396

Note A: Cash capital increase implemented by an investee.

Note B: A subsidiary of the Company.

Note C: An indirect wholly-owned subsidiary.

Note D: Subsidiary of an investee company accounted for under the equity method

Note E: The beginning carrying balance included profits and losses from investments and cash dividends.

E.   Acquisition of real estate reaching $300 million or 20% of paid-in capital or more for the year ended December 31, 2013: None.

F.   Disposal of real estate reaching $300 million or 20% of paid-in capital or more for the year ended December 31, 2013: None.

G.  Purchases or sales of goods from or to related parties reaching $100 million or 20% of paid-in capital or more for the year ended December 31, 2013:

							Difference with general		Notes and accounts receivable
			Transactions				transactions (Note A)		(payable)
		Relationship with the			Percentage of					Percentage
Company	Counterparty	Company	Purchases/sales	Amount	purchases/sales	Terms	Unit price	Terms	Balance	of balance	Note
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Sales	$4,006,338	1	45~120 days	Similar with general sales	No material difference	$122,015	—
Innolux Corporation	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	3,466,342	1	45~90 days	Similar with general sales	No material difference	887,981	1
Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	845,609	—	45~90 days	Similar with general sales	No material difference	37,243	—
Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	989,030	—	30~90 days	Similar with general sales	No material difference	511,708	1
Innolux Corporation	Kang Zhun Electronics Technology (Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	331,014	—	50~60 days	Similar with general sales	No material difference	285,880	—
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	489,947	—	45~60 days	Similar with general sales	No material difference	189,116	—

							Difference with general		Notes and accounts receivable
			Transactions				transactions (Note A)		(payable)
		Relationship with the			Percentage of					Percentage
Company	Counterparty	Company	Purchases/sales	Amount	purchases/sales	Terms	Unit price	Terms	Balance	of balance	Note
Innolux Corporation	Premier Image Technology (China) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$105,674	—	45 days	Single salestarget, no basisfor comparison	No material difference	$—	—
Innolux Corporation	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Sales	574,264	—	30~60 days	Similar with general sales	No material difference	—	—
Innolux Corporation	Ambit Microsystem (Shanghai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	121,061	—	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	23,839	—
Innolux Corporation	TPO Displays USA Inc.	An indirect wholly-owned subsidiary	Sales	252,492	—	60 days	Single purchases target, no basis for comparison	No material difference	74,162	—
Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary	Sales	125,489	—	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	107,256	—
Innolux Corporation	Chi Mei Materials Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	5,291,319	4	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	(1,433,570)	1
Innolux Corporation	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	1,239,276	1	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	—	—
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	1,144,890	1	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	(349,936)	—
Innolux Corporation	Advanced Optoelectronic Technology, Inc.	The subsidiary of the company is a corporate director of Advanced	Purchases	556,426	0	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	—	—

							Difference with general		Notes and accounts receivable
			Transactions				transactions (Note A)		(payable)
		Relationship with the			Percentage of					Percentage
Company	Counterparty	Company	Purchases/sales	Amount	purchases/sales	Terms	Unit price	Terms	Balance	of balance	Note
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Purchases	$283,913	—	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	$(28,170)	—
Innolux Corporation	Kunpal Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Purchases	101,237	—	60 days after goods are shipped	Single purchases target, no basis for comparison	No material difference	(29,049)	—
Innolux Corporation	Leadtek Global Group Limited	A subsidiary of the Company	Processing expense	105,327,592	27	60~90 days	Cost plus	No material difference	(63,619,595)	57
Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing expense	6,753,248	2	60~90 days	Cost plus	No material difference	(283,023)	—
Innolux Corporation	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Processing expense	27,021,301	7	60~90 days	Cost plus	No material difference	—	—
Innolux Corporation	Shanghai Innolux Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Processing expense	9,110,031	2	60 days	Cost plus	No material difference	—	—
Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	44,540,219	97	60~90 days	Similar with general transactions	No material difference	16,896,805	97
Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	41,770,170	90	60~90 days	Similar with general transactions	No material difference	15,521,123	94
Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Processing revenue	26,926,793	98	60~90 days	Similar with general transactions	No material difference	10,684,838	99
Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	15,992,044	99	60~90 days	Similar with general transactions	No material difference	5,685,663	100
Nanhai Chi Mei Optoelectronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	3,047,414	72	60~90 days	Similar with general transactions	No material difference	—	—
Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	2,614,899	97	60 days	Similar with general transactions	No material difference	1,042,223	64

							Difference with general		Notes and accounts receivable
			Transactions				transactions (Note A)		(payable)
		Relationship with the			Percentage of					Percentage
Company	Counterparty	Company	Purchases/sales	Amount	purchases/sales	Terms	Unit price	Terms	Balance	of balance	Note
Ningbo Innolux Display Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	$2,348,903	51	60~90 days	Similar with general transactions	No material difference	$—	—
Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	An indirect wholly-owned subsidiary	Sales	1,258,627	1	90 days	Similar with general transactions	No material difference	484,911	2
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	1,140,052	18	60 days	Similar with general transactions	No material difference	195,026	84
Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	594,752	4	60 days	Similar with general transactions	No material difference	126,675	5
Lakers Trading Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	137,293	1	90 days	Similar with general transactions	No material difference	168,795	7
Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary	Sales	117,452	—	90 days	Similar with general transactions	No material difference	—	—
Ningbo Innolux Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	4,571,009	5	90 days after goods are shipped	Similar with general transactions	No material difference	(1,413,527)	8
Ningbo Innolux Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	1,766,545	2	60 days after goods are shipped	Similar with general transactions	No material difference	(394,508)	2
Nanhai Chi Mei Electronics Ltd.	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	1,653,362	2	60 days after goods are shipped	Similar with general transactions	No material difference	(560,681)	2

							Difference with general		Notes and accounts receivable
			Transactions				transactions (Note A)		(payable)
		Relationship with the			Percentage of					Percentage
Company	Counterparty	Company	Purchases/sales	Amount	purchases/sales	Terms	Unit price	Terms	Balance	of balance	Note
Nanhai Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	$1,281,806	1	60 days after goods are shipped	Similar with general transactions	No material difference	$(527,133)	2
Ningbo Innolux Technology Ltd.	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	1,176,155	4	60 days after goods are shipped	Similar with general transactions	No material difference	(374,956)	5
Nanhai Chi Mei Electronics Ltd.	Chi Mei Materials Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	1,083,210	1	60 days after goods are shipped	Similar with general transactions	No material difference	(102,579)	—
Nanhai Chi Mei Electronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	848,630	1	60 days after goods are shipped	Similar with general transactions	No material difference	(142,602)	1
Ningbo Innolux Optoelectronics Ltd.	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	812,904	1	90 days after goods are shipped	Similar with general transactions	No material difference	(220,358)	1
Ningbo Innolux Technology Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	723,207	2	60 days after goods are shipped	Similar with general transactions	No material difference	(220,237)	3
Nanhai Chi Mei Electronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	377,581	—	60 days after goods are shipped	Similar with general transactions	No material difference	(94,060)	—
Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	285,899	5	90 days after goods are shipped	Similar with general transactions	No material difference	(695)	1
Ningbo Innolux Optoelectronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	218,217	—	90 days after goods are shipped	Similar with general transactions	No material difference	(943)	—

							Difference with general		Notes and accounts receivable
			Transactions				transactions (Note A)		(payable)
		Relationship with the			Percentage of					Percentage
Company	Counterparty	Company	Purchases/sales	Amount	purchases/sales	Terms	Unit price	Terms	Balance	of balance	Note
Ningbo Innolux Display Ltd.	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	$155,726	3	60 days after goods are shipped	Similar with general transactions	No material difference	$(65,711)	7
Ningbo Innolux Optoelectronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	Same major stockholder	Purchases	131,151	—	120 days after goods are shipped	Similar with general transactions	No material difference	(1,313,723)	8
Ningbo Innolux Display Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	114,793	2	90 days after goods are shipped	Similar with general transactions	No material difference	(62,986)	7
Ningbo Innolux Optoelectronics Ltd.	Advanced Optoelectronic Technology, Inc.	The subsidiary of the company is a corporate director of Advanced	Purchases	306,626	—	90 days after goods are shipped	Similar with general transactions	No material difference	—	—
Nanhai Chi Mei Electronics Ltd.	Advanced Optoelectronic Technology, Inc.	The subsidiary of the company is a corporate director of Advanced	Purchases	163,153	—	60 days after goods are shipped	Similar with general transactions	No material difference	—	—
Lakers Trading Ltd.	Advanced Optoelectronic Technology, Inc.	The subsidiary of the company is a corporate director of Advanced	Purchases	643,746	4	60 days after goods are shipped	Similar with general transactions	No material difference	—	—

Note A: Accounts for the cost of goods sold ratio.

H.Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital as at December 31, 2013:

					Overdue receivables			Allowance for doubtful
Company	Counterparty	Relationship with the Company	Balance of receivable from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	accounts provided
Innolux Corporation	Honfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	$887,981	6.65	$206,295	Subsequent collection	$229,820	$—
Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	511,708	2.39	42,767	Subsequent collection	105,692	—
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	122,015	2.56	—	—	—	—
Innolux Corporation	Kang Zhun Electronics Technology (Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	285,880	1.56	120,271	Subsequent collection	89,844	—
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	189,116	0.73	31,172	Subsequent collection	63,894	—
Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary	107,256	1.47	—	—	—	—
Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	15,521,123	2.61	—	—	9,874,933	—
Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	16,896,805	1.88	—	—	—	—
Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	10,684,838	3.23	—	—	—	—
Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	5,685,663	4.60	—	—	—	—
Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	1,042,223	0.57	—	—	—	—
Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	An indirect wholly-owned subsidiary	484,911	3.05	484,911	Subsequent collection	484,911	—

					Overdue receivables			Allowance for doubtful
Company	Counterparty	Relationship with the Company	Balance of receivable from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	accounts provided
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	$195,026	11.69	$—	—	$—	$—
Lakers Trading Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	168,795	2.77	59,249	Subsequent collection	—	—
TPO Displays Japan K.K.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	161,683	—	84,164	Subsequent collection	—	—
Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	An indirect wholly-owned subsidiary	126,675	5.69	—	—	—	—
Innocom Technology (Chengdu) Co., Ltd.	Synergy Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	124,934	—	124,934	Subsequent collection	7,070	—
Innocom Technology (Shenzhen) Co., Ltd.	Honfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	108,633	—	104,646	Subsequent collection	—	—

I.Derivative financial instruments undertaken during the year ended December 31, 2013: As of December 31, 2013, the Company's subsidiary engaged in derivative financial instruments have been fully settled, and the net loss was $55,227.

J.                Significant inter-company transactions during the year ended December 31, 2013:

				Information from transactions (Note C)			Percentage of total combined
			Relationship			Transaction	revenue or total
Number	Name of counterparty	Name of transaction parties	(Note A)	Subject	Amount	terms (Note B)	assets
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Sales	$4,006,338	—	1
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts receivable	122,015	—	—
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Purchases	283,913	—	—
0	Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	1	Sales	125,489	—	—
0	Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	1	Accounts receivable	107,256	—	—
0	Innolux Corporation	Lakers Trading Ltd.	1	Processing expense	6,753,248	—	2
0	Innolux Corporation	Lakers Trading Ltd.	1	Accrued expense	(283,023)	—	—
0	Innolux Corporation	Leadtek Global Group Limited	1	Processing expense	105,327,592	—	25
0	Innolux Corporation	Leadtek Global Group Limited	1	Accrued expense	(63,619,595)	—	13
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Processing expense	27,021,301	—	6
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Sales	574,264	—	—
0	Innolux Corporation	TPO Displays USA Inc.	1	Sales	252,492	—	—
0	Innolux Corporation	Shanghai Innolux Optoelectronics Ltd.	1	Processing expense	9,110,031	—	2
0	Innolux Corporation	Kunpal Optoelectronics Ltd.	1	Purchases	101,237	—	—
0	Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	1	Sales	989,030	—	—
0	Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	1	Accounts receivable	511,708	—	—
1	TPO Displays Japan K.K.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	161,683	—	—
2	Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	3	Sales	594,752	—	—
2	Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	3	Accounts receivable	126,675	—	—
3	Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	3	Processing revenue	26,926,793	—	6
3	Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	10,684,838	—	2
4	Nanhai Chi Mei Optoelectronics Ltd.	Lakers Trading Ltd.	3	Processing revenue	3,047,414	—	1
4	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Sales	1,140,052	—	—
4	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts receivable	195,026	—	—
5	Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	41,770,170	—	10
5	Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	15,521,123	—	3
5	Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Sales	117,452	—	—
6	Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	3	Processing revenue	2,614,899	—	1

				Information from transactions (Note C)			Percentage of total combined
			Relationship			Transaction	revenue or total
Number	Name of counterparty	Name of transaction parties	(Note A)	Subject	Amount	terms (Note B)	assets
6	Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	3	Accounts receivable	$1,042,223	—	—
7	Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	3	Processing revenue	15,992,044	—	4
7	Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	3	Accounts receivable	5,685,663	—	1
8	Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	44,540,219	—	11
8	Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	16,896,805	—	3
8	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	3	Sales	1,258,627	—	—
8	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	3	Accounts receivable	484,911	—	—
9	Ningbo Innolux Display Ltd.	Leadtek Global Group Limited	3	Processing revenue	2,348,903	—	1

Note A: Relationship with the transaction company:

1. The parent company to the subsidiary.

3. The subsidiary to the subsidiary.

Note B: Except for no comparable transactions from related parties, sales prices were similar to non-related parties transactions and the collection period was 30~120 days; the purchases from related parties were at market prices and payment term was 30~120 days upon receipt of goods.

Note C: Amount disclosure standard: purchases, sales and receivables from related parties in excess of $100 million or 20% of capital.

(2)         Information on investees

The information on the name, the location...etc of the investee companies is shown below (not including investees in Mainland China):

				Original cost		Held by the Company at December 31, 2013
Name of company	Investee company	Location	Main operating activities	December 31, 2013	December 31, 2012	Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company	Note

Innolux Corporation	Bright Information Holding Ltd.	Hong Kong	Investment holdings	$74,924	$74,924	2,782,333	57	$133,982	$(16,742)	$(9,488)
Innolux Corporation	Gold Union Investments Ltd.	Samoa	Investment holdings	779,152	779,152	46,130,998	100	499,245	(326,186)	(326,186)
Innolux Corporation	Golden Achiever International Ltd.	BVI	Investment holdings	9,083	9,083	39,250	100	(26,308)	(3,320)	4,082
Innolux Corporation	Innolux Holding Ltd.	Samoa	Investment holdings	8,000,912	7,596,857	251,443,984	100	15,866,385	(586,898)	(595,854)
Innolux Corporation	Keyway Investment Management Limited	Samoa	Investment holdings	197,554	222,343	5,656,410	100	258,423	12,219	12,219
Innolux Corporation	Landmark International Ltd.	Samoa	Investment holdings	32,925,315	31,948,845	693,100,000	100	36,005,637	2,977,265	2,959,394
Innolux Corporation	Toppoly Optoelectronics (B.V.I.) Ltd.	BVI	Investment holdings	3,064,699	3,064,205	126,847,000	100	4,347,392	582,680	582,680
Innolux Corporation	TPO Hong Kong Holding Ltd.	Hong Kong	Investment holdings	2,107,291	2,107,791	1,158,844,000	100	2,164,447	317,216	320,870
Innolux Corporation	Leadtek Global Group Limited	BVI	Order swap company	—	2,064,427	50,000,000	100	(256,666)	(1,133,629)	1,616,299
Innolux Corporation	Yuan Chi Investment Co., Ltd.	Taiwan	Investment company	1,217,235	1,217,235	—	100	1,015,867	(64,571)	(87,203)
Innolux Corporation	InnoJoy Investment Corporation	Taiwan	Investment company	1,078,166	964,330	107,816,638	100	1,721,618	597,136	597,136
Innolux Corporation	Chi Mei Optoelectronics Europe B.V.	Netherlands	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	121,941	121,941	180	100	154,806	7,998	7,998

				Original cost		Held by the Company at December 31, 2013
Name of company	Investee company	Location	Main operating activities	December 31, 2013	December 31, 2012	Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company	Note

Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Japan	Researching, manufacturing and selling of the film transistor liquid crystal display	$1,335,486	$1,335,486	80	100	$1,574,455	$128,445	$128,445
Innolux Corporation	Chi Mei Optoelectronics (Singapore) Pte Ltd.	Singapore	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	—	5,235	10,000	100	—	—	—
Innolux Corporation	Chi Mei El Corporation	Taiwan	Developing, designing, manufacturing and selling of organic light emitting diodes	361,382	361,382	155,500,000	97	30,341	(10,489)	(10,194)
Innolux Corporation	Ampower Holding Ltd.	Cayman	Investment holdings	1,717,714	1,717,714	14,062,500	47	1,526,449	(1,238)	(2,378)
Innolux Corporation	Jetronics International Corp.	Samoa	Investment holdings	145,600	145,600	2,690,000	32	12,360	(137,570)	(44,070)
Innolux Corporation	iZ3D, Inc.	USA	Research and development and sale of 3D flat monitor	—	—	4,333	35	—	—	—
Innolux Corporation	Chi Mei Lighting Technology Corporation	Taiwan	Manufacturing of electronic equipment and lighting equipment	819,312	819,312	78,195,856	33	—	(982,745)	(315,995)

				Original cost		Held by the Company at December 31, 2013
Name of company	Investee company	Location	Main operating activities	December 31, 2013	December 31, 2012	Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company	Note
Innolux Corporation	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	$1,092,968	$1,092,968	77,758,053	16	$1,883,267	$2,446,292	$406,979
Innolux Corporation	Contrel Technology Co., Ltd.	Taiwan	Manufacturing and selling of related equipments for film transistor liquid crystal display	135,423	135,423	17,009,330	13	473,259	152,524	24,854
Innolux Corporation	GIO Optoelectronics Corp.	Taiwan	Developing, designing, manufacturing and selling of components of back light module on TFT-LCD	800,892	800,892	63,521,501	24	475,253	(157,297)	(33,952)
Innolux Holding Ltd.	Rockets Holding Ltd.	Samoa	Investment holdings	7,426,240	7,426,240	230,785,400	100	14,788,714	(582,181)	(582,181)
Innolux Holding Ltd.	Suns Holding Ltd.	Samoa	Investment holdings	568,324	164,269	18,572,001	100	940,937	(3,238)	(3,238)
Innolux Holding Ltd.	Lakers Trading Ltd.	Samoa	Order swap company	—	—	1	100	227,072	—	—
Innolux Holding Ltd.	Innolux Corporation	USA	Distributor company	6,348	6,348	2,000	100	(81,381)	(1,480)	(1,480)
Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Cayman	Investment holdings	3,040,776	3,040,269	126,817,000	100	4,582,717	582,680	582,680
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Hong Kong	Investment holdings	—	—	162,897,802	100	506,270	179,216	179,216
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Hong Kong	Order swap company	—	—	35,000,000	100	(2,288,577)	35,738	35,738

				Original cost		Held by the Company at December 31, 2013
Name of company	Investee company	Location	Main operating activities	December 31, 2013	December 31, 2012	Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company	Note

TPO Hong Kong Holding Ltd.	TPO Displays Europe B.V.	Netherlands	Holding company and R&D testing company	$3,073,072	$3,073,072	375,810	100	$2,537,907	$25,116	$25,116
TPO Hong Kong Holding Ltd.	TPO Displays Japan K.K.	Japan	Distribution company	1,815,603	1,815,603	201	100	1,881,227	59,991	59,991
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	USA	Distribution company	263,685	263,685	1,000	100	276,088	11,980	11,980
Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH	Germany	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	10,324	10,324	250	100	24,944	620	620
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	USA	Selling of electronic equipment and computer monitors	2,400	2,400	1,000	100	221,001	63,105	63,105
Rockets Holding Ltd.	Best China Investments Ltd.	Samoa	Investment holdings	314,740	314,740	10,000,001	100	239,935	(80,233)	(80,233)
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Samoa	Investment holdings	573,940	573,940	18,000,000	100	395,510	(114,553)	(114,553)
Rockets Holding Ltd.	Magic Sun Ltd.	Samoa	Investment holdings	1,146,370	1,146,370	38,000,001	100	959,483	(29,043)	(29,043)
Rockets Holding Ltd.	Stanford Developments Ltd.	Samoa	Investment holdings	5,391,125	5,391,125	164,000,000	100	12,756,624	(183,518)	(183,518)
Rockets Holding Ltd.	Sonics Trading Ltd.	Samoa	Order swap company	172,118	198,116	7,517,720	100	67	(167,436)	(167,436)
Rockets Holding Ltd.	Nets Trading Ltd.	Samoa	Investment company	—	—	1	100	2,106	2	2

				Original cost		Held by the Company at December 31, 2013
Name of company	Investee company	Location	Main operating activities	December 31, 2013	December 31, 2012	Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company	Note

Suns Holding Ltd.	Warriors Technology Investments Ltd.	Samoa	Investment company	$568,324	$164,269	18,572,001	100	$940,937	$(3,238)	$(3,238)
TPO Displays Europe B.V.	TPO Displays Germany GmbH	Germany	Testing and maintenance company	33,735	33,735	100,000	100	66,198	7,514	7,514
Best China Investments Ltd.	Asiaward Investment Ltd.	Hong Kong	Investment holdings	314,740	314,740	77,830,001	100	239,935	(80,233)	(80,233)
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Hong Kong	Investment holdings	573,940	573,940	139,623,801	100	395,509	(114,553)	(114,553)
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Hong Kong	Investment holdings	1,146,370	1,146,370	295,969,001	100	959,483	(29,043)	(29,043)
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Taiwan	Trading business, manufacturing of electronic equipment and lighting equipment	263,812	263,812	19,673,402	8	—	(982,745)	(79,344)
Yuan Chi Investment Co., Ltd.	GIO Optoelectronics Corp.	Taiwan	Developing, designing, manufacturing and selling of components of back light module on TFT-LCD	6,881	6,881	467,519	—	923	(157,297)	(257)
Yuan Chi Investment Co., Ltd.	Chi Mei Logistics Corp.	Taiwan	Warehousing services	124,485	124,485	12,740,000	49	136,951	11,112	6,942
Yuan Chi Investment Co., Ltd.	TOA Optronics Corporation	Taiwan	Selling electronic materials, trading business, manufacturing of electronic equipments and lighting equipments	423,606	423,606	58,007,000	40	410,671	(90,467)	(13,846)

(3)    Information on investments in Mainland China

A.Basic information:

Name of investee in	Main activities of		Method of Investment	Balance of amount remitted from Taiwan on	Transactions during Jan. 1, 2013~Dec. 31, 2013 (in thousands of USD)		Balance of amount remitted from Taiwan as of	Ownership percentage held by the Company	Profit recognized during Jan 1, 2013 ~Dec. 31, 2013	Book value of investment as of December	Profit remitted during Jan. 1, 2013~
Mainland China	investee	Capital (Note A)	(Note D)	January 1, 2013	Remittance out	Remittance in	December 31, 2013	(Direct/indirect)	(Note B)	31, 2013	Dec. 31, 2013
Innocom Technology (Shenzhen) Co., Ltd.	Manufacturing and selling of LCD backend module and related components	$4,888,020	1	$4,888,020	$—	$1,105,416	$3,782,604	100	$(183,518)	$12,756,613	$1,105,416
Innocom Technology (Xiamen) Co., Ltd.	Manufacturing and selling of LCD backend module and related components	298,050	1	298,050	—	—	298,050	100	(80,233)	239,935	—
Innocom Technology (Chengdu) Co., Ltd.	Manufacturing and selling of LCD backend module and related components	1,132,590	1	1,132,590	—	—	1,132,590	100	(29,043)	959,483	—
OED Company	Manufacturing and selling of electronic paper	241,193	1	59,610	—	—	59,610	6	—	—	—
Ningbo Innolux Optoelectronics Ltd.	Manufacturing and selling of LCD backend module and related components	9,239,550	2	5,364,900	—	4,049,702	1,315,198	100	1,461,483	18,642,416	4,049,702
Ningbo Innolux Technology Ltd.	Manufacturing and selling of LCD backend module and related components	3,874,650	2	2,891,085	983,565	—	3,874,650	100	(58,253)	2,555,141	—
Nanhai Chi Mei Electronics Ltd.	Manufacturing and selling of LCD backend module and related components	5,752,365	2	5,752,365	—	—	5,752,365	100	1,495,786	9,265,948	—
Nanhai Chi Mei Optoelectronics Ltd.	Manufacturing and selling of LCD backend module and related components	5,662,950	2	5,662,950	—	—	5,662,950	100	78,245	6,470,372	—

Name of investee	Main activities of	Capital	Method of Investment	Balance of amount remitted from Taiwan on	Transactions during Jan. 1, 2013~Dec. 31, 2013 (in thousands of USD)		Balance of amount remitted from Taiwan as of	Ownership percentage held by the Company	Profit recognized during Jan 1, 2013 ~Dec. 31, 2013	Book value of investment as of December	Profit remitted to Taiwan during Jan. 1, 2013~
in Mainland China	investee	(Note A)	(Note D)	January 1, 2013	Remittance out	Remittance in	December 31, 2013	(Direct/indirect)	(Note B)	31, 2013	Dec. 31, 2013
Ningbo Innolux Display Ltd.	Manufacturing and selling of LCD backend module and related components	$894,150	2	$894,150	$—	$—	$894,150	100	$(332,891)	$211,910	$—
Dongguan Chi Hsin Electronics Ltd.	Manufacturing and selling of LCD backend module and related components	506,685	2	480,784	—	—	480,784	100	6,705	—	—
TPO Displays (Shinepal) Ltd.	Purchases and sales of monitor-related components company	62,591	2	62,591	—	—	62,591	100	9,469	561,989	—
Kunpal Optoelectronics Ltd.	Glass thinning processing service	119,220	2	67,568	—	—	67,568	57	(15,910)	74,143	—
VAP Optoelectronics (Nanjing) Corp.	Manufacturing and selling of LCD backend module and related components	196,713	2	8,942	—	—	8,942	100	(3,231)	(40,782)	—
Nanjing Innolux Optoelectronics Ltd.	Manufacturing and selling of LCD backend module and related components	3,707,742	2	3,707,742	—	—	3,707,742	100	573,332	4,020,706	—
Shanghai Innolux Optoelectronics Ltd.	Manufacturing and selling of LCD backend module and related components	625,905	2	—	—	—	—	100	179,216	506,270	—
Ningbo Innolux Logistics Ltd.	Warehousing services	119,220	2	119,220	—	—	119,220	100	4,971	153,406	—
Forshan Innolux Logistics Ltd.	Warehousing services	44,708	2	44,708	—	—	44,708	100	7,246	62,820	—
Amlink (Shanghai) Ltd.	Manufacturing and selling of power supply, modem, ADSL, and other IT equipments	596,100	2	298,050	—	—	298,050	48	14,355	150,274	—

Name of investee	Main activities of	Capital	Method of Investment	Balance of amount remitted from Taiwan on	Transactions during Jan. 1, 2013~Dec. 31, 2013 (in thousands of USD)		Balance of amount remitted from Taiwan as of	Ownership percentage held by the Company	Profit recognized during Jan 1, 2013 ~Dec. 31, 2013	Book value of investment as of December	Profit remitted to Taiwan during Jan. 1, 2013~
in Mainland China	investee	(Note A)	(Note D)	January 1, 2013	Remittance out	Remittance in	December 31, 2013	(Direct/indirect)	(Note B)	31, 2013	Dec. 31, 2013
Kunshan Guann-Jye Electronics Co., Ltd.	Manufacturing of transformers	$250,362	2	$80,175	$—	$—	$80,175	32	$(115,515)	$232,321	$—
Interface Optoelectronics (Shenzhen) Co., Ltd.	Development of new type of flat panel display, monitor and peripherals, production and management, and offer of after-sales service	1,570,724	1	—	402,368	—	402,368	15	—	—	—

B. Information on investments in Mainland China (Note C):

Company	Accumulated amount wired out from Taiwan to mainland China as of the end of the year	Investment amount approved by FIC of MOEA	Ceiling of investment amount of the Company

Innolux Corporation	$29,411,124	$45,256,096	$—

C.            Significant transactions with investees in Mainland China directly or indirectly through the third areas:

The significant transactions between the Company and the investee companies for the year ended December 31, 2013 were eliminated in these financial statements and shown in Notes 13(1) A, G, H, J.

Note A: The relevant figures were listed in NT$. Where foreign currencies were involved, the figures were converted to NT$ using exchange rate.

Note B: Profit or loss recognised for the year ended December 31, 2013 was audited by independent accountants.

Note C: Pursuant to the Jing-Shen-Zi Letter No. 10100485600 of the Ministry of Economic Affairs, R.O.C., dated June 29, 2012, as the Company has obtained the certificate of conforming to the business scope of headquarters, issued by the Industrial Development Bureau, MOEA, the investment ceiling regulation for Taiwan-based companies investing in Mainland China is not applicable to the Company.

Note D: The investment methods are as follows:

1.Through investing in an existing company in the third area, which then invested in the investee in Mainland China.

2.The company was acquired from the merger. The way of investment in Mainland China was through an existing company in third area.

14.  SEGMENT INFORMATION

(1)              General information

The Group is primarily engaged in research, development, manufacture and sale of TFT LCD. The chief operating decision-maker considered the business from a perspective of product size of TFT LCD. TFT LCD products were currently classified into big size and small-medium size. Because the Company met the criteria for combining the segment information of big-size and small-medium-size TFT LCD departments, the Company disclosed only one reportable operating segment for all TFT LCD products. The Company’s operating segment information was prepared in accordance with the Company’s accounting policies. The chief operating decision-maker allocated resources and assesses performance of the operating segments primarily based on the operating revenue and profit (loss) before tax and discontinued operations of individual operating segment.

(2)              Information about segment profit or loss, assets and liabilities

The segment information provided to the chief operating decision-maker for the reportable segments is as follows:

	For the year ended December 31, 2013	For the year ended December 31, 2012
	TFT LCD	TFT LCD
Segment revenue	$422,729,420	$480,912,515
Segment income (loss)	$5,645,922	$(29,448,819)
Depreciation and amortisation	$77,845,557	$86,135,906
Capital expenditure — property, plant and equipment	$18,370,343	$19,588,640
Segment assets	$507,927,783	$565,272,656

(3)              Reconciliation for segment income (loss)

A reconciliation of reported segment income (loss) and discontinued operations segment before tax is provided as follows:

A.       Reconciliation of segment revenue with operating revenue:

	For the year ended December 31, 2013	For the year ended December 31, 2012
Segment revenue	$422,729,420	$480,912,515
Other revenue	1,080	2,697,416
Operating revenue	$422,730,500	$483,609,931

B.       Reconciliation of segment income with income (loss) before income tax:

	For the year ended December 31, 2013	For the year ended December 31, 2012
Segment income	$5,645,922	$(29,948,819)
Others	(2,569)	(865,356)
Income (loss) before income tax	$5,643,353	$(30,814,175)

C.       Reconciliation of segment assets with total assets:

	December 31, 2013	December 31, 2012
Segment assets	$507,927,783	$565,272,656
Others	273,102	6,190,501
	$508,200,885	$571,463,157

D.       Other significant reconciliation:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Depreciation and amortisation	$77,845,557	$86,135,906
Others	5,881	663,158
	$77,851,438	$86,799,064

Capital expenditure — property, plant and equipment	$18,370,343	$19,588,640
Others	—	216,218
	$18,370,343	$19,804,858

(4)              Information on product

Revenue from external customers is mainly from TFT-LCD product. Details of revenue is as follows:

	For the year ended December 31, 2013	For the year ended December 31, 2012
Sales of TFT LCD products	$422,729,420	$480,912,515
Other revenues	1,080	2,697,416
	$422,730,500	$483,609,931

(5)              Geographical information

Geographical information for the years ended December 31, 2013 and 2012 is as follows:

	For the year ended December 31, 2013		For the year ended December 31, 2012
	Revenue	Non-current assets	Revenue	Non-current assets
Taiwan	$71,710,289	$255,437,219	$96,041,735	$310,748,214
Hong Kong	147,983,751	—	120,319,377	108
China	74,639,122	40,949,233	98,854,197	46,341,438
USA	30,837,604	1,862	68,750,356	636
Others	97,559,734	74,744	99,644,266	264,010
	$422,730,500	$296,463,058	$483,609,931	$357,354,406

(6)              Major customer information

None of the individual sales to the Group’s customers exceeds 10% of the sales in the statement of income for the year ended December 31, 2013. The individual sales to the Group’s customers that exceed 10% of the sales in the statement of income for the year ended December 31, 2012 are set forth below:

	For the year ended December 31, 2012
Name	Sales	Percentage of sales
Customer A	$59,614,208	12%

15.  INITIAL APPLICATION OF IFRSs

These consolidated financial statements are the first consolidated financial statements prepared by the Group in accordance with the IFRSs. The Group has adjusted the amounts as appropriate that are reported in the previous R.O.C. GAAP consolidated financial statements to those amounts that should be presented under IFRSs in the preparation of the opening IFRS balance sheet. Information about exemptions elected by the Group, exceptions to the retrospective application of IFRSs in relation to initial application of IFRSs, and how it affects the Group’s financial position, financial performance and cash flows in transition from R.O.C. GAAP to the IFRSs is set out below:

(1)              Exemptions elected by the Group

A.       Business combinations

The Group has elected not to apply the requirements in IFRS 3, “Business Combinations”, retrospectively to business combinations that occurred prior to the date of transition to IFRSs (“the transition date”). This exemption also applies to the Company’s previous acquisitions of investments in associates.

B.       Share-based payment transactions

The Group has elected not to apply the requirements in IFRS 2, “Share-based Payment”, retrospectively to equity instruments vested and liabilities settled arising from share-based payment transactions prior to the transition date.

C.       Employee benefits

The Group has elected to recognise all cumulative actuarial gains and losses relating to all employee benefit plans in “retained earnings” at the transition date, and to disclose the information of present value of defined benefit obligation, fair value of plan assets, gain or loss on plan assets and experience adjustments under the requirements of paragraph 120A (P), IAS 19, “Employee Benefits”, based on their prospective amounts for financial periods from the transition date.

D.       Cumulative translation differences

The Group has elected to reset the cumulative translation differences arising on the translation of the financial statements of foreign operations under R.O.C. GAAP to zero at the transition date, and to deal with translation differences arising subsequent to the transition date in accordance with IAS 21, “The Effects of Changes in Foreign Exchange Rates”.

E.        Designation of previously recognised financial instruments

The Group has elected to designate investments which were originally measured at cost, as “available-for-sale financial assets” and “financial assets held for trading” at the transition date.

F.         Borrowing costs

The Group has elected to apply the transitional provisions in paragraphs 27 and 28 of IAS 23, “Borrowing Costs”, amended in 2007 and apply IAS 23 from the transition date.

(2)              Exceptions applied by the Group to the retrospective application of IFRSs specified in IFRS 1

A.       Accounting estimates

Accounting estimates made under IFRSs on January 1, 2012 are consistent with those made under R.O.C. GAAP on that day.

B.       Derecognition of financial assets and financial liabilities

The derecognition requirements in IAS 39, “Financial Instruments: Recognition and Measurement” shall be applied prospectively to transactions occurring on or after January 1, 2004.

C.       Hedge accounting

Hedge accounting can only be applied prospectively to transactions that qualify for hedge accounting in accordance with IAS 39 from the date of transition to IFRSs. Hedging relationship should not be designated retrospectively, and written documentation relating to hedge accounting should not be made retrospectively, either. Therefore, under IFRS 1, only a hedging relationship that satisfied the hedge accounting criteria on January 1, 2012 can be reflected as hedge in the Group’s opening IFRS financial statements.

D.       Non-controlling interest

Requirements of IAS 27 (amended in 2008) that shall be applied prospectively are as follows:

(a)         Requirements concerning total comprehensive income (loss) attributed to owners of the parent and non-controlling interest, even which results in a loss to non-controlling interest;

(b)         Requirements that change in interest ownership of the parent in a subsidiary while control is retained is accounted for as an equity transaction with the parent; and

(c)          Requirements concerning the parent’s loss of control over a subsidiary.

(3)              Requirement to reconcile from R.O.C. GAAP to IFRSs at the time of initial application

IFRS 1 requires that entity should make reconciliation for equity, comprehensive income and cash flows for the comparative periods. The Group’s initial application of IFRSs has no significant effect on cash flows from operating activities, investing activities and financing activities. Reconciliation for equity and comprehensive income for the comparative periods as to transition from R.O.C. GAAP to IFRSs is shown below:

A.Reconciliation for equity on January 1, 2012:

	Accounting Standards in R.O.C.	Adjustment	IFRSs	Note
Current assets
Cash and cash equivalents	$53,718,219	$—	$53,718,219
Financial assets at fair value through profit or loss - current	642,441	—	642,441
Available-for-sale financial assets - current	17,484	—	17,484
Accounts receivable	67,634,362	—	67,634,362
Accounts receivable - related parties	6,994,452	—	6,994,452
Other receivables	7,094,087	—	7,094,087
Inventory	59,301,056	—	59,301,056
Prepayments	1,353,114	(87,907)	1,265,207	(d)
Non-current assets classified as held for sale	655,314	—	655,314
Deferred income tax assets - current	625,630	(625,630)	—	(k)
Other financial assets - current	13,904,451	—	13,904,451
Other current assets	642,156	—	642,156
Total current assets	212,582,766	(713,537)	211,869,229
Non-current assets
Financial assets at fair value through profit or loss - non-current	197,096	164,593	361,689	(a)
Available-for-sale financial assets - non-current	3,470,300	840,487	4,310,787	(a)
Financial assets carried at cost - non-current	1,280,852	(1,037,662)	243,190	(a)
Investments accounted for under equity method	4,791,322	(4,683)	4,786,639	(e)
Property, plant and equipment	403,808,043	1,777,180	405,585,223	(h) (i) (j)
Investment property, net	—	718,874	718,874	(h)
Intangible assets	18,517,906	6,271,632	24,789,538	(i)(j)
Rental assets	886,805	(886,805)	—	(h)
Idle assets	188,247	(188,247)	—	(h)
Deferred expenses	9,682,455	(9,682,455)	—	(j)
Deferred income tax assets	14,682,992	1,248,947	15,931,939	(a)(d)(e)(f)
Other financial assets - non-current	12,320,033	—	12,320,033	(k)
Other non-current assets	1,256,259	1,949,386	3,205,645	(i)(j)
Total non-current assets	471,082,310	1,171,247	472,253,557
Total Assets	$683,665,076	$457,710	$684,122,786

	Accounting
	Standards in R.O.C.	Adjustment	IFRSs
Current liabilities
Short-term loans	$84,193,661	$—	$84,193,661
Short-term notes payable	2,298,527	—	2,298,527
Financial liabilities at fair value through profit or loss - current	73,656	—	73,656
Accounts payable	99,946,999	—	99,946,999
Accounts payable - related parties	19,407,765	—	19,407,765
Other payables	21,980,974	209,898	22,190,872
Current income tax liabilities	296,366	—	296,366
Provisions for liabilities - current	506,397	—	506,397
Lease payable - current	1,980,000	(1,980,000)	—
Long-term liabilities - current portion	187,348,035	1,980,000	189,328,035
Other current liabilities	1,139,365	—	1,139,365
Total current liabilities	419,171,745	209,898	419,381,643
Non-current liabilities
Hedging derivative liabilities - non-current	736,952	—	736,952
Bonds payable - non-current	2,000,000	—	2,000,000
Long-term loans	51,986,345	939,565	52,925,910
Lease payable - non-current	980,000	(980,000)	—
Deferred income tax liabilities	—	519,578	519,578
Other non-current liabilities	10,122,091	152,409	10,274,500
Total non-current liabilities	65,825,388	631,552	66,456,940
Total Liabilities	484,997,133	841,450	485,838,583
Equity attributable to owners of the parent
Capital
Common stock	73,129,708	—	73,129,708
Capital surplus	191,835,695	10,943	191,846,638

Retained earnings	(69,654,839)	2,699,987	(66,954,852)

Other equity
Currency translation differences	2,977,862	(2,977,862)	—
Unrealized gain (loss) on valuation of available-for-sale financial assets	(2,337,530)	(108,689)	(2,446,219)
Hedging instrument gain (loss) on effective hedge of cash flow hedges	230,040	—	230,040
Non-controlling interest	2,487,007	(8,119)	2,478,888
Total equity	198,667,943	(383,740)	198,284,203
Total Liabilities and Equity	$683,665,076	$457,710	$684,122,786

B.Reconciliation for equity on December 31, 2012:

	Accounting
	Standards in R.O.C.	Adjustment	IFRSs	Note
Current assets
Cash and cash equivalents	$40,897,977	$—	$40,897,977
Financial assets at fair value through profit or loss - current	68,248	—	68,248
Available-for-sale financial assets-current	40,230	—	40,230
Accounts receivable	74,716,998	—	74,716,998
Accounts receivable - related parties	8,550,228	—	8,550,228
Other receivables	2,625,273	—	2,625,273
Inventory	42,067,569	—	42,067,569
Prepayments	1,134,917	(166,722)	968,195	(d)(j)
Non-current assets classified as held for sale	423,596	—	423,596
Deferred income tax assets - current	1,322,345	(1,322,345)	—	(k)
Other financial assets - current	2,608,917	—	2,608,917
Other current assets	172,168	—	172,168
Total current assets	174,628,466	(1,489,067)	173,139,399
Non-current assets
Financial assets at fair value through profit or loss - non-current	—	145,879	145,879	(a)
Available-for-sale financial assets - non-current	4,241,912	766,799	5,008,711	(a)
Financial assets carried at cost - non-current	1,395,880	(1,197,390)	198,490	(a)(e)
Investments accounted for under equity method	5,568,451	(188,066)	5,380,385	(e)(l)
Property, plant and equipment	328,297,554	4,228,305	332,525,859	(h)(i)(j)
Investment property, net	—	720,023	720,023	(h)
Intangible assets	18,065,083	4,843,976	22,909,059	(j)
Rental assets	831,349	(831,349)	—	(h)
Idle assets	696,631	(696,631)	—	(h)
Deferred expenses	8,441,923	(8,441,923)	—	(j)
Deferred income tax assets	15,244,574	2,574,523	17,819,097	(a)(d)
Other financial assets-non-current	12,416,790	—	12,416,790	(f)(k)
Other non-current assets	1,029,627	169,838	1,199,465	(i)(j)
Total non-current assets	396,229,774	2,093,984	398,323,758
Total Assets	$570,858,240	$604,917	$571,463,157

	Accounting
	Standards in R.O.C.	Adjustment	IFRSs	Note
Current liabilities
Short-term loans	$45,521,548	$—	$45,521,548
Short-term notes payable	699,430	—	699,430
Financial liabilities at fair value through profit or loss - current	1,238,305	—	1,238,305
Accounts payable	81,501,720	—	81,501,702
Accounts payable - related parties	13,714,317	—	13,714,317
Other payables	20,416,691	537,300	20,953,991	(f)
Current income tax liabilities	423,071	—	423,071
Provisions for liabilities - current	1,134,776	—	1,134,776
Lease payable - current	980,000	(980,000)	—	(g)
Long-term liabilities - current portion	69,669,844	980,000	70,649,844	(g)
Other current liabilities	1,729,937	—	1,729,937
Total current liabilities	237,029,639	537,300	237,566,939
Non-current liabilities
Financial liabilities at fair value through profit or loss - non-current	289	—	289
Hedging derivative liabilities - non-current	391,630	—	391,630
Long-term loans	152,099,778	(2,373)	152,097,405	(j)
Deferred income tax liabilities	—	1,088,566	1,088,566	(a)(k)
Other non-current liabilities	8,894,958	66,345	8,961,303	(d)
Total non-current liabilities	161,386,655	1,152,538	162,539,193
Total Liabilities	398,416,294	1,689,838	400,106,132
Equity attributable to owners of the parent
Capital
Common stock	79,129,708	—	79,129,708
Capital surplus	119,594,471	83,509	119,677,980	(c)(e)(l)
Retained earnings	(26,984,855)	2,005,616	(24,979,239)	(a)(b)(c)(d)(e)(f)
Other equity				(k)
Currency translation differences	155,150	(2,973,855)	(2,818,705)	(b)(e)(l)
Unrealized gain (loss) on valuation of available-for-sale financial assets	(1,409,322)	(200,191)	(1,609,513)	(a)
Hedging instrument gain (loss) on effective hedge of cash flow hedges	423,629	—	423,629
Non-controlling interest	1,533,165	—	1,533,165
Total equity	172,441,946	(1,084,921)	171,357,025
Total Liabilities and Equity	$570,858,240	$604,917	$571,463,157

C.Reconciliation for comprehensive income for the year ended December 31, 2012:

	Accounting
	Standards in R.O.C.	Adjustment	IFRSs	Note
Operating revenue	$483,609,931	$—	$483,609,931
Operating costs	(478,872,586)	(237,410)	(479,109,996)	(c)(d)(f)
Gross profit	4,737,345	(237,410)	4,499,935
Operating expenses
Selling expenses	(3,553,916)	(17,082)	(3,570,998)	(c)(d)(f)
General and administrative expenses	(8,447,616)	(48,271)	(8,495,887)	(c)(d)(f)
Research and development expenses	(12,080,435)	(102,269)	(12,182,704)	(c)(d)(f)
Operating loss	(19,344,622)	(405,032)	(19,749,654)
Non-operating income and expenses
Other income	3,280,431	—	3,280,431
Other gains and losses	(5,691,451)	(339,541)	(6,030,992)	(a)(l)
Finance costs	(8,051,142)	—	(8,051,142)
Share of (loss)/profit of associates and joint ventures accounted for under equity method	(263,921)	1,103	(262,818)	(e)
Loss before income tax	(30,070,705)	(743,470)	(30,814,175)
Income tax benefit	597,309	49,583	646,892	(d)(e)(f)(k)
Net loss	(29,473,396)	(693,887)	(30,167,283)
Other comprehensive loss
Currency translation differences	(2,962,319)	—	(2,962,319)
Unrealized gain (loss) on valuation of available-for-sale financial assets	976,013	(101,693)	874,320	(a)
Cash flow hedges	226,109		226,109
Actuarial gain (loss) on defined benefit plan	—	(583)	(583)	(d)
Share of other comprehensive income of associates and joint ventures accounted for under equity method	(32,092)	4,007	(28,085)	(e)(l)
Income tax relating to the components of other comprehensive income	(95,395)	10,290	(85,105)	(a)(d)
Other comprehensive loss for the year, net of tax	(1,887,684)	(87,979)	(1,975,663)
Total comprehensive loss for the year	$(31,361,080)	$(781,866)	$(32,142,946)
Loss attributable to:
Owners of the parent	$(29,205,349)	$(693,887)	$(29,899,236)
Non-controlling interest	(268,047)	—	(268,047)
	$(29,473,396)	$(693,887)	$(30,167,283)
Total comprehensive loss attributable to:
Owners of the parent	$(30,906,264)	$(781,866)	$(31,688,130)
Non-controlling interest	(454,816)	—	(454,816)
	$(31,361,080)	$(781,866)	$(32,142,946)

3

Description of the reconciliation of significant differences are outlined below:

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012
(a)	Financial assets: equity instruments

In accordance with the pre-amended “Rules Governing the Preparation of Financial Statements by Securities Issuers”, before July 7, 2011, unlisted stocks and emerging stocks held by the Company were measured at cost and recognized as “Financial assets carried at cost”. However, in accordance with IAS 39, “Financial Instruments: Recognition and Measurement”, investments in equity instruments without an active market but with reliable fair value measurement (i.e. the variability of the estimation interval of reasonable fair values of such equity instruments is insignificant, or the probability for these estimates can be made reliably) should be measured at fair value.

		Available-for-sale financial assets - non-current	$840,487	$766,799
		Unrealized gain or loss on valuation of available -for-sale-financial assets	(108,689)	(200,191)
		Financial assets at fair value through profit or loss - non-current	164,593	145,879
		Accumulated deficit	(84,276)	(84,276)
		Financial assets carried at cost - non-current	(1,037,662)	(1,065,666)
		Impairment loss on financial assets	—	18,713
		Deferred income tax assets - non-current	8,312	19,513
		Deferred income tax liabilities - non-current	143	1,153

(b)	Cumulative translation differences
	The Company elected to reset the cumulative translation differences arising from foreign operations as zero at the opening IFRS balance sheet date, and to deal with translation differences arising subsequent to the opening IFRS balance sheet date in accordance with IAS 21, “The Effects of Changes in Foreign Exchange Rates”.	Accumulated deficit	(2,977,862)	(2,977,862)
		Cumulative translation adjustments	(2,977,862)	(2,977,862)

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012
(c)	Share-based payment transactions
	Those transactions not vested yet on the transition date should be accounted for under IFRS 2 retrospectively.	Accumulated deficit	$297,045	$297,045
		Capital surplus-employee stock option	297,045	369,000
		Operating costs	—	39,777
		Operating expenses	—	32,178

(d)	Pensions
	i. The discount rate used to calculate pensions shall be determined with reference to the factors specified in R.O.C. SFAS 18, paragraph 23. However, IAS 19, “Employee Benefits”, requires an entity to determine the rate used to discount employee benefits with reference to market yields on high quality corporate bonds that match the currency at the end day of the reporting period and duration of its pension plan; when there is no deep market in corporate bonds, an entity is required to use market yields on government bonds (at the end day of the reporting period) instead.	Other non-current liabilities	152,409	66,345
		Accumulated deficit	199,462	199,462
		Deferred income tax assets - non-current	40,854	40,537
		Prepayments	(87,907)	(172,110)
		Operating costs	—	(1,582)
	ii. The Company recognized all accumulated actuarial gain or loss associated with the employee benefit plan in “Retained earnings” at the date of transition to IFRSs.	Operating expenses	—	(862)
		Loss on defined benefit plans	—	(484)
	iii. In accordance with current ROC accounting standards, actuarial pension gain or loss of the Company is recognized in net pension cost of current period using the “corridor” method. However, in accordance with IAS 19, “Employee Benefits”, the Company elected to recognize immediately actuarial pension gain or loss in other comprehensive income.	Income tax benefit	—	(416)

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012
(e)	Investments in associates/long-term equity investments accounted for under the equity method
	i. The Company’s associates evaluated the material differences that may arise between the current accounting policies used in the preparation of financial statements and the IFRSs. The significant difference identified was the adjustment pertaining to employee benefits.	Long-term equity investments accounted for under the equity method	$(4,683)	$(3,580)
		Accumulated deficit	3,887	3,887
		Deferred income tax assets - non-current	796	—
		Income tax benefit	—	(796)
		Share of other comprehensive income of associates and joint ventures accounted for under equity method	—	1,103

	ii. The Company has elected not to apply the requirements in IFRS 3, “Business Combinations”, retrospectively to business combinations and investments in associates that occurred prior to the date of transition to IFRSs, and has adjusted the retained earnings on the date of transition to IFRSs for the capital surplus under ROC GAAP that did not meet the regulations of IFRSs.	Capital reserve from long-term investments	(286,102)	(286,102)
		Accumulated deficit	(286,102)	(286,102)

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012

iii.            For the long-term equity investment under equity method, if an investor company loses its significant influence over an investee company and thus ceases using the equity method, under current ROC accounting standards, the cost of the retained investment will be the book value proportionately at the time of change. If there is a balance on additional paid-in capital or other equity adjustment items from the long-term equity investment, then the investor company shall calculate its share when the investment is sold, so that the gains or losses from the disposal of the long-term investment can be accounted for. However, under IAS 28, “Investments in Associates”, any investment retained in the former associate should be remeasured and recognized at its fair value on the date the significant influence is lost. If there is a balance on equity adjustment items from the long-term equity investment, the remaining balance shall be written off when the investment is sold, so that the gains or losses from the disposal of the long-term investment can be accounted for.

		Financial assets carried at cost - non-current	$—	$(131,724)
		Cumulative translation adjustments	—	(463)
		Loss on disposal of investment	—	131,261

(f)	Employee benefits
	The current accounting standards in R.O.C. do not specify the rules on recognition of the cost of accumulated unused compensated absences. The Company recognized such cost as expense upon actual payment. However, IAS 19, “Employee Benefits”, requires that cost of accumulated unused compensated absences should be accrued as expense at the end of the reporting period.	Other payables	209,898	537,300
		Accumulated deficit	168,499	168,499
		Deferred income tax assets - non-current	33,280	91,341
		Non-controlling interest	(8,119)	—
		Operating costs	—	199,215
		Operating expenses	—	136,306
		Income tax benefit	—	58,061

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012
(g)	Sales-lease back contract

As the Company’s sales and lease back assets met the criteria of capital leases, the gain or loss resulting from the sale of such assets should be deferred and amortized over the assets’ expected useful period, in accordance with current accounting standards in R.O.C. However, in accordance with SIC 27, “Evaluating the Substance of Transactions Involving the Legal Form of a Lease”, which addresses the substance of transactions that involve the legal form of a lease, although the sales-lease back contract was a lease in terms of the legal form, the Company still held all risks and rewards of the ownership of such leased assets and was entitled to the same use right of the assets in substance as before the arrangement was made. Therefore, the sales-lease back transaction was a kind of mortgage loan in economic substance, and should not be treated as a sale.

		Long-term liabilities - current portion	$1,980,000	$980,000
		Long-term loans	980,000	—
		Lease payable - current	(1,980,000)	(980,000)
		Lease payable - non-current	(980,000)	—

(h)	Investment property
	In accordance with current accounting standards in R.O.C., the Company’s property that is idle or leased to others is presented as “Other assets”. In accordance with IAS 40, “Investment Property”, property that meets the definition of investment property is classified and accounted for as “Investment property”.	Investment property	718,874	720,023
		Property, plant and equipment	356,178	807,957
		Rental assets	(886,805)	(831,349)
		Idle assets	(188,247)	(696,631)

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012
(i)	Prepayment on equipment
	Prepayment on acquisition of computer software and property, plant and equipment is presented in “Property, plant and equipment”. However, such prepayment should be presented in “Other non-current assets” and “Other intangible assets” based on its nature under IFRSs.	Other non-current assets	$1,867,745	$159,616
		Other intangible assets	75,277	—
		Property, plant and equipment	(1,943,022)	(159,616)

(j)	Deferred expenses
	Photo mask, mould and tooling, technical license fees, computer software and syndicated loan bank fee are presented in “Deferred expenses” in accordance with the “Rules Governing the Preparation of Financial Statements by Securities Issuers”. However, such assets should be presented in “Property, Plant and Equipment”, “Intangible assets”, “Other assets - other” and “Long-term loans” based on its nature under IFRSs.	Property, plant and equipment	3,364,024	3,579,964
		Deferred charges	(9,682,455)	(8,441,923)
		Other intangible assets	6,196,355	4,843,976
		Other non-current assets	81,641	10,222
		Long-term loans	(40,435)	(2,373)
		Prepayments	—	5,388

(k)	Income taxes

i.                  In accordance with current accounting standards in R.O.C., a deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or non-current. However, a deferred tax asset or liability that is not related to an asset or liability for financial reporting, should be classified as current or non-current according to the expected time period to realize or settle a deferred tax asset or liability. However, under IAS 1, “Presentation of Financial Statements”, an entity should not classify a deferred tax asset or liability as current. In addition, as the Company’s deferred tax assets and liabilities do not meet the criteria for offsetting under IAS 12, “Income Taxes”, they shall not be offset.

		Deferred income tax assets - non-current	1,145,065	2,409,758
		Deferred income tax assets - current	(625,630)	(1,322,345)
		Deferred income tax liabilities - non-current	519,435	1,087,413

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012

ii.               Regarding tax rates that shall apply to the deferred tax assets or liabilities associated with unrealized gains or losses arising from transactions between the parent company and subsidiaries by buyer tax rate or seller tax rate, the current accounting standards in R.O.C. do not specify the rules for this issue; while, the Company adopted seller tax rate for the computation. However, under IAS 12, “Income Taxes”, temporary differences in the consolidated financial statements are determined by comparing the carrying amounts of assets and liabilities in those statements and applicable taxation basis. The Company’s taxation basis was determined by reference to the Group entities’ income tax returns. Accordingly, buyer tax rate shall apply to the calculation of deferred tax assets or liabilities in the consolidated financial statements.

		Deferred income tax assets - non-current	$20,640	$13,374
		Accumulated deficit	(20,640)	(20,640)
		Income tax benefit	—	(7,266)

(l)	Consolidated Financial Statements
	In case of a decrease in ownership in a subsidiary that results in loss of control, under current ROC accounting standards, any investment retained in the former subsidiary should be remeasured at its book value on the date control is lost multiplied by the remaining ownership percentage. However, under IAS 27, “Consolidated and Separate Financial Statements”, any investment retained in the former subsidiary should be remeasured at its fair value on the date control is lost.	Long-term equity investment accounted for under the equity method	—	(184,486)
		Cumulative translation adjustments	—	4,470
		Capital reserve from long-term equity investments	—	611
		Loss on disposal of inventories	—	189,567

D.  Major adjustments for the consolidated statement of cash flows for the year ended Decemer 31, 2012:

(a)   Under R.O.C. GAAP, payment of interest and receipt of interest and dividend are both included in cash flows from operating activities. However, under IFRSs, payment of interest and receipt of interest and dividend are classified as cash flows from financing activities and from investing activities, respectively, when they are the cost for acquisitions of financial resources or the return on investments.

(b)   The transition of R.O.C. GAAP to IFRSs has no effect on the Group’s cash flows reported.

(c)   The reconciliation between R.O.C. GAAP and IFRSs has no net effect on the Group’s cash flows reported.

Innolux Corporation and its Subsidiaries

Consolidated Financial Statements and

Review Report of Accountants

for the First Quarter in 2014 and 2013

(Stock Code: 3481)

Address:                         No.160, Kesyue Road, Jhunan Township, Miaoli County

Phone:                                  (037)586-000

Innolux Corporation and its subsidiaries

Consolidated Financial Statements and Review Report of Accountants

for the First Quarter in 2014 and 2013

CONTENTS

Items		Pages	No. of notes to the financial statements
I.	COVER	1	—
II.	CONTENTS	2 ~ 3	—
III.	REVIEW REPORT OF ACCOUNTANTS	4	—
IV.	CONSOLIDATED BALANCE SHEET	5 ~ 6	—
V.	CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME	7	—
VI.	CONSOLIDATED STATEMENT OF CHANGES IN EQUITY	8	—
VII.	CONSOLIDATED STATEMENT OF CASH FLOWS	9 ~ 10	—
VIII.	NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS	11 ~ 84	—
	(1) CORPORATION DEVELOPMENT	11	1
	(2) APPROVAL DATE AND PROCEDURES OF THE FINANCIAL STATEMENTS	11	2
	(3) APPLICATION OF THE NEW AND REVISED STANDARDS AND INTERPRETATIONS	11 ~ 13	3
	(4) SUMMARIZED DESCRIPTION OF KEY ACCOUNTING POLICIES	13 ~ 26	4
	(5) KEY SOURCES OF SIGNIFICANT ACCOUNTING JUDGEMENT, ESTIMATION AND ASSUMPTION UNCERTAINTIES	26 ~ 27	5
	(6) DESCRIPTION OF SIGNIFICANT ACCOUNTING ITEMS	28 ~ 51	6
	(7) RELATED PARTY TRANSACTIONS	52 ~ 54	7
	(8) PLEDGED ASSETS	54	8
	(9) SIGNIFICANT CONTINGENT LIABILITIES AND OUTSTANDING CONTRACTUAL COMMITMENTS	54 ~ 56	9

Items		Pages	No. of notes to the financial statements
	(10) SIGNIFICANT CATASTROPHE	56	10
	(11) SIGNIFICANT SUBSEQUENT EVENTS	56	11
	(12) OTHERS	56 ~ 65	12
	(13) EVENTS DISCLOSED IN NOTES	66 ~ 82	13
	(14) OPERATING SEGMENT INFORMATION	83 ~ 84	14

REVIEW REPORT OF ACCOUNTANTS

(103) Cai Shen Bao Zi No.13004509

To Innolux Corporation and its subsidiaries:

We have reviewed the consolidated balance sheet of Innolux Corporation and its subsidiaries as at March 31, 2014 and 2013, and the consolidated statement of comprehensive income, consolidated statement of changes in equity and consolidated statement of cash flows during the period from January 1 to March 31 in 2014 and 2013. The preparation of these consolidated financial statements is the responsibility of the Company’s management. Our responsibility is to issue a report based on our reviews.

We planned and performed our reviews in accordance with the Statement on Auditing Standards No. 36, “Review of Financial Statements” in the Republic of China. As we have only conducted analysis, comparison and inquiry, and have not audited according to the generally accepted auditing standards, we are not able to express our auditing opinion on these financial statements as a whole.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to in the first paragraph in order for them to be in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers”, and the International Accounting Standards No. 34 “Interim financial reporting” recognized by the Financial Supervisory Commission.

The current liabilities of Innolux Corporation and its subsidiaries exceeded its current assets by NT$ 27,650,783,000 as at March 31, 2014. The management have stated the measures to be adopted in Note 12(4) of the financial statements.

PricewaterhouseCoopers, Taiwan

Wu Hanqi
Accountants
Xu Shengzhong

Former Securities and Futures Commission of Ministry of Finance
Approved Certification No.: (90) Tai Cai Zheng (VI) Zi No.157088
Financial Supervisory Commission
Approved Certification No.: Jin Guan Zheng Shen Zi No. 1010034097

May 6, 2014

INNOLUX CORPORATION AND ITS SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

AS AT MARCH 31, 2014 AND DECEMBER 31, MARCH 31 2013

(The consolidated balance sheet as at March 31, 2014 and 2013 has been reviewed only,

but has not been audited according to the generally accepted auditing standards)

Unit: NT$’000

			March 31, 2014		December 31, 2013		March 31, 2013
	Assets	Notes	Amount	%	Amount	%	Amount	%

	Current Assets
1100	Cash and cash equivalents	6(1)	$36,244,705	7	$44,137,818	9	$42,652,394	8
1110	Financial assets at fair value through profit or loss - current	6(2)	90,518	—	227,703	—	627,959	—
1125	Available-for-sale financial assets - current	6(3)	—	—	—	—	93,481	—
1170	Accounts receivable, net	6(6)	67,789,097	14	66,358,291	13	78,597,752	14
1180	Accounts receivable - related parties, net	7	2,565,367	1	2,049,985	—	2,832,300	1
1200	Other receivables	7	3,103,835	1	4,255,683	1	1,967,210	—
130X	Inventories	6(7)	50,934,517	11	50,524,156	10	45,183,183	8
1410	Prepayments		1,247,203	—	1,194,871	—	1,047,805	—
1460	Non-current assets held for sale, net	6(12)	113,681	—	113,681	—	404,534	—
1476	Other financial assets - current	8	861,606	—	2,544,567	1	1,085,841	—
1479	Other current assets - others		582,549	—	295,214	—	212,552	—

11XX	Total Current Assets		163,533,078	34	171,701,969	34	174,705,011	31

	Non-current Assets
1510	Financial assets at fair value through profit or loss - non-current	6(2)	1,075,434	—	712,603	—	165,280	—
1523	Available-for-sale financial assets - non-current	6(3)	3,995,952	1	3,952,530	1	7,438,301	1
1543	Financial assets carried at cost - non-current	6(4)	—	—	—	—	198,490	—
1550	Investments accounted for under the equity method	6(8)	4,325,983	1	4,919,134	1	5,343,341	1
1600	Property, plant and equipment	6(9), 7 & 8	261,666,588	54	273,505,759	54	316,211,711	57
1760	Investment properties, net	6(10)	703,557	—	706,850	—	716,730	—
1780	Intangible assets	6(11)	20,830,472	4	21,214,994	4	22,485,036	4
1840	Deferred income tax assets		18,184,718	4	18,123,869	4	17,621,555	3
1980	Other financial assets - current	8	12,076,562	2	12,327,722	2	11,703,303	3
1990	Other non-current assets - others		1,057,815	—	1,035,455	—	1,542,235	—

15XX	Total Non-current Assets		323,917,081	66	336,498,916	66	383,425,982	69

1XXX	TOTAL ASSETS		$487,450,159	100	$508,200,885	100	$558,130,993	100

(Continued)

			March 31, 2014		December 31, 2013		March 31, 2013
	Liabilities and Equity	Notes	Amount	%	Amount	%	Amount	%

	Current Liabilities
2100	Short-term loans	6(13)	$40,387,474	8	$31,179,767	6	$29,681,014	6
2120	Financial liabilities at fair value through profit or loss - current	6(2)	97,929	—	689,097	—	252,582	—
2125	Hedging derivative financial liabilities - current	6(5)	14,068	—	—	—	265,109	—
2170	Accounts payable		62,962,833	13	65,435,586	13	84,171,457	15
2180	Accounts payable - related parties	7	8,318,145	2	8,756,243	2	7,700,348	2
2200	Other payables	7 & 9	19,809,925	4	20,372,113	4	18,051,598	3
2230	Current income tax liabilities		273,950	—	454,482	—	347,325	—
2250	Provision for liabilities- current	6(17)	1,231,483	—	2,292,511	1	1,405,177	—
2320	Long-term liabilities due within one year or one operating cycle	6(14)	56,010,147	12	169,097,708	33	70,706,308	13
2399	Other current liabilities - others		2,077,907	—	2,309,244	—	2,200,174	—

21XX	Total Current Liabilities		191,183,861	39	300,586,751	59	214,781,092	39

	Non-current Liabilities
2510	Hedging derivative financial liabilities — non-current	6(5)	—	—	21,918	—	50,984	—
2540	Long-term loans	6(14)	87,261,433	18	—	—	142,744,288	26
2570	Deferred income tax liabilities		906,848	—	909,708	—	819,788	—
2600	Other non-current Liabilities	9	12,359,327	3	12,104,654	3	7,843,150	1

25XX	Total Non-current Liabilities		100,527,608	21	13,036,280	3	151,458,210	27

2XXX	Total Liabilities		291,711,469	60	313,623,031	62	366,239,302	66

	Equity Capital Attributable to the Parent Company’s Owners	6(18)
3110	Ordinary share capital		91,064,572	19	91,094,288	18	91,019,608	16
	Capital Reserve	6(16) (19)
3200	Capital reserve		96,124,031	19	96,058,741	19	123,242,760	22
	Retained Surplus	6(20)
3310	Statutory surplus reserve		2,328,981	1	2,328,981	—	2,328,981	1
3350	Undistributed surplus (accumulated losses)		5,245,276	1	5,092,716	1	(25,624,513)	(5)
	Other Equity	6(21)
3400	Other equity		(550,507)	—	(1,531,497)	—	(698,253)	—

31XX	Total Equity Attributable to the Parent Company’s Owners		194,212,353	40	193,043,229	38	190,268,583	34

36XX	Non-controlling Interests		1,526,337	—	1,534,625	—	1,623,108	—

3XXX	Total Equity		195,738,690	40	194,577,854	38	191,891,691	34

	Significant Contingent Liabilities and Outstanding Contractual Commitments	9
	TOTAL LIABILITIES AND EQUITY		$487,450,159	100	$508,200,885	100	$558,130,993	100

Please refer to the accompanying notes to the consolidated financial statements and the review report dated May 6, 2014 issued by Wu Hanqi and Xu Shengzhong in PricewaterhouseCoopers, Taiwan.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Accountant Head: Zhang Jingyuan

INNOLUX CORPORATION AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF COMPREHENSIVE INCOME

FOR THE PERIOD FROM JANUARY 1 TO MARCH 31 IN 2014 AND 2013

(Only reviewed but not audited according to the generally accepted auditing standards)

Unit: NT$’000

(Except for earnings per share expressed in NT$)

			From January 1 to March 31 in 2014		From January 1 to March 31 in 2013
	Items	Notes	Amount	%	Amount	%

4000	Operating Revenue	7	$89,558,900	100	$116,847,723	100
5000	Operating Costs	6(7)(25) (26) & 7	(83,933,056)	(94)	(107,836,876)	(92)

5900	Gross Profit		5,625,844	6	9,010,847	8

	Operating Expenses	6(25) (26)
6100	Sales and marketing expenses		(678,405)	(1)	(628,445)	(1)
6200	General and administrative expenses		(1,604,596)	(2)	(1,606,448)	(1)
6300	Research and development expenses		(2,163,984)	(2)	(3,465,776)	(3)

6000	Total Operating Expenses		(4,446,985)	(5)	(5,700,669)	(5)

6900	Operating profits		1,178,859	1	3,310,178	3

	Non-operating Income and Expenses
7010	Other income	6(22)	570,807	1	536,304	—
7020	Other gains and losses	6(23)	(436,966)	(1)	(601,422)	(1)
7050	Finance costs	6(24)	(1,151,400)	(1)	(1,399,904)	(1)
7060	Share of profit or loss in associates and joint ventures under the equity method		847	—	(156,314)	—

7000	Total Non-operating Income and Expenses		(1,016,712)	(1)	(1,621,336)	(2)

7900	Net Profit before tax		162,147	—	1,688,842	1
7950	Income tax	6(27)	(9,192)	—	(6,012)	—

8200	Net Profit during the Period		$152,955	—	$1,682,830	1

	Other Comprehensive Profit or Loss
8310	Exchange difference arising on translation of the financial statements of foreign operating entities		$774,859	1	$1,596,921	2
8325	Unrealized assessment profit of available-for-sale financial assets	6(3)	98,393	—	2,417,323	2
8330	Cash flow hedges	6(5)	7,851	—	27,606	—
8370	Share of other comprehensive profit or loss in associates and joint ventures under the equity method		7,482	—	12,822	—
8399	Income tax related to the components of other comprehensive profit or loss	6(27)	30,137	—	(24,053)	—

8300	Other Comprehensive Profit during the Period after tax, net		$918,722	1	$4,030,619	4

8500	Net Profit of the Total Comprehensive Profit during the Period Attributable to:		$1,071,677	1	$5,713,449	5

8610	Owners of parent company		$152,560	—	$1,683,707	1
8620	Non-controlling interests		395	—	(877)	—

	Total		$152,955	—	$1,682,830	1

	Total Comprehensive Profit or loss Attributable to:
8710	Owners of parent company		$1,079,965	1	$5,623,506	5
8720	Non-controlling interests		(8,288)	—	89,943	—

	Total		$1,071,677	1	$5,713,449	5

	Earnings per Share	6(28)
9750	Basic Earnings per Share		$	0.02		$0.19

9850	Diluted Earnings per Share		$	0.02		$0.19

Please refer to the accompanying notes to the consolidated financial statements and the review report dated May 6, 2014 issued by Wu Hanqi and Xu Shengzhong in PricewaterhouseCoopers, Taiwan.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Accountant Head: Zhang Jingyuan

INNOLUX CORPORATION AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CHANGES IN EQUITY

FOR THE PERIOD FROM JANUARY 1 TO MARCH 31 IN 2014 AND 2013

(Only reviewed but not audited according to the generally accepted auditing standards)

Unit: NT$’000

		Equity Attributable to the Parent Company’ Owners
				Retained Surplus		Other Equity
	Notes	Ordinary share capital	Capital reserve	Statutory surplus reserve	Undistributed surplus (accumulated losses)	Exchange difference arising on translation of the financial statements of foreign operating entities	Unrealized profit or loss of available- for-sale financial assets	Effective hedging instrument profit (loss) of cash flow hedges	Unearned remuneration of the staff	Total	Non- controlling interests	Total

First Quarter in 2013
January 1		$79,129,708	$119,677,980	$2,328,981	$(27,308,220)	$(2,818,705)	$(1,609,513)	$423,629	$—	$169,823,860	$1,533,165	$171,357,025
Capital increase for cash by issuing global depositary receipts	6(18)	11,250,000	3,269,051	—	—	—	—	—	—	14,519,051	—	14,519,051
Issuance of new shares for Employee Restricted Stock Awards	6(16)	639,900	189,512	—	—	—	—	—	(695,033)	134,379	—	134,379
Remuneration cost by share-based payments	6(16)	—	89,953	—	—	—	—	—	61,570	151,523	—	151,523
Recognized changes in net equity interest of associates under the equity method		—	16,264	—	—	—	—	—	—	16,264	—	16,264
Net profit of the first quarter in 2013		—	—	—	1,683,707	—	—	—	—	1,683,707	(877)	1,682,830
Other comprehensive profit or loss of the first quarter in 2013	6(21)	—	—	—	—	1,517,777	2,399,109	22,913	—	3,939,799	90,820	4,030,619

March 31		$91,019,608	$123,242,760	$2,328,981	$(25,624,513)	$(1,300,928)	$789,596	$446,542	$(633,463)	$190,268,583	$1,623,108	$191,891,691

First Quarter in 2014
January 1		$91,094,288	$96,058,741	$2,328,981	$5,092,716	$(78,074)	$(1,544,345)	$478,190	$(387,268)	$193,043,229	$1,534,625	$194,577,854
Cancel of new shares for Employee Restricted Stock Awards		(29,716)	29,716	—	—	—	—	—	—	—	—	—
Changes of new shares for Employee Restricted Stock Awards		—	16,978	—	—	—	—	—	(19,453)	(2,475)	—	(2,475)
Remuneration cost by share-based payments	6(16)	—	19,145	—	—	—	—	—	73,038	92,183	—	92,183
Recognized changes in net equity interest of associates under the equity method		—	(549)	—	—	—	—	—	—	(549)	—	(549)
Net loss of the first quarter in 2014		—	—	—	152,560	—	—	—	—	152,560	395	152,955
Other comprehensive profit or loss of the first quarter in 2014	6(21)	—	—	—	—	790,513	130,376	6,516	—	927,405	(8,683)	918,722

March 31		$91,064,572	$96,124,031	$2,328,981	$5,245,276	$712,439	$(1,413,969)	$484,706	$(333,683)	$194,212,353	$1,526,337	$195,738,690

Please refer to the accompanying notes to the consolidated financial statements and the review report dated May 6, 2014 issued by Wu Hanqi and Xu Shengzhong in PricewaterhouseCoopers, Taiwan.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Accountant Head: Zhang Jingyuan

INNOLUX CORPORATION AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1 TO MARCH 31 IN 2014 AND 2013

(Only reviewed but not audited according to the generally accepted auditing standards)

Unit: NT$’000

	Notes	From January 1 to March 31 in 2014	From January 1 to March 31 in 2013

CASH FLOWS FROM OPERATING ACTIVITIES
Consolidated net profit before tax		$162,147	$1,688,842
Adjustments
Income and loss without effect on cash flows
Depreciation and amortization expenses	6(25)	16,543,422	20,856,098
Remuneration cost by share-based payments	6(26)	92,183	151,523
Provision for doubtful debts	6(6)	5	313
Share of profit or loss in associates recognized under the equity method		(847)	156,314
Disposal of investment interests		(365,693)	—
Losses on disposal of property, plant and equipment	6(23)	113,277	14,409
Interest expenses	6(24)	1,143,680	1,420,368
Interest income	6(22)	(74,647)	(47,755)
Unrealized exchange losses		432,817	639,703
Changes in assets/liabilities in respect of operating activities
Net changes in respect of operating activities
Financial assets and liabilities at fair value through profit or loss		(816,814)	(1,565,124)
Accounts receivable		(1,430,811)	(3,902,514)
Accounts receivable - related parties		(515,382)	5,717,928
Other receivables		(1,199,299)	674,264
Inventories		(410,361)	(3,115,614)
Prepayments		(52,332)	(79,610)
Other current assets		(287,335)	(40,384)
Net changes in liabilities in respect of operating activities
Hedging derivative financial liabilities		—	(47,931)
Accounts payable		(2,472,753)	2,669,737
Accounts payable - related parties		(438,098)	(6,013,969)
Other payables		(427,688)	(1,950,264)
Allowance for liabilities - current		(1,061,028)	270,401
Other current liabilities		(231,337)	470,237
Other non-current liabilities		254,673	(1,118,153)

Cash inflows generated from operations		8,957,779	16,848,819
Income tax paid		(283,570)	(177,047)

Net cash inflows from operating activities		8,674,209	16,671,772

INNOLUX CORPORATION AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

FOR THE PERIOD FROM JANUARY 1 TO MARCH 31 IN 2014 AND 2013

(Only reviewed but not audited according to the generally accepted auditing standards)

Unit: NT$’000

	Notes	From January 1 to March 31 in 2014	From January 1 to March 31 in 2013

CASH FLOWS FROM INVESTING ACTIVITIES
Acquisition of available-for-sale financial assets		$(76,986)	$—
Proceeds from disposal of available-for-sale financial assets		226,600	—
Proceeds from disposal of investments under equity method		771,206	—
Decrease in other financial assets		1,967,601	2,168,061
Acquisition of property, plant and equipment	6(29)	(4,168,926)	(4,455,555)
Proceeds from disposal of property, plant and equipment	6(29)	2,746,829	428,670
Acquisition of intangible assets		(10,864)	(29,944)
(Increase)decrease in other non-current assets		(1,730)	45,333
Income received		114,522	53,001

Net cash inflow (outflow) from investing activities		1,568,252	(1,790,434)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in short-term loans		8,875,128	(16,081,061)
Decrease in short-term notes payable		—	(699,430)
Repayments of long-term loans		(25,997,137)	(8,100,616)
Repayments of corporate debenture payable		—	(2,000,000)
Capital increase for cash by issuing new shares	6(18)	—	14,519,051
Issuance of paid new shares for Employee Restricted Stock Awards	6(16)	—	159,975
Repurchase of		(2,459)	—
Interest paid new shares for Employee Restricted Stock Awards		(1,113,597)	(1,407,627)

Net cash outflows from financial activities		(18,238,065)	(13,609,708)

Effect of exchange rate changes on cash and cash equivalents		102,491	482,787

(Decrease)increase in cash and cash equivalents during the period		(7,893,113)	1,754,417
Opening balance of cash and cash equivalents		44,137,818	40,897,977

Ending balance of cash and cash equivalents		$36,244,705	$42,652,394

Please refer to the accompanying notes to the consolidated financial statements and the review report dated May 6, 2014 issued by Wu Hanqi and Xu Shengzhong in PricewaterhouseCoopers, Taiwan.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Accountant Head: Zhang Jingyuan

INNOLUX CORPORATION AND ITS SUBSIDIARIES

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

FOR THE PERIOD FROM JANUARY 1 TO MARCH 31 IN 2014 AND 2013

(Only reviewed but not audited according to the generally accepted auditing standards)

Unit: NT$’000

(Unless otherwise stated)

1.                    CORPORATION DEVELOPMENT

(1)               Innolux Corporation (hereafter referred to as the “Company”) was established on January 14, 2003 under the “Act for Establishment and Administration of Science Parks” in the Republic of China. The Company’s Shares were granted to list and deal on the Taiwan Stock Exchange Corporation in October 2006. The Company merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010, with the Company as the surviving entity.

(2)               The Company and its subsidiaries primarily engage in the research, development, design, manufacture and sales of TFT-LCD panels, modules and monitors of LCD, color filters, and low temperature poly-silicon TFT-LCD.

2.                    APPROVAL DATE AND PROCEDURES OF THE FINANCIAL STATEMENTS

These financial statements have been approved and issued by the Board of Directors on May 6, 2014.

3.                    APPLICATION OF THE NEW AND REVISED STANDARDS AND INTERPRETATIONS

(1)               Effect of adopting the new and amended International Financial Reporting Standards recognized by the Financial Supervisory Commission (hereafter referred to as the “FSC”)

Nil.

(2)               Effect of not adopting the new and amended International Financial Reporting Standards recognized by the FSC

Pursuant to the Jin Guan Zheng Shen Zi Order No. 1030010325 issued by the FSC dated April 3, 2014, the listed companies on the Taiwan Stock Exchange Corporation, the OTC Market and the Emerging Market should fully apply the International Financial Reporting Standards (2013 Version) (other than IFRS 9, “Financial instruments”) recognized and issued by the FSC to prepare their financial reports from 2014. The relevant new, amended and revised standards and interpretations are as follows:

New, amended and revised standards and interpretations	Effective dates announced by the IASB

Amendments to IFRS 1 “Limited Exemption for First-time Adopters of Comparison Disclosures under IFRS 7”	July 1, 2010
Amendments to IFRS 1 “Severe hyperinflation and removal of fixed dates for first-time adopters”	July 1, 2011
Amendments to IFRS 1 “Government loans”	January 1, 2013
Amendments to IFRS 7 “Disclosures — Transfer of financial assets”	July 1, 2011
Amendments to IFRS 7 “Disclosures — Offsetting financial assets and financial liabilities”	January 1, 2013
IFRS 10 “Consolidated financial statements” (January 1, 2014 for investment entities)	January 1, 2013

New, amended and revised standards and interpretations	Effective dates announced by the IASB

IFRS 11 “Joint arrangements”	January 1, 2013
IFRS 12 “Disclosure of interests in other entities”	January 1, 2013
IFRS 13 “Fair value measurement”	January 1, 2013
Amendments to IAS 1 “Presentation of items of other comprehensive income”	July 1, 2012
Amendments to IAS 12 “Deferred tax: recovery of underlying assets”	January 1, 2012
Amendments to IAS 19 “Employee benefits”	January 1, 2013
Amendments to IAS 27 “Separate financial statements”	January 1, 2013
Amendments to IAS 28 “Investments in associates and joint ventures”	January 1, 2013
Amendments to IAS 32 “Offsetting financial assets and financial liabilities”	January 1, 2014
IFRIC 20 “Stripping costs in the production phase of a surface mine”	January 1, 2013
Improvements to IFRSs 2010	January 1, 2011
Improvements to IFRSs 2009-2011 cycle	January 1, 2013

After assessment, the Company and its subsidiaries considered that the application of the International Financial Reporting Standards (2013 Version) would not have any material changes on the Group except for the followings:

1.                     Amendments to IAS 19 “Employee benefits”

The standard is mainly amended to replace interest cost and expected return on plan assets with a net interest amount that is calculated by applying the discount rate to the net defined benefits liabilities (assets) before the amendment. In addition, it adds the disclosure requirements to the defined benefits plans.

2.                     IAS 1 “Presentation of financial statements”

The standard amends the presentation of other comprehensive income, which classifies the items under other comprehensive income into two categories: “items not to be reclassified subsequently to profit or loss” and “items to be reclassified subsequently to profit or loss” by their nature. It also requires to present other comprehensive income by the amount before tax, and its relevant tax amount should be separated according to the above-mentioned categories. The Company and its subsidiaries will change the presentation of consolidated income statement based on this standard.

3.                     IFRS 12 “Disclosure of interests in other entities”

The standard integrates the disclosure requirements to the interests in subsidiaries, joint arrangements, associates and the structured entities not included in the consolidated statements held by an enterprise, and requires to disclose the relevant information. The Company and its subsidiaries will add the information disclosure on the combined and uncombined entities based on this standard.

4.                     IFRS 13 “Fair value measurement”

The standard defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction at the measurement date by the players in the market. The establishment of fair value measurement structure should be based on the opinions of the market players, and the measurement on non-financial assets should be on the basis of the highest and best use. It also specifies the relevant disclosure on fair value measurement. After assessment, the standard does not have any material impact on the financial position and operating results of the Company and its subsidiaries. The Company and its subsidiaries will add the relevant disclosure on fair value measurement.

The Company and its subsidiaries are in the process of assessing the effect of the above-mentioned items to the consolidated financial statements and have not present the relevant effect amount, which will be disclosed upon the completion of the assessment.

(3)               Impact of IFRSs issued by IASB but not accepted by the Financial Supervisory Commission

The following table summarized the newly issued, amended and revised rules and interpretations of the 2013 IFRSs that have been issued by IASB but not accepted by Financial Supervisory Commission:

Newly issued/amended/revised rules and interpretations	Effective date issued by IASB

IFRS 9 - Financial Instruments	Not yet issued mandatory effective date
IFRS 14 - Regulatory Deferral Accounts	1 January 2016
Amendments to IAS 19 —Defined Benefit Plans: Employee Contributions	1 July 2014
Amendments to IAS 36 — Recoverable Amount Disclosure for Non-Financial Assets	1 January 2014
Amendments to IAS 39 — Novation of Derivatives and Continuation of Hedge Accounting	1 January 2014
IFRIC 21 — Levies	1 January 2014
Improvements to IFRSs 2010-2012 Cycle	1 July 2014
Improvements to IFRSs 2011-2013 Cycle	1 July 2014

The Company and its subsidiaries continue to assess the impact on financial conditions and operating results of the Company and its subsidiaries, which will be disclosed upon the completion of the assessment.

4.                    Summarized Description of Key Accounting Polices

The key accounting polices adopted in preparing this consolidated financial statement are described below. Unless stated otherwise, these polices has been consistently used in all reporting periods.

(1)               Compliance statement

This consolidated financial statement has been prepared pursuant to the financial reporting rules of the securities issuer and IFRS 34 Interim Financial Reporting accepted by the Financial Supervisory Commission.

(2)               Basis of preparation

1.                     except the following key items, this consolidated financial statement has been prepared under the historical cost convention:

(1)               assets and liabilities at fair value through profit or loss measured at fair value (including derivatives).

(2)               available-for-sale financial assets measured at fair value

(3)               defined benefit liabilities stated at the net of pension assets less the present value of defined benefit liabilities.

2.                     the preparation of financial statements in conformity with the International Financial Reporting Standards, International Accounting Standards, Interpretations and interpretation announcement (IFRSs) requires the use of certain accounting estimates. It also requires management to exercise its judgement in the process of applying the Company and its subsidiaries’ accounting policies. The areas involving a higher degree of judgement or complexity, or areas where assumptions and estimates are significant to the consolidated financial statements are disclosed in Note 5.

(3)               Basis of consolidation

1.                     preparation principle for consolidated statements

(1)               the Company and its subsidiaries aggregate all the subsidiaries into the preparation of consolidated financial statements. Subsidiaries are all entities over which the Company and its subsidiaries has the power to govern the financial and operating policies generally accompanying a direct or indirect shareholding of more than one half of the voting rights. Subsidiaries are fully consolidated from the acquisition date (i.e., the date on which control is obtained by the Company and its subsidiaries). They are de-consolidated from the date that control ceases.

(2)               Inter-company material transactions, balances, unrealized profits and loss between the Company and the consolidated entities of subsidiaries are eliminated. Accounting policies of subsidiaries have been changed where necessary to ensure consistency with the policies adopted by the Company and its subsidiaries.

(3)               Profit or loss and each component of other comprehensive income are attributed to the owners of the parent company and to the non-controlling interests; the total other comprehensive income are also attributed to the owners of the parent company and to the non-controlling interests even if this results in the non-controlling interests having a deficit balance.

(4)               Transactions with non-controlling interests that do not result in loss of control are accounted for as equity transactions — that is the change of shareholding in subsidiaries. The difference between change amount of non-controlling interests and the fair value of any consideration paid or received is directly stated in equity.

(5)               When the Company and its subsidiaries ceases to have control over subsidiaries, any remaining investment in the previous subsidiary will be re-measured at fair value, with the difference between the fair value and carrying amount recognised in current profit or loss. For all amounts previously recognized in other comprehensive profit or loss that related to that subsidiary, they are reclassified to profit or loss when disposed.

2.                     All subsidiaries presented into the consolidated financial statement, and the increase/increase movements in the current period are as follows:

Names of			Percentage of shareholding
investment company	Names of subsidiary	Nature of Business	31 March 2014	31 December 2013	31 March 2013	Remarks

Innolux Corporations	Bright Information Holding Ltd.	holding company	57	57	57	—
	Gold Union Investments Ltd.	holding company	100	100	100	—
	Golden Achiever International Ltd.	holding company	100	100	100	—
	Innolux Holding Ltd.	holding company	100	100	100	—
	Keyway Investment Management Limited	holding company	100	100	100	—
	Landmark International Ltd.	holding company	100	100	100	—
	Toppoly Optoelectronics (B.V.I.) Ltd.	holding company	100	100	100	—
	TPO Hong Kong Holding Ltd.	holding company	100	100	100	—

Names of			Percentage of shareholding
investment company	Names of subsidiary	Nature of Business	31 March 2014	31 December 2013	31 March 2013	Remarks

Innolux Corporations	Leadtek Global Group Limited	intermediary company	100	100	100	—
	Yuan Chi Investment Co., Ltd.	investment company	100	100	100	—
	InnoJoy Investment Corporation	investment company	100	100	100	—
	Chi Mei Optoelectronics (Singapore) Pte Ltd.	distribution company	—	100	100	(2)
	Chi Mei Optoelectronics Europe B.V.	holding and distribution company	100	100	100	—
	Chi Mei Optoelectronics Japan Co., Ltd.	holding and distribution company	100	100	100	—
	Chi Mei Optoelectronics Corp.	manufacturing and distribution company	97	97	97	—

Bright Information Holding Ltd.	TPO Displays (Nanjing) Ltd.	processing company	100	100	100	—

Gold Union Investments Ltd.	Ningbo Innolux Display Ltd.	processing company	100	100	100	—
	Dongguan Chi Hsin Electrics Ltd.	processing company	—	—	100	(3)

Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	distribution company	—	—	100	(3)
	VAP Optoelectronics (Nanjing) Corp.	processing company	100	100	100	—

Innolux Holding Ltd.	Rockets Holding Ltd.	holding company	100	100	100	—
	Suns Holding Ltd.	holding company	100	100	100	—
	Lakers Trading Ltd.	intermediary company	100	100	100	—
	Innolux Corporation	distribution company	100	100	100	—

Keyway Investment	Ningbo Innolux Logistics Ltd.	Storage company	100	100	100	—

Management Limited	Foshan Innolux Logistics Ltd.	Storage company	100	100	100	—

Names of			Percentage of shareholding
investment company	Names of subsidiary	Nature of Business	31 March 2014	31 December 2013	31 March 2013	Remarks

Landmark International Ltd.	Ningbo InnoLux Optoelectronics Ltd	processing company	100	100	100	—
	Ningbo Innolux Technology Ltd.	processing company	100	100	100	—
	Nanhai Chi Mei Electronics Ltd.	processing company	100	100	100	(1)
	Nanhai Chi Mei Optoelectronics Ltd.	processing company	—	100	100	(1)

Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	holding company	100	100	100	—

TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Holding Company	100	100	100	—
	TPO Displays Hong Kong Ltd.	intermediary company	100	100	100	—
	TPO Displays Europe B.V.	holding testing and R&D company	100	100	100	—
	TPO Displays Japan K.K.	distribution company	100	100	100	—
	TPO Displays USA Inc.	distribution company	100	100	100	—

Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH	after-sales service company	100	100	100	—

Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	distribution company	100	100	100	—

Rockets Holding Ltd.	Best China Investments Ltd.	holding company	100	100	100	—
	Mega Chance Investments Ltd.	holding company	100	100	100	—
	Magic Sun Ltd.	holding company	100	100	100	—
	Stanford Developments Ltd.	holding company	100	100	100	—
	Sonics Trading Ltd.	intermediary company	—	100	100	(2)
	Nets Trading Ltd.	investment company	100	100	100	—

Names of			Percentage of shareholding
investment company	Names of subsidiary	Nature of Business	31 March 2014	31 December 2013	31 March 2013	Remarks

Suns Holding Ltd.	Warriors Technology Investments Ltd.	investment company	100	100	100	—

Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Limited	intermediary company	—	—	100	(3)
	TPO Displays (Shinepal) Ltd.	distribution company	100	100	100	—
	TOPPLY Optoelectronics (Nanjing) co., Ltd.	processing company	100	100	100	—

TPO Displays Hong Kong Holding Ltd.	Shanghai Innolux Optoelectronics Ltd.	processing company	100	100	100	—

TPO Displays Europe B.V.	TPO Displays Germany GmbH	testing and maintenance company	100	100	100	—

Best China Investments Ltd.	Asiaward Investment Ltd.	holding company	100	100	100	—

Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	holding company	100	100	100	—

Magic Sun Ltd.	Sun Dynasty Development Ltd.	holding company	100	100	100	—

Stanford Developments Ltd.	Full Lucky Investment Ltd.	holding company	—	—	100	(3)
	Innocom Technology (shen zhen) Ltd.	processing company	100	100	100	—
Asiaward Investment Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	processing company	—	100	100	(2)

Main Dynasty Investment Ltd.	Innocom Technology (Jiashan) Co., Ltd.	processing company	—	—	100	(3)

Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Co., Ltd.	processing company	100	100	100	—

(1)               The Company merged its wholly owned subsidiaries, Nanhai Chi Mei Electronics Ltd. and Nanhai Chi Mei Optoelectronics Ltd., by the resolution of the Board on June 2013, with Nanhai Chi Mei Electronics Ltd. as the surviving company, the merger benchmark date is 1 January 2014. The Company undertake accounting pursuant to the organizational restructuring.

(2)               Chi Mei Optoelectronics (Singapore) Pte Ltd., Sonics Trading Ltd. and Innocom Technology (Xiamen) Co., Ltd. have completed dissolution and liquidation in the first quarter of 2014.

(3)               Dongguan Chi Hsin Electrics Ltd., Innocom Technology (Jiashan) Co., Ltd., Toptech Trading Limited, Dragon Flame Industrial Ltd. and Full Lucky Investment Ltd. have completed dissolution and liquidation in the year of 2013.

3.                     Subsidiaries not included in the consolidated financial statement: nil.

4.                     Different adjusting and treating means of subsidiaries in accounting period: nil.

5.                     The subsidiaries’ ability of transferring funds to parent company has been significantly restricted: nil.

(4)         Foreign Currency Translation

Items included in the financial statements of the Company and its subsidiaries’ merged entity are measured using the currency of the primary economic environment in which the entity operates (the “functional currency”). The consolidated financial statements are presented in the functional currency of the Company (“NTD”).

1.                     Foreign currency transactions and balances

(1)           Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation, the foreign exchange difference resulting from the translation of such transactions are recognised the profit or loss in the current period, except those in line with the cash flow hedge are recognized in other comprehensive income statement.

(2)           Monetary assets and liabilities balances denominated in foreign currencies are adjusted according to the exchange rates prevailing at the balance sheet date, therefore, the resulting translation difference is recognized as profit or loss in the current period.

(3)           Non- monetary assets and liabilities balances denominated in foreign currencies, belongs to those measured at fair value through profit or loss, is adjusted according to the current exchange rates assessment at the balance sheet date, the resulting exchange difference is recognized as profit or loss in the current period; those measure at fair value through other comprehensive profit or loss is adjusted according to the current exchange rates assessment at the balance sheet date, the resulting exchange difference is recognized as other consolidated profit or loss item in the current period; those measured at fair value is measured at the historical exchange rates at the initial transaction date.

(4)           All the profit or loss from translation are presented under “other profits and loss” in the profit and loss statement.

2.                     Translation of the foreign operating entities

(1)           For all the merged entities and associated companies with different functional currencies and presentation currencies, their operating results and financial conditions are translated into presentation currencies as follows:

A.                  Assets and liabilities presented in each balance sheet statement are translated at the exchange rates prevailing at the balance sheet date;

B.                  Profits and losses presented in each consolidated profits or losses statement are translated at the average exchange rate in the current period; and

C.                  All the exchange differences resulting from translation are recognized as other comprehensive profits or losses.

(2)           If the partially disposed or sold foreign operating entity is an associate, to reclassify exchange differences under other comprehensive profits or losses in proportion to current profits or losses , as part of the profits or losses from disposal. However, even if the Company and its subsidiaries remain part interest in the previous associates, they loss the significance influence on the associates to which the foreign operating entity belongs, this will be treated as the disposal of the entire interests of the foreign operating entity.

(3)           If the partially disposed or sold foreign operating entity is a subsidiary, to reclassify the accumulated exchange differences recognized under other comprehensive profits or losses in proportion to the controlling interests of the foreign operating entity. However, even if the Company and its subsidiaries remain part interests in the previous subsidiary, they loss the significance influence on the subsidiary to which the foreign operating entity belongs, this will be treated as the disposal of the entire interests of the foreign operating entity.

(5)               The standards to classify assets and liabilities as current or non-current

1.                     assets that in conformity with one of the following conditions are classified as current assets:

(1)           that expected to be realized in the normal business course, or intended to be sold or consumed.

(2)           that held mainly for trading.

(3)           that expected to be realized in the 12 months after the balance sheet date.

(4)           cash or cash equivalents, except those restricted to be exchanged or used to settle liabilities in at least 12 months after the balance sheet date.

The Company and its subsidiaries classify all the assets not in conformity with the above conditions as non-current.

2.                     Liabilities that in conformity with the following conditions are classified as current liabilities:

(1)           that expected to be settled in the normal business course.

(2)           that held mainly for trading.

(3)           that expected to be settled when due in 12 months after the balance sheet date.

(4)           that unable to delay the settlement period to at least 12 months after the balance sheet date. Liabilities whose terms may at the option of the trading counterparty, are settled by issuing equity instruments, its classification is not affected.

The Company and its subsidiaries classify liabilities that not in conformity with the above conditions as non-current.

(6)         Cash equivalents

Cash equivalents represent short term highly liquid investments which are readily convertible into known amounts of cash, and has insignificant risk of value change. Term deposits and deposits with repurchase bonds and in conformity with the foresaid definition which are held to meet the short term cash commitment for operation , are classified as cash equivalents.

(7)         Financial assets at fair value through profit or loss

1.                     Financial assets at fair value through profit or loss are financial assets held for trading or that designated as financial assets at fair value through profit or loss at initial recognition. If financial assets are mainly held for sale in short term when received, they are classified as financial assets held for trading. Derivatives are all classified as financial assets held for trading, except those designated as hedge items according to hedging accounting. The Company and its subsidiaries classify the financial asset as at fair value through profit or loss at initial recognition when it satisfies the following conditions:

(1)           that are mixed (combination) contracts; or

(2)           that can eliminate or significantly reduce the inconsistency between measurement or recognition; or

(3)           pursuant to the written risks management or investment strategies, investments that managed and evaluate its performance results based on fair value.

2.                     For financial assets at fair value through profit or loss that in conformity with trading conventions, the Company and its subsidiaries shall adopt trading date accounting treatment.

3.                     Financial assets at fair value through profit or loss are measured at fair value at initial recognition, with the relevant transaction costs recognized as profits or losses in current period. Subsequently, they are measured at fair value, with the changes of its fair value recognized in profits or losses in current period.

(8)         Available-for-sale financial assets

1.                     Available-for-sale financial assets are non-derivative financial assets that are designated in this category. For available-for-sale financial assets that in conformity with trading conventions, the Company and its subsidiaries adopt trading date accounting.

2.                     Available-for-sale financial assets are measured at fair value plus transaction costs at initial recognition. Subsequently, they are measured at fair value, with the changes of its fair value recognized in profits or losses in current period. For equity investments with no active market public quotation, its fair value is unable to be reliably measured, the Company and its subsidiaries recognized them as “financial assets measured at costs”

(9)         Loans and receivables

Loans and receivables are initially received from customers in the sale of goods or the provision of service in normal business course. They are measured at fair value at initial recognition, subsequently, measured at costs after amortization net of the amounts after impairment, using effective interest methods, but for short term receivable accounts without paying interest, they are measured at initial invoice amounts, because their discounting impact is not significant.

(10)  Impairment of financial assets

1.                     The Company and its subsidiaries assesses at each balance sheet date whether there is objective evidence that a financial asset or a group of financial assets occur one or more impairment events after initial recognition, and those events have impact that can be reliably estimated on the estimated future cash flow of a financial asset or a group of financial assets.

2.                     The objective evidence that the Company and its subsidiaries uses to determine whether there exists impairment loss include:

(1)           Significant financial difficulty of the issuer or obligor;

(2)           A breach of contract, such as default or delinquency in interest or principal payments;

(3)           Information that material adverse changes in the technological, market, economic or legal environment where the issuer operates, and such objective evidence indicate that the investment costs of the equity investments could be irrecoverable.

(4)           a significant or prolonged decline in the fair value of an investment in an equity investment below its cost.

3.                     After assessment, if there exists objective impairment evidence, and has occurred impairment losses in the Company and its subsidiaries, it will be treated in the following classification:

(1)           Financial asset carried at amortised cost

It recognizes impairment losses in the profits or losses in current period at the difference between the carrying amounts of that financial asset and the present value of its estimated future cash flow discounted by the initial effective interest rate. When the impairment losses decrease in subsequent period, and the decrease can be objectively relate to the events occurred after the recognition of impairment losses, the previously recognized impairment losses reversed in current period under the threshold of amortization costs that should have at the reversed date, when it has not been recognized. The recognized and reversed amounts of impairment losses adjust the carrying amount of assets through the use of an allowance account.

(2)           Financial asset carried at cost

It recognizes impairment losses in the profits or losses in current period at the difference between the carrying amounts of that asset and the present value of its estimated future cash flow discounted by the prevailing market reward rate of similar financial assets. This kind of impairment losses shall not be reversed in the subsequent period. The amounts of recognized impairment losses adjust the carrying amount of the asset through the use of an allowance account.

(3)           Available- for - sale financial asset

It is reclassified from other comprehensive profits or losses to profits or losses for the current period, at the differences between the acquisition costs of the asset (net of any paid principal amounts and amortization amounts) and the present fair value, and less impairment losses of the asset that previously presented in profits or losses. For those belong to debt instrument investment, their fair value will be increased in the subsequent period, and this increase can objectively relate to the events occurred after the impairment losses being recognized, that impairment losses are reversed in current profits or losses. For those belong to equity investments, their impairment losses recognized in profits or losses shall not be reversed through current profits or losses. The amounts for recognizing and reversing impairment losses adjust the carrying amount of the asset through the use of an allowance account.

(11)        Inventories

Inventories are stated at the lower of cost and net realizable value. The cost forward is calculated on weighted average method. The cost of finished goods and work-in-progress comprises raw materials, direct labor, other direct costs and production related manufacturing fees (allocated pursuant to normal production capacity) but excludes borrowing costs. In comparing the costs and net realizable value, item by item comparing method is adopted. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs need to be invested until completion and relevant balances after changing the selling expenses.

(12)  Non-current assets held for sale

Non-current assets are classified as assets held for sale and stated at the lower of its carrying amount and fair value less costs to sell if their carrying amount is recovered principally through a sale transaction rather than through continuing use, and it is highly possible to be sold.

(13)  Investments through using the equity method/associates

1.                     Associates are all entities over which the Company and its subsidiaries have significant influence but not control, generally accompanying a shareholding of above 20% of the voting rights. The Company and its subsidiaries’ investments in associates are treated using equity method, and recognized at costs when acquired.

2.                     The Company and its subsidiaries’ share of profits or losses after the acquisition of the associate is recognized as current profits or losses; for the share of other comprehensive profits or losses after the acquisition, it is recognized as other comprehensive profits or losses. If the Company and its subsidiaries’ share of the losses of any associate equals or exceeds its equity in that associate, the Company and its subsidiaries would not recognize further losses, unless the Company and its subsidiaries assume statutory or constructive duty to that associate, or paid on behalf of it.

3.                     When an associate occurs changes to equity of non-profits or losses and other profits or losses, with no impact on the shareholding percentage in the associate, the Company and subsidiaries recognize all changes to equity in proportion of shareholding as “capital reserves”.

4.                     Unrealized profits or losses resulting from transactions between the Company and its subsidiaries and associates has been eliminated according to its equity proportion held in associates; unless there is evidence indicate that the assets transferred in the transaction has impaired, the unrealized losses are also eliminated. The accounting policies of the associate has make necessary adjustments to be consistent with those adopted by the Company and its subsidiaries.

5.                     When an associate increase newly issued shares, if the Company and its subsidiaries has been acquired or obtained in proportion, making investment proportion changes but still has significant impact on it, the increase or decrease amounts of changes to net equity value adjust the “capital reserves” and “investments through using the equity method”. If it result in the decrease of investment proportion, besides the above adjustments, profits or losses that relate to the decrease of ownership interests and previously has been recognized in other comprehensive profits or losses, and those profits or losses need to be reclassified to profits or losses when relevant assets or liabilities are disposed under the decrease proportion.

6.                     When the Company and its subsidiaries lose their significant influence on an associate, the remaining assets of the previous associate are re-measured at fair value, the differences between fair value and carrying amount is recognized as current profits or losses.

7.                     When the Company and its subsidiaries dispose an associate, if they lose the significant influence on that associate, for all the amounts that previously recognized in other comprehensive profits or losses and relate to that associate, its accounting shares the same basis as the Group directly dispose the relevant assets or liabilities.

8.                     When the Company and its subsidiaries dispose an associate, if they lose the significant influence on that associate, capital reserves relate to the associate are transferred to present in profits or losses; if they still has significant influence on the associate, they are transferred to present in profits or losses in disposal proportion.

(14)        Property, Plant and Equipment

1.                     Property, plant and equipment are stated based on its acquisition cost, its related interests during its building period are capitalized.

2.                     Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, only when it is probable that future economic benefits will flow to the Company and its subsidiaries and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to the profits or losses in current period in which they are incurred.

3.                     Subsequent measurement of property, plant and equipment adopt cost model, using the straight-line method to depreciate in its estimated useful lives, lands except. If any component of property, plant and equipment is material, it will be depreciate separately.

4.                     The Company and its subsidiaries reviews assets’ residual values and useful lives, and depreciation method, if appropriate, at each financial end date, or if the expected consumption situation of the future economic benefit of assets has changed significantly, it will be treated according to the requirement to accounting estimate change under IAS 8 Accounting policies, changes in accounting estimates and errors, from the date the change occurs. The useful lives for each asset are as follows:

House and building	30 to 50 years
Machinery and equipment	2~9 years
Testing equipment	2~6 years
Others	2~6 years

(15)        Investment property

Investment property is stated at acquisition cost, its subsequent measurement adopt the costs model. It presents depreciation over its useful lives using the straight-line method. The useful lives is of 25 to 50 years.

(16)        Intangible assets

1.                     Goodwill is generated because of the acquisition method adopted in business combination.

2.                     Patent right, premium, developed technology, customer relations and computer software are amortized using straight-line method for a term of 2 to 10 years.

(17)        Impairment of non-financial assets

1.                     The Company and its subsidiaries estimate the recoverable amount of assets exist indicators of impairment at the balance sheet date, and recognize it as impairment losses when the recoverable amount is lower than its carrying amount. The recoverable amount is the higher of an asset’s fair value less costs to sell and value in use. Except goodwill, if an asset’s impairment recognized in previous years is no longer exist or decreased, the impairment losses will be reversed, provided that the increased carrying amount through the reverse of impairment losses shall not exceed the asset’s carrying amount net of depreciation or amortization ,when the impairment losses have not been recognized.

2.                     For Goodwill, intangible assets with undefined useful lives and intangible assets unavailable for use, their recoverable amounts shall be estimated periodically. When the recoverable amount is lower than its carrying amount, the impairment losses will be recognized. The impairment losses of goodwill impairment will not be reversed in future years.

3.                     Goodwill is allocated to each cash generating unit, for the purpose of impairment testing. This kind of allocation is to allocate goodwill to cash generating unit or a group of cash generating units that can benefit from business combination for goodwill generation.

(18)        Financial liabilities at fair value through profit or loss

1.                     Financial liabilities at fair value through profit or loss represent financial assets held for trading. Financial assets classified as held for trading’s main purpose after acquired is to be repurchased in short term, except the derivatives designated as hedging instrument according to the hedging accounting.

2.                     Financial liabilities at fair value through profit or loss are carried at fair value at initial recognition, with related transaction cost being recognized as current profits or losses. In subsequent period, they are carried at fair value, the change of their fair value are recognized in current profits or losses.

(19)  Corporate bonds payables

The ordinary corporate bonds payables issued by the Company and its subsidiaries is stated at fair value less transaction cost at initial recognition, and the difference with redemption value is recognized as considerations for corporate bonds payables, the increase or decrease of corporate bonds; subsequently, it is recognized as profits or losses at amortization cost in the bonds circulation period, using effective interest method, as the adjusting item of “ finance cost”.

(20)  Derivative financial instruments and hedge accounting

1.                     Derivative financial instruments are carried at fair value at the date of signing contract, at initial recognition, subsequently, they are carried at fair value, with changes to their fair value being recognized in current profits or losses.

2.                     The Company and its subsidiaries designate certain derivative instruments as:

(1)           Hedges for recognized assets or liabilities or fair value with defined commitment (fair value hedge).

(2)           Hedges for recognized assets or liabilities or specific risks related to expected transaction with high possibility.

3.                     The Company and its subsidiaries document the relation between the hedging instrument and the hedged items, the risks management object and strategies for the fulfillment of various hedging transactions of the Company and its subsidiaries, at the beginning of such hedging transactions. At the beginning of hedging, the Company and its subsidiaries also record such derivatives that use such hedging transaction, whether this have high effectively offset the fair value of the hedged items or not, or assessment for the movements of cash flow.

4.                     If the remaining term for hedged items exceed 12 months, the total fair value for the hedging derivatives will be classified as non-current assets or liabilities; if it is less than 12 months, the total fair value for the hedging derivatives will be classified as current assets or liabilities. For derivatives held for trading, they will be classified as current assets or liabilities.

5.                     Fair value hedge

(1)           Fair value change of derivatives being designated and conforms to fair value hedge, together with the hedged assets and liabilities, can attribute to any change to the fair value being hedged risks, and be recognized in current profits or losses. The Company and its subsidiaries apply fair value hedge accounting only to the fair value of long term borrowings in foreign currency. For long term borrowings in foreign currency hedged by changing exchange rate, the relevant profits or losses from the effectively hedged part are recognized as “other profits and losses” in the current profits or losses. For relevant fair value change that can be classified to interest rate risks, it’s long term borrowing in foreign currency has been hedged, it will be recognized as “finance cost” in current profits or losses.

(2)           If the hedge do not meet the conditions of hedging accounting, the adjusts to carrying amount of hedged items will using effective interest method to amortize to the current profits or losses, in the period until maturity date.

6.                     Cash flow hedge

(1)               For fair value change of derivatives that being designated and conforms with cash flow hedge, changes of its effective part are recognized in other comprehensive losses; and the relevant profits or losses of its ineffective part will immediately recognized as “other profits and losses” in the current profits or losses.

(2)           Amounts accumulated under other comprehensive profits or losses are reclassified to current profits or losses, in the period that the hedged items affect the profits or losses. For floating rate to borrowings hedged by changing exchange rate, the relevant profits or losses of its effectively hedged part, they will be presented in “finance cost”.

(3)           When hedging items come due, being sold, terminated, executed or no longer conforms the conditions of hedging accounting, hedging instruments that has been presented in other comprehensive profits or losses in effective hedging period accumulate profits or losses, which will still be presented as other comprehensive profits or losses before the occurrence of anticipated transactions; before the occurrence of anticipated transactions, or when transactions expected not to occur, in the same period when the expected cash flow being hedged has impact on profits or losses, it will be reclassified to current profits or losses from other comprehensive profits or losses.

(21)  Employee Benefits

1.                     Short-term Employee Benefits

Short-term employee benefits are measured in non-discounted cash amount which is expected to pay and recorded as expenses when relevant services are rendered.

2.                     Pension

(1)           Defined contribution plans

For defined contribution plans, we recorded the amount of pension fund as current pension costs on accrual basis. Prepaid contribution payments are recognized as assets when refundable cash payments may reduce the scope of future payments.

(2)           Defined benefit plans

A.                  Net obligations under defined benefit plans are calculated by discounting the future benefit amounts earned by employees through current or past services, and by deducting the fair value of plan assets and unrecognized past service costs out of the present value of defined benefit obligations as at the balance sheet date. Net obligations under defined benefit plans are calculated annually by actuaries using projected unit credit method, and the discounted rate is calculated using the market yields of government bonds as at balance sheet date.

B.                  Actuarial gains and losses arising from defined benefit plans which occurred in current period are recognized as other comprehensive income.

C.                  Related costs are immediately recognized in profit or loss when past service costs are immediately vested; while related costs are recognized in profit or loss using straight-line basis during average vesting period when past service costs are not immediately vested.

D.                  Pension costs for the interim period are calculated by using the pension cost rate determined by actuary on the previous financial year end date on the basis of the period from the beginning to the end of year. In the event that any market changes and significant reduction, settlement or other significant one-off events occur subsequent to the end date, the pension costs for the interim period shall be adjusted and relevant information shall be disclosed in accordance with aforementioned policy.

3.                     Employee bonuses and remunerations for directors and supervisors

Employee bonuses and remunerations for directors and supervisors are recognized as expenses and liabilities when the Company has legal or constructive obligations and the amount of which can be estimated reliably. If there is a difference between the actual amount resolved to be paid by a general meeting subsequently and the estimated amount, such difference will be treated as changes in accounting estimation. Further, the Company and its subsidiaries calculate the number of bonus shares on the basis of their respective fair value per share as at the date immediately before the date of the resolution of a general meeting in the year immediately after the financial reporting year, taking into account the effects of ex-rights and ex-dividends.

(22)  Staff share-based payment

1.                     An equity-settled share-based payment agreement represents the measurement of staff services received using the fair value of equity instruments grated as at the date of grant and is recognized as remuneration costs in the vesting period, with corresponding adjustments to equity. The fair value of equity instruments shall reflect the impact of vesting conditions and non-vesting conditions of market prices. The remuneration costs recognized requires adjustments to the number of awards which meet the service conditions and the non-vesting conditions of market prices in line with expectations, until the amount finally recognized is based on the number vested as at the vesting date.

2.                     New shares subject to restrictive employee rights

(1)           Remuneration cost is recognized during the vesting period based on the fair value of the equity instruments granted as at the date of grant.

(2)           Where employees should pay prices to obtain new shares subject to restrictive staff rights, employees shall return share certificates and the Company shall return the amounts received if employees leave office during the vesting period. The portion of prices expected to be paid by terminated employees during the vesting period as at the date of grant are recognized as liabilities, while the portion of prices which are expected to be eventually paid by vested employees are recognized as “capital reserve-others”.

(3)           Cash increased capital retain shares for employees to subscribe on the date of grant, which is the date that both parties agreed the numbers of shares they can subscribe and the price.

(23)     Income taxes

1.                     Income tax expenses comprises current and deferred income taxes. Income taxes are presented in profits or losses, except for those related to items presented in other comprehensive profits or losses or directly presented in equity, which are presented in other comprehensive profits or losses, or directly presented in equity.

2.                     The Company and its subsidiaries calculate current income taxed, pursuant to tax rates that have been enacted or substantively enacted at balance sheet date in the countries where it operates or generate taxable income. Management assess the reporting of income taxes periodically, pursuant to applicable income taxes regulations, and assess the estimated income taxes liabilities for taxes payment to tax authorities as per anticipation, under applicable circumstances. According to income tax law, unallocated earnings will be levied 10% income tax more, and will only presented the 10% tax expenses for unallocated earnings, according to the actual distribution of earnings after the earnings distribution proposal passed in the general meeting of next year of the earning generating year.

3.                     Deferred income tax is recognized using the balance sheet method, providing for temporary differences between the tax base of assets and liabilities and their carrying amounts in consolidated balance sheet. Deferred income taxes adopt the tax rate (and tax law) that have been enacted or substantively enacted at the balance sheet date, and are expected to be applicable when the relevant deferred income assets have been realized or deferred income liabilities have been settled.

4.                     A deferred income tax asset is recognised to the extent that it is probable that future taxable profits will be available against which temporary difference can be utilized, and unrecognized or recognized deferred income taxes will be reassessed at each balance sheet date.

5.                     Unutilized income tax credit parts after deferring arising from purchase of equipment or technology, research and development expenses, talents training and equity investment, will be likely have future tax income used to offset the unutilized income tax credit, will recognize deferred income tax assets.

6.                     Income tax expenses in interim period are calculated by estimating profits or losses before tax through applying the annual average effective tax rate to the interim period, and disclose relevant information in compliance with the foresaid policies.

(24)        Revenue recognition

1.                     The Company and its subsidiaries are engaged in the manufacturing and selling of TFT-LCD panels and related products. Revenue represents the fair value of the consideration received and receivable for goods sold to customers (excluding consolidated entities) in normal course of business, net of value added tax, sales return, volume discounts and allowances.

2.                     Provisions for sales returns and allowances provided by the Company and its subsidiaries are estimated based on historical experience, and are accounted in allowance and liability provisions according to the nature of contract when revenues are recognized on sale of goods.

(25)        Business combination

1.                     The purchase method of accounting is used to account for business combination by the Company and its subsidiaries. The Company and its subsidiaries may, on individual acquisition basis, choose to measure the non-controlling interest of the acquiree according to percentage of non-controlling interest on the acquiree’s identifiable net asset.

2.                     When the aggregate fair value of the transferred consideration, non-controlling interest of the acquiree and interest in the acquiree previously held exceed the fair value of identifiable assets acquired and liabilities assumed, the difference is recognized as goodwill on the acquisition date. When the fair value of identifiable assets acquired and liabilities assumed exceed the aggregate fair value of the transferred consideration, non-controlling interest of the acquiree and interest in the acquiree previously held, the difference is recognized as profit or loss for the period on the acquisition date.

(26)        Operating segment

The operating segment information of the Company and its subsidiaries are reported in the same manner with the internal management report provided to the chief operating decision-maker. The chief operating decision-maker is responsible for allocating resources and assessing performance of the operating segments.

5.                    Key sources of significant accounting judgement, estimation and assumption uncertainties

When preparing this consolidated financial report, the management of the Company and its subsidiaries have made judgments in applying accounting policies and have made accounting estimates and assumptions based on the reasonable expectation for future events under the prevailing circumstances as at the balance sheet date. The actual results may be different from the significant estimates and assumptions, which shall be evaluated and adjusted continuously based on historical experience and other factors. The estimates and assumptions that have a risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are detailed below:

(1)               Significant judgments in applying accounting policies

Impairment of financial asset- equity investment

The Company and its subsidiaries follow IFRS 39 in determining impairment of individual financial asset- equity investment, which requires the use of significant judgment. In making this judgment, the Company and its subsidiaries evaluate, among other factors, the duration and extent to which the fair value of an investment is less than its cost and the financial soundness and near-term business outlook of the investee, including factors such as industry and sector performance, technological changes as well as operating and financing cash flows.

When the fair value of individual equity investment is far below its cost for a long term, the related accumulated fair value recorded in other comprehensive profit and loss shall be transferred to profit and loss for the current period for items classified as “available-for-sale financial assets”. As for items classified as “available-for-sale financial assets”, the impairment loss shall be recognized in profit and loss for the current period.

(2)               Significant accounting estimates and assumptions

The accounting estimates made by the Company and its subsidiaries are based on the reasonable expectation for future events under the prevailing circumstances as at the balance sheet date, except that the actual results may be different from the estimates. The estimates and assumptions that have a risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are detailed below:

1.                     Assessment of goodwill impairment

The assessment process of goodwill impairment depends on the subjective judgment of the Company and its subsidiaries, including the identification of cash-generating units and the allocation of assets and liabilities as well as goodwill to relevant cash-generating units, the allocation of goodwill to relevant cash-generating units and the determination of the recoverable amount of relevant cash-generating units. Please refer to the description in Notes VI (11) for the assessment of goodwill impairment.

2.                     Realizability of deferred income tax assets

Deferred income tax assets are recognized to the extent that it is probable that sufficient taxable profits will be available against which the deductible temporary difference can be utilized in the future. The assessment of realizability of deferred income tax assets must involve the significant accounting judgment and estimates by the management, including assumptions such as the expected future growth in sales revenue and profit margin, tax holiday, available income tax credit and tax planning. Any changes in external economic environment and industry environment and amendments to decrees may cause material adjustments to deferred income tax assets.

3.                     Valuation of inventories

As inventories need to be stated at the lower of cost and net realizable value, the Company and its subsidiaries must use judgments and estimates to determine the net realizable value of inventories as at the balance sheet date. Due to the rapid changes in technology, the Company and its subsidiaries value the amount of inventories which suffer from normal wear and tear and obsolescence or have no market sales value as at the balance sheet, and write down inventory cost to net realizable value.

4.                     Financial assets-fair value measurement of stocks of non-listed companies without active market

As for stocks of non-listed companies without active market held by the Company and its subsidiaries, their fair value measurement is mainly estimated with reference to recent fund-raising activities, assessment of companies of the same type, technical development status of the Company, market condition and other economic indicators. Any changes in judgments and estimates may affect their fair value measurement. For a description of the fair value of financial instruments, please refer to Note XII (3).

VI.             DESCRIPTION OF SIGNIFICANT ACCOUNTING ITEMS

(1)               Cash and cash equivalents

	March 31, 2014	December 31, 2013	March 31, 2013
Cash on hand and general working capital	$2,842	$2,809	$291,886
Cheque deposit and demand deposit	25,682,900	32,827,254	26,724,183
Term deposit	10,049,674	11,028,129	15,516,558
	35,735,416	43,858,192	42,532,627
Cash equivalents-bonds with repurchase agreement	509,289	279,626	119,767
	$36,244,705	$44,137,818	$42,652,394

Financial institutions with which the Company and its subsidiaries deal have good credit quality. The Company and its subsidiaries deal with a large number of financial institutions to diversify the credit risk, thus the possibility of default is expected to be remote. The maximum amount of exposure to credit risk as at the balance sheet date is the carrying amount of cash and cash equivalents.

(2)               Financial assets and liabilities at fair value through profit or loss

Asset items	March 31, 2014	December 31, 2013	March 31, 2013
Current items
Financial assets held for trading
Forward exchange contracts	$90,518	$227,703	$627,959

Non-current items
Financial assets held for trading
Stocks of Advanced Optoelectronic Technology Inc.	$78,337	$78,337	$80,317
Valuation adjustment	997,097	634,266	84,963
	$1,075,434	$712,603	$165,280

Liability items	March 31, 2014	December 31, 2013	March 31, 2013
Current items
Financial liabilities held for trading
Forward exchange contracts	$97,929	$689,097	$250,686
Swap contracts	—	—	1,896
	$97,929	$689,097	$252,582

1.                     Net gain or loss recognized for the aforesaid financial commodities held by the Company and its subsidiaries from January 1 to March 31 in 2014 and 2013 was gain of $969,993 and loss of $891, respectively.

2.                     Translations relating to non-hedging derivative financial assets and liabilities are illustrated as follows:

	March 31, 2014			December 31, 2013
Derivative financial assets	Contractual amount (Notional amount) ($’000)		Contractual period	Contractual amount (Notional amount)($’000)		Contractual period
Current items
Forward exchange contracts	TWD (sell)	10,815,781	Feb 2014-Jun 2014	TWD (sell)	15,409,915	Oct 2013-Mar 2014
	USD (buy)	358,000	Feb 2014-Jun 2014	USD (buy)	524,000	Oct 2013-Mar 2014
	USD (sell)	30,000	Jan 2014-Apr 2014	USD (sell)	—	—
	JPY (buy)	3,090,580	Jan 2014-Apr 2014	JPY (buy)	—	—
Forward exchange contracts	EUR (sell)	12,000	Mar 2014 –May 2014	EUR (sell)	39,500	Oct 2013-Jan 2014
	USD (buy)	16,577	Mar 2014 –May 2014	USD (buy)	54,633	Oct 2013-Jan 2014

Derivative financial liabilities
Current items
Forward exchange contracts	TWD (sell)	11,582,750	Mar 2014 –Jun 2014	TWD (sell)	11,352,830	Dec 2013-Mar 2014
	USD (buy)	380,000	Mar 2014 –Jun 2014	USD (buy)	380,000	Dec 2013-Mar 2014
Forward exchange contracts	EUR (sell)	—	—	EUR (sell)	148,500	Oct 2013-Mar 2014
	USD (buy)	—	—	USD (buy)	202,032	Oct 2013-Mar 2014
Forward exchange contracts	USD (sell)	400,000	Jan 2014-Jun 2014	USD (sell)	467,000	Oct 2013-Mar 2014
	JPY (buy)	40,895,594	Jan 2014-Jun 2014	JPY (buy)	47,065,250	Oct 2013-Mar 2014

	March 31, 2013
	Contractual amount
Derivative financial assets	(Notional amount)	($’000)	Contractual period
Current items
Forward exchange contracts	USD (sell)	285,000	Feb 2013-Jun 2013
	JPY (buy)	27,085,723	Feb 2013-Jun 2013
Forward exchange contracts	TWD (sell)	40,784,734	Jan 2013-Jun 2013
	USD (buy)	1,383,000	Jan 2013-Jun 2013
Forward exchange contracts	EUR (sell)	98,000	Feb 2013-May 2013
	USD (buy)	126,778	Feb 2013-May 2013
Derivative financial liabilities
Current items
Forward exchange contracts	USD (sell)	320,000	Jan 2013-May 2013
	JPY (buy)	29,303,935	Jan 2013-May 2013
Swap contracts	USD	61,060	Jan 2009-Nov 2013

(1)                Forward exchange contracts

The Company and its subsidiaries enter into forward exchange transactions to mitigate exchange rate risk arising from import and export sales revenue and foreign currency positions, without adopting hedge accounting.

(2)                Swap contracts

These contracts the portion of swap contracts which are not effective for hedging purpose entered into by the Company and its subsidiaries in relation to their variable rate debts (under “Long-term borrowings and long-term borrowings falling due within one year”).

(3)               Available-for-sale financial assets

Items	March 31, 2014	December 31, 2013	March 31, 2013
Current items
Stocks of listed companies	$—	$—	$93,481
Non-current items
Investment in stocks and bonds of listed companies
TPV Technology Ltd.	$780,138	$925,394	$1,272,417
Perfect Optronics Limited	303,286	—	—
G-TECH Optoelectronics Company	245,211	237,006	443,084
Entire Technology CO., LTD.	252,213	234,197	287,492
China Electric Mfg. Company	175,500	185,900	234,000
Himax Technologies, Inc. (British Cayman Islands)	—	—	4,020,002
Others	314,796	313,579	347,364
Stocks of Emerging Stock Board listed companies and non-listed companies
General Interface Solution (GIS) Holding Limited	829,800	848,834	—
Chi Lin Optoelectronics Co., Ltd.	425,995	447,462	132,970
Fitipower Integrated Technology Inc.	291,620	202,790	—
Tera Xtal Technology Co., Ltd.	175,816	250,256	310,095
AvanStrate Inc.	96,900	136,771	147,058
Others	104,677	170,341	243,819
	$3,995,952	$3,952,530	$7,438,301

1.                     From January 1 to March 31 in 2014 and 2013, the amount recognized by the Company and its subsidiaries in other comprehensive profit or loss was profit of $14,526 and profit of $2,417,323 due to changes in fair value, respectively.

2.                     Upon approval from the board of directors, the Company and its subsidiaries disposed of stocks and depository receipts of Himax Technologies, Inc. in June 2013 and recognized a gain on disposal of investments of $1,880,884.

3.                     All investees of the Company’s and its subsidiaries’ investments in debt instruments have good credit quality and their credit ratings are above twA+. The maximum amount of exposure to credit risk as at the balance sheet date is the carrying amount of financial assets at fair value through profit or loss-debt instruments.

(4)               Financial assets measured at cost — non-current

Items	March 31, 2014	December 31, 2013	March 31, 2013
Stocks of non-listed companies
TopTaiwan VI Venture Capital Co., Ltd.	$—	$—	$198,490

Since the aforesaid subject investment held by the Company was not publicly traded in an active market and no sufficient industry information on comparable companies and relevant financial information on the investee was available, its fair value could not be reasonably and reliably measured and it was classified as “financial asset measured at cost”. In the fourth quarter of 2013, the Company disposed of this financial asset at a consideration of $192,758.

(5)               Hedging derivative financial liabilities

Items	March 31, 2014	December 31, 2013	March 31, 2013
Current items
Cross currency swap-fair value hedge	$—	$—	$242,304
Interest rate swap-cash flow hedge	14,068	—	22,805
Total	$14,068	$—	$265,109

Non-current items
Interest rate swap-cash flow hedge	$—	$21,918	$50,984

1.                     Fair value hedge

	Designated hedging instruments
	Derivative instruments designated for	Fair value
Hedged items	hedging purpose	March 31, 2014	December 31, 2013	March 31, 2013
Long-term foreign currency borrowings	Cross currency swap	$—	$—	$(242,304)

The interest on the Company’s long-term foreign currency borrowings may be exposed to the risk of fair value fluctuation as a result of changes in exchange rates. The Company determined that this risk might be material, thus it entered into a swap contract to hedge this risk previously. The contract fell due and was completed in November 2013.

2.                     Cash flow hedge

	Designated hedging instruments				The period when
	Derivative instruments designated for	Fair value		The period when cash flows are expected	relevant profit or loss is expected to be recognized in
Hedged items	hedging purpose	March 31, 2014	December 31, 2013	to be incurred	current profit or loss
Long-term borrowings	Interest rate swap	$(14,068)	$(21,918)	2008-2015	2008-2015

	Designated hedging instruments			The period when
	Derivative instruments designated for	Fair value	The period when cash flows are expected	relevant profit or loss is expected to be recognized in
Hedged items	hedging purpose	December 31, 2013	to be incurred	current profit or loss
Long-term borrowings	Interest rate swap	$(73,789)	2008-2015	2008-2015

(1)               The Company’s floating rate debts (under “Long-term borrowings and long-term borrowings falling due within one year”) may experience a fluctuation in future cash flows due to changes in market interest rates and cause risks. The Company determined that this risk might be material, thus the Company entered into interest rate swap contract to exchange floating rates (TWD90/180CP (Page51328)) for fixed rates, so as to hedge its risk exposure.

(2)               Cash flow hedges recognized in current profit or loss and other comprehensive profit or loss information

Items	January 1 to March 31, 2014	January 1 to March 31, 2013

Amounts of current adjustment to other comprehensive profit or loss	$(131)	$601
Amounts transferred from other comprehensive profit or loss to current profit or loss	(7,720)	(28,207)

(3)               Due to ineffective cash flow hedges, the Company and its subsidiaries recognized a loss of $1,607 from January 1 to March 31, 2013.

(6)               Notes and accounts receivable

	March 31, 2014	December 31, 2013	March 31, 2013
Notes receivable	$21,447	$24,516	$21,447
Accounts receivable	69,390,247	68,063,587	79,879,232

	$69,411,694	$68,088,103	$79,900,679
Less: Allowance for sales returns and discounts	(1,483,357)	(1,590,591)	(1,163,838)
Less: Allowance for doubtful accounts	(139,240)	(139,221)	(139,089)
	$67,789,097	$66,358,291	$78,597,752

1.                     All accounts receivable of the Company and its subsidiaries which are neither overdue nor impaired met the credit extension criteria determined based on the industry characteristics, business scale and profit status of the counterparty.

2.                     The ageing of notes and accounts receivable which are overdue but not impaired is analyzed as follows:

	March 31, 2014	December 31, 2013	March 31, 2013
Within 30 days	$2,174,105	$2,963,791	$1,176,855
31-90 days	3,292,504	759,943	314,037
91-180 days	807,018	130,884	64,223
Over 181 days	250,047	157,567	253,905
	$6,523,674	$4,012,185	$1,809,020

Set out above is the ageing analysis made based on the number of days overdue.

3.                     Analysis of changes in impaired notes and accounts receivable:

(1)               As at March 31, 2014, December 31, 2013 and March 31, 2013, the impaired accounts receivable of the Company and its subsidiaries amounted to $139,240, $139,221 and $139,089, respectively.

(2)               The following table sets out the changes in allowance for doubtful debts in relation to individually assessed impairment losses:

	2014	2013
January 1	$139,221	$117,322
Allowance for doubtful debts-presented for the current period	5	313
Allowance for doubtful debts-reclassified for the current period	—	21,447
Net exchange difference	14	7
March 31	$139,240	$139,089

4.                     The maximum amount of exposure of the Company’s and its subsidiaries’ accounts receivable to credit risk is the carrying amount of accounts receivable.

(7)               Inventories

	March 31, 2014	December 31, 2013	March 31, 2013
Raw materials	$4,083,967	$4,397,262	$7,782,456
Work in process	32,705,444	30,425,381	33,218,803
Finished goods	17,186,650	18,903,391	7,964,835
	53,976,061	53,726,034	48,966,094
Less: allowance for inventory valuation losses	(3,041,544)	(3,201,878)	(3,782,911)
	$50,934,517	$50,524,156	$45,183,183

Relevant expense and loss on inventories recognized for the current period:

	January 1, to March 31, 2014	January 1, to March 31, 2013
Cost of inventories sold	$83,926,618	$108,622,855
Inventories valuation loss (recovery gain)	92,652	(870,088)
Income from sales of tailings and scraps	(105,329)	(150,264)
Retirement loss	19,115	234,414
Others	—	(41)
	$83,933,056	$107,836,876

The net realizable value of inventories recovered because the Company and its subsidiaries liquidated obsolete and slow-moving inventories, which mitigated the risk of inventories suffering from a price decline loss.

(8)               Investments accounted for using the equity method

	March 31, 2014	December 31, 2013	March 31, 2013
Chimei Materials Technology Corp.	$1,530,136	$1,883,267	$1,756,780
Ampower Holding Ltd.	1,526,338	1,526,449	1,495,834
GIO Optoelectronics Corp.	461,216	476,176	492,942
Contrel Technology Co., Ltd.	296,837	473,259	460,868
TOA Optronics Corporation	382,622	410,671	418,988
Others	128,834	149,312	717,929
	$4,325,983	$4,919,134	$5,343,341

1.                     The consolidated financial information of the Company’s and its subsidiaries’ affiliates is as follows:

	Assets	Liabilities	Income	Profit or loss
March 31, 2014	$26,829,448	$9,271,510	$4,792,254	$414,197
December 31, 2013	24,441,179	7,330,642	21,222,917	2,223,356
March 31, 2013	35,287,437	17,997,421	5,885,880	(137,312)

2.                     The fair values of the Company’s and its subsidiaries’ affiliates that have public quotations are as follows:

	Price per share ($)
	March 31, 2014	December 31, 2013	March 31, 2013
Chimei Materials Technology Corp.	$35.05	$36.45	$35.70
Contrel Technology Co., Ltd.	17.45	16.95	9.52

(9)                Property, plant and equipment

	Land	Buildings and structures	Machinery and equipment	Testing equipment	Others	Uncompleted projects and equipment pending for testing	Total
January 1, 2014
Costs	$3,852,792	$184,139,364	$433,442,047	$7,881,603	$21,297,069	$3,265,167	$653,878,042
Accumulated depreciation and impairment	—	(68,425,305)	(291,198,835)	(4,501,716)	(16,246,427)	—	(380,372,283)
	$3,852,792	$115,714,059	$142,243,212	$3,379,887	$5,050,642	$3,265,167	$273,505,759

2014
January 1	$3,852,792	$115,714,059	$142,243,212	$3,379,887	$5,050,642	$3,265,167	$273,505,759
Additions	—	5,673	111,688	11,189	29,475	3,883,593	4,041,618
Disposal	—	(2,396)	(460,256)	(8,755)	(40,016)	(41,065)	(552,488)
Transfer	—	108,549	1,363,846	31,858	531,541	(2,087,187)	(51,393)
Depreciation charge	—	(3,993,214)	(11,207,862)	(207,183)	(602,067)	—	(16,010,326)
Net exchange difference	—	(337,876)	(717,586)	(454,477)	195,357	2,048,000	733,418
March 31	$3,852,792	$111,494,795	$131,333,042	$2,752,519	$5,164,932	$7,068,508	$261,666,588

March 31, 2014
Costs	$3,852,792	$183,013,312	$433,188,201	$7,380,642	$21,285,878	$7,068,508	$655,789,333
Accumulated depreciation and impairment	—	(71,518,517)	(301,855,159)	(4,628,123)	(16,120,946)	—	(394,122,745)
	$3,852,792	$111,494,795	$131,333,042	$2,752,519	$5,164,932	$7,068,508	$261,666,588

	Land	Buildings and structures	Machinery and equipment	Testing equipment	Others	Uncompleted projects and equipment pending for testing	Total
January 1, 2013
Costs	$3,852,792	$179,137,767	$405,398,313	$7,447,421	$18,849,673	$25,722,521	$640,408,487
Accumulated depreciation and impairment	—	(51,417,547)	(238,302,893)	(4,122,405)	(14,039,783)	—	(307,882,628)
	$3,852,792	$127,720,220	$167,095,420	$3,325,016	$4,809,890	$25,722,521	$332,525,859
2013
January 1	$3,852,792	$127,720,220	$167,095,420	$3,325,016	$4,809,890	$25,722,521	$332,525,859
Additions	—	12,925	9,713	1,912	38,140	3,482,095	3,544,785
Disposal	—	(638)	(358,907)	(52,251)	(24,538)	—	(436,334)
Transfer	—	1,295,165	7,599,321	281,574	713,294	(10,376,485)	(487,131)
Depreciation charge	—	(3,807,270)	(15,255,278)	(201,187)	(995,801)	—	(20,259,536)
Net exchange difference	—	458,853	647,859	(11,454)	186,991	41,819	1,324,068
March 31	$3,852,792	$125,679,255	$159,738,128	$3,343,610	$4,727,976	$18,869,950	$316,211,711
March 31, 2013
Costs	$3,852,792	$181,078,733	$414,144,555	$7,546,026	$19,625,513	$18,869,950	$645,117,569
Accumulated depreciation and impairment	—	(55,399,478)	(254,406,427)	(4,202,416)	(14,897,537)	—	(328,905,858)
	$3,852,792	$125,679,255	$159,738,128	$3,343,610	$4,727,976	$18,869,950	$316,211,711

For more information on the guarantees provided for property, plant and equipment, please refer to Note VIII.

(10)        Investment properties

	Land	Buildings and structures	Total

January 1, 2014
Costs	$188,247	$568,440	$756,687
Accumulated depreciation and impairment	—	(49,837)	(49,837)

	$188,247	$518,603	$706,850

2014
January 1	$188,247	$518,603	$706,850
Depreciation charge	—	(3,293)	(3,293)

March 31	$188,247	$515,310	$703,557

March 31, 2014
Costs	$188,247	$568,440	$756,687
Accumulated depreciation and impairment	—	(53,130)	(53,130)

	$188,247	$515,310	$703,557

	Land	Buildings and structures	Total

January 1, 2013
Costs	$188,247	$568,440	$756,687
Accumulated depreciation and impairment	—	(36,664)	(36,664)

	$188,247	$531,776	$720,023

2013
January 1	$188,247	$531,776	$720,023
Depreciation charge	—	(3,293)	(3,293)

March 31	$188,247	$528,483	$716,730

March 31, 2013
Costs	$188,247	$568,440	$756,687
Accumulated depreciation and impairment	—	(39,957)	(39,957)

	$188,247	$528,483	$716,730

The fair value of the investment properties held by the Company and its subsidiaries as at March 31, 2014, December 31, 2013 and March 31, 2013 amounted to $721,774, $721,774 and $766,187, respectively. These were the results of the assessment made by the Company using the comparison method after obtaining market trading information.

(11)        Intangible assets

1.                     Intangible assets refer to goodwill, TFT-LCD related technical transfer fees, license fees, details of which are as follows:

	Patents	License fees	Goodwill	Others	Total

January 1, 2014
Costs	$2,793,810	$6,013,498	$17,096,628	$3,497,213	$29,401,149
Accumulated amortization and impairment loss	(2,343,931)	(2,872,039)	—	(2,970,185)	(8,186,155)

	$449,879	$3,141,459	$17,096,628	$527,028	$21,214,994

2014
January 1	$449,879	$3,141,459	$17,096,628	$527,028	$21,214,994
Addition	—	—	—	10,864	10,864
Transfer	—	—	—	51,393	51,393
Amortization expenses	(139,691)	(225,663)	—	(82,877)	(448,231)
Exchange differences, net	—	—	—	1,452	1,452

March 31	$310,188	$2,915,796	$17,096,628	$507,860	$20,830,472

March 31, 2014
Costs	$2,696,567	$6,012,926	$17,096,628	$3,412,642	$29,218,763
Accumulated amortization and impairment loss	(2,386,379)	(3,097,130)	—	(2,904,782)	(8,388,291)

	$310,188	$2,915,796	$17,096,628	$507,860	$20,830,472

	Patents	License fees	Goodwill	Others	Total

January 1, 2013
Costs	$2,696,568	$5,002,077	$17,096,628	$3,407,239	$28,202,512
Accumulated amortization and impairment loss	(1,643,045)	(959,556)	—	(2,690,852)	(5,293,453)

	$1,053,523	$4,042,521	$17,096,628	$716,387	$22,909,059

2013
January 1	$1,053,523	$4,042,521	$17,096,628	$716,387	$22,909,059
Addition	—	1,700	—	28,244	29,944
Transfer	—	—	—	26,779	26,779
Amortization expenses	(150,911)	(225,578)	—	(103,574)	(480,063)
Exchange differences, net	—	(196)	—	(487)	(683)

March 31	$902,612	$3,818,447	$17,096,628	$667,349	$22,485,036

March 31, 2013
Costs	$2,696,568	$5,003,581	$17,096,628	$3,933,296	$28,730,073
Accumulated amortization and impairment loss	(1,793,956)	(1,185,134)	—	(3,265,947)	(6,245,037)

	$902,612	$3,818,447	$17,096,628	$667,349	$22,485,036

2.                     Details of intangible assets amortization are as follows:

	January 1 to March 31, 2014	January 1 to March 31, 2013

Operating costs	$268,975	$279,040
Operating expenses	179,256	201,023

	$448,231	$480,063

3.                     The Company evaluated the impairment of recoverable amount of the goodwill at the end of the reporting period and used the value in use as the basis for calculation of the recoverable amount. The value in use was calculated based on the estimated future cash flows of five years, which was discounted at the discount rate of 3.71% and 4.75% for the periods from January 1 to March 31, 2014 and from January 1 to March 31, 2013, respectively, to reflect the specific risks of the related cash generating units. The future cash flows were estimated based on the future revenue, gross profit, and other operating costs each year. Based on the evaluation above, the Company did not recognize impairment loss on goodwill.

(12)        Held-for-sale non-current assets

After the Company’s Board of Directors resolved to sell certain idle assets in 2012, which was expected to be completed in 2014, the assets were then reclassified by the Company and its subsidiaries as held-for-sale non-current assets, details of which are as follows:

	March 31, 2014	December 31, 2013	March 31, 2013

Properties, plant and equipment	$113,681	$113,681	$404,534

Held-for-sale group was re-measured at the lower of its carrying amount and fair value less cost to sell, resulting in impairment loss of $94,044 for 2012.

(13)        Short-term loans

Nature of loans	March 31, 2014	December 31, 2013	March 31, 2013	Collateral

Bank loans
Credit loans	$40,387,474	$31,179,767	$29,681,014	Nil

Range of interest rate	2.000%~4.0550%	1.7461%~3.8919%	0.8900%~5.4000%

(14)        Long-term loans

Nature of loans	Period of loans	March 31, 2014

Syndicated bank loans	2005.03~2016.11	$143,163,432
Guaranteed commercial papers	2012.11~2015.07	258,414

		$143,421,846
Less: syndicated loan bank fee		(150,266)
Less: portion due within one year- syndicated loans (including syndicated loan bank fee)		(55,880,847)
Less: portion due within one year- other long-term loans		(129,300)

		$87,261,433

Range of interest rate		1.385%~2.28%

Nature of loans	Period of loans	December 31, 2013

Syndicated bank loans	2005.03~2016.11	$152,654,461
Guaranteed commercial papers	2012.11~2015.07	258,354
Credit loans	2009.09~2014.06	16,372,450

		$169,285,265
		(187,557)
Less: syndicated loan bank fee		(152,466,904)
Less: portion due within one year- syndicated loans (including syndicated loan bank fee)		(16,630,804)

Less: portion due within one year- other long-term loans		$—

Range of interest rate		0.995%~2.795%

Nature of loans	Period of loans	March 31, 2013

Syndicated bank loans	2005.03~2016.11	$174,457,112
Guaranteed commercial papers	2013.03~2015.07	365,785
Credit loans	2009.09~2013.12	37,981,663
Lease payable	2008.05~2013.05	980,000

Less: syndicated loan bank fee		$213,784,560
Less: portion due within one year- syndicated loans (including syndicated loan bank fee)		(333,964)
Less: portion due within one year- other long-term loans		(31,637,084)
Less: portion due within one year- lease payable		(38,089,224)
Range of interest rate		(980,000)

		$142,744,288

Range of interest rate		0.9221%~3.2271%

1.                     Please refer to Note 8 for the provision of collateral for long-term loans.

2.                     The syndicated loans agreements specified that the Company shall maintain the specified financial ratios such as current ratio, liability ratio, interest coverage ratio and tangible net worth ratio, which were calculated based on the Company’s annual consolidated financial statements audited by independent auditors. Various financial ratios in the Company’s 2013 consolidated financial statements met the requirements prescribed in the agreements.

3.                     In December 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the “Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. The Company signed the “Syndicated Loan Repayment Agreement” with all financial institution creditors on April 5, 2012, mainly as follows:

(1)               Medium and long-term syndicated loans

The medium and long-term syndicated loans that will be due between 2012 and 2014 will be extended for 2-3 years. Principal is repayable every year based on a fixed percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

(2)               Short and medium-term non-syndicated loans

The outstanding balance of each loan (or original credit lines) is renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may make two applications to each bank for extension of such loans for one year each time. Interest is charged at the original interest rate plus premium rate and extension fee is charged based on a fixed percentage.

(3)               Credit lines of derivative financial instruments

At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may two applications to each bank for extension of such credit lines for one year each time. Extension fee is charged based on a fixed percentage.

(4)               Other matters

I.                      All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments.

II.                 All financial institution creditors agreed to waive the agreement and commitment that the Company shall early repay all or part of the loans as prescribed by the original agreements before the period of negotiation for extension of such loans.

(5)               The Company’s significant commitments

The Company is committed to capital increase with certain amount of cash within 3 years from 2012 and focusing on its principal businesses, and will not make investments in other non-principal businesses, except for equipment improvements or equipment additions for its principal businesses. Further, the Company shall not take such legal actions as application for bankruptcy or reorganization during the term of the syndicated loan repayment agreement.

4.                    The Company failed to meet the time limit for cash capital increase prescribed in the syndicated loan repayment agreement at the end of 2013. According to the agreements, the syndicated banks may take actions, including (but not limited to) announcing that all utilized but outstanding principal, interest, fees and other accrued expenses payable to the syndicated banks in accordance with the syndicated loan agreements have fallen due immediately. Therefore, the Company reclassified the outstanding syndicated loans and other long-term loans amounting to $169,097,708 (including syndicated loan bank fee) as of December 31, 2013 to “long-term liabilities due within one year or one operation cycle”. However, on January 27, 2014, the financial institution creditors agreed to extend the cash capital increase, which was scheduled to be completed at the end of 2013, to the end of 2014. Therefore, the syndicated loans have not been fully reclassified to “long-term liabilities due within one year or one operation cycle” since the first quarterly financial statements of 2014.

5.                    Lease payable is set out as follows:

Leased assets	Lease term	Lease payment and payment method	Restrictions and significant terms under lease agreements

Machinery equipment and factory facility	2008.05.19~ 2013.05.19	Down payment of $4,000,000 made on May 19, 2008. 9 subsequent payments to be made semiannually of $990,000 each from May 19, 2009 to May 19, 2013.

1.    The lessor shall unconditionally transfer the ownership of the leased properties to the lessee upon the expiration of the lease term.

2.    These leased assets have to be fully insured with the lessor as co-insured and the Company is responsible for maintenance and repair of the leased assets.

(15)        Pension

1.                     Defined benefit pension plan

(1)                The Company has established a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain in the benefit pension plan subsequent to the enforcement of the Labor Pension Act. Under the defined benefit pension plan, employees were entitled to two base points for every year of service for the first 15 years and one base point for each additional year thereafter, up to a maximum of 45 base points. The pension payment to employees was computed based on years of service and average salaries or wages of the last six months prior to approved retirement. The Company contributed monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee.

(2)                Pension expenses in the amount of $6,498 were recognized for the period from January 1 to March 31, 2013.

(3)               The Scientific Industry Garden Area Administrative Bureau agreed to suspend the contributions by the Company to the labor retirement reserve in June 2013.

2.                     Defined contribution retirement plan

(1)               In accordance with the Labor Pension Act, the Company and its domestic subsidiaries have a defined contribution employee retirement plan covering all domestic employees from July 1, 2005. The Company and its domestic subsidiaries contribute monthly an amount based on 6% of employees’ monthly salaries and wages to the employees’ personal pension accounts with the Bureau of Labor Insurance. Employees may choose to receive pension on a monthly basis or as lump sum payment upon retirement determined based on the account balance plus accumulated investment gains.

(2)               The subsidiaries in Mainland China contribute an amount monthly based on a certain proportion of employees’ monthly salaries and wages, 10%~11% for the periods from January 1 to March 31, 2014 and from January 1 to March 31, 2013, respectively, to a pension plan administered by a PRC government agency. The plan is administered by the government of Mainland China and the Company and its subsidiaries do not have any further obligation beyond its monthly contribution.

(3)               The Company and its subsidiaries which participated in defined contribution pension plans recognized pension costs in the amount of $456,874 and $401,241 for the periods from January 1 to March 31, 2014 and from January 1 to March 31, 2013, respectively.

(16)        Share-based payment

1.                     For the periods from January 1 to March 31, 2014 and from January 1 to March 31, 2013, the Company’s share-based payment transactions (other than the employee stock options acquired because of the merger as stated in paragraph 2 below) were as follows:

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period (year)	Vesting conditions

Employee stock options	2007.12.20	25,000	6	(2) (3)
Employee stock options	2010.05.13	20,000	5	(1)
Employee stock options	2011.05.19	50,000	5	(1)
Cash capital increase reserved for subscription by employees	2012.08.29	60,000	—	Immediate vesting
Cash capital increase reserved for subscription by employees	2013.01.17	36,122	—	Immediate vesting
Restricted new shares-free allotment	2013.01.30	31,151	3	(4) (5)
Restricted new shares- paid subscription	2013.01.30	31,151	3	(4) (5)
Restricted new shares-free allotment	2013.03.29	844	3	(4) (5)
Restricted new shares- paid subscription	2013.03.29	844	3	(4) (5)
Restricted new shares-free allotment	2013.12.12	4,268	3	(4) (5)
Restricted new shares-paid subscription	2013.12.12	4,268	3	(4) (5)

(1)               The employees may exercise the stock options in installment based on 30%, 30% and 40% of total options granted on completion of the specified year(s) of service (one to four years) from the grant date.

(2)               The employees may exercise the stock options in installment based on 40%, 30% and 30% of total options granted on completion of the specified year(s) of service (three to five years) from the grant date.

(3)               The employee stock options had already expired.

(4)               The employees may fulfil the vesting conditions in installment based on 20%, 40% and 40% of total conditions vested on completion of the specified year(s) of service (one to three years) from the grant date.

(5)               The rights and obligations of the Company with respect to issuing restricted new shares shall limit the employees’ rights of transfer, voting rights at general meetings, rights of share allotment (subscription) and rights of dividends distribution, prior to their satisfaction of vesting conditions.

(6)               The fair value of employee stock options, which were granted from 2010 to 2013 in share-based payment transactions, was estimated using the Black-Scholes option pricing model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit

Restricted new shares
– free allotment	2013.12.12	10.65	—	—	—	—	—	10.65
– paid subscription	2013.12.12	10.65	5.00	—	—	—	—	5.65

Restricted new shares
– free allotment	2013.3.29	18.40	—	—	—	—	—	18.40
– paid subscription	2013.3.29	18.40	5.00	—	—	—	—	13.40

Restricted new shares
– free allotment	2013.1.30	15.35	—	—	—	—	—	15.35
– paid subscription	2013.1.30	15.35	5.00	—	—	—	—	10.35

Cash capital increase reserved for subscription by employees	2013.1.17	14.15	12.98	48.20	0.36	0.00	0.65	1.17

Cash capital increase reserved for subscription by employees	2012.8.29	9.45	9.00	49.28	0.72	0.00	0.68	0.71

Employee stock options	2011.05.19	26.70	26.70	35.67	48.60	0.00	1.00	7.31~8.32

Employee stock options	2010.05.13	39.85	39.85	51.57	48.60	0.00	0.80	15.12~16.98

2.                     Employee stock options acquired because of the merger

(1)               Details were as follows:

Type of arrangement	Grant date	Quantity granted (in thousand units)	Contract period	Vesting conditions

Employee stock options	2009.09.30	24,819	5 years	B
Employee stock options	2007.07.02	21(A)	6 years	C, D
Employee stock options	2007.12.27	2(A)	6 years	C, D

A.                  Each unit of stock options can subscribe for 1,000 shares of common stock.

B.                  The employees may exercise the stock options in installment based on 50% and 50% of total options granted on completion of the specified years of service (two to three years) from the grant date.

C.                  The employees may exercise the stock options in installment based on 25%, 25%, 25% and 25% of total options granted on completion of the specified years of service (two to five years) from the grant date.

D.                  The employee stock options had already expired.

E.                   The quantity of employee stock options granted above had been adjusted by share conversion rate.

(2)               For the employee stock options assumed by the Company due to the merger, the cost after calculation attributable to acquisition cost (equal amount was recognized as capital reserve - employee stock options under stockholders’ equity) and attributable to compensation cost over the remaining vesting period after the merger were $310,999 and $453,371, respectively.

(3)               The fair value of employee stock options was estimated using the Hull & White (2002) Enhanced FASB 123 binomial model. The information was as follows:

Type of arrangement	Grant date	Price (in dollars)	Strike price (in dollars)	Expected volatility (%)	Expected duration (month)	Expected dividend yield (%)	Risk-free interest rate (%)	Fair value per unit

Employee stock options	2009.09.30	51.6	39.20	45.10	36.78	0.61	0.82	3.57 ~ 4.14
Employee stock options	2009.07.02	51.6	67.53	45.10	24.78	0.61	0.82	4.23 ~ 4.41
Employee stock options	2007.12.27	51.6	80.63	45.10	48.54	0.61	0.82	3.65 ~ 3.82

3.                     For the periods from January 1 to March 31, 2014 and from January 1 to March 31, 2013, details of the employee stock options were as follows:

	2014
Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining contract period	Weighted average stock price of stock options during exercise period (in dollars)

Opening options outstanding as at January 1	94,819	$28.71
Options exercised for the period	—	—			$10.66
Options expired for the period	—	—

Ending options outstanding as at March 31	94,819	28.71	$34.46	1.13Years

			23.82	2.14Years
			33.93	0.50Years
Ending exercisable options as at March 31	51,819	31.13

	2013
Stock options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining contract period	Weighted average stock price of stock options during exercise period (in dollars)

Opening options outstanding as at January 1	119,842	$41.79
Options exercised for the period	—	—			$16.22
Options expired for the period	—	—

Ending options outstanding as at March 31	119,842	38.20	$56.27	0.73Years

			34.46	2.13Years
			23.82	3.14Years
			33.93~67.45	0.93Years
Ending exercisable options as at March 31	55,842	48.02

4.                     For the periods from January 1 to March 31, 2014 and from January 1 to March 31, 2013, the expenses incurred in connection with share-based payment transactions (equity delivery) were $92,183 and $151,523, respectively.

(17)        Allowances for liabilities-current

	Warranty	Sales returns and discounts	License fees	Total

Balance as at January 1, 2014	$140,809	$148,915	$2,002,787	$2,292,511
Increase in allowances for liabilities for the period	509,916	555,486	321,510	1,386,912
Utilization of allowances for liabilities for the period	(530,442)	(395,669)	(1,521,829)	(2,447,940)

Balance as at March 31, 2014	$120,283	$308,732	$802,468	$1,231,483

1.                     Allowances for warranty

Allowances for warranty liabilities of the Company and its subsidiaries, primarily related to sales of TFT-LCD panel products, were estimated based on the historical information on warranty of such products.

2.                     Sales returns and discounts

Allowances for liabilities with respect to sales returns and discounts of the Company and its subsidiaries, primarily related to sales of TFT-LCD panel products, were estimated based on the historical information on sales returns and discounts of such products.

3.                     License fees

Allowances for liabilities with respect to license fees of the Company and its subsidiaries, primarily related to manufacture, research and development of TFT-LCD panel products, were estimated based on the license fees required for manufacture, research and development of such products.

(18)        Share capital

1.                     As of March 31, 2014, the Company’s authorized and paid-in capital were $110,000,000 (including 500,000,000 shares reserved for issue of employee stock options) and $91,064,572, respectively, with a par value of $10 per share. The amounts paid on the Company’s shares in issue were received in full. The quantity of the Company’s common stock outstanding was adjusted between opening period and ending period as follows:

	2014	2013
	No. of shares (in thousands)	No. of shares (in thousands)

January 1	9,109,429	7,912,971
Cash capital increase	—	1,125,000
Issue of restricted new shares	—	63,990
Cancellation of restricted new shares	(2,972)	—

March 31	9,106,457	9,101,961

2.                     On December 17, 2013, the Board of Directors of the Company resolved to issue no more than 2,000,000,000 shares of common stock by raising additional cash domestically, or participate in the issue of global depository receipts (the “GDRs”) by issuing common stock with cash capital increase. Among these, the cash capital increase proposal for 1,000,000,000 shares of common stock was effective with the approval of Financial Supervisory Committee in March 2014.

3.                     On June 25, 2012, the Board of Directors of the Company resolved to issue 600,000,000 new shares of common stock by raising additional cash at an issue price of $9 per share.

4.                     Pursuant to a mandate granted by the general meeting in June 2012, the Board of Directors of the Company resolved to issue the GDRs by cash capital increase via issuance of new shares on July 18, 2012, the placing of which was completed in January 2013. This cash capital increase issued a total of 1,125,000,000 new shares, of which 112,500,000 shares were issued for subscription by employees, and remaining 1,012,500,000 shares were applied towards issuing 101,250,000 GDRs which are listed on the Luxembourg Stock Exchange. Each GDR offered hereby represented 10 common stocks of the Company and was issued at a price of US$4.481 per GDR (equivalent to NT$12.98 per share). This cash capital increase raised a total of $14,519,051 (after deducting the issue costs). As of March 31 2014, there were a total of 393,000 units of the aforesaid GDRs outstanding, representing 3,928,000 common stocks of the Company.

5.                     Pursuant to a mandate granted by the general meeting in June 2012, the Board of Directors of the Company resolved to free allot, and subscribe with compensation, 36,263,000 shares at a subscription price of $5 per share by issuing the restricted new shares, on January 30, March 29 and November 12, 2013, respectively. The capital increase used January 30, March 29 and December 12, 2013 as the base date. The rights and obligations with respect to this issuance of common stocks shall limit the employees’ rights of transfer, voting rights at general meetings, rights of share allotment (subscription) and rights of dividends distribution, prior to their satisfaction of vesting conditions. As of March 31, 2014, the Company repurchased 4,040,000 restricted new shares which did not meet the vesting conditions, and reduced capital according to law.

6.                     The stockholders at the general meeting on January 6, 2010 approved the merger of the Company with other companies by share conversion, with the Company as the surviving company. The Company issued 4,046,382,000 new shares based on the exchange ratio in the merger contract. The new shares, which were issued due to the merger, include the common stock issued by the acquired companies in May and December, 2006 through private placement. The issuance of 570,929,000 shares was determined based on the exchange ratio in the merger contract. The rights and obligations of the private common shares are the same as other issued common stocks, except for the transferring restriction under R.O.C. Securities and Exchanges Act and the listing restriction that no public listing will be allowed within three years since the day of issuance and only if the Company completes the application to publicly issued the shares. The aforementioned private common shares have not been publicly issued as of March 31, 2014.

7.                     The Board of Directors of the Company resolved in August 2007 to issue 300,000,000 shares of common stock by raising additional cash, of which 299,935,000 shares of common stock were applied towards issuing 149,967,500 units of GDRs. These GDRs are listed on the London Stock Exchange, with a unit of GDRs representing 2 shares of common stock. Each unit of GDR was issued at premium of US$9.02. As of March 2013 when the Board of Directors of the Company resolved to close the aforesaid GDRs (the effective date of termination was in May 2013), depository and custody institutions completed the related matters such as cancellation and distribution of premiums in November 2013.

(19)        Capital reserve

                              Pursuant to the R.O.C. Company Law, capital reserve arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit. Further, the R.O.C. Securities and Exchange Law requires that the amount of capital reserve to be capitalized mentioned above shall not exceed 10% of the paid-in capital each year. Accumulated deficit shall be first covered by retained earnings before capital reserve can be used to cover ay accumulated deficit.

	2014
	Share premium	Movement in affiliated companies’ net equity accounted for under equity method	Employee stock options	Restricted stocks	Total

January 1	$94,106,611	$56,303	$1,697,935	$197,892	$96,058,741
Cancellation of restricted new shares	—	—	—	29,716	29,716
Vesting of restricted new shares	34,795	—	—	(34,795)	—
Movement in restricted new shares	—	—	—	16,978	16,978
Share-based compensation costs	—	—	19,145	—	19,145
Movement in affiliated companies’ net equity accounted for under equity method	—	(549)	—	—	(549)

March 31	$94,141,406	$55,754	$1,717,080	$209,791	$96,124,031

	2013
	Share premium	Movement in affiliated companies’ net equity accounted for under equity method	Employee stock options	Restricted stocks	Total

January 1	$118,065,992	$24,241	$1,587,747	$—	$119,677,980
Issue of GDRs with cash capital increase	3,269,051	—	—	—	3,269,051
Issue of restricted new shares	—	—	—	189,512	189,512
Share-based compensation costs	42,263	—	47,690	—	89,953
Movement in affiliated companies’ net equity accounted for under equity method	—	16,264	—	—	16,264

March 31	$121,377,306	$40,505	$1,635,437	$189,512	$123,242,760

(20)         Retained earnings

1.                     In accordance with the Company’s Articles of Incorporation, annual earnings shall, after paying all taxes arising from the current year and covering prior years’ losses, be distributed in the following order: 10% as legal reserve, any other legally required special reserve and special dividends, and not less than 5% as bonuses to employees. The remaining amount shall be distributed pursuant to the proposal of the Board of Directors which shall be submitted to the general meetings for consideration, of which 0.1% shall be paid as remuneration to directors and supervisors and the remaining amount as dividends to stockholders. The Company is operating in a rapidly growing, capital intense and newly emerging industry and is in a stage of stable growth. Therefore, to support its long-term financial plan, investment environment and industrial competition in the future, the Board of Directors of the Company shall consider its future capital expenditure budget and funding needs in making dividend distribution proposal to the general meetings for approval, provided, however, that dividends distributed in respect of any year shall not exceed two-thirds of total dividends to stockholders.

2.                     Except for covering accumulated deficit or issuing new stocks or cash to shareholders in proportion to their share ownership, the legal reserve shall not be used for any other purpose. The use of legal reserve for the issuance of stocks or cash to shareholders in proportion to their share ownership is permitted, provided that the balance of the reserve exceeds 25% of the Company’s paid-in capital.

3.                     The proposals on covering accumulated deficit for 2012 were approved by the general meeting in June 2013. It was resolved not to distribute dividends and accrue employees’ bonus and directors’ and supervisors’ remuneration, and resolved to use additional capital reserve in excess of common stock amounting to $27,308,220 to cover accumulated deficit. In March 2014, the Company approved by a resolution of the Board of Directors the earnings distribution proposal for 2013 as follows:

	2013
	Amounts	Dividends per share ($)

Legally required reserve	$509,271
Special reserve	1,144,229
Cash dividends	90,496	$0.01

	$1,743,996

Further, the Board of Directors of the Company resolved to distribute cash $0.14 per share with capital reserve, totaling $1,266,944. When aggregating with cash dividends distributed to shareholders, total cash distributed per share was $ 0.15.

4.                     The employees’ bonus and directors’ and supervisors’ remuneration of the Company were estimated based on the percentage of net income after tax for any respective years specified in the Articles of Incorporation, taking account of the factors such as legally required reserve, amounting to $172,217 and $4,004 for 2013. The Board of Directors proposed in March 2014 that employees’ bonus and directors’ and supervisors’ remuneration shall be $343,922 and $90 respectively for 2013. The margin of $167,791 from the financial statement for 2013 was mainly attributable to application of different percentage, which will be treated as an accounting estimate with approval of general meetings and accounted for as expenses incurred in 2014. The Company did not accrue employees’ bonus and directors’ and supervisors’ remuneration for the periods from January 1 to March 31, 2014 and from January 1 to March 31, 2013.

The Board of Directors of the Company proposed to make the information on approved employees’ bonus and directors’ and supervisors’ remuneration available on open websites.

(21)  Other items of equity

	Foreign currency translation	Available- for-sale investments	Hedge allowances	Employee’s unearned remuneration	Total

January 1, 2014	$(78,074)	$(1,544,345)	$478,190	$(387,268)	$(1,531,497)
Cash flow hedge:
– fair value gains	—	—	131	—	131
– reclassified to profit or loss for the period	—	—	7,720	—	7,720
– taxes on fair value gains	—	—	(1,335)	—	(1,335)
Available-for-sale investments:
– evaluation adjustment	—	14,526	—	—	14,526
– transfer-out of evaluation adjustment	—	83,867	—	—	83,867
– taxes on evaluation adjustment	—	31,472	—	—	31,472
– evaluation adjustment-affiliated companies	—	511	—	—	511
Difference in foreign currency translation:
– the Group	783,542	—	—	—	783,542
– affiliated companies	6,971	—	—	—	6,971
Employee’s unearned remuneration:
– restricted new shares plan	—	—	—	—	—
– share-based compensation costs	—	—	—	53,585	53,585

March 31, 2014	$712,439	$(1,413,969)	$484,706	$(333,683)	$(550,507)

	Foreign currency translation	Available- for-sale investments	Hedge allowances	Employee’s unearned remuneration	Total

January 1, 2013	$(2,818,705)	$(1,609,513)	$423,629	$—	$(4,004,589)
Cash flow hedge:
– fair value losses	—	—	(601)	—	(601)
– reclassified to profit or loss for the period			28,207		28,207
– taxes on fair value gains	—	—	(4,693)	—	(4,693)
Available-for-sale investments:
– evaluation adjustment	—	2,417,323	—	—	2,417,323
– taxes on evaluation adjustment	—	(19,360)	—	—	(19,360)
– evaluation adjustment-affiliated companies	—	1,146	—	—	1,146
Difference in foreign currency translation:
– the Group	1,506,101	—	—	—	1,506,101
– affiliated companies	11,676	—	—	—	11,676
Employee’s unearned remuneration:
– restricted new shares plan	—	—	—	(695,033)	(695,033)
– share-based compensation costs	—	—	—	61,570	61,570

March 31, 2013	$(1,300,928)	$(789,596	$(446,542	$(633,463)	$(698,253)

(22)        Other income

	January 1 to March 31, 2014	January 1 to March 31, 2013

Rental income	$206,098	$223,381
Interest income	74,647	47,755
Other income	290,062	265,168

	$570,807	$536,304

(23)        Other gain and loss

	January 1 to March 31, 2014	January 1 to March 31, 2013

Net gain (loss) of financial assets and liabilities at fair value through profit or loss	$969,993	$(891)
Net foreign currency exchange (loss) gain	(585,341)	642,862
Gain from disposal of investments	365,693	—
Loss on disposal of property, plant and equipment	(113,277)	(14,409)
Litigation loss and others	(1,074,034)	(1,228,984)

	$(436,966)	$(601,422)

(24)        Finance cost

	January 1 to March 31, 2014	January 1 to March 31, 2013

Interest expense:
Bank borrowings	$1,129,062	$1,400,487
Others	14,618	19,881
Fair value profit or loss on financial instruments:
Loss transferred from equity for cash flow hedge	7,720	28,207
Cash flow hedge	—	(48,896)
Finance cost on assignment of accounts receivable	—	225

	$1,151,400	$1,399,904

(25)        Additional information on nature of expenses

	January 1 to March 31, 2014	January 1 to March 31, 2013

Employee benefit expenses	$9,911,265	$9,225,452
Depreciation expenses	16,013,619	20,259,536
Amortization expenses	529,803	596,562

	$26,454,687	$30,081,550

(26)        Employee benefit expenses

	January 1 to March 31, 2014	January 1 to March 31, 2013

Employee benefit expenses
Salaries	$7,890,351	$7,298,443
Employee stock options	92,183	151,523
Labor and health insurance	694,015	519,852
Pension	456,874	407,739
Other personnel expenses	777,842	847,895

	$9,911,265	$9,225,452

(27)        Income tax

1.                     Income tax expenses

(1)               Components of income tax expenses:

	January 1 to March 31, 2014	January 1 to March 31, 2013

Current income tax
Income tax arising from current income	$10,724	$339,685
Over/under evaluation of income tax for previous years	(31,669)	(22,254)

Total current income tax	(20,945)	317,431

Deferred income tax
Origination and reversal of temporary differences	30,137	(311,419)

Income tax expenses	$9,192	$6,012

(2)               Income tax in relation to other items of consolidated profit or loss statement:

	January 1 to March 31, 2014	January 1 to March 31, 2013

Fair value changes on available for-sale financial assets	$31,472	$19,360
Cash flow hedge	(1,335)	4,693

	$30,137	$24,053

2.                     The Company’s profit-seeking enterprise income tax has been assessed up to 2011 by tax collection authorities.

3.                     All of the Company’s undistributed earnings as shown in its accounts are earnings earned after 1998.

4.                     Information on the Company’s income tax integration is as follows:

	March 31, 2014	December 31, 2013	March 31, 2013

Balance of shareholder deductible tax account	$1,082,780	$1,082,780	$1,057,942

There was no shareholder tax credit ratio in respect of earning distribution for 2012 since it is resolved not to pay a dividend at the 2013 annual general meeting. The tax credit ratio in respect of earning distribution for 2013 is expected to be 20.48%.

(28)        Earnings per share

	January 1 to March 31, 2014
	Amount after tax	Weighted average number of outstanding shares (000’)	Earnings per share

Basic earnings per share
Net profit for the current period attributable to common shareholders of the parent	$152,560	9,045,730	$0.02

Diluted earnings per share
Net profit for the current period attributable to common shareholders of the parent	$152,560	9,045,730	$0.02
Effect of potentially dilutive common shares:
– restricted shares	—	18,113	—

Net profit for the current period	$152,560	9,063,843	$0.02

	January 1 to March 31, 2013
	Amount after tax	Weighted average number of outstanding shares (000’)	Earnings per share

Basic earnings per share
Net loss for the current period attributable to common shareholders of the parent	$1,683,707	8,750,471	$0.19

Diluted earnings per share
Net profit for the current period attributable to common shareholders of the parent	$1,683,707	8,750,471	$0.19
Effect of potentially dilutive common shares:
– restricted shares	—	8,494	—

Net profit for the current period	$1,683,707	8,758,965	$0.19

As employee stock options had anti-dilutive effect for the period from January 1 to March 31, 2014 and 2013, they were not included.

(29)        Non-cash transactions

1.                     Investing activities paid in part in cash:

	January 1 to March 31, 2014	January 1 to March 31, 2013

Purchase of property, plant and equipment	$4,041,618	$3,544,785
Add: equipment payable at the beginning of period	3,383,261	3,650,776
Less: equipment payable at the end of period	(3,255,953)	(2,740,006)

Cash paid during the current period	$4,168,926	$4,455,555

2.                     Investing activities received in part in cash:

	January 1 to March 31, 2014	January 1 to March 31, 2013

Purchase of property, plant and equipment	$435,557	$428,670
Add: equipment payable at the beginning of period	2,414,208	—
Less: equipment payable at the end of period	(102,936)	—

Cash received during the current period	$2,746,829	$428,670

7.                    RELATED PARTY TRANSACTIONS

(1)               Significant transactions with related parties

1.                     Operating revenue

	January 1 to March 31, 2014	January 1 to March 31, 2013

Sales:
– other related parties	$1,678,345	$1,768,486
– related companies	1,499	3,409

	$1,679,844	$1,771,895

Except that prices for sales to related parties by the Company were determined through negotiations by the parties due to lack of comparable transactions, other transaction terms were similar to those offered to general customers. The credit period provided to the related parties was 30~120 days after delivery or on a monthly-closing basis and the credit period provided to general customers was 30~90 days after delivery or on a monthly-closing basis.

2.                     Purchases

	January 1 to March 31, 2014	January 1 to March 31, 2013

Purchases:
– related companies	$3,491,433	$4,493,263
– other related parties	2,831,613	2,043,012

	$6,323,046	$6,536,275

Except that the transaction terms for purchases from related parties by the Company and its subsidiaries were determined through negotiations by the parties due to lack of comparable transactions, purchases from related parties by the Company and its subsidiaries were made at prevailing prices. The credit period provided by related parties was 30~120 days after delivery and the credit period provided by general customers was on a monthly-closing basis or 30~180 days after delivery.

3.                     Subcontracted processing

(1)               Subcontracted processing

	January 1 to March 31, 2014	January 1 to March 31, 2013

Processing fees:
– other related parties	$73,512	$—
– related companies	—	8,400

	$73,512	$8,400

(2)               Ending balance of subcontracted processing (included in “Other payables”)

	March 31, 2014	December 31, 2013	March 31, 2013

Payables to related parties :
– other related parties	$2,646,381	$2,576,372	$1,395,917
			[•]

The processing of some products of the Company and its subsidiaries was subcontracted by related companies to their subsidiaries in Mainland China. The processing fees were mainly charged based on cost plus method.

4.                     Accounts receivable

	March 31, 2014	December 31, 2013	March 31, 2013

Receivables from related parties:
– other related parties	$2,564,393	$2,047,883	$2,418,449
– related companies	974	2,102	413,851
	$2,565,367	$2,049,985	$2,832,300

Receivables from related parties were mainly derived from sales. Receivable sales were due within 30~120 days after sales. Such receivables were unsecured and non-interest bearing. Receivables from related parties were not provided for liabilities.

5.                     Accounts payable

	March 31, 2014	December 31, 2013	March 31, 2013

Payables to related parties:
– other related parties	$4,276,657	$4,522,389	$2,370,543
– related companies	4,041,488	4,233,854	5,329,805
	$8,318,145	$8,756,243	$7,700,348

Payables to related parties were mainly derived from purchases and were due within 30~120 days after purchases. Such payables were non-interest bearing.

6.                     Property transactions

Purchases of property

(1)               Acquisition of property, plant and equipment:

	January 1 to March 31, 2014	January 1 to March 31, 2013

– related companies	$199,811	$193,456
– other related parties	7,912	1,826
	$207,723	$195,282

(2)               Ending balance of purchases of property (included in “Other payables”):

	March 31, 2014	December 31, 2013	March 31, 2013

– related companies	$232,424	$32,374	$365,110
– other related parties	14,309	10,887	2,325
	$246,733	$43,261	$367,435

Disposal of property

(1)               Proceeds from and (loss) gain on disposal of property, plant and equipment:

	January 1 to March 31, 2014		January 1 to March 31, 2013
	Proceeds from disposal	(loss) gain on disposal	Proceeds from disposal	(loss) gain on disposal

– other related parties	$38,338	$3,938	$35,210	$4,224

(2)               Ending balance of disposal of property (included in “Other receivables”):

	March 31, 2014	December 31, 2013	March 31, 2013

– other related parties	$102,936	$82,280	$147,537

(2)               Information on remuneration of key management

	January 1 to March 31, 2014	January 1 to March 31, 2013

Salaries and other short-term employee benefits	$10,802	$12,817
Share-based payment	4,360	6,971
Post-employment benefits	54	117
	$15,216	$19,905

8.                    PLEDGED ASSETS

Carrying values breakdown of pledged assets of the Company and its subsidiaries is as follows:

	Carrying values
Assets	March 31, 2014	December 31, 2013	March 31, 2013	Purpose of collateral

Other financial assets-current	$244	$5,603	$239
– Time deposits	—	—	17,378	Tariff deposit, credit letter guarantee and short-term loan guarantee
– Time deposits	861,362	2,538,964	1,068,224	Land lease guarantee
– Savings deposits				Provision Account
Property, plant, and equipment	199,175,524	211,132,039	197,503,140	Long-term loan guarantee and performance guarantee of lease payable

Other financial assets-non-current
– Refundable deposits	12,075,840	12,327,000	11,469,000	Appeal deposit provided to the European Commission
– Refundable deposits	—	—	234,303	Appeal deposit provided to the European Commission
– Time deposits	722	722	—	Contract deposit

	$212,113,692	$226,004,328	$210,292,284

9.                    SIGNIFICANT CONTINGENT LIABILITIES AND OUTSTANDING CONTRACTUAL COMMITMENTS

(1)               Contingencies-significant legal issues

1.                     Chi Mei Optoelectronics Corporation, Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V., and Chi Mei Optoelectronics USA Inc. were investigated by the United States Department of Justice for suspected breach of the Anti-Trust Law in December 2006. Since then, certain state governments in the U.S. and the government of Europe, Brazil and Korea also filed for investigation. In addition, in the U.S. and Canada, some of the downstream clients of TFT-LCD industries and end customers filed claims, individually or as a class action. In some lawsuits, Chi Mei Optoelectronics Corporation and Chi Mei Optoelectronics USA Inc. were named as defendants. Explanations of the above significant investigation cases under the Anti-Trust Law are as follows:

(1)               The Company reached an agreement with the United States Department of Justice in December 2009, pursuant to which the Company agreed to pay a fine of US$220 million in installment over five years. As of March 31, 2014, the unpaid fine amounted to US$35 million.

                              As to the class suit of the U.S. direct purchasers, the Company reached a settlement agreement with the plaintiffs’ lawyers in July 2011, pursuant to which the Company agreed to pay US$78 million to the plaintiffs to settle this case. The settlement agreement was approved by the court in December 2011. In addition, the Company reached the settlement agreement with the plaintiffs successively as to the U.S. individual civil liability lawsuits and recognized the relevant losses thereto in 2012 and 2013.

                              As to the class suit of the U.S. indirect purchasers, the Company reached a settlement agreement with the plaintiffs’ lawyers in November 2011, pursuant to which the Company agreed to pay US$110.27 million to the plaintiffs to settle this case. The settlement agreement was approved by the court in July 2012. In this regard, the Company paid the settlement to a designated account in December 2011.

                              From November 2011 up to now, the Company had reached the settlement agreement with 10 state governments, pursuant to which the Company agreed to US$7.67 million as civil legal damages to settle the civil lawsuits filed by these 10 state governments.

(2)               As to the class suit of the Canadian purchasers, the Company reached a settlement agreement with the plaintiffs’ lawyers at a consideration of C$10 million in September 2013. The settlement agreement has been approved by the court.

(3)               In December 2010, the Company received a notice from the European Commission, which requested the Company to pay a fine of EUR300 million to its designated account within three months upon receipt of the notice. In this regard, the Company appealed this case with the Court of Justice of the European Union in February 2011 and deposited EUR 300 million to the above account on March 14, 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome on this case. On February 27, 2014, the Court of Justice of the European Union determined that the Company’s appeal had part of merit and decreased the amount of the above fine to EUR288 million. The Company had decided to appeal partly within statutory period.

(4)               In December 2011, the Company received a judgment from the Korean Fair Trade Commission, which requested the Company to pay a fine equivalent to NT$41.50 million to its designated account. In this regard, the Company paid the above fine to the designated account in February 2012.

(5)               In December 2012, the Company received a notice from the National Development and Reform Commission of the PRC, which requested the Company to pay RMB62.94 million to its designated account within three months upon receipt of the notice for refundment to operators. In addition, the notice imposed a fine of RMB31.47 million on the Company. The Company paid the above amounts in December 2012 and January 2013, respectively.

(6)               In respect of matters in relation to investigations under the Anti-Trust Law as disclosed above, except that the final outcome cannot be estimated reliably, the Company had recognized the relevant losses and liabilities based on their actual or estimated results, which were included in “Other payables” and “Other non-current liabilities”, respectively.

2.                     Eidos Displays, LLC and Eidos III, LLC (“Eidos”) filed a lawsuit with the United States District Court for the District of East Texas on April 25, 2011, alleging that the certain products of the Company and its U.S. subsidiary infringed on their process patents. On January 22, 2014, the presiding judge determined the patents claimed by Eidos to be void, provided that the local court had not issued formal final judgment up to now, thus this case has no effect on the Company’s business and finances in the short run.

3.                     On September 20, 2013, Trustees of Boston University (“TBU”) filed a patent infringement lawsuit with Massachusetts federal court in the United States, alleging that certain products of the Company and its U.S. subsidiary infringed on its patent. Currently, the Company has reached a settlement with TBU in respect of the above lawsuit and obtained authorization, and TBU has withdrawn its lawsuit against the Company. As a result, this case has no effect on the Company’s business and finances.

(2)               Commitments

1.                     Capital expenditure contracted but not yet incurred

	March 31, 2014	December 31, 2013	March 31, 2013

Property, plant and equipment	$14,377,802	$13,229,191	$18,111,014

2.                     Operating lease agreements

Plant, land and warehouse were leased by the Company and its subsidiaries under un-cancelable operating lease agreements. Most of operating lease agreements can be renewed upon expiry of lease term at prevailing market rates. In addition, the aggregate future minimum lease payments under un-cancelable operating lease are as follows:

	March 31, 2014	December 31, 2013	March 31, 2013

No more than one year	$569,609	$572,237	$504,611
over one year and no more than five years	2,604,315	2,132,349	2,084,254
Over five years	1,847,567	1,961,865	2,159,249
	$5,021,491	$4,666,451	$4,748,114

3.                     Credit letters issued but not utilized

Amount of credit letters issued but not utilized by the Company and its subsidiaries in respect of purchase of fixed assets is as follows:

	March 31, 2014	December 31, 2013	March 31, 2013

Credit letters issued but not utilized	$294,120	$390,027	$514,457

10.             SIGNIFICANT CATASTROPHE

None.

11.             SIGNIFICANT SUBSEQUENT EVENTS

None.

12.             OTHERS

(1)               Capital management

The objective of the capital management of the Company and its subsidiaries is to maintain an optimal capital structure and actively minimize gearing ratio and capital cost in order to maximize returns to shareholders.

(2)               Financial instruments

1.                     Information on fair values of financial instruments

Saved as set out in the table below, the carrying amounts of the financial instruments of the Company and its subsidiaries that are not measured at fair value (including cash and cash equivalents, accounts receivable, other receivables, other financial assets-current, short-term borrowings, short-term notes payable, accounts payable and other payables) reasonably approximate to their fair values. In addition, please refer to note 12(3) for details of fair values of financial instruments that are measured at fair value.

	March 31, 2014
	Carrying amount	Fair value

Financial assets:
Other financial assets-non-current	$12,076,562	$12,015,284

Financial liabilities:
Long-term borrowings (including those due within one year or one operating cycle)	$143,271,580	$143,271,580

	December 31, 2013
	Carrying amount	Fair value

Financial assets:
Other financial assets-non-current	$12,327,722	$12,265,170

Financial liabilities:
Long-term borrowings (including those due within one year or one operating cycle)	$169,097,708	$169,097,708

	March 31, 2013
	Carrying amount	Fair value

Financial assets:
Other financial assets-non-current	$11,703,303	$11,643,919

Financial liabilities:
Long-term borrowings (including those due within one year or one operating cycle)	$213,450,596	$213,450,596

2.                     Financial risk management policies

(1)               The Company and its subsidiaries are exposed to various financial risks during the ordinary course of operation, including market risk (including exchange rate risk, interest rate and price risk), credit risk and liquidity risk. The overall risk management policies of the Company and its subsidiaries focus on unpredictable events in the financial market and seek to minimize their potential adverse effect on financial condition and results of the Company and its subsidiaries. The Company and its subsidiaries used various derivative financial instruments to hedge specific risk exposures. Please refer to Note 6(2) and (5) for details.

(2)               Finance departments of the Company and its subsidiaries are responsible for the financial risk management according to policies as approved by the board of directors. Finance departments of the Company and its subsidiaries are responsible for identifying, evaluating and hedging financial risk through close cooperation with each of operating units of the Company and its subsidiaries. The board of directors has in place written principles in respect of overall risk management and provides written policies in respect of specific scope and events, such as exchange rate risk, interest rate risk, credit risk, utilization of derivative and non-derivative financial instruments as well as investment of remaining liquidity.

3.                     Nature and degree of significant financial risk

(1)               Market risk

Exchange rate risk

A.                  The Company and its subsidiaries operate business in different countries, therefor are exposed to exchange rate risk arising from various currencies, mainly USD and RMB. The relevant exchange rate risk arises from future business transactions, recognized assets and liabilities and net investments in foreign investees.

B.                  The management of the Company and its subsidiaries has policies in place, which provide that companies within the Group shall manage the exchange rate risk in respect of their functional currencies. Companies within the Group shall hedge their overall exchange rate risks through their finance departments. In order to manage the exchange rate risk arising from future business transactions and recognized assets and liabilities, finance departments of companies within the Group adopt forward exchange contracts. One entity is exposed to exchange rate risk when future business transactions, recognized assets or liabilities are denominated in foreign currency other than such entity’s functional currency.

C.                  Since the Group’s business involves certain non-functional currencies (the functional currency of the Company and certain subsidiaries is NTD and the functional currency of certain subsidiaries is RMB), the Group is exposed to exchange rate fluctuation. Information on foreign currency denominated monetary assets and liabilities which were significantly affected by exchange rate fluctuation is as follows:

	March 31, 2014
				Sensitivity analysis
(Foreign currency: functional currency)	Foreign currency (in thousands)	Exchange rate	Carrying amount (NTD)	Change	Effect on profit or loss

Financial Assets
Monetary item
USD:NTD	$2,967,096	30.47	$90,407,419	1%	$904,074
JPY:NTD	1,400,040	0.30	414,412	1%	4,144
EUR:NTD	343,345	41.93	14,396,450	1%	143,965
USD:RMB	1,310,267	6.15	39,923,986	1%	399,240
USD: JPY	11,976	102.94	364,919	1%	3,649
Non-monetary item
USD:NTD	$2,088,806	30.47	$63,645,912
HKD:NTD	224,648	3.93	882,193
JPY:NTD	5,137,648	0.30	1,520,744
EUR:NTD	3,676	41.93	154,138
Financial Liabilities
Monetary item
USD:NTD	$3,465,470	30.47	$105,592,868	1%	$1,055,929
JPY:NTD	34,159,045	0.30	10,111,077	1%	101,111
EUR:NTD	292,720	41.93	12,273,758	1%	122,738
USD:RMB	1,381,887	6.15	42,106,250	1%	421,063
USD:JPY	6,537	102.94	199,191	1%	1,992
EUR:USD	39,374	1.38	1,650,933	1%	16,509

	December 31, 2013
				Sensitivity analysis
(Foreign currency: functional currency)	Foreign currency (in thousands)	Exchange rate	Carrying amount (NTD)	Change	Effect on profit or loss

Financial Assets
Monetary item
USD:NTD	$2,580,180	29.81	$76,902,257	1%	$769,023
JPY:NTD	761,223	0.28	216,111	1%	2,161
EUR:NTD	405,043	41.09	16,643,228	1%	166,432
USD:RMB	1,486,131	6.10	44,293,680	1%	442,937
USD: JPY	11,003	104.98	327,941	1%	3,279
Non-monetary item
USD:NTD	$2,108,219	29.81	$62,835,459
HKD:NTD	266,670	3.84	1,024,813
JPY:NTD	4,813,897	0.28	1,366,665
EUR:NTD	3,651	41.09	150,021
Financial Liabilities
Monetary item
USD:NTD	$3,647,810	29.81	$108,722,965	1%	$1,087,230
JPY:NTD	36,451,156	0.28	10,348,483	1%	103,485
EUR:NTD	176,291	41.09	7,243,808	1%	72,438
USD:RMB	1,876,691	6.10	55,934,211	1%	559,342
USD:JPY	6,826	104.98	203,441	1%	2,034

	March 31, 2013
				Sensitivity analysis
(Foreign currency: functional currency)	Foreign currency (in thousands)	Exchange rate	Carrying amount (NTD)	Change	Effect on profit or loss

Financial Assets
Monetary item
USD:NTD	$3,361,526	29.83	$100,257,513	1%	$1,002,575
JPY:NTD	396,086	0.32	125,638	1%	1,256
EUR:NTD	321,782	38.23	12,301,726	1%	123,017
USD:RMB	3,302,045	6.27	98,483,223	1%	984,832
USD:JPY	113,789	94.03	3,393,759	1%	33,938
EUR:JPY	3,629	120.52	138,737	1%	1,387
Non-monetary item
USD:NTD	$2,195,255	29.83	$65,473,480
HKD:NTD	360,247	3.84	1,384,429
JPY:NTD	4,727,877	0.32	1,499,683
EUR:NTD	3,560	38.23	136,099
Financial Liabilities
Monetary item
USD:NTD	$4,380,341	29.83	$130,643,670	1%	1,306,437
EUR:NTD	$174,913	38.23	$6,686,924	1%	66,869
JPY:NTD	41,745,882	0.32	13,241,794	1%	132,418
USD:RMB	3,564,788	6.27	106,319,512	1%	1,063,195
JPY:USD	642,392	0.01	203,767	1%	2,038
EUR:USD	39,172	1.28	1,497,546	1%	14,975
EUR:JPY	3,599	120.52	137,590	1%	1,376

Price risk

A.                  As investments in the combined balance sheet held by the Company and its subsidiaries is classified as available-for-sale financial assets or financial assets at fair value through loss or profit, the Company and its subsidiaries are exposed to price risk of equity instruments. In order to manage price risk of investments in equity instruments, the Company and its subsidiaries diversify their investment portfolio in accordance with the limits set by the Company and its subsidiaries.

B.                  The Company and its subsidiaries principally invest in equity instruments of the domestic and overseas listed public companies and unlisted public companies, the prices of which will be affected by the uncertainties of the investee’s future values. If the prices of these equity instruments increase or decrease by 20%, with all other variables held constant, net profit after tax will increase or decrease $215,087 or $33,056, respectively, due to profit or loss of equity instruments at fair value through loss or profit from 1 January to 31 March in 2014 and 2013; the impact on shareholder’s equity will increase or decrease $755,190 or $1,462,356 as a result of the classification as profit or loss in available-for-sale equity instruments.

Interest rate risk

A.                  Interest rate risk of the Company and its subsidiaries relates to long-term borrowings. Borrowings with floating interest expose the Company and its subsidiaries to cash flow interest rate risk, part of which is offset by cash and cash equivalents held with floating interest, while borrowings with fixed interest rate expose the Company and its subsidiaries to fair value interest rate risk. From 1 January to 31 March in 2014 and 2013, borrowings with floating interest of the Company and its subsidiaries are nominated in NTD, US dollars and RMB.

B.                  Taking into consideration refinancing, renewal of existing contracts, other available financing and hedging, the Company and its subsidiaries simulate certain schemes and analyze interest rate risk to measure the impacts of the specific interest rate on profit or loss. For the purpose of each simulation scheme, all the currencies apply to the same interest rate fluctuation. These simulation schemes only apply to major interest-bearing liabilities.

C.                  In accordance with the execution results of the simulation, 1% of the interest fluctuation will cause the greatest effects on net profit after tax by increasing or decreasing $ 358,555 or $534,461 from 1 January to 31 March in 2014 and 2013. These simulations are carried out quarterly to recognize the maximum loss within the limits set by the management.

D.                  In accordance with the results of certain simulation schemes, the Company and its subsidiaries utilize interest rate swap contracts with floating interest instead of the fixed interest to manage cash flow interest rate risk. These interest rate swaps have an economic effect on the borrowings by swapping floating rate for fixed rate. Generally, the Company and its subsidiaries raise the long-term borrowings with floating rate and swap floating rate for fixed interest in the manner of interest rate swap, so that the interest rate will be lower than market interest rate when the Company and its subsidiaries raise borrowings with fixed rate directly. The Company and its subsidiaries and other counterparties agree to carry out interest rate swap during the specific period, and the difference between the fixed contract rate and floating rate will be calculated by taking reference of nominal principal amount of the agreement.

(ii)                Credit risk

A.                   Credit risk represents the risk of financial losses which the Company and its subsidiaries suffer from due to the failure for the customer or the counterparty of financial instruments to fulfil their contract obligations. In accordance with their internal credit granting policies, each operating entity in the Company and its subsidiaries shall conduct an analysis on management and credit risk for each new customer before formulating the payment and delivery terms. Internal risk control is to assess credit quality of the customers by considering its financial conditions, past experience and other factors. Limits on individual risks are formulated by the Board of Directors in accordance with internal or external evaluations to regularly monitor how to utilize credit line. Major credit risk is related to cash and cash equivalents, derivative financial instruments, deposits with bank and other financial institutions as well as credit risk arising from customer, including the unrecoverable accounts receivables. As the Company’s counterparties are creditworthy banks and financial institutions with investment level or above and government authorities, there is no doubt of material default and no material credit risk.

B.                   From 1 January to 31 March in 2014 and 2013, there is no occurrence of situations to exceed credit line and the management does not expect material loss due to non-performance of the counterparties.

C.                  Please refer to the details of each financial asset set out in Note 6 for individual analysis of impaired financial assets of the Company and its subsidiaries.

(iii)             Liquidity risk

A.                  Liquidity risk forecast is carried out by each operating entity in the combined individual and aggregated by the financial department of the Company and its subsidiaries. The financial department of the Company and its subsidiaries is responsible for monitoring liquidity demand forecast of the Company and its subsidiaries to ensure that the capital is sufficient for their operation and maintain the committed credit line for undrawn borrowings at any time (as detailed in Note 6 (14)), so that the Company and its subsidiaries cannot violate relevant borrowing limits or terms. These forecasts take into consideration debt financing plan, debt terms compliance, financial ratio target in compliance with the internal balance sheet, and the requirements of external regulatory rules.

B.                  The surplus cash held by each operating entity, if exceeding the requirements for managing working capital, will be transferred back to the financial department of the Company and its subsidiaries. The financial department of the Company and its subsidiaries will invest the surplus cash in interest-bearing demand deposits, term deposits, currency market deposits and marketable securities, and the instruments selected have suitable expiry date or sufficient liquidity to provide flexible allocation in response to the abovementioned forecasts and it is expected to generate cash flow to manage liquidity risk.

C.                  The table below sets out non-derivative financial liabilities and derivative financial liabilities settled with net and aggregate amount of the Company and its subsidiaries by relevant expiry date and non-derivative financial liabilities are analyzed in accordance with the remaining period between the balance sheet date and contract expiry date while derivative financial liabilities are analyzed in accordance with the remaining period between the balance sheet date and expected expiry date. The table below discloses that the contractual cash flow is undiscounted amount.

Non-derivative financial liabilities

31 March 2014	Within 1 year	Between 1 year and 3 years	Between 3 years and 5 years	Over 5 years	Total

Short-term borrowings	$40,387,474	$—	$—	$—	$40,387,474
Accounts payables	71,280,978	—	—	—	71,280,978
Other payables	19,809,925	—	—	—	19,809,925
Long-term borrowings (including expiry in one year or one business week)	56,010,147	87,261,433	—	—	143,271,580
Other financial liabilities	39,145	12,110,780	8,855	26,642	12,185,422

31 December 2013	Within 1 year	Between 1 year and 3 years	Between 3 years and 5 years	Over 5 years	Total
Short-term borrowings	$31,179,767	$—	$—	$—	$31,179,767
Accounts payables	74,191,829	—	—	—	74,191,829
Other payables	20,372,113	169,097,708	—	—	20,372,113
Long-term borrowings (including expiry in one year or one business week)	169,097,708	—	—	—	169,097,708
Other financial liabilities	114,516	8,220,937	29,493	25,582	8,390,528

31 March 2013	Within 1 year	Between 1 year and 3 years	Between 3 years and 5 years	Over 5 years	Total
Short-term borrowings	$29,681,014	$—	$—	$—	$29,681,014
Accounts payables	91,871,805	—	—	—	91,871,805
Other payables	18,051,598	—	—	—	18,051,598
Long-term borrowings (including expiry in one year or one business week)	70,706,308	142,744,288	—	—	213,450,596
Other financial liabilities	269,857	7,793,094	78	49,978	8,113,007

Derivative financial liabilities:

31 March 2014	Within 1 year	Between 1 year and 3 years	Total
Forward foreign exchange contracts	$97,929	$—	$97,929
Cross currency swap contracts	14,068	—	14,068

31 December 2013	Within 1 year	Between 1 year and 3 years	Total
Forward foreign exchange contract	$689,097	$—	$689,097
Cross currency swap contracts	—	21,918	21,918

31 March 2013	Within 1 year	Between 1 year and 3 years	Total
Forward foreign exchange contracts	$250,686	$—	$250,686
Cross currency swap contracts	244,200	—	244,200
Interest rate swap contracts	22,805	50,984	73,789

(3)               Fair value estimation

1.                     The table below sets out the analysis of the adopted valuation techniques by financial instruments measured at fair value. The definitions of each level is as follows:

Level 1:                Quoted prices in active markets for identical assets or liabilities (unadjusted).

Level 2:                Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

Level 3:                Inputs for the asset or liability that are not based on observable market data.

The table below sets out the Group and its subsidiaries’ financial assets and liabilities that are measured at fair value at 31 March 2014, 31 December 2013 and 31 March 2013.

31 March 2014	Level 1	Level 2	Level 3	Total

Financial assets
Financial assets at fair value through profit or loss
– equity securities	$1,075,434	$—	$—	$1,075,434
– forward foreign exchange contracts	—	90,518	—	90,518
Available-for-sale financial assets
– equity securities	2,067,648	—	1,708,304	3,775,952
– debt securities	220,000	—	—	220,000

Total	$3,363,082	$90,518	$1,708,304	$5,161,904

Financial liabilities
Financial liabilities at fair value through profit or loss
– forward foreign exchange contracts	$—	$97,929	$—	$97,929
Derivative financial liabilities for hedging
– cross currency swap contracts	—	14,068	—	14,068

Total	$—	$111,997	$—	$111,997

31 December 2013	Level 1	Level 2	Level 3	Total

Financial assets
Financial assets at fair value through profit or loss
– equity securities	$712,603	$—	$—	$712,603
– forward foreign exchange contracts	—	227,703	—	227,703
Available-for-sale financial assets
– equity securities	2,028,601	—	1,703,929	3,732,530
– debt securities	220,000	—	—	220,000

Total	$2,961,204	$227,703	$1,703,929	$4,892,836

Financial liabilities
Financial liabilities at fair value through profit or loss
– forward foreign exchange contracts	$—	$689,097	$—	$689,097
Derivative financial liabilities for hedging
– cross currency swap contracts	—	21,918	—	21,918

Total	$—	$711,015	$—	$711,015

31 March 2013	Level 1	Level 2	Level 3	Total

Financial assets
Financial assets at fair value through profit or loss
– equity securities	$—	$—	$165,280	$165,280
– forward foreign exchange contracts	—	627,959	—	627,959
Available-for-sale financial assets
– equity securities	6,477,840	—	833,942	7,311,782
– debt securities	220,000	—	—	220,000

Total	$6,697,840	$627,959	$999,222	$8,325,021

Financial liabilities
Financial liabilities at fair value through profit or loss
– forward foreign exchange contracts	$—	$250,686	$—	$250,686
– cross currency swap contracts	—	1,896		1,896
Derivative financial liabilities for hedging
– interest rate swap contracts	—	73,789	—	73,789
– cross currency swap contracts	—	242,304	—	242,304

Total	$—	$568,675	$—	$568,675

2.                     The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry group, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Company and its subsidiaries is the current bid price. These instruments are included in level 1. Instruments included in level 1comprise primarily equity instruments and debt instruments, classified as financial assets and liabilities at fair value through profit or loss or available-for-sale financial assets.

3.                     The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. These valuation techniques maximise the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to calculate the fair value of an instrument are observable, the instrument is included in level 2.

4.                     If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

5.                     Specific valuation techniques used to value financial instruments include:

(1)               Quoted market prices or dealer quotes for similar instruments.

(2)               The fair value of interest rate swap represents the present value discounted from estimated future cash flow by adopting observable interest rate curve.

(3)               The fair value of forward foreign exchange contracts is determined by the present value discounted from forward foreign exchange rate at the balance sheet date.

(4)               Other valuation techniques, such as the cash flow discount analysis, are used to determine fair value for other financial instruments.

6.                     Except for some forward foreign exchange contracts affected by no direct observable forward foreign exchange rate in the market, all fair values obtained are included in level 2.

7.                     The table below set outs the changes in financial instruments of level 3 as at 31 March 2014, 31 December 2013 and 31 March 2013.

Equity securities

1 January 2014	$1,703,929
Profit recognized in other comprehensive income	4,375

31 March 2014	$1,708,304

Equity securities

1 January 2013	$912,678
Profit recognized in other comprehensive income	86,544

31 March 2013	$999,222

(4)               Sound financial plan

As at 31 March 2014, current liabilities of the Company and its subsidiaries exceeded current assets by $27,650,783, provided that the management of the Company and its subsidiaries have adopted the following measures to ensure the company’s operation so as to gradually improve the financial conditions.

1.                     Debtor and creditor negotiation with lending bank

The Company and the creditor bank as at 5 April 2012 entered into a “settlement contract of joint agreement”, pursuant to which they agreed to the plan to extend the repayment term of each short and medium term loan, and to renew the Company’s credit line, so as to maintain the interests of each creditor and the Company’s on-going operation. Please refer to item 3 of Note 6(14) for details.

2.                     Capital increase in cash

Pursuant to the “settlement contract of joint agreement” set out in item 3 of Note 6 (14), the Company shall support to complete capital increase in cash within 3 years since 2012. Capital increase in cash which shall have been completed in 2012 was done (please refer to item 3 & 4 of Note 6 (18) for details), while for the purpose of the Company’s capital increase in cash which shall have been completed in 2013, the creditor financial institution has agreed to extend it and be completed by the end of 2014 by issuance of a new resolution at the Board meeting in December 2013(please refer to item 4. of Note 6(14) and item 2. of 6(18)).

3.                     Active improvement of operation conditions

The Company constantly adjusts product portfolio in response to the dynamics of the market demand to increase turnover and improve the gross profit, while stringently controlling various costs and expenses to effectively enhance operation performance and create cash inflow of operation activities.

4.                     Controlling plan on capital expenditure

The future capital expenditure will focus on new technology, introduction of new process and plants, enhancing production efficiency instead of expanding production capacity. The execution of the budget and amount of capital expenditure will be strictly control to maximize the efficiency of capital expenditure.

13.             Events disclosed in notes

(1)               Related information of major transactions

1.                     Loans granted to external parties

	Name of financing	Name of	Financial statement	Related parties	Maximum balance for	Maximum	Actual		Type of	Transaction	Reasons for short-term	Allowance for doubtful and	collaterals		Financing limit for individual borrowing	Aggregate limit for borrowing
No.	company	counterparty	account	or not	the period	ending balance	payment	Interest rate	financing	amount	financing	bad debts	Name	Value	company	companies	Note
1.	Chi Mei Optoelectron ics Europe B.V.	Chi Mei Optoelectroni cs Germany GmbH	Other receivables	Related parties	$33,544	$33,544	$16,772	0.251%	Short-term financing	$—	Operation demand	$—	—	$—	$194,212,353	$194,212,353	Note1

2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	Other receivables	Related parties	3,214,585	3,214,585	2,346,190	2.169%	Short-term financing	—	Operation demand	—	—	—	194,212,353	194,212,353	Note 1

2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	Other receivables	Related parties	792,220	792,220	792,220	2.167%	Short-term financing	—	Operation demand	—	—	—	194,212,353	194,212,353	Note 1

2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	Other receivables	Related parties	792,220	792,220	502,755	2.168%	Short-term financing	—	Operation demand	—	—	—	194,212,353	194,212,353	Note 1

2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	Other receivables	Related parties	914,100	914,100	914,100	2.651%	Short-term financing	—	Operation demand	—	—	—	194,212,353	194,212,353	Note 1

3	Innocom Technology (Shenzhen) Ltd.	Nanhai Chi Mei Electronics Ltd.	Other receivables	Related parties	3,466,960	3,466,960	3,411,984	5.400%	Short-term financing	—	Operation demand	—	—	—	194,212,353	194,212,353	Note 1

4	TPO Displays	TPO Displays	Due from	Related parties	182,820	182,820	182,820	0.160%~	Short-term	—	Operation demand	—	—	—	194,212,353	194,212,353	Note 1
	USA Inc.	Hong Kong Ltd.	related parties					0.560%	financing

5	TPO Displays	TPO Displays	Due from	Related parties	1,625,872	1,625,872	1,592,578	0.117%~	Short-term	—	Operation demand	—	—	—	194,212,353	194,212,353	Note 1
	Europe B.V.	Hong Kong Ltd.	related parties					0.241%	financing

6	Bright Information		Other	Related parties	60,940	60,940	21,329	—	Short-term	—	Operation demand	—	—	—	102,056	102,056	Note 2
	Holding Limited		receivables						financing

7	TPO Displays	TPO Displays	Due from	Related parties	27,169	—	—	—	Short-term	—	Operation demand	—	—	—	194,212,353	194,212,353	Note 1
	Germany GmbH	Hong Kong Ltd.	related parties						financing

8	TPO Displays	Shanghai Innolux	Due from	Related parties	481,302	—	—	—	Short-term	—	Operation demand	—	—	—	194,212,353	194,212,353	Note 1
	Hong Kong Ltd.	Optoelectronics Ltd.	related parties						financing

	Name of financing	Name of	Financial statement	Related parties	Maximum balance for	Maximum	Actual		Type of	Transaction	Reasons for short-term	Allowance for doubtful and	collaterals		Financing limit for individual borrowing	Aggregate limit for borrowing
No.	company	counterparty	account	or not	the period	ending balance	payment	Interest rate	financing	amount	financing	bad debts	Name	Value	company	companies	Note

9	Chi Mei Optoelectron ics Japan Co.,Ltd.	InnoLux Corporation	Other receivables	Related parties	$444,000	$444,000	$444,000	1.400%	Business transactions	$—	—	$—	—	$—	608,297	608,297	Note 3

Note 1:                    the Company- InnoLux Corporation

1.                    Loan made from the Company to a single party due to necessary short-term financing purpose shall not exceed 10% of the Company’s net equity, based on the most recent financial statement of the Company reviewed or audited by the accounting firm.

2.                    The total loan made from the Company to external parties shall not exceed 40% of the Company’s net equity, based on the most recent financial statement of the Company reviewed or audited by the accounting firm, provided that loan shall not exceed 30% of the Company’s net equity, based on the most recent financial statement of the Company reviewed or audited by the accounting firm due to necessary short-term financing purpose.

3.                    Loan made from the Company to directly or indirectly wholly-owned foreign company as to voting shares due to necessary short-term financing purpose, is not subject to 40% of the net equity of the Company, but shall not exceed 100% of the net amount of the Company.

Note 2:                    subsidiary-Bright Information Holding Limited

1.                    Loan made from the Company to a single party due to necessary short-term financing purpose shall not exceed 10% of the Company’s net equity, based on the most recent financial statement of the Company reviewed or audited by the accounting firm.

2.                    Loan made from the Company to external parties due to necessary short-term financing purpose shall not exceed 30% of the Company’s net equity, based on the most recent financial statement of the Company reviewed or audited by the accounting firm.

3.                    Loan made from the Company to directly or indirectly wholly-owned overseas subsidiary as for voting shares, due to necessary short-term financing purpose, is not subject to the above two items, but shall not exceed 100% of the net equity of the Company.

Note 3:                    Chi Mei Optoelectronics Japan Co., Ltd

1.                    Individual loan limits: Loan made from the Company to a single party due to necessary short-term financing purpose shall not exceed 10% of the Company’s net equity, based on the most recent financial statement of the Company reviewed or audited by the accounting firm; individual loan made from the Company to the company or firm we are dealing with is subject to our transaction amount.

2.                    Loan made from the Company due to necessary short-term financing purpose shall not exceed 30% of the Company’s net equity, based on the most recent financial statement of the Company reviewed or audited by the accounting firm; while loan made from the Company to the company or firm we are dealing with shall not exceed 40% of the net equity of the Company.

3.       Loan made from the Company to the company we are dealing with due to necessary short-term financing purpose shall not exceed 40% of the net equity of the Company.

2.       Endorsements and guarantees provided by the Company:

	Name of	Guarantee party		Limits on endorsement/ guarantee amount	Maximum			Amount of endorsement/ guarantee	Ratio of accumulated endorsement/ guarantee to net equity per	Maximum limits on	Endorsement/ guarantee from	Endorsement/ guarantee from	Endorsement/
No.	endorsement/ guarantee provider	Company name	Relation with the company	provided to each counterparty	balance for the period	Maximum ending balance	Actual payment	collateralized by properties	latest financial statements	endorsement/ guarantee	a parent to subsidiaries	subsidiaries to a parent	guarantee in mainland China	Note

0	InnoLux Corporation	Leadtek Global Group Limited	a subsiding of the Company	$97,106,177	$16,270,980	$16,270,980	$13,830,333	$—	8.38%	$97,106,177	Y	N	N	Note1, note 2

Note 1:

Limits on endorsement/guarantee amount provided to each counterparty were not to exceed 0.5% of the Company’s net equity based on the most recent financial statement of the Company reviewed or audited by the accounting firm. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent financial statement of the Company reviewed or audited by the accounting firm. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement/guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity. The limitation is not required for directly or indirectly wholly-owned subsidiaries of the Company.

Note 2:	Accumulated endorsement/guarantee amount provided by the Company shall not exceed 50% of the Company’s net equity.

3.                     Marketable securities held at the end of the period (excluding investments in subsidiaries, related enterprises and jointly-controlled entities):

		Relationship with		End of period
Holding company	Type and name of marketable securities	the issuer of marketable securities	Financial statement item	Number of shares	Carrying amount	Shareholding percentage	Fair value	Note
	Stocks
Innolux Corporation	AvanStrate Inc.	None	Available-for-sale financial assets –non-current	900,000	$96,900	1	$96,900
Innolux Corporation	TPV Technology Ltd.	None	Available-for-sale financial assets –non-current	150,500,000	780,138	6	780,138
Innolux Corporation	Optivision Technology Inc.	None	Available-for-sale financial assets –non-current	818,529	40,689	2	40,689
Innolux Corporation	Global Display Taiwan Co., Ltd	None	Available-for-sale financial assets –non-current	3,200,000	57,577	16	57,577
Innolux Corporation	Chi Lin Optoelectronics Co., Ltd.	None	Available-for-sale financial assets –non-current	35,969,588	425,995	14	425,995
Innolux Corporation	Formosa Epitaxy Incorporation	None	Available-for-sale financial assets –non-current	320,930	6,114	—	6,114
	Bonds
Innolux Corporation	Unsecured subordinated bonds of Cathay Financial Holdings	None	Available-for-sale financial assets –non-current	—	220,000	—	220,000
	Stocks
Yuan Chi Investment Co., Ltd.	Trillion Science Inc.	None	Available-for-sale financial assets –non-current	1,000,000	2,526	3	2,526
Yuan Chi Investment Co., Ltd.	China Electric Manufacturing Corporation	None	Available-for-sale financial assets –non-current	13,000,000	175,500	3	175,500
Yuan Chi Investment Co., Ltd.	Tera Xtal Technology Co., Ltd.	None	Available-for-sale financial assets –non-current	8,610,000	175,816	5	175,816
InnoJoy Investment Corporation	Advanced Optoelectronic Technology, Inc.	None	Financial assets at fair value through profit or loss	11,356,222	1,075,434	9	1,075,434
InnoJoy Investment Corporation	J TOUCH Corporation	None	Available-for-sale financial assets –non-current	3,830,749	88,682	3	88,682
InnoJoy Investment Corporation	Fitipower Integrated Technology Inc.	None	Available-for-sale financial assets –non-current	10,000,000	291,620	8	291,620
InnoJoy Investment Corporation	G-TECH Optoelectronics Corporation	None	Available-for-sale financial assets –non-current	6,311,734	245,211	2	245,211
InnoJoy Investment Corporation	Entire Technology Co., Ltd.	None	Available-for-sale financial assets –non-current	7,506,326	252,213	5	252,213
Warriors Technology Investments Ltd.	OED Holding Ltd.	None	Available-for-sale financial assets –non-current	16,000,000	3,885	6	3,885

		Relationship with		End of period
Holding company	Type and name of marketable securities	the issuer of marketable securities	Financial statement item	Number of shares	Carrying amount	Shareholding percentage	Fair value	Note
Warriors Technology Investments Ltd.	General Interface Solution (GIS) Holding Limited	None	Available-for-sale financial assets –non-current	13,500,000	$829,800	15	$829,800
Warriors Technology Investments Ltd.	Perfect Optronics Limited	None	Available-for-sale financial assets –non-current	66,000,000	303,286	5	303,286

4.                     Marketable securities acquired or disposed of at costs or prices of at least NT$300 million or 20% of Company’s paid-in capital:

					Beginning of period		Acquisition		Disposal				End of period
Company name	Type and name of marketable securities	Financial statement item	Counterparty	Relationship	Number of shares	Amount	Number of shares	Amount	Number of shares	selling price	Carrying amount	Gain/(loss) on disposal	Number of shares	Amount	Note
Innolux Corporation	Toppoly Optoelectronics (B.V.I.) Ltd.	Investment accounted for under equity method	Note 1	Note 2	126,847,000	$3,064,699	17,600,000	$531,608	—	$—	$—	$—	144,447,000	$3,596,307
Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Investment accounted for under equity method	Note 1	Note 3	126,817,000	3,040,776	17,600,000	531,608	—	—	—	—	144,417,000	3,572,384
Toppoly Optoelectronics (Cayman) Ltd.	Nanjing Innolux Optoelectronics Ltd.	Investment accounted for under equity method	Note 1	Note 3	—	2,935,314	—	531,608	—	—	—	—	—	3,466,922
Innolux Corporation	Chi Mei Materials Technology Corporation	Investment accounted for under equity method	Public market	Note 4	77,758,053	1,945,170	—	—	17,097,700	657,501	415,034	242,467	60,660,353	1,530,136	Note 5

Note 1:           Represents capital increase for cash for such investee company.

Note 2:           A subsidiary of the Company.

Note 3:           An indirect wholly-owned subsidiary of the Company.

Note 4:           An investee company accounted for under equity method.

Note 5:           The carrying amount at the beginning of the period includes investment gains or losses and cash dividends.

5.                     Acquisition of real estate properties exceeding NT$300 million or 20% of the Company’s paid-in capital: None.

6.                     Disposal of real estate properties exceeding NT$300 million or 20% of the Company’s paid-in capital: None.

7.                     Purchases from or sales to related parties exceeding NT $100 million or 20% of the Company’s paid-in capital:

			Transactions				Difference from general transactions		Notes and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	purchases/ sales	Amount	Percentage of total purchases/ sales	Credit term	Unit price	Credit term	Balance	Percentage of total balance	Note
Innolux Corporation	Hongfujin Precision Electronics (Chongqing ) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai	Sales	$708,541	1	45-90 days	Similar to general sales transactions	No material difference	$723,543	1
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major shareholder	Sales	489,787	1	45-60 days	Similar to general sales transactions	No material difference	633,573	1
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Sales	446,422	1	45-120 days	No transactions comparable with sales to related parties	No material difference	154,987	—
Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	303,116	—	30-90 days	Similar to general sales transactions	No material difference	266,325	—
Innolux Corporation	TPO Displays USA Inc.	An indirect wholly-owned subsidiary of the Company	Sales	249,743	—	60 days	Similar to general sales transactions	No material difference	141,332	—
Innolux Corporation	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	147,627	—	30 days	Similar to general sales transactions	No material difference	—	—
Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary of the Company	Sales	132,558	—	45 days	Similar to general sales transactions	No material difference	85,483	—
Innolux Corporation	Hongfujin Precision Industry (Wuhan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai	Sales	121,731	—	60 days	Similar to general sales transactions	No material difference	60,158	—
Innolux Corporation	Futaijing Precision Electronics (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai	Sales	111,411	—	60 days	Similar to general sales transactions	No material difference	33,024	—
Innolux Corporation	Hongfujin Precision Industry (Hengyang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai	Sales	101,020	—	45 days	Similar to general sales transactions	No material difference	110,752	—
Innolux Corporation	Chi Mei Materials Technology Corporation	An investee company of the Company accounted for under equity method	Purchases	1,424,406	2	90 days after invoice	No transactions comparable with purchases from related parties	No material difference	(1,677,270)	2
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major shareholder	Purchases	392,387	—	90 days after invoice	No transactions comparable with purchases from related parties	No material difference	(462,827)	—
Innolux Corporation	Leadtek Global Group Limited	A subsidiary of the Company	Processing costs	24,631,518	29	90 days	Cost plus	No material difference	(60,698,865)	56
Innolux Corporation	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	Processing costs	7,768,703	9	90 days	Cost plus	No material difference	(10,499,824)	10
Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	Processing costs	4,461,473	5	90 days	Cost plus	No material difference	(6,374,002)	6

			Transactions				Difference from general transactions		Notes and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	purchases/ sales	Amount	Percentage of total purchases/ sales	Credit term	Unit price	Credit term	Balance	Percentage of total balance	Note
Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing income	$10,991,329	93	90 days	Similar to general sales transactions	No material difference	$14,965,446	94
Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing income	9,092,875	96	90 days	Similar to general sales transactions	No material difference	13,998,675	97
Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	Processing income	7,495,764	97	60-90 days	Similar to general sales transactions	No material difference	9,682,070	99
Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing income	4,472,597	100	90 days	Similar to general sales transactions	No material difference	6,148,712	100
Shanghai Innolux Optoelectronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	Processing income	3,453,651	95	60-90 days	Similar to general sales transactions	No material difference	2,117,734	95
Ningbo Innolux Display Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	Processing income	737,964	100	60-90 days	Similar to general sales transactions	No material difference	862,188	100
Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	Processing income	533,453	64	60 days	Similar to general sales transactions	No material difference	1,638,111	74
Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	350,333	2	90 days	Similar to general sales transactions	No material difference	424,248	2
Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	Sales	171,275	4	60 days	Similar to general sales transactions	No material difference	110,471	4
Ningbo Innolux Optoelectronics Ltd.	Ningbo Chi Mei Material Technology Corp.	A subsidiary of the Company accounted for under equity method	Purchases	958,812	5	90 days upon receipt of goods	Similar to general sales transactions	No material difference	(1,201,246)	8
Ningbo Innolux Optoelectronics Ltd.	Ningbo Linmoug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chilin	Purchases	813,231	5	60 days upon receipt of goods	Similar to general sales transactions	No material difference	(1,315,297)	9
Nanhai Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major Shareholder	Purchases	514,672	2	60 days upon receipt of goods	Similar to general sales transactions	No material difference	(554,733)	3
Nanhai Chi Mei Electronics Ltd.	Ningbo Chi Mei Material Technology Corp.	A subsidiary of the Company accounted for under equity method	Purchases	512,592	2	60 days upon receipt of goods	Similar to general sales transactions	No material difference	(547,544)	3
Ningbo Innolux Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major Shareholder	Purchases	342,757	2	60 days upon receipt of goods	Similar to general sales transactions	No material difference	(434,491)	3
Ningbo Innolux Technology Ltd.	Ningbo Chi Mei Material Technology Corp.	A subsidiary of the Company accounted for under equity method	Purchases	293,960	4	60 days upon receipt of goods	Similar to general sales transactions	No material difference	(368,420)	6

			Transactions				Difference from general transactions		Notes and accounts receivable (payable)
Name of company	Name of counterparty	Relationship with the Company	purchases/ sales	Amount	Percentage of total purchases/ sales	Credit term	Unit price	Credit term	Balance	Percentage of total balance	Note
Ningbo Innolux Technology Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major shareholder	Purchases	$203,886	3	60 days upon receipt of goods	Similar to general sales transactions	No material difference	$(260,021)	4
Nanhai Chi Mei Electronics Ltd.	GIO Optoelectronics Corp.	An investee company of the Company accounted for under equity method	Purchases	122,358	1	60 days upon receipt of goods	Similar to general sales transactions	No material difference	(57,026)	—
Ningbo Innolux Optoelectronics Ltd.	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai	Purchases	105,910	1	90 days upon receipt of goods	Similar to general sales transactions	No material difference	(137,998)	1
Nanhai Chi Mei Electronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary of Chilin	Purchases	337,082	1	120 days upon receipt of goods	Similar to general sales transactions	No material difference	843,475	4

Note 1:             Represents the percentage of cost of goods sold.

8.                     Receivables from related parties exceeding NT$100 million or 20% of the Company’s paid-in capital:

			Balance of		Overdue receivables			Allowance for
Company	Counterparty	Relationship with the Company	receivables from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	doubtful accounts provided
Innolux Corporation	Hongfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai	$723,543	0.88	$226,907	Subsequent collection	$54,882	$—
Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary of the Company	266,325	0.78	8,551	Subsequent collection	122,098	—
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	154,987	3.22	—	—	5,073	—
Innolux Corporation	Kangzhun Electronic Science And Technology (Kunshan) Co., Ltd.	A subsidiary of Hon Hai	158,202	—	—	—	—	—
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major shareholder	633,573	1.19	73,533	Subsequent collection	130,967	—
Innolux Corporation	Hongfujin Precision Electronics (Hengyang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai	110,752	1.69	23,680	Subsequent collection	9,065	—
Innolux Corporation	TPO Displays USA Inc.	An indirect wholly-owned subsidiary of the Company	141,332	2.01	—	—	—	—
Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	14,965,446	0.72	—	—	6,822,849	—
Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	13,998,675	0.59	—	—	3,947,127	—
Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary of the Company	9,682,070	0.74	—	—	—	—
Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	6,148,712	0.76	—	—	2,362,500	—
Shanghai Innolux Optoelectronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	2,117,734	1.63	—	—	—	—
Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	1,638,111	0.40	1,104,183	Subsequent collection	—	—
Ningbo Innolux Display Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary of the Company	862,188	1.75		—	323,363	—
Nanjing Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	An indirect wholly-owned subsidiary of the Company	424,248	0.77	67,542	Subsequent collection	135,099	—
Nanhai Chi Mei Electronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary of Chilin	316,650	0.63	—	—	—	—
Innocom Technology (Chengdu) Ltd.	Xincheng Technology (Chengdu) Co., Ltd. (鑫成科技(成都)有限公司)	An indirect wholly-owned subsidiary of Hon Hai	126,577	—	—	—	—	—
Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	An indirect wholly-owned subsidiary of the Company	110,471	1.44	—	—	—	—
Innocom Technology (Shenzhen) Ltd.	Hongfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai	110,062	—	110,062	Subsequent collection	—	—

9.                     Information on derivative commodity transaction undertaken: Please refer to note 6(2) (5).

10.              Business relationships, material transactions and their amounts between the Company and its subsidiaries and among its subsidiaries:

			Relationship	Transactions (Note 3)			Percentage of consolidated
			with the			Condition to	total operating
No.	Company name	Counterparty	company (Note 1)	Financial statement item	Amount	transaction (Note 2)	revenue or total assets
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Sales	$446,422	—	—
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts receivable	154,987	—	—
0	Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	1	Sales	132,558	—	—
0	Innolux Corporation	Lakers Trading Ltd.	1	Processing costs	4,461,473	—	5
0	Innolux Corporation	Lakers Trading Ltd.	1	Payables	(6,374,002)	—	1
0	Innolux Corporation	Leadtek Global Group Limited	1	Processing costs	24,815,211	—	28
0	Innolux Corporation	Leadtek Global Group Limited	1	Payables	(60,698,865)	—	12
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Processing costs	7,768,703	—	9
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Payables	(10,499,824)	—	2
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Sales	147,627	—	—
0	Innolux Corporation	TPO Displays USA Inc.	1	Sales	249,743	—	—
0	Innolux Corporation	TPO Displays USA Inc.	1	Accounts receivable	141,332	—	—
0	Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	1	Sales	303,116	—	—
0	Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	1	Accounts receivable	266,325	—	—
1	Shanghai Innolux Optoelectronics Ltd.	Lakers Trading Ltd.	3	Processing income	3,453,651	—	4
1	Shanghai Innolux Optoelectronics Ltd.	Lakers Trading Ltd.	3	Accounts receivable	2,117,734	—	—
1	Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	3	Sales	171,275	—	—
1	Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	3	Accounts receivable	110,471	—	—
2	Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	3	Processing income	7,495,764	—	8
2	Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	9,682,070	—	2
3	Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Processing income	10,991,329	—	12
3	Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	14,965,446	—	3
4	Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	3	Processing income	533,453	—	1
4	Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	3	Accounts receivable	1,638,111	—	—
5	Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing income	9,092,875	—	10
5	Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	13,998,675	—	3
5	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	3	Sales	350,333	—	—
5	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	3	Accounts receivable	424,248	—	—

			Relationship	Transactions (Note 3)			Percentage of consolidated
			with the			Condition to	total operating
No.	Company name	Counterparty	company (Note 1)	Financial statement item	Amount	transaction (Note 2)	revenue or total assets
6	Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	3	Processing income	$4,472,597	—	5
6	Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	3	Accounts receivable	6,148,712	—	1
7	Ningbo Innolux Display Ltd.	Lakers Trading Ltd.	3	Processing income	737,964	—	1
7	Ningbo Innolux Display Ltd.	Lakers Trading Ltd.	3	Accounts receivable	862,188	—	—

Note 1:	1 represents transactions between the Company and its subsidiaries.
3 represents transactions among the Company’s subsidiaries.

Note 2:

Except for no comparable transactions from related parties, sales prices were similar to non-related parties transactions and the collection period was 30-120 days; the purchases from related parties were at market prices and payment term was 30-120 days upon receipt of goods.

Note 3:	Amount disclosure standard: purchases, sales and receivables from related parties in excess of NT$100 million or 20% of capital.

(2)               Information on investee companies

Information on investee companies (excluding PRC investee companies), such as their names and locations:

				Original cost		Held at the end of the period			Current profit	Investment income (loss)
Name of company	Name of investee company	Location	Main operating activities	As at the end of current period	As at the end of prior period	Number of shares	Shareholding percentage	Carrying amount	or loss of investee company	recognized by the Company in current period	Note

Innolux Corporation	Bright Information Holding Ltd.	Hong Kong	Holding company	$74,924	$74,924	2,782,333	57	$135,476	$1,112	$630
Innolux Corporation	Gold Union Investments Ltd.	Samoa	Holding company	348,999	779,152	31,783,000	100	130,072	136,277	136,277
Innolux Corporation	Golden Achiever International Ltd.	British Virgin Islands	Holding company	9,083	9,083	39,250	100	(25,669)	(691)	1,159
Innolux Corporation	Innolux Holding Ltd.	Samoa	Holding company	7,830,823	8,000,912	245,868,185	100	16,074,625	275,820	281,469
Innolux Corporation	Keyway Investment Management Limited	Samoa	Holding company	197,554	197,554	5,656,410	100	259,408	(1,917)	(1,917)
Innolux Corporation	Landmark International Ltd.	Samoa	Holding company	32,925,315	32,925,315	693,100,000	100	36,245,546	(258,803)	(237,772)
Innolux Corporation	Toppoly Optoelectronics (B.V.I.) Ltd.	British Virgin Islands	Holding company	3,596,307	3,064,699	144,447,000	100	5,181,433	242,192	242,192
Innolux Corporation	TPO Hong Kong Holding Ltd.	Hong Kong	Holding company	2,107,291	2,107,291	1,158,844,000	100	2,322,062	78,385	76,304
Innolux Corporation	Leadtek Global Group Limited	British Virgin Islands	Agency company	—	—	50,000,000	100	(316,785)	(59,288)	(59,288)
Innolux Corporation	Yuan Chi Investment Co., Ltd.	Taiwan	General investment	1,217,235	1,217,235	—	100	1,046,036	51,390	51,390
Innolux Corporation	InnoJoy Investment Corporation	Taiwan	General investment	1,078,166	1,078,166	107,816,638	100	2,200,193	362,950	362,950
Innolux Corporation	Chi Mei Optoelectronics Europe B. V.	Netherlands	Importing, exporting and trading of electronic parts and LCD monitors	121,941	121,941	180	100	158,924	1,040	1,040
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Japan	Development, manufacturing and sale of TFT-LCD monitors	1,335,486	1,335,486	80	100	1,668,679	37,707	37,707
Innolux Corporation	Chi Mei Optoelectronics Corp.	Taiwan	Research, design, manufacturing and sale of OLED monitors	361,382	361,382	155,500,000	97	27,333	(3,095)	(3,008)

				Original cost		Held at the end of the period			Current profit	Investment income (loss)
Name of company	Name of investee company	Location	Main operating activities	As at the end of current period	As at the end of prior period	Number of shares	Shareholding percentage	Carrying amount	or loss of investee company	recognized by the Company in current period	Note

Innolux Corporation	Ampower Holding Ltd.	Cayman Islands	Holding company	$1,717,714	$1,717,714	14,062,500	47	$1,526,338	$(12,246)	$(5,916)
Innolux Corporation	Jetronics International Corp.	Samoa	Holding company	145,600	145,600	2,690,000	32	(8,004)	(69,882)	(22,327)
Innolux Corporation	iZ3D, Inc.	United States	Research and development of 3D flat monitors technology and sale of related hardware	—	—	4,333	35	—	(2,484)	—
Innolux Corporation	Chi Mei Lighting Technology Corporation	Taiwan	Manufacturing of electronic parts and lighting equipment	819,312	819,312	78,195,856	33	—	—	—
Innolux Corporation	Chi Mei Materials Technology Corporation	Taiwan	Sale of electronic materials	710,696	1,092,968	60,660,353	12	1,530,136	468,126	60,961
Innolux Corporation	Contrel Technology Co., Ltd.	Manufacturing and sale of TFT-LCD related machinery equipment		41,443	135,423	10,450,658	8	296,837	74,390	10,228
Innolux Corporation	GIO Optoelectronics Corp.	Taiwan	Research, design, manufacturing and sale of TFT-LCD monitors	800,892	800,892	63,521,501	24	460,405	(58,170)	(13,833)
Innolux Holding Ltd.	Rockets Holding Ltd.	Samoa	Holding company	7,269,053	7,426,240	225,604,550	100	14,792,462	276,262	276,262
Innolux Holding Ltd.	Suns Holding Ltd.	Samoa	Holding company	555,422	568,324	18,177,052	100	1,136,973	(1)	(1)
Innolux Holding Ltd.	Lakers Trading Ltd.	Samoa	Agency company	—	—	1	100	232,129	(9)	(9)
Innolux Holding Ltd.	Innolux Corporation	Unites Sates	Distribution company	6,348	6,348	2,000	100	(83,631)	(431)	(431)
Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Cayman Islands	Holding company	3,572,384	3,040,776	144,417,000	100	5,416,749	242,192	242,192
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Hong Kong	Holding company	—	—	162,897,802	100	499,938	(12,889)	(12,889)
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Hong Kong	Agency company	—	—	35,000,000	100	(2,164,596)	173,910	173,910

				Original cost		Held at the end of the period			Current profit	Investment income (loss)
Name of company	Name of investee company	Location	Main operating activities	As at the end of current period	As at the end of prior period	Number of shares	Shareholding percentage	Carrying amount	or loss of investee company	recognized by the Company in current period	Note
TPO Hong Kong Holding Ltd.	TPO Displays Europe B.V.	Netherlands	Holding, testing and research and development company	$3,073,072	$3,073,072	375,810	100	$2,598,088	$8,177	$8,177
TPO Hong Kong Holding Ltd.	TPO Displays Japan K.K.	Japan	Distribution company	1,815,603	1,815,603	201	100	1,863,274	(99,765)	(99,765)
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	United States	Distribution company	263,685	263,685	1,000	100	290,626	8,324	8,324
Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH	Germany	Importing, exporting and trading of electronic parts and LCD monitors and provision of aftersales services	10,324	10,324	250	100	25,567	112	112
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	United States	Sale of electronic parts and computer monitors	2,400	2,400	1,000	100	235,892	9,895	9,895
Rockets Holdings Ltd.	Best China Investments Ltd.	Samoa	Holding company	314,740	314,740	10,000,001	100	245,568	35,645	35,645
Rockets Holdings Ltd.	Mega Chance Investments Ltd.	Samoa	Holding company	573,940	573,940	18,000,000	100	404,334	—	—
Rockets Holdings Ltd.	Magic Sun Ltd.	Samoa	Holding company	1,146,370	1,146,370	38,000,001	100	981,286	9,363	9,363
Rockets Holdings Ltd.	Stanford Developments Ltd.	Samoa	Holding company	5,391,125	5,391,125	164,000,000	100	13,159,061	237,009	237,009
Rockets Holdings Ltd.	Nets Trading Ltd.	Samoa	General investment	—	—	1	100	2,153	—	—
Suns Holdings Ltd.	Warriors Technology Investments Ltd.	Samoa	General investment	555,422	568,324	18,177,052	100	1,136,973	(1)	(1)
TPO Displays Europe B.V.	TPO Displays Germany GmbH	Germany	Testing and repair company	33,735	33,735	100,000	100	68,186	627	627
Best China Investments	Asiaward Investment Ltd.	Hong Kong	Holding company	314,740	314,740	77,830,001	100	245,568	35,645	35,645
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Hong Kong	Holding company	573,940	573,940	139,623,801	100	404,333	—	—
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Hong Kong	Holding company	1,146,370	1,146,370	295,969,001	100	981,286	9,363	9,363

				Original cost		Held at the end of the period			Current profit	Investment income (loss)
Name of company	Name of investee company	Location	Main operating activities	As at the end of current period	As at the end of prior period	Number of shares	Shareholding percentage	Carrying amount	or loss of investee company	recognized by the Company in current period	Note
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Taiwan	Manufacturing of electronic parts and lighting equipment	$263,812	$263,812	19,673,402	8	$—	$—	$—
Yuan Chi Investment Co., Ltd.	GIO Optoelectronics Corp.	Taiwan	Research, design, manufacturing and sale of components of back light module on TFT-LCD	6,881	6,881	467,519	—	811	(58,170)	(105)
Yuan Chi Investment Co., Ltd.	Chi Mei Logistics Co., Ltd.	Taiwan	Storage services	124,485	124,485	12,740,000	49	136,838	(231)	(113)
Yuan Chi Investment Co., Ltd.	TOA Optronics Corporation	Taiwan	Electric appliance wholesale, electronic materials wholesale, international trading, manufacturing of lighting equipment and electronic parts	423,606	423,606	58,007,000	40	382,622	(70,121)	(28,049)

(3)                Information on investments in Mainland China

1.                     Basic information:

Name of investee in		Paid-in Capital	Method of investment	Accumulated investment amount remitted from Taiwan at the beginning of	Remittance out or in for the period		Accumulated investment amount remitted from Taiwan at the end	Profit/loss of investee for the	Shareholding of the Company (direct/indirect	Profit/loss recognized for the period	Book value of investment at the	Investment income remitted to Taiwan
Mainland China	Main activities	(Note 1)	(Note 4)	the period	Remittance out	Remittance in	of the period	period	investment)	(Note 2)	end of the period	for the period

Innocom Technology (Shenzhen) Ltd.	Manufacturing and selling of LCD backend module and components	$4,997,080	1	$3,867,000	$—	$—	$3,867,000	$237,009	100	$237,009	$13,159,049	$1,130,080
Innocom Technology (Chengdu) Co., Ltd.	Manufacturing and selling of LCD backend module and components	1,157,860	1	1,157,860	—	—	1,157,860	9,363	100	9,363	981,286	—
OED Company	Manufacturing and selling of electronic paper	246,563	1	60,940	—	—	60,940	(44,750)	5	—	17,360	—
Ningbo Innolux Optoelectronics Ltd.	Manufacturing and selling of LCD backend module and components	9,445,700	2	1,344,542	—	—	1,344,542	(118,335)	100	(118,335)	18,765,668	4,140,058
Ningbo Innolux Technology Ltd.	Manufacturing and selling of LCD backend module and components	3,961,100	2	3,961,100	—	—	3,961,100	(147,578)	100	(147,578)	2,440,628	—
Nanhai Chi Mei Electronics Ltd.	Manufacturing and selling of LCD backend module and components	11,670,010	2	11,670,010	—	—	11,670,010	7,110	100	7,110	15,946,435	—
Ningbo Innolux Display Ltd.	Manufacturing and selling of LCD backend module and components	914,100	3	914,100	—	—	914,100	59,918	100	59,918	274,596	—
TPO Displays (Shinepal) Ltd.	Trading of display and related components	63,987	4	63,987	—	—	63,987	2,498	100	2,498	571,772	—
Kunpal Optoelectronics Ltd	TFT-LCD glass thinning processing	121,880	5	69,075	—	—	69,075	1,198	57	679	43,247	—
VAP Optoelectronics (Nanjing) Corp.	Manufacturing and selling of LCD backend module and components	201,102	6	9,141	—	—	9,141	(691)	100	(691)	(42,002)	—
Nanjing Innolux Optoelectronics Ltd.	Manufacturing and selling of LCD backend module and components	4,326,740	4	3,790,468	536,272	—	4,326,740	239,694	100	239,694	4,844,955	—

Name of investee in		Paid-in Capital	Method of investment	Accumulated investment amount remitted from Taiwan at the beginning of	Remittance out or in for the period		Accumulated investment amount remitted from Taiwan at the end	Profit/loss of investee for the	Shareholding of the Company (direct/indirect	Profit/loss recognized for the period	Book value of investment at the	Investment income remitted to Taiwan
Mainland China	Main activities	(Note 1)	(Note 4)	the period	Remittance out	Remittance in	of the period	period	investment)	(Note 2)	end of the period	for the period

Ningbo Chi Mei Logistics Corp.	Warehousing Service	$121,880	8	$121,880	$ －	$ －	$121,880	$555	100	$555	$155,949	$ －
TPO Displays Shanghai Ltd.	Manufacturing and selling of LCD backend module and components	639,870	7	—	—	—	—	(12,889)	100	(12,889)	499,938	—
Foshan Chi Mei Logistics Corp.	Warehousing Service	45,705	8	45,705	—	—	45,705	(2,472)	100	(2,472)	61,161	—
Guolian Electronics (Shanghai) Co., Ltd. (國璉電子(上海)有限公司)	Manufacturing and selling of power supply, modem, ADSL, and other IT equipment	609,400	9	304,700	—	—	304,700	80,845	47	39,056	189,330	—
Kunshan Guan Jye Electronics Co., Ltd.	Manufacturing of reflux high frequency transformer	255,948	10	81,964	—	—	81,964	(67,847)	32	(21,711)	167,469	—
Interface Optoelectronic (SZ) Co., Ltd.	Developing, production, selling of new-type flat panel display, display and components as well as providing after sale service	1,605,769	1	411,345	—	—	411,345	—	15	—	829,800	—

2.                     Ceiling of investment amount in Mainland China (Note 3)

Name of the company	Accumulated amount wired out from Taiwan to mainland China at the end of the period	Investment amount approved by FIC of MOEA	Ceiling of investment amount as stipulated by FIC of MOEA

InnoLux Corporation	$29,807,396	$43,120,74	$—

3.                     Significant transactions with the investees in Mainland China directly or indirectly through companies in third area

For details of significant transactions between the Company and investees in Mainland China directly or indirectly through companies in third area, please refer to Note 13(1)1, 7, 8 and 10.

Note 1:     The relevant figures were listed in NT$. Where foreign currencies were involved, the figures were converted to NT$ using exchange rate.

Note 2:     Profit or loss recognized for the period was derived from the financial statements of the investee for the same period as audited by accountants.

Note 3:     Pursuant to the Gong-Zhi-Zi Order No. 10100485600 of the Ministry of Economic Affairs, R.O.C. dated June 29, 2012, as the Company had obtained the certificate of conforming to the business scope of headquarters, issued by the Industrial Development Bureau, MOEA, the investment ceiling regulation for Taiwan-based companies investing in Mainland China was not applicable to the Company.

Note 4:     The way of investment is as follows:

1.                    Invested in Mainland China through Innolux Holding Ltd. in third area.

2.                    Invested in Mainland China through Landmark International Ltd. in third area.

3.                    Invested in Mainland China through Gold Union Investments Ltd. in third area.

4.                    Invested in Mainland China through Toppoly Optoelectronics (B.V.I) Ltd. in third area.

5.                    Invested in Mainland China through Bright Information Holding Ltd. in third area.

6.                    Invested in Mainland China through Golden Achiever International Ltd. in third area.

7.                    Invested in Mainland China through TPO Hong Kong Holding Ltd. in third area.

8.                    Invested in Mainland China through Keyway Investment Management Limited. in third area.

9.                    Invested in Mainland China through Ampower Holding Ltd. in third area.

10.             Invested in Mainland China through Jetronics International Corporation in third area.

XIV.    OPERATING SEGMENT INFORMATION

(1)                General information

The Group primarily engaged in research, development, manufacture and sale of TFT LCD. The chief operating decision-maker considered the business from a perspective of TFT LCD product size. TFT LCD products were currently classified into big size and small-medium size. Because the Group met the criteria for combining the segment information of big-size and small-medium-size TFT LCD departments, the Group disclosed only one reportable operating segment for all TFT LCD products.

The Group’s operating segment information was prepared in accordance with the Company’s accounting policies. The chief operating decision-maker allocated resources and assesses performance of the operating segments primarily based on the operating revenue and profit (loss) before tax of continuing segments of individual operating segment.

(2)          Segment information

The information of reportable segments provided to the chief operating decision maker was shown below:

	January 1 to March 31, 2014	January 1 to March 31, 2013
	TFT LCD	TFT LCD

Segment revenue	$89,558,900	$116,775,127

Segment profit(loss)	$162,090	$1,686,411

Depreciation and amortization	$16,542,402	$20,836,714

Capital expenditure-purchase of property, plant and equipment	$4,168,926	$4,453,628

Segment assets	$486,387,696	$557,658,503

(3)               Reconciliation of reported segment

The reconciliation of profit (loss) of reportable segments with profit (loss) before tax of continuing segments for the period was shown below:

1.                     Reconciliation of segment revenue with operating revenue

	January 1 to March 31, 2014	January 1 to March 31, 2013

Segment revenue	$89,558,900	$116,775,127
Other revenue	—	72,596

Operating revenue	$89,558,900	$116,847,723

2.                     Reconciliation of Segment profit (loss) with profit (loss) before tax of continuing segments

	January 1 to March 31, 2014	January 1 to March 31, 2013

The adjusted loss of reportable segments	$162,090	$1,686,411
Others	57	2,431

Profit (loss) before tax of continuing segments	$162,147	$1,688,842

3.                     Reconciliation of segment assets with total assets

	January 1 to March 31, 2014	January 1 to March 31, 2013

Segment assets	$486,387,696	$557,658,503
Others	1,062,463	472,490

	$487,450,159	$558,130,993

4.                     Other significant reconciliation

	January 1 to March 31, 2014	January 1 to March 31, 2013

Depreciation and amortization	$16,542,402	$20,836,714
Others	1,020	19,384

	$16,543,422	$20,856,098

Capital expenditure- purchase of property, plant and equipment	$4,168,926	$4,453,628
Others	—	1,927

	$4,168,926	$4,455,555

INNOLUX CORPORATION

(FORMERLY CHIMEI INNOLUX
CORPORATION)

FINANCIAL STATEMENTS

FOR THE YEARS2011 AND 2012

(STOCK CODE: 3481)

Company Address:  No. 160, Kesyue Rd.,

Jhunan Science Park, Miaoli County

Tel:    (037)586-000

INNOLUX CORPORATION

FINANCIAL STATEMENTS

FOR THE YEARS 2011 AND 2012

CONTENTS

Items			Page

I.	Cover		1

II.	Contents		2 ~ 3

III.	Report of Independent Accountants		4 ~ 5

IV.	Balance Sheets		6 ~ 7

V.	Income Statements		8

VI.	Statements of Changes in Stockholder’s Equity		9

VII.	Statements of Cash Flows		10 ~ 11

VIII.	Notes to Stand Alone Financial Statements		12 ~ 95

	(1)	History and Organization	12

	(2)	Summary of Significant Accounting Policies	12 ~ 19

	(3)	Changes in Accounting Principles and its Effect	19

	(4)	Details of Significant Accounts	19 ~ 42

	(5)	Related Party Transactions	43 ~ 48

	(6)	Pledged Assets	49

	(7)	Commitments and Contingencies	49 ~ 51

	(8)	Significant Catastrophe	51

	(9)	Subsequent Events	52

Items			Page

	(10)	Others	52 ~ 58

	(11)	Additional Disclosures	59 ~ 95

		1.Related Information of Significant Transactions	59 ~ 68

		2.Disclosure information of investee company	69 ~ 92

		3.Disclosure of information on indirect investments in Mainland China	93 ~ 95

	(12)	Operating Segment Information	95

IX.	Significant Accounts		96 ~ 108

Report of Independent Accountants

To the Board of Directors and Stockholders:

Innolux Corporation

We have audited the accompanying balance sheets of Innolux Corporation (formerly known as Chimei Innolux Corporation) as of December 31, 2011 and 2012, and the related income statements, of changes in stockholders’ equity and of cash flows for the years then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits. Some of the Company’s long-term equity investments accounted for under the equity method for the years ended December 31,2011 and 2012 are based on the financial statements audited by other accountants engaged by the Company. We did not audit these financial statements. Based on the financial statements for the years ended December 31,2011 and 2012 audited by other accountants, investment loss was $141,181,000 and 297,106,000, respectively. As at December 31, 2011 and 2012, the related outstanding long-term investments amounted to $2,736,102,000 and $4,778,074,000, respectively.

We conducted our audits in accordance with the “Rules Governing the Examination of Financial Statements by Certified Public Accountants” and generally accepted auditing standards in the Republic of China. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and there ports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Innolux Corporation as of December 31, 2011 and 2012,and the results of their operations and their cash flows for the years then ended inconformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China.

Innolux Corporation incurred a net loss of $29,205,349,000 for the year ended December31, 2012 and, as of that date, its current liabilities have exceeded its current assets by$89,013,234,000. As set forth in Note 10(6), the management has designed a turnaround plan which aims to improve the Company’s operations and financial position.

Innolux Corporation has prepared the consolidated financial statements for the years ended December31,2011 and 2012. We have issued the amended unqualified audit report as to emphasize a significant event and adopt the audit report prepared by other accountants for your information.

PricewaterhouseCoopers, Taiwan

March 29, 2013

Innolux Corporation

(formerly Chimei Innolux Corporation)

Balance Sheets

December 31, 2011 and 2012

(Amounts expressed in thousands of New Taiwan Dollars)

			December 31, 2012		December 31, 2011
	Assets	Notes	Amount	%	Amount	%
	Current Assets
1100	Cash and cash equivalents	4(1)	$24,936,316	5	$24,594,328	4
1310	Financial assets at fair value through profit or loss - current	4(2)	68,248	—	639,995	—
1320	Available-for-sale financial assets - current	4(6)	40,230	—	17,484	—
1140	Accounts receivable, net	4(3)	69,222,047	13	52,192,726	8
1150	Accounts receivable, net - related parties	5	12,554,977	2	18,888,171	3
1160	Other receivables	4(3)(16)	786,475	—	2,610,880	1
1180	Other receivables- related parties	5	1,335,842	—	942,260	—
1190	Other financial assets - current	6	2,547,108	1	3,338,525	1
120X	Inventories	4(4)	35,377,118	6	50,714,103	8
1260	Prepayments	4(16)	435,822	—	357,305	—
1275	Non-current assets classified as held for sale	4(10)	—	—	541,633	—
1286	Deferred income tax assets - current	4(16)	1,293,897	—	490,452	—
1298	Other current assets - others		16,812	—	100,740	—
11XX	Total Current Assets		148,614,892	27	155,428,602	25
	Funds and Investments
1450	Available-for-sale financial assets - non-current	4(6)	1,405,147	1	1,058,669	—
1480	Financial assets carried at cost - non-current	4(9)	820,966	—	781,455	—

1421	Long-term equity investments accounted for under the equity method	4(5)	67,873,718	12	68,336,393	11
1440	Other financial assets - non-current	6	12,355,936	2	12,319,333	2
14XX	Total Funds and Investments		82,455,767	15	82,495,850	13
	Property, plant and equipment Cost	4(10), 5 and 6
1501	Land		3,852,792	1	3,852,792	1
1521	Buildings		151,582,364	27	145,212,032	23
1531	Machinery and equipment		345,057,223	62	300,230,710	48
1545	Testing equipment		5,775,818	1	4,244,292	1
1551	Transportation equipment		87,356	—	76,525	—
1561	Office equipment		847,921	—	813,707	—
1611	Leased assets		2,050,823	1	2,031,471	—
1631	Leasehold improvements		273,420	—	77,692	—
1681	Other equipment		1,208,274	—	1,134,100	—
15XY	Cost and Revaluation Increment		510,735,991	92	457,673,321	73
15X9	Less: Accumulated depreciation		(248,502,049)	(45)	(176,150,679)	(28)
1670	Construction in progress and prepayments for equipment		22,105,024	4	61,090,098	10
15XX	Property, plant and equipment, net		284,338,966	51	342,612,740	55
	Intangible assets	4(11)
1760	Goodwill		17,096,628	3	17,096,628	3
1780	Other intangible assets		968,257	—	1,419,003	—
17XX	Total Intangible Assets		18,064,885	3	18,515,631	3
	Other Assets
1800	Rental assets	4(10)	831,349	—	886,805	—
1810	Idle assets	4(10)	696,631	—	188,247	—
1820	Refundable deposits		19,405	—	23,204	—
1830	Deferred expenses	6	6,803,605	1	7,562,228	1
1860	Deferred income tax assets - non-current	4(16)	14,770,405	3	13,936,423	3
18XX	Total Other Assets		23,121,395	4	22,596,907	4
1XXX	TOTALASSETS		$556,595,905	100	$621,649,730	100

(Continued)

Innolux Corporation

(formerly Chimei Innolux Corporation)

Balance Sheets

December 31, 2011 and 2012

(Amounts expressed in thousands of New Taiwan Dollars)

	LIABILITIES AND		December 31, 2012		December 31, 2011
	STOCKHOLDERS’ EQUITY	Notes	Amount	%	Amount	%
	Current Liabilities
2100	Short-term loans	4(12)(14)	$—	—	$9,981,000	2
2110	Short-term notes payable	4(13)	699,430	—	1,999,246	—
2180	Financial liabilities at fair value through profit or loss - current	4(2)	1,235,546	—	46,311	—
2140	Accounts payable		51,719,716	9	62,300,436	10
2150	Accounts payable - related parties	5	89,300,098	16	102,762,436	17
2170	Accrued expenses	5	16,744,819	3	8,686,671	1
2224	Payables for equipment	5	3,439,899	1	2,262,183	—
2228	Other payables - other	7	3,677,790	1	4,652,778	1
2260	Receipts in advance		783,081	—	500,772	—
2270	Long-term liabilities due within one year or one operating cycle	4(14)(15) and 6	67,343,741	12	184,344,243	30
2288	Lease payable - current	4(10)	980,000	—	1,980,000	—
2298	Other current liabilities - other		1,704,006	1	789,290	—
21XX	Total Current Liabilities		237,628,126	43	380,305,366	61
	Long-term Liabilities
2400	Financial assets at fair value through profit or loss - non-current	4(8)	289	—	—	—
2430	Hedging derivative liabilities - non-current	4(7)	391,630	—	736,952	—
2410	Corporate bonds payable	4(15)	—	—	2,000,000	—
2420	Long-term loans	4(14) and 6	138,918,521	25	30,230,045	5
2446	Lease payable - non-current	4(10)	—	—	980,000	—
24XX	Total Long-term Liabilities		139,310,440	25	33,946,997	5
	Other Liabilities
2820	Deposits received		30,130	—	30,986	—
2880	Other liabilities - other	4(5) and 7	8,718,428	1	11,185,445	2
28XX	Total Other Liabilities		8,748,558	1	11,216,431	2
2XXX	Total Liabilities		385,687,124	69	425,468,794	68
	Stockholders’ Equity
	Share capital
3110	Common stock	4(18)(19)	79,129,708	14	73,129,708	12
	Capital Surplus
3211	Common stock premium	4(20)	118,065,992	21	190,599,266	31
3260	Long-term investments		309,732	—	286,102	—
3271	Employee stock option	4(19)	1,218,747	—	950,327	—
	Retained Earnings	4(21)
3310	Legal reserve		2,328,981	1	2,328,981	—
3350	Accumulated deficit	4(21)	(29,313,836)	(5)	(71,983,820)	(12)
	Other Stockholders’ Equity Adjustments
3420	Cumulative translation adjustments		155,150	—	2,977,862	1
3450	Unrealized gain or loss on financial instruments	4(6)	(985,693)	—	(2,107,490)	—
3XXX	Total Stockholders’ Equity		170,908,781	31	196,180,936	32
	Commitments and Contingencies	5, 7 and 11
	Significant Subsequent Events	4(5)(18)(21) and 9

	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY		$556,595,905	100	$621,649,730	100

The accompanying notes are an integral part of these consolidated financial statements. See report of independent accountants dated March 29, 2013.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Head of Accounting Department: Jin-Yuan Zhang

Innolux Corporation

(formerly known as Chimei Innolux Corporation)

Income Statements

For the years ended December 31, 2011 and 2012

(Amounts expressed in thousands of New Taiwan Dollars,

except for earnings per share which is expressed in New Taiwan Dollars)

			2012		2011
	Items	Notes	Amount	%	Amount	%
	Operating Revenues	5
4110	Sales income		$473,582,091	100	$489,160,124	101
4170	Sales returns		(654,429)	—	(1,729,427)	—
4190	Sales discounts		(1,403,288)	—	(2,027,583)	(1)
4100	Net Sales Income		471,524,374	100	485,403,114	100
	Operating Costs	4(4)(24) and 5
5110	Cost of goods sold		(478,397,109)	(101)	(529,382,626)	(109)
5910	Gross loss		(6,872,735)	(1)	(43,979,512)	(9)
	Operating Expenses	4(24)
6100	Marketing expenses		(1,410,828)	(1)	(4,912,837)	(1)
6200	General and administrative expenses		(4,803,636)	(1)	(5,820,649)	(1)
6300	Research and development expenses		(10,751,038)	(2)	(8,682,421)	(2)
6000	Total Operating Expenses		(16,965,502)	(4)	(19,415,907)	(4)
6900	Operating loss, net		(23,838,237)	(5)	(63,395,419)	(13)
	Non-operating Income and Gains
7110	Interest income		77,448	—	109,915	—
7121	Investments income accounted for under the equity method	4(5)	2,688,822	1	1,010,914	—
7122	Dividend income		67,444	—	106,203	—
7160	Foreign exchange gains		3,007,076	1	—	—
7310	Gain on valuation of financial assets and liabilities	4(2)(7)(8)	—	—	3,947,869	1
7480	Miscellaneous income		1,505,151	—	2,792,077	1
7100	Total Non-operating Income and Gains		7,345,941	2	7,966,978	2
	Non-operating Expenses and Losses
7510	Interest expense	4(15)	(5,213,768)	(1)	(4,670,522)	(1)
7560	Foreign exchange losses		—	—	(3,103,921)	(1)
7630	Impairment losses	4(5)(10)	(908,696)	—	(351,591)	—
7650	Loss on valuation of financial assets and liabilities	4(2)(7)(8)	(3,301,942)	(1)	—	—
7880	Miscellaneous disbursements	4(3)(24) and 7	(5,020,790)	(1)	(6,607,313)	(1)
7500	Total Non-operating Expenses and Losses		(14,445,196)	(3)	(14,733,347)	(3)
7900	Net loss before tax for continuing operations		(30,937,492)	(6)	(70,161,788)	(14)
8110	Income tax benefit	4(16)	1,732,143	—	5,722,010	1
9600	Net loss for the period		$(29,205,349)	(6)	$(64,439,778)	(13)

			Before tax	After tax	Before tax	After tax
	Basic loss per share	4(23)
9750	Net loss for the period		$(4.14)	$(3.91)	$(9.59)	$(8.81)

The accompanying notes are an integral part of these consolidated financial statements. See report of independent accountants dated March 29, 2013.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Head of Accounting Department: Jin-Yuan Zhang

Innolux Corporation

(formerly Chimei Innolux Corporation)

Statements of Changes in Stockholder’s Equity

For the years ended December 31, 2011 and 2012

(Amounts expressed in thousands of New Taiwan Dollars)

	Share Capital		Capital Reserve			Retained Earnings
2011	Common share capital	Stock subscriptions received in advance	Common share premium	Long-term investments	Employee stock option	Legal reserve	Undistributed earnings	Cumulative translation adjustment	Unrealized gain or loss on financial instruments	Treasury stock	Total
Balance at January 1, 2011	$73,118,098	$8,650	$190,599,266	$27,664	$562,666	$2,328,981	$(7,544,042)	$(2,031,508)	$1,700,560	$(15,589)	$258,754,746
Shares issued for employee stock options	11,610	(8,650)	—	—	—	—	—	—	—	—	2,960
Compensation cost of employee stock options	—	—	—	—	387,661	—	—	—	—	—	387,661
Changes in net equity of investees accounted for under equity method	—	—	—	258,438	—	—	—	—	(1,997,781)	15,589	(1,723,754)
Changes in unrealized gain and loss on available-for-sale financial instruments	—	—	—	—	—	—	—	—	(1,828,339)	—	(1,828,339)
Changes in unrealized gain and loss on cash flow hedge	—	—	—	—	—	—	—	—	18,070	—	18,070
Net loss for 2011	—	—	—	—	—	—	(64,439,778)	—	—	—	(64,439,778)
Cumulative translation adjustment	—	—	—	—	—	—	—	5,009,370	—	—	5,009,370

Balance at December 31, 2011	$73,129,708	$—	$190,599,266	$286,102	$950,327	$2,328,981	$(71,983,820)	$2,977,862	$(2,107,490)	$—	$196,180,936

2012
Balance at January 1, 2012	$73,129,708	$—	$190,599,266	$286,102	$950,327	$2,328,981	$(71,983,820)	$2,977,862	$(2,107,490)	$—	$196,180,936
Stock issued for cash	6,000,000	—	(600,000)	—	—	—	—	—	—	—	5,400,000
Capital surplus of undistributed earnings	—	—	(71,983,820)	—	—	—	71,983,820	—	—	—	—
Compensation cost related to share-based payment	—	—	42,600	—	276,366	—	—	—	—	—	318,966
Employee stock options expired	—	—	7,946	—	(7,946)	—	—	—	—	—	—
Changes in net equity of assessed companies accounted for under equity method	—	—	—	23,630	—	—	(108,487)	—	621,858	—	537,001
Changes in unrealized gain and loss on available-for-sale financial instruments	—	—	—	—	—	—	—	—	306,350	—	306,350
Changes in unrealized gain and loss on cash flow hedge	—	—	—	—	—	—	—	—	193,589	—	193,589
Net loss for 2012	—	—	—	—	—	—	(29,205,349)	—	—	—	(29,205,349)
Cumulative translation adjustment	—	—	—	—	—	—	—	(2,822,712)	—	—	(2,822,712)

Balance at December 31, 2012	$79,129,708	$—	$118,065,992	$309,732	$1,218,747	$2,328,981	$(29,313,836)	$155,150	$(985,693)	$—	$170,908,781

The accompanying notes are an integral part of these consolidated financial statements. See report of independent accountants dated March 29, 2013.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Head of Accounting Department: Jin-Yuan Zhang

Innolux Corporation

(formerly Chimei Innolux Corporation)

Statements of Cash Flows

For the years ended December 31, 2011 and 2012

(Amounts expressed in thousands of New Taiwan Dollars)

	2012	2011
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss for the period	$(29,205,349)	$(64,439,778)
Adjustments
Depreciation expenses and amortization (including leased and idle assets depreciation)	77,078,294	87,128,928
Amortization of syndicated loan bank fee	129,307	165,340
Compensation cost of employee stock options	318,966	387,661
Gains on price increase of inventories	(1,650,000)	(1,619,089)
Loss on inventory obsolescence	211,534	2,245,431
Net gain and loss on valuation of financial assets and liabilities at the end of period	1,167,298	(593,684)
Investment income accounted for under equity method	(2,688,822)	(1,010,914)
Cash dividends from long-term equity investments under equity method	128,805	115,805
Loss on disposal of investments	759	679
Loss on other investments	—	556
Loss on disposal of property, plant and equipment and deferred expenses	32,138	80,850
Impairment loss	908,696	351,591
Changes in assets and liabilities
Accounts receivable	(17,029,321)	(5,354,757)
Accounts receivable - related parties	6,333,194	1,976,691
Other receivables	1,827,572	(757,073)
Inventories	16,775,451	5,195,443
Prepayments	(78,517)	(81,078)
Deferred income tax assets	(1,732,822)	(5,707,915)
Other current assets - other	83,928	(30,291)
Accounts payable	(10,580,720)	415,737
Accounts payable - related parties	(13,462,338)	47,158,632
Accrued expenses	8,058,148	(3,048,029)
Other payables - other	(974,988)	2,196,215
Receipts in advance	282,309	(576,800)
Other current liabilities	905,853	(1,375,438)
Other liabilities - other	(1,279,018)	(1,348,894)
Net cash inflow from operating activities	35,560,357	61,475,819
CASH FLOWS FROM INVESTING ACTIVITIES
Decrease in financial liabilities at fair value through profit or loss - current	593,973	393,065
Changes in hedging derivative financial liabilities	(119,213)	(375,922)
(Increase) decrease in other receivables - related parties	(393,582)	556,386
Proceeds from reduction in capital of financial assets carried at cost	—	8,160
Increase in long-term equity investments under equity method	(1,424,520)	(3,850,091)
Proceeds from disposal of long-term equity investments accounted for under equity method	—	10,120
Proceeds from reduction in capital of long-term equity investments accounted for under equity method	22,194	2,700,000
Decrease (increase) in other financial assets	754,814	(15,657,858)
Acquisition of property, plant and equipment	(14,069,374)	(34,076,368)
Proceeds from disposal property, plant and equipment and deferred expenses	47,502	242,722
Acquisition of intangible assets	—	(317,114)
Decrease in refundable deposits	3,799	22,127
Increase in deferred expenses	(2,414,424)	(3,077,199)
Net cash outflow from investing activities	(16,998,831)	(53,421,972)

(Continued)

Innolux Corporation

(formerly Chimei Innolux Corporation)

Statements of Cash Flows

For the years ended December 31, 2011 and 2012

Amounts expressed in thousands of New Taiwan Dollars

	2012	2011
CASH FLOWS FROM FINANCING ACTIVITIES
Decrease in short-term loans	$(2,659,615)	$(869,000)
Decrease in short-term bills	(1,299,816)	(9,496,621)
Long-term loans	977,808	71,667,113
Payment of long-term loans	(16,657,059)	(86,095,618)
Payment of bonds payable	(2,000,000)	—
Decrease in accrued lease payments	(1,980,000)	(1,980,000)
Decrease in guarantee deposits	(856)	(5,461)
New share issued for cash capital injection	5,400,000	—
Issuance of new share for employee stock options	—	2,960
Net cash outflow from financing activities	(18,219,538)	(26,776,627)
Increase (decrease) in cash and cash equivalents for the period	341,988	(18,722,780)
Cash and cash equivalents at beginning of the period	24,594,328	43,317,108
Cash and cash equivalents at end of the period	$24,936,316	$24,594,328
Cash paid for acquisition of property, plant and equipment
Increase in property, plant and equipment	$15,247,090	$30,075,105
Equipment payable at beginning of the period	2,262,183	6,263,446
Equipment payable at end of the period	(3,439,899)	(2,262,183)
Cash paid	$14,069,374	$34,076,368
Supplemental disclosures of cash flow information
Cash paid for interest for the period	$5,188,956	$4,622,279
Cash paid for income tax for the period	$—	$—
Financing activities with no effect on cash flows
Reclassification of short-term loans to long-term loans (note 4(12))	$7,321,385	$—
Long-term loans due within one year	$67,343,741	$184,344,243

The accompanying notes are an integral part of these consolidated financial statements. See report of independent accountants dated March 29, 2013.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Head of Accounting Department: Jin-Yuan Zhang

INNOLUX CORPORATION

(FORMERLY CHIMEI INNOLUX CORPORATION)

NOTES TO STAND ALONE FINANCIAL SATEMENTS

DECEMBER31, 2011 and 2012

(All amounts expressed in thousands of New Taiwan dollars, unless otherwise specified)

1.                   HISTORYAND ORGANIZATION

(1)         Innolux Corporation was organized on January 14, 2003 under the Act for Establishment and Administration of Science Parks. The Company was listed on the Taiwan Stock Exchange Corporation (the “TSEC”) in October 2006. The Company merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010, with the Company as the surviving entity, and was then renamed as Chimei Innolux Corporation. The Company was renamed as Innolux Corporation during the special stockholders ‘meeting in November 2012.

(2)         The Company engages in the research, development, design, manufacture and sales of TFT-LCD panels, modules and monitors of LCD, color filter, and low temperature poly-silicon TFT-LCD. As of December 31, 2012, the Company and its subsidiaries had 26,718 employees.

2.                   SUMMARY OF SIGNIFICANTACCOUNTING POLICIES

The financial statements are prepared in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers” and generally accepted accounting principles in the Republic of China (the “R.O.C.”). The significant accounting policies are summarized as follows:

(1)                   Criteria for classifying assets and liabilities as current or non-current items

A.         Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

(a)         Assets arising from operating activities that are expected to be realized or consumed, or are intended to be sold within the normal operating cycle.

(b)         Assets held mainly for trading purposes.

(c)          Assets that are expected to be realized within twelve months from the balance sheet date.

(d)         Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

B.         Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:

(a)         Liabilities arising from operating activities that are expected to be paid off within the normal operating cycle.

(b)         Liabilities arising mainly from trading activities.

(c)          Liabilities that are to be paid off within twelve months from the balance sheet date.

(d)         Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date.

(2)                   Accounting estimations

The preparation of financial statements in conformity with generally accepted accounting principles in the R.O.C. requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those assumptions and estimates.

(3)                   Foreign currency transaction

Transactions denominated in foreign currencies are translated into the functional currency at the spot exchange rates prevailing at the transaction dates. Exchange gain or loss due to the difference between the exchange rate on the date of actual receipt and payment are recognized in profit or loss for the period. Monetary assets and liabilities denominated in foreign currencies are translated at the spot exchange rates prevailing at the balance sheet date. Exchange gains or losses are recognized in profit or loss for the period.

(4)                   Cash equivalents

Cash equivalents refer to short-term highly liquid investments that meet both of the following criteria:

A.            Readily convertible to known amount of cash.

B.            Subject to an insignificant risk of change in value.

The statements of cash flows of the Company are prepared based on cash and cash equivalents.

(5)                   Financial assets and financial liabilities at fair value through profit or loss

A.            Equity financial instruments are recognized and derecognized using trade date accounting; bond investments, beneficiary certificates and derivative instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value.

B.            These financial instruments are subsequently re-measured and stated at fair value, and the gain or loss is recognized in profit or loss. The fair value of listed stocks, Taiwan Over-the-Counter (the “OTC”) stocks, closed-end mutual funds and depositary receipts is based on the closing price in open markets on balance sheet date. The fair value of open-end mutual funds is based on the net asset value of the funds on balance sheet date.

C.            When a derivative is an ineffective hedging instrument, if it is an option derivative, it is initially recognized at fair value on the trade date. If a derivative is a non-option derivative, the fair value initially recognized on the trade date is zero.

(6)                   Available-for-sale financial assets

A.            Investments in equity instruments are recognized and derecognized using trade date accounting; investments in debt instruments are recognized and derecognized using settlement date accounting, and are recognized initially at fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.            The available-for-sale financial assets are stated at fair value, and the changes are recognized in stockholders’ equity adjustment, until the financial asset is derecognized, the cumulative gain or loss previously recognized in equity shall be recognized in profit or loss. The fair values of listed stocks, OTC stocks and closed-end mutual funds are based on the closing price in open markets on balance sheet date. The fair values of open-end and balanced mutual funds are based on the net asset value at the balance sheet date.

C.            If there is any objective evidence that the financial asset is impaired, the impairment loss is recognized in profit or loss. When the fair value of an equity instrument subsequently increases, the increase will be recognized in equity. When the fair value of a debt instrument subsequently increases and the increase can be objectively related to an event occurring after the impairment loss was recognized in profit or loss, the impairment loss shall be reversed to the extent of the loss recognized in profit or loss.

(7)                   Financial assets carried at cost

A.            Investment in unquoted equity instruments is recognized or derecognized using trade date accounting and is stated initially at its fair value plus transaction costs that are directly attributable to the acquisition of the financial asset.

B.            If there is any objective evidence that the financial asset is impaired; the impairment loss is recognized. Such impairment loss shall not be reversed.

(8)                   Hedging derivative instruments

When all applicable hedging accounting criteria have satisfied, the accounting methods for hedging instruments recognized based on different hedging mode through trade-off method and the profit and loss arising from changes in fair value of hedged items are as follow:

A.            Fair value hedges: Changes in the fair value of derivatives that are designated and qualify as fair value hedges are recognized in profit or loss. Changes in the fair value of the hedged asset or liability that are attributable to the hedged item are recognized in profit or loss as an adjustment to the carrying amount of the hedged item.

B.            Cash flow hedges: Gain and loss on hedging instruments is recognized in stockholders’ equity adjustment. The details of forecast transaction are as follow:

(a)         If a hedge of a forecast transaction subsequently results in the recognition of a financial asset or a financial liability, the associated gains or losses that were recognized under stockholders’ equity adjustment are transferred to current profit or loss in the periods when the hedged item affects profit or loss. If a forecast hedged transaction affects the net profit or loss, the gains or losses directly recognized under stockholders’ equity adjustment are transferred to current profit or loss.

(b)         If a hedge of a forecast transaction subsequently results in the recognition of a non-financial asset or a non-financial liability, the associated gains and losses that were recognized under stockholders’ equity adjustment are transferred to current profit or loss in the periods when the asset or liability affects profit or loss.

(9)                   Notes and accounts receivable, other receivables

A.            Notes and accounts receivable are claims generated from the sale of goods or services. Other receivables are those receivables arising from transactions other than the sale of goods or services. Notes receivable, accounts receivable and other receivables are recognized initially at fair value and are subsequently measured at amortized cost using the effective interest method.

B.            The Company assesses whether there is objective evidence of individual impairment on significant financial assets and individual or jointly impairment on insignificant financial assets on balance sheet date. When there is an objective evidence of impairment, impairment loss will be recognized. The amount of impairment is the book value less the present value of estimated future cash flows, discounted by original effective interest rate. If, subsequently, an event directly related to impairment indicates a decrease in impairment, the impairment loss recognized in prior years shall be recovered. The book value of the financial instruments after recovering the impairment shall not exceed the amortized cost that would have been had no impairment been previously recognized.

(10)            Transactions for accounts receivable securitization

According to the Financial Asset Securitization Act, through special purpose trust, the subject creditor’s rights and relevant interest trust will be transferred to the trustee according to the agreement during the period in which securitization plan is executed. The trustee will issue securities and transfer the proceeds raised to the Company. Under this transaction structure, the creditor’s right of account receivable is transferred to the trustee and the control over the contractual credit rights has lost. Except for beneficiary securities and seller’s certificate retained for credit pledge are account for available-for-sale financial assets based on their nature, the outstanding amount is recognized as gain or loss on disposal.

(11)            Inventories

The perpetual inventory system is adopted for inventory recognition. Inventories are stated at cost. The cost is determined using the weighted-average method. At the end of period, inventories are evaluated at the lower of cost or net realizable value, and the individual item approach is used in the comparison of cost and net realizable value. The calculation of net realizable value is based on the estimated selling price in the normal course of business, net of estimated costs of completion and estimated selling expenses. As the value of raw materials and supplies decline and the cost of finished goods is over the net realizable value, the net realizable value of raw materials and supplies becomes the replacement cost.

(12)            Non-current assets classified as held for sale

Non-current asset (or disposal group) is classified as held for sale if its carrying amount will be recovered principally through a sale transaction rather than through continuing use, and is measured at the lower of its carrying amount and fair value less costs to sell.

(13)            Long-term equity investments accounted for under the equity method

A.            Long-term equity investments in which the Company holds more than 20% of the investee company’s voting shares or has the ability to exercise significant influence on the investee’s operational decisions are accounted for under the equity method. The excess of the initial investment cost over the acquired net asset value of the investee is attributable to goodwill, and is subject to impairment test every year. Adjustment of the amount of goodwill amortized in previous year(s) is not required.

B.            For those who hold over 50% voting shares of the investee or have control over the investee, equity method is used for assessment and preparation of consolidated financial statements.

C.            When assessing overseas investment companies using equity method, the Company recognizes the “cumulative translation adjustment” arising from translation of the financial statements of overseas investee companies on pro rata basis and recorded as the stockholder’s equity adjustment.

(14)            Property, plant and equipment

A.            Property, plant and equipment are stated at cost. Cost included all expenses incurred before the property, plant and equipment are ready for use. Interest incurred on the acquisition of property, plant and equipment is capitalized. Expenses arising form significant renewals or betterments are recognized as capital expenses. Maintenance and repair expenses are recognized as current expenses.

B.            Depreciation is provided on a straight-line method using the estimated service lives of the asset after deducting its residual value. The estimated useful lives of the assets are 2 to 50 years.

C.            Rents paid on capital leases are capitalized as leased assets and recognized as leasehold liabilities. When accounting depreciation on leased assets, leases in which the ownership can unconditionally transfer upon expiry or with bargain purchase option are stated based on the estimated useful lives of the assets. Other capital leases are stated over the lease term.

D.            For sale and leased back assets, the deferred gains or losses on disposal of assets are recorded as “unrealized leaseback gain or loss” and amortized based on the lease nature. If the fair value is less than the book value, the difference is recognized in profit or loss.

E.             Property, plant and equipment that are idle or have no value in use are reclassified as other assets at the lower of the net fair value or book value. The resulting difference is included in current losses. Depreciation provided on these assets is charged to non-operating expenses.

(15)            Intangible assets

A.            Goodwill is the excess of the initial investment cost over the acquired net asset value of the investee when consolidated. Please refer to Note 2(17) for impairment of goodwill.

B.            Patents, royalties, developed technology and customer relationship are stated at cost and amortized over the estimated life of 2 to 10 years using the straight-line method.

(16)            Deferred expenses

Photo mask, pattern, bank charges for loans, license fee, power line installation cost and computer software are capitalized and amortized over the estimated period of economic benefits under the straight-line method. The estimated period of economic benefits for photo mask and pattern is 1 to 2 years, and others are 3 to 7 years.

(17)            Impairment of non-financial assets

A.            If there is evidence showing an asset has been impaired on the balance sheet date, the Company will estimate its recoverable amount. Impairment loss is recognized when the recoverable amount of an asset is less than its carrying amount. The recoverable amount is the higher of the net fair value and value in use. When the impairment no longer exists, the impairment loss recognized in prior years shall be recovered.

B.            The recoverable amount of goodwill shall evaluate periodically. Impairment loss is recognized when the recoverable amount of an asset is less than its carrying amount. Impairment loss on goodwill is not recoverable in the future.

(18)            Pension cost

Under the defined benefit pension plan, net periodic pension costs are recognized in accordance with the actuarial calculations. Net periodic pension cost includes service cost, interest cost, and expected return on plan assets, and amortization of unrecognized net transition obligation and gains or losses on plan assets. Unrecognized net transition obligation is amortized on a straight-line basis over 15 years. Under the defined contribution pension plan, net periodic pension costs are recognized as incurred.

(19)            Income tax

A.            The Company uses inter-period as well as intra-period tax allocation for income tax. Over or under provision of prior years’ income tax liabilities is included in current year’s income tax. When a change in the tax laws is enacted, the deferred tax liability or asset is recomputed accordingly in the period of change. The difference between the new amount and the original amount, that is, the effect of changes in the deferred tax liability or asset, is recognized as an adjustment to current income tax expense(benefit).

B.            Investment tax credits arising from expenditures incurred on acquisitions of equipment or technology, research and development, employees’ training, and investment in barren area are recognized in the year the related expenditures are incurred.

C.            An additional 10% tax is levied on the undistributed retained earnings and is recorded as income tax expense in the year the stockholders resolve to retain the earnings.

D.            According to the “Income Basic Tax Act”, effective January 1, 2006, income tax is accounted for based on the income tax law or other regulations when income tax is equal or more than the basic tax. When income tax is less than the basic tax, income tax payable shall be equal to the basic tax. The difference cannot be deducted from investment tax credits based on other regulations.

(20)            Earnings per share

A.            The Company adopted R.O.C. SFAS No. 24, “Earnings per share”. Basic earnings per share are calculated by dividing net income by the weighted average number of shares outstanding during the year. Diluted earnings per share are calculated by taking into account the potentially dilutive securities that were assumed to have been converted to common stock at the beginning of the year.

B.            Effective from 2008, as employees’ bonus could be distributed in the form of stock, the diluted EPS computation shall include the estimated shares that would increase from employees’ stock bonus issuance in the calculation of the weighted-average number of common shares outstanding during the reporting year, taking into account the dilutive effects of stock bonus on potential common shares; whereas, basic EPS shall be calculated based on the weighted-average number of common shares outstanding during the reporting year that include the shares of employees’ stock bonus for the appropriation of prior year earnings, which have already been resolved at the stockholders’ meeting held in the reporting year. As the capitalization of employees’ bonus is no longer classified as distribution of stock dividends (or retained earnings or capital reserve capitalized), the calculation of basic EPS and diluted EPS for all periods presented shall not be adjusted retroactively.

C.            The potential common shares of the Company and subsidiaries include employee stock options and the estimated shares that would increase from employees’ stock bonus issuance as stated above. Treasury stock method is used to test whether or not potential common shares have dilutive effect.

(21)            Share-based payment - employee incentive

A.            The employee stock options granted from January 1, 2004 to December 31, 2007 (both dates inclusive) are accounted for in accordance with Accounting Research and Development Foundation (the “ARDF”) 92-070, ARDF 92-071 and ARDF 92-072 “Accounting for Employee Stock Options” as prescribed by the Accounting Research and Development Foundation, R.O.C., dated March 17, 2003. Under the share-based employee compensation plan, compensation cost is recognized using the intrinsic value method and pro forma disclosures of net income and earnings per share are prepared in accordance with the R.O.C. SFAS No. 39, “Accounting for Share-based Payment”.

B.            For the grant date of the share-based payment agreements set on or after January 1, 2008 (inclusive), the Company shall measure the services received during the vesting period by reference to the fair value of the equity instruments granted and account for those amounts as payroll expenses during that period.

C.            Subject to elimination of the Company issued employee stock options and the proposed replacement Reward Scheme, the Company should calculate the compensation cost of employee services before and after the merger. The former as part of the cost of merger; the latter is allocated over the remaining period as compensation cost.

D.            The grant date for the shares reserved for employee preemption in cash capital increase is the date on which the Company informs employees of the grant and both the Company and employees agree to the number of shares granted and their price for subscription.

(22)            Employees’ bonuses and directors’ and supervisors’ remuneration

Effective January 1, 2008, pursuant to ARDF 96-052 of the Accounting Research and Development Foundation, R.O.C., dated March 16, 2007, “Accounting for Employees ‘Bonuses and Directors’ and Supervisors’ Remuneration”, the costs of employees’ bonuses and directors’ and supervisors’ remuneration are accounted for as expenses and liabilities, provided that such recognition is required under legal or constructive obligation and the amounts can be reasonably estimated. However, if the accrued amounts for employees ‘bonuses and directors’ and supervisors’ remuneration are significantly different from the actual distributed amounts resolved by the stockholders at their annual stockholders’ meeting subsequently, the differences shall be recognized as gain or loss in the following year. In addition, according to ARDF 97-127 of the Accounting Research and Development Foundation, R.O.C., dated March 31, 2008, “Criteria for Listed Companies in Calculating the Number of Shares of Employees’ Stock Bonus”, the Company calculates the number of shares of employees’ stock bonus based on the closing price of the Company’s common stock at the previous day of the stockholders’ meeting held in the year following the financial reporting year, and after taking into account the effects of ex-rights and ex-dividends.

(23)            Treasury stocks

A.            When a company repurchases its outstanding shares as treasury stock, the acquisition cost should be debited to the treasury stock account as contra account under stockholders’ equity.

B.            When a company’s treasury stock is retired, the treasury stock account should be credited, and the capital surplus-premium on stock account and capital stock account should be debited proportionately according to the share ratio. An excess of the carrying value of treasury stock over the sum of its par value and premium on stock should first be offset against capital surplus from the same class of treasury stock transactions, and the remainder, if any, debited to retained earnings. An excess of the sum of the par value and premium on stock of treasury stock over its carrying value should be credited to capital surplus from the same class of treasury stock transactions.

C.            The book value of treasury stock is accounted for on a weighted-average basis.

D.            Stocks held by subsidiaries of the Company are stated at the subsidiary’s carrying value of the shares, and reclassified from the Company’s long-term investments accounted for under the equity method account to treasury stock.

(24)            Revenue and expenses

E.             Revenue is recognized when the earning process is substantially completed and payment is realized or realizable. Expenses are charged to income as incurred.

F.              Regarding the sales to Company’s subsidiaries, sales revenue is recognized only when the subsidiary has sold the goods of the Company to customers. Goods which remained unsold by the subsidiary at the end of the accounting period are recorded as inventories by the Company.

(25)            Accounting method for subsidy from the government

The Company receives subsidies from the Government. Realized subsidies are recorded as subsidy income. For unrealized subsidies, they are recorded as deferred income and recognized as subsidy income based on the progress of different events.

(26)            Settlement date accounting

If an entity recognizes financial assets using settlement date accounting, any change in the fair value of the asset to be received during the period between the trade date and the settlement date/balance sheet date is not recognized for assets carried at cost or amortized cost. For financial assets or financial liabilities classified as at fair value through profit or loss, the change in fair value is recognized in profit or loss. For available-for-sale financial assets, the change in fair value is recognized in owner’s equity adjustment.

(27)            Merger

A.            The Company accounts for its merger transaction pursuant to the R.O.C. SFAS No. 25, “Business Combinations —Accounting for Purchase Method”.

B.            When a business combination arose between affiliates of the Company, which belongs to structure reorganization, according to Accounting Research and Development Foundation Interpretation 100-390, the Group shall recognize long-term equity investment in the surviving affiliate at its book value (less impairment loss), and long-term equity investment in the affiliate dissolved is reclassified to asset and liability accounts.

(28)            Operating segment

The reporting method of the information of operating segments of the Company is in line with that of the internal management report provided for operating decision maker. The operating decision maker is responsible for allocation of resources and performance assessment.

In accordance with R.O.C. SFAS No. 41, “Operating Segments”, segment information is disclosed in the consolidated financial statements and will not be disclosed in separate financial statements.

3.                  CHANGES IN ACCOUNTING PRINCIPLES AND ITS EFFECT

(1)         Notes and accounts receivable, other receivables

Effective January 1, 2011, the Company adopted the newly revised R.O.C. SFAS No. 34,”Financial Instruments: Recognition and Measurement”. The Company recognized impairment (doubtful debt) loss on notes receivable, accounts receivable and other receivables when there is an objective evidence of impairment. This accounting change had no significant effect on the consolidated net income and earnings per common share for the year ended December31, 2011.

(2)         Operating segments

Effective January 1, 2011, the Company adopted the newly issued R.O.C. SFAS No. 41,”Disclosure of Information on Operating Segments”, which supersedes R.O.C. SFAS No. 20,”Disclosure of Financial Information on Segments”. The Company conformed to the disclosure requirements to restate the segment information for the prior year during its first application. This accounting change had no significant effect on the net loss and loss per common share for the year ended December 31, 2011.

4.                  Details of Significant Accounting Items

(1)         Cash and cash equivalents

	December 31, 2012	December 31, 2011
Cash on hand	$547	$588
Savings deposits	389,602	1,282,407
Foreign currency deposits	11,534,167	21,562,503
Time deposits	8,712,000	1,748,830
	20,636,316	24,594,328
Cash equivalents - Repurchase notes	4,300,000	—
	$24,936,316	$24,594,328

(2)         Financial assets and liabilities at fair value through profit or loss

	December 31, 2012
	Book value (i.e. fair value)	Notional amounts (’000)
Financial assets held for trading
Foreign exchange forward contract	$68,122	TWD(sell)	21,402,881
		USD(buy)	737,000
	126	EUR(sell)	9,000
		USD(buy)	11,933
	$68,248

	December 31, 2012
	Book value (i.e. fair value)	Notional amounts(’000)
Financial liabilities held for trading
Foreign exchange forward contract	$1,049,906	USD(sell)	735,000
		JPY(buy)	60,306,259
Foreign exchange forward contract	75,691	TWD(sell)	29,569,912
		USD(buy)	1,016,000
Foreign exchange forward contract	109,949	EUR(sell)	108,000
		USD(buy)	139,310
	$1,235,546

	December 31, 2011
	Book value (i.e. fair value)	Notional amounts(’000)
Financial assets held for trading
Foreign exchange forward contract	$87,090	USD(sell)	521,000
		JPY(buy)	40,617,624
	327,329	TWD(sell)	52,444,640
		USD(buy)	1,745,000
	225,576	EUR(sell)	331,000
		USD(buy)	435,560
	$639,995

	December 31, 2011
	Book value (i.e. fair value)	Notional amounts(’000)
Financial liabilities held for trading
Foreign exchange forward contract	$40,971	USD(sell)	215,000
		JPY(buy)	16,567,360
Foreign exchange forward contract	5,340	TWD(sell)	2,726,455
		USD(buy)	90,000
	$46,311

The net gain and loss recognized for financial assets and liabilities held for trading transactions for the years ended December 31, 2011 and 2012 were loss of $3,155,636 and gain of $3,523,301 respectively, including the gain and loss arising from outstanding financial assets and liabilities of loss of $1,167,298 and gain of $593,684 for the years ended December 31, 2011 and 2012, respectively.

(3)                  Accounts receivable

	December 31, 2012	December 31, 2011
Notes receivable	$21,447	$21,466
Accounts receivable	69,755,953	52,650,620
	69,777,400	52,672,086
Less: Allowance for doubtful accounts	(117,036)	(117,036)
Allowance for sales returns and discounts	(438,317)	(362,324)
	$69,222,047	$52,192,726

Accounts receivable securitization

A.            In September 2006, the Company entered into a $10 billion, 5-year revolving accounts receivable securitization agreement with China Trust Commercial Bank, the trustee. Under the agreement, the Company transferred a pool of accounts receivable to the trustee. The Company transferred its receivables to the bank three times a month, and the bank issued securities backed by these accounts receivable monthly. After the transfer of the accounts receivable, the Company continues to service, administer, and collect the accounts receivable on behalf of the bank. The Company does not bear the risk of collectability, or provide any collateral to the bank. The accounts receivable securitization’s agreement with the bank expired in May 2011. The Company recognized the difference between the book value of the financial assets and the proceeds paid of $211,567 as a loss on sale of investments for the year ended December 31, 2011 (recorded as “other non-operating losses”).

Cash flows

Cash flows generate from securitization trustee were as follows:

Jan. 1- Dec. 31,2011
Cash from securitization	$25,985,998
Revenue from service rendered	350
Other cash flows generate from retained interest	77

Accounts receivable factoring

B.            The Company factored its accounts receivable to certain financial institutions without recourse. Under the agreement, the Company was not required to bear uncollectible risk of the underlying accounts receivable, but was liable for the losses incurred on any business dispute. As the Company did not provide any collateral, these accounts receivable meet the derecognition criteria for financial assets. The Company derecognized the accounts receivable sold to financial institutions, net of the losses estimated for possible business disputes.

As of December 31, 2011 and 2012, the relevant information of accounts receivable factored but unsettled was as follows:

December 31, 2012
Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained	Credit limit
CITIC Bank	$706,221	$564,226	$141,995	$10,164,000
Fubon Bank	489	306	183	1,161,600
	$706,710	$564,532	$142,178	$11,325,600

December 31, 2011
Institutions	Accounts receivable sold/ derecognized	Amount advanced	Amount retained	Credit limit
CITIC Bank	$9,943,277	$8,948,115	$995,162	$14,834,750
Fubon Bank	3,376,634	2,901,918	474,716	22,787,993
	$13,319,911	$11,850,033	$1,469,878	$37,622,743

(1)These amount retained were shown as “other receivables”.

(2)For the years ended December 31, 2011 and 2012, the rates of the advanced amount were 1.15% to 1.48% and 1.65% to 2.48%, respectively.

(3)For the years ended December 31, 2011 and 2012, the financing charges incurred from accounts receivable factoring were $219,132 and $203,186, respectively, and shown as “other non-operating losses”.

(4)                  Inventories

	December 31, 2012	December 31, 2011
Raw materials	$3,377,656	$7,878,245
Work in process	23,840,770	33,520,634
Finished goods	12,176,421	14,982,953
	39,394,847	56,381,832
Less: Allowance for price decline of inventories	(4,017,729)	(5,667,729)
	$35,377,118	$50,714,103

Expenses and losses incurred on inventories for the year

	2012	2011
Cost of inventories sold	$479,978,504	$529,113,711
Reversal of allowance for price decline of inventories	(1,650,000)	(1,619,089)
Loss on disposal of inventories	211,534	2,245,431
Others	(142,929)	(357,427)
	$478,397,109	$529,382,626

The gain from reversal of allowance for scrap, obsolescence and price decline of inventories recognized by the Company in 2011 and 2012 was due to inventories sold with their net realizable values lower than costs.

(5)             Long-term investments accounted for under equity method

	December 31, 2012		December 31, 2011
		Percentage		Percentage
	Carrying	of	Carrying	of
Investee company	value	ownership(%)	value	ownership(%)
Innolux Holding Ltd.	$16,537,418	100	$16,725,751	100
InnoJoy Investment Corporation	1,401,254	100	864,662	100
InnoFun Investment Corporation	—	—	396,999	100
TPO Hong Kong Holding Ltd.	2,110,912	100	2,003,032	100
Toppoly Optoelectronics (B.V.I) Ltd.	3,531,668	100	2,630,838	100
Landmark International Ltd.	34,030,188	100	34,392,518	100
Leadtek Global Group Limited	1,269,274	100	515,151	100
Yuan Chi Investment Co., Ltd.	1,167,071	100	1,248,885	100
Chi Mei Optoelectronics Japan Co., Ltd.	1,657,848	100	1,815,106	100
Gold Union Investments Limited	777,911	100	1,018,226	100
Keyway Investment Management Limited	259,057	100	272,342	100
Chi Mei Optoelectronics Europe B.V.	137,507	100	126,947	100
Chi Mei El Corporation	40,534	97	(1,015,018)	90
Chi Mei Lighting Technology Corporation	515,999	34	1,844,312	34
Jetronics International Corp.	233,892	32	251,217	32
GIO Optoelectronics Corporation	508,920	24	606,172	24
Contrel Technology Co., Ltd.	452,455	13	465,036	13
Ampower Holding Ltd.	1,471,288	47	1,566,322	45
Chi Mei Materials Technology Corporation	1,612,645	16	1,339,150	16
Others	157,877	—	81,568	—
	67,873,718		67,149,216
Add: Reclassification of outstanding long-term equity investee loans as other liabilities	—		1,187,177
	$67,873,718		$68,336,393

A.            The Company indirectly invested in its subsidiaries in Mainland China through Innolux Holding Ltd., TPO Hong Kong Holding Ltd., Toppoly Optoelectronics (B.V.I) Ltd., Landmark International Ltd. and Golden Union Investments Limited, which are primarily engaged in development and installation of LCD modules and LCD monitor and provision of after-sale services. In addition, the Company indirectly invested in its subsidiaries in Mainland China through Keyway Investment Management Limited, which is primarily engaged in logistics services. For disclosure of information on indirect investments in Mainland China, please refer to note 11.

B.            In November 2012, the Board of Directors of the Company adopted a resolution for the merger of two wholly-owned subsidiaries, InnoJoy Investment Corporation and InnoFun Investment Corporation, with InnoJoy Investment Corporation as the surviving company. Effective date of this merger was on December 1, 2012.This merger was approved by the Ministry of Economic Affairs per Jing-Shou-Shang-Zi Letter No. 10101258680, dated January 3, 2013 and was accounted for on the basis of structure reorganization.

C.            The Company has assessed that the value of investment in Chi Mei Lighting Technology Corporation had been impaired. and recognized an investment loss of $908,696 for the year ended December 31, 2012.

D.            Long-term equity investment and investment income (loss)account for under equity method above were based on the financial statements of the investee companies for the same periods as audited by independent auditors.

E.             The Company has prepared its consolidated financial statements for the years ended December 31, 2011 and 2012 in accordance with relevant laws and regulations.

(6)             Available-for-sale financial assets

	December 31, 2012	December 31, 2011
Current
Listed stocks	$40,230	$17,484
Non-current
Listed stocks and investments in bonds
TPV Technology Ltd.	$1,178,600	$832,828
Others	226,547	225,841
	$1,405,147	$1,058,669

The unrealized valuation (loss) gain on available-for-sale financial assets were gain of$3,826,120 and gain of $928,208 for the years ended December 31, 2011 and 2012,respectively, and were shown as adjustments to stockholders’ equity as unrealized gain or loss on financial instruments. The gain or loss on investee companies account for under equity method were loss of $1,997,781 and gain of $621,858, respectively.

(7)             Hedging derivative financial liabilities - non-current

	December 31, 2012	December 31, 2011
Interest rate swap contracts	$101,395	$287,499
Cross currency swap contracts	290,235	449,453
	$391,630	$736,952

The net gain (loss) on fair value hedges were gain of $424,568 and loss of $146,306 for the years ended December 31, 2011 and 2012, respectively. Please refer to Note 10(5) for further information.

(8)             Financial liabilities at fair value through profit or loss - non-current

	December 31, 2012	December 31, 2011
Cross currency interest rate swap contracts— non-hedging	$289	$—

For some of the cross currency interest rate swap contracts that did not qualify for hedge accounting, the transactions were recognized as “Financial liabilities at fair value through profit or loss - non-current” for the year ended December 31, 2012.

(9)             Financial assets carried at cost— non-current

	December 31, 2012	December 31, 2011
Emerging stocks:
Optivision Technology, Inc.	$43,436	$—
Unlisted stocks:
AvanStrate Inc.	286,740	286,740
Top Taiwan VI Venture Capital Co., Ltd.	198,490	198,490
Chi Lin Optoelectronics Corporation	163,943	163,943
Chi Lin Technology Co., Ltd.	113,150	113,150
Others	15,207	19,132
	$820,966	$781,455

A.            The above investments were accounted for as “financial assets carried at cost” due to there was no quoted prices in active markets.

B.    Optivision Technology, Inc. increased its capital by cash in June 2012. As the Company did not subscribe for the shares of the capital increase, its ownership in Optivision Technology, Inc. was reduced to lower than 20% and accordingly, the investment in Optivision Technology, Inc. was reclassified to “financial assets carried at cost” from “long-term equity investments accounted for under the equity method”.

(10)         Property, plant and equipment

	December 31, 2012
	Original cost	Accumulated depreciation	Book value
Land	$3,852,792	$—	$3,852,792
Buildings	151,582,364	(42,445,843)	109,136,521
Machinery and equipment	345,057,223	(199,434,617)	145,622,606
Testing equipment	5,775,818	(3,174,382)	2,601,436
Transportation equipment	87,356	(47,707)	39,649
Office equipment	847,921	(620,820)	227,101
Leased assets	2,050,823	(1,934,711)	116,112
Leasehold improvements	273,420	(98,662)	174,758
Other equipment	1,208,274	(745,307)	462,967
Construction in progress and prepayments for equipment	22,105,024	—	22,105,024
	$532,841,015	$(248,502,049)	$284,338,966

	December 31, 2011
	Original cost	Accumulated depreciation	Book value
Land	$3,852,792	$—	$3,852,792
Buildings	145,212,032	(28,273,002)	116,939,030
Machinery and equipment	300,230,710	(142,324,351)	157,906,359
Testing equipment	4,244,292	(2,651,186)	1,593,106
Transportation equipment	76,525	(34,691)	41,834
Office equipment	813,707	(463,415)	350,292
Leased assets	2,031,471	(1,790,651)	240,820
Leasehold improvements	77,692	(55,097)	22,595
Other equipment	1,134,100	(558,286)	575,814
Construction in progress and prepayments for equipment	61,090,098	—	61,090,098
	$518,763,419	$(176,150,679)	$342,612,740

Property, plant and equipment

A.    Please refer to Note 6 for the information of property, plant and equipment pledged as collateral.

B.    Summary of leased assets were as follows:

(a)         The contents of leasing agreements

Leased assets	Period	Rent and payment method	Terms and conditions
Machinery equipment and factory facility	2008.05.19-2013.05.19	Down payment of $4,000,000 made on May 19, 2008; Repayment semi-annually of $990,000 from May 19, 2009 to May 19, 2013 in a total of nine installments with annual floating interest rate at 2.223%.

1.              The lessor unconditionally transfers ownership of the leased property to the lessee by the end of the lease term.

2.              These leased assets have to be fully insured with the lessor as co-insured and the Company is responsible for the maintenance and repair of the leased assets.

(b)             Leased assets and leased obligation payables were initially recognized at fair value at the inception of the lease. The depreciation was computed using the straight-line method over the useful economic life.

(c)                As at December 31, 2012, future lease payments were as follows:

Year	Amount
2013	$980,000
Less: lease payable due within one year	(980,000)
Lease payable — non-current	$—

Leased assets

C.            Certain property, plant and equipment of the Company were leased to other companies under operating lease agreements were as follows:

	December 31, 2012
	Original Cost	Accumulated Depreciation	Book Value
Land	$27,821	$—	$27,821
Buildings	1,035,375	(231,847)	803,528
	$1,063,196	$(231,847)	$831,349

	December 31, 2011
	Original Cost	Accumulated Depreciation	Book Value
Buildings	$1,035,374	$(148,569)	$886,805

Non-current assets classified as held for sale

D.            In accordance with the Board of Directors’ resolution in 2011, the Company decided  to sell certain idle asset which was reclassified to “non-current assets held-for-sale”, the details were as follows:

	December 31, 2011
	Original Cost	Accumulated Depreciation	Accumulated Impairment	Book Value
Machinery and equipment	$1,032,063	$(138,839)	$(351,591)	$541,633

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated that the recoverable amount of the above assets was less than its carrying amount. Accordingly, an impairment loss of $351,591 was recognized for the year ended December 31, 2011.The Company adopted net fair value as the recoverable amount of non-current assets held for sale above. In the fourth quarter of 2012, as the plan for the sale of assets changed due to market demand variation, such assets no longer met the criteria for classification of non-current assets held for sale. Accordingly, the Company reclassified such assets to idle assets at the lower of their carrying amount, net of accumulated depreciation or recoverable amount.

Idle assets

E.             Certain property, plant and equipment of the Company were idle and were reclassified to idle assets, the details were as follows:

	December 31, 2012
	Original Cost	Accumulated Impairment	Accumulated Impairment	Book Value
Land	$160,426	$—	$—	$160,426
Machinery and equipment	1,032,063	(144,267)	(351,591)	536,205
Total	$1,192,489	$(144,267)	$(351,591)	$696,631

	December 31, 2011
	Original Cost	Accumulated Impairment	Accumulated Impairment	Book Value
Land	$188,247	$—	$—	$188,247

In accordance with R.O.C. SFAS No. 35, “Impairment of Assets”, the Company evaluated that the recoverable amount of the idle asset was not less than its carrying amount. The Company recognized above idle assets at fair value less costs to sell as their recoverable amount.

(11)         Business combinations and intangible assets

Business combinations

A.                 The Company, formerly “Innolux Display Corporation”, merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation through share swap on March 18, 2010. Innolux Display Corporation is the surviving company after the merger and was renamed as Chimei Innolux Corporation. The amount of goodwill generated from this merger was $17,096,628. The Company was renamed as Innolux Corporation during the special stockholder’s meeting on November 2012. For more information, please refer to Note 1.

B.                 The Company evaluated the impairment of recoverable amount of the goodwill at each reporting date and used the value in use as the basis for calculation of the recoverable amount. The value in use was calculated based on the estimated present value of future cash flows of five years, which was discounted at the discount rate of 2.76% and 3.71% for the years ended December 31, 2011 and 2012, respectively, to reflect the specific risks of the related cash generating units. The future cash flows were estimated based on the future revenue, gross profit, and other operating costs each year. Based on the evaluation above, the Company did not recognize impairment loss on goodwill for the years ended December 31, 2011 and 2012.

Other intangible assets

C.                 The following intangible assets resulted from the payments on the TFT-LCD related technology, technical license fees, developed technology, and customer relationship.

	2012
	Opening balance	Increase by merger	Increase for the period	Transfer during the period	Amortization for the period	Ending balance
Royalty	$179,545	$—	$—	$—	$(38,738)	$140,807
Patent	1,098,013	—	—	43,373	(375,291)	766,095
Developed technology	100,188	—	—	—	(56,677)	43,511
Customer relationship	41,257	—	—	—	(23,413)	17,844
	$1,419,003	$—	$—	$43,373	$(494,119)	$968,257

	2011
	Opening balance	Increase by merger	Increase for the period	Adjustment for the period (Note 1)	Accumulated amortization (Note 2)	Ending balance
Royalty	$56,810	$—	$191,047	$(42,935)	$(25,377)	$179,545
Patent	465,843	1,511,524	126,067	(465,843)	(539,578)	1,098,013
Developed technology	—	180,700	—	—	(80,512)	100,188
Customer relationship	—	74,600	—	—	(33,343)	41,257
	$522,653	$1,766,824	$317,114	$(508,778)	$(678,810)	$1,419,003

Notes

(1)                 The adjustments for the period include those to the amounts originally stated as other intangible assets based on share of acquisition costs and those to the amortized amounts of such intangible assets. The former results in a correspondent increase in goodwill due to merger, and the latter was included in profit or loss for the period in which they arise.

(2)                 Accumulated amortization was accumulated up to the end of December 2011 based on the useful lives of such intangible assets.

(12)         Short-term loans

	December 31,
	2012	2011
Credit loans	$7,321,385	9,981,000
Less: Reclassified to Long-term loans	(7,321,385)	—
	$—	9,981,000

Range of interest rates	—	0.95%~3%

Short-term loans are settled in accordance with the agreement signed with the bank group repayment schedule to be reclassified as long-term loans during the first quarter of 2012. For more information, please refer to Note 4(14). The company had reclassified the outstanding short-term loans as of December 31, 2012 to “Long-term liabilities-current portion”.

(13)         Short-term notes payable

	December 31,
	2012	2011
Commercial papers payable	$700,000	$2,000,000
Less: discount on commercial papers payable	(570)	(754)
	$699,430	$1,999,246
Issue rate	1.75%	0.93%~2.35%

(14)         Long-term loans

	December 31, 2012
	Period	Amount
Syndicated bank loans:
China Trust Commercial Bank and 9 others - mortgaged syndicated bank loans	2008/09 ~ 2016/08	$3,145,000
Mega International Commercial Bank and 11 others - mortgaged syndicated bank loans	2005/03 ~ 2015/03	595,000
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2008/11 ~ 2016/11	12,681,000
Mega International Commercial Bank and 18 others - mortgaged syndicated bank loans	2009/05 ~ 2016/11	3,067,205
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2010/05 ~ 2016/11	45,960,000
China Trust Commercial Bank and 12 other banks and financial institutions - mortgaged syndicated bank loans	2006/09 ~ 2015/07	762,960
China Trust Commercial Bank and 33 other banks and financial institutions - mortgaged syndicated bank loans	2006/06 ~ 2015/07	8,624,491
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2008/10 ~ 2016/11	3,280,387
Bank of Taiwan and 32 others - mortgaged syndicated bank loans	2006/11 ~ 2016/11	18,463,000
Bank of Taiwan and 20 others - mortgaged syndicated bank loans	2008/09 ~ 2016/08	29,413,965
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2010/03 ~ 2016/09	38,285,689
Guaranteed commercial papers	2012/11 ~ 2015/07	365,750
Credit loans	2009/09 ~ 2013/12	40,003,505
		$204,647,952
Less: administrative expenses charged by
syndicated banks		(385,690)
current portion		(65,343,741)
		$138,918,521
Range of interest rates		0.8914%~3.6%

	December 31, 2011
	Period	Amount
Syndicated bank loans:
Mega International Commercial Bank and 20 others - mortgaged syndicated bank loans	2008/11 ~ 2013/11	$17,167,405
Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2010/05 ~ 2015/05	48,000,000
Mega International Commercial Bank and 11 others - mortgaged syndicated bank loans	2005/03 ~ 2012/03	700,000
China Trust Commercial Bank and 9 others - mortgaged syndicated bank loans	2008/09 ~ 2013/08	3,400,000
China Trust Commercial Bank and 36 other banks and financial institutions - mortgaged syndicated bank loans	2006/09 ~ 2012/07	935,773
China Trust Commercial Bank and 36 other banks and financial institutions - mortgaged syndicated bank loans	2006/06 ~ 2012/07	10,146,460
Bank of Taiwan and 18 others - mortgaged syndicated bank loans	2008/10 ~ 2013/11	3,697,183
Bank of Taiwan and 32 others - mortgaged syndicated bank loans	2006/11 ~ 2013/11	19,960,000
Bank of Taiwan and 22 others - mortgaged syndicated bank loans	2008/09 ~ 2015/02	30,731,008
Bank of Taiwan and 17 others - mortgaged syndicated bank loans	2010/03 ~ 2015/03	40,000,000
Non-guaranteed commercial papers	2011/08 ~ 2014/08	499,145
Guaranteed commercial papers	2006/06 ~ 2012/07	861,731
Credit loans	2009/09 ~ 2013/09	36,907,113
		$213,005,818
Less: administrative expenses charged by syndicated banks		(431,530)
Less: current portion — syndicated bank loans (including administrative expenses charged by syndicated banks) current portion — other long-term loans		(174,306,299)
current portion — other long-term loans		(8,037,944)
		$30,230,045
Range of interest rates		1.0265%~2.4853%

A.               Please refer to Note 6 for the information of assets pledged as collateral for long-term loans.

B.               The syndicated loan agreements specified that the Company shall maintain certain ratios on current ratio, liability ratio, interest coverage, and tangible net equity, which were reviewed based on the Company’s annual consolidated financial statements audited by independent auditors. The current ratio and liability ratio on the Company’s 2011 consolidated financial statements did not meet the requirements prescribed in the agreements. Under the agreements, the syndicated banks may take actions, inclusive of (but not limited to) announcing that all outstanding principal, interest, fees, and other accrued expenses payable to the syndicated banks in relation to the syndicated loan agreements shall be due immediately. Therefore, the Company reclassified the outstanding syndicated loans as of December 31, 2011 amounting to $174,306,299 (including administrative expenses charged by syndicated banks) to “Long-term liabilities - current portion”. However, as stated in Note 3, all financial institution creditors agreed to waive the review of the Company’s financial ratios for 2012 and 2011 and also waive the interest-rate penalty and default penalty arising from the violation of financial commitments. Accordingly, the above syndicated loans were not reclassified as “long-term liabilities - current portion” starting from the first quarter report of 2012.

C.               In December 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the “Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. The Ministry of Economic Affairs then appointed the largest creditor, Bank of Taiwan, as coordinator to convene a meeting on the debt renegotiation process. According to the resolution at the meeting convened on February 17, 2012, all financial institution creditors shall follow the resolutions once approved by the financial institutions representing more than two-thirds of the amount of total creditors’ right. On March 30, 2012, the resolutions made at the creditors and debtors negotiation meeting reached the required amount approved by the financial institution creditors representing two-thirds of the amount of total creditors’ rights. Further, on April 5, 2012, the Company signed an “Agreed-upon Repayment Agreement” with all financial institution creditors based on the framework of the resolutions during the creditors and debtors negotiation meeting. The major terms of the agreement were as follows:

(1)             Medium and long-term syndicated loans

The medium and long-term syndicated loans that will be due between 2012 and 2014 will be extended for 2-3 years. Principal is repayable every year based on a certain percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

(2)             Short and medium-term non-syndicated loans

The outstanding balances or the original amounts of each loan are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such loans for another one year for each application, with a maximum of two applications with each bank. Interest is charged at the original interest rate plus premium rate and extension fee is charged at a certain percentage.

(3)             Credit lines of derivative financial instruments

At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such credit lines for another one year for each application, with a maximum of two applications with each bank. Extension fee is charged at a certain percentage.

(4)             Other matters

I.           All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments.

II.      All financial institution creditors agreed to waive the agreement that the Company shall early repay whole or part of the loans as prescribed by the original agreements before the extension agreements were approved by all financial institution creditors.

(5)             The Company’s significant commitments

The Company was committed to increase capital in certain amount of cash within 3 years, to focus on its main business activities, and not to make investments out of its main business lines, except for equipment improvements or equipment additions for its main business. Further, the Company shall not apply for bankruptcy or reorganization during the period of negotiation for the extension of the due date of the Company’s debt.

(15)         bond payable

	December 31,
	2012	2011
Secured domestic bonds	$2,000,000	$4,000,000
Less: Domestic bonds payable within one year	(2,000,000)	(2,000,000)
	$—	$2,000,000

The bonds payable was acquired because of the merger. The bonds payable was originally issued on December 26, 2008 for a period of four years and forty-four days (with the maturity date on February 8, 2013), at a coupon rate of 2.72%. From the issue date, interest payments are calculated by coupon rate annually; repayable in two equal installments on the fourth year and the maturity date. For the years ended December 31, 2011 and 2012, the interest expense incurred from bonds payable were $108,800 and $107,012, respectively.

(16)         Income tax

A.    Income tax benefit and income tax refund receivable were reconciled as follows:

	2012	2011
Income tax calculated on net loss before tax using the statutory tax rate	$(5,259,374)	$(11,927,504)
Effect on income tax of permanent differences
-investment gains recognized using the equity method	(302,621)	(232,920)
-income from management services	56,482	152,191
-others	(793)	103,200
Effect on income tax of investment tax credits	—	(458,512)
Effect on income tax of book-tax differences of investment tax credits	85,221	437,625
Over provision of deferred income tax assets	955,900	255,395
Under (over) provision of prior year’s income tax	679	(14,095)
Effect on income tax of expired and unused investment tax credits	8,490,496	4,637,755
Net change in valuation allowance	(5,758,133)	1,324,855

Income tax benefit	(1,732,143)	(5,722,010)
Net changes in deferred income tax	1,637,427	6,032,726
Change in unrealized (gain) loss in financial assets	62,875	(365,316)
Change in unrealized gain from cash flow hedges	32,520	40,505
(Under) over provision of prior year’s income tax	(679)	14,095
Prepaid income tax and withholding tax	(7,643)	(14,170)
Income tax refund receivable	$(7,643)	$(14,170)

B.    The deferred income tax assets and liabilities and valuation allowance as at December 31, 2012 and 2011 were as follows:

	December 31,
	2012	2011
Deferred income tax liabilities	$(1,003,863)	$(493,556)
Deferred income tax assets	38,744,612	42,355,011
Valuation allowance — deferred income tax assets	(21,676,447)	(27,434,580)
	$16,064,302	$14,426,875

C.   The temporary differences and related amounts of deferred income tax assets and liabilities as of December 31, 2011 and 2012 were as follows:

	December 31,
	2012		2011
Current items:	Amount	Income tax effect	Amount	Income tax effect
Inventory valuation loss	$432,579	$73,538	$982,579	$167,038
Unrealized gross profit (loss)	(90,819)	(15,439)	88,445	15,036
Accrued loyalty and estimated warranty	994,452	169,057	355,153	60,376
Allowance for sales returns and discounts	578,641	98,369	513,569	87,307
Unrealized exchange loss (gain)	(2,678,487)	(455,343)	1,824,973	310,245
Unrealized valuation loss (gain) on financial assets and liabilities	522,993	88,909	(907,277)	(154,237)
Loss carryforwards	29,061,439	4,940,443	22,756,984	3,868,687
Investment tax credits		2,907,308		8,490,496
Others	4,824	819	27,570	4,687
		7,807,661		12,849,635
Less: Valuation allowance		(6,513,764)		(12,359,183)
		$1,293,897		$490,452

Non-current items:
Unrealized gain or loss or financial assets	$1,779,616	$302,535	$2,126,721	$361,542
Book-tax difference of goodwill	(3,135,768)	(533,081)	(1,995,993)	(339,319)
Unused loss carryforwards	174,035,435	29,586,026	149,606,316	25,433,074
Unused investment tax credits		528,269		3,520,797
Others	290,235	49,339	210,145	35,726
		29,933,088		29,011,820
Less: Valuation allowance		(15,162,683)		(15,075,397)
		$14,770,405		$13,936,423

D. As of December 31, 2012, the tax deductible amount of the unused investment tax credits were as follows:

Year	Details of tax credit	Tax deductible amount	Year of expiry
2009	Tax credits for research and development	$770,169	2013
2009	Acquisition of equipment or technology	240,274	2013
2010	Acquisition of equipment or technology	527,601	2014
2011	Acquisition of equipment or technology	668	2015
2009	Tax credits for employees’ training	3,215	2013
2009	Tax credits for investment in barren area	1,893,650	2013
		$3,435,577

E.    As of December 31, 2012, the unused loss carryforwards, net of valuation allowance considering the realizability (including expired portion) were as follows:

	Unused loss
Year in which loss was incurred	carryforwards as at the end of the year	Tax deductible amount	Year of expiry
2003	$3,587,762	$609,919	2008
2004	3,424,759	582,209	2009
2005	3,971,350	675,129	2010
2006	7,461,096	1,268,386	2011
2007	4,312,017	733,043	2012
2008	6,304,455	1,071,757	2013
2009	51,016,895	8,672,872	2014
2010	22,184,257	3,771,324	2015~2020
2011	64,477,765	10,961,221	2021
2012	36,356,518	6,180,609	2022
	$203,096,874	$34,526,469

F.     The investment tax credits and loss carryforwards listed in items D and E included those acquired but not utilized from surviving and acquired companies. In accordance with Article 38 of Business Mergers and Acquisitions Act, Chimei Innolux Corporation shall deduct the loss carryforwards, which were not subtracted before the merger, of all participating companies for the last five years from the net income of each year within the 5 years since the loss fiscal year. The amount of deduction was calculated in proportion to the equity held by each participating company to the total equity after the merger.

G.   The Company is exempt from corporate income tax on certain income from the design, research, development, manufacture and sale of TFT-LCD and Color Filter from 2008 to 2015.

H.  As of December 31, 2012, the Company’s income tax returns through 2010 have been assessed and approved.

(17)         Retirement plan

A.                 The Company has established a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain in the benefit pension plan subsequent to the enforcement of the Labor Pension Act on July 1, 2005. Under the defined benefit pension plan, employees are entitled to two base points for every year of service for the first 15 years and one base point for each additional year thereafter, up to a maximum of 45 base points. The pension payment to employees was computed based on years of service and average salaries or wages of the last six months prior to approved retirement. The Company contributed monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee.

(1)    The related actuarial assumptions used to calculate the pension liability were as follows:

	2011	2012
Discount rate	1.90%	1.75%
Expected return rate on plan assets	1.90%	1.75%
Future salaries increase rate	3.50%	3.50%

(2)    Reconciliation of funded status:

	December 31,
	2011	2012
Benefit obligation:
Vested benefit obligation	$(2,236)	$(813)
Non-vested benefit obligation	(705,717)	(653,060)
Accumulated benefit obligation	(707,953)	(653,873)
Additional benefits based on future salary increases	(687,765)	(729,410)
Projected benefit obligation	(1,395,718)	(1,383,283)
Fair value of plan assets	1,287,945	1,398,638
Funded status	(107,773)	15,355
Unrecognized net pension actuarial loss	195,680	156,755
Prepaid pension cost	$87,907	$172,110

(3)    Details of net pension cost were as follows:

	2011	2012
Service cost	$10,383	$10,138
Interest cost	25,346	26,519
Expected return on plan assets	(20,458)	(24,471)
Amortization of unrecognized pension actuarial loss	8,122	3,300
Net periodic pension cost	$23,393	$15,486

B.                 In accordance with the Labor Pension Act, enacted July 1, 2005, the Company has a defined contribution employee retirement plan covering all domestic employees. The Company contributes monthly an amount based on 6% of employees’ monthly salaries and wages to the employees’ personal pension accounts with the Bureau of Labor Insurance. Employees may choose to receive pension on a monthly basis or as lump sum payment upon retirement determined based on the account balance plus accumulated investment gains. The pension expenses under this plan amounted to $756,238 and $752,990 for the years ended December 31, 2011 and 2012, respectively.

(18)         Common stock

A.                 As of December 31, 2012, the Company’s authorized and outstanding capital were $110,000,000 (including 500,000 thousand shares reserved for employee stock options) and $79,129,708, respectively, with a par value of $10 (in dollars) per share.

B.                 On June 25, 2012, the Board of Directors of the Company resolved to increase capital by issuing 600 million new shares of stock at the price of $9 per share for cash. All capital had been fully subscribed.

The effective date of this capital increase was on September 25, 2012.

C.                 As authorized by the stockholders during their meeting in June 2012, the Board of Directors of the Company resolved to increase capital for cash by issuing global depositary receipts (the “GDR”) on July 18, 2012, to be completed in January 2013. The Company issued 1,125,000 thousand shares of common stock for cash, consisting of 112,500 thousand shares for employee stock options, and 1,012,500 thousand shares for GDRs, with a unit of GDR representing 10 shares at the Luxembourg Stock Exchange. Per unit was issued at premium of $12.98, and a total of $14,602,160 was raised.

D.                 As authorized by the stockholders at the stockholders’ meeting in June 2012, the Board of Directors of the Company adopted a resolution on January 30, 2013 to issue restricted shares to employees, consisting of 31,151 thousand shares without consideration and 31,151 thousand shares with consideration (the price for subscription is $5 per share). The effective date of the issuance was on January 30, 2013. Those shares restrict transfer until the vesting conditions are met by employees, and also restrict employees’ voting rights at the stockholders’ meeting and restrict their dividend and other rights.

E.                  For the years ended December 31, 2011 and 2012, the Company issued common stock of 296 thousand shares and 0 share, respectively, through the exercise of employee stock options under the stock-based employee compensation plan.

F.                   The stockholders at the stockholders’ meeting on January 6, 2010 approved the merger of the Company with the other company as the surviving company. The Company issued 4,046,382 thousand new shares according to the merger contract. Please refer to Note 4 (11) for information on merger. The new stocks, which were issued due to the merger, included the common stock issued by the acquired companies in May and December 2006 through private placement. The issuance of 570,929 thousand stocks was determined based on the exchange ratio in the merger contract. The rights and obligations of the private common shares were the same as other issued common shares, except for the transfer restriction under R.O.C. Securities and Exchange Act and the listing restriction that no public listing will be allowed within three years since the day of issuance and only if the Company completes the application to publicly issue the shares. The aforementioned private common shares have not been publicly issued as of December 31, 2012.

G.                 In accordance with the Board of Directors’ resolution in August 2007, the Company decided to issue 300 million shares of common stock for cash, including 149,967,500 units of GDRs which represent 299,935 thousand shares of common stock with a unit of GDR representing 2 shares of common stock. Per unit was issued at premium of US$9.02 (in dollars). As of December 31, 2012, there were 244,712 thousand units outstanding, representing 489,426 thousand shares of common stocks.

(19)         Share-based payment-employee compensation plan

A.                 For the stock options granted to the employees from the reservation of capital increase by cash during 2012, the fair value on the grant date was estimated using the Black-Scholes option-pricing model, and was recognized as compensation cost and ‘capital surplus-employee stock option’ (which had been reclassified to ‘additional paid-in capital in excess of par-common stock’) in the same amount of $42,600. Relevant information was as follows:

			Exercise	Expected	Expected	Expected	Risk-free
Type of		Price	price	volatility	duration	dividend	interest
arrangement	Grant date	(in dollars)	(in dollars)	(%)	(year)	yield (%)	rate (%)
Reservation for new share subscription by employees	2012.08.29	$9.45	$9.00	49.28	0.06	0.00	0.68

B.         As of December 31, 2012, the Company’s share-based payment transactions were set forth below:

		Quantity granted	Contract	Vesting
Type of arrangement	Grant date	(in thousand units)	period	conditions
Employee stock options	2005.09.21	12,000	6 years	Note A, C
Employee stock options	2007.12.20	25,000	6 years	Note B
Employee stock options	2010.05.13	20,000	5 years	Note A
Employee stock options	2011.05.19	50,000	5 years	Note A

Note A:           The employees may exercise the stock options in installment based on 30%, 30% and 40% of total options granted on completion of the specified year(s) of service (one to four years) from the grant date.

Note B:           The employees may exercise the stock options in installment based on 40%, 30% and 30% of total options granted on completion of the specified years of service (three to five years) from the grant date.

Note C:           The employee stock options had already expired.

Note D:           The fair value of employee stock options which were granted on May 13, 2010 and May 19, 2011, were estimated using the Black-Scholes option pricing model. The information was as follows:

				Expected	Expected	Expected	Risk-free	Fair
Type of		Price	Strike price	volatility	duration	dividend	interest	value
arrangement	Grant date	(in dollars)	(in dollars)	(%)	(month)	yield (%)	rate (%)	per unit
Employee stock options	2011.05.19	26.7	26.70	35.67	48.60	0.00	1.00	7.31~ 8.32
	2010.05.13	39.85	39.85	51.57	48.60	0.00	0.80	15.12~ 16.98

C.         Employee stock options acquired because of the merger

a.     Details

		Quantity granted	Contract	Vesting
Type of arrangement	Grant date	(in thousand units)	period	conditions
Employee stock options	2006.04.01	17	5 years	Note 2,4
Employee stock options	2007.12.27	120	5 years	Note 2
Employee stock options	2009.09.30	24,819	5 years	Note 2
Employee stock options	2006.07.19	11 (Note 1)	6 years	Note 3,4
Employee stock options	2007.07.02	21 (Note 1)	6 years	Note 3
Employee stock options	2007.12.27	2 (Note 1)	6 years	Note 3

1.         Each unit of stock options can subscribe for 1,000 shares of common stock

2.         The employees may exercise the stock options in installment based on 50% and 50% of total options granted on completion of the specified years of service (two to three years) from the grant date.

3.         The employees may exercise the stock options in installment based on 25%, 25%, 25% and 25% of total options granted on completion of the specified years of service (two to five years) from the grant date.

4.         The employee stock options had already expired.

5.         The units of employee stock options above were adjusted by share conversion rate.

b.         For the employee stock options assumed by the Company due to the merger, the cost after calculation attributable to acquisition cost (equal amount was recognized as capital reserve - employee stock options under stockholders’ equity) and attributable to compensation cost over the remaining vesting period after the merger were $310,999 and $453,371, respectively.

c.          The fair value of employee stock options was estimated using the Hull & White (2002) Enhanced FASB 123 of the aforementioned binomial model. The information was as follows:

			Strike
		Price	price	Expected	Expected	Expected	Risk-free
Type of		(in	(in	volatility	duration	dividend	interest	Fair value
arrangement	Grant date	dollars)	dollars)	(%)	(month)	yield (%)	rate (%)	per unit
Employee stock options	2006.04.01	51.6	91.20	45.10	24.34	0.61	0.82	0.62
Employee stock options	2007.12.27	51.6	64.00	45.10	36.30	0.61	0.82	2.66~2.80
Employee stock options	2009.09.30	51.6	39.20	45.10	36.78	0.61	0.82	3.57~4.14
Employee stock options	2006.07.19	51.6	55.21	45.10	12.04	0.61	0.82	4.64~4.77
Employee stock options	2007.07.02	51.6	67.53	45.10	24.78	0.61	0.82	4.23~4.41
Employee stock options	2007.12.27	51.6	80.63	45.10	48.54	0.61	0.82	3.65~3.82

D.         For the years ended December 31, 2011 and 2012, details of the employee stock option plan were as follows:

	For the year ended December 31, 2012
					Weighted
		Weighted		Weighted	average stock
		average		average	price of stock
	Quantity	exercise	Range of	remaining	options at
	(in thousand	price	exercise price	vesting	exercise date
Stock Options	units)	(in dollars)	(in dollars)	period	(in dollars)
Outstanding options at the beginning of the year	119,973	$56.48
Options granted	—	—
Options exercised	—	—			$12.49
Options expired	(131)	59.43
Outstanding options at the end of the year	119,842	41.79	$62.42	0.98 years
			37.51	2.38 years
			25.36	3.39 years
			36.91~75.19	1.18 years
Exercisable options at the end of the year	55,842	53.00

	For the year ended December 31, 2011
					Weighted
		Weighted		Weighted	average stock
		average		average	price of stock
	Quantity	exercise	Range of	remaining	options at
	(in thousand	price	exercise price	vesting	exercise date
Stock Options	units)	(in dollars)	(in dollars)	period	(in dollars)
Outstanding options at the beginning of the year	72,814	$56.48
Options granted	50,000	26.70
Options exercised	(296)	10.00			$22.22
Options expired	(2,545)	10.00
Outstanding options at the end of the year	119,973	45.29	$66.80	2 years
			26.70	4.39 years
			39.2~80.63	3.38 years
Exercisable options at the end of the year	30,058	59.27

E.          As of December 2011 and 2012, the expenses incurred from share-based payment arrangement were $387,661 and $276,366, respectively.

F.           The following sets forth the pro forma consolidated net loss and loss per share based on the assumption that the compensation cost is accounted for using the fair value method even for the stock options granted before the effectiveness of R.O.C. SFAS No. 39, “Accounting for Share-based Payment”, which are all the stock options listed in the Note 4(19)B, except for those granted on 2010.5.13 and 2011.5.19:

		For the years ended December 31,
		2012	2011
Consolidated net loss	Net loss as reported	$(29,205,349)	$(64,439,778)
	Pro forma net loss	$(29,277,304)	$(64,603,522)
Basic loss per share (LPS)	Basic LPS as reported	$(3.91)	$(8.81)
	Pro forma basic LPS	$(3.92)	$(8.83)

(20)      Capital reserve

A.                 Pursuant to the R.O.C. Company Law, capital reserve arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to stockholders in proportion to their share ownership, provided that the Company has no accumulated deficit. Further, the R.O.C. Securities and Exchange Law requires that the amount of capital reserve to be capitalized mentioned above should not exceed 10% of the paid-in capital each year. Accumulated deficit shall be first covered by retained earnings before capital reserve can be used to cover an accumulated deficit.

B.                 Please refer to Note 4(19) for the information on employee stock options.

(21)         Retained earnings

A.                 In accordance with the Company’s Articles of Incorporation, net income must be distributed in the following order:

(a)to pay all tax accruals and payables arising from the current year and to cover prior years’ losses, if any; (b)as legal reserve equal to 10% of net income after tax and distribution pursuant to clause (a);(c)as any other legally required reserve; (d)to pay dividends on preferred shares; (e)to pay bonuses to employees not less than 5% of net income after tax and distribution pursuant to clauses (a) to (d); and (f)the remaining amount, if any, shall be distributed pursuant to the proposal of the Board of Directors in accordance with the Company’s dividend policy and to the resolution approved at the stockholders’ meeting, of which 0.1% should be paid as remuneration to directors and supervisors and the remaining amount as dividends to stockholders. Dividends distributed in respect of any fiscal year in the form of shares shall not exceed two-thirds of total dividends to stockholders.

B.                 Except for covering accumulated deficit or issuing new stocks or cash to stockholders in proportion to their share ownership, the legal reserve shall not be used for any other purpose. The use of legal reserve for the issuance of stocks or cash to stockholders in proportion to their share ownership is permitted, provided that the balance of the reserve exceeds 25% of the Company’s paid-in capital.

C.                 The Board of Directors proposed to cover accumulated deficit as of December 31, 2011 and 2012 which was approved by the stockholders in June 2012 and March 2013, respectively. It was resolved not to distribute dividends or accrue employees’ bonus and directors’ and supervisors’ remuneration. Also approved by the stockholders in June 2012, the Company covered accumulated deficit amounting to $71,983,820 and $27,308,220 by using additional paid-in capital in excess of par value of common stock.

D.                 As of December 31, 2012, the Company had an accumulated deficit, so the Company did not have an additional 10% tax which was levied on the undistributed reserve.

E.                  Information related to the Imputation Tax System as of and for the years ended December 31, 2011 and 2012 was as follows:

	December 31,
	2012	2011
Balance of the tax credit account	$1,057,942	$10,382,224

The stockholders at the stockholders’ meeting approved not to distribute dividends for the year of 2012, so there was no creditable tax rate for 2011. The Company had no undistributed earnings for the year ended December 31, 2012 due to accumulated deficit, so there was no estimated creditable tax rate for 2012.

(22)         Treasury stocks

A.                 Change in treasury stocks in 2011:

	For the year ended December 31, 2011
	Number of shares (in thousands)
Reason for reacquisition	Beginning	Increase	Decrease	Ending	Amount
Stocks of the Company held by subsidiaries, transferred from long-term equity investments	389	—	(389)	—	$—

B.                 Stocks held by subsidiaries of the Company are treated as treasury stocks. The treasury stocks held by the subsidiaries wherein the Company’s ownership is more than 50% cannot participate in the issuance of common stock in cash and have no right to vote. The remaining rights held by subsidiaries were equal to those held by common stockholders.

C.                 After Contrel Technology Co., Ltd. reelected its directors during the stockholders’ meeting in June 2011, the new representative of the Company was no longer designated as the general manager. Accordingly, the stocks were not anymore accounted as treasury stocks.

(23)         Loss per common share

For the year ended December 31, 2011
			Number of	Loss per common
	Amount		shares	share (in dollars)
Basic loss per share:	Before tax	After tax	(in thousands)	Before tax	After tax

Net loss for the period	$(30,937,492)	$(29,205,349)	7,472,423	$(4.14)	$(3.91)

For the year ended December 31, 2011
			Number of	Loss per common
	Amount		shares	share (in dollars)
Basic loss per share:	Before tax	After tax	(in thousands)	Before tax	After tax
Net loss for the period	$(70,161,788)	$(64,439,778)	7,312,694	$(9.59)	$(8.81)

(24)         Personnel, depreciation and amortization expenses

	For the year ended December 31, 2012
	Operating	Operating	Non-operating
	costs	expenses	expenses (Note)	Total
Personnel expenses
Salaries	$11,149,084	$4,408,433	$—	$15,557,517
Labor and health insurance	1,018,933	338,052	—	1,356,985
Pension	554,398	214,078	—	768,476
Others	556,189	335,962	—	892,151
Sub-total	$13,278,604	$5,296,525	$—	$18,575,129
Depreciation	$71,239,694	$1,185,500	$88,705	$72,513,899
Amortization	$2,132,277	$2,432,118	$—	$4,564,395

	For the year ended December 31, 2011
	Operating	Operating	Non-operating
	costs	expenses	expenses (Note)	Total
Personnel expenses
Salaries	$10,722,601	$4,314,352	$—	$15,036,953
Labor and health insurance	974,149	334,798	—	1,308,947
Pension	558,782	220,849	—	779,631
Others	529,456	381,596	—	911,052
Sub-total	$12,784,988	$5,251,595	$—	$18,036,583
Depreciation	$80,682,271	$1,330,918	$204,572	$82,217,761
Amortization	$1,728,608	$3,182,559	$—	$4,911,167

Note: Non-operating expenses pertain to depreciation of rental and idle assets.

5.     RELATED PARTY TRANSACTIONS

(1)         Names of related parties and their relationship with the Company

Names of related parties	Relationship with the Company
Chi Mei Optoelectronics Japan Co., Ltd.	Subsidiary
Leadtek Global Group Limited	Subsidiary
Chi Mei El Corporation	Subsidiary
Innolux Corporation	An indirect wholly-owned subsidiary
Dragon Flame Industrial Ltd.	An indirect wholly-owned subsidiary
Lakers Trading Ltd.	An indirect wholly-owned subsidiary
TPO Displays Japan K.K.	An indirect wholly-owned subsidiary
TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary
Nanhai ChiMei Optoelectronics Ltd.	An indirect wholly-owned subsidiary
VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-owned subsidiary
Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary
Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary
TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary
TPO Displays (Nanjing) Ltd.	An indirect wholly-owned subsidiary
Chi Mei Materials Technology Corporation	An investee company accounted for under the equity method
Contrel Technology Co., Ltd.	An investee company accounted for under the equity method
Ningbo Chi Mei Material Technology Corporation	A subsidiary accounted for under the equity method
Hon Hai Precision Industry Co., Ltd.	Under common control
Chi Mei Corporation	The controlling stockholder of the Company
Chi Lin Optoelectronics Co., Ltd.	A subsidiary of CMC
Nexgen Mediatech Inc.	A subsidiary of CMC
Competition Team Ireland Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Foxconn CZ S.R.O.	An indirect wholly-owned subsidiary of Hon Hai
Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai
Hong Fu Jin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Hongfujin Precision Industry (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Futaijing Precision Electronics (Beijing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Futaihua Industry (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai
Advanced Optoelectronic Technology Inc.	Under the directorship of a subsidiary of the Company

Except for those transactions with the above related parties, there were no material transactions with other related parties. Please refer to note 11.(2) “Disclosure information of investee company” for the names of and relationships with other related parties.

(2)                Significant transactions and balances with related parties

A. Sales

	For the years ended December 31,
	2012		2011
		% of		% of
	Amount	net sales	Amount	net sales
Chi Lin Optoelectronics	$16,718,373	4	$22,171,259	5
CMO Japan	7,989,365	2	6,687,103	1
Hon Hai	7,649,524	2	3,592,304	1
Competition	5,655,737	1	296,535	—
Innocom Technology (Shenzhen)	3,879,522	1	9,894,158	2
INNOLUX US	3,869,372	1	20,675,362	4
Hongfujin (Chongqing)	2,831,097	1	151,588	—
Fusing	2,071,724	—	—	—
Nanhai Chi Mei Optoelectronics	1,499,275	—	1,078,749	—
Hongfujin (Yantai)	1,414,128	—	2,091,701	1
TPO HK	1,233,461	—	2,461	—
Foxconn (Langfang)	1,102,419	—	878,432	—
Futaijing (Beijing)	1,015,241	—	5,850	—
Innocom Technology (Chongqing)	658,647	—	1,048,721	—
Nexgen	541,550	—	2,000,839	1
Hongfujin (Shenzhen)	190,024	—	1,228,161	—
Foxconn CZ	141,912	—	1,722,747	—
Others	3,942,356	1	6,028,025	1
	$62,403,727	13	$79,553,995	16

Except for sales to CMO Japan which had no comparable data as related products were not yet sold to other customers, sales prices charged to related parties were similar those to non-related party transactions. The collection period was 30~120 days upon delivery or on a monthly-closing basis to related parties, and 30~90 days or on a monthly-closing basis to non-related parties.

B. Purchases

	For the years ended December 31,
	2012		2011
		% of net		% of net
Chi Mei Materials	$5,090,071	2	$5,659,183	2
Hon Hai	4,813,433	2	7,952,534	3
TPO Displays Shanghai	4,558,573	2	3,324,470	1
Ningbo Chi Mei Material	3,987,995	2	1,917,849	1
Chi Mei Corporation	3,301,742	2	2,975,003	1
Competition	1,669,930	1	244,391	—
Advanced Optoelectronic Technology Inc.	1,530,799	1	1,701,209	1
Futaihua (Shenzhen)	—	—	1,513,385	1
Foxconn CZ	—	—	1,003,360	—
Others	1,193,741	1	15,321,724	6
	$26,146,284	13	$41,613,108	16

There was no purchase from other suppliers of products similar to those purchased from related parties. The payment term was 30~120 days to related parties after delivery, and 30~180 days to non-related parties after delivery or on a monthly-closing basis.

C. Processing costs

	For the years ended December 31,
	2012		2011
		Accrued		Accrued
	Amount	expenses	Amount	expenses
Leadtek	$112,155,602	23	$118,173,199	22
Lakers	29,462,985	6	20,734,706	4
Others	10,927,946	2	42,432	—
	$152,546,533	31	$138,950,337	26

The Company subcontracted the processing of certain products of the above companies in Mainland China. The processing fees were mainly charged based on cost plus method.

D. Accounts receivable

	December 31,
	2012		2011
		% of total		% of total
		accounts		accounts
	Amount	receivable	Amount	receivable
Chi Lin Optoelectronics	3,213,447	4	2,559,034	4
CMO Japan	3,003,013	4	1,856,315	3
Innocom Technology (Shenzhen)	1,442,022	2	1,276,339	2
Hon Hai	1,164,772	1	528,594	—
Competition	1,109,889	1	36,788	—
Innolux US	138,039	—	4,805,376	7
TPO HK	—	—	3,490,264	5
Others	3,660,768	5	4,944,913	8
	13,731,950	17	19,497,623	29
Less: transfer to other receivables	(1,176,913)	(1)	(609,392)	—
Allowance for doubtful accounts	(60)	—	(60)	—
	$12,554,977	16	$18,888,171	29

Accounts receivable from related parties above which had past the normal credit term were transferred to the line item of “other receivables from related parties”. Included in the sum so transferred were $97,113 and $340,488 in nature of loan as of December 31, 2012 and 2011.

E. Other receivables

	For the years ended December 31,
	2012	2011
Accounts receivable	$1,079,800	$268,904
Loans receivable	97,113	340,488
Other receivables	158,929	332,868
	$1,335,842	$942,260

(1)     Loans granted by the Company to its related parties for the years ended December 31, 2012 and 2011 are as follows:

	2012
	Highest balance	Utilized	Range of interest rate	Interest income	Interest receivable
Chi Mei El	$1,200,000	$—	—	$11,185	$—
VAP Optoelectronics (Nanjing)	362,348	97,113	—	—	—
	$1,562,348	$97,113		$11,185	$—

	2011
	Highest balance	Utilized	Range of interest rate	Interest income	Interest receivable
Chi Mei El	$1,200,000	$—	—	$1,688	$—
Dragon	101,532	101,505	—	—	—
TPO Displays Shanghai	115,761	—	—	—	—
VAP Optoelectronics (Nanjing)	238,983	238,983	—	—	—
TPO Displays Nanjing	1,382,532	—	—	—	—
TPO HK	1,603,233	—	—	—	—
	$4,642,041	$340,488		$1,688	$—

The loans granted by the Company to its related parties were withdrawn on a revolving basis within their highest amounts as determined and authorized by the Board.

F. Other payables — credit facilities

	2012
	Highest balance	Utilized	Range of interest rate	Interest expenses	Interest payable
CMO Japan	$504,600	$504,600	1.45%	$642	—

There was no other payables — credit facilities during 2011.

G. Accounts payable

	December 31,
	2012		2012
		% of total		% of total
		accounts		accounts
	Amount	payable	Amount	payable
Leadtek	$73,863,835	52	$79,647,104	48
TPO HK	6,631,574	5	—	—
Lakers	2,762,841	2	11,904,080	7
Chi Mei Materials	1,297,464	1	1,682,758	1
TPO Japan	1,200,497	1	1,439,984	1
Hon Hai	490,414	—	3,525,698	2
Others	3,053,473	2	4,562,812	3
	$89,300,098	63	$102,762,436	62

H. Processing costs payable

	As of December 31, 2012		As of December 31, 2011
	Amount	% of payables of the Company	Amount	% of payables of the Company
Lakers	$8,943,577	53	$928,424	10
Others	83,125	—	—	—
	$9,026,702	53	$928,424	10

I. Purchase of fixed assets

	2012		2011
	Acquisition price	Payables for equipment	Acquisition price	Payables for equipment
Contrel Technology	$761,376	$376,492	$978,299	$83,911
Others	252,194	205,264	203,186	23,556
	$1,013,570	$581,756	$1,181,485	$107,467

J. Endorsements and guarantees

The total balance of the Company’s endorsements and guarantees for the secured loan as of December 31, 2011 and 2012 are shown below. Please refer to description of note 11(1)B.

	December 31, 2012	December 31, 2011
Leadtek	$15,507,360	$16,166,850
Ningbo Chi Mei Optoelectronics Ltd.	—	5,449,500
Nanhai Chi Mei Optoelectronics Ltd.	—	7,568,750
	$15,507,360	$29,185,100

K. The following sets forth the remuneration information of the key management, such as directors, supervisors, general managers, vice general managers, etc.:

	For the years ended December 31,
	2012	2011
Salaries	$35,523	$32,316
Bonuses	12,075	6,481
Service execution fees	5,651	5,138
	$53,249	$43,935

(A)           Salaries include regular wages, special responsibility allowance, and pensions.

(B)           Bonuses include various bonuses and rewards, etc.

(C)           Service execution fees include salary in kind, such as vehicles offering, etc.

(D)           The relevant information above was shown in the Company’s annual report.

6.      PLEDGED ASSETS

As of December 31, 2011 and 2012, the assets pledged were as follows:

		Book value, December 31,
Assets	Purpose of collateral	2012	2011
Other financial assets - current
-Savings deposits	Pledged for syndicated bank Loans	$2,487,230	$—
-Time deposits	Guarantee for land lease	17,378	—
-Time deposits	Tariff guarantee	42,500	—
-Refundable deposits	Guarantee to United States District Court for litigation	—	3,338,525
Fixed assets	Pledged for long-term loan and performance guarantee for lease payable	207,882,345	199,006,392
Deferred expenses-line and hydropower construction	Pledged for long-term loan	—	147,869
Other financial assets - non-current
-Refundable deposits	Guarantee to European Commission for litigation	11,547,000	11,754,000
-Refundable deposits	Guarantee to United States District Court for litigation	808,936	565,333
		$222,785,389	$214,812,119

7.      COMMITMENTS AND CONTINGENT LIABILITIES

Except for the endorsements and guarantees provided to certain subsidiaries as set out in note 5 and those to other parties in note 11(1)B, the Company had other commitments and contingent liabilities as follows:

Significant Commitments

(1) As of December 31, 2012, the future minimum lease payments required to be made by the Company for land and factories in the Jhunan Science Industrial Park and the Tainan Science Industrial Park were as follows:

Amount
2013.01.01 ~ 2013.12.31	$417,688
2014.01.01 ~ 2017.12.31	1,670,750
After 2018.01.01	1,996,679
$4,085,117

(2)      As of December 31, 2012, the total amount of contracts for machinery and equipment and building construction was $63,829,777, of which $18,826,252 remained unpaid.

(3)      As of December 31, 2012, the total outstanding letters of credit for the purchase of property, plant and equipment was $618,636.

Significant Litigations

(4)      On February 2, 2007, the Company was named as defendant in a lawsuit filed by Anvik Company, alleging that the Company had infringed upon five Anvik’s patents of TFT-LCD panels produced by the machines purchased from Nikon Company. On April 4,

2012,the judge rendered a decision citing the invalidation of Anvik’s patent right. However, Anvik had appealed the decision with the Supreme Court. The litigation would not prevent the Company from using the machines purchased from Nikon Company to produce products.

(5)      Mondis filed a lawsuit with the United States District Court of the Eastern District of Texas against the Company on December 31, 2007 and January 15, 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The court date of the lawsuit was set on June 17, 2011. On June 27, 2011, the jury found that the Company had infringed upon partial patent rights in the lawsuit and should indemnify Mondis US$15 million for the infringement. The judge of the first trial ruled that the Company has to pay US$15 million to Mondis on September 30, 2011. Subsequently, the Company appealed to the supreme court. This case was heard in the United States Court of Appeals for the Federal Court on January 8, 2013. Additionally, Mondis filed a lawsuit with the United States International Trade Commission (“USITC”) relating to patent infringement in January 2012. The judge of USITC had terminated this lawsuit on August 1, 2012, but final judgment has not been rendered by USITC up to now. All cases above had reached an out-of-court settlement with a written agreement in March, 2013.This case will not have a significant impact on the Company’s business and finances in the short-term.

(6)      Plasma Physic and Solar Physics filed a lawsuit with the United States District Court of the Eastern District of New York against the Company and its subsidiary on April 18, 2008, alleging infringement, among others, of their patents on liquid crystal displays used in the Company and its subsidiary’s products. On December 10, 2010, the jury rendered a verdict that the Company infringed upon two partial patent rights in the lawsuit and should indemnify Plasma US$10,750 thousand for the infringement. The Company had reached a settlement in December 2013. This case will not have an impact on the Company’s business and finances.

(7)      Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V., and Chi Mei Optoelectronics USA Inc. were investigated under the Anti-Trust competition by the United States (the “U.S.”) Department of Justice in December 2006. Since then, certain state governments in the U.S. and the government of Europe, Brazil and Korea also filed for investigation. In addition, in the U.S. and Canada, some of the downstream clients of TFT-LCD industries and end customers filed claims for damages of over-charging the products due to jointly monopolizing and manipulating the market price, individually or as a class action against Chi Mei Optoelectronics Corporation and Chi Mei Optoelectronics USA Inc.

Regarding the above lawsuits, the Company had reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installment over five years. As of December 31, 2012, the unpaid penalties amounted to $3,165,360 (shown as “Other payables - others” and “Other liabilities - others”).

In December 2010, the Company received a notice from the European Commission, requesting the Company to pay penalty of EUR 300 million to the account as specified by the European Commission within three months upon receipt of the notice. The Company appealed this case with the Court of Justice of the European Union in February 2011 and deposited EUR 300 million to the above account on March 14, 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome on this case. As to the class suit of the U.S. direct purchasers, the Company reached an out-of-court settlement with the plaintiffs, agreeing to pay the plaintiffs US$78 million. The settlement agreement was approved by the court in December 2011.

As to the class suit of the U.S. indirect purchasers, the Company reached an out-of-court settlement with the indirect purchaser plaintiffs and nine State Governments in November

2011 and December 2012, agreeing to pay the indirect purchaser plaintiffs and nine State Governments of US$110,270 thousand and US$7,370 thousand, respectively. The company has already deposited the penalty into the designated account in December 2011 and January 2013.

In December 2011, the Company received a notice from the Korean Fair Trade Commission, requesting the Company to deposit the penalty around NT$41,500 thousand into the designated account. The Company deposited the penalty into the designated account in February 2012.

The Company received a notice from National Development and Reform Commission, PRC in December 2012, asking the Company for a payment of RMB 62,940 thousand to its specified account within 15 days from the date of notice received to return the amount to the enterprise operator, with a penalty of RMB 31,470 thousand. The Company had paid the amounts above in December 2012 and January 2013, respectively.

As of December 31, 2012, the Company was unable to evaluate the possible effects of the litigations and investigations as mentioned above. The Company appointed attorneys tending to those cases.

(8)      On September 8, 2008, Apeldyn Corporation sued the Company alleging infringement of patents of its products with the United States District Court for the District of Delaware. On November 15, 2011, the Court ruled that the Company did not infringe Apeldyn’s patent. Apeldyn has filed an appeal with the Supreme Court. This case shall not have significant impact on the Company’s business and finance in the short-term.

(9)      Mondis filed a lawsuit with the Düsseldorf District Court (the “Court”) in Germany against the Company on May 8, 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The Company appointed external attorneys in this area tending to this case and successfully defend Mondis’ assertion. The Company did not expect that the lawsuit would have a material impact on the Company’s financial position or results of operations in the short-term. The company would reach a settlement as Note 7(5) mentioned.

(10)          Thomson Licensing SAS. filed a lawsuit with the United States District for the District of Delaware on July 23, 2010, alleging infringement of its patent. Since the plaintiff also filed a lawsuit with the United States International Trade Commission (the “USITC”), the judge decided to suspend the litigation procedure and the Company is currently waiting for the verdict by the USITC.

(11)          Thomson Licensing SAS. filed a lawsuit with USITC on August 27, 2010, alleging infringement of its patent. A court meeting was held in September 2011. The USITC ruled that the Company did not infringe Thomson’s patent in June 2012. Thomson has filed an appeal with a higher court. The Company does not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations.

(12)          Eidos Displays, LLC and Eidos III, LLC filed a lawsuit with the United States District Court for the District of East Texas on April 25, 2011, alleging infringement of its patent. The lawsuit is currently in the litigation procedure and a judgment of the lawsuit is expected in January 2014. The Company did not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations in the short term.

(13)          In January 2012, Semiconductor Energy Laboratory Co., Ltd. (a Japan company) filed a lawsuit with the U.S. District Court for the Central District of California against the Company and other companies, alleging infringement of its six U.S. patents. The Company appointed external attorneys to evaluate this case and has submitted its response to the U.S. District Court for the Central District of California in July 2012. As the case is in the litigation procedures and the court decision is expected in May 2014, the Company believes that the lawsuit will not affect the Company’s business and finances in the short term.

8.      SIGNIFICANT CATASTROPHE

None.

9. SUBSEQUENT EVENTS

(1)         The merger of the Company’s two wholly-owned subsidiaries—InnoJoy Investment Corporation and InnoFun Investment Corporation was approved by the Ministry of Economic Affairs on January 3, 2013 (see Note 4 (5)).

(2)         The capital of Global Depositary Receipts issued for the Company’s cash capital increase had been raised in January 2013 (see Note 4(18)3).

(3)         On January 30, 2013, the Company resolved to issue restricted shares to employees (see Note4(18)4).

(4)         The Board of Directors proposed to cover accumulated deficit as of December 31, 2012 in March, 2013 (see Note 4(21) 3).

10.OTHERS

(1) Fair value of financial instruments

	December 31,2012
		Fair value
		Quotations	Estimated using a
financial instrument	Book value	in an active market	valuation technique	Description
Non-derivative financial instruments
Assets:
Financial assets with fair value equal to book value	$111,382,765	$—	$111,382,765	1
Available-for-sale financial assets	1,445,377	1,445,377	—	2
Financial assets carried at cost-non-current	820,966	—	—	3
Other financial assets-non-current	12,355,936	—	12,293,240	4
Refundable deposits	19,405	—	19,307	4
Liabilities:
Financial liabilities with fair value equal to book value	234,629,499	—	234,629,499	1
Long-term loans	138,918,521	—	138,918,521	6
Lease payable	980,000	—	980,000	7
Guarantee deposits received	30,130	—	29,977	4
Derivative financial instruments
Assets:
Forward exchange contracts	68,248	—	68,248	8
Liabilities:
Forward exchange contracts	1,235,546	—	1,235,546	8
Interest rate swap contract	101,395	—	101,395	8
Cross currency swap contract	290,524	—	290,524	8
Off-balance-sheet financial instruments
Endorsements and guarantees	15,507,360	—	15,507,360	9

	December 31,2011
		Fair value
		Quotations in	Estimated using a
Financial instrument	Book value	an active market	valuation technique	Description
Non-derivative financial instruments
Assets:
Financial assets with fair value equal to book value	$102,566,890	$—	$102,566,890	1

Available-for-sale financial assets	1,076,153	1,076,153	—	2
Financial assets carried at cost- - non-current	781,455	—	—	3
Other financial assets-non-current	12,319,333	—	12,256,823	4
Refundable deposits	23,204	—	23,086	4
Liabilities:
Financial liabilities with fair value equal to book value	377,778,283	—	377,778,283	1
Bonds payable	2,000,000	—	2,015,155	5
Long-term loans	30,230,045	—	30,230,045	6
Lease payable	2,960,000	—	2,960,000	7
Guarantee deposits received	30,986	—	30,829	4
Derivative financial instruments
Assets:
Forward exchange contracts	639,995	—	639,995	8
Liabilities:
Forward exchange contracts	46,311	—	46,311	8
Interest rate swap contract	287,499	—	287,499	8
Cross currency swap contract	449,453	—	449,453	8
Off-balance-sheet financial instruments
Endorsements and guarantees	29,185,100	—	29,185,100	9

The methods and assumptions used to estimate the fair values of the above financial instruments were summarized below:

1.                      For short-term financial instruments, the fair values were determined based on their carrying values because of the short maturities of the instruments. This method was applied to cash and cash equivalents, accounts receivable (including balance with related parties), other receivables (including balance with related parties), other financial assets - current, short-term loans, short-term notes payable, accounts payable (including balance with related parties), accrued expenses, payable for equipment, other payables - other, long-term loans - current portion and other current liabilities - other.

2. Available-for-sale financial assets were measured at quoted price as their fair values if they are quoted in an active market. If the market for a financial instrument was not active, an entity established fair value by using a valuation technique.

3. For those financial assets not quoted in an active market and their fair values cannot be measured reliably, they were measured at cost.

4. The fair values of other financial assets - non-current, refundable deposits and guarantee deposits received were based on the present value of expected cash flow amount. The discount rate was the one-year deposit rate of the Directorate General of Postal Remittances and Savings Bank.

5. Fair value of bonds payable was based on the present value of expected cash flows. The discount rate was the effective interest rate of bonds issued with similar conditions as those of the Company.

6. As floating interest rates were adopted for most of the long-term loans, their fair value was based on their book value.

7. Lease obligation payable (including current portion) was based on the present value of expected cash flow amount. The discount rate was the interest rate of loans with similar condition (a close due date) the Company can have. The fair values of Lease obligation payable were their carrying values because they bore floating interest rates.

8. The fair values of derivative financial instruments which include unrealized gains or losses on unsettled contracts were determined based on the amounts to be received or paid assuming that the contracts were settled as of the reporting date.

9. The fair value of endorsements and guarantees depended on the amount of contract.

(2) Information on interest rate risk items

As of December 31, 2012 and 2011, the financial assets with fair value risk due to the change of interest amounted to  $13,291,878 and $1,968,830, respectively; the financial liabilities with fair value risk due to change in interest amounted to  $2,699,430 and $15,980,246, respectively; the financial assets with cash flow risk due to the change of interest amounted to $0 and $0, respectively; and the financial liabilities with cash flow risk due to the change of interest amounted to $205,627,952 and $215,965,817, respectively.

(3) Procedure of financial risk control and risk hedge strategies

1. The Company adopted a comprehensive risk management and control system to identify all risks, including market risk, credit risk, liquidity risk, and cash flow risk, so that management can precisely measure these risks and control them effectively.

2. The objective of the Company’s risk management was to adjust risk exposures to maintain proper liquidity and effectively control significant market risks after appropriately taking into consideration the economic environment, competition, operating needs and the changes of market value risk.

3. The risks being hedged by the Company were primarily identified as the risks of changes in interest rates and market values. The Company entered into cash flow hedge transactions to manage the financial risks associated with the fluctuations of interest rates and fair value hedge transactions to manage those associated with market values. A cash flow hedge was to transfer the exposure of the floating market interest rate to a fixed interest rate to minimize the interest rate risk. The Company hedged such risk by entering into interest rate swap contracts and cross-currency interest rate swap contracts. A fair value hedge was to avoid the risks of fluctuations in exchange rate on foreign-currency denominated assets or liabilities. The Company hedged such risk by entering into cross-currency interest rate swap contracts.

(4) Information on material financial risk

1. Market risk

The Company’s major import and export transactions were conducted in USD and JPY. The change of fair value will be caused by foreign exchange rate; however, the Company examined its net foreign currency position through regularly evaluating the positions of foreign currency assets and foreign currency liabilities, and used the net foreign currency position as the risk management basis when entering into foreign currency loans, forward exchange contracts and foreign exchange derivatives. Thus, most of the market risk could be offset or hedged. No material market risk was expected.

The Company used derivative financial instruments to hedge the changes of foreign currencies and interest rates of foreign currency assets and liabilities. The gains or losses occurred from the fluctuation of foreign currencies would be offset with those of the hedged items. In addition, the financial cost of funding capital was expected to be fixed. Therefore, the market risk was not expected to be significant.

Certain transactions of the Company involved non-functional currency which was exposed to exchange rate fluctuation. The information on foreign currency denominated monetary assets and liabilities which were significantly affected by exchange rate fluctuation was as follows (Foreign Currency: Functional Currency):

	December 31, 2012		December 31, 2011
	Foreign currency amount (In thousands)	Exchange rate	Foreign currency amount (In thousands)	Exchange rate
Financial Assets
Monetary items
USD	3,519,570	29.04	3,386,267	30.28
JPY	924,675	0.34	998,824	0.39
EUR	333,023	38.49	347,353	39.18
Non-monetary items
USD	1,385	29.04	578	30.28
HKD	314,545	3.75	213,710	3.90
Long-term investments accounted for under the equity method
USD	2,101,768	29.04	2,037,507	30.28
JYP	4,488,446	0.34	4,268,231	0.39
HKD	16,857	3.75	30,463	3.90
EUR	3,448	38.49	3,118	39.18
Financial Liabilities
Monetary items
USD	5,076,267	29.04	5,399,080	30.28
JYP	45,907,979	0.34	55,575,222	0.39
EUR	175,112	38.49	2,776	39.18

2.Credit risk

The counterparties of the Company’s receivables were international computer and consumer electronics companies with good credit standing. No significant bad debts occurred in the past three years. The Company regularly evaluated the adequacy of its allowance for doubtful accounts. It was assessed that no significant credit risk would arise. The counterparties of derivatives undertaken by the Company were reputable financial institutions.

Loan guarantees provided by the Company were in compliance with the Company’s “Procedures for Provision of Endorsements and Guarantees” and were only provided to subsidiaries of which the Company owns directly or indirectly more than 50% ownership and has control over the entity. As the Company was fully aware of the credit conditions of these related parties, the Company did not ask the entity to provide any collateral for the loan guarantees. If the entity defaulted on the loan, the exposure of credit risk to the Company was the amount guaranteed. No significant credit risk was expected should these related parties fail to comply with loan agreements with banks.

3. Liquidity risk

The major counterparties of the Company’s receivables were international companies with high credit quality. The receivables were due within one year and with good records of collection. No significant liquidity risk was expected.

The Company entered into foreign exchange forward contracts and cross-currency interest rate swap contracts to hedge the exchange rate fluctuation of the foreign currency assets or liabilities. The expected cash inflow or outflow upon settlement of derivative transactions would be offset against the inflow or outflow of hedged assets and liabilities, therefore, the Company had sufficient operating capital to meet the above cash demand. The interest rate of the interest rate swap contracts and cross-currency interest rate swap contracts had taken the financial cost of funding capital in the future into account, therefore, no risk was expected to arise from the corporate funding. In addition, since the exchange rate or interest rate of foreign exchange forward contract, cross-currency interest swap contract and interest rate swap contracts were certain, no significant cash flow risk was expected.

As of December 31, 2012 and 2011, the Company’s projected cash flows for the outstanding derivative financial instruments were as follows:

(in thousands)

Financial instrument	Period	Cash outflow		Cash inflow
December 31, 2012
Foreign exchange forward contract	2013/1~2013/3	TWD	50,972,793	USD	1,753,000
	2013/1~2013/3	USD	735,000	JPY	60,306,259
	2013/1~2013/1	EUR	117,000	USD	151,243
Cross currency swap contracts (Note)	2013/5~2013/11	TWD	2,063,418	USD	61,060
Interest rate swap contracts (Note)	2013/2~2015/02	TWD	279,775	TWD	157,872

(in thousand)

Financial instrument	Period	Cash outflow		Cash inflow
December 31, 2011
Foreign exchange forward contract	2012/1~2012/2	EUR	331,000	USD	435,560
	2012/1~2012/4	TWD	55,171,095	USD	1,835,000
	2012/1~2012/3	USD	736,000	JPY	57,184,984
Cross currency swap contracts (Note)	2012/5~2013/11	TWD	4,141,581	USD	123,140
Interest rate swap contracts (Note)	2012/5~2015/2	TWD	647,809	TWD	336,486

Note: The cross-currency swap contracts and interest rate swap contracts were calculated based on the most recent floating interest rate.

The Company had sufficient operating capital to meet the cash demand from the holders of the bonds issued by the Company, no significant liquidity risk was expected.

4.Cash flow risk from the fluctuation in interest rates

The Company borrowed loans with floating interest rate. The effective interest rate of loans would be changed due to change in market interest rate. The Company’s working capital was sufficient to hedge the cash flow risk arising from fluctuations in interest rates.

The interest rate swap contract was settled based on the fixed amount of interest to be paid or received, calculated by the nominal principal times the difference of interest rates. Since the amount of settlement was not material and no cash flow of the principal payment would occur upon the expiration of the contract, the Company has no significant cash flow risk.

(5)Fair value hedge and cash flow hedge

1. Fair value hedge

The Company evaluated the risk of fair value changes on interest payments associated with long-term borrowings denominated in foreign currency and entered into cross currency swap contracts to hedge the exposure.

	Hedging Instrument
	Hedging Financial	December 31, 2012	December 31, 2011
Hedge Item	Instrument	Fair value	Fair value
Long-term borrowings denominated in foreign currency	Cross currency swap contracts	$(290,235)	$(429,653)

2. Cash flow hedge

The Company evaluated the risk of future cash flow changes on principal payments associated with the Company’s floating interest rate bearing borrowings (both current and long-term portion) due to interest rate changes to be significant, and accordingly, entered into interest rate swap and cross-currency swap contracts to hedge such exposures. As of December 31, 2012 and 2011, the financial liabilities qualified for hedge accounting were as follows:

	Hedging Instrument			Future cash	Expected Timing for the Recognition of
Hedge Item	Hedging Financial Instrument	December 31, 2012 Fair value	December 31, 2011 Fair value	demand Period	Gains Or Losses from Hedge
Long-term loans	Interest rate swap contracts	$(101,395)	$(287,499)	2008~2015	2008~2015
	Cross-currency swap contracts	—	(19,800)	2005~2013	2005~2013
		$(101,395)	$(307,299)

Item	December 31, 2012	December 31, 2011
Adjustment to stockholders’ equity	$(101,395)	$(307,299)

(6)Turnaround plan

The Company incurred a net loss of $29,205,349 for the year ended December 31, 2012 and as of that date, its current liabilities exceeded its current assets by $89,013,234. The Company’s management adopted the following measures to improve its operations and financial position:

1. Negotiation with the creditor banks as to the debt issue

On April 5, 2012, the Company signed an “Agreed-upon Repayment Agreement” with creditor banks. Under the agreement, creditor banks agreed to extend the due dates for the repayment of the Company’s short, medium and long-term loans and to renew the Company’s credit lines to safeguard creditor’s rights and ensure the Company’s continuing operations. Further information is described in Note 4(14)3.

2. Capital increase by cash

As stated in Note 4(14)3, in accordance with the negotiation of the debt issue, the Company shall increase its capital in certain amount of cash within three years. Further information is described in Notes 4(18)2 and 3.

3. Operation improvement

The Company continued to adjust its product lines according to the market demands, to raise operating revenue and gross profit. The Company also tried to strictly control various expenses and expenditures to effectively enhance operational performance and create cash inflows from operating activities.

4. Capital expenditure control program

Future capital expenditures will focus on the introduction of new technologies and new manufacturing processes, and also the enhancement of the production efficiency of plant and equipment, rather than pursuing capacity expansion. Capital expenditure budgets and amounts will be controlled strictly to maximize the benefits of capital expenditures.

11.  ADDITIONAL DISCLOSURES REQUIRED BY THE SECURITIES AND FUTURES BUREAU

(1)   Related information of significant transactions

A.      finance to others

	Financing company’s		Financial statement	Maximum balance for	Ending	Interest		Transaction	Reason for short-term	Allowance for bad	collateral		Financing limit for each borrowing	Financing company’s financing
No.	name	Counterparty	account	the year	balance	rate	type of financing	amount	financing	debts	name	value	company	amount limit	Note
0	Innolux Corporation	Chi Mei El Corporation	Other receivables-related parties	$1,200,000	$1,200,000	—	Short term financing	$—	Operating support	$—	—	$—	$17,090,878	$51,272,634	A
0	Innolux Corporation	Dragon Flame Industrial Ltd.	Other receivables-related parties	97,390	—	—	Short term financing	—	Operating support	—	—	—	17,090,878	51,272,634	A
0	Innolux Corporation	TPO Displays Shanghai Ltd.	Other receivables-related parties	111,039	—	—	Short term financing	—	Operating support	—	—	—	17,090,878	51,272,634	A
0	Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	Other receivables-related parties	362,348	362,348	—	Short term financing	—	Operating support	—	—	—	17,090,878	51,272,634	A
0	Innolux Corporation	TPO Displays Nanjing Ltd.	Other receivables-related parties	1,326,135	—	—	Short term financing	—	Operating support	—	—	—	17,090,878	51,272,634	A
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	Other receivables-related parties	1,537,833	—	—	Short term financing	—	Operating support	—	—	—	17,090,878	51,272,634	A

Note A:  the Company – Innolux Corporation

1.             For loans obtained for short-term financing, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the Company.

2.             The financial limit on loans granted shall not exceed 40% of the Company’s net equity. If it was for short-term capital needs, the limit was not to exceed 30% of the Company’s net equity.

3.             The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: for short-term capital needs, financial limit shall not be below the 40% requirement, but should not exceed 100% of the Company’s net equity.

B.     Endorsements and guarantees provided

Guaranteed party

NO.	Endorsement/ guarantee provider	Name	Nature of relationship	Limits on endorsement/ guarantee amount provided to each counterparty	Maximum balance for the year	Ending balance	Amount of endorsement /guarantee collateralized by properties	Ratio of accumulated endorsement/guarantee to net equity per latest financial statements	Maximum endorsement/ guarantee amounts Name allowable	Note
0	Innolux Corporation	Leadtek Global Group Limited	A subsidiary	$85,454,391	$15,507,360	$15,507,360	$—	9	$85,454,391	A,B
0	Innolux Corporation	Ningbo ChiMei Optoelectronics Ltd	An indirect wholly-owned subsidiary	85,454,391	5,227,200	—	—	—	85,454,391	A,B
0	Innolux Corporation	Nanhai ChiMei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	85,454,391	7,260,000	—	—	—	85,454,391	A,B

Note A:      Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity based on the most recent audited financial statements of the Company. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent audited financial statements of the Company. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity. The limitation is not required for directly or indirectly wholly-owned subsidiaries of the Company.

Note B:  Accumulated endorsement/guarantee amount provided by the Company shall not exceed 50% of the Company’s net equity.

C.     Marketable securities held at as at December 31, 2012

				December 31, 2012
Holding company	Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Percentage	Market value/ Net worth (Note 1)	Note

Innolux Corporation	Common stock of Innolux Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	237,943,984	$16,537,418	100	$16,537,418
Innolux Corporation	Common stock of InnoJoy Investment Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	96,433,000	1,401,254	100	1,401,254
Innolux Corporation	Common stock of TPO Hong Kong Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	1,158,844,000	2,110,912	100	2,112,539
Innolux Corporation	Common stock of Toppoly Optoelectronics (B.V. I.) Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	126,830,000	3,531,668	100	3,767,340
Innolux Corporation	Common stock of Bright Information Holding Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	2,782,333	140,438	57	62,797
Innolux Corporation	Common stock of Golden Achiever International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	39,250	(28,261)	100	(34,960)
Innolux Corporation	Common stock of Landmark International Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	660,100,000	34,030,188	100	34,941,677
Innolux Corporation	Common stock of Leadtek Global Group Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	160,005,000	1,269,274	100	1,505,993
Innolux Corporation	Common stock of Yuan Chi Investment Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	—	1,167,071	100	1,455,259
Innolux Corporation	Common stock of Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	80	1,657,848	100	1,509,913
Innolux Corporation	Common stock of Gold Union Investments Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	46,130,998	777,911	100	922,445
Innolux Corporation	Common stock of Keyway Investment Management Limited	A subsidiary of the Company	Long-term investments accounted for under the equity method	6,500,500	259,057	100	221,398
Innolux Corporation	Common stock of Chi Mei Optoelectronics Europe B.V.	A subsidiary of the Company	Long-term investments accounted for under the equity method	180	137,507	100	132,721
Innolux Corporation	Common stock of Chi Mei Optoelectronics (Singapore) Pte. Ltd.	A subsidiary of the Company	Long-term investments accounted for under the equity method	10,000	(130)	100	258,932
Innolux Corporation	Common stock of Chi Mei El Corporation	A subsidiary of the Company	Long-term investments accounted for under the equity method	155,500,000	40,534	97	69,012

			December 31, 2012				Market value/
Holding company	Kind and name of marketable securities	Relationship with the Company	General ledger accounts	Number of shares	Book value	Percentage	Net worth (Note 1)	Note

Innolux Corporation	Common stock of Chi Mei Lighting Technology Corporation	An investee under equity method	Long-term investments accounted for under the equity method	78,195,856	$515,999	34	$515,999
Innolux Corporation	Common stock of Jetronics International Corporation	An investee under equity method	Long-term investments accounted for under the equity method	2,690,000	233,892	32	178,295
Innolux Corporation	Common stock of Contrel Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	17,009,330	452,455	13	219,553
Innolux Corporation	Common stock of Global Display Taiwan Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	3,200,000	45,830	23	51,540
Innolux Corporation	Common stock of Ampower Holding Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	14,062,500	1,471,288	47	873,873
Innolux Corporation	Common stock of Chi Mei Materials Technology Corporation	An investee under equity method	Long-term investments accounted for under the equity method	77,758,053	1,612,645	16	1,462,005
Innolux Corporation	Common stock of GIO Optoelectronics Corporation	An investee under equity method	Long-term investments accounted for under the equity method	63,521,501	508,920	24	155,597
Innolux Corporation	Common stock of Exploit Technology Co., Ltd.	An investee under equity method	Long-term investments accounted for under the equity method	759,056	—	15	17,930
Innolux Corporation	Common stock of iZ3D Inc.	An investee under equity method	Long-term investments accounted for under the equity method	4,333	—	35	—
Innolux Corporation	Common stock of Himax Technologies Inc. (Himax Cayman)	None	Available-for-sale financial assets - current	1,154,448	40,230	—	40,230
Innolux Corporation	Common stock of Formosa Epitaxy Incorporation	None	Available-for-sale financial assets - non-current	320,930	6,547	—	6,547
Innolux Corporation	Unsecured subordinated bonds of Cathay Financial Holdings	None	Available-for-sale financial assets - non-current	220	220,000	—	220,000
Innolux Corporation	Common stock of TPV Technology Ltd.	None	Available-for-sale financial assets - non-current	150,500,000	1,178,600	6	1,178,600
Innolux Corporation	Common stock of AvanStrate Inc.	None	Financial assets carried at cost - non-current	900,000	286,740	1	—	A
Innolux Corporation	Common stock of Allied Integrated Patterning Corp.	None	Financial assets carried at cost - non-current	2,430,000	732	3	—	A

		Relationship		December 31, 2012
Holding company	Kind and name of marketable securities	with the Company	General ledger accounts	Number of shares	Book value	Percentage (note 1)	note

Innolux Corporation	Common stock of Optivision Technology Ltd.	None	Financial assets carried at cost - non-current	937,529	$43,436	2	$—	A
Innolux Corporation	Common stock of Chi Lin Technology Co., Ltd.	None	Financial assets carried at cost - non-current	6,450,757	113,150	2	—	A
Innolux Corporation	Common stock of Chi Lin Optoelectronics Co., Ltd.	None	Financial assets carried at cost - non-current	9,346,502	163,943	4	—	A
Innolux Corporation	Top Taiwan Venture Capital Co., Ltd.	None	Financial assets carried at cost - non-current	20,000,000	198,490	9	—	A
Innolux Corporation	Common stock of Himax Media Solutions Company	None	Financial assets carried at cost - non-current	1,500,000	11,657	7	—	A
Innolux Corporation	Common stock of Himax Analogic Company	None	Financial assets carried at cost - non-current	375,000	2,818	4	—	A

Note A: The investment was measured at cost since its fair value cannot be measured reliably.

D.     Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital

		Beginning balance		Acquisition		Disposal				Ending balance
Marketable securities type and name	Nature of relationship	Shares/units	Amounts	Shares/units	Amounts	Shares/units	Amounts	Carrying value	Gain (loss)on disposal	Shares/units	Amounts

Toppoly Optoelectronics (B.V.I.) Ltd.	Note A	122,430,000	$2,932,293	4,400,000	$131,912	—	$—	—	—	126,830,000	$3,064,205
ChiMei EI Corporation	Note B	40,500,000	(788,618)	115,000,000	1,150,000	—	—	—	—	155,500,000	361,382
ChiMei Materials Technology Corporation	Note B	71,557,690	950,360	6,200,363	142,608	—	—	—	—	77,758,053	1,092,968

Note A:   The wholly-owned subsidiary capital increase by cash.

Note B:   The subsidiary accounted for under the equity method capital increase by cash.

E.      Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital: None.

F.      Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital: None.

G.     Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital:

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)
Company	Counterparty	Relationship with the Company	Purchases / Sales	Amount	Percentage of purchases/ sales	Credit terms	Unit price	Credit terms	Balance	Percentage of Balance	Note

Innolux Corporation	Chi Lin Electronics Co., Ltd.	A subsidiary of Chi Mei Corporation	Sales	$16,718,373	4	60 days	Similar with general transactions	No material difference	$3,213,447	4
Innolux Corporation	Innolux Corporation	An indirect wholly-owned subsidiary	Sales	3,869,372	1	90 days	Similar with general transactions	No material difference	138,039	—
Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	Sales	3,879,522	1	90 days	Similar with general transactions	No material difference	837,125	1
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Sales	7,989,365	2	45~120 days	No transactions comparable with sales from related parties	No material difference	3,003,013	4
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	7,649,524	2	45~60 days	Similar with general transactions	No material difference	1,155,377	2
Innolux Corporation	Nexgen Mediatech Inc.	A subsidiary of Chi Mei Corporation	Sales	541,550	—	60 days	Similar with general transactions	No material difference	131,703	—
Innolux Corporation	Foxconn CZ S.R.O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	141,912	—	45 days after invoice	Similar with general transactions	No material difference	—	—
Innolux Corporation	Foshan Premier Technology Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	905,934	—	30~60 days	Similar with general transactions	No material difference	53,396	—
Innolux Corporation	Hongfujin Precision Industry (Yantai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	1,414,128	—	45~60 days	Similar with general transactions	No material difference	115,047	—
Innolux Corporation	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	190,024	—	45~90 days after invoice	Similar with general transactions	No material difference	—	—
Innolux Corporation	Fusing International Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	2,071,724	—	90 days	Similar with general transactions	No material difference	46,987	—
Innolux Corporation	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Sales	1,233,461	—	50~60days after invoice	Similar with general transactions	No material difference	—	—
Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Sales	217,974	—	60days after invoice	Similar with general transactions	No material difference	—	—

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)
Company	Counterparty	Relationship with the Company	Purchases/ Sales	Amount	Percentage of purchases/sales	Credit terms	Unit price	Credit terms	Balance	Percentage of balance	Note
Innolux Corporation	Foxconn Japan Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$159,021	—	90 days	Similar with General transactions	No material	$—	—
Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	1,499,275	—	60~90 days	Similar with General transactions	No material	314,603	—
Innolux Corporation	Foxconn Precision Electronics (Langfang) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	1,102,419	—	60 days	Similar with General transactions	No material	486,128	1
Innolux Corporation	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	658,647	—	30 days after goods are shipped	Similar with General transactions	No material	1,150	—
Innolux Corporation	Fuhuajie Industrial (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	137,762	—	45-60 days after invoice	Similar with General transactions	No material	—	—
Innolux Corporation	Foxconn Precision Electronics (Tianjin) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	129,171	—	60 days after invoice	Similar with General transactions	No material	3,206	—
Innolux Corporation	Innocom Technology (Kunshan) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	301,817	—	50~90 days	Similar with General transactions	No material	—	—
Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	5,655,737	1	45~90 days	Similar with General transactions	No material	1,109,889	1
Innolux Corporation	Futaihua Industry (Shenzhen) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	201,837	—	30 days	Similar with General transactions	No material	—	—
Innolux Corporation	An Hongfujin Precision Industry (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	2,831,097	1	90 days after goods are shipped	Similar with General transactions	No material	154,513	—
Innolux Corporation	Futaijing Precision Electronics (Beijing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	1,015,241	—	60 days after invoice	Similar with General transactions	No material	202,638	—
Innolux Corporation	Interface Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	187,965	—	60 days after invoice	Similar withGeneral transactions	No material	—	—
Innolux Corporation	Foxconn Slovakia spol. S.R.O.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	703,309	—	60 days	Similar with General transactions	No material	46,138	—
Innolux Corporation	Kangzhun Electronic Science and Technology (Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	535,651	—	45 days	Similar with General transactions	No material	371,890	—
Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd	Sales	108,867	—	60 days	Similar with General transactions	No material	63,633	—

							Difference with general		Notes and accounts
			Transactions				transactions		receivable (payable)
		Relationship with the			Percentage of	Credit				Percentage of
Company	Counterparty	Company	Purchases/Sales	Amount	purchases/sales	terms	Unit price	Credit terms	Balance	balance	note
Innolux Corporation	Chi Mei MaterialsTechnologyCorporation	An indirect investeecompany accounted for under the equity method	Purchases	$5,090,071	2	90 days aftergoods are shipped	No transactions comparable with purchases from related parties	No material difference	$(1,297,464)	1

Innolux Corporation	Hon Hai PrecisionIndustry Co., Ltd.	Same major stockholder	Purchases	4,813,433	2	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(490,414)	—

Innolux Corporation	Chi Mei Corporation	Major stockholder	Purchases	3,301,742	2	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(946,910)	1

Innolux Corporation	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	Purchases	4,558,573	2	60 days	No transactions comparable with purchases from related parties	No material difference	(403,566)	—

Innolux Corporation	Advanced Optoelectronic Technology Inc.	The subsidiary of the Company is a corporate	Purchases	1,530,799	1	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(266,993)	—

Innolux Corporation	Ningbo Chi Mei Material Technology Corporation	An indirect investee company accounted for under the equity method	Purchases	3,987,995	2	90 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(949,317)	1

Innolux Corporation	TPO Displays Japan K.K.	An indirect wholly-owned subsidiary	Purchases	189,021	—	60 days	No transactions comparable with purchases from related parties	No material difference	(1,200,497)	1

Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	1,669,930	1	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(27,184)	—

Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Purchases	181,526	—	60 days	No transactions comparable with purchases from related parties	No material difference	(31,703)	—

Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Purchases	206,325	—	30 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(66,298)	—

Innolux Corporation	Chi Lin Technology Co., Ltd.	A subsidiary of Chi Mei Corporation	Purchases	127,962	—	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(41,394)	—

Innolux Corporation	Leadtek Global Group Limited	A subsidiary of the Company	Processing cost	112,155,602	23	60 days	Cost plus	No material difference	(73,863,835)	52

Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing cost	29,462,985	6	60 days	Cost plus	No material difference	(8,943,577)	53

Innolux Corporation	Chi Lin Optoelectronics Co., Ltd.	A subsidiary of Chi Mei Corporation	Purchases	117,955	—	120 days after goods are shipped	No transactions comparable with purchases from related parties	No material difference	(282,678)	—

Innolux Corporation	Kunpal Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Purchases	106,436	—	60 days	No transactions comparable with purchases from related parties	No material difference	(41,618)	—

Note A:  Accounts for the cost of goods sold ratio.

H.               Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital:

					Overdue receivables		Allowance for doubtful accounts
		Relationship with	Balance of receivables from	Turnover		Action adopted for		Amount
Company	Counterparty	the Company	related parties	rate	Amount	overdue accounts	Subsequent collection	provided	Note
Innolux Corporation	Chi Lin Optoelectronics Co., Ltd.	A subsidiary of Chi Mei Corporation	$3,213,447	5.79	$30,856	Subsequent collection	$3,213,447	$—
Innolux Corporation	TPO Displays (Shanghai) Ltd.	An indirect wholly-owned subsidiary	113,093	—	—	—	113,093	—
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	3,003,013	3.29	7,597	Subsequent collection	1,381,893	—
Innolux Corporation	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	837,125	3.67	798,152	Subsequent collection	837,125	—
Innolux Corporation	Kangzhun Electronic Science and Technology (Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	371,890	2.88	159,580	Subsequent collection	181,742	—
Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	314,603	5.02	160,267	Subsequent collection	151,122	—
Innolux Corporation	GIO Optoelectronics Corp.	An indirect investee company accounted for under the equity method	488,768	—	—	—	173,430	—
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	1,155,377	9.09	17,454	Subsequent collection	1,067,333	—
Innolux Corporation	TPO Displays (Nanjing)Ltd.	An indirect wholly-owned subsidiary	416,048	—	—	—	416,048	—
Innolux Corporation	Hongfujin Precision Electronics (Yantai) Co., L td.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	115,047	6.69	35,870	Subsequent collection	112,214	—
Innolux Corporation	Foxconn Precision Electronics (Langfang)Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	486,128	4.01	66,211	Subsequent collection	412,673	—
Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	1,109,889	9.86	457,216	Subsequent collection	835,103	—
Innolux Corporation	Innolux Corporation	An indirect wholly-owned subsidiary	138,039	1.57	138,039	Subsequent collection	—	—
Innolux Corporation	Futaijing Precision Electronics (Beijing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	202,638	9.90	14,717	Subsequent collection	202,638	—

			Balance of receivables		Overdue receivables		Allowance for Doubtful accounts
Company	Counterparty	Relationship with the Company	from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	Amount provided	Note

Innolux Corporation	Hong Fu Jin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	$154,513	18.52	$51,424	Subsequent collection	$124,297	$—

Innolux Corporation	Innolux Corporation	A subsidiary of Chi Mei Corporation	131,703	1.94	—	—	131,703	—

I. Derivative financial instruments undertaken: Please refer to Notes 4(2), (7),(8) and 10(5).

(2)    Disclosure information of investee company

The information on the name, the location…etc. of the investee companies is shown below:

A.            Information on Investee Companies:

				Original cost				Held by the Company at the end of the period				Net income (loss) of the investee company		Investment income (loss) recognized by the Company
Name of company	Investee company	Location	Main operating activities	Currency	At the end of the period	Currency	At the end of last period	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Amounts	Currency	Amounts	Note
Innolux Corporation	Innolux Holding Ltd.	Samoa	Holding company	TWD	$7,596,857	TWD	$7,596,857	237,943,984	100	TWD	$16,537,418	TWD	$819,801	TWD	$859,022
Innolux Corporation	InnoJoy Investment Corporation	Taiwan	Investment company	TWD	964,330	TWD	700,000	96,433,000	100	TWD	1,401,254	TWD	137,079	TWD	137,079
Innolux Corporation	InnoFun Investment Corporation	Taiwan	Investment company	TWD	—	TWD	200,000	—	100	TWD	—	TWD	5,772	TWD	5,772
Innolux Corporation	TPO Hong Kong Holding Ltd.	Hong Kong	Holding company	TWD	2,107,791	TWD	2,107,791	1,158,844,000	100	TWD	2,110,912	TWD	404,634	TWD	401,349
Innolux Corporation	Toppoly Optoelectronics(B. V. I.) Ltd.	BVI	Holding company	TWD	3,064,205	TWD	2,932,293	126,830,000	100	TWD	3,531,668	TWD	897,214	TWD	897,214
Innolux Corporation	Bright Information Holding Ltd.	Hong Kong	Holding company	TWD	74,924	TWD	74,924	2,782,333	57	TWD	140,438	TWD	(3,324)	TWD	(1,884)
Innolux Corporation	Golden Achiever International Ltd.	BVI	Holding company	TWD	9,083	TWD	9,083	39,250	100	TWD	(28,261)	TWD	131,625	TWD	139,028
Innolux Corporation	Landmark International Ltd.	Samoa	Holding company	TWD	31,948,845	TWD	31,948,845	660,100,000	100	TWD	34,030,188	TWD	1,012,951	TWD	1,028,741
Innolux Corporation	Leadtek Global Group Limited	BVI	Investment and trading company	TWD	2,064,427	TWD	2,064,427	160,005,000	100	TWD	1,269,274	TWD	(228,148)	TWD	(228,148)
Innolux Corporation	Yuan Chi Investment Co., Ltd.	Taiwan	Holding company	TWD	1,217,235	TWD	1,217,235	—	100	TWD	1,167,071	TWD	(64,074)	TWD	(64,074)
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Japan	Researching, manufacturing and selling of the film transistor liquid crystal display	TWD	1,335,486	TWD	1,335,486	80	100	TWD	1,657,848	TWD	64,220	TWD	64,220

				Original cost				Held by the Company at the end of the period				Net income (loss) of the investee company		Investment income (loss) recognized by the Company
Name of company	Investee company	Location	Main operating activities	Currency	At the end of the period	Currency	At the end of last period	Numbers of shares	Percentage of ownership (%)	Currency	Book value	Currency	Amounts	Currency	Amounts	Note
Innolux Corporation	Gold Union Investment Ltd.	Samoa	Holding company	TWD	$779,152	TWD	$779,152	46,130,998	100	TWD	$777,911	TWD	$(197,825)	TWD	$(197,825)
Innolux Corporation	Keyway Investment Management Ltd.	Samoa	Holding company	TWD	222,343	TWD	222,343	6,500,500	100	TWD	259,057	TWD	(2,724)	TWD	(2,724)
Innolux Corporation	Chi Mei Optoelectronics Europe B. V.	Netherlands	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	TWD	121,941	TWD	121,941	180	100	TWD	137,507	TWD	8,467	TWD	8,467
Innolux Corporation	Chi Mei Optoelectronics (Singapore) Pte. Ltd.	Singapore	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	TWD	5,235	TWD	5,235	10,000	100	TWD	(130)	TWD	443	TWD	443
Innolux Corporation	Chi Mei El Corporation	Taiwan	Developing, designing, manufacturing, and selling of organic light emitting diodes	TWD	361,382	TWD	(788,618)	155,500,000	97	TWD	40,534	TWD	14,040	TWD	14,040
Innolux Corporation	Chi Mei Lighting Technology Corporation	Taiwan	Manufacturing of electronic equipment and lighting equipment	TWD	819,312	TWD	819,312	78,195,856	34	TWD	515,999	TWD	(1,215,140)	TWD	(412,666)
Innolux Corporation	Jetronics International Corp.	Samoa	Holding company	TWD	145,600	TWD	145,600	2,690,000	32	TWD	233,892	TWD	(25,971)	TWD	(8,317)
Innolux Corporation	GIO Optoelectronics Corporation	Taiwan	Developing, designingmanufacturing andselling of components of back light module on TFT-LCD	TWD	800,892	TWD	800,892	63,521,501	24	TWD	508,920	TWD	(380,607)	TWD	(90,522)
Innolux Corporation	Contrel Technology Co., Ltd.	Taiwan	Manufacturing and selling of related equipment for filmtransistor liquid crystal display	TWD	135,423	TWD	135,423	17,009,330	13	TWD	452,455	TWD	(389,206)	TWD	(27,574)

				Original cost				Held by the Company at the end of the period				Net income (loss) of the investee company		Investment income (loss) recognized by the Company
Name of company	Investee company	Location	Main operating activities	Currency	At the end of the period	Currency	At the end of last period	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Amounts	Currency	Amounts	Note
Innolux Corporation	Global Display Taiwan Co., Ltd.	Taiwan	Glass thinning processing	TWD	$45,262	TWD	$45,262	3,200,000	23	TWD	$45,830	TWD	$5,458	TWD	$1,230
Innolux Corporation	Ampower Holding Ltd.	Cayman	Holding company	TWD	1,717,714	TWD	1,717,714	14,062,500	47	TWD	1,471,288	TWD	(200,905)	TWD	(94,347)
Innolux Corporation	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	TWD	1,092,968	TWD	950,360	77,758,053	16	TWD	1,612,645	TWD	1,613,162	TWD	260,526
Innolux Corporation	Exploit Technology Co., Ltd.	Taiwan	Selling electronic materials and telecommunications materials	TWD	—	TWD	—	759,056	15	TWD	—	TWD	(49,854)	TWD	—
Innolux Corporation	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacturing of electronic component and lighting equipment	TWD	—	TWD	19,875	—	—	TWD	—	TWD	—	TWD	(816)
Innolux Corporation	iZ3D Inc.	USA	Research and development and sale of 3D flat monitor	TWD	—	TWD	—	4,333	35	TWD	—	TWD	—	TWD	—
Innolux Holding Ltd.	Rockets Holding Ltd.	Samoa	Holding company	TWD	7,426,240	TWD	7,426,240	230,785,400	100	TWD	15,993,810	TWD	565,123	TWD	565,123
Innolux Holding Ltd.	Lakers Trading Ltd.	Samoa	Trading and order swap company	TWD	—	TWD	—	1	100	TWD	221,243	TWD	1	TWD	1
Innolux Holding Ltd.	Innolux Corporation	USA	Trading company	TWD	6,348	TWD	6,348	2,000	100	TWD	(77,845)	TWD	2,736	TWD	2,736
Innolux Holding Ltd.	Suns Holding Ltd.	Samoa	Holding company	TWD	164,269	TWD	164,269	5,072,001	100	TWD	393,355	TWD	251,940	TWD	251,940
Rockets Holding Ltd.	Stanford Development Ltd.	Samoa	Holding company	TWD	5,391,125	TWD	5,391,125	164,000,000	100	TWD	13,278,833	TWD	(379,541)	TWD	(379,541)
Rockets Holding Ltd.	Sonics Trading Ltd.	Samoa	Trading and order swap	TWD	198,116	TWD	198,116	8,390,001	100	TWD	189,173	TWD	—	TWD	—

				Original cost				Held by the Company at the end of the period				Net income (loss) of the investee company		Investment income (loss) recognized by the Company
Name of company	Investee company	Location	Main operating activities	Currency	At the end of the period	Currency	At the end of last period	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Amounts	Currency	Amounts	Note
Rockets Holding Ltd.	Best China Investments Ltd.	Samoa	Holding company	TWD	$314,740	TWD	$314,740	10,000,001	100	TWD	$303,961	TWD	$(6,481)	TWD	$(6,481)
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Samoa	Holding company	TWD	573,940	TWD	573,940	18,000,000	100	TWD	544,738	TWD	(2,963)	TWD	(2,963)
Rockets HoldingLtd.	Excel Victory Ltd.	Samoa	Holding company	TWD	—	TWD	97,182	—	—	TWD	—	TWD	73,041	TWD	73,041
Rockets Holding Ltd.	Magic Sun Ltd.	Samoa	Holding company	TWD	1,146,370	TWD	1,146,370	38,000,001	100	TWD	934,341	TWD	545,667	TWD	545,667
Rockets HoldingLtd.	Nets Trading Ltd.	Samoa	General investment	TWD	—	TWD	—	1	100	TWD	2,051	TWD	—	TWD	—
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Samoa	General investment	TWD	164,269	TWD	164,269	5,072,001	100	TWD	393,355	TWD	251,940	TWD	251,940
Best China Investments Ltd.	Asiaward Investment Ltd.	Hong Kong	Holding company	TWD	314,740	TWD	314,740	77,830,001	100	TWD	303,961	TWD	(6,481)	TWD	(6,481)
Asiaward Investments Ltd.	Innocom Technology (Xiamen) Ltd.	China	Development, design, manufacture and sales of monitors	TWD	314,740	TWD	314,740	—	100	TWD	303,961	TWD	(6,481)	TWD	(6,481)
Stanford Developments Ltd.	Full Lucky Investment Ltd.	Hong Kong	Holding company	TWD	1,016,035	TWD	1,016,035	1,271,015,401	100	TWD	—	TWD	—	TWD	—
Stanford Developments Ltd.	Innocom Technology (Shenzhen) Ltd.	China	Development, design, manufacture and sales of monitors	TWD	5,391,125	TWD	5,391,125	—	100	TWD	13,278,821	TWD	(379,541)	TWD	(379,541)

				Original cost				Held by the company at the end of the period				Net income (loss) of the investee company		Investment income (loss) recognized by the Company
Name of company	Investee company	Location	Main operating activities	Currency	At the end of the period	Currency	At the end of last period	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Amounts	Currency	Amounts	Note
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Hong Kong	Holding company	TWD	$573,940	TWD	573,940	$139,623,801	100	TWD	$544,737	TWD	$(2,963)	TWD	$(2,963)
Main Dynasty Investment Ltd.	Innocom Technology(Jia-Shan) Ltd.	China	Development, design, manufacture and sales of monitors	TWD	573,940	TWD	573,940	—	100	TWD	544,737	TWD	(2,963)	TWD	(2,963)
Excel Victory Ltd.	Glory Ace Investment Ltd.	Hong Kong	Holding company	TWD	—	TWD	97,182	—	—	TWD	—	TWD	73,041	TWD	73,041
Glory Ace Investment Ltd.	Innocom Technology(Chongqing) Co., Ltd.	China	Development, design, manufacture and sales of monitors	TWD	—	TWD	97,182	—	—	TWD	—	TWD	92,642	TWD	92,642
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Hong Kong	Holding company	TWD	1,146,370	TWD	1,146,370	295,969,001	100	TWD	934,341	TWD	545,667	TWD	545,667
Sun Dynasty Development Ltd.	Innocom Technology (Chengdu) Ltd.	China	Development, design, manufacture and sales of monitors	TWD	1,146,370	TWD	1,146,370	—	100	TWD	934,341	TWD	545,667	TWD	545,667
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	USA	Selling of electronic equipment and computer monitors	TWD	2,400	TWD	2,400	1,000	100	TWD	153,603	TWD	(8,779)	TWD	(8,779)
Landmark International Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	China	Manufacturing andselling of TFT-LCDmodules	TWD	19,524,952	TWD	19,524,952	—	100	TWD	20,057,603	TWD	615,716	TWD	615,716
Landmark International Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	China	Manufacturing and customer service of TFT-LCD	TWD	5,841,023	TWD	5,841,023	—	100	TWD	7,310,760	TWD	250,717	TWD	251,344

				Original cost				Held by the Company at the end of the period				Net income (loss) of the investee company		Investment income (loss) recognized by the Company
Name of company	Investee company	Location	Main operating activities	Currency	At the end of the period	Currency	At the end of past period	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Amounts	Currency	Amounts	Note
Landmark International Ltd.	Ningbo Chi Mei Electronics Ltd.	China	Developing, manufacturing, customer service and warehousing of TFT-LCD	TWD	$1,149,926	TWD	$1,149,926	—	100	TWD	$1,537,862	TWD	$27,459	TWD	$27,459
Landmark International Ltd.	Nanhai Chi Mei Electronics Ltd.	China	Manufacturing and customer service of TFT-LCD	TWD	5,837,942	TWD	5,837,942	—	100	TWD	6,111,921	TWD	116,545	TWD	118,432
Yuan Chi Investment Co., Ltd.	Chi Mei Logistics Co., Ltd.	Taiwan	Warehousing Service	TWD	124,485	TWD	124,485	12,740,000	49	TWD	130,009	TWD	4,676	TWD	2,291
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Taiwan	Trading business, manufacturing of electronic equipment and lighting equipment	TWD	263,812	TWD	263,812	19,673,402	9	TWD	130,283	TWD	(1,215,140)	TWD	(104,124)
Yuan Chi Investment Co., Ltd. s	Powerking Optoelectronics Co., Ltd.	Taiwan	Manufacturing of electronic component and lighting equipment	TWD	—	TWD	8,699	—	—	TWD	—	TWD	—	TWD	(2,526)
Yuan Chi Investment Co., Ltd.	Exploit Technology Co., Ltd.	Taiwan	Selling electronic materials and telecommunicationsmaterials	TWD	—	TWD	—	246,317	5	TWD	—	TWD	(49,854)	TWD	—
Yuan Chi Investment Co., Ltd.	TOAOptronics Corporation	Taiwan	Selling electronic materials, trading business, manufacturing of electronic equipment and lighting equipment	TWD	423,606	TWD	423,606	58,007,000	40	TWD	386,347	TWD	2,870	TWD	878
Yuan Chi Investment Co., Ltd.	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	TWD	44,333	TWD	44,992	3,880,996	1	TWD	79,222	TWD	1,613,162	TWD	14,031
Yuan Chi Investment Co., Ltd.	GIO Optoelectronics Corp.	Taiwan	Developing, designing, manufacturing and selling of components of back light module on TFT-LCD	TWD	6,881	TWD	6,881	467,519	—	TWD	1,561	TWD	(380,607)	TWD	(337)

			Original cost					Held by the Company at the end of the period				Net income (loss) of the investee company		Investment income (loss) recognized by the Company
Name of company	Investee company	Location	Main operating activities	Currency	At the end of the period	Currency	At the end of last period	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Amounts	Currency	Amounts
Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Germany	Importing, buying and selling electronic equipment and TFT-LCD monitors and providing customer service	TWD	$10,324	TWD	$10,324	250	100	TWD	$22,761	TWD	$3,882	TWD	$3,882
Keyway Investment Management Ltd.	Ningbo Chi Mei Logistics Co., Ltd.	China	Warehousing Service	TWD	151,715	TWD	151,715	—	100	TWD	140,122	TWD	(4,715)	TWD	(4,715)
Keyway Investment Management Ltd.	Foshan Chi Mei Logistics Co., Ltd.	China	Warehousing, testing and logistics service of TFT-LCD monitors	TWD	39,972	TWD	39,972	—	100	TWD	52,360	TWD	570	TWD	570
Gold Union Investments Ltd.	Ningbo Chi Hsin Electronics Ltd.	China	Manufacturing and selling of TFT-LCD modules and touchpanel	TWD	183,023	TWD	183,023	—	100	TWD	520,950	TWD	(60,799)	TWD	(60,799)
Gold Union Investments Ltd.	Dongguan Chi Hsin Electronics Ltd.	China	Manufacturing and selling of TFT-LCD modules and touchpanel	TWD	595,989	TWD	595,989	—	100	TWD	401,461	TWD	(137,028)	TWD	(137,028)
Toppoly Optoelectronics (B.V. I.) Ltd. Toppoly	Optoelectronics(Cayman) Ltd.	Cayman	Holding company	TWD	3,040,269	TWD	2,908,357	126,800,000	100	TWD	3,767,001	TWD	897,215	TWD	897,215
Toppoly Optoelectronics (Cayman) Ltd.	Toptech Trading Ltd.	B. V. I.	Import and export trading company	TWD	3,660	TWD	3,660	300,000	100	TWD	(366)	TWD	(1,126)	TWD	(1,126)
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	China	Liquid crystal devices	TWD	2,935,314	TWD	2,803,402	—	100	TWD	3,245,610	TWD	891,258	TWD	891,258
Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Sinepal) Ltd.	China	Purchases and sales of monitor-related components company	TWD	101,283	TWD	101,283	—	100	TWD	521,746	TWD	7,083	TWD	7,083
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Hong Kong	Holding company	TWD	—	TWD	—	162,897,802	100	TWD	305,544	TWD	188,826	TWD	188,826

				Original cost				Held by the Company at the end of the period				Net income (loss) of the investee company		Investment income (loss) recognized by the Company
Name of company	Investee company	Location	Main operating activities	Currency	At the end of the period	Currency	At the end of last period	Number of shares	Percentage of ownership (%)	Currency	Book value	Currency	Amounts	Currency	Amounts	Note
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Hong Kong	Import and export trading company	TWD	$—	TWD	$—	35,000,000	100	TWD	$(2,264,793)	TWD	$177,697	TWD	$177,697
TPO Hong Kong Holding Ltd.	TPO Displays Japan K.K.	Japan	Manufacturing and selling of panels	TWD	1,815,603	TWD	1,815,603	201	100	TWD	2,172,032	TWD	(19,150)	TWD	(19,150)
TPO Hong Kong Holding Ltd.	TPO Displays Europe B. V.	Netherlands	Import and export trading company	TWD	3,073,072	TWD	3,073,072	375,810	100	TWD	2,352,826	TWD	54,368	TWD	54,368
TPO Hong Kong Holding Ltd. TPO Displays	USA Inc.	USA	Import and export trading company	TWD	263,685	TWD	263,685	1,000	100	TWD	257,284	TWD	1,529	TWD	1,529
TPO Displays Hong Kong Holding Ltd.	TPO Displays Shanghai Ltd.	China	Liquid crystal devices	TWD	—	TWD	—	—	100	TWD	305,544	TWD	188,826	TWD	188,826
TPO Displays Europe B. V.	TPO Displays Germany GmbH.	Germany	Import and export trading company	TWD	33,735	TWD	33,735	100,000	100	TWD	54,675	TWD	(4,005)	TWD	(4,005)
Bright Information Holding Ltd.	Kunpal Optoelectronics Ltd.	China	TFT-LCD glass thinning processing	TWD	100,691	TWD	100,691	—	100	TWD	85,353	TWD	(3,067)	TWD	(3,067)
Golden Achiever International Ltd.	Dragon Flame Industrial Ltd.	B. V. I.	Selling of components of LCD module and back light module and providing customer service	TWD	41,943	TWD	41,943	500	100	TWD	89	TWD	(39,022)	TWD	(39,022)
Golden Achiever International Ltd.	VAP Optoelectronics (Nanjing) Corp.	China	Manufacturing and selling of components of LCD module and back light module	TWD	—	TWD	—	—	100	TWD	(35,410)	TWD	170,647	TWD	170,647
Golden Achiever International Ltd.	Eastern Vision Co. Ltd.	B. V. I.	Selling of components of LCD module and back light module and providing customer service	TWD	79	TWD	79	500	100	TWD	73	TWD	—	TWD	—

B .Loans granted:

	Financing		Financial statement	Maximum Balance for the	Ending	Interest	Type of	Transaction	Reason for short-term	Allowance of doubtful or bad	Collateral		Financing limit for each borrowing	Financing company’s financing
No.	company’s name	Counterparty	account	period	balance	rate	financing	amounts	financing	debt	Name	Value	company	amount limit	Note
1	Chi Mei Optoelectronics Europe B. V.	Chi Mei Optoelectronics Germany GmbH.	Other receivables	$90,452	$30,792	0.25%	Short-term financing	$—	Operating support	$—	—	$—	$170,908,781	$170,908,781	A
2	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	Other receivables	1,742,400	—	—	Short-term financing	—	Operating support	—	—	—	170,908,781	170,908,781	A
3	Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Logistics Co., Ltd.	Other receivables	36,937	13,851	6.00%	Short-term financing	—	Operating support	—	—	—	170,908,781	170,908,781	A
4	Dongguan Chi Hsin Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Other receivables	174,240	174,240	—	Short-term financing	—	Operating support	—	—	—	170,908,781	170,908,781	A
5	Dongguan Chi Hsin ElectronicsLtd.	Nanhai Chi MeiElectronics Ltd.	Other receivables	174,240	174,240	5.4%	Short-term financing	—	Operatingsupport	—	—	—	170,908,781	170,908,781	A
6	Nanhai Chi MeiOptoelectronicsLtd.	Nanhai Chi Mei Electronics Ltd	Other receivables	2,323,200	2,323,200	—	Short-term financing	—	Operatingsupport	—	—	—	170,908,781	170,908,781	A
7	Naihai Chi Mei Electronics Ltd.	Nanhai Chi MeiOptoelectronicsLtd.	Other receivables	2,323,200	2,323,200	—	Short-term financing	—	Operatingsupport	—	—	—	170,908,781	170,908,781	A
8	Inno FunInvestmentCorporation	Inno JoyInvestmentCorporation	Other receivables	45,600	45,600	—	Short-term financing	—	Operatingsupport	—	—	—	560,502	560,502	D
9	Leadtek Global Group Limited	Chi Mei ElCorporation	Other receivables	1,200,000	—	—	Short-term financing	—	Operatingsupport	—	—	—	25,636,317	68,363,512	B
10	TPO Displays USA Inc.	TPO Displays Hong Kong Ltd.	Account sreceivable —related parties	174,240	174,240	0.16%~0.56%	Short-term financing	—	Operatingsupport	—	—	—	170,908,781	170,908,781	A
11	TPO Displays Europe B. V.	TPO Displays Hong Kong Ltd	Account sreceivable —related parties	1,492,483	1,492,483	—	Short-term financing	—	Operatingsupport	—	—	—	170,908,781	170,908,781	A
12	Toptech Trading Limited	VAP Optoelectronics (Nanjing) Corp.	Prepayments	153,912	153,912	—	Short-term financing	—	Operatingsupport	—	—	—	170,908,781	170,908,781	A
13	Bright Information Holding Limited	Kunpal Optoelectronics Ltd.	Otherr eceivables	58,080	58,080	—	Short-term financing	—	Operatingsupport	—	—	—	112,978	112,978	C
14	Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	Account sreceivable —related parties	122,788	122,788	—	Short-term financing	—	Operatingsupport	—	—	—	170,908,781	170,908,781	A
15	TPO Displays Germany GmBH	TPO Displays Hong Kong Ltd.	Account sreceivable —related parties	24,940	24,940	—	Short-term financing	—	Operatingsupport	—	—	—	170,908,781	170,908,781	A
16	TPO Displays Hong Kong Ltd.	TPO Displays Shanghai Ltd.	Account sreceivable —related parties	458,714	458,714	—	Short-term financing	—	Operatingsupport	—	—	—	170,908,781	170,908,781	A

	Financing		Financial statement	Maximum Balance for the	Ending	Interest	Type of	Transaction	Reason for short-term	Allowance of doubtful	Collateral		Financing limit for each borrowing	Financing company’s financing
No.	company’s name	Counterparty	account	period	balance	rate	financing	amounts	financing	or bad debt	Name	Value	company	amount limit	Note
17	Yuan ChiInvestment Co.,Ltd	Inno JoyInvestment Corporation	Other receivables	$22,000	$22,000	—	Short-term financing	$—	Operating support	$—	—	$—	$792,536	$792,536	D
18	Chi MeiOptoelectronicsJapan Co., Ltd.	Innolux Corporation	Other receivables	504,600	504,600	1.45%	Business dealing	7,989,365	—	—	—	—	603,965	603,965	E

Note A:  The Company — Innolux Corporation

a.         For loans obtained for short-term financing, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financialstatements of the Company.

b.         The financial limit on loans granted shall not exceed 40% of the Company’s net equity. If it was for short-term capital needs, the limit shall not exceed 30% of the Company’s net equity.

c.         The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: for the short-term capital needs, financial limit shall not be below the 40% requirement,but should not exceed 100% of the Company’s net equity.

Note B:      Subsidiary-Leadtek Global Group Limited

a.         For short-term capital needs, financial limit on loans granted to a single party shall not exceed 15% of the parent company’s net equity, based on the most recent audited financial statementsof the parent company.

b.        The financial limit on loans granted shall not exceed 40% of the parent company’s net equity, based on the most recent audited financial statements of the parent company.

c.         The policy for loans granted to directly or indirectly wholly-owned overseas subsidiaries was as follows: if it for short-term capital needs, financial limit shall not exceed 100% of the parentcompany’s net equity. However, the financial limit on loans granted shall not exceed 100% of the Company’s net equity.

NoteC:   Bright Information Holding Limited

a.        For the company’s short-term capital needs, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financialstatements of the parent company.

b.        The financial limit on loans granted shall not exceed 30% of the Company’s net equity, based on the most recent audited financial statements of the parent company.

c.         For the short-term capital needs of directly or indirectly wholly-owned subsidiaries, the above two limitations are not required. However, the financial limit on loans granted shall not exceed100% of the Company’s net equity.

Note D:  Innofun Investment Corporation and Yuan Chi Investment Co., Ltd.

a.         For the company’s short-term capital needs, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financialstatements of the parent company.

b.        The financial limit on loans granted shall not exceed 40% of the Company’s net equity, based on the most recent audited financial statements of the parent company.

c.         The amount of loans provided by the Company, the parent company, or both the Company and the parent company, to another subsidiary of the Company (for the case when the lender company owns directly or indirectly 50% of voting shares of the borrower company) shall not exceed 40% of the Company’s net equity.

d.        In November, 2012, the Board of Directors of the Company adopted a resolution to have its two wholly-owned subsidiaries—InnoJoy Investment Corporation and InnoFun InvestmentCorporation—merged, with InnoJoy Investment Corporation being the surviving company. Effective date of this merger was on December 1, 2012. This merger was approved byMinistry of Economic Affairs with Jing-Shou-Shang-Zi Letter No. 10101258680, dated January 3, 2013; and was accounted for on the basis of structure reorganization.

Note E:  Chi Mei Optoelectronics Japan Co., Ltd.

a.        For the Company’s short-term capital needs, financial limit on loans granted to a single party shall not exceed 10% of the company’s net equity, based on the most recent audited financialstatements of the parent company.

b.        The financial limit on loans granted shall not exceed 30% of the Company’s net equity, based on the most recent audited financial statements of the parent company; with inter-companytransaction, the company’s financial limit on loans granted shall not exceed 40% of the company’s equity.

c.   The amount of loans provided by the Company and intercompany shall not exceed 40% of the Company’s equity.

C.    Endorsements and guarantees provided:

No.	Endorsement/ guarantee provider	Guaranteed party Name	Nature of relationship	Limits on endorsement/ guarantee amount provided to each counterparty	Maximum balance for the period	Ending balance	Amount of endorsement/guarantee collateralized by properties	Ratio of accumulated endorsement/guaranteeto net equity per latestfinancial statements	Maximum endorsement/guarantee amounts allowable	Note
1	TPO Displays (Nanjing) Ltd.	TPO Displays Shanghai Ltd.	An indirect wholly-owned subsidiary	$85,454,391	$290,400	$—	$—	0	$85,454,391	A,B

Note A:      Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity based on the most recent audited financial statements of theCompany. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent audited financial statements of the Company.For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not exceed 10% of theCompany’s net equity. The limitation is not required for direct or indirect wholly-owned subsidiaries of the Company.

Note B:      Maximum endorsement/guarantee amount provided to each counterparty did not exceed 50% of the Company’s net equity based on the most recent audited financial statements of theCompany.

D.  Marketable securities held as at December 31, 2012:

				December 31, 2012
Name of subsidiary	Kind and name of General marketable securities ledger	Relationship of the issuers with the investee company	Accounts (Note 1)	Number of Shares	Book value	Percentage	Market value/ Net worth	Note
Innolux Holding Ltd.	Common stock of Rockets Holding Ltd.	An indirect wholly-owned subsidiary	(1)	230,785,400	$15,993,810	100	$15,993,810
Innolux Holding Ltd.	Common stock of Lakers Trading Ltd.	An indirect wholly-owned subsidiary	(1)	1	221,243	100	221,243
Innolux Holding Ltd.	Common stock of Innolux Corporation	An indirect wholly-owned subsidiary	(1)	2,000	(77,845)	100	(77,845)
Innolux Holding Ltd.	Common stock of Suns Holding Ltd.	An indirect wholly-owned subsidiary	(1)	5,072,001	393,355	100	393,355
InnoJoy Investment Corporation	Common stock of Entire Technology Co., Ltd.	None	(4)	7,506,326	311,137	5	311,137
InnoJoy Investment Corporation	Common stock of G-TECH Optoelectronics Corporation	None	(4)	6,311,734	479,061	2	479,061
InnoJoy Investment Corporation	Common stock of Advanced Optoelectronics Technology Co., Ltd.	None	(2)	11,643,222	80,317	9	—	B
InnoJoy Investment Corporation	Common stock of J TOUCH Corporation	None	(4)	3,830,749	94,236	4	94,236
Rockets Holding Ltd.	Common stock of Stanford Developments Ltd.	An indirect wholly-owned subsidiary	(1)	164,000,000	13,278,833	100	13,278,833
Rockets Holding Ltd.	Common stock of Sonics Trading Limited	An indirect wholly-owned subsidiary	(1)	8,390,001	189,173	100	189,173
Rockets Holding Ltd.	Common stock of Best China Investments Ltd.	An indirect wholly-owned subsidiary	(1)	10,000,001	303,961	100	303,961
Rockets Holding Ltd.	Common stock of Mega Chance Investments Ltd.	An indirect wholly-owned subsidiary	(1)	18,000,000	544,738	100	544,738
Rockets Holding Ltd.	Common stock of Magic Sun Ltd.	An indirect wholly-owned subsidiary	(1)	38,000,001	934,341	100	934,341
Rockets Holding Ltd.	Common stock of Nets Trading Ltd.	An indirect wholly-owned subsidiary	(1)	1	2,051	100	2,051
Suns Holding Ltd.	Common stock of Warriors Technology Investments Ltd.	An indirect wholly-owned subsidiary	(1)	5,072,001	393,355	100	393,355

				December 31, 2012
Name of subsidiary	Kind and name of General marketable securities ledger	Relationship of the issuers with the investee company	Accounts (Note 1)	Number of Shares	Book value	Percentage	Market value/ Net worth	Note
Warriors Technology Investments Ltd.	Common stock of OED Holding Ltd.	None	(2)	16,000,000	$64,936	6	$—	B
Best China Investments Ltd.	Common stock of Asiaward Investment Ltd.	An indirect wholly-ownedsubsidiary	(1)	77,830,001	303,961	100	303,961
Stanford Developments Ltd.	Common stock of Full Lucky Investment Ltd.	An indirect wholly-ownedsubsidiary	(1)	1,271,015,401	—	100	—
Stanford Developments Ltd.	Common stock of Innocom Technology(Shenzhen) Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	13,278,821	100	13,278,821
Mega Chance Investments Ltd.	Common stock of Main Dynasty InvestmentLtd.	An indirect wholly-ownedsubsidiary	(1)	139,623,801	544,737	100	544,737
Magic Sun Ltd.	Common stock of Sun Dynasty DevelopmentLtd.	An indirect wholly-ownedsubsidiary	(1)	295,969,001	934,341	100	934,341
Asiaward Investment Ltd.	Common stock of Innocom Technology(Xiamen) Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	303,961	100	303,961
Main Dynasty Investment Ltd.	Common stock of Innocom Technology(Jia-Shan) Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	544,737	100	544,737
Sun Dynasty Investment Ltd.	Common stock of Innocom Technology(Chengdu) Co., Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	934,341	100	934,341
Chi Mei Optoelectronics Japan Co., Ltd.	Common stock of Chi Mei OptoelectronicsUSA, Inc.	An indirect wholly-ownedsubsidiary	(1)	1,000	153,603	100	153,603
Landmark International Ltd.	Common stock of Ningbo Chi MeiOptoelectronics Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	20,057,603	100	20,057,603
Landmark International Ltd.	Common stock of Nanhai Chi MeiOptoelectronics Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	7,310,760	100	7,336,502

				December 31, 2012
Name of subsidiary	Kind and name of General marketable securities ledger	Relationship of the issuers with the investee company	Accounts (Note 1)	Number of Shares	Book value	Percentage	Market value/ Net worth	Note
Landmark International Ltd.	Common stock of Ningbo Chi Mei ElectronicsLtd.	An indirect wholly-owned subsidiary	(1)	—	$1,537,862	100	$1,537,862
Landmark International Ltd.	Common stock of Nanhai Chi Mei ElectronicsLtd.	An indirect wholly-owned subsidiary	(1)	—	6,111,921	100	6,111,921
Yuan Chi InvestmentCo., Ltd.	Common stock of Chi Mei Logistics Co., Ltd.	An investee company accountedfor under the equity method	(1)	12,740,000	130,009	49	130,010
Yuan Chi Investment Co., Ltd.	Common stock of Exploit Technology Co.,Ltd.	An investee company accounted for under the equity method	(1)	246,317	—	5	4,528
Yuan Chi Investment Co., Ltd.	Common stock of GIO Optoelectronics Corp.	An investee company accounted for under the equity method	(1)	467,519	1,561	—	1,140
Yuan Chi Investment Co., Ltd.	Common stock of GIO Optoelectronics Corp.	An investee company accounted for under the equity method	(1)	58,007,000	386,347	40	520,963
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei LightingTechnology Corporation	An investee company accounted for under the equity method	(1)	19,673,402	130,283	9	129,885
Yuan Chi Investment Co., Ltd.	Common stock of Chi Mei MaterialsTechnology Corporation	An investee company accounted for under the equity method	(1)	3,880,996	79,222	1	80,868
Yuan Chi Investment Co., Ltd.	Common stock of Glory Science Co., Ltd.	None	(2)	2,593,531	120,217	7	—	B
Yuan Chi Investment Co., Ltd.	Alpha Crystal Technology Corporation	None	(2)	15,677,187	292,915	10	—	B
Yuan Chi Investment Co., Ltd.	Common stock of Trillion Science	None	(2)	1,000,000	11,424	4	—	B
Yuan Chi Investment Co., Ltd.	Common stock of Himax Media SolutionCompany	None	(2)	375,000	2,818	4	—	B
Yuan Chi Investment Co., Ltd.	Common stock of Himax Media SolutionsCompany	None	(2)	88,750	2,287	—	—	B
Yuan Chi Investment Co., Ltd.	Common stock of China Electric Mfg. Corp.	None	(4)	13,000,000	222,300	3	—
Leadtek Global Group Limited	Common stock of Himax Technologies, Inc.(Himax Cayman)	None	(4)	49,645,058	1,730,031	15	1,730,031

				December 31, 2012
Name of subsidiary	Kind and name of General marketable securities ledger	Relationship of the issuers with the investee company	Accounts (Note 1)	Number of Shares	Book value	Percentage	Market value/ Net worth	Note
Keyway Investment Management Limited	Common stock of Ningbo Chi Mei Logistics Co., Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	$140,122	100	$140,122
Keyway Investment Management Limited	Common stock of Foshan Chi Mei Logistics Co., Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	52,360	100	52,360
Chi Mei Optoelectronics Europe B.V.	Common stock of Chi Mei Optoelectronics Germany GmbH.	An indirect wholly-ownedsubsidiary	(1)	250	22,761	100	22,761
Gold Union Investments Ltd.	Common stock of Ningbo Chi HsinOptoelectronics Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	520,950	100	520,950
Gold Union Investments Ltd.	Common stock of Dongguan Chi HsinOptoelectronics Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	401,461	100	401,461
Toppoly Optoelectronics (B.V.I.) Ltd.	Common stock of Toppoly Optoelectronics (Cayman)Ltd.	An indirect wholly-owned subsidiary	(1)	126,800,000	3,767,001	100	3,767,001
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of Toptech Trading Limited	An indirect wholly-ownedsubsidiary	(1)	300,000	(366)	100	(366)
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Nanjing)Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	3,245,610	100	3,245,610
Toppoly Optoelectronics (Cayman) Ltd.	Common stock of TPO Displays (Sinepal) Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	521,746	100	521,746
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Holding Ltd.	An indirect wholly-ownedsubsidiary	(1)	162,897,802	305,544	100	305,544
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Hong Kong Ltd.	An indirect wholly-ownedsubsidiary	(1)	35,000,000	(2,264,793)	100	(2,264,793)
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Japan K.K.	An indirect wholly-ownedsubsidiary	(1)	201	2,172,032	100	2,172,032
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays Europe B.V.	An indirect wholly-ownedsubsidiary	(1)	375,810	2,352,826	100	2,352,826

				December 31, 2012
Name of subsidiary	Kind and name of General marketable securities ledger	Relationship of the issuers with the investee company	Accounts (Note 1)	Number of Shares	Book value	Percentage	Market value/ Net worth	Note
TPO Hong Kong Holding Ltd.	Common stock of TPO Displays USA Inc.	An indirect wholly-ownedsubsidiary	(1)	1,000	$257,284	100	$257,284
TPO Displays Hong Kong Holding Ltd.	Common stock of TPO Displays Shanghai Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	305,544	100	305,544
TPO Displays Europe B.V.	Common stock of TPO Displays Germany GmbH.	An indirect wholly-ownedsubsidiary	(1)	100,000	54,675	100	54,675
Bright Information Holding Ltd.	Common stock of Kunpal Optoelectronics Ltd.	An indirect wholly-ownedsubsidiary	(1)	—	85,353	100	85,353
Golden Achiever International Ltd.	Common stock of Dragon Flame Industrial Ltd.	An indirect wholly-ownedsubsidiary	(1)	500	89	100	89
Golden Achiever International Ltd.	Common stock of VAP Optoelectronics (Nanjing) Corp.	An indirect wholly-ownedsubsidiary	(1)	—	(35,410)	100	(35,410)
Golden Achiever International Ltd.	Common stock of Eastern Vision Co., Ltd.	An indirect wholly-ownedsubsidiary	(1)	500	73	100	73

Note 1:   Code of general ledger accounts:

(1). Long-term investment accounted for under the equity method

(2). Financial assets carried at cost - non-current

(3). Financial assets at fair value through profit or loss - non-current

(4). Available-for-sale financial asset - non-current

Note 2:   The investment was measured at cost since it had no active market price, and its fair value cannot be measured reliably.

E. Acquisition or sale of the same security with the accumulated cost exceeding $100 million or 20% of the Company’s paid-in capital:

	Marketable			Nature	Beginning balance		Acquisition		Disposal				Ending balance
Company Name	securities type and name	Financial statement	Counter part	of relationship	Shares/ units	Amount	Shares/units	Amount	Shares/ units	Amount	Carrying value	Gain/(loss) on disposal	Shares/units	Amount

Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	122,400,000	$2,908,357	4,400,000	$131,912	—	$—	$—	$—	126,800,000	$3,040,269

Toppoly Optoelectronics (Cayman) Ltd.	TPO Displays (Nanjing) Ltd.	Long-term investments accounted for under the equity method	Note A	Note A	—	2,803,402	—	131,912	—	—	—	—	—	2,935,314

InnoJoyInvestment Corporation	ILI Technology Corporation	Available-for-sale financial asset—non-current	—	—	1,814,233	50,720	—	—	1,814,233	167,450	50,720	116,730	—	—

Rockets Holding Ltd.	Mstar Semiconductor, Inc. (Cayman)	Available-for-sale financial asset—non-current	—	—	1,668,984	37,469	—	—	1,668,984	407,904	37,469	370,435	—	—

Rockets Holding Ltd.	Excel Victory Ltd.	Long-term Investments Accounted for under the equity method	Note B	Note B	3,000,000	97,182	—	—	3,000,000	115,404	97,182	(54,622)	—	—

Warriors Technology Investments Ltd.	ILI Technology Corporation	Available-for-sale financial asset—non-current	—	—	3,381,841	100,000	—	—	3,381,841	301,800	100,000	201,800	—	—

Note A:                      The wholly-owned subsidiary increased capital through cash or was newly established.

Note B:                      The indirect wholly-owned subsidiary sold all of its share ownership to the indirect wholly-owned subsidiary of Hon Hai Precision Industry CO., Ltd.-Best Behaviour Holding Limited.

F.      Acquisition of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital: None

G.       Disposal of real estate properties exceeding $100 million or 20% of the Company’s paid-in capital: None.

H.    Purchases from or sales to related parties exceeding $100 million or 20% of the Company’s paid-in capital:

Refer to Note 11(1) and following information:

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)
Company	Counterparty	Relationship with the Company	Purchases/ sales	Amount	Percentage of purchases/ sales	Terms	Unit prices	Terms	Balance	Percentage of balance	Note
Innocom Technology (Shenzhen) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	$8,432,178	67	60 days after invoice	Cost plus	No material difference	$8,122,785	92

TPO Displays (Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Processing revenue	9,723,868	82	90 days	Cost plus	No material	6,002,888	99

Ningbo Chi Mei OptoelectronicsLtd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	57,285,304	98	60 days after goods are shipped	Cost plus	No material	30,478,825	99

Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	39,153,579	88	60 days after goods areshipped	Cost plus	No material	16,436,514	88

Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	11,428,958	96	60 days after goods are shipped	Cost plus	No material	630,492	81

Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	13,108,958	98	60 days after goods are shipped	Cost plus	No material	1,271,709	97

Ningbo Chi Hsin Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	4,012,702	100	60 days after goods are shipped	Cost plus	No material	360,643	99

Lakers Trading Ltd.	Carston Ltd.B.H.	An indirect wholly-owned subsidiary	Processing expense	1,385,199	2	60 days	Cost plus	No material	(1,252,254)	9

Lakers Trading Ltd.	Qunkang Precision Component(Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing expense	127,725	—	60 days	Cost plus	No material	—	—

Lakers Trading Ltd.	Innocom Technology (Chongqing) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Processing expense	105,215	—	60 days	Cost plus	No material	(26,492)	—

		Relationship	Transactions				Difference with general transactions		Notes and accounts receivable (payable)
Company	Counterparty	with the Company	Purchases/ sales	Amount	Percentage of purchases/ sales	Terms	Unit prices	Terms	Balance	Percentage of balance	Note
Innolux Corporation	FUSING INTERNATIONAL INC.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	$472,046	11	60 days afterinvoice	Similar withgeneral transactions	No material difference	$—	—
TPO Displays (Sinepal) Ltd.	TPO Display (Nanjing) Ltd.	An indirect wholly-owned subsidiary	Sales	1,357,933	99	60 days	Similar withgeneral transactions	No material difference	—	—
TPO Displays Hong Kong Ltd.	TPO Displays (Sinepal) Ltd.	An indirect wholly-owned subsidiary	Sales	1,329,396	2	90 days	Similar with general transactions	No material difference	—	—
TPO Displays (Shanghai) Ltd.	TPO Displays(Nanjing) Ltd.	An indirect wholly-owned subsidiary	Sales	530,098	8	60 days	Similar with general transactions	No material difference	82,261	6
Ningbo Chi Mei Ningbo OptoelectronicsLtd.	Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	841,203	1	60 days aftergoods are shipped	Similar with general transactions	No material difference	340,527	1
Ningbo Chi Mei Optoelectronics Ltd.	Ningbo Chi Hsin Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	141,732	—	60 days after goods are shipped	Similar with general transactions	No material difference	27,972
Nanhai Chi MeiOptoelectronicsLtd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	1,932,974	4	90 days after goods are shipped	Similar with general transactions	No material difference	555,736	3
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co.,Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Sales	896,968	2	120 days after goods are shipped	Similar with general transactions	No material difference	541,774	3
Innocom Technology (Chongqing) Ltd.	High Tech Electronics ComponentsInc.-Bahamas	An indirect wholly-owned subsidiary ofHon Hai Precision Industry Co., Ltd.	Sales	1,508,926	46	60 days	Similar with general transactions	No material difference	—	—
Innocom Technology(Chongqing) Ltd.	Fujun Precision Electronics(Chongqing) Ltd.	An indirect wholly-owned subsidiary ofHon Hai Precision Industry Co., Ltd.	Sales	534,767	16	90 days after invoice	Similar with general transactions	No material difference	—	—

			Transactions				Difference with general transactions		Notes and accounts receivable (payable)
Company	Counterparty	Relationship with the Company	Purchases/ sales	Amount	Percentage of purchases/ sales	Terms	Unit prices	Terms	Balance	Percentage of balance	Note
Innolux Corporation	FUSING INTERNATIONAL INC.	An indirect wholly-owned subsidiary of Hon Hai PrecisionIndustry Co., Ltd.	Purchases	$672,097	15	90 days afterinvoice	Similar withgeneral transactions	No material difference	$(20,364)	12
Ningbo Chi Mei Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	2,243,323	4	60 days after check	Similar with general transactions	No material difference	(950,566)	6
Ningbo Chi Mei Optoelectronics Ltd.	Hongfujin Precision Industry (Shenzhen)Ltd.	An indirect wholly-owned subsidiary of Hon Hai PrecisionIndustry Co., Ltd.	Purchases	661,307	1	90 days afterc heck	Similar with general transactions	No material difference	(208,028)	1
Ningbo Chi Mei Optoelectronics Ltd.	Advanced Optoelectronics Technology Inc.	A subsidiary of the Company is acorporate director of the investee	Purchases	341,612	1	90 days after check	Similar with general transactions	No material difference	(162,729)	1
Ningbo Chi Mei Optoelectronics Ltd.	Optivision Technology Inc.	A company accounted for under the cost method	Purchases	153,292	—	120 days after check	Similar with general transactions	No material difference	—	—
Ningbo Chi Mei Optoelectronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee Company accounted for under the equity method	Purchases	140,305	—	90 days after check	Similar with general transactions	No material difference	(62,499)	—
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Material Technology Corp.	Subsidiary of aninvestee company accounted for under the equity method	Purchases	4,399,545	8	90 days after check	Similar with general transactions	No material difference	(1,714,576)	11
Ningbo Chi Mei Electronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	4,752,272	9	120 days after check	Similar with general transactions	No material difference	(1,991,511)	12
Nanhai Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	435,070	1	60 days after check	Similar with general transactions	No material difference	(150,334)	1
Nanhai Chi Mei Electronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	951,435	2	60 days after check	Similar with general transactions	No material difference	(260,187)	2

		Relationship	Transactions				Difference with general transactions		Notes and accounts receivable (payable)
Company	Counterparty	with the Company	Purchases/ sales	Amount	Percentage of purchases/ sales	Terms	Unit prices	Terms	Balance	Percentage of balance	Note
Nanhai Chi Mei Optoelectronics Ltd.	GIO OptoelectronicsCorp.	Subsidiary of aninvestee company accounted for underthe equity method	Purchases	$552,239	1	60 days after check	Similar with general transactions	No material difference	$(99,731)	1
Nanhai Chi Mei Optoelectronics Ltd.	Chi Mei Materials Technology Corporation	Subsidiary of aninvestee companyaccounted for under the equity method	Purchases	1,874,724	4	60 days after check	Similar with general transactions	No material difference	(631,744)	5
Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Materials TechnologyLtd.	Subsidiary of aninvestee companyaccounted for under the equity method	Purchases	338,732	1	60 days after check	Similar with general transactions	No material difference	(11,701)	—
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optronics Co., Ltd.	An indirectwholly-owned subsidiary of ChiMei Corporation	Purchases	2,937,332	7	60 days after check	Similar with general transactions	No material difference	(1,265,229)	10
Nanhai Chi MeiCorporation	Chi Mei Optoelectronics Ltd.	A major stockholder of the Company	Purchases	395,100	1	90 days after check	Similar with general transactions	No material difference	(339,032)	3
Nanhai Chi Mei Optoelectronics Ltd.	Foshan GIO Optoelectronics Co., Ltd.	Subsidiary of aninvestee companyaccounted for under the equity method	Purchases	378,865	1	60 days after check	Similar with general transactions	No material difference	(71,204)	1
Nanhai Chi Mei Optoelectronics Ltd.	Chi Lin TechnologyCo., Ltd.	A subsidiary of Chi Mei Corporation	Purchases	231,393	1	60 days after check	Similar with general transactions	No material difference	(38,648)	—
Nanhai Chi Mei Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	241,722	2	90 days	Similar with general transactions	No material difference	(21,791)	1
Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Ltd.	An indirect wholly-owned subsidiary	Purchases	263,475	2	90 days	Similar with general transactions	No material difference	(85,253)	3
Nanhai Chi Mei Electronics Ltd.	Ningbo Chi Mei Materials TechnologyCorporation	Subsidiary of aninvesteecompanyaccounted for under the equity method	Purchases	1,100,329	10	60 days	Similar with general transactions	No material difference	(371,229)	14

							Difference with general		Notes and accounts
		Relationship	Transactions				transactions		receivable (payable)
Company	Counterparty	with the Company	Purchases/ sales	Amount	Percentage of purchases/ sales	Terms	Unit prices	Terms	Balance	Percentage of balance	Note
Ningbo Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	$448,207	3	90 days after check	Similar with general transactions	No material difference	$(119,208)	3
Ningbo Chi Mei Electronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of aninvestee company accounted for under the equity method	Purchases	123,641	1	90 days after check	Similar with general transactions	No material difference	—	—
Ningbo Chi Mei Electronics Ltd.	Ningbo Chi Mei Materials Technology Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	1,149,850	9	90 days after check	Similar with general transactions	No material difference	(286,538)	8
Ningbo Chi Mei Electronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	Purchases	395,111	3	120 days after check	Similar with general transactions	No material difference	(102,687)	3

I.    Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital as at December 31, 2012:

								Allowance
		Relationship			Overdue receivables			for doubtful
		with the	Balance of receivable	Turnover		Action adopted		accounts
Company	Counterparty	Company	from related parties	rate	Amount	for overdue accounts	Subsequent collection	provided
Lakers Trading Ltd.	Ningbo Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	$150,431	—	$85,563	Subsequent collection	$56,987	$—
Innocom Technology(Shenzhen) Ltd.	Hong Fu Jin Precision Electronics(Chongqing) Co.,Ltd.	An indirect wholly-owned subsidiary of HonHai Precision Industry Co., Ltd.	319,434	—	—	—	52,636	—
Innocom Technology(Shenzhen) Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	8,122,785	2.07	—	—	8,122,785	—
Sonics Trading Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	163,754	—	163,754	Subsequent collection	163,754	—
TPO Displays(Nanjing) Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	6,002,888	2.41	135,533	Subsequent collection	3,404,097	—
TPO Displays Japan K.K.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	348,783	—	251,752	Subsequent collection	80,855	—
TPO Displays Europe B.V.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	1,536,634	—	1,461,920	Subsequent collection	29,071	—
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	30,478,825	1.69	24,444,319	Subsequent collection	30,106,137	—
Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	340,527	2.20	57,597	Subsequent collection	306,043	—
Nanhai Chi Mei Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	16,436,514	2.06	16,436,514	Subsequent collection	16,436,514	—
Nanhai Chi Mei Optoeletronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	555,736	4.15	19,949	Subsequent collection	342,599	—
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Lin Chaun Optoelectronics Co., Ltd.	An indirect wholly-owned subsidiary of Chi Mei Corporation	541,774	2.79	102,425	Subsequent collection	96,239	—
Nanhai Chi Mei Electronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	630,492	6.78	—	—	233,980	—
Ningbo Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	1,271,709	3.61	9,761	Subsequent collection	1,271,709	—

		Relationship			Overdue receivables			Allowance for doubtful
Company	Counterparty	with the Company	Balance of receivable from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	accounts provided
Ningbo Chi Hsin OptoelectronicsLtd.	Leadtek Global Group Limited	A subsidiary of the Company	$360,643	4.93	$1,357	Subsequent collection	$360,643	$—

J.      Information on derivative transactions:

a. As of December 31, 2012, the information on derivative financial instruments of investee companies was as follows:

Investee company	Financial assets held for trading	Book value (namely fair value) TWD (in thousands)	Contract amount (in thousands)
Leadtek Global Group Limited	Foreign exchange forward contract	$(2,759)	USD (sell)	15,000
		—	JPY (buy)	1,286,130
		$(2,759)

b.          Additional disclosure:

As of December 31, 2012, the Company recognized net loss of $67,678 on derivative transactions (including net loss of $2,759 on valuation of financial assets and liabilities on December 31, 2012).

(3)         Disclosure of information on indirect investments in Mainland China

A.            Information on investments in Mainland China:

Name of investee				Balance of amount remitted from Taiwan on January 1,	Transactions during Jan. 1, 2012 ~ December 31, 2012 (in thousands of USD)		Balance of amount remitted from Taiwan as of December 31,	Ownership percentage held by the Company	Profit recognized during Jan. 1, 2012 ~ December 31,	Book value of investment as of December 31,	Profit remitted to Taiwan during Jan. 1, 2012 ~December 31,
in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	2012	Remittance out	Remittance in	2012	(Direct/indirect)	2012 (Note B)	2012	2012
Innocom Technology (Shenzhen) Ltd.	Manufacturing and production of LCD backend module	$4,762,560	Investee company located outside of Taiwan and Mainland China remits its ownfunds directly to the investee companies located in Mainland China	$4,762,560	$—	$—	$4,762,560	100	$(379,541)	$13,278,821	$—
Innocom Technology (Xiamen) Ltd.	Manufacturing and production of LCD backend module	290,400	Investee company located outside of Taiwan and Mainland China remits its ownfunds directly to the investee companies located in Mainland China	290,400	—	—	290,400	100	(6,481)	303,961	—
Innocom Technology (Jia-shan) Ltd.	Manufacturing and production of LCD backend module	522,720	Investee company located outside of Taiwan and Mainland China remits its ownfunds directly to the investee companies located in Mainland China	537,840	—	—	537,840	100	(2,963)	544,737	—
OED Company	Manufacturing andproduction of LCD backend module	188,760	Investee company located outsideof Taiwan and Mainland China remits its ownfunds directly to the investee companies located in Mainland China	58,080	—	—	58,080	6	—	58,080	—
Innocom Technology (Chongqing) Co., Ltd. (NoteE)	Manufacturing and production of LCD backend module	87,120	Investee company located outside of Taiwan and Mainland China remits its ownfunds directly to the investee companies located in Mainland China	87,120	—	—	87,120	—	92,642	—	—
Innocom Technology (Chengdu) Co., Ltd	Manufacturing and production of LCD backend module	1,103,520	Investee company located outside of Taiwan and Mainland China remits its ownfunds directly to the investee companies located in Mainland China	1,103,520	—	—	1,103,520	100	545,667	934,341	—
Ningbo Chi Mei Electronics Ltd.	Developing, manufacturing, customer service and warehousing on TFT-LCD module	2,816,880	Note D	2,816,880	—	—	2,816,880	100	27,459	1,537,862	—
Ningbo Chi Mei Optoelectronics Ltd.	Manufacturing and selling of TFT-LCD modules	9,002,400	Note D	5,227,200	—	—	5,227,200	100	615,716	20,057,603	—

Name of investee				Balance of amount remitted from Taiwan on January 1,	Transactions during Jan. 1, 2012 ~ December 31, 2012 (in thousands of USD)		Balance of amount remitted from Taiwan as of December 31,	Ownership percentage held by the Company	Profit recognized during Jan. 1, 2012 ~ December 31,	Book value of investment as of December 31,	Profit remitted to Taiwan during Jan. 1, 2012 ~December 31,
in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	2012	Remittance out	Remittance in	2012	(Direct/indirect)	2012 (Note B)	2012	2012
Nanhai Chi MeiOptoelectronicsLtd.	Manufacturing and customer serviceon TFT-LCD module	$5,604,720	Note D	$5,604,720	$—	$—	$5,604,720	100	$251,344	$7,310,760	$—
Nanhai Chi Mei Electronics Ltd.	Manufacturing and customer serviceon TFT-LCD module	5,571,600	Note D	5,571,600	—	—	5,571,600	100	118,432	6,111,921	—
Ningbo Chi Hsin Electronics Ltd.	Manufacturing and customer serviceon TFT-LCD module	871,200	Note D	871,200	—	—	871,200	100	(60,799)	520,950	—
Dongguan Chi HsinElectronics Corp.	Manufacturing and customer serviceon TFT-LCD module	468,444	Note D	468,444	—	—	468,444	100	(137,028)	401,461	—
Ningbo Chi MeiLogistics Co.,Ltd.	Warehousing service	116,160	Note D	116,160	—	—	116,160	100	(4,715)	140,122	—
Kunshan Guan Jye Electronic Co., Ltd.	Manufacturing of transformers	243,936	Note D	78,118	—	—	78,118	32	21,131	445,108	—
Foshan Chi Mei Logistics Co., Ltd.	Warehousing, testing and logistics service of TFT-LCD monitors	43,560	Note D	43,560	—	—	43,560	100	570	52,360	—
TPO Displays (Nanjing) Ltd.	Liquid crystal device (TN/STN, assembly of TFT-LCD devicemodule, not including TFT-LCD panel process	3,612,576	Note D	3,484,800	127,776	—	3,612,576	100	891,258	3,245,610	—
TPO Displays (Sinepal) Ltd.	Purchases and sales of monitor-related components	60,984	Note D	60,984	—	—	60,984	100	7,083	521,746	—
Kunpal Optoelectronics Ltd.	TFT-LCD glass thinning processing	116,160	Note D	65,834	—	—	65,834	57	(3,067)	85,353	—
VAP Optoelectronics (Nanjing)Corp.	Selling and customer service of LCD module, back light moduleand related component	191,664	Note D	8,712	—	—	8,712	100	170,647	(35,410)	—

Name of investee				Balance of amount remitted from Taiwan on January 1,	Transactions during Jan. 1, 2012 ~ December 31, 2012 (in thousands of USD)		Balance of amount remitted from Taiwan as of December 31,	Ownership percentage held by the Company	Profit recognized during Jan. 1, 2012 ~ December 31,	Book value of investment as of December 31,	Profit remitted to Taiwan during Jan. 1, 2012 ~December 31,
in Mainland China	Main activities of investee	Capital (Note A)	Method of investment	2012	Remittance out	Remittance in	2012	(Direct/indirect)	2012 (Note B)	2012	2012
TPO DisplaysShanghai Ltd.	Liquid crystaldevices	$609,840	Note D	$—	$—	$—	$—	100	$188,826	$305,544	$—
Amlink(Shanghai) Ltd.	Manufacturing and selling of power supply, modem, ADSL, and other IT equipment	290,400	Note D	290,400	—	—	290,400	47	10,831	1,133,750	—

B. Information on investments in Mainland China (Note C):

Company	Accumulated amount wired out from Taiwan to mainland China as of the end of the year	Investment amount approved by FIC of MOEA	Ceiling of investment amount of the Company
Innolux Corporation	$32,648,116	$49,230,914	$—

C.	Significant transactions with investee in Mainland China:
The significant transactions between the Company and the investee companies were eliminated in these financial statements and shown in Notes 5(2) and 11(1)2 ` 7 ` 8.
Note A: The relevant figures were listed in NT$. Where foreign currencies were involved, the figures were converted to NT$ using exchange rate.
Note B: Profit or loss recognized for the year ended December 31, 2012 was audited by independent accountants.

Note C: Pursuant to the Jing-Shen-Zi Letter No. 10100485600 of the Ministry of Economic Affairs, R.O.C., dated June 29, 2012, as the Company has obtained the certificate of conforming to the business scopeof headquarters, issued by the Industrial Development Bureau, MOEA, the investment ceiling regulation for Taiwan-based companies investing in Mainland China is not applicable to the Company.

Note D: The company was acquired from the merger. The way of investment in Mainland China was through an existing company in third area.
Note E: Pursuant to the Jing-Shen-Zi Letter No. 10100423730 of the Ministry of Economic Affairs, R.O.C., the company had disposed the Innocom Technology (Chongqing) Co., Ltd in December 2012.

L.              Operating Segment Information

In accordance with R.O.C. SFAS No. 41, operating segment information is further disclosed in the consolidated financial statements.

INNOLUX CORPORATION

(formerly Chimei Innolux Corporation)

Cash and cash equivalents

(December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Items	Summary					Amount
Cash on hand						$547
Bank deposits
Savings deposits						389,602
Foreign currency deposits	USD	382,594	In thousands	Exchangerate	29.040	11,110,538
	JPY	912,570	In thousands	Exchangerate	0.3364	306,989
	EUR	2,910	In thousands	Exchangerate	38.49	111,991
	HKD	759	In thousands	Exchangerate	3.747	2,842
	KRD	66,684	In thousands	Exchangerate	0.0271	1,807
Time deposits	USD	300,000	In thousands	Exchangerate	29.040	8,712,000
						20,636,316
Cash equivalents - Repurchase bonds						4,300,000
						$24,936,316

INNOLUX CORPORATION

(formerly Chimei Innolux Corporation)

Accounts receivable

(December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

	Items	Summary	Amounts	Note
	Non-related party
	APPLE INC.		$9,444,026
	Interface Optoelectronics(Shenzhen)		5,043,398
	Dell Global B.V.(Singapore branch)		3,831,039
	Lenovo Computer Limited		3,741,194
	Others		47,717,743	Balance of individual customer is no more than 5% of the amounts of such items
			69,777,400
Less:	allowance for doubtful accounts		(117,036)
	Allowance for sales returns and discounts		(438,317)
			$69,222,047

INNOLUX CORPORATION

(Formerly Chimei Innolux Corporation)

Inventories

(December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Items	Summary	Cost	Market value	Note
Raw materials and supplies		$3,377,656	$3,129,058	Netrealizable values as market value
Work in process		23,840,770	22,169,688	Net realizable values as market value
Finished goods		12,176,421	13,484,228	Net realizable values as market value
		39,394,847	$38,782,974
Less: Allowance for scrap, obsolescence andprice decline		(4,017,729)
		$35,377,118

INNOLUX CORPORATION

(formerly Chimei Innolux Corporation)

Changes in long-term equity investment

(January 1, 2012 to December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

	Beginning balance		Increase for the period		Decrease for the period		Ending balance			Market value or net equity value
Company	Number of shares (in thousands)	Amounts	Number of shares (in thousands)	Amounts (Note A)	Number of shares (in thousands)	Amounts (Note B)	Number of shares (in thousands)	Percentage	Amounts	Unit prices	Total	Basis of evaluation
INNOLUX HOLDING LTD.	237,944	$16,725,751	—	$859,022	—	$(1,047,355)	237,944	100%	$16,537,418	—	$16,537,418	Equity method	None
InnoJoy InvestmentCorporation	70,000	864,662	26,433	536,592	—	—	96,433	100%	1,401,254	—	1,401,254	“	“
InnoFun Investment Corporation	20,000	396,999	—	5,772	20,000	(402,771)	—	—	—	—	—	“	“
TPO Hong Kong Holding Ltd.	1,158,844	2,003,032	—	401,349	—	(293,469)	1,158,844	100%	2,110,912	—	2,112,539	“	“
Toppoly Optoelectronics(B.V.I) Ltd.	122,430	2,630,838	4,400	1,029,126	—	(128,296)	126,830	100%	3,531,668	—	3,767,340	“	“
Landmark International Ltd.	660,100	34,392,518	—	1,028,742	—	(1,391,072)	660,100	100%	34,030,188	—	34,941,677	“	“
Leadtek Global Group Limited.	160,005	515,151	—	1,003,475	—	(249,352)	160,005	100%	1,269,274	—	1,505,993	“	“
Yuan Chi InvestmentCo., Ltd.	—	1,248,885	—	775	—	(82,589)	—	100%	1,167,071	—	1,455,259	“	“
Chi Mei Optoelectronics Japan Co., Ltd.	—	1,815,106	—	64,220	—	(221,478)	—	100%	1,657,848	—	1,509,913	“	“
Gold Union InvestmentsLimited	46,131	1,018,226	—	—	—	(240,315)	46,131	100%	777,911	—	922,445	“	“
Keyway Investment Management Limited	6,501	272,342	—	—	—	(13,285)	6,501	100%	259,057	—	221,398	“	“
Chi Mei Optoelectronics Europe B.V.I	—	126,947	—	10,560	—	—	—	100%	137,507	—	132,721	“	“
Chi Mei El Corporation	40,500	(1,015,018)	115,000	1,164,040	—	(108,488)	155,500	97%	40,534	—	69,012	“	“
Chi Mei LightingTechnologyCorporation	78,196	1,844,312	—	—	—	(1,328,313)	78,196	34%	515,999	—	515,999	“	“
Jetronics International Corp.	2,690	251,217	—	—	—	(17,325)	2,690	32%	233,892	—	178,295	“	“
GIO OptoelectronicsCorporation	63,522	606,172	—	—	—	(97,252)	63,522	24%	508,920	—	155,597	“	“
Contrel TechnologyCo., Ltd.	17,009	465,036	—	15,181	—	(27,762)	17,009	13%	452,455	—	219,553	“	“
Ampower Holding Ltd.	14,063	1,566,322	—	23,560	—	(118,594)	14,063	47%	1,471,288	—	873,873	“	“
Chi Mei MaterialsTechnologyCorporation	71,558	1,339,150	6,200	409,123	—	(135,628)	77,758	16%	1,612,645	—	1,462,005	“	“
Others	—	81,568	—	46,525	—	(70,216)	—	—	157,877	—	338,309	“	“
		$67,149,216		$6,598,062		$(5,973,560)			67,873,718		$68,320,600
Plus: Long-term equity investments credit balance reclassified as other liabilities		1,187,177		—		(1,187,177)			—
		$68,336,393		$6,598,062		$(7,160,737)			$67,873,718

Note A:       Increase for the period included cost, investment income accounted for under the equity method, cumulative translation adjustment and investee company’s unrealized gain on financial instruments.

Note B:       Increase for the period included disposal cost, investment loss accounted for under the equity method, cumulative translation adjustment, cash dividends allocated and investee company’s unrealized loss on financial instruments.

INNOLUX CORPORATION

(formerly Chimei Innolux Corporation)

Changes in cost of fixed assets

(For the year ended December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Items	Beginning balance	Increase for the period (Note A)	Decrease for the period	Transfer for the period (Note B and C	Ending balance
Cost:
Land	$3,852,792	$—	$—	$—	$3,852,792
Buildings and improvements	145,212,032	—	(59,401)	6,429,733	151,582,364
Machinery	300,230,710	—	(48,376)	44,874,889	345,057,223
Testing equipment	4,244,292	—	(11,606)	1,543,132	5,775,818
Transportation equipment	76,525	—	(796)	11,627	87,356
Office equipment	813,707	—	(2,917)	37,131	847,921
Leased assets	2,031,471	—	—	19,352	2,050,823
Leasehold improvements	77,692	—	(2,359)	198,087	273,420
Other equipment	1,134,100	—	(36,864)	111,038	1,208,274
Construction in progress and prepayments for equipment	61,090,098	17,636,190	—	(56,621,264)	22,105,024
	518,763,419	$17,636,190	$(162,319)	$(3,396,275)	532,841,015
Accumulated depreciation:
Land	(28,273,002)	$(14,182,788)	$9,739	$208	(42,445,843)
Buildings	(142,324,351)	(57,012,244)	31,288	(129,310)	(199,434,617)
Machinery and equipment	(2,651,186)	(670,275)	9,546	137,533	(3,174,382)
Testing equipment	(34,691)	(13,400)	384	—	(47,707)
Transportation equipment	(463,415)	(158,759)	1,324	30	(620,820)
Office equipment	(1,790,651)	(99,338)	—	(44,722)	(1,934,711)
Leased assets	(55,097)	(45,924)	2,182	177	(98,662)
Leasehold improvements	(558,286)	(223,114)	36,244	(151)	(745,307)
	(176,150,679)	$(72,405,842)	$90,707	$(36,235)	(248,502,049)
	$342,612,740				$284,338,966

Provide collateral or pledge

Building, machinery and equipment, testing equipment, other equipment, leased assets,construction in progress and prepayments for equipment and deferred fees were provided to the financial institutions as guarantees of long-term bank loan facilities. For details, please refer to Note F.

Note A: including increase in fixed assets and deferred expenses.

Note B: including construction in progress and prepayments for equipment reclassified as fixed assets, deferred expenses, non-operating assets and fees.

Note C: Transfer of leased assets for the period referred to current amortization of unrealized leased back gain or loss.

INNOLUX CORPORATION

(formerly Chimei Innolux Corporation)

Accounts payable

(December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Items	Summary Amounts	Note
Non-related party
CENERAL INTERFACE SOLUTION LIMITED	$11,079,834
APPLE INC.	4,165,123
AGC Display Glass Taiwan Co., Ltd.	3,660,894
Corning Display Technologies Taiwan	2,895,935
Others	29,917,930	Balance of individual customer is no more than 5% of the amounts of such items
	$51,719,716

INNOLUX CORPORATION

(formerly Chimei Innolux Corporation)

Accrued expenses

(December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Items	Amounts	Note
Processing costs payable	$9,026,702
Salaries and bonuses payable	2,147,331
Charges for utilities payable	1,001,173
Others	4,569,613	Balance of individual customer is no more than 5% of the amounts of such items
	$16,744,819

INNOLUX CORPORATION

(formerly Chimei Innolux

Corporation)

Long-term loans

(December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Categories of loans	Creditor/ Management bank	Terms	Range of interest rates	Amounts
Credit loans	First Commercial Bank,Liancheng Branch	2010/03~2013/12	2.35%~2.7%	$2,918,320
	Land Bank of Taiwan,Chu Tung Branch	2010/02~2013/12	2.81%	2,950,000
	Taiwan Business Bank, Hsinchu Science Based Industrial Park Branch	2010/03~2013/12	2.222%	500,000
	Bank of Taiwan, Tainan Branch	2010/03~2013/12	2.795%	5,680,000
	Bank of Taiwan, Toufen Branch	2010/03~2013/12	1.7%~2.795%	3,171,200
	Mega International Commercial Bank, Hsinchu Science Park Chu-tsuen Branch	2011/01~2013/12	2.575%~2.8%	6,406,560
	Tainan Cooperative Bank, Tuheng Branch	2010/02~2013/12	2.10%	2,482,920
	Tainan Cooperative Bank, Taipei Branch	2010/01~2013/12	1.95%	1,200,000
	EnTie Commercial Bank,Taoyuan & Hsinchu Region	2010/01~2013/12	2.53%	700,000
	BNP Paribas Taipei Branch	2010/04~2013/12	3.60%	351,385
	Cathay United Bank, Corporate Finance	2009/09~2013/12	2.435%	1,000,000
	Hu Nan Bank, Tainann Branch	2010/09~2013/12	2.1~~%~~~2.12%	2,100,000
	Chang Hwa Bank, Panchiao Branch	2010/12~2013/12	2.09%~2.6082%	1,653,120
	Far Eastern International Bank-TaoyuanCorporate Finance Center	2010/02~2013/12	3.10%	970,000
	First Commercial Bank, Hsinchu-Science-Park Branch	2010/03~2013/12	2.344%	950,000
	Land Bank of Taiwan - Tainan Branch	2011/6~2013/12	2.41%	700,000
	Mitsubishi Tokyo UFJ Bank Taipei Branch	2011/9~2013/12	1.55%	570,000
	Bank of Nova Scotia	2011/12~2013/12	2.1987%	300,000
	Taishin Bank	2011/12~2013/12	2.80%	300,000
	Tainan Cooperative Bank, Chuke Branch	2011/12~2013/12	2.60%	1,200,000
	Crédit Agricole CIB	2011/10~2013/12	2.61%	200,000
	DBS	2011/6~2013/12	2.98%	850,000
	Kaohsiung Branch of Mizuho Bank	2011/6~2013/12	2.12%~2.2%	1,750,000
	Deutsche Bank Ag, Taipei Branch	2011/5~2013/12	2.33%	1,100,000
				40,003,505
Guaranteed commercial papers	Mega Bills	2012/11~2015/07	1.945%	134,952
	International Bills	2012/11~2015/07	1.945%	101,939
	China Bills	2012/11~2015/07	1.945%	101,889
	China Trust	2012/11~2015/07	1.945%	26,970
				365,750

Collateral or guarantees

Secured fixed assets and deferred fees.Please refer to Note F.

INNOLUX CORPORATION (formerly Chimei Innolux Corporation)

Long-term loans

(December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Categories of loans	Creditor/ Management bank	Terms	Range of interest rates	Amounts	Collateral or guarantees
Long-term mortgaged syndicated bank loans	Mega International Commercial Bank and 20 others - mortgaged syndicated bank loans	2008/11~2016/11	2.1670%	$12,681,000
	Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2009/09~2016/11	0.8914%~0.9197%	3,067,205
	Mega International Commercial Bank and 20 others - mortgaged syndicated bank loans	2010/05~2016/11	2.3742%	45,960,000
	Mega International Commercial Bank and 12 others - mortgaged syndicated bank loans	2005/03~2015/03	2.2316%	595,000
	China Trust Commercial Bank and 10 others -mortgaged syndicated bank loans	2008/09~2016/08	3.2063%	3,145,000
	China Trust Commercial Bank and 13other banks and financial institutions — mortgaged syndicated bank loans	2006/09~2015/07	1.0041%~1.036%	762,960
	China Trust Commercial Bank and 34 other banks and financial institutions — mortgaged syndicated bank loans	2006/06~2015/07	2.2632%	8,624,491
	Bank of Taiwan and 18 others — mortgaged syndicated bank loans	2008/10~2016/11	1.0782%	3,280,387
	Bank of Taiwan and 33 others — mortgaged syndicated bank loans	2006/11~2016/11	2.2842%	18,463,000
	Bank of Taiwan and 21 others — mortgaged syndicated bank loans	2008/09~2016/08	2.4368%	29,413,965
	Bank of Taiwan and 18 others — mortgaged syndicated bank loans	2010/03~2016/09	2.4389%	38,285,689
				164,278,697

Less: administrative expenses charged by syndicated banks				(385,690)
Less: current portion due within one year				(65,343,741)
				$138,918,521

INNOLUX CORPORATION

(formerly Chimei Innolux Corporation)

Operating revenue

(January 1, 2012 to December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Items	Units (in thousands)	Amounts
TFT-LCD products	538,880	$465,161,989
Others	—	6,362,385
		$471,524,374

INNOLUX CORPORATION

(formerly Chimei Innolux Corporation)

Operating costs

(January 1, 2012 to December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Items	Amounts
Beginning raw materials	$7,878,245
Current materials purchased	201,043,950
Less: Ending raw materials	(3,377,656)
Transferred to costs	(5,423,263)
Materials scrapped	(143,187)
Materials disposed	(33,521,763)
Inventories shortage	(19,693)
Others	21,134
Current materials consumed	166,457,767
Direct labor	7,619,150
Manufacturing costs	254,832,280
Current manufacturing costs	428,909,197
Plus: Beginning goods in process	33,520,634
Current materials purchased	3,155,767
Less: Ending goods in process	(23,840,770)
Transferred to costs	(838,993)
Warranty consumption	(48,927)
Goods in process scrapped	(65,273)
Inventories shortage	(1,094)
Others	1,159
Current costs of finished goods	440,791,700
Plus: Beginning finished goods	14,982,953
Current purchases of finished goods	3,581,744
Inventories surplus	752
Less: Transferred to costs	(173,485)
Finished goods scrapped	(3,074)
Warranty consumption	(546,368)
Samples disposed	(1,406,542)
Ending finished goods	(12,176,421)
Others	(1,060)
Cost of sales	445,050,199
Plus: Costs of sales of materials	33,521,763
Costs of sales of samples	1,406,542
Loss on inventory obsolescence	211,534
Inventories surplus	20,035
Less: Revenue on disposal of scrapped materials	(162,964)
Reversal of provision for scrap, obsolescence and price decline of inventories	(1,650,000)
Operating costs	$478,397,109

INNOLUX CORPORATION

(formerly Chimei Innolux Corporation)

Manufacturing costs

(January 1, 2012 to December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Items	Amounts	Note
Processing fees	$153,904,611
Depreciation and amortization	73,371,971
Other expenses	27,555,698	Balance of individual customer is no more than 5% of the amounts of such items
	$254,832,280

INNOLUX CORPORATION

(formerly Chimei Innolux Corporation)

Operating Expenses

(January 1, 2012 to December 31, 2012)

(Amounts expressed in thousands of New Taiwan dollars)

Items	Sales and marketing expenses	General and administrative expenses	Research and development expenses	Total	Note
Salaries	$453,436	$1,176,671	$2,778,326	$4,408,433
Entitlement expenditure	—	—	2,702,679	2,702,679
Amortization	25,550	558,458	1,848,110	2,432,118
Indirect material	1,253	56,663	1,285,374	1,343,290
Depreciation expenses	38,931	439,788	706,781	1,185,500
Other expenses	891,658	2,572,056	1,429,768	4,893,482	Balance of individual customer is no more than 5% of the amounts of such items
	$1,410,828	$4,803,636	$10,751,038	$16,965,502

INNOLUX CORPORATION

STAND ALONE FINANCIAL STATEMENTS AND

REPORT OF INDEPANDENT ACCOUNTANTS

FOR THE YEARS 2012 AND 2013

(STOCK CODE: 3481)

Company Address:     No. 160, Kesyue Rd., Jhunan Science Park, Miaoli County

Tel: (037) 586-000

INNOLUX CORPORATION

STAND ALONE FINANCIAL STATEMENTS AND REPORT OF INDEPENDENT

ACCOUNTANTS

FOR THE YEARS 2012 AND 2013

CONTENTS

Items		Page	Notes to Stand Alone Financial Statements
I.	Cover	1	—
II.	Contents	2 - 3	—
III.	Report of Independent Accountants	4	—
IV.	Stand Alone Balance Sheets	5 - 6	—
V.	Stand Alone Income Statements	7	—
VI.	Stand Alone Statements of Changes in Stockholder’s Equity	8	—
VII.	Stand Alone Statements of Cash Flows	9 - 10	—
VIII.	Notes to Stand Alone Financial Statements	11 ~ 101	—
	(1) History and Organization	11	1
	(2) The Date of Authorization for Issuance of Stand Alone Financial Statements and Procedures for Authorization	11	2
	(3) Application of New Standards, Amendments and Interpretations	11 - 15	3
	(4) Summary of Significant Accounting Policies	15 ~ 24	4
	(5) Critical Accounting Judgments, Estimates and Key Sources of Assumption Uncertainty	24 - 25	5
	(6) Details of Significant Accounts	25 - 55	6
	(7) Related Party Transactions	55 - 58	7
	(8) Pledged Assets	58	8
	(9) Significant Contingent Liabilities and Unrecognized Contract Commitments	58 ~ 61	9
	(10) Significant Catastrophe	61	10

Report of Independent Accountants

To the Board of Directors and Stockholders of Innolux Corporation

We have audited the accompanying stand alone balance sheets of Innolux Corporation as of December 31, 2013, December 31, 2012 and January 1, 2012, and the related stand alone income statements, of changes in stockholders’ equity and of cash flows for the years ended December 31, 2013 and 2012. These stand alone financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these stand alone financial statements based on our audits. Some of the Company’s investments accounted for under the equity method for the years ended December 31, 2013 and 2012 are based on the financial statements audited by other accountants engaged by the Company. We did not audit these financial statements. Based on the comprehensive income (including share of comprehensive income of subsidiaries, associates and joint ventures accounted for under equity method and share of other comprehensive income of subsidiaries, associates and joint ventures accounted for under equity method) accounted for under financial statements for the years ended December 31, 2013 and 2012 audited by other accountants, we recognized income of NT$ 451,716,000 and NT$ loss of 203,347,000, respectively. As at December 31, 2013, December 31,2012 and January 1, 2012, the related long-term equity investments balance amounted to NT$ 2,618,196,000, NT$ 2,736,102,000 and NT$ 4,778,074,000, respectively.

We conducted our audits in accordance with the “Rules Governing the Examination of Financial Statements by Certified Public Accountants” and generally accepted auditing standards in the Republic of China. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the reports of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the reports of other auditors, these stand alone financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Innolux Corporation as of December 31, 2013, December 31, 2012 and January 1, 2012, and financial results and cash flows for the years ended December 31, 2013 and 2012 in conformity with the “Rules Governing the Preparation of Financial Statements by Securities Issuers”.

As of December 31, 2013, Innolux Corporation’s current liabilities have exceeded its current assets by NT$149,139,242,000. As set forth in Note 12(4), management has designed a turnaround plan which aims to improve the Company’s operations and financial position.

PricewaterhouseCoopers, Taiwan

Certified Public Accountants	Han Wu Hsiao, Chun-Yuan

February 17, 2014

Innolux Corporation

Stand Alone Balance Sheets

December 31, 2013, December 31, 2012 and January 1, 2012

(Amounts expressed in thousands of New Taiwan Dollars)

			December 31, 2013		December 31, 2012		January 1, 2012
	Assets	Notes	Amount	%	Amount	%	Amount	%
	Current Assets
1100	Cash and cash equivalents	6(1)	$27,604,892	6	$24,936,316	5	$24,594,328	4
1110	Financial assets at fair value through profit or loss - current	6(2)	227,703	—	68,248	—	639,995	—
1125	Available-for-sale financial assets - current	6(3)	—	—	40,230	—	17,484	—
1170	Accounts receivable, net	6(6)	63,763,265	13	69,222,047	12	52,192,726	8
1180	Accounts receivable, net - related parties	7	2,409,842	—	12,554,977	2	18,888,171	3
1200	Other receivables	6(6)	609,036	—	786,475	—	2,610,880	1
1210	Other receivables - related parties	7	787,951	—	1,335,842	—	942,260	—
I30X	Inventories	6(7)	39,510,209	8	35,377,118	6	50,714,103	8
1410	Prepayments		849,108	—	269,100	—	269,398	—
1460	Non-current assets classified as held for sale, net	6(12)	—	—	—	—	541,633	—
1476	Other financial assets - current	8	2,485,841	1	2,547,108	1	3,338,525	1
1479	Other current assets - others		26,684	—	16.812	—	100,740	—
11XX	Total Current Assets		138,274,531	28	147,154,273	26	154,850,243	25
	Non-current Assets
1523	Available-for-sale financial assets - non-current	6(3)	1,824,122	—	1,852,935	1	1,580,583	—
1543	Financial assets carried at cost - non-current	6(4)	—	—	198,490	—	198,490	—
1550	Investments accounted for under the equity method	6(8)	67,860,212	14	67,574,495	12	68,355,315	11
1600	Property, plant and equipment	6(9), 7 and 8	233,557,614	47	287,051,335	52	344,369,258	55
1760	Investment property, net	6(10)	706,850	—	720,023	—	718,874	—
1780	Intangible assets	6(11)	21,114,443	4	22,796,701	4	24,546,275	4
1840	Deferred income tax assets	6(29)	17,835,399	4	17,359,814	3	15,048,359	3
1980	Other financial assets - non-current	8	12,327,722	3	12,355,936	2	12,319,333	2
1990	Other financial assets - others		57,553	—	179,021	—	114,013	—
15XX	Total other Assets		355,283,915	72	410,088,750	74	467,250,500	75
1XXX	Total Assets		$493,558,446	100	$557,243,023	100	$622,100,743	100

(Continued)

Innolux Corporation

Stand Alone Balance Sheets

December 31, 2013, December 31, 2012 and January 1, 2012

(Amounts expressed in thousands of New Taiwan Dollars)

			December 31, 2013		December 31, 2012		January 1, 2012
	Liabilities and Equity	Notes	Amount	%	Amount	%	Amount	%
	Current Liabilities
2100	Short-term loans	6(13)	$1,943,565	—	—	—	$9,981,000	2
2110	Short-term notes payable	6(14)	—	—	699,430	—	1,999,246	—
2120	Financial liabilities at fair value through profit or loss - current	6(2)	689,097	—	1,235,546	—	46,311	—
2170	Accounts payable		29,023,925	6	51,719,716	10	62,300,436	10
2180	Accounts payable - related parties	7	81,977,746	17	89,300,098	16	102,762,436	16
2200	Other payables	7 and 9	14,747,469	3	24,399,808	5	15,797,398	3
2250	Provision for liabilities - current	6(19)	2,292,511	—	1,134,776	—	506,397	—
2320	Long-term liabilities due within one year or one operating cycle	6(16)	155,569,218	32	68,323,741	12	186,324,243	30
2399	Other current liabilities - other		1,170,242	—	1,352,311	—	783,665	—
21XX	Total current Liabilities		287,413,773	58	238,165,426	43	380,501,132	61
	Non-current liabilities
2500	Financial assets at fair value through profit or loss - non-current	6(2)	—	—	289	—	—	—
2510	Hedging derivative liabilities - non-current	6(5)	21,918	—	391,630	—	736,952	—
2530	Corporate bonds payable	6(15)	—	—	—	—	2,000,000	1
2540	Long-term loans	6(16)	—	—	138,916,148	25	31,169,610	5
2570	Deferred income tax liabilities	6(29)	909,708	—	1,130,767	—	518,894	—
2670	Other non-current liabilities - other	6(17) and 9	12,169,818	3	8,814,903	2	11,368,840	2
25XX	Total Non-current Liabilities		13,101,444	3	149,253,737	27	45,794,296	8
2XXX	Total Liabilities		300,515,217	61	387,419,163	70	426,295,428	69
	Equity
	Share capital	6(20)
3110	Common share capital		91,094,288	18	79,129,708	14	73,129,708	12
	Capital Surplus	6(18)(21)
3200	Capital Surplus		96,058,741	19	119,677,980	21	191,846,638	31
	Retained Earnings	6(22)
3310	Legal reserve		2,328,981	1	2,328,981	—	2,328,981	—
3350	Unallocated earnings (Accumulated deficit)		5,092,716	1	(27,308,220)	(5)	(69,283,833)	(11)
	Other equity	6(23)
3400	Other equity		(1,531,497)	—	(4,004,589)	—	(2,216,179)	(1)
3XXX	Total Equity		193,043,229	39	169,823,860	30	195,805,315	31
	Significant contingent liabilities and unrecognized contract commitments	9
	Commitments
	Significant Subsequent Events	6(16) and 11
	Total liabilities and equity		$493,558,446	100	$557,243,023	100	$622,100,743	100

The accompanying notes are an integral part of these stand alone financial statements. See report of independent accountants dated February 17, 2014.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Head of Accounting Department: Jin-Yuan Zhang

Innolux Corporation

Stand Alone Income Statements

For the Years Ended December 31, 2013 and 2012

(Amounts expressed in thousands of New Taiwan Dollars, except for earnings (loss) per share expressed in New Taiwan

Dollars)

			2013		2012
	Items	Notes	Amount	%	Amount	%
4000	Sales income	7	$419,738,269	100	$471,524,374	100
5000	Sales costs	6(7)(27)(28) and 7	(392,206,451)	(93)	(478,640,532)	(101)
5900	Gross profit (loss) from operation		27,531,818	7	(7,116,158)	(1)
	Operating Costs	6(27)(28)
6100	Marketing expenses		(1,105,609)	—	(1,427,910)	(1)
6200	Administrative expenses		(3,997,111)	(1)	(4,851,907)	(1)
6300	Research and development expenses		(11,128,979)	(3)	(10,853,307)	(2)
6000	Total Operating Expenses		(16,231,699)	(4)	(17,133,124)	(4)
6900	Operating Profit (loss)		11,300,119	3	(24,249,282)	(5)
	Non-operating Income and expense
7010	Other income	6(24)	1,222,075	—	1,650,043	—
7020	Other profit and loss	6(2)(3)(8)(9)(12)(25)	(8,950,438)	(2)	(6,097,210)	(1)
7050	Financial costs	6(5)(6)(26)	(4,369,834)	(1)	(5,565,043)	(1)
7070	Profit and loss attribute to subsidiaries, connected parties and joint ventures accounted for under equity method		5,233,229	1	2,580,530	—
7000	Total Non-operating Income and Gains		(6,864,968)	(2)	(7,431,680)	(2)
7900	Net profit (loss) before tax		4,435,151	1	(31,680,962)	(7)
7950	Income tax profit	6(29)	667,417	—	1,781,726	1
8200	Net profit (loss) for the period		$5,102,568	1	$(29,899,236)	(6)
	Other comprehensive income (net)
8310	Financial statements translation differences of foreign operations		$2,703,765	1	$(2,775,550)	(1)
8325	Unrealized loss (profit) of available-for-sale financial assets	6(3)	(223,008)	—	275,477	—
8330	Cash flow hedging	6(5)	79,477	—	226,109	—
8360	Actuarial loss of defined benefit plan	6(17)	(11,870)	—	(583)	—
8380	Other comprehensive income (loss) attribute to subsidiaries, connected parties and joint ventures accounted for under equity method		275,902	—	568,477	—
8399	Income tax related to other comprehensive income (loss) components	6(29)	26,242	—	(82,824)	—
8300	Other comprehensive income (loss) after tax for the period. net		$2,850,508	1	$(1,788,894)	(1)
8500	Total comprehensive income (loss) for the period		$7,953,076	2	$(31,688,130)	(7)

	Earnings (loss) per share	6(30)
9750	Basic earning per share		$0.57			$(4.00)
9850	Diluted earning per share		$0.57			$(4.00)

The accompanying notes are an integral part of these stand alone financial statements. See report of independent accountants dated February 17, 2014.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Head of Accounting Department: Jin-Yuan Zhang

Innolux Corporation

Stand Alone Statements of Changes in Equity

January 1 to December 31, 2012 and 2013

(Amounts expressed in thousands of New Taiwan Dollars)

		Capital Reserve				Retained Earnings		Other interests
	Common share capital	Capital reserve – Issuance premium	Capital reserve – Changes in net equity attributable to connect parties and joint ventures accounted for under equity method	Capital reserve -Employee stock option	Capital reserve – restricted employee stock	Legal reserve	Undistributed earnings(Accumulated deficient)	Financial statements translation differences of foreign operations	Profit and loss on available-for-sale financial assets	Profit (loss) on effective hedging component of hedging instruments under cash flow hedging	Compensation not vested to employee yet	Total
2012
As at January 1	$73,129,708	$190,599,266	$—	$1,247,372	$—	$2,328,981	$(69,283,833)	$—	$(2,446,219)	$230,040	$—	$195,805,315
Issuance of new shares upon cash injection	6,000,000	(600,000)	—	—	—	—	—	—	—	—	—	5,400,000
Loss compensation by capital reserve of undistributed earnings	—	(71,983,820)	—	—	—	—	71,983,820	—	—	—	—	—
Share-based payment	—	42,600	—	348,321	—	—	—	—	—	—	—	390,921
Employee stock options expired	—	7,946	—	(7,946)	—	—	—	—	—	—	—	—
Changes in net equity of associated companies accounted for under equity method	—	—	24,241	—	—	—	(108,487)	—	—	—	—	(84,246)
Net loss for 2012	—	—	—	—	—	—	(29,899,236)	—	—	—	—	(29,899,236)
Other comprehensive income (loss) for 2012	—	—	—	—	—	—	(484)	(2,818,705)	836,706	193,589	—	(1,788,894)
As at December 31	$79,129,708	$118,065,992	$24,241	$1,587,747	$—	$2,328,981	$(27,308,220)	$(2,818,705)	$(1,609,513)	$423,629	$—	$169,823,860

2013
As at January 1	$79,129,708	$118,065,992	$24,241	$1,587,747	$—	$2,328,981	$(27,308,220)	$(2,818,705)	$(1,609,513)	$423,629	$—	$169,823,860
Loss compensation by capital reserve of undistributed earnings	—	(27,308,220)	—	—	—	—	27,308,220	—	—	—	—	—
Issuance of global depositary receipts for cash	11,250,000	3,269,051	—	—	—	—	—	—	—	—	—	14,519,051
Issuance of new restricted shares to employees	725,260	—	—	—	187,212	—	—	—	—	—	(754,166)	158,306
Cancellation of restricted shares to employees	(10,680)	—	—	—	10,680	—	—	—	—	—	—	—
Share-based payment	—	42,263	—	147,713	—	—	—	—	—	—	366,898	556,874
Employee stock options lapsed	—	37,525	—	(37,525)	—	—	—	—	—	—	—	—
Changes in net equity of associates accounted for under equity method	—	—	32,062	—	—	—	—	—	—	—	—	32,062
Net profit for 2013	—	—	—	—	—	—	5,102,568	—	—	—	—	5,102,568
Other comprehensive income (loss) for 2013	—	—	—	—	—	—	(9,852)	2,740,631	65,168	54,561	—	2,850,508
As at December 31	$91,094,288	$94,106,611	$56,303	$1,697,935	$197,892	$2,328,981	$5,092,716	$(78,074)	$(1,544,345)	$478,190	$(387,268)	$193,043,229

The accompanying notes are an integral part of these stand alone financial statements. See report of independent accountants dated February 17, 2014.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Head of Accounting Department: Jin-Yuan Zhang

Innolux Corporation

Stand Alone Statements of Cash Flows

January 1 to December 31, 2012 and 2013

(Amounts expressed in thousands of New Taiwan Dollars)

	2013	2012

CASH FLOWS FROM OPERATING ACTIVITIES
Net profit (loss) before tax for the period	$4,435,151	$(31,680,962)
Adjustments
Items not affecting cash flow income
Depreciation and amortization expenses	71,068,428	77,078,294
Compensation cost of share-based payment	556,874	390,921
Profit and loss attributable to subsidiaries and associates accounted for under equity method	(5,233,229)	(2,580,530)
(Profit) Loss on disposal of investments	(18,366)	224,892
Impairment loss	204,721	908,696
Loss on disposal of property, plant and equipment	6,065	32,138
Interest income	(112,782)	(77,448)
Dividend income	(43,822)	(67,444)
Interest expenses	4,318,564	5,049,659
Unrealized exchange gains	(468,215)	(204,272)
Changes in assets and liabilities relating to operating activities
Net changes in assets relating to operating activities
Financial assets and liabilities at fair value through profit or loss	(706,193)	1,761,271
Accounts receivable	5,437,335	(17,029,321)
Accounts receivable - related parties	10,145,135	6,333,194
Other receivables	194,789	1,829,244
Inventories	(4,133,091)	15,336,985
Prepayments	(580,008)	(78,517)
Other current assets - current	(9,872)	83,928
Net changes in liabilities relating to operating activities
Hedging derivative financial liabilities	(290,235)	(119,213
Accounts payable	(22,695,791)	(10,580,720)
Accounts payable - related parties	(7,322,352)	(13,462,338)
Other payables	(9,287,093)	7,693,298
Provision for liabilities - current	1,157,735	628,379
Other current liabilities	(248,257)	559,783
Other liabilities - other	3,361,094	(1,283,677)
Cash inflow from operating activities	49,736,585	40,746,240
Net cash inflow from operating activities	49,736,585	40,746,240

(Continued)

Innolux Corporation

Stand Alone Statements of Cash Flows

January 1 to December 31, 2012 and 2013

Amounts expressed in thousands of New Taiwan Dollars

	2013	2012

CASH FLOWS FROM INVESTING ACTIVITIES
Other receivable - related parties	$547,891	$(393,582)
Acquisition of available-for-sale financial assets	(292,854)	—
Consideration for disposal of available-for-sale financial assets	201,107	—
Consideration for disposal of financial assets carried at cost	192,758	—
Increase in investments accounted for under equity method	(1,381,019)	(1,424,520)
Consideration for disposal of investments accounted for under equity method	3,557	—
Proceeds from reduction in capital of equity investment accounted for under equity method	3,278,146	22,194
Acquisition of property, plant and equipment	(16,072,136)	(16,483,798)
Changes in other financial assets	877,470	525,399
Consideration for disposal of property, plant and equipment	111,287	47,502
(Increase) Decrease in other non-current assets	(13,819)	3,799
Interest received	113,894	76,456
Dividend received	5,859,537	196,249

Net cash outflow from investing activities	(6,574,181)	(17,430,301)

CASH FLOWS FROM FINANCING ACTIVITIES
Increase (Decrease) in short-term loans	1,943,565	(2,666,215)
Decrease in short-term bills payable	(699,430)	(1,299,816)
Long-term loans	—	977,808
Payment of long-term loans	(49,210,951)	(16,216,772)
Payment of bonds payable	(2,000,000)	(2,000,000)
Decrease in accrued lease payments	(980,000)	(1,980,000)
Stock issued for cash	14,519,051	5,400,000
Issuance of restricted shares to employees with consideration	181,315	—
Repurchase of restricted shares from employees with consideration	(8,260)	—
Interest payment	(4,239,118)	(5,188,956)

Net cash outflow from financing activities	(40,493,828)	(22,973,951)

Increase in cash and cash equivalents for the period	2,668,576	341,988
Cash and cash equivalents at beginning of the period	24,936,316	24,594,328

Cash and cash equivalents at end of the period	$27,604,892	$24,936,316

The accompanying notes are an integral part of these stand alone financial statements. See report of independent accountants dated February 17, 2013.

Chairman: Hsing-Chien Tuan	Manager: Hsing-Chien Tuan	Head of Accounting Department: Jin-Yuan Zhang

INNOLUX CORPORATION

NOTES TO STAND ALONE FINANCIAL STATEMENTS

JANUARY 1 TO DECEMBER 31, 2013 AND 2012

(All amounts expressed in thousands of New Taiwan dollars, unless otherwise specified)

1.              HISTORY AND ORGANIZATION

(1)         Innolux Corporation (the “Company”) was organized on January 14, 2003 under the Act for Establishment and Administration of Science Parks in Republic of China (R.O.C.). The Company was listed on the Taiwan Stock Exchange Corporation (the “TSEC”) in October 2006. The Company merged with TPO Displays Corporation and Chi Mei Optoelectronics Corporation on March 18, 2010, with the Company as the surviving entity.

(2)         The Company and its subsidiaries engage in the research, development, design, manufacture and sales of TFT-LCD panels, modules and monitors of LCD, color filter, and low temperature poly-silicon TFT-LCD.

2.              THE DATE OF AUTHORIZATION FOR ISSUANCE OF STAND ALONE FINANCIAL STATEMENTS AND PROCEDURES FOR AUTHORIZATION

These stand alone financial statements were authorized for issuance by the Board of Directors on February 17, 2014.

3.              APPLICATION OF NEW STANDARDS, AMENDMENTS AND INTERPRETATIONS

(1)         Effect of the adoption of new issuances of or amendments to International Financial Reporting Standards (“IFRS”) as endorsed by the Financial Supervisory Commission (“FSC”)

Not applicable as it is the first-time adoption of IFRSs by the Company this year.

(2)         Effect of new issuances of or amendments to IFRSs as endorsed by the FSC but not yet adopted by the Company

A.IFRS 9, “Financial Instruments: Classification and measurement of financial assets”

(1)         The International Accounting Standards Board (“IASB”) published IFRS 9, “Financial Instruments”, in November, 2009, which will take effect on January 1, 2013 with early application permitted. IASB has remove mandatory application date on November 19, 2013 with immediate application permitted. Although the FSC has endorsed IFRS 9, FSC does not permit early application of IFRS 9 when IFRSs are adopted in R.O.C. in 2013. Instead, enterprises should apply International Accounting Standard No. 39 (“IAS 39”), “Financial Instruments: Recognition and Measurement” reissued in 2009.

(2)         IFRS 9 was issued as the first step to replace IAS 39. IFRS 9 outlines the new classification and measurement requirements for financial instruments, which might affect the accounting treatments for financial instruments of the Company.

(3)         The Company has not evaluated the overall effect of the IFRS 9 adoption. However, based on preliminary evaluation, it was noted that the IFRS 9 adoption might have an impact on those instruments classified as “available-for-sale financial assets” held by the Company, as IFRS 9 specifies that the fair value changes in the equity instruments that meet certain criteria may be reported in other comprehensive income, and such amount that has been recognized in other comprehensive income should not be reclassified to profit or loss when such assets are derecognized. The Company recognized loss on equity instruments amounting to $211,410 in other comprehensive income for the year ended December 31, 2013.

(3)         IFRSs issued by IASB but not yet endorsed by the FSC

The following are the assessment of new standards, interpretations and amendments issued by IASB but not yet endorsed by the FSC (application of the new standards and amendments should follow the regulations of the FSC):

New Standards, Interpretations and Amendments	Main Amendments	IASB Effective Date

Limited exemption from comparative IFRS 7 disclosures for first-time adopters (amendment to IFRS 1)

The amendment provides first-time adopters of IFRSs with the same transition relief that existing IFRS preparer received in IFRS 7, ‘Financial Instruments: Disclosures’ and exempts first-time adopter from providing the additional comparative disclosures.

July 1, 2010

Improvements to IFRSs 2010	Amendments to IFRS 1, IFRS 3, IFRS 7, IAS 1, IAS 34 and IFRIC 13.	January 1, 2011

Disclosures - transfers of financial assets (amendment to IFRS 7)

The amendment enhances qualitative and quantitative disclosures for all transferred financial assets that are not derecognized and for any continuing involvement in transferred assets, existing at the reporting date.

July 1, 2011

Severe hyperinflation and removal of fixed dates for first-time adopters (amendment to IFRS 1)

When an entity’s date of transition to IFRSs is on, or after, the functional currency normalization date, the entity may elect to measure all assets and liabilities held before the functional currency normalization date at fair value on the date of transition to IFRSs. First-time adopters are allowed to apply the derecognition requirements in IAS 39, ‘Financial instruments: Recognition and measurement’, prospectively from the date of transition to IFRSs, and they are allowed not to retrospectively recognize related gains on the date of transition to IFRSs.

July 1, 2011

Deferred tax: recovery of underlying assets (amendment to IAS 12)

The amendment gives a rebuttable presumption that the carrying amount of investment properties measured at fair value is recovered entirely by sale, unless there exists any evidence that could rebut this presumption. The amendment also replaces SIC 21, ‘Income taxes—recovery of revalued non-depreciable assets’.

January 1, 2012

Presentation of items of other comprehensive income (amendment to IAS 1)

The amendment requires profit or loss and other comprehensive income (OCI) to be presented separately in the statement of comprehensive income. Also, the amendment requires entities to separate items presented in OCI into two groups based on whether or not they may be recycled to profit or loss subsequently.

July 1, 2012

IFRIC 20, ‘Stripping costs in the production phase of a surface mine’

Stripping costs that meet certain criteria should be recognized as the ‘stripping activity asset’. To the extent that the benefit from the stripping activity is realized in the form of inventory produced, the entity shall account for the costs of that stripping activity in accordance with IAS 2, ‘Inventories’.

January 1, 2013

New Standards, Interpretations and Amendments	Main Amendments	IASB Effective Date

Disclosures - Offsetting financial assets and financial liabilities (amendment to IFRS 7)	The amendment requires disclosures to include quantitative information that will enable users of an entity’s financial statements to evaluate the effect or potential effect of netting arrangements.	January 1, 2013

IFRS 10, ‘Consolidated financial statements’

The standard builds on existing principles by identifying the concept of control as the determining factor in whether an entity should be included within the consolidated financial statements of the parent company. The standard provides additional guidance to assist in the determination of control where it is difficult to assess.

January 1, 2013

IFRS 11, ‘Joint arrangements’

Judgments applied when assessing the types of joint arrangements-joint operations and joint ventures, the entity should assess the contractual rights and obligations instead of the legal form only. The standard also prohibits the proportional consolidation for joint ventures.

January 1, 2013

IFRS 12, ‘Disclosure of interests in other entities’	The standard requires the disclosure of interests in other entities including subsidiaries, joint arrangements, associates and unconsolidated structured entities.	January 1, 2013

IAS 27, ‘Separate financial statements’ (as amended in 2011)	The standard removes the requirements of consolidated financial statements from IAS 27 and those requirements are addressed in IFRS 10, ‘Consolidated financial statements’.	January 1, 2013

IAS 28, ‘Investments in associates and joint ventures’ (as amended in 2011)

As consequential amendments resulting from the issuance of IFRS 11, ‘Joint arrangements’, IAS 28 (revised) sets out the requirements for the application of the equity method when accounting for investments in joint ventures.

January 1, 2013

IFRS 13, ‘Fair value’

IFRS 13 aims to improve consistency and reduce complexity by providing a precise definition of fair value and a single source of fair value measurement and disclosure requirements for use across IFRSs. The requirements do not extend the use of fair value accounting but provide guidance on how it should be applied where its use is already required or permitted by other standards within IFRSs.

January 1, 2013

IAS 19 revised, ‘Employee benefits’ (as amended in 2011)

The revised standard eliminates corridor approach and requires actuarial gains and losses to be recognized immediately in other comprehensive income. Past service costs will be recognized immediately in the period incurred. Net interest expense or income, calculated by applying the discount rate to the net defined benefit asset or liability, replace the finance charge and expected return on plan assets. The return of plan assets, excluding net interest expense, is recognized in other comprehensive income.

January 1, 2013

New Standards, Interpretations and Amendments	Main Amendments	IASB Effective Date

Government loans (amendment to IFRS 1)

The amendment provides exception to first-time adopters to apply the requirements in IFRS 9, ‘Financial instruments’, and IAS 20, ‘Accounting for government grants and disclosure of government assistance’, prospectively to government loans that exist at the date of transition to IFRSs; and first-time adopters should not recognize the corresponding benefit of the government loan at a below-market rate of interest as a government grant.

January 1, 2013

Improvements to IFRSs 2009-2011	Amendments to IFRS 1 and IAS 1, IAS 16, IAS 32 and IAS 34.	January 1, 2013

Consolidated financial statements, joint arrangements and disclosure of interests in other Entities: Transition guidance (amendments to IFRS 10, IFRS 11 and IFRS 12)	The amendment clarifies that the date of initial application is the first day of the annual period in which IFRS 10, 11 and 12 is adopted.	January 1, 2013

IFRS 9, ‘Financial instruments: Classification and measurement of financial liabilities’

IFRS 9 requires gains and losses on financial liabilities designated at fair value through profit or loss to be split into the amount of change in the fair value that is attributable to changes in the credit risk of the liability, which shall be presented in other comprehensive income, and cannot be reclassified to profit or loss when derecognizing the liabilities; and all other changes in fair value are recognized in profit or loss. The new guidance allows the recognition of the full amount of change in the fair value in the profit or loss only if there is reasonable evidence showing on initial recognition that the recognition of changes in the liability’s credit risk in other comprehensive income would create or enlarge an accounting mismatch (inconsistency) in profit or loss. (That determination is made at initial recognition and is not reassessed subsequently.)

November 19, 2013 (Not mandatory)

IFRS 9, “Financial assets: hedge accounting” and amendments to IFRS 9, IFRS 7 and IAS 39

1. IFRS 9 relaxes the requirements for hedged items and hedging instruments and removes the bright line of effectiveness to better align hedge accounting with the risk management activities of an entity.

2. An entity can elect to early adopt the requirement to recognize the changes in fair value attributable to changes in an entity’s own credit risk from financial liabilities that are designated under the fair value option in ‘other comprehensive income’.

November 19, 2013 (Not mandatory)

Offsetting financial assets and financial liabilities (amendment to IAS 32)

The amendments clarify the requirements for offsetting financial instruments on the statement of financial position: (i) the meaning of ‘currently has a legally enforceable right to set off the recognized amounts’; and (ii) that some gross settlement mechanisms with certain features may be considered equivalent to net settlement.

January 1, 2014

New Standards, Interpretations and Amendments	Main Amendments	IASB Effective Date

Investment entities (amendments to IFRS 10, IFRS 12 and IAS 27)

The amendments define ‘Investment Entities’ and their characteristics. The parent company that meets the definition of investment entities should measure its subsidiaries using fair value through profit or loss instead of consolidating them.

January 1, 2014

IFRIC 21, ‘Levies’

The interpretation addresses the accounting for levies imposed by governments in accordance with legislation (other than income tax). A liability to pay a levy shall be recognized in accordance with IAS 37, ‘Provisions, contingent liabilities and contingent assets’.

January 1, 2014

Recoverable amount disclosures for non-financial assets (amendments to IAS 36)	The amendments remove the requirement to disclose recoverable amount when a cash generating unit (CGU) contains goodwill or intangible assets with indefinite useful lives that were not impaired.	January 1, 2014

Novation of derivatives and continuation of hedge accounting (amendments to IAS 39)

The amendment states that the novation of a hedging instrument would not be considered an expiration or termination giving rise to the discontinuation of hedge accounting when the hedging instrument that is being novated complies with specified criteria.

January 1, 2014

Services related contributions from employees or third party (amendments to IAS 19)

The amendment allows contributions from employees or third party that are linked to service, and do not vary with the length of employee service, to be deducted from the cost of benefits earned in the period that the service is provided. Contributions that are linked to service, and vary according to the length of employee service, must be spread over the service period using the same attribution method that is applied to the benefits.

July 1, 2014

Improvements to IFRSs 2010-2012	Amendments to IFRS 2, IFRS 3, IFRS 8, IFRS13, IAS 16, IAS 24 and IAS 38.	July 1, 2014

Improvements to IFRSs 2011-2013	Amendments to IFRS 1, IFRS 3, IFRS 13,and IAS 40.	July 1, 2014

The Company is assessing the potential impact of the new standards and amendments above and has not yet been able to reliably estimate their impact on the stand alone financial statements.

4.              SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The principal accounting policies applied in the preparation of these stand alone financial statements are set out below. These policies have been consistently applied to all the periods presented, unless otherwise stated.

(1)         Compliance statement

A.            These stand alone financial statements are the first stand alone financial statements prepared by the Company in accordance with the “Rules Governing the Preparation of Financial Statements by Securities Issuers”.

B.            In the preparation of the balance sheet as of January 1, 2012 (the Company’s date of transition to IFRSs) (“the opening IFRS balance sheet”) in accordance with the above standards, the Company has adjusted the amounts that were reported in the stand alone financial statements in accordance with previous R.O.C. GAAP. Please refer to Note 15 for the impact of transitioning from R.O.C. GAAP to the International Financial Reporting Standards, International Accounting Standards, IFRIC Interpretations, and SIC Interpretations as endorsed by the FSC (collectively referred herein as the “IFRSs”) on the Company’s financial position, operating results and cash flows.

(2)         Basis of preparation

A.            Except for the following items, these stand alone financial statements have been prepared under the historical cost convention:

(a)         Financial assets and financial liabilities (including derivative instruments) at fair value through profit or loss.

(b)         Available-for-sale financial assets measured at fair value.

(c)          The net amount of the present value of defined benefit obligations minus net pension fund assets is recognized as defined benefit liabilities.

B.            The preparation of financial statements in compliance with IFRSs requires the use of certain critical accounting estimates. It also requires management to exercise its judgment in the process of applying the Company’s accounting policies. The areas involving a higher degree of judgment or complexity, or areas where assumptions and estimates are significant to the stand alone financial statements are disclosed in Note 5.

(3)         Foreign currency translation

Items included in the financial statements of the Company are measured using the currency of the primary economic environment in which the Company operates (the “functional currency”). The stand alone financial statements are presented in NTD, which is the Company’s functional and the Company’s presentation currency.

A.            Foreign currency transactions and balances

(a)         Foreign currency transactions are translated into the functional currency using the exchange rates prevailing at the dates of the transactions or valuation where items are remeasured. Foreign exchange gains and losses resulting from the settlement of such transactions are recognized in profit or loss in the period in which they arise, except when deferred in other comprehensive income as qualifying cash flow hedges.

(b)         Monetary assets and liabilities denominated in foreign currencies at the period end are re-translated at the exchange rates prevailing at the balance sheet date. Exchange differences arising upon re-translation at the balance sheet date are recognized in profit or loss.

(c)          Non-monetary assets and liabilities denominated in foreign currencies held at fair value through profit or loss are re-translated at the exchange rates prevailing at the balance sheet date; their translation differences are recognized in profit or loss. Non-monetary assets and liabilities denominated in foreign currencies held at fair value through other comprehensive income are re-translated at the exchange rates prevailing at the balance sheet date; their translation differences are recognized in other comprehensive income. However, non-monetary assets and liabilities denominated in foreign currencies that are not measured at fair value are translated using the historical exchange rates at the dates of the initial transactions.

(d)         All foreign exchange gains and losses are presented in the statement of comprehensive income within other gains and losses.

B.            Translation of foreign operations

(a)         The operating results and financial position of all the Company entities and associates that have a functional currency different from the presentation currency are translated into the presentation currency as follows:

i.                  Assets and liabilities for each balance sheet presented are translated at the exchange rate prevailing at the dates of that balance sheet;

ii.               Income and expenses for each statement of comprehensive income are translated at average exchange rates of that period; and

iii.            All resulting exchange differences are recognized in other comprehensive income.

(b)         When a foreign operation as an associate is partially disposed of or sold, exchange differences that were recorded in other comprehensive income are proportionately reclassified to profit or loss as part of the gain or loss on sale. In addition, if the Company retains partial interest in the former foreign associate after losing significant influence over the former foreign associate, such transactions should be accounted for as disposal of all interest in these foreign operations.

(c)          When the foreign operation partially disposed of or sold is a subsidiary, cumulative exchange differences that were recorded in other comprehensive income are proportionately transferred to the non-controlling interest in this foreign operation. In addition, if the Company retains partial interest in the former foreign subsidiary after losing control of the former foreign subsidiary, such transactions should be accounted for as disposal of all interest in the foreign operation.

(4)         Classification of current and non-current items

A.          Assets that meet one of the following criteria are classified as current assets; otherwise they are classified as non-current assets:

(a)         Assets arising from operating activities that are expected to be realized, or are intended to be sold or consumed within the normal operating cycle;

(b)         Assets held mainly for trading purposes;

(c)          Assets that are expected to be realized within twelve months from the balance sheet date;

(d)         Cash and cash equivalents, excluding restricted cash and cash equivalents and those that are to be exchanged or used to pay off liabilities more than twelve months after the balance sheet date.

B.            Liabilities that meet one of the following criteria are classified as current liabilities; otherwise they are classified as non-current liabilities:

(a)         Liabilities that are expected to be paid off within the normal operating cycle;

(b)         Liabilities arising mainly from trading activities;

(c)          Liabilities that are to be paid off within twelve months from the balance sheet date;

(d)         Liabilities for which the repayment date cannot be extended unconditionally to more than twelve months after the balance sheet date. Terms of a liability that could, at the option of the counterparty, result in its settlement by the issue of equity instruments do not affect its classification.

(5)         Cash equivalents

Cash equivalents refer to short-term highly liquid investments that are readily convertible to known amount of cash and subject to an insignificant risk of changes in value. Time deposits and bonds sold under repurchase agreements that meet the above criteria and are held for the purpose of meeting short-term cash commitment in operations are classified as cash equivalents.

(6)         Financial assets at fair value through profit or loss

A.          Financial assets at fair value through profit or loss are financial assets held for trading or financial assets designated as at fair value through profit or loss on initial recognition. Financial assets are classified in this category of held for trading if acquired principally for the purpose of selling in the short-term. Derivatives are also categorized as financial assets held for trading unless they are designated as hedges. Financial assets that meet one of the following criteria are designated as at fair value through profit or loss on initial recognition:

(a)         Hybrid (combined) contracts; or

(b)         They eliminate or significantly reduce a measurement or recognition inconsistency; or

(c)          They are managed and their performance is evaluated on a fair value basis, in accordance with a documented risk management or investment strategy.

B.            On a regular way purchase or sale basis, financial assets at fair value through profit or loss are recognized and derecognized using trade date accounting.

C.            Financial assets at fair value through profit or loss are initially recognized at fair value. Related transaction costs are expensed in profit or loss. These financial assets are subsequently remeasured and stated at fair value, and any changes in the fair value of these financial assets are recognized in profit or loss.

(7)         Available-for-sale financial assets

A.            Available-for-sale financial assets are non-derivatives that are designated in this category. On a regular way purchase or sale basis, available-for-sale financial assets are recognized and derecognized using trade date accounting.

B.            Available-for-sale financial assets are initially recognized at fair value plus transaction costs. These financial assets are subsequently remeasured and stated at fair value, and any changes in the fair value of these financial assets are recognized in other comprehensive income. Investments in equity instruments that do not have a quoted market price in an active market and whose fair value cannot be reliably measured are presented in “financial assets measured at cost”.

(8)         Loans and receivables

Accounts receivable are loans and receivables originated by the entity. They are created by the entity by selling goods or providing services to customers in the ordinary course of business. Accounts receivable are initially recognized at fair value and subsequently measured at amortized cost using the effective interest method, less provision for impairment. However, short-term accounts receivable which are non-interest bearing are subsequently measured at initial invoice amount as the effect of discounting is insignificant.

(9)         Impairment of financial assets

A.            The Company assesses at balance sheet date whether there is objective evidence that an individual financial asset or a group of financial assets is impaired as a result of one or more events that occurred after the initial recognition of the asset and that loss event has an impact on the estimated future cash flows of an individual financial asset or group of financial assets that can be reliably estimated.

B.            The objective evidence that the Company uses to determine whether there is an impairment loss is as follows:

(a)         Significant financial difficulty of the issuer or debtor;

(b)         A breach of contract, such as a default or delinquency in interest or principal payments;

(c)          Information about significant changes with an adverse effect that have taken place in the technology, market, economic or legal environment in which the issuer operates, and indicates that the cost of the investment in the equity instrument may not be recovered; or

(d)         A significant or prolonged decline in the fair value of an investment in an equity instrument below its cost.

C.            When the Company assesses that there has been objective evidence of impairment and an impairment loss has occurred, accounting for impairment is made as follows according to the category of financial assets:

(a)         Financial assets measured at amortized cost

The amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at the financial asset’s original effective interest rate, and is recognized in profit or loss. If, in a subsequent period, the amount of the impairment loss decreases and the decrease can be related objectively to an event occurring after the impairment loss was recognized, the previously recognized impairment loss is reversed through profit or loss to the extent that the carrying amount of the asset does not exceed its amortized cost that would have been at the date of reversal had the impairment loss not been recognized previously. Impairment loss is recognized and reversed by adjusting the carrying amount of the asset through the use of an impairment allowance account.

(b)         Financial assets measured at cost

The amount of the impairment loss is measured as the difference between the asset’s carrying amount and the present value of estimated future cash flows discounted at current market return rate of similar financial asset, and is recognized in profit or loss. Impairment loss recognized for this category shall not be reversed subsequently. Impairment loss is recognized by adjusting the carrying amount of the asset through the use of an impairment allowance account.

(c)          Available-for-sale financial assets

The amount of the impairment loss is measured as the difference between the asset’s acquisition cost (less any principal repayment and amortization) and current fair value, less any impairment loss on that financial asset previously recognized in profit or loss, and is reclassified from “other comprehensive income” to “profit or loss”. If, in a subsequent period, the fair value of an investment in a debt instrument increases, and the increase can be related objectively to an event occurring after the impairment loss was recognized, then such impairment loss is reversed through profit or loss. Impairment loss of an investment in an equity instrument recognized in profit or loss shall not be reversed through profit or loss. Impairment loss is recognized and reversed by adjusting the carrying amount of the asset through the use of an impairment allowance account.

(10)  Inventories

Inventories are stated at the lower of cost and net realizable value. Cost is determined using the weighted-average cost method. The cost of finished goods and work in process comprises raw materials, direct labor, other direct costs and related production overheads (allocated based on normal operating capacity). It excludes borrowing costs. The item by item approach is used in applying the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated cost of completion and applicable variable selling expenses.

(11)  Non-current assets held for sale

Non-current assets are classified as assets held for sale when their carrying amount is to be recovered principally through a sale transaction rather than through continuing use, and a sale is considered highly probable. They are stated at the lower of carrying amount and fair value less costs to sell.

(12)  Investments accounted for under the equity method / subsidiaries and associates

A.            Subsidiaries are all entities over which the Company has the right to determine their financial and operation polices, in general, it is presumed that the investor has significant influence, if an investor holds,  directly or indirectly 50 per cent or more of voting power the investee. Investments in subsidiaries are accounted for using the equity method in stand alone financial statements.

B.            Unrealized profits or losses on transactions between the Company and its subsidiaries are eliminated. Accounting policies of subsidiaries have been adjusted where necessary to ensure consistency with the policies adopted by the Company.

C.            The Company’s share of its subsidiaries’ post-acquisition profits or losses is recognized in profit or loss, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income. When the Company’s share of losses in a subsidiary equals or exceeds its interest in the subsidiary, the Company will continue to recognize such losses in proportion to its shareholding.

D.            Changes in the Company’s shareholding in subsidiaries that do not result in the Company losing control over the subsidiaries(and transactions with non-controlling interest ) are accounted for as equity transactions and also will be deemed as transactions with the landlord. Any difference between the amount by which the non-controlling interests are adjusted and the fair value of the consideration paid or received is recognized directly in equity .

E.             Upon loss of control of a subsidiary, the Company re-measures any investment retained in the former subsidiary at fair value . Any difference between the fair value and the carrying amount is recognized in profit or loss. The amounts previously recognized in other comprehensive income in relation to the subsidiary, are reclassified to profit or loss.

F.              Associates are all entities over which the Company has significant influence but not control. In general, it is presumed that the investor has significant influence, if an investor holds, directly or indirectly 20 per cent or more of the voting power of the investee. Investments in associates are accounted for using the equity method and are initially recognized at cost.

G.            The Company’s share of its associates’ post-acquisition profits or losses is recognized in profit or loss, and its share of post-acquisition movements in other comprehensive income is recognized in other comprehensive income. When the Company’s share of losses in an associate equals or exceeds its interest in the associate, the Company does not recognize further losses, unless it has incurred legal or constructive obligations or made payments on behalf of the associate.

H.           When changes in an associate’s equity are not recognized in profit or loss or other comprehensive income of the associate and such changes do not affect the Company’s ownership percentage of the associate, the Company recognizes all the change in equity in “capital surplus” in proportion to its ownership.

I.                Unrealized gains on transactions between the Company and its associates are eliminated to the extent of the Company’s interest in the associates. Unrealized losses are also eliminated unless the transaction provides evidence of an impairment of the asset transferred. Accounting policies of associates have been adjusted where necessary to ensure consistency with the policies adopted by the Company.

J.                In the case that an associate issues new shares and the Company does not subscribe or acquire new shares proportionately, which results in a change in the Company’s ownership percentage of the associate but maintains significant influence on the associate, then “capital surplus” and “investments accounted for under the equity method” shall be adjusted for the increase or decrease of its share of equity interest. If the above condition causes a decrease in the Company’s ownership percentage of the associate, in addition to the above adjustment, the amounts previously recognized in other comprehensive income in relation to the associate are reclassified to profit or loss proportionately on the same basis as would be required if the relevant assets or liabilities were disposed of.

K.           Upon loss of significant influence over an associate, the Company re-measures any investment retained in the former associate at its fair value. Any difference between fair value and carrying amount is recognized in profit or loss.

L.             When the Company disposes its investment in an associate, if it loses significant influence over this associate, the amounts previously recognized in other comprehensive income in relation to the associate, are reclassified to profit or loss, on the same basis as would be required if the relevant assets or liabilities were disposed of.

M.         When the Company disposes its investment in an associate, if it loses significant influence over this associate, the amounts previously recognized as capital surplus in relation to the associate are transferred to profit or loss.

N.            In accordance with the “Rules Governing the Preparation of Financial Statements by Securities Issuers”, the share of profit or loss and other comprehensive income in stand alone financial statements shall be same as the share of profit or loss and other comprehensive income in consolidated financial statements prepared on the basis of consolidation, the landlord interest in stand alone financial statements shall be same as the landlord interest attributable to the parent company in consolidated financial statements  prepared on the basis of consolidation.

(13)  Property, plant and equipment

A.            Property, plant and equipment are initially recorded at cost. Borrowing costs incurred during the construction period are capitalized.

B.            Subsequent costs are included in the asset’s carrying amount or recognized as a separate asset, as appropriate, only when it is probable that future economic benefits associated with the item will flow to the Company and the cost of the item can be measured reliably. The carrying amount of the replaced part is derecognized. All other repairs and maintenance are charged to profit or loss during the financial period in which they are incurred.

C.            Land is not depreciated. Other property, plant and equipment apply cost model and are depreciated using the straight-line method to allocate their cost over their estimated useful lives. If each component of property, plant and equipment is significant, it is depreciated separately.

D.            The assets’ residual values, useful lives and depreciation methods are reviewed, and adjusted if appropriate, at each balance sheet date. If expectations for the assets’ residual values and useful lives differ from previous estimates or the patterns of consumption of the assets’ future economic benefits embodied in the assets have changed significantly, any change is accounted for as a change in estimate under IAS 8, “Accounting Policies, Changes in Accounting Estimates and Errors”, from the date of the change. The estimated useful lives of property, plant and equipment are as follows:

Buildings	3~50 years

Machinery and equipment	2~9 years

Testing equipment	2~6 years

Others	2~6 years

(14)  Investment property

An investment property is stated initially at its cost and measured subsequently using the cost model. Except for land, investment property is depreciated on a straight-line basis over its estimated useful life of 25~50 years.

(15)  Intangible assets

A.            Goodwill arises in a business combination accounted for by applying the acquisition method.

B.            Intangible assets, mainly patents, royalties, developed technology, customer relation and software, are amortized on a straight-line basis over their estimated useful lives of 2~10 years.

(16)  Impairment of non-financial assets

A.            The Company assesses at each balance sheet date the recoverable amounts of those assets where there is an indication that they are impaired. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. The recoverable amount is the higher of an asset’s fair value less costs to sell or value in use. Except for goodwill, when the circumstances or reasons for recognizing impairment loss for an asset in prior years no longer exist, the impairment loss shall be reversed to the extent of the loss previously recognized in profit or loss. Such recovery of impairment loss shall not result to the asset’s carrying amount greater than its amortized cost where no impairment loss was recognized.

B.            The recoverable amounts of goodwill, intangible assets with an indefinite useful life and intangible assets that have not yet been available for use shall be evaluated periodically. An impairment loss is recognized for the amount by which the asset’s carrying amount exceeds its recoverable amount. Impairment loss of goodwill previously recognized in profit or loss shall not be reversed in the following years.

C.            Goodwill for impairment testing purpose is allocated to cash generating units. This allocation is identified based on operating segments. Goodwill is allocated to a cash generating unit or a group of cash generating units that expects to benefit from business combination that will produce goodwill.

(17)  Financial liabilities at fair value through profit or loss

A.            Financial liabilities at fair value through profit or loss are financial liabilities held for trading. Financial liabilities are classified in this category of held for trading if acquired principally for the purpose of repurchasing in the short-term. Derivatives are also categorized as financial liabilities held for trading unless they are designated as hedges.

B.            Financial liabilities at fair value through profit or loss are initially recognized at fair value. Related transaction costs are expensed in profit or loss. These financial liabilities are subsequently remeasured and stated at fair value, and any changes in the fair value of these financial liabilities are recognized in profit or loss.

(18)  Bonds payable

Ordinary corporate bonds issued by the Company are initially recognized at fair value, net of transaction costs incurred. Ordinary corporate bonds are subsequently stated at amortized cost; any difference between the proceeds (net of transaction costs) and the redemption value is accounted for as the premium or discount on bonds payable and presented as an addition to or deduction from bonds payable, which is amortized in profit or loss as an adjustment to the “finance costs” over the period of bond circulation using the effective interest method.

(19)  Derivative financial instruments and hedging activities

A.            Derivatives are initially recognized at fair value on the date a derivative contract is entered into and are subsequently remeasured at their fair value. Any changes in the fair value are recognized in profit or loss.

B.            The Company designates certain derivatives as either:

(a)         Hedges of the fair value of recognized assets or liabilities or a firm commitment (fair value hedge).

(b)         Hedges of a particular risk associated with a recognized asset or liability or a highly probable forecast transaction (cash flow hedge).

C.            The Company documents at the inception of the transaction the relationship between hedging instruments and hedged items, as well as its risk management objectives and strategy for undertaking various hedging transactions. The Company also documents its assessment, both at hedge inception and on an ongoing basis, of whether the derivatives that are used in hedging transactions are highly effective in offsetting changes in fair values or cash flows of hedged items.

D.            The full fair value of a hedging derivative is classified as a non-current asset or liability when the remaining maturity of the hedged item is more than 12 months, and as a current asset or liability when the remaining maturity of the hedged item is less than 12 months. Trading derivatives are classified as current assets or liabilities.

E.             Fair value hedge

(a)         Changes in the fair value of derivatives that are designated and qualified as fair value hedges are recorded in profit or loss, together with any changes in the fair value of the hedged asset or liability that are attributable to the hedged risk. The Company only applies fair value hedge accounting for hedging foreign currency on long-term borrowings. The gain or loss relating to the effective portion of currency swaps hedging long-term borrowings denominated in foreign currency is recognized in the statement of comprehensive income within “finance costs”. The gain or loss relating to the ineffective portion is recognized in the statement of comprehensive income within “other gains and losses”. Changes in the fair value of the hedge long-term borrowings denominated in foreign currency attributable to interest rate risk are recognized in the statement of comprehensive income within “finance costs”.

(b)         If the hedge no longer meets the criteria for hedge accounting, the adjustment to the carrying amount of a hedged item for which the effective interest method is used is amortized to profit or loss over the period to maturity.

F.              Cash flow hedge

(a)         The effective portion of changes in the fair value of derivatives that are designated and qualified as cash flow hedges is recognized in other comprehensive income. The gain or loss relating to the ineffective portion is recognized immediately in the statement of comprehensive income within “other gains and losses”.

(b)         Amounts accumulated in other comprehensive income are reclassified into profit or loss in the periods when the hedged item affects profit or loss. The gain or loss relating to the effective portion of interest rate swaps hedging variable rate borrowings is recognized in the statement of comprehensive income within “finance costs”.

(c)          When a hedging instrument expires, or is sold, cancelled or executed, or when a hedge no longer meets the criteria for hedge accounting, any cumulative gain or loss existing in other comprehensive income at that time remains in other comprehensive income. When a forecast transaction occurs or is no longer expected to occur, the cumulative gain or loss that was reported in other comprehensive income is transferred to profit or loss in the periods when the hedged forecast cash flow affects profit or loss.

(20)  Employee benefits

A.            Short-term employee benefits

Short-term employee benefits are measured at the undiscounted amount of the benefits expected to be paid in respect of service rendered by employees in a period and should be recognized as expenses in that period when the employees render service.

B.            Pensions

(a)         Defined contribution plans

For defined contribution plans, the contributions are recognized as pension expenses when they are due on an accrual basis. Prepaid contributions are recognized as an asset to the extent of a cash refund or a reduction in the future payments.

(b)         Defined benefit plans

i. The liability recognized in the balance sheet in respect of defined benefit pension plans is the present value of the defined benefit obligation at the balance sheet date less the fair value of plan assets, together with adjustments for unrecognized past service costs. The defined benefit obligation is calculated annually by independent actuaries using the projected unit credit method. The present value of the defined benefit obligation is determined by interest rates of government bonds (at the balance sheet date) instead.

ii. Actuarial gains and losses arising on defined benefit plans are recognized in other comprehensive income in the period in which they arise.

iii. Past service costs are recognized immediately in profit or loss if vested immediately; if not, the past service costs are amortized on a straight-line basis over the vesting period.

C.            Employees’ bonus and directors’ and supervisors’ remuneration

Employees’ bonus and directors’ and supervisors’ remuneration are recognized as expenses and liabilities, provided that such recognition is required under legal or constructive obligation and those amounts can be reliably estimated. However, if the accrued amounts for employees’ bonus and directors’ and supervisors’ remuneration are different from the actual distributed amounts as resolved by the stockholders at their stockholders’ meeting subsequently, the differences should be recognized based on the accounting for changes in estimates. The Company calculates the number of shares of employees’ stock bonus based on the fair value per share at the previous day of the stockholders’ meeting held in the year following the financial reporting year, and after taking into account the effects of ex-rights and ex-dividends.

(21)  Employee share-based payment

A.            For the equity-settled share-based payment arrangements, the employee services received are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period, with a corresponding adjustment to equity. The fair value of the equity instruments granted shall reflect the impact of market vesting conditions and non-market vesting conditions. Compensation cost is subject to adjustment based on the service conditions that are expected to be satisfied and the estimates of the number of equity instruments that are expected to vest under the non-market vesting conditions at each balance sheet date. Ultimately, the amount of compensation cost recognized is based on the number of equity instruments that eventually vest.

B.            Restricted stocks to employees:

(a)         Restricted stocks issued to employees are measured at the fair value of the equity instruments granted at the grant date, and are recognized as compensation cost over the vesting period.

(b)         For restricted stocks where employees have to pay to acquire those stocks, if employees resign during the vesting period, they must return the stocks to the Company and the Company must refund their payments on the stocks. The Company recognizes the payments from the employees who are expected to resign during the vesting period as liabilities at the grant date, and recognizes the payments from the employees who are expected to be eventually vested with the stocks in “capital surplus — others”.

C.            The grant date for the shares reserved for employee preemption in cash capital increase is the date on which the Company informs employees of the grant and both the Company and employees agree to the number of shares granted and the price for subscription.

(22)  Income tax

A.            The tax expense for the period comprises current and deferred tax. Tax is recognized in profit or loss, except to the extent that it relates to items recognized in other comprehensive income or items recognized directly in equity, in which cases the tax is recognized in other comprehensive income or equity.

B.            The current income tax charge is calculated on the basis of the tax laws at the balance sheet date in the countries where the Company and its subsidiaries operate and generate taxable income. Management periodically evaluates positions taken in tax returns with respect to situations in accordance with applicable tax regulations. It establishes provisions where appropriate based on the amounts expected to be paid to the tax authorities. An additional 10% tax is levied on the inappropriate retained earnings and is recorded as income tax expense in the year the stockholders resolve to retain the earnings.

C.            Deferred income tax is recognized, using the balance sheet liability method, on temporary differences arising between the tax bases of assets and liabilities and their carrying amounts in the stand alone financial statements. Deferred income tax is determined using tax rates (and laws) that have been enacted or substantially enacted by the balance sheet date and are expected to apply when the related deferred income tax asset is realized or the deferred income tax liability is settled.

D.            Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the temporary differences can be utilized. At each balance sheet date, unrecognized and recognized deferred income tax assets are reassessed.

E.             Tax preference given for expenditures incurred on acquisitions of equipment or technology, research and development, employees’ training and equity investments is recorded using the income tax credits accounting.

(23)  Revenue recognition

A.            The Company manufactures and sells TFT-LCD panels. Revenue is measured at the fair value of the consideration received or receivable taking into account value-added tax, returns, rebates and discounts for the sale of goods to external customers in the ordinary course of the Company’s activities.

B.            The Company offers return and provision of discounts for defective products. The Company estimates such discounts and returns based on historical experience. Provisions or allowances for such liabilities are recorded when the sales are recognized according to the nature of the agreement.

(24)  Business combinations

A.            The Company uses the acquisition method to account for business combinations. The Company chooses to measure the non-controlling interest in the acquiree at the non-controlling interest’s proportionate share of the acquirer’s identifiable net assets on an acquisition-by-acquisition basis.

B.            If the total of the fair values of the consideration of acquisition and any non-controlling interest in the acquiree as well as the acquisition-date fair value of any previous equity interest in the acquiree is higher than the fair value of the Company’s share of the identifiable net assets acquired, the difference is recorded as goodwill; if less than the fair value of the Company’s share of the identifiable net assets acquired, the difference is recognized directly in profit or loss.

5.              CRITICAL ACCOUNTING JUDGMENTS, ESTIMATES AND KEY SOURCES OF ASSUMPTION UNCERTAINTY

The preparation of these stand alone financial statements requires management to make critical judgments in applying the Company’s accounting policies and make critical assumptions and estimates concerning future events. Assumptions and estimates are continually evaluated and adjusted based on historical experience and other factors. The above information is addressed below:

(1)         Critical judgments in applying the Company’s accounting policies

Financial assets—impairment of equity investments

The Company follows the guidance of IAS 39 to determine whether a financial asset—equity investment is impaired. This determination requires significant judgment. In making this judgment, the Company evaluates, among other factors, the duration and extent to which the fair value of an equity investment is less than its cost and the financial health of and short-term business outlook for the investee, including factors such as industry and sector performance, changes in technology and operational and financing cash flow.

If the decline of the fair value of an individual equity investment below cost was considered significant or prolonged, the transfer of the accumulated fair value adjustments recognized in other comprehensive income on the impaired available-for-sale financial assets to profit or loss or being the recognition of the impairment loss on the impaired financial assets measured at cost in profit or loss.

(2)         Critical accounting estimates and assumptions

The Company makes estimates and assumptions based on the expectation of future events that are believed to be reasonable under the circumstances at the end of the reporting period. The resulting accounting estimates might be different from the related actual results. The estimates and assumptions that have a significant risk of causing a material adjustment to the carrying amounts of assets and liabilities within the next financial year are addressed below:

A.            Impairment assessment of goodwill

The impairment assessment of goodwill relies on the Company’s subjective judgment, including identifying cash-generating units, allocating assets and liabilities as well as goodwill to related cash-generating units, and determining the recoverable amounts of related cash-generating units. Please refer to Note 6(11) for the information on goodwill impairment.

B.            Reliability of deferred income tax assets

Deferred income tax assets are recognized only to the extent that it is probable that future taxable profit will be available against which the deductible temporary differences can be utilized. Assessment of the reliability of deferred income tax assets involves critical accounting judgments and estimates of the management, including the assumptions of expected future sales, revenue growth rate and profit rate, tax exempt duration, available tax credits, tax planning, etc. Any variations in global economic environment, industrial environment, and laws and regulations might cause material adjustments to deferred income tax assets.

C.            Evaluation of inventories

As inventories are stated at the lower of cost and net realizable value, the Company must determine the net realizable value of inventories on balance sheet date using judgments and estimates. Due to the rapid technology innovation, the Company evaluates the amounts of normal inventory consumption, obsolete inventories or inventories without market selling value on balance sheet date, and writes down the cost of inventories to the net realizable value.

D.            Financial assets - fair value measurement of unlisted stocks without active market

The fair value of unlisted stocks held by the Company that are not traded in an active market is determined considering those companies’ recent funding raising activities and technical development status, fair value assessment of other companies of the same type, market conditions and other economic indicators existing on balance sheet date. Any changes in these judgments and estimates will impact the fair value measurement of these unlisted stocks. Please refer to Note 12(3) for the financial instruments fair value information.

6.              DETAILS OF SIGNIFICANT ACCOUNTS

(1)         Cash and cash equivalents

	December 31, 2013	December 31, 2012	January 1, 2013
Cash on hand and revolving funds	$581	$547	$588
Checking accounts and demand deposits	25,816,011	11,923,769	22,844,910
Time deposits	1,788,300	8,712,000	1,748,830
	27,604,892	20,636,316	24,594,328
Cash equivalents — Repurchase Bonds	—	4,300,000	—
	$27,604,892	$24,936,316	$24,594,328

The Company associates with a variety of financial institutions all with high credit quality to disperse credit risk, so it expects that the probability of counterparty default is remote. The Company’s maximum exposure to credit risk at balance sheet date is the carrying amount of all cash and cash equivalents.

(2)         Financial assets and liabilities at fair value through profit or loss

	December 31, 2013	December 31, 2012	January 1, 2012
Assets
Current items:
Financial assets held for trading
Forward foreign exchange contracts	$227,703	68,248	$639,995

	December 31, 2013	December 31, 2012	January 1, 2012
Liabilities:
Current items:
Financial assets held for trading
Forward foreign exchange contracts	$689,097	$1,235,546	$46,311
Non-current items:
Financial liabilities held for trading
Cross currency swap contracts	$—	$289	$—

A.            The Company recognized net gain of $1,587,910 and $3,169,898 on the above-mentioned financial instruments held for the years ended December 31, 2013 and 2012, respectively.

B.            The non-hedging derivative financial assets and liabilities transaction information are as follows:

Derivative financial assets	December 31, 2013 Contract Amount (Notional Principal) (in thousands)		Contract Period	December 31, 2012 Contract Amount (Notional Principal) (in thousands)		Contract Period

Current items

Forward foreign exchange contracts	TWD(sell)	15,409,915	2013/10~2014/3	TWD(sell)	21,402,881	2012/11~2013/3
	USD(buy)	524,000	2013/10~2014/3	USD(buy)	737,000	2012/11~2013/3

Forward foreign exchange contracts	EUR(sell)	39,500	2013/10~2014/1	EUR(sell)	9,000	2012/12~2013/1
	USD (buy)	54,633	2013/10~2014/1	USD(buy)	11,933	2012/12~2013/1

Derivative financial liabilities

Current items

Forward foreign exchange contracts	TWD(sell)	11,352,830	2013/12~2014/3	TWD(sell)	29,569,912	2012/9~2013/3
	USD(buy)	380,000	2013/12~2014/3	USD(buy)	1,016,000	2012/9~2013/3

Forward foreign exchange contracts	EUR(sell)	148,500	2013/10~2014/3	EUR(sell)	108,000	2012/11~2013/1
	USD (buy)	202,032	2013/10~2014/3	USD(buy)	139,310	2012/11~2013/1

Forward foreign exchange contracts	USD(sell)	467,000	2013/10~2014/3	USD(sell)	735,000	2012/10~2013/3
	JPY(buy)	47,065,250	2013/10~2014/3	JPY(buy)	60,306,259	2012/10~2013/3

Derivative financial assets				January 1, 2012 Contract Amount (in thousands) (Notional Principal)		Contract Period

Current items

Forward foreign exchange contracts				USD(sell)	521,000	2011/11~2012/3
				JPY(buy)	40,617,624	2011/11~2012/3

Forward foreign exchange contracts				TWD(sell)	52,444,640	2011/10~2012/4
				USD(buy)	1,745,000	2011/10~2012/4

Forward foreign exchange contracts				EUR(sell)	331,000	2011/11~2012/2
				USD(buy)	435,560	2011/11~2012/2

Derivative financial liabilities Current items

Forward foreign exchange contracts				TWD(sell)	2,726,455	2011/11~2012/3
				USD(buy)	90,000	2011/11~2012/3

Forward foreign exchange contracts				USD(sell)	215,000	2011/11~2012/2
				JPY(buy)	16,567,360	2011/11~2012/2

(a)   Forward foreign exchange contracts

The Company entered into forward foreign exchange contracts to hedge exchange rate risk of import and export proceeds and foreign currency. However, these forward foreign exchange contracts are not accounted for under hedge accounting.

(b)   Cross currency swap contracts

The Company entered into cross currency swap contracts which are ineffective hedge portion for floating interest rate on borrowings (both current and long-term portion).

(3)         Available-for-sale financial assets

Items	December 31, 2013	December 31, 2012	January 1, 2012
Current items	$—	$40,230	$17,484
Listed stocks
Non-current items
Listed stocks and bonds investment
TPV Technology Ltd.	$925,394	$1,178,600	$832,828
Others	225,472	226,547	225,841
Emerging and unlisted stocks
Chi Lin Technology Co., Ltd.	447,462	125,805	142,050
AvanStrate Inc.	136,771	165,295	237,847
Others	89,023	156,688	142,017
	$1,824,122	$1,852,935	$1,580,583

A.            The Company recognized loss of $211,410 and profit of $275,477 in other comprehensive income for fair value change for the years ended December 31, 2013 and 2012, respectively.

B.            The counterparties of the Company’s debt instrument investments have good credit quality, all with credit rating of twA+ above. The maximum exposure to credit risk at balance sheet date is the carrying amount of financial assets at fair value through profit or loss - debt instruments.

(4)         Financial assets measured at cost - non-current

Items	December 31, 2013	December 31, 2012	January 1, 2012
Unlisted stocks
Top Taiwan VI Venture Capital Co., Ltd.	$—	$198,490	$198,490

The above investments were classified as “financial assets carried at cost” because they are not traded in active market, and no sufficient industry information of companies similar to the investee or investee’s financial information can be obtained. Thus, the fair value of those investments cannot be measured reliably. The Company sold the financial asset in the fourth quarter of 2013 at the price of $192,758.

(5)     Hedging derivative financial liabilities

Items	December 31, 2013	December 31, 2012	January 1, 2012
Non-current items
Cross currency swap-fair value hedges	$—	$290,235	$429,653
Interest rate swap-cash flow hedges	21,918	101,395	287,499

Cross currency swap-cash flow hedges	—	—	19,800
	$21,918	$391,630	$736,952

1.                 Fair value hedges

	Designated as Hedging Instruments
	Derivative Instruments Designated as	Fair Value
Hedged Items	Hedges	December 31, 2013	December 31, 2012	January 1, 2012
Long-term borrowings denominated in foreign currency	Cross currency swap	$—	$(290,235)	$(429,653)

The Company evaluated the risk of fair value changes on interest payments associated with long-term borrowings denominated in foreign currency to be significant and entered into cross currency swap contracts to hedge the exposure. The contract had matured and was settled in November, 2013.

2.      Cash flow hedges

	Designated as Hedging Instruments
	Derivative Instruments Designated as	Fair Value		Period of Anticipated Cash	Period of Gain (Loss) Expected to be Recognized in
Hedged Items	Hedges	December 31, 2013	December 31, 2012	Flow	Profit or Loss
Long-term borrowings	Interest rate swap	$(21,918)	$(101,395)	2008-2015	2008-2015

	Designated as Hedging Instruments
	Derivative Instruments Designated as	Fair Value	Period of Anticipated Cash	Period of Gain (Loss) Expected to be Recognized in
Hedged Items	Hedges	January 1, 2012	Flow	Profit or Loss
Long-term borrowings	Interest rate swap	$(287,499)	2008-2015	2008-2015
	Cross currency	(19,800)	2005-2013	2005-2013
		$(307,299)

(1)               The Company evaluated the risk of future cash flow changes on principal payments associated with the Company’s floating interest rate bearing borrowings (both current and long-term portion) due to interest rate changes to be significant, and accordingly, entered into interest rate swap contracts and exchanged fixed interest rate as floating interest rate (TWD90/180CP (Page51328) to hedge such exposures.

(2)             Information about gain or loss arising from cash flow hedges recognized in profit or loss and other comprehensive income:

	For the years ended December 31,
Items	2013	2012
Amount of gain or loss adjusted in other comprehensive income	$3,210	$(48,241)
Amount of gain or loss transferred from other comprehensive income to profit or loss	(82,687)	(177,868)

(3)               The gain/(loss) relating to the ineffective portion of cash flow hedges recognized in profit or loss amounted to gain of $289 and loss of $14,264 for the years ended December 31, 2013 and 2012, respectively.

(6)    Accounts and notes receivable

	December 31, 2013	December 31, 2012	January 1, 2012
Notes receivable	$21,447	$21,447	$21,466
Accounts receivable	65,425,580	69,755,953	52,650,620
	$65,447,027	$69,777,400	$52,672,086
Less: allowance for sales returns and discounts	(1,545,279)	(438,317)	(362,324)
Less: allowance for bad debts	(138,483)	(117,036)	(117,036)
	$63,763,265	$69,222,047	$52,192,726

1.              The Company factored its accounts receivable to certain financial institutions without recourse. Under the agreement, the Company was not required to bear uncollectible risk of the underlying accounts receivable, but was liable for the losses incurred on any business dispute. As the Company did not provide any collateral, these accounts receivable meet the derecognition criteria for financial assets. The Company derecognized the accounts receivable sold to financial institutions, net of the losses estimated for possible business disputes. The Company’s accounts receivable factoring agreements have expired at the end of 2012. As of December 31, 2012 and January 1, 2012, the relevant information of accounts receivable factored but unsettled were as follows (the balance of “accounts receivable factored” less the “advanced amount” is recognized as “other receivables”):

December 31, 2012

Purchaser of accounts receivable	Accounts receivable sold	Amount advanced	Collateral
China Trust Commercial Bank	$706,221	$564,226	None
Taipei Fubon Bank	489	306	None
	$706,710	$564,532

January 1, 2012

Purchaser of accounts receivable	Accounts receivable sold	Amount advanced	Collateral
China Trust Commercial Bank	$9,943,277	$8,948,115	None
Taipei Fubon Bank	3,376,634	2,901,918	None
	$13,319,911	$11,850,033

For the years ended December 31, 2013 and 2012, the financing charges (expenses) incurred from accounts receivable factoring were $225 and $219,231, respectively, which are shown as “financial cost”.

2.              The Group’s accounts receivable that were neither past due nor impaired are from corporate computer and consumer electronics factories with high credit quality.

3.              The ageing analysis of accounts receivable and notes receivable that were past due but not impaired is as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Up to 30 days	$2,780,522	$1,777,035	$1,287,179
31 to 90 days	717,943	226,914	895,279
91 to 180 days	110,835	27,938	44,608
Over 181 days	65,816	118,827	863
	$3,675,116	$2,150,714	$2,227,929

4.              Movements on the Group’s provision for impairment of accounts receivable and notes receivable are as follows:

(1)         As of December 31, 2013, December 31, 2012 and January 1, 2012, the Group’s accounts receivable that were impaired were $138,483, $117,036 and $117,036, respectively.

(2)         Movement on allowance for bad debts for impairment loss on individual provision is as follows:

	2013	2012
January 1	$117,036	$117,036
Allowance for bad debts — reclassified	21,447	—
December 31	$138,483	$117,036

5.                  The maximum exposure to credit risk was the carrying amount of each class of accounts receivable.

(7)    Inventories

	December 31, 2013	December 31, 2012	January 1, 2012
Raw materials and supplies	$2,302,234	$3,377,656	$7,878,245
Work in process	27,209,678	23,840,770	33,520,634
Finished goods	12,593,026	12,176,421	14,982,953
	42,104,938	39,394,847	56,381,832
Less: Allowance for scrap, obsolescence and price decline	(2,594,729)	(4,017,729)	(5,667,729)
	$39,510,209	$35,377,118	$50,714,103

Expenses and losses incurred on inventories for the years ended December 31, 2013 and 2012 were as follows:

	2013	2012
Cost of inventories sold	$393,083,704	$480,221,927
Reversal of allowance for price decline	(1,423,000)	(1,650,000)
Loss from sale of scraps	799,315	211,534
Others	(253,568)	(142,929)
	$392,206,451	$478,640,532

The Company had managed its expired and slow-moving inventories, thus the risk of reduction in the inventory’s market price had been lowered and the net realizable value of inventories had been recovered.

(8)                 Long-term investments accounted for under the equity method

	December 31, 2013	December 31, 2012	January 1, 2012

Innolux Holding Ltd.	$15,866,385	$16,473,392	$16,676,313
InnoJoy Investment Corporation (InnoJoy)	1,721,618	1,466,816	948,938
InnoFun Investment Corporation (InnoFun)	—	—	396,999
TPO Hong Kong Holding Ltd.	2,164,447	2,110,912	2,003,032
Toppoly Optoelectronics (B.V.I.) Ltd.	4,347,392	3,531,668	2,630,838
Landmark International Ltd.	36,005,637	34,030,188	34,392,518
Leadtek Global Group Limited	(256,666)	1,269,274	515,151
Yuan Chi Investment Co., Ltd.	1,015,867	1,047,084	1,253,598
Chi Mei Optoelectronics Japan Co., Ltd.	1,574,455	1,657,848	1,815,106
Gold Union Investments Limited	499,245	777,911	1,018,226
Chi Mei Optoelectronics Europe B. V.	154,806	137,507	126,947
Chi Mei Lighting Technology Corporation (Chi Mei Corporation)	—	515,999	1,838,299
GIO Optoelectronics Corporation	475,253	508,911	606,163
Contrel Technology Co., Ltd.	473,259	450,917	463,841
Ampower Holding Ltd.	1,526,449	1,471,057	1,566,091
Chi Mei Materials Technology Corporation	1,883,267	1,611,434	1,336,562
Others	408,798	513,577	766,693
	$67,860,212	$67,574,495	$68,355,315

A.                    Subsidiary

(1)                 The Company indirectly invested in its investees in the mainland China conducting research and development, processing, assembly and after-sale service business of LCD components and LCD monitors through Innolux Holding Ltd., TPO Hong Kong Holding Ltd., Toppoly Optoelectronics (B.V.I.) Ltd., Landmark International Ltd. and A Gold Union Investments Limited, and in those conducting warehouse and storage and logistics business through Keyway Investment Management Limited. Indirect investments in the mainland China are disclosed in note 13.

(2)                 In November 2012, the Board resolved to merge InnoJoy and InnoFun, two wholly-owned subsidiaries of the Company, with the former as the surviving company. The date of such merger was December 1, 2012 and such merger is accounted for as structural reorganization.

B.                    Associates

(1)                 The consolidated financial information of associates of the Company is shown as below:

	Assets	Liabilities	Revenue	Profit/(Loss)
December 31, 2013	$22,729,921	$7,107,607	$20,087,705 3	$2,302,711
December 31, 2012	35,575,947	19,803,850	28,056,393	(418,261)
January 1, 2012	28,840,430	15,386,957	—	—

(2)                 The fair value of the Company’s associates which have quoted market price was as follows:

	Stock price per share (in dollars)
	December 31, 2013	December 31, 2012	January 1, 2012
Chi Mei Materials Technology	$36.45	$31.65	$20.40
Contrel Technology Co., Ltd.	16.95	7.98	8.87

(3)                 The impairment loss of the Company’s associates recognized for the years ended December 31, 2013 and 2012 was $204,721 and $908,696, respectively.

(9) Property, plant and equipment

						Unfinished construction
			Machinery			and equipment
	Land	Buildings	and equipment	Testing equipment	Others	under acceptance	Total

At January 1, 2013
Cost	$3,852,792	$153,864,439	$347,222,768	$5,775,818	$12,119,515	$21,945,408	$544,780,740
Accumulated depreciation and impairment	—	(44,259,742)	(200,871,601)	(3,174,381)	(9,423,681)	—	(257,729,405)
	$3,852,792	$109,604,697	$146,351,167	$2,601,437	$2,695,834	$21,945,408	$287,051,335
2013
January 1	$3,852,792	$109,604,697	$146,351,167	$2,601,437	$2,695,834	$21,945,408	$287,051,335
Additions	—	—	330	215	—	15,812,656	15,813,201
Disposals	—	(20,095)	(417,060)	—	(2,034)	—	(439,189)
Transfer	—	2,602,822	29,368,986	719,240	2,236,236	(34,616,922)	310,362
Depreciation charge	—	(14,939,333)	(51,215,000)	(684,490)	(2,339,272)	—	(69,178,095)
December 31	$3,852,792	$97,248,091	$124,088,423	$2,636,402	$2,590,764	$3,141,142	$233,557,614

At December 31, 2013
Cost	$3,852,792	$156,365,038	$376,152,145	$6,479,182	$14,176,068	$3,141,142	$560,166,367
Accumulated depreciation and impairment	—	(59,116,947)	(252,063,722)	(3,842,780)	(11,585,304)	—	(326,608,753)
	$3,852,792	$97,248,091	$124,088,423	$2,636,402	$2,590,764	$3,141,142	$233,557,614

						Unfinished construction
			Machinery			and equipment
	Land	Buildings	and equipment	Testing equipment	Others	under acceptance	Total

At January 1, 2012
Cost	$3,852,792	$147,506,528	$301,553,615	$4,244,292	$9,076,297	$60,999,289	$527,232,813
Accumulated depreciation and impairment	—	(29,679,733)	(143,492,866)	(2,651,186)	(7,039,770)	—	(182,863,555)
	$3,852,792	$117,826,795	$158,060,749	$1,593,106	$2,036,527	$60,999,289	$344,369,258
2012
January 1	$3,852,792	$117,826,795	$158,060,749	$1,593,106	$2,036,527	$60,999,289	$344,369,258
Additions	—	—	—	—	—	17,661,514	17,661,514
Disposals	—	(49,454)	(20,205)	(2,019)	(4,990)	—	(76,668)
Transfer	—	6,502,804	45,915,592	1,548,351	2,881,248	(56,715,395)	132,600
Depreciation charge	—	(14,675,448)	(57,604,969)	(538,001)	(2,216,951)	—	(75,035,369)
December 31	$3,852,792	$109,604,697	$146,351,167	$2,601,437	$2,695,834	$21,945,408	$287,051,335

At December 31, 2012
Cost	$3,852,792	$153,864,439	$347,222,768	$5,775,818	$12,119,515	$21,945,408	$544,780,740
Accumulated depreciation and impairment	—	(44,259,742)	(200,871,601)	(3,174,381)	(9,423,681)	—	(257,729,405)
	$3,852,792	$109,604,697	$146,351,167	$2,601,437	$2,695,834	$21,945,408	$287,051,355

Information about the property, plant and equipment that were pledged to others as collateral is provided in Note 8.

(10)  Investment property

	Land	Buildings	Total
At January 1, 2013
Cost	$188,247	$568,440	$756,687
Accumulated depreciation and impairment	—	(36,664)	(36,664)
	$188,247	$531,776	$720,023
2013
Opening net book amount	$188,247	$531,776	$720,023
Depreciation charge	—	(13,173)	(13,173)
Closing net book amount	$188,247	$518,603	$706,850

At December 31, 2013
Cost	$188,247	$568,440	$756,687
Accumulated depreciation and impairment	—	(49,837)	(49,837)
	$188,247	$518,603	$706,850

	Land	Buildings	Total
At January 1, 2012
Cost	$188,247	$552,841	$741,088
Accumulated depreciation and impairment	—	(22,214)	(22,214)
	$188,247	$530,627	$718,874
2012
Opening net book amount	$188,247	$530,627	$718,874
Additions	—	15,599	15,599
Depreciation charge	—	(14,450)	(14,450)
Closing net book amount	$188,247	$531,776	$720,023

At December 31, 2012
Cost	$188,247	$568,440	$756,687
Accumulated depreciation and impairment	—	(36,664)	(36,664)
	$188,247	$531,776	$720,023

The fair value of the investment property held by the Company as at December 31, 2013, December 31, 2012 and January 1, 2012 was $721,774, $615,232 and $655,589, respectively. The Company used the valuation results of the comparative method which was based on market trading information.

(11) Intangible assets

A. The following intangible assets resulted from payments for goodwill, TFT-LCD related technology license fees and royalties.

	Patents	Royalty	Goodwill	Others	Total
At January 1, 2013
Cost	$2,793,810	$6,011,798	$17,096,628	$3,150,228	$29,052,464
Accumulated amortization and impairment	(1,740,287)	(1,969,472)	—	(2,546,004)	(6,255,763)
	$1,053,523	$4,042,326	$17,096,628	$604,224	$22,796,701
2013
Opening net book amount	$1,053,523	$4,042,326	$17,096,628	$604,224	$22,796,701
Transfer Amortization charge	—	1,700	—	193,202	194,902
Closing net book amount	(603,643)	(902,566)	—	(370,951)	(1,877,160)
Closing net book amount	$449,880	$3.141,460	$17,096,628	$426,475	$21,114,443
At December 31, 2013
Cost	$2,793,810	$6,013,498	$17,096,628	$3,267,074	$29,171,010
Accumulated amortization and impairment	(2,343,930)	(2,872,038)		(2,840,599)	(8,056,567)
	$449,880	$3,141,460	$17,096,628	$426.475	$21,114,443

	Patents	Loyalty	Goodwill	Others	Total
At January 1, 2012
Cost	$2,750,437	$6,011,798	$17,096,628	$3,232,182	$29,091,045
Accumulated amortization and impairment	(1,142,427)	(1,067,018)	—	(2,335,325)	(4,544,770)
	$1,608,010	$4,944,780	$17,096,628	$896,857	$24,546,275
2012
Opening net book amount	$1,608,010	$4,944,780	$17,096,628	$896,857	$24,546,275
Transfer	43,373	—	—	235,528	278,901
Amortization charge	(597,860)	(902,454)	—	(528,161)	(2,028,475)

Closing net book amount	$1,053,523	$4,042,326	$17,096,628	$604,224	$22,796,701

At December 31, 2012
Cost	$2,793,810	$6,011,798	$17,096,628	$3,150,228	$29,052,464
Accumulated amortization and impairment	(1,740,287)	(1,969,472)	—	(2,546,004)	(6,255,763)
	$1,053,523	$4,042,326	$17,096,628	$604,224	$22,796,701

B. Details of amortization on intangible assets are as follows:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Operating costs	$961,945	$947,611
Operating expenses	915,215	1,080,864
	$1,877,160	$2,028,475

C. The Company evaluated the impairment of recoverable amount of the goodwill at each reporting date and used the value in use as the basis for calculation of the recoverable amount. The value in use was calculated based on the estimated present value of future cash flows of five years, which was discounted at the discount rate of 4.22% and 3.71% for the years ended December 31, 2013 and 2012, respectively, to reflect the specific risks of the related cash generating units. The future cash flows were estimated based on the future revenue, gross profit, and other operating costs each year. Based on the evaluation above, the Company did not recognize impairment loss on goodwill for the years ended December 31, 2013 and 2012.

(12)  Non-current assets held for sale

The Company reclassified the idle assets for sale as resolved by the Board of Directors in the year 2011 to “non-current assets held for sale”. However, the sale plan changed due to the changes in market demand in the fourth quarter of 2012 as certain abovementioned assets did not meet the conditions of non-current assets held for sale. Therefore, the amount which is the lower between the carrying value and recoverable amount should be reclassified as “property, plant and equipment”. Details are as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Property, plant and equipment	$—	$—	$541,633

(13)  Short-term loans

Type of loans	December 31, 2013	December 31, 2012	January 1, 2012	Collateral
Bank loans
Credit loans	$1,943,565	$7,321,385	$9,981,000	None
Less: Reclassified to long-term liabilities -current portion	—	(7,321,385)	—
	$1,943,565	$—	$9,981,000
Range of interest rates	2.858%-4.050%	—	0.95%~3%

The Company’s short-term borrowings as of December 31, 2012 are settled in accordance with the agreement signed with the bank group repayment schedule; non-syndicated short or medium termed loans had their credit terms extended to December 31, 2013, and thus the short-term loans above were reclassified to “long-term liabilities - current portion”. For more information, please refer to Note 6(16)C.(b).

(14) Short-term notes payable

	December 31, 2013	December 31, 2012	January 1, 2012
Commercial papers payable	$—	$700,000	$2,000,000
Less: discount on commercial	—	(570)	(754)

papers payable	$—	$699,430	$1,999,246

Issue rate	—	1.75%	0.93%~2.35%

(15)  Bonds payable

	December 31, 2013	December 31, 2012	January 1, 2012
Secured domestic bonds	$—	$2,000,000	$4,000,000
Less: Bonds payable -current portion	—	(2,000,000)	(2,000,000)
	$—	$—	$2,000,000

(16)  Long-term loans

Type of loans	Period	December 31, 2013
Syndicated bank loans	2005/03~2016/11	$139,125,971
Guaranteed commercial papers	2012/11~2015/07	258,354
Credit loans	2009/09~2014/06	16,372,450
		155,756,775
Less : Administrative expenses charged by syndicated banks		(187,557)
Current portion — syndicated bank loans (including administrative expenses charged by syndicated banks)		(138,938,414)
Current portion — other long-term loans		(16,630,804)
		$—
Range of interest rates		1.3115%~2.795%

Type of loans	Period	December 31, 2012
Syndicated bank loans	2005/03~2016/11	$164,278,697
Guaranteed commercial papers	2012/11~2015/07	365,750
Credit loans	2009/09~2013/12	40,003,505
Lease payable	2008/05~2013/05	980,000
		205,627,952
Less : Administrative expenses charged by syndicated banks		(388,063)
Current portion — syndicated bank loans (including administrative expenses charged by syndicated banks)		(25,242,245)

Current portion — other long-term loans		(40,101,496)
Current portion — lease payable		(980,000)
		$138,916,148
Range of interest rates		0.8914%~3.6%

Type of loans	Period	January 1, 2012
Syndicated bank loans	2005/03~2015/12	$174,737,829
Non-guaranteed commercial papers	2011/08~2014/08	499,145
Guaranteed commercial papers	2006/06~2012/07	861,731
Credit loans	2009/09~2013/09	36,907,113
Lease payable	2008/05~2013/05	2,960,000
		215,965,818
Less : Administrative expenses charged by syndicated banks		(471,965)
Current portion — syndicated bank loans (including administrative expenses charged by syndicated banks)		(174,306,299)

Current portion — other long-term loans		(8,037,944)
Current portion — lease payable		(1,980,000)
		$31,169,610
Range of interest rates		1.0265%~2.4853%

A. Please refer to Note 8 for the information of assets pledged as collateral for long-term loans.

B. The syndicated loan agreements specified that the Company shall maintain certain ratios on current ratio, liability ratio, interest coverage, and tangible net equity, which were reviewed based on the Company’s annual consolidated financial statements audited by independent auditors.

(a) The current ratio and liability ratio on the Company’s 2011 consolidated financial statements did not meet the requirements prescribed in the agreements. Under the agreements, the syndicated banks may take actions, inclusive of (but not limited to) requiring that all outstanding principal, interest, fees, and other accrued expenses payable to the syndicated banks in relation to the syndicated loan agreements shall be due immediately. Therefore, the Company reclassified the outstanding syndicated loans as of December 31, 2011 amounting to $174,306,299 (including administrative expenses charged by syndicated banks) to “Long-term liabilities - current portion”. However, as stated in Note C, all financial institution creditors agreed to waive the review of the Company’s financial ratios for 2012 and 2011 and also waive the interest-rate penalty and default penalty arising from the violation of financial commitments. Accordingly, the above syndicated loans were not reclassified as “long-term liabilities - current portion” starting from the first quarter report of 2012.

(b) The Company’s financial ratios on the consolidated financial statements for the year ended December 31, 2013 are in accordance with the covenants on the syndicated loan agreement.

C.            In December 2011, the Company applied for the assistance of Ministry of Economic Affairs to negotiate the debt with the syndicated banks, in accordance with the “Procedures for the Assistance of Ministry of Economic Affairs in the Negotiation of Enterprise and Financial Institution relating to the Debt Issue”. On April 5, 2012, the Company signed an “Agreed-upon Repayment Agreement” with all financial institution creditors based on the framework of the resolutions during the creditors and debtors negotiation meeting. The major terms of the agreement were as follows:

(a) Medium and long-term syndicated loans

The medium and long-term syndicated loans that will be due between 2012 to 2014 will be extended for 2-3 years. Principal is repayable every year based on a certain percentage; interest is charged at the original interest rate or at the original interest rate plus premium rate.

(b) Short and medium-term non-syndicated loans

The outstanding balances or the original amounts of each loan are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such loans for another one year for each application, with a maximum of two applications with each bank. Interest is charged at the original interest rate plus premium rate and extension fee is charged at a certain percentage.

(c) Credit lines of derivative financial instruments

At least two-thirds of the original credit lines of derivative financial instruments are renewed based on the original terms and all extended to December 31, 2013. Before maturity, the Company may apply for the extension of such credit lines for another one year for each application, with a maximum of two applications with each bank. Extension fee is charged at a certain percentage.

(d) Other matters

a)        All financial institution creditors agreed to waive the review of the Company’s financial ratios for 2011 and 2012 and waive the interest-rate penalty and default penalty arising from the violation of financial commitments.

b)        All financial institution creditors agreed to waive the agreement that the Company shall early repay whole or part of the loans as prescribed by the original agreements before the extension agreements were approved by all financial institution creditors.

(e) The Company’s significant commitments

The Company was committed to increase capital in certain amount of cash within 3 years starting from 2012, to focus on its main business activities, and not to make investments out of its main business lines, except for equipment improvements or equipment additions for its main business. Further, the Company shall not apply for bankruptcy or reorganization during the period of negotiation for the extension of the due date on the Company’s debt.

D.            Because the Company failed to meet the requirements specified in the “syndicated repayment agreement” signed for the cash capital increase for the year ended December 31, 2013, the syndicated banks may take measures, in accordance with the agreement, such as (but not limited to) requiring the immediate maturity of the outstanding principal, interest, expenses and other payables, thus the Company reclassified syndicated loans and other long-term borrowings as of December 31, 2013 of $155,569,218 (including syndicated processing fees) to “long-term liabilities - current portion”. The extension of the cash capital increase requirements to 2014, which had an original deadline of 2013, was granted through the concession of financial institution creditors on January 27, 2014.

E.             The contents of lease payable were as follows:

Leased Assets	Period	Annual Payment	Terms and Conditions
Machinery equipment and factory facility	2008.05.19 ~2013.05.19	Down payment of $4,000,000 made upon commencement; Repayment semi-annually of $990,000 in 9 instalments

1.The lessor unconditionally transfers ownership of the leased property to the lessee by the end of the lease term. 2. These leased assets have to be fully insured with the lessor as co-insured and the Company is responsible for the maintenance and repair of the leased assets.

(17)  Pensions

A. Defined benefit pension plan

(a) The Company has established a defined benefit pension plan in accordance with the Labor Standards Law, covering all regular employees for services provided prior to July 1, 2005, and employees who choose to remain in the defined benefit pension plan subsequent to the enforcement of the Labor Pension Act on July 1, 2005. Under the defined benefit pension plan, employees are entitled to two base points for every year of service for the first 15 years and one base point for each additional year thereafter, up to a maximum of 45 base points. The pension payment to employees was computed based on years of service and average salaries or wages of the last six months prior to approved retirement. The Company contributed monthly an amount equal to 2% of the employees’ monthly salaries and wages to the retirement fund deposited with Bank of Taiwan, the trustee, under the name of the independent retirement fund committee.

(b) The amounts recognized in the balance sheet are determined as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Present value of funded obligations	$1,504,354	$1,464,983	$1,440,354
Fair value of plan assets	(1,454,627)	(1,398,638)	(1,287,945)
Net liability in the balance sheet (shown as “Other non-current liabilities”)	$49,727	$66,345	$152,409

(c) Changes in present value of funded obligations are as follows:

	2013	2012
Present value of funded obligations
At January 1	$1,464,983	$1,440,354
Current service cost	9,148	10,374
Interest expense	21,975	25,206
Actuarial profit and loss	8,248	(10,951)
At December 31	$1,504,354	$1,464,983

(d) Changes in fair value of plan assets are as follows:

	2013	2012
Fair value of plan assets
At January 1	$1,398,638	$1,287,945
Expected return on plan assets	20,980	22,539
Actuarial profit and loss	(3,622)	(11,535)
Employer contributions	38,631	99,689
At December 31	$1,454,627	$1,398,638

(e) Amounts of expenses recognized in statements of comprehensive income are as follows:

	2013	2012
Current service cost	$9,148	$10,374
Interest cost	21,975	25,206
Expected return on plan assets	(20,980)	(22,539)
Actuarial profit and loss	11,870	583
Current pension costs	$22,013	$13,624

Details of cost and expenses recognized in statements of comprehensive income are as follows:

	2013	2012
Cost of sales	$6,593	$8,351
Selling expenses	329	419
General and administrative expenses	1,058	1,324
Research and development expenses	2,163	2,947
	$10,143	$13,041

(f)Amounts recognized under other comprehensive income are as follows:

	2013	2012
Recognition for current period	$11,870	$583
Accumulated amount	$12,453	$583

(g) The Bank of Taiwan was commissioned to manage the Fund of the Company’s defined benefit pension plan in accordance with the Fund’s annual investment and utilization plan and the “Regulations for Revenues, Expenditures, Safeguard and Utilization of the Labor Retirement Fund” (Article 6: The scope of utilization for the Fund includes deposit in domestic or foreign financial institutions, investment in domestic or foreign listed, over-the-counter, or private placement equity securities, investment in domestic or foreign real estate securitization products, etc.). With regard to the utilization of the Fund, its minimum earnings in the annual distributions on the final financial statements shall be no less than the earnings attainable from the amounts accrued from two-year time deposits with the interest rates offered by local banks. The constitution of fair value of plan assets as of December 31, 2013 and 2012 is given in the Annual Labor Retirement Fund Utilization Report published by the government.

Expected return on plan assets was a projection of overall return for the obligations period, which was estimated based on historical returns and by reference to the status of Labor Retirement Fund utilization by the Labor Pension Fund Supervisory Committee and taking into account the effect that the Fund’s minimum earnings in the annual distributions on the final financial statements shall be no less than the earnings attainable from the amounts accrued from two-year time deposits with the interest rates offered by local banks.

For the years ended December 31, 2013 and 2012, the actual return on plan assets was $17,358 and $11,004, respectively.

(h)The principal actuarial assumptions used were as follows:

	2013	2012	2011
Discount rate	2.00%	1.50%	1.75%
Future salary increases	3.00%	3.50%	3.50%
Expected return on plan assets	2.00%	1.50%	1.75%

(i)Historical information of experience adjustments was as follows:

	2013	2012
Present value of defined benefit obligation	$1,504,354	$1,464,983
Fair value of plan assets	(1,454,627)	(1,398,638)
Deficit in the plan	$49,727	$66,345
Experience adjustments on plan liabilities	$320,046	$(103,948)
Experience adjustments on plan assets	$(3,622)	$(11,535)

(j)The Group suspended its contributions to the pension reserve as agreed by the Science Park Administration in June 2013.

B.            Defined contribution pension plan

(a)         Effective July 1, 2005, the Company have established a defined contribution pension plan (the “New Plan”) under the Labor Pension Act (the “Act”), covering all regular employees with R.O.C. nationality. Under the New Plan, the Company contribute monthly an amount based on 6% of the employees’ monthly salaries and wages to the employees’ individual pension accounts at the Bureau of Labor Insurance. The benefits accrued are paid monthly or in lump sum upon termination of employment.

(b)         The pension costs under the defined contribution pension plans of the Company for the years ended December 31, 2013 and 2012 were $842,000 and $752,990, respectively.

(18)         Share-based payment

A.            As of December 31, 2013, the Company’s share-based payment transactions are set forth below:

		Quantity granted	Contract period
Type of arrangement	Grant date	(in thousand units)	(in years)	Vesting conditions
Employee stock options	2007.12.20	25,000	6	Note (b),(c)
Employee stock options	2010.05.13	20,000	5	Note (a)
Employee stock options	2011.05.19	50,000	5	Note (a)
Reservation for new share subscription by employees	2012.08.29	60,000	—	Vested immediately
Reservation for new share subscription by employees	2013.01.17	36,122	—	Vested immediately
Restricted stocks to employees-shares subscribed with consideration	2013.01.30	31,151	3	Note (d),(e)
Restricted stocks to employees-shares without consideration	2013.01.30	31,151	3	Note (d),(e)
Restricted stocks to employees-shares subscribed with consideration	2013.03.29	844	3	Note (d),(e)
Restricted stocks to employees-shares without consideration	2013.03.29	844	3	Note (d),(e)
Restricted stocks to employees-shares subscribed with consideration	2013.12.12	4,268	3	Note (d),(e)
Restricted stocks to employees-shares without consideration	2013.12.12	4,268	3	Note (d),(e)

(a)        The employees may exercise the stock options in installment based on 30%, 30% and 40% of total options granted on completion of the specified year(s) of service (one to four years) from the grant date.

(b)        The employees may exercise the stock options in installment based on 40%, 30% and 30% of total options granted on completion of the specified year(s) of service (three to five years) from the grant date.

(c)         The employee stock options had already expired.

(d)        The employees may exercise the stock options in installment based on 20%, 40% and 40% of total options granted on completion of the specified year(s) of service (one to three years) from the grant date.

(e)         The restricted stocks issued by the Company cannot be transferred and voting right and dividend right are restricted on these stocks before its employees reach vested conditions.

(f)          The fair value of stock options granted from 2010 to the first quarter of 2013 is measured using the Black-Scholes option-pricing model. Relevant information is as follows:

			Strike	Expected	Expected	Expected	Risk-free	Fair value
Type of		Price	price	volatility	duration	dividend	interest	per unit
arrangement	Grant date	(in dollars)	(in dollars)	(%)	(month)	yield (%)	rate (%)	(in dollars)
Restricted stocks to employees
- shares subscribed with consideration	2013.12.12	10.65	—	—	—	—	—	10.65
- shares issued with no consideration	2013.12.12	10.65	5.00	—	—	—	—	5.65
Restricted stocks to employees
- shares subscribed with consideration	2013.3.29	18.40	—	—	—	—	—	18.40
- shares issued with no consideration	2013.3.29	18.40	5.00	—	—	—	—	13.40
Restricted stocks to employees
- shares subscribed with consideration	2013.1.30	15.35	—	—	—	—	—	15.35
- shares issued with no consideration	2013.1.30	15.35	5.00	—	—	—	—	10.35
Reservation for new share subscription by employees	2013.1.17	14.15	12.98	48.20	0.36	0.00	0.65	1.17
Reservation for new share subscription by employees	2012.8.29	9.45	9.00	49.28	0.72	0.00	0.68	0.71
Employee stock	2011.05.19	26.70	26.70	35.67	48.60	0.00	1.00	7.31
options								~8.32
Employee stock	2010.05.13	39.85	39.85	51.57	48.60	0.00	0.80	15.12
options								~16.98

B.            Employee stock options acquired because of mergers

(a) Details:

		Quantity granted
Type of arrangement	Grant date	(in thousand units)	Contract period	Vesting conditions
Employee stock options	2007.12.27	120	5 years	Note ii, iv
Employee stock options	2009.09.30	24,819	5 years	Note ii
Employee stock options	2006.07.19	11 (Note i)	6 years	Note iii, iv
Employee stock options	2007.07.02	21 (Note i)	6 years	Note iii, iv
Employee stock options	2007.12.27	2 (Note i)	6 years	Note iii, iv

(i)               Each unit of stock options can subscribe for 1,000 shares of common stock.

(ii)            The employees may exercise the stock options in installment based on 50% and 50% of total options granted on completion of the specified years of service (two to three years) from the grant date.

(iii)         The employees may exercise the stock options in installment based on 25%, 25%, 25% and 25% of total options granted on completion of the specified years of service (two to five years) from the grant date.

(iv)        The employee stock options had already expired.

(v)           The units of employee stock options above were adjusted by share conversion rate.

(b)  For the employee stock options assumed by the Company due to the merger, the cost after calculation attributable to acquisition cost (equal amount was recognized as capital reserve - employee stock options under stockholders’ equity) and attributable to compensation cost over the remaining vesting period after the merger were $310,999 and $453,371, respectively.

(c)  The fair value of employee stock options was estimated using the aforementioned binomial model of Hull & White (2002) Enhanced FASB 123. The information was as follows:

							Risk	Fair
			Strike	Expected	Expected		free	value
Type of		Price	price	volatility	duration	dividend	interest	per unit
arrangement	Grant date	(in dollars)	(in dollars)	(%)	(month)	yield (%)	rate (%)	(in dollars)
Employee stock options	2007.12.27	51.6	64.00	45.10	36.30	0.61	0.82	2.66~2.8
Employee stock options	2009.09.30	51.6	39.20	45.10	36.78	0.61	0.82	3.57~4.14
Employee stock options	2006.07.19	51.6	55.21	45.10	12.04	0.61	0.82	4.64~4.77
Employee stock options	2007.07.02	51.6	67.53	45.10	24.78	0.61	0.82	4.23~4.41
Employee stock options	2007.12.27	51.6	80.63	45.10	48.54	0.61	0.82	3.65~3.82

C.            The details of the employee stock option plan for the years ended December 31, 2013 and 2012 were as follows:

	For the year ended December 31, 2013
Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at date period (in dollars)
Outstanding options at the beginning of the year	119,482	$41.79			$14.98
Options exercised	—	—
Options expired	(25,023)	57.05
Outstanding options at the end of the year	94,819	28.71	$34.46	1.38 years
			23.82	2.39 years
			33.93	0.75 years
Exercisable options at the end of the year	51,819	31.13

	For the year ended December 31, 2012
Stock Options	Quantity (in thousand units)	Weighted average exercise price (in dollars)	Range of exercise price (in dollars)	Weighted average remaining vesting period	Weighted average stock price of stock options at date period (in dollars)
Outstanding options at the beginning of the year	119,973	$56.48
Options exercised	—	—			$12.49
Options expired	(131)	59.43
Outstanding options at the end of the year	119,842	41.79	$62.42	0.98 years
			37.51	2.38 years
			25.36	3.39 years
Exercisable options at the end of the year	55,842	53.00	36.91~75.19	1.18 years

D.            For the years ended December 31, 2013 and 2012, the expenses incurred from share-based payment arrangements were $556,874 and $390,921, respectively.

(19)  Provisions for other liabilities-current

		Sales returns
	Warranty	and discounts	Royalty	Total
At January 1, 2013	$7,248	$140,324	$987,204	$1,134,776
Additional provisions	2,276,712	2,540,626	3,969,156	8,786,494
Used during the year	(2,143,151)	(2,532,035)	(2,953,573)	(7,628,759)
At December 31, 2013	$140,809	$148,915	$2,002,787	$2,292,511

A. Warranty

The Company provides warranty on TFT-LCD panel products sold. Provision for warranty is estimated based on historical warranty data of TFT-LCD panel products.

B. Sales returns and discounts

Provisions for discounts and returns are related to the sale of TFT-LCD panel products. Provision for discounts and returns are based on historical results.

C. Royalty

Provisions for royalties are related to the production and R&D of TFT-LCD panel products. The Group estimates royalties based on royalties required to product production and R&D.

(20)         Common stock

A. As of December 31, 2013, the Company’s authorized and outstanding capital were $110,000,000 (including $5,000,000 reserved for employee stock options) and $91,094,288, respectively, with a par value of $10 (in dollars) per share. All proceeds from shares issued have been collected. Movements in the number of the Company’s ordinary shares outstanding are as follows:

	2013	2012
	Number of ordinary	Number of ordinary
	shares (in thousands)	shares (in thousands)
At January 1	7,912,971	7,312,971
Cash injection	1,125,000	600,000
Issue restricted shares to employees	72,526	—
Cancellation of restricted stock to employees	(1,068)	—
At December 31	9,109,429	7,912,971

B. The Company’s Board of Directors resolved to increase capital through cash on December 17, 2013 by issuing common shares of no more than 2 billion shares, in exchange for cash domestically or by using cash from capital increase to issue common shares in exchange for the issuance of foreign depository receipts.

C. On June 25, 2012, the Board of Directors of the Company resolved to increase capital by issuing 600 million new shares of stock at the price of $9 per share for cash.

D. As authorized by the shareholders during their meeting in June 2012, the Board of Directors of the Company resolved to increase capital for cash by issuing global depositary receipts (the “GDR”) on July 18, 2012, to be completed in January 2013. The Company issued 1,125,000 thousand shares of common stock for cash, including 112,500 thousand shares regarded as employee stock options, and 1,012,500 thousand shares, with a unit of GDR representing 10 shares at the Luxembourg Stock Exchange. Per unit was issued at a premium of $12.98, and raised a total of $14,519,051, net of issuance cost. As of December 31, 2013, there were 363 thousand units outstanding, representing 3,628 thousand shares of common stocks.

E. As authorized by the shareholders at the shareholders’ meeting in June, 2012, the Board of Directors of the Company adopted a resolution on January 30, 2013, March 29, 2013 and December 12, 2013 to issue restricted shares to employees, consisting of 36,263 thousand shares without consideration and 36,263 thousand shares with consideration (the price for subscription is $5 per share). The effective date of the issuance was on January 30, 2013, March 29, 2013 and December 12, 2013. Those shares restrict transfer until the vesting conditions are met by employees, and also restrict employees’ voting rights at the shareholders’ meeting and restrict their dividend and other rights. As of December 31, 2013, the Company bought back 1,068,000 shares of unvested restricted stocks to employees, and decreased capital in accordance with the law.

F. The stockholders at the stockholders’ meeting on January 6, 2010 approved the merger of the Company with the other company as the surviving company. The Company issued 4,046,382 thousand new shares according to the merger contract. The new stocks, which were issued due to the merger, included the common stock issued by the acquired companies in May and December 2006 through private placement. The issuance of 570,929 thousand stocks was determined based on the exchange ratio in the merger contract. The rights and obligations of the private common shares were the same as other issued common shares, except for the transfer restriction under R.O.C. Securities and Exchange Act and the listing restriction that no public listing will be allowed within three years since the day of issuance and only if the Company completes the application to publicly issue the shares. The aforementioned private common shares have not been publicly issued as of December 31, 2013.

G. In accordance with the Board of Directors’ resolution in August 2007, the Company decided to issue 300 million shares of common stock for cash, including 149,967,500 units of GDRs which represent 299,935 thousand shares of common stock with a unit of GDR representing 2 shares of common stock. Per unit was issued at premium of US$9.02 (in dollars). In accordance with the Board of Directors’ resolution in March 2013, the Company terminated the abovementioned GDR, and the effective date of termination was in May 2013.

(21)         Capital reserve

Pursuant to the R.O.C. Company Law, capital reserve arising from paid-in capital in excess of par value on issuance of common stocks and donations can be used to cover accumulated deficit or to issue new stocks or cash to shareholders in proportion to their share ownership, provided that the Company has no accumulated deficit. Further, the R.O.C. Securities and Exchange Law requires that the amount of capital reserve to be capitalized mentioned above should not exceed 10% of the paid-in capital each year. Accumulated deficit shall first be covered by retained earnings before the capital reserve can be used to cover the accumulated deficit.

(22)         Retained earnings

A. In accordance with the Company’s Articles of Incorporation, net income must be distributed in the following order: (a) To pay all tax accruals and payables arising from the current year and to cover prior years’ losses, if any; (b) As legal reserve equal to 10% of net income after tax and distribution pursuant to clause (a); (c)As any other legally required reserve; (d)To pay dividends on preferred shares; (e)To pay bonuses to employees not less than 5% of net income after tax and distribution pursuant to clauses (a) to (d); and (f)The remaining amount, if any, shall be distributed pursuant to the proposal of the Board of Directors in accordance with the Company’s dividend policy and to the resolution approved at the stockholders’ meeting, of which 0.1% should be paid as remuneration to directors and supervisors and the remaining amount as dividends to stockholders. Dividends distributed in respect of any fiscal year in the form of shares shall not exceed two-thirds of total dividends to stockholders.

B. Except for covering accumulated deficit or issuing new stocks or cash to shareholders in proportion to their share ownership, the legal reserve shall not be used for any other purpose. The use of legal reserve for the issuance of stocks or cash to shareholders in proportion to their share ownership is permitted, provided that the balance of the reserve exceeds 25% of the Company’s paid-in capital.

C. The Board of Directors proposed to cover accumulated deficit as of December 31, 2012 which was approved by the stockholders in June 2013. It was resolved not to distribute dividends or accrue employees’ bonus and directors’ and supervisors’ remuneration. As approved by the stockholders in June 2013, the Company covered accumulated deficit amounting to $27,308,220 by using additional paid-in capital in excess of par value of common stock. Furthermore, the Company’s method of distribution for 2013 earnings has not yet been resolved by the Board of Directors.

D. Employees’ bonus and directors’ and supervisors’ remuneration were accrued at $172,217 and $4,004 for the year ended December 31, 2013. The amount was estimated using the period’s net profit after tax, legal reserve amongst other factors and in accordance with the Company’s Articles of Incorporation. The Company had an accumulated deficit at June 30, 2012 and accordingly, no employees’ bonus and directors’ and supervisors’ remuneration was estimated.

(23) Other equity items

		Available-		Employee
	Currency	for-sale	Hedging	unearned
	translation	investments	reserve	compensation	Total
At January 1, 2013	$(2,818,705)	$(1,609,513)	$423,629	$—	$(4,004,589)
Cash flow hedges:
- Fair value gains in the period	—	—	(3,210)	—	(3,210)
- Reclassified as current income			82,687		82,687
- Tax on fair value gains	—	—	(24,916)	—	(24,916)
Available-for-sale investments:
- Revaluation — gross	—	211,410	—	—	211,410
- Revaluation transfer — gross	—	(11,598)	—	—	(11,598)
- Revaluation — tax	—	49,140	—	—	49,140
- Revaluation — subsidiaries and associates	—	239,036	—	—	239,036
Currency translation differences:
- Group	2,703,765	—	—	—	2,703,765
- Associates	36,866	—	—	—	36,866
Employee unearned compensation
- Restricted stocks to employees	—	—	—	(754,166)	(754,166)
- Share-based payment compensation cost	—	—	—	366,898	366,898
At December 31, 2013	$(78,074)	$(1,544,345)	$478,190	$(387,268)	$(1,531,497)

		Available-		Employee
	Currency	for-sale	Hedging	unearned
	translation	investments	reserve	compensation	Total
At January 1, 2012	$—	$(2,446,219)	$230,040	$—	$(2,216,179)
Cash flow hedges:
- Fair value losses in the period	—	—	48,241	—	48,241
- Reclassified as current income	—	—	177,868	—	177,868
- Tax on fair value gains	—	—	(32,520)	—	(32,520)
Available-for-sale investments:
- Revaluation – gross	—	275,477	—	—	275,477
- Revaluation – tax	—	(50,403)	—	—	(50,403)
- Revaluation – subsidiaries and associates	—	611,632	—	—	611,632
Currency translation differences:
- Group	(2,775,550)	—	—	—	(2,775,550)
- Associates	(43,155)	—	—	—	(43,155)
At December 31, 2012	$(2,818,705)	$(1,609,513)	$423,629	$—	$(4,004,589)

(24)  Other income

	For the year ended December 31, 2013	For the year ended December 31, 2012
Rental revenue	$129,511	$128,159
Interest income	112,782	77,448
Dividend income	43,822	67,444
Other income	935,960	1,376,992
	$1,222,075	$1,650,043

(25)  Other gains and losses

	For the year ended December 31, 2013	For the year ended December 31, 2012
Net loss on financial assets and liabilities at fair value through profit or loss	$(1,587,910)	$(3,169,898)
Net currency exchange gain	2,252,870	3,007,076
Gain on disposal of investments	18,366	(224,892)
Loss on disposal of property, plant and equipment	(6,065)	(32,138)
Impairment loss	(204,721)	(908,696)
Litigation loss and others	(9,422,978)	(4,768,662)
	$(8,950,438)	$(6,097,210)

(26)  Finance costs

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Interest expense:
Bank borrowings	$4,292,335	$4,914,050
Bonds	5,662	107,012
Others	20,567	28,597
Loss (gain) on fair value change of financial instruments:
Loss on cash flow hedges, transfer from equity	82,687	177,868

Fair value hedges	(31,642)	118,285
Financing charges incurred on accounts receivable factoring	225	219,231
	$4,369,834	$5,565,043

(27)  Expenses by nature

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Employee benefit expense	$20,699,447	$18,986,173
Depreciation	69,191,268	75,049,819
Amortization	1,877,160	2,028,475
	$91,767,875	$96,064,467

(28)  Employee benefit expense

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Employee benefit expense
Wages and salaries	$16,771,656	$15,580,085
Employee stock options	556,874	390,921
Labor and health insurance fees	1,544,476	1,356,985
Pension costs	852,143	766,031
Other personnel expenses	974,298	892,151
	$20,699,447	$18,986,173

(29)  Income tax

A.            Income tax expense (benefit)

(a)         Components of income tax expense:

	For the year ended December 31, 2013	For the year ended December 31, 2012
Current tax:
Current tax on profit for the year	$—	$—
Under-provision for prior years	2,985	680
Total current tax	2,985	680
Deferred tax:
Origination and reversal of temporary differences	(670,402)	(1,782,406)
Income tax benefit	$(667,417)	$(1,781,726)

(b)         The income tax (charge)/credit relating to components of other comprehensive income is as follows:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Fair value gains/losses on available-for-sale financial assets	$49,140	$(52,684)
Cash flow hedges	(24,916)	(32,520)
Actuarial gains/losses on defined benefit obligations	2,018	99
	$26,242	$(85,105)

B.            Reconciliation between income tax expense (benefit) and accounting profit

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Income tax calculated on net profit before tax using the statutory tax rate	$753,976	$(5,308,957)
Effect of items not to be recognized as required	166,080	(246,932)
Under provision of prior year’s income tax	2,985	680
Effect on income tax of book-tax differences of investment tax credits	118,725	85,221
(Under) Over provision of deferred income tax assets	(284,606)	955,899
Effect on income tax of loss carryforwards	(1,424,577)	2,732,363
Income tax benefit	$667,417	$(1,781,726)

C.            Amounts of deferred tax assets or liabilities as a result of temporary differences, loss carryforwards and investment tax credits are as follows:

	For the year ended December 31, 2013
		Recognized	Recognized in other
		in	comprehensive	December
	January 1	profit or loss	income	31
Temporary differences:
-Deferred income tax assets:
Sales returns and discount provisions	$98,369	$189,644	$—	$288,013
Accrued royalties and warranty provisions	169,057	195,354	—	364,411
Unrealized loss (gain) on financial instruments	483,870	(83,499)	49,140	449,511
Loss carryforwards	16,285,600	235,233	—	16,520,833
Others	322,918	(112,305)	2,018	212,631
Sub-total	17,359,814	424,427	51,158	17,835,399

-Deferred income tax liabilities:
Unrealized exchange gain	(455,343)	403,986	—	(51,357)
Unrealized loss (gain) on cash flow hedges	(73,027)	—	(24,916)	(97,943)
Amortization charges on goodwill	(533,081)	(193,761)	—	(726,842)
Others	(69,316)	(35,750)	—	(33,565)
Sub-total	(1,130,767)	245,975	(24,916)	(909,708)
Total	$16,229,047	$670,402	$26,242	$16,925,691

	For the year ended December 31, 2012
		Recognized	Recognized in other
	January 1	in profit or loss	comprehensive income	December 31
Temporary differences:
-Deferred income tax assets:
Unrealized exchange loss	$310,245	$(310,245)	$—	$—
Sales returns and discount provisions	87,307	11,062	—	98,369
Accrued royalties and warranty provisions	60,376	108,681	—	169,057
Unrealized loss (gain) on financial instruments	258,607	275,666	(50,403)	483,870
Loss carryforwards	13,878,474	2,407,126	—	16,285,600
Others	453,350	(130,531)	99	322,918
Sub-total	15,048,359	2,361,759	(50,304)	17,359,814

-Deferred income tax liabilities:
Unrealized exchange gain	—	(455,343)	—	(455,343)
Unrealized loss (gain) on cash flow hedges	(40,507)	—	(32,520)	(73,027)
Amortization charges on goodwill	(339,319)	(193,762)	—	(533,081)
Others	(139,068)	69,752	—	(69,316)
Sub-total	(518,894)	(579,353)	(32,520)	(1,130,767)
Total	$14,529,465	$1,782,406	$(85,824)	$16,229,047

D.            According to Act for Industrial Innovation and Statute for Upgrading Industries (before its abolishment), details of the Group’s investment tax credits and unrecognized deferred tax assets are as follows:

December 31, 2013

	Unused tax	Unrecognized	Final year tax
Qualifying items	credits	deferred tax assets	credits are due
Machinery and equipment	$409,544	$409,544	2014 ~ 2015

December 31, 2012

	Unused tax	Unrecognized	Final year tax
Qualifying items	credits	deferred tax assets	credits are due
Research and development	$770,169	$770,169	2013
Machinery and equipment	768,543	768,543	2013~2015
Employees’ training	3,215	3,215	2013
Investments in barren areas	1,893,650	1,893,650	2013

January 1, 2012

	Unused tax	Unrecognized	Final year tax
Qualifying items	credits	deferred tax assets	credits are due
Research and development	$1,678,934	$1,678,934	2012~2013
Machinery and equipment	5,670,007	5,670,007	2012~2015
Employees’ training	14,235	14,235	2012~2013
Investments in barren areas	4,648,117	4,648,117	2012~2013

E. Expiration dates of unused loss carryfowards and amounts of unrecognized deferred tax assets are as follows:

December 31, 2013

Year	Amount filed/		Unrecognized
incurred	assessed	Unused amount	deferred tax assets	Usable until year
2009	Assessed	$7,638,918	$6,350,844	2014
2010	Assessed	3,771,324	1,576,461	2015~2020
2011	Assessed	10,765,149	3,009,074	2021
2012	Filed	7,330,975	2,049,154	2022
		$29,506,366	$12,985,533

December 31, 2012

Year	Amount filed/		Unrecognized
incurred	assessed	Unused amount	deferred tax assets	Usable until year
2008	Assessed	$1,071,757	$690,719	2013
2009	Assessed	8,672,872	7,384,798	2014
2010	Assessed	3,771,323	1,576,460	2015~2020
2011	Filed	10,961,221	3,018,302	2021
2012	Filed	6,180,610	1,701,904	2022
		$30,657,783	$14,372,183

January 1, 2012

Year	Amount filed/		Unrecognized
incurred	assessed	Unused amount	deferred tax assets	Usable until year
2007	Assessed	$733,043	$733,043	2012
2008	Assessed	1,084,616	697,382	2013
2009	Filed	8,672,872	7,384,798	2014
2010	Filed	3,930,692	1,735,829	2015~2020
2011	Filed	11,744,894	1,736,591	2021
		$26,166,117	$12,287,643

F.  The amounts of deductible temporary differences that are not recognized as deferred tax assets are as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Deductible temporary differences	$13,832,627	$18,156,570	$24,763,420

G. The Company has not recognized taxable temporary differences associated with investment in subsidiaries as deferred income tax liabilities. As of December 31, 2013, December 31, 2012 and January 1, 2012, the amounts of temporary differences unrecognized as deferred income tax liabilities were $2,155,159, $2,043,559 and $2,128,808, respectively.

H. Certain parts of the Company’s income from the design, research, development, manufacture and sale of the thin film transistor - liquid crystal displays (TFT-LCD) and LCDs are eligible for operating income tax exemptions from 2008 to 2015.

I.  The Company’s income tax returns through 2011 have been assessed and approved by the Tax Authority.

J.  Unappropriated retained earnings recorded by the Company pertain to retained earnings after 1998.

K. The details of imputation system were as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Balance of tax credit account	$1,082,780	$1,057,942	$1,038,224

The stockholders at the stockholders’ meeting approved not to distribute dividends for the year 2013, so there was no creditable tax rate for 2012. The creditable tax rate is estimated to be 20.48% for 2013.

(30)   Earnings per share

	For the year ended December 31, 2013
	Amount after tax	Weighted average number of ordinary shares outstanding (shares in thousands)	Earnings per share (in dollars)
Basic earnings per share
Net profit for the period	$5,102,568	8,967,080	$0.57
Diluted earnings per share
Net profit for the period	$5,102,568	—
Effect of dilutive potential ordinary shares:
-Employees’ bonus	—	15,173
-Restricted stocks	—	27,609
	$5,102,568	9,009,862	$0.57

	For the year ended December 31, 2012
	Amount after tax	Weighted average number of ordinary shares outstanding (shares in thousands)	Earnings per share (in dollars)
Basic earnings per share
Net loss for the period	$(29,899,236)	7,472,423	$(4.00)

As employee stock options had anti-dilutive effect for the years ended December 31, 2013 and 2012, they were not included in the calculation of earnings (loss) per share.

(31)   Non-cash transaction

A. Investing activities with partial cash payments:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Purchase of property, plant and equipment	$15,813,201	$17,661,514
Add: opening balance of payable on equipment	3,439,899	2,262,183
Less: ending balance of payable on equipment	(3,180,964)	(3,439,899)
Cash paid during the year	$16,072,136	$16,483,798

B. Financing activities with no cash flow effects:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Short-term borrowings converted to long-term borrowings	$—	$7,321,385

7.     RELATED PARTY TRANSACTIONS

(1) Significant related party transactions

A. Sales of goods

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Sales of goods:
- Subsidiaries	$6,111,580	$18,814,523
- Others	5,617,759	43,589,204
	$11,729,339	$62,403,727

Except for having no similar transactions for the sales price comparison of the products sold to related parties, the trading terms are determined in accordance with mutual agreement, and all other terms are the same as with third parties. The collection period was 30~120 days upon delivery or on a monthly-closing basis to related parties, and 30~90 days to non-related parties.

B. Purchases of goods

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Purchases of goods:
- Associates	$5,287,598	$9,138,450
- Others	1,772,885	11,716,278
- Subsidiaries	1,712,587	5,291,556
	$8,773,070	$46,373,842

There was no similar transaction to compare with, and the transaction terms were decided by negotiation or at market prices. The payment term was 30~120 days to related parties after delivery, and 30~180 days to non-related parties after delivery or on a monthly - closing basis.

C. Consigned processing

(a) Consigned processing

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Processing costs:
- Subsidiaries	$148,212,172	$151,972,999
- Others	8,412	22,828
- Associates	—	550,706
	$148,220,584	$152,546,533

(b) Balance of consigned processing at the end of year

	December 31, 2013	December 31, 2012	January 1, 2012
Payables to related parties:
- Subsidiaries	$283,023	$8,943,577	$928,424
- Others		83,125
	$283,023	$9,026,702	928,424

The Group subcontracted the processing of products of associates in Mainland China. The processing fees were mainly charged based on cost plus method.

D. Accounts receivable

	December 31, 2013	December 31, 2012	January 1, 2012
Receivables from related parties:
- Others	$1,833,860	$8,086,605	$6,098,663
- Subsidiaries	1,095,893	5,645,345	13,233,804
- Associates	—	—	165,156
	2,929,753	13,731,950	19,497,623
Less: Transfer to other receivables	(519,851)	(1,176,913)	609,392
Provision for doubtful debts	(60)	(60)	(60)
	$2,409,842	$12,554,977	$18,888,171

(1)      Receivables from related parties were primarily related to sales and fell due in 30~120 days upon the date of the transactions. The amounts were unsecured and interest-bearing. No provision has been made for such amounts.

(2)      The above receivables from related parties past due were transferred to “other receivables — related parties”. As at December 31, 2012 and January 1, 2012, there were $97,113 and $340,488 transferred to other receivables respectively, which were loans in nature.

E. Other receivables

	December 31, 2013	December 31, 2012	January 1, 2012
Accounts receivable	$519,851	$1,079,800	$268,904
Other receivables	268,100	158,929	332,868
Loans receivable	—	97,113	340,488
	$787,951	$1,335,842	$942,260

(1)      Details of loans granted by the Company to its related parties during 2013 and 2012 are as follows:

		2013
	Highest balance	Utilized	Interest rate range	Interest income	Interest receivable
Subsidiaries	$1,571,893	$—	—	$—	$—

		2012
	Highest balance	Utilized	Interest rate range	Interest income	Interest receivable
Subsidiaries	$4,634,745	$97,113	—	$11,185	$—

The highest balances of loans granted by the Company to its related parties represent the amount as authorized to the chairman of the Company through resolution of the board of directors to be utilized on a revolving basis.

F.              Accounts payable

	December 31, 2013	December 31, 2012	January 1, 2012
Payables to related parties:
Subsidiaries	$80,095,077	$84,974,241	$93,387,057
Associates	1,439,867	2,260,044	3,626,043
Others	442,802	2,065,813	5,749,336
	$81,977,746	$89,300,098	$102,762,436

The payables to related parties arise mainly from purchase transactions and are due in 30~120 days after the date of purchase. The payables bear no interest.

G.            Other payables — credit facilities

		2013
	Highest balance	Utilized	Interest rate range	Interest income	Interest payable
Subsidiaries	$425,850	$425,850	1.40%	$6,533	$—

		2012
	Highest balance	Utilized	Interest rate range	Interest income	Interest payable
Subsidiaries	$504,600	$504,600	1.45%	$642	$—

There was no other payables — credit facilities as at January 1, 2012.

H.           Property transactions:

Purchases of property

(a) Purchases of property:

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Associates	$1,095,965	$878,904
Subsidiaries	865,847	117,616
Others	—	17,050
	$1,961,812	$1,013,570

(b) Period-end balances arising from purchases of property:

	December 31, 2013	December 31, 2012	January 1, 2012
Associates	$227,734	$386,527	$101,670
Subsidiaries	218,466	195,229	4,054
Others	2,034	—	1,743
	$448,234	$581,756	$107,467

I.                Endorsements and Guarantees

As at December 31, 2013, December 31, 2012 and January 1, 2012, balances of bank loans of its subsidiaries endorsed and guaranteed by the Company were as follows. Please refer to note 13(1)B. for details.

	December 31, 2013	December 31, 2012	January 1, 2012
Subsidiaries	$15,915,870	$15,507,360	$29,185,100

(2)         Key management compensation

	For the year ended	For the year ended
	December 31, 2013	December 31, 2012
Salaries and other short-term employee benefits	$46,386	$47,624
Share-based payments	27,582	9,762
Post-employment benefits	334	603
	$74,302	$57,989

8.       PLEDGED ASSETS

The Group’s assets pledged as collateral are as follows:

	Book value
Pledged asset	December 31, 2013	December 31, 2012	January 1, 2012	Purpose
Other financial assets-current
- Savings deposits	$—	$42,500	$—	Tariff
- Savings deposits	—	17,378	—	Land lease
- Time deposits	2,485,841	2,487,230	—	Syndicated bank loans
Refundable deposits	—	—	3,338,525	Guarantee to United States District Court for litigation
Property, plant and equipment	211,132,039	207,882,345	199,154,261	Long-term loans and performance guarantee for lease payable
Other financial assets — non-current
Refundable deposits	12,327,000	11,547,000	11,754,000	Guarantee to European Commission for litigation
Refundable deposits	—	808,936	565,333	Guarantee to United States District Court for litigation
Savings deposits	722	—	—	Guarantee for contract
	$225,945,602	$222,785,389	$214,812,119

9.       SIGNIFICANT CONTINGENT LIABILITIES AND UNRECOGNIZED CONTRACT COMMITMENTS

(1)        Contingencies—Significant Litigations

A. On February 2, 2007, the Company was named as defendant in a lawsuit filed by Anvik Company, alleging that the Company had infringed upon five Anvik’s patents of TFT-LCD panels produced by the machines purchased from Nikon Company. On April 4, 2012, the judge rendered a decision citing the invalidation of Anvik’s patent right. Both parties had reached a settlement agreement on November 7, 2013; Anvik had withdrawn the lawsuit on December 17, 2013; this lawsuit had no effect on the Company’s operations and finances.

B. Chi Mei Optoelectronics Corporation (the “CMO”), Chi Mei Optoelectronics Japan Co., Ltd., Chi Mei Optoelectronics UK Ltd., Chi Mei Optoelectronics Europe B.V., and Chi Mei Optoelectronics USA Inc. were investigated under the Anti-Trust competition by the United States (the “U.S.”) Department of Justice. Moreover, certain U.S state governments, the European Union’s, Brazil’s and Korea’s governments are starting to investigate this case.

Certain downstream customers and consumers in the TFT-LCD industry of the U.S. and Canada regions are now bringing up class-actions or individual civil lawsuits against the TFT-LCD companies; in certain lawsuits, CMO and Chi Mei Optoelectronics USA Inc. were listed as defendants. Explanations for investigations on significant cases related to the Anti-Trust Act are as follows:

(a) Regarding the above lawsuits, the Company had reached an agreement with the United States Department of Justice in December 2009, agreeing to pay penalties of US$220 million in installment over five years. As of December 31, 2013, the unpaid penalties amounted to US$72 million.

As to the class suit of the U.S. direct purchasers, the Company reached an out-of-court settlement with the plaintiffs, agreeing to pay the plaintiffs US$78 million in July 2011. The settlement agreement was approved by the court in December 2011. The Company had reached settlement agreements with the plaintiffs on individual civil lawsuits in the U.S. for the years ended December 31, 2013 and 2012 and recognized related losses.

As to the class suit of the U.S. indirect purchasers, the Company reached an out-of-court settlement with the indirect purchaser plaintiffs in November 2011, agreeing to pay the indirect purchaser plaintiffs US$110,270 thousand. The settlement agreement was approved by the court. The Company has already deposited the penalty into the designated account in December 2011.

The Company reached an out-of-court settlement with ten State Governments, agreeing to pay the plaintiffs US$767 million as civil statutory damages. The settlement agreement was approved by the court in December 2011.

(b) The Company reached a settlement agreement with the plaintiffs’ lawyer in Canada’s purchasers’ class actions in September, 2013, agreeing to pay the plaintiffs CAD 10 million. The settlement agreement is still waiting to be approved by the court.

(c) n December 2010, the Company received a notice from the European Commission, requesting the Company to pay a penalty of EUR 300 million to the account as specified by the European Commission within three months upon receipt of the notice. The Company appealed this case with the Court of Justice of the European Union in February 2011 and deposited EUR 300 million to the above account on March 14, 2011. The principal and interest accrued in this account will be refunded to the Company depending on the final outcome of this case.

(d) In December 2011, the Company received a notice from the Korean Fair Trade Commission, requesting the Company to deposit the penalty of around $41,500 thousand into the designated account. The Company deposited the penalty into the designated account in February 2012.

(e) The Company received a notice from the National Development and Reform Commission, PRC in December, 2012, asking the Company for a payment of RMB 62,940 thousand to its specified account within 15 days from the date of notice received to return the amount to the enterprise operator, with a penalty of RMB 31,470 thousand. The Company had paid the amounts above in December, 2012 and January, 2013, respectively.

(f) Except for the items related to the Anti-Trust Act with ultimate results that cannot be reliably estimated, the Company has recognized actual or estimated losses or liabilities in “other payables” and “other non-current liabilities”.

C. On September 8, 2008, Apeldyn Corporation sued the Company alleging infringement of patents of its products with the United States District Court for the District of Delaware. On November 15, 2011, the Court ruled that the Company did not infringe Apeldyn’s patent. Apeldyn then appealed the case to the United States Court of Appeals. On July 17, 2013, the United States Court of Appeals ruled that the Company did not infringe Apeldyn’s patent; the statutory deadline for Apeldyn to appeal to the Supreme Court has already passed and Apeldyn did not appeal before the deadline. This case shall not have significant impact on the Company’s business and finances.

D. Mondis filed a lawsuit with the Düsseldorf District Court (the “Court”) in Germany against the Company on May 8, 2009, alleging infringement, among others, of its patent on liquid crystal display and claimed damages for its losses. The Company appointed external attorneys in this area tending to this case and successfully defend Mondis’ assertion. Mondis appealed immediately. Both sides have reached a settlement agreement, and Mondis had withdrawn its appeal. This case had no significant impact on the Company’s business and finances.

E. Thomson Licensing SAS. (“Thomson”) filed a lawsuit with the United States District for the District of Delaware on July 23, 2010, alleging infringement of its patent. The United States Court of Appeals ruled Thomson’s patent as invalid on June 19, 2013. Thomson had withdrawn the patent infringement lawsuit against the Company on September 20, 2013. The Company does not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations.

F. Eidos Displays, LLC and Eidos III, LLC (“Eidos”) filed a lawsuit with the United States District Court for the District of East Texas on April 25, 2011, alleging infringement of its patent. The judge has agreed with the invalidity of the patent advocated by Eidos on January 22, 2014 and will proceed to make the final verdict. It is uncertain whether Eidos will appeal after the final verdict. The Company does not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations in the short-term.

G. In January 2012, Semiconductor Energy Laboratory Co., Ltd. (a Japan company, as “SEL”) filed a lawsuit with the U.S. District Court for the Central District of California against the Company and other companies, alleging infringement of its six U.S. patents. Both sides have reached a settlement agreement in November, 2013 and SEL had withdrawn the lawsuit on December 6, 2013. The Company does not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations.

H. The Trustees of Boston University (“TBU”) has filed a patent infringement lawsuit against the Company with the U.S. District Court for the District of Massachusetts, alleging that the Company and the Company’s U.S. subsidiaries’ products had infringed on its patent. The Company had appointed external lawyers and had responded to this lawsuit in court as of January 6, 2014. The Company had reached a settlement agreement with TBU and TBU will withdraw its lawsuit against the Company. The Company does not expect that the lawsuit would have a material adverse effect on the Company’s financial position or results of operations.

(2)        Commitments

A. Capital expenditure contracted for at the balance sheet date but not yet incurred is as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Property, plant and equipment	$13,229,191	$18,826,894	$14,032,289

B. Operating lease commitments

The Group leases plant, land and warehouses under non-cancellable operating lease agreements. The majority of lease agreements are renewable at the end of the lease period at market rate.

The future aggregate minimum lease payments under non-cancellable operating leases are as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Not later than one year	$500,648	$417,688	$418,815
Later than one year but not	1,982,908	1,670,750	1,675,260
later than five years	1,952,100	1,996,679	2,421,132
Later than five years	4,435,656	4,085,117	4,515,207
	$500,648	$417,688	$418,815

C. Outstanding letters of credit

The outstanding letters of credit for the purchase of property, plant and equipment are as follows:

	December 31, 2013	December 31, 2012	January 1, 2012
Outstanding letters of credit	$390,027	$618,636	$1,729,105

10.       SIGNIFICANT CATASTROPHE

None.

11.       SIGNIFICANT SUBSEQUENT EVENTS

Please refer to Note 6(16) D.

12.       OTHERS

(1)         Capital risk management

The Company’s objectives are to maintain an optimal capital structure, constructively reduce the debt ratio and the cost of capital to maximize shareholders’ equity.

(2)         Financial instruments

A.                        Fair value information of financial instruments

Except those listed in the table below, the carrying amounts of the Company’s financial instruments not measured at fair value (including cash and cash equivalents, accounts receivable, other receivables, other financial assets-current, short-term loans, short-term notes payable, accounts payable and other payables) are approximate to their fair values. The fair value information of financial instruments measured at fair value is provided in Note 12(3).

	December 31, 2013
	Book value	Fair value
Financial assets:
Other financial assets — non-current	$12,327,722	$12,265,170
Financial liabilities:
Long-term loans (including current portion)	$155,569,218	$155,569,218

	December 31, 2012
	Book value	Fair value
Financial assets:
Other financial assets — non-current	$12,355,936	$12,293,240

Financial liabilities:
Long-term loans (including current portion)	$207,239,889	$207,239,889

	January 1, 2012
	Book value	Fair value
Financial assets:
Other financial assets — non-current	$12,319,333	$12,256,823
Financial liabilities:
Bonds payable	$2,000,000	$2,015,155
Long-term loans (including current portion)	217,493,853	217,493,853
Total	$219,493,853	$219,509,008

B.                                    Financial risk management policies

(a)           The Company’s activities expose it to a variety of financial risks: market risk (including foreign exchange risk, interest rate risk and price risk), credit risk and liquidity risk. The Company’s overall risk management programme focuses on the unpredictability of financial markets and seeks to minimize potential adverse effects on the Company’s financial position and financial performance. The Company uses derivative financial instruments to hedge certain risk exposures (see Notes 6(2),(5)).

(b)           Risk management is carried out by a central treasury department (Company treasury) under policies approved by the board of directors. Company treasury identifies, evaluates and hedges financial risks in close cooperation with the Company’s operating units. The Board provides written principles for overall risk management, as well as written policies covering specific areas and matters, such as foreign exchange risk, interest rate risk, credit risk, use of derivative financial instruments and non-derivative financial instruments, and investment of excess liquidity.

C.                                    Significant financial risks and degrees of financial risks

(a)           Market risk

Foreign exchange risk

a)             The Company operates internationally and is exposed to foreign exchange risk arising from various currency exposures, primarily with respect to the USD and RMB. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations.

b)             Management has set up a policy to require Company companies to manage their foreign exchange risk against their functional currency. The Company companies are required to hedge their entire foreign exchange risk exposure with the Company treasury. To manage their foreign exchange risk arising from future commercial transactions and recognized assets and liabilities, entities in the Company use forward foreign exchange contracts, transacted with Company treasury. Foreign exchange risk arises when future commercial transactions or recognized assets or liabilities are denominated in a currency that is not the entity’s functional currency.

c)              The Company’s businesses involve some non-functional currency operations (the Company’s functional currency: NTD). The information on assets and liabilities denominated in foreign currencies whose values would be materially affected by the exchange rate fluctuations is as follows:

	December 31,2013
				Sensitivity analysis
(Foreign currency: functional currency)	Foreign Currency Amount (In Thousands)	Exchange Rate	Book Value (NTD)	Degree of Variation	Effect profit or loss
Financial assets
Monetary items
USD:NTD	$2,580,180	29.81	$76,902,257	1%	$769,023
EUR:NTD	405,043	41.09	16,643,228	1%	166,432
JPY:NTD	761,223	0.28	216,111	1%	2,161
Non-monetary items
USD:NTD	$2,108,219	29.81	$62,835,459
JPY:NTD	4,813,897	0.28	1,366,665
HKD:NTD	266,670	3.84	1,024,813
EUR:NTD	3,651	41.09	150,021
Financial liabilities
Monetary items
USD:NTD	$3,647,810	29.81	$108,722,965	1%	1,087,230
JPY:NTD	36,451,156	0.28	10,348,483	1%	103,485
EUR:NTD	176,291	41.09	7,243,808	1%	72,438

	December 31,2012
				Sensitivity analysis
(Foreign currency: functional currency)	Foreign Currency Amount (In Thousands)	Exchange Rate	Book Value (NTD)	Degree of Variation	Effect profit or loss
Financial assets
Monetary items
USD:NTD	$3,547,426	29.04	$103,017,251	1%	$1,030,173
EUR:NTD	333,022	38.49	12,818,017	1%	128,180
JPY:NTD	924,675	0.34	314,390	1%	3,144
Non-monetary items
USD:NTD	$2,103,153	29.04	$61,075,563
JPY:NTD	4,488,446	0.34	1,526,072
HKD:NTD	331,402	3.75	1,242,758
EUR:NTD	3,448	38.49	132,714
Financial liabilities
Monetary items
USD:NTD	$5,076,266	29.04	$147,414,765	1%	$1,474,148
JPY:NTD	45,907,979	0.34	15,608,713	1%	156,087
EUR:NTD	175,112	38.49	6,740,061	1%	67,401

	January 1,2012
				Sensitivity analysis
(Foreign currency: functional currency)	Foreign Currency Amount (In Thousands)	Exchange Rate	Book Value (NTD)	Degree of Variation	Effect profit or loss
Financial assets
Monetary items
USD:NTD	$3,405,249	30.28	$103,110,940	1%	$1,031,109
EUR:NTD	347,354	39.18	13,609,330	1%	136,093
JPY:NTD	998,824	0.39	389,541	1%	3,895
Non-monetary items
USD:NTD	$2,038,085	30.28	$61,713,214
JPY:NTD	4,268,231	0.39	1,664,610
HKD:NTD	244,173	3.90	952,275
EUR:NTD	3,118	39.18	122,163
Financial liabilities
Monetary items
USD:NTD	$5,399,100	30.28	$163,484,748	1%	$1,634,847
JPY:NTD	55,575,222	0.39	21,674,337	1%	216,743
EUR:NTD	2,807	39.18	109,978	1%	1,100

Price risk

a)             The Company is exposed to equity securities price risk because of investments held by the Company and classified on the stand alone balance sheet either as available-for-sale or at fair value through profit or loss. To manage its price risk arising from investments in equity securities, the Company diversifies its portfolio. Diversification of the portfolio is done in accordance with the limits set by the Company.

b)             The Company’s investments in equity securities comprise domestic listed and unlisted stocks. The prices of equity securities would change due to the change of the future value of investee companies. If the prices of these equity securities had increased/decreased by 20% with all other variables held constant, components of equity for the years ended December 31, 2013 and 2012 would have increased/decreased by $320,825 and $334,633, respectively, as a result of gains/losses on equity securities classified as available-for-sale.

Interest rate risk

a)             The Company’s interest rate risk arises from long-term borrowings. Borrowings issued at variable rates expose the Company to cash flow interest rate risk which is partially offset by cash and cash equivalents held at variable rates. Borrowings issued at fixed rates expose the Company to fair value interest rate risk. During the years ended December 31, 2013 and 2012, the Company’s borrowings at variable rate were denominated in the NTD, USD and RMB.

b)             The Company analyses its interest rate exposure on a dynamic basis. Various scenarios are simulated taking into consideration refinancing, renewal of existing positions, alternative financing and hedging. Based on these scenarios, the Company calculates the impact on profit and loss of a defined interest rate shift. For each simulation, the same interest rate shift is used for all currencies. The scenarios are run only for liabilities that represent the major interest-bearing positions.

c)              Based on the simulations performed, the impact on post-tax profit of a 0.1% shift would be a maximum increase of $389,392 or decrease of $514,070 for the years ended December 31, 2013 and 2012, respectively. The simulation is done on a quarterly basis to verify that the maximum loss potential is within the limit given by the management.

d)             Based on the various scenarios, the Company manages its cash flow interest rate risk by using floating-to-fixed interest rate swaps. Such interest rate swaps have the economic effect of converting borrowings from floating rates to fixed rates. Generally, the Company raises long-term borrowings at floating rates and swaps them into fixed rates that are lower than those available if the Company borrowed at fixed rates directly. Under the interest rate swaps, the Company agrees with other parties to exchange, at specified intervals (primarily quarterly), the difference between fixed contract rates and floating-rate interest amounts calculated by reference to the agreed notional amounts.

(b)             Credit risk

a)        Credit risk refers to the risk of financial loss to the Company arising from default by the clients or counterparties of financial instruments on the contract obligations. According to the Company’s credit policy, each local entity in the Company is responsible for managing and analysing the credit risk for each of their new clients before standard payment and delivery terms and conditions are offered. Internal risk control assesses the credit quality of the customers, taking into account their financial position, past experience and other factors. Individual risk limits are set based on internal or external ratings in accordance with limits set by the board of directors. The utilization of credit limits is regularly monitored. Credit risk arises from cash and cash equivalents, derivative financial instruments and deposits with banks and financial institutions, as well as credit exposures to wholesale and retail customers, including outstanding receivables. Because the Company’s counterparties and executor are banks with good credit standing and financial institutions and Government with investment grade and above, there is no significant default. Therefore, there is no significant credit risk.

b)           No credit limits were exceeded during the reporting periods, and management does not expect any significant losses from non-performance by these counterparties.

c)              The individual analysis of financial assets that had been impaired is provided in the statement for each type of financial assets in Note 6.

(c)              Liquidity risk

a)           Cash flow forecasting is performed in the operating entities of the Company and aggregated by Company Treasury. Company treasury monitors rolling forecasts of the Company’s liquidity requirements to ensure it has sufficient cash to meet operational needs while maintaining sufficient headroom on its undrawn committed borrowing facilities (Note 6(16)) at all times so that the Company does not breach borrowing limits or covenants (where applicable) on any of its borrowing facilities. Such forecasting takes into consideration the Company’s debt financing plans, covenant compliance, compliance with internal balance sheet ratio targets and, if applicable, external regulatory or legal requirements, for example, currency restrictions.

b)           Surplus cash held by the operating entities over and above balance required for working capital management are transferred to the Company treasury. Company treasury invests surplus cash in interest bearing current accounts, time deposits, money market deposits and marketable securities, choosing instruments with appropriate maturities or sufficient liquidity to provide sufficient headroom as determined by the abovementioned forecasts. These are expected to readily generate cash inflows for managing liquidity risk.

d)             The table below analyses the Company’s non-derivative financial liabilities and net-settled or gross-settled derivative financial liabilities into relevant maturity groupings based on the remaining period at the balance sheet date to the contractual maturity date for non-derivative financial liabilities and to the expected maturity date for derivative financial liabilities. The amounts disclosed in the table are the contractual undiscounted cash flows.

Non-derivative financial liabilities:

December 31, 2013	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Over 5 years	Total
Short-term loans	$1,943,565	$—	$—	$—	$1,943,565
Accounts payable	111,001,671				111,001,671
Other payables	14,747,469	—	—	—	14,747,469
Long-term loans (including current portion)	155,569,218	—	—	—	155,569,218
Other financial liabilities	—	12,111,981	5,992	38	12,118,011
Financial guarantee contract	13,528,490	—	—	—	13,528,490

December 31, 2012	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Over 5 years	Total
Short-term notes payable	$699,430	$—	$—	$—	$699,430
Accounts payable	141,019,814	—	—	—	141,019,814
Other payables	24,399,808	—	—	—	24,399,808
Bonds payable	2,000,000	—	—	—	2,000,000
Long-term loans (including current portion)	66,323,741	101,774,484	37,141,664	—	205,239,889
Other financial liabilities	66,345	8,739,499	5,955	69	8,811,868
Financial guarantee contract	15,507,360	—	—	—	15,507,360

January1, 2012	Less than 1 year	Between 1 and 3 years	Between 3 and 5 years	Over 5 years	Total
Short-term loans	$9,981,000	$—	$—	$—	$9,981,000
Short-term notes payable	1,999,246	—	—	—	1,999,246
Accounts payable	165,062,872	—	—	—	165,062,872
Other payables	15,797,398	—		—	15,797,398
Bonds payable	2,000,000	2,000,000	—	—	4,000,000
Long-term loans (including current portion)	184,324,243	29,437,908	1,731,702	—	215,493,853
Other financial liabilities	99,689	11,103,182	1,703 5,943	11,210,517
Financial guarantee contract	17,882,433	—	—	—	17,882,433

Derivative financial liabilities:

December 31, 2013	Less than 1 year	Between 1 and 3 years	Total
Forward exchange contracts	$689,097	$—	$689,097
Cross currency swap contracts	—	21,918	21,918

December 31, 2012	Less than 1 year	Between 1 and 3 years	Total
Forward exchange contracts	$1,235,546	$—	$1,235,546
Cross currency swap contracts	—	290,524	290,524
Interest rate swap contracts	—	101,395	101,395

January 1, 2012	Less than 1 year	Between 1 and 3 years	Total
Forward exchange contracts	$46,311	$—	$46,311
Cross currency swap contracts	—	449,453	449,453
Interest rate swap contracts	—	287,499	287,499

(3)                                 Fair value estimation

A.            The table below analyses financial instruments measured at fair value, by valuation method. The different levels have been defined as follows:

Level 1:     Quoted prices (unadjusted) in active markets for identical assets or liabilities.

Level 2:     Inputs other than quoted prices included within level 1 that are observable for the asset or liability, either directly (that is, as prices) or indirectly (that is, derived from prices).

Level 3:    Inputs for assets or liabilities that are not based on observable market data.

The following table presents the Company’s financial assets and liabilities that are measured at fair value at December 31, 2013, December 31, 2012 and January 1, 2012:

December 31, 2013	Level 1	Level 2	Level 3	Total
Financial assets
Financial assets at fair value through profit or loss
- Forward exchange contracts	$—	$227,703	$—	$227,703

Available-for-sale financial assets
- Equity securities	959,461	—	644,661	1,604,122
- Debt securities	220,000	—	—	220,000
Total	$1,179,461	$227,703	$644,661	$2,051,825

Financial liabilities
Financial assets at fair value through profit or loss
- Forward exchange contracts	$—	$689,097	$—	$689,097
Derivative financial liabilities for hedging
- Interest rate swap contracts	—	21,918	—	21,918
Total	$—	$711,015	$—	$711,015

December 31, 2012	Level 1	Level 2	Level 3	Total
Financial assets
Financial assets at fair value through profit or loss
- Forward exchange contracts	$—	$68,248	$—	$68,248

Available-for-sale financial assets
- Equity securities	1,231,312	—	441,853	1,673,165
- Debt securities	220,000	—	—	220,000
Total	$1,451,312	$68,248	$441,853	$1,961,413

Financial liabilities:
Financial assets at fair value through profit or loss
- Forward exchange contracts	$—	$1,235,546	$—	$1,235,546
- Cross currency swap contracts	—	289	—	289
Derivative financial liabilities for hedging
- Interest rate swap contracts	—	101,395	—	101,395
- Cross currency swap contracts	—	290,235	—	290,235
Total	$—	$1,627,465	$—	$1,627,465

January 1, 2012	Level 1	Level 2	Level 3	Total
Financial assets
Financial assets at fair value through profit or loss
- Forward exchange contracts	$—	$639,995	$—	$639,995

Available-for-sale financial assets
- Equity securities	856,153	—	521,914	1,378,067
- Debt securities	220,000		—	220,000
Total	$1,076,153	$639,995	$521,914	$2,238,062

Financial liabilities
Financial assets at fair value through profit or loss
- Forward exchange contracts	$—	$46,311	$—	$46,311

Derivative financial liabilities for hedging
- Interest rate swap contracts	—	287,499	—	287,499
- Cross currency swap contracts	—	449,453	—	449,453
Total	$—	$783,263	$—	$783,263

B.                    The fair value of financial instruments traded in active markets is based on quoted market prices at the balance sheet date. A market is regarded as active if quoted prices are readily and regularly available from an exchange, dealer, broker, industry Company, pricing service, or regulatory agency, and those prices represent actual and regularly occurring market transactions on an arm’s length basis. The quoted market price used for financial assets held by the Company is the closing price. These instruments are included in level 1. Instruments included in level 1 comprise primarily equity instruments and debt instruments classified as financial assets/financial liabilities at fair value through profit or loss or available-for-sale financial assets.

C.                    The fair value of financial instruments that are not traded in an active market (for example, over-the-counter derivatives) is determined by using valuation techniques. These valuation techniques maximize the use of observable market data where it is available and rely as little as possible on entity specific estimates. If all significant inputs required to fair value an instrument are observable, the instrument is included in level 2.

D.                If one or more of the significant inputs is not based on observable market data, the instrument is included in level 3.

E.                 Specific valuation techniques used to value financial instruments include:

(a)         Quoted market prices or dealer quotes for similar instruments.

(b)         The fair value of interest rate swaps is calculated as the present value of the estimated future cash flows based on observable yield curves.

(c)          The fair value of forward foreign exchange contracts is determined using forward exchange rates at the balance sheet date, with the resulting value discounted back to present value.

(d)         Other techniques, such as discounted cash flow analysis, are used to determine fair value for the remaining financial instruments.

F.                 All of the resulting fair value estimates are included in level 2 except for certain forward foreign exchange contracts where forward exchange rates are not observable directly in the market.

G.               The following table presents the changes in level 3 instruments as at December 31, 2013, December 31, 2012 and January 1, 2012:

Equity securities
At January 1, 2013	$441,853
Gains and losses recognized in other comprehensive income	313,274
Disposed of in the period	(110,466)
At December 31, 2013	$644,661

Equity securities
At January 1, 2012	$521,914
Gains and losses recognized in other comprehensive income	(80,061)
At December 31, 2012	$441,853

(4)                                Turnaround plan

The Company’s current liabilities exceeded its current assets by $149,139,242 as of December 31, 2013. The Company’s management adopted the following measures to improve its operations and financial position:

A.            Negotiation with the creditor banks as to the debt issue

On April 5, 2012, the Company signed an “Agreed-upon Repayment Agreement” with creditor banks. Under the agreement, creditor banks agreed to extend the due dates for the repayment of the Company’s short, medium and long-term loans and to renew the Company’s credit lines to safeguard creditors’ rights and ensure the Company’s continuing operations. More information is described in Note 6(16)C.

B.            Capital increase by cash

As stated in Note 6(16)C, in accordance with the negotiation of the debt issue, the Company shall increase its capital in certain amount of cash within three years starting from 2012. The cash capital increase for 2012 has already been completed. For more information, please refer to Notes 6(20)C and D. The cash capital increase planned for the year 2013 originated from the stock issuance plan as resolved by the Board of Directors in December, 2013. The financial institution creditors had agreed to extend the completion date of the cash capital increase to the end of 2014. For more information, please refer to Notes 6(16)D and 6(20)B.

C.            Improvements in operations

The Company continued to adjust its product lines according to the market demands, to raise operating revenue and gross profit. The Company also tried to strictly control various expenses and expenditures to effectively enhance operational performance and create cash inflows from operating activities.

D.            Capital expenditure control program

Future capital expenditures will focus on the introduction of new technologies and new manufacturing processes, and also the enhancement of the production efficiency of plant and equipment, rather than pursuing capacity expansion. Capital expenditure budgets and amounts will be controlled strictly to maximize the benefits of capital expenditures.

13.       ADDITIONAL DISCLOSURES REQUIRED BY THE SECURITIES AND FUTURES BUREAU

(1)  Related information of significant transactions

A.    Loans granted during the year ended December 31, 2013:

			General Ledger	Is a Related	Maximum outstanding balance during the year ended December	Balance at December 31,	Actual amount			Amount of transactions with the	Reason for Short-term	Allowance for doubtful	Collateral		Limit on loans granted to a	Ceiling on total loans
No.	Creditor	Borrower	account	party	31, 2013	2013	drawn down	Interest rate	Nature of loan	borrower	financing	accounts	Item	Value	single party	granted	Note

0	Innolux Corporation	Chi Mei El Corporation	Other receivables - related parties	Related parties	$1,200,000	$—	$—	—	Short-term financing	$—	Operating support	$—	—	$—	$19,304,323	$57,912,969	A
0	Innolux Corporation	VAP Optoelectronics (Nanjing) Corp.	Other receivables - related parties	Related parties	371,893	—	—	—	Short-term financing	—	Operating support	—	—	—	19,304,323	57,912,969	A
1	Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH	Other receivables	Related parties	32,872	32,872	16,436	0.251%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Logistics Ltd.	Other receivables	Related parties	14,666	—	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	Other receivables	Related parties	774,930	774,930	774,930	2.167%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	Other receivables	Related parties	3,144,428	3,144,428	2,294,985	2.169%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
2	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Display Ltd.	Other receivables	Related parties	774,930	774,930	491,783	2.168%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
3	Dongguan Chi Hsin Electronics Ltd.	Nanhai Chi Mei Optoelectronics	Other receivables	Related parties	178,830	—	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
3	Dongguan Chi Hsin Electronics Ltd.	Nanhai Chi Mei Optoelectronics	Other receivables	Related parties	178,830	—	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
4	Nanhai Chi Mei Electronics Ltd.	Nanhai Chi Mei Optoelectronics Ltd.	Other receivables	Related parties	2,384,400	2,384,400	2,270,952	5.04%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
5	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	Other receivables	Related parties	2,384,400	—	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
6	TPO Displays USA Inc.	TPO Displays Hong Kong Ltd.	Accounts receivable - related parties	Related parties	178,830	178,830	178,830	0.16%~ 0.56%	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A

			General Ledger	Is a Related	Maximum outstanding balance during the year ended December	Balance at December	Actual amount			Amount of transactions with the	Reason for Short-term	Allowance for doubtful	Collateral		Limit on loans granted to a	Ceiling on total loans
No.	Creditor	Borrower	account	party	31, 2013	31, 2013	drawn down	Interest rate	Nature of loan	borrower	financing	accounts	Item	Value	single party	granted	Note
7	TPO Displays Europe B.V.	TPO Displays Hong Kong Ltd.	Accounts receivable - related parties	Related parties	$1,593,300	$1,593,300	$1,593,300	0.117%~0.232%	Short-term financing	$—	Operating support	$—	—	$—	$19,304,323	$57,912,969	A
8	Toptech Trading Limited	VAP Optoelectronics (Nanjing) Corp.	Prepayments	Related parties	157,967	—	—	—	Short-term financing	—	Operating support	—	—	—	19,304,323	57,912,969	A
9	Bright Information Holding Limited	Kunpal Optoelectronics Ltd.	Other receivables	Related parties	59,610	59,610	20,864	—	Short-term financing	—	Operating support	—	—	—	99,418	99,418	B
10	Dragon Flame Industrial Ltd.	VAP Optoelectronics (Nanjing) Corp.	Accounts receivable - related parties	Related parties	126,022	—	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
11	TPO Displays Germany GmbH	TPO Displays Hong Kong Ltd.	Accounts receivable - related parties	Related parties	26,625	26,625	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
12	TPO Displays Hong Kong Ltd.	Shanghai Innolux Optoelectronics Ltd.	Accounts receivable - related parties	Related parties	470,798	470,798	—	—	Short-term financing	—	Operating support	—	—	—	193,043,229	193,043,229	A
13	Yuan Chi Investment Co., Ltd.	InnoJoy Investment Corporation	Other receivables	Related parties	22,000	—	—	—	Short-term financing	—	Operating support	—	—	—	530,659	530,659	C
14	Chi Mei Optoelectronics Japan Co., Ltd.	Innolux Corporation	Other receivables	Related parties	425,850	425,850	425,850	1.40%	Business association	8,225,039	—	—	—	—	570,608	570,608	D

Note A:  The company — Innolux Corporation

1.              For loans obtained for short-term financing, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the Company.

2.              The financial limit on loans granted shall not exceed 40% of the Company’s net equity. If it is for short-term capital needs, the limit shall not exceed 30% of the Company’s net equity.

3.              The policy for loans granted to direct or indirect wholly-owned overseas subsidiaries is as follows: for short-term capital needs, financial limit shall not be below the 40% requirement, but should not exceed 100% of the Company’s net equity.

Note B:  The subsidiary - Bright Information Holding Limited

1.              For loans obtained for short-term financing, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the Company.

2.                         The financial limit on loans granted shall not exceed 30% of the Company’s net equity.

3.                         For the short-term capital needs of direct or indirect wholly-owned subsidiaries, the above two limitations are not required. However, the financial limit on loans granted shall not exceed 100% of the Company’s net equity.

Note C:      The subsidiary - Yuan Chi Investment Co., Ltd.

1.                          For the company’s short-term capital needs, financial limit on loans granted to a single party shall not exceed 10% of the Company’s net equity, based on the most recent audited financial statements of the parent company.

2.                          Total loans granted: The financial limit on loans granted shall not exceed 30% of the Company’s net equity.

3.                          The amount of loans provided by the Company, the parent company, or both the Company and the parent company, to another subsidiary of the Company (for the case when the lender company owns directly or indirectly 50% of voting shares of the borrower company) shall not exceed 40% of the Company’s net equity.

Note D:      Chi Mei Optoelectronics Japan Co., Ltd.

1.                          For the Company’s short-term capital needs, financial limit on loans granted to a single party shall not exceed 10% of the company’s net equity, based on the most recent audited financial statements of the parent company.

2.                          The financial limit on loans granted shall not exceed 30% of the Company’s net equity, based on the most recent audited financial statements of the parent company; with intercompany transaction, the company’s financial limit on loans granted shall not exceed 40% of the company’s equity.

3.                          The amount of loans provided by the Company and intercompany shall not exceed 40% of the Company’s equity.

B.            Endorsements and guarantees provided during the year ended December 31, 2013:

	Endorsement/	Guaranteed party		Limit on endorsement/ guarantee amount provided to	Maximum balance for			Amount of endorsement/ guarantee	Ratio of accumulated endorsement/ guarantee to net equity per latest	Maximum endorsement/ guarantee	Provision of endorsement/ guarantees by parent	Provision of endorsement/ guarantees by subsidiary	Provision of endorsements /guarantees to the party in
Number	guarantee provider	Name	Nature of relationship	each counterparty	the year	Ending balance	Actual amount drawn down	collateralized by properties	financial statements	amounts allowable	company to subsidiary	to parent company	Mainland China	Note
0	Innolux Corporation	Leadtek Global Group Limited	An indirect wholly-owned subsidiary	$94,633,545	$15,915,870	$15,915,870	$13,528,490	$—	8.24%	$96,521,615	Y	N	N	A,B

Note A:                              Limits on endorsement/guarantee amount provided to each counterparty did not exceed 0.5% of the Company’s net equity based on the most recent audited financial statements of the Company. Maximum endorsement/guarantee amounts allowable should not exceed 1% of the Company’s net equity based on the most recent audited financial statements of the Company. For subsidiaries with over 90% of shares directly or indirectly owned by the Company, the endorsement / guarantee amount provided by the Company shall not exceed 10% of the Company’s net equity. The limitation is not required for direct or indirect wholly-owned subsidiaries of the Company.

Note B:                              Accumulated endorsement/guarantee amount provided by the Company shall not exceed 50% of the Company’s net equity.

C.            Holding of marketable securities at December 31, 2013 (not including subsidiaries, associates and joint ventures):

				December 31, 2013
Securities held by	Kind and name of marketable securities	Relationship with the Company	General ledger account	Number of shares	Book value	Percentage	Fair value	Note
	Common stock
Innolux Corporation	AvanStrate Inc.	None	Available-for-sale financial assets - non-current	900,000	$136,771	1	$136,771
Innolux Corporation	TPV Technology Ltd.	None	Available-for-sale financial assets - non-current	150,500,000	925,394	6	925,394
Innolux Corporation	Optivision Technology Ltd.	None	Available-for-sale financial assets - non-current	937,529	28,595	2	925,394
Innolux Corporation	Global Display Taiwan Co., Ltd.	None	Available-for-sale financial assets - non-current	3,200,000	57,398	16	57,398
Innolux Corporation	Chi Lin Optoelectronics Co., Ltd.	None	Available-for-sale financial assets - non-current	35,969,588	447,462	14	447,462
Innolux Corporation	Allied Integrated Patterning Corp.	None	Available-for-sale financial assets - non-current	2,430,000	3,030	3	3,030
Innolux Corporation	Formosa Epitaxy Incorporation	None	Available-for-sale financial assets - non-current	320,930	5,472	—	5,472

	Bond
Innolux Corporation	Unsecured subordinated bonds of Cathay Financial Holdings	None	Available-for-sale financial assets - non-current	—	220,000	—	220,000

	Common stock
Yuan Chi Investment Co., Ltd.	Trillion Science Inc.	None	Available-for-sale financial assets - non-current	1,000,000	3,851	3	3,851
Yuan Chi Investment Co., Ltd.	China ElectricMfg. Corp.	None	Available-for-sale financial assets - non-current	13,000,000	185,900	3	185,900
Yuan Chi Investment Co., Ltd.	Optivision Technology Ltd.	None	Available-for-sale financial assets - non-current	2,415,531	73,674	6	73,674
Yuan Chi Investment Co., Ltd.	Alpha Crystal Technology Corporation	None	Available-for-sale financial assets - non-current	14,896,187	250,256	8	250,256
InnoJoy Investment Corporation	Advanced Optoelectronic Technology, Inc.	None	Financial asset at fair value through profit or loss	11,356,222	712,603	9	712,603
InnoJoy Investment Corporation	J TOUCH Corporation	None	Available-for-sale financial assets - non-current	3,830,749	88,107	3	88,107

				December 31, 2013
Securities held by	Kind and name of marketable securities	Relationship with the Company	General ledger account	Number of shares	Book value	Percentage	Fair value	Note
InnoJoy Investment Corporation	Fitipower Integrated Technology Inc.	None	Available-for-sale financial assets - non-current	10,000,000	202,790	8	202,790
InnoJoy Investment Corporation	G-TECH Optoelectronics Corporation	None	Available-for-sale financial assets - non-current	6,311,734	237,006	2	237,006
InnoJoy Investment Corporation	Entire Technology Co., Ltd.	None	Available-for-sale financial assets - non-current	7,506,326	234,197	5	234,197
Warriors Technology Investments Ltd.	OED Holding Ltd.	None	Available-for-sale financial assets - non-current	16,000,000	3,792	6	3,792
Warriors Technology Investments Ltd.	General Interface Solution (GIS) Holding Limited	None	Available-for-sale financial assets - non-current	13,500,000	848,834	15	848,834

D.            Acquisition or sale of the same security with the accumulated cost exceeding $300 million or 20% of the Company’s paid-in capital during the year ended December 31, 2013:

					Beginning balance		Acquisition		Disposal				Ending balance
Company name	Marketable Ending balance securities type and name	Financial statement account	Counterparty	Nature of relationship	Shares/units	Amount	Shares/units	Amount	Shares/units	Amount	Carrying value	Gain (loss) on disposal	Shares/units	Amount	Note
Leadtek Global Group Limited	British Virgin Islands Himax Technologies, Inc./Common stock	Available-for-sale financial assets - non-current	Open market	None	49,645,058	$1,896,946	—	$—	49,645,058	$3,742,292	$1,896,946	$1,845,346	—	$—
Innolux Corporation	Innolux Holding Ltd.	Investments accounted for under the equity method	A	B	237,943,984	7,596,857	13,500,000	404,055	—	—	—	—	251,443,984	8,000,912
Innolux Holding Ltd.	Suns Holding Ltd.	Investments accounted for under the equity method	A	C	5,072,001	164,269	13,500,000	404,055	—	—	—	—	18,572,001	568,324
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Investments accounted for under the equity method	A	C	5,072,001	164,269	13,500,000	404,055	—	—	—	—	18,572,001	568,324
Warriors Technology Investments Ltd.	General Interface Solution (GIS) Holding Limited	Available-for-sale financial assets - non-current	A	None	—	—	13,500,000	404,055	—	—	—	—	13,500,000	404,055
Innolux Corporation	Landmark International Ltd.	Investments accounted for under the equity method	A	B	660,100,000	31,948,845	33,000,000	976,470	—	—	—	—	693,100,000	32,925,315
Landmark International Ltd.	Ningbo Innolux Technology Ltd. Investments	Investments accounted for under the equity method	A	B	—	1,149,926	—	976,470	—	—	—	—	—	2,126,396

Note A:	Cash capital increase implemented by an investee.
Note B:	A subsidiary of the Company.
Note C:	An indirect wholly-owned subsidiary.
Note D:	Subsidiary of an investee company accounted for under the equity method
Note E:	The beginning carrying balance included profits and losses from investments and cash dividends.

E.             Acquisition of real estate reaching $300 million or 20% of paid-in capital or more for the year ended December 31, 2013: None.

F.              Disposal of real estate reaching $300 million or 20% of paid-in capital or more for the year ended December 31, 2013: None.

G.    Purchases or sales of goods from or to related parties reaching $100 million or 20% of paid-in capital or more for the year ended December 31, 2013:

			Transactions				Difference with general transactions (Note A)		Notes and accounts receivable (payable)
Company	Counterparty	Relationship with the Company	Purchases/sales	Amount	Percentage of purchases/sales	Terms	Unit price	Terms	Balance	Percentage of balance	Note
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Sales	$4,006,338	1	45~120 days	Similar with general sales	No material difference	$122,015	—
Innolux Corporation	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	3,466,342	1	45~90 days	Similar with general sales	No material difference	887,981	1
Innolux Corporation	Competition Team Ireland Limited	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	845,609	—	45~90 days	Similar with general sales	No material difference	37,243	—
Innolux Corporation	Nanhai Chi Mei Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	989,030	—	30~90 days	Similar with general sales	No material difference	511,708	1
Innolux Corporation	Kang Zhun Electronics Technology (Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	331,014	—	50~60 days	Similar with general sales	No material difference	285,880	—
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	489,947	—	45~60 days	Similar with general sales	No material difference	189,116	—
Innolux Corporation	Premier Image Technology (China) Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	105,674	—	45 days	Single sales target, no basis for comparison	No material difference	—	—
Innolux Corporation	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Sales	574,264	—	30~60 days	Similar with general sales	No material difference	—	—
Innolux Corporation	Ambit Microsystem (Shanghai) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Sales	121,061	—	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	23,839	—
Innolux Corporation	TPO Displays USA Inc.	An indirect wholly-owned subsidiary	Sales	252,492	—	60 days	Single purchases target, no basis for comparison	No material difference	74,162	—
Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary	Sales	125,489	—	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	107,256	—
Innolux Corporation	Chi Mei Materials Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	5,291,319	4	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	(1,433,570)	1
Innolux Corporation	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	1,239,276	1	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	—	—
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	1,144,890	1	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	(349,936)	—
Innolux Corporation	Advanced Optoelectronic Technology, Inc.	The subsidiary of the company is a corporate director of Advanced	Purchases	556,426	0	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	—	—

			Transactions				Difference with general transactions (Note A)		Notes and accounts receivable (payable)
Company	Counterparty	Relationship with the Company	Purchases/sales	Amount	Percentage of purchases/sales	Terms	Unit price	Terms	Balance	Percentage of balance	Note
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	Purchases	$283,913	—	90 days after acceptance	Single purchases target, no basis for comparison	No material difference	$(28,170)	—
Innolux Corporation	Kunpal Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Purchases	101,237	—	60 days after goods are shipped	Single purchases target, no basis for comparison	No material difference	(29,049)	—
Innolux Corporation	Leadtek Global Group Limited	A subsidiary of the Company	Processing expense	105,327,592	27	60~90 days	Cost plus	No material difference	(63,619,595)	57
Innolux Corporation	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing expense	6,753,248	2	60~90 days	Cost plus	No material difference	(283,023)	—
Innolux Corporation	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Processing expense	27,021,301	7	60~90 days	Cost plus	No material difference	—	—
Innolux Corporation	Shanghai Innolux Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Processing expense	9,110,031	2	60 days	Cost plus	No material difference	—	—
Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	44,540,219	97	60~90 days	Similar with general transactions	No material difference	16,896,805	97
Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	41,770,170	90	60~90 days	Similar with general transactions	No material difference	15,521,123	94
Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	Processing revenue	26,926,793	98	60~90 days	Similar with general transactions	No material difference	10,684,838	99
Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	15,992,044	99	60~90 days	Similar with general transactions	No material difference	5,685,663	100
Nanhai Chi Mei Optoelectronics Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	3,047,414	72	60~90 days	Similar with general transactions	No material difference	—	—
Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	Processing revenue	2,614,899	97	60 days	Similar with general transactions	No material difference	1,042,223	64
Ningbo Innolux Display Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	Processing revenue	2,348,903	51	60~90 days	Similar with general transactions	No material difference	—	—
Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	An indirect wholly-owned subsidiary	Sales	1,258,627	1	90 days	Similar with general transactions	No material difference	484,911	2
Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	Sales	1,140,052	18	60 days	Similar with general transactions	No material difference	195,026	84
Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	An indirect wholly-owned subsidiary	Sales	594,752	4	60 days	Similar with general transactions	No material difference	126,675	5

Transactions	Difference with general transactions (Note A)	Notes and accounts receivable (payable)
Company	Counterparty	Relationship with the Company	Purchases/sales	Amount	Percentage of purchases/sales	Terms	Unit price	Terms	Balance	Percentage of balance	Note (Note B)
Lakers Trading Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Sales	137,293	1	90 days	Similar with general transactions	No material difference	168,795	7
Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary	Sales	117,452	—	90 days	Similar with general transactions	No material difference	—	—
Ningbo Innolux Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	4,571,009	5	90 days after goods are shipped	Similar with general transactions	No material difference	(1,413,527)	8
Ningbo Innolux Optoelectronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	1,766,545	2	60 days after goods are shipped	Similar with general transactions	No material difference	(394,508)	2
Nanhai Chi Mei Electronics Ltd.	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	1,653,362	2	60 days after goods are shipped	Similar with general transactions	No material difference	(560,681)	2
Nanhai Chi Mei Electronics Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	1,281,806	1	60 days after goods are shipped	Similar with general transactions	No material difference	(527,133)	3
Ningbo Innolux Technology Ltd.	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	1,176,155	4	60 days after goods are shipped	Similar with general transactions	No material difference	(374,956)	5
Nanhai Chi Mei Electronics Ltd.	Chi Mei Materials Technology Corporation	Subsidiary of an investee company accounted for under the equity method	Purchases	1,083,210	1	60 days after goods are shipped	Similar with general transactions	No material difference	(102,579)	—
Nanhai Chi Mei Electronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	848,630	1	60 days after goods are shipped	Similar with general transactions	No material difference	(142,602)	1
Ningbo Innolux Optoelectronics Ltd.	Hongfujin Precision Industry (Shenzhen) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	Purchases	812,904	1	90 days after goods are shipped	Similar with general transactions	No material difference	(220,358)	1
Ningbo Innolux Technology Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	723,207	2	60 days after goods are shipped	Similar with general transactions	No material difference	(220,237	)-	3
Nanhai Chi Mei Electronics Ltd.	Ampower Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	377,581	—	60 days after goods are shipped	Similar with general transactions	No material difference	(94,060)	—
Nanhai Chi Mei Optoelectronics Ltd.	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	285,899	5	90 days after goods are shipped	Similar with general transactions	No material difference	(695)	1
Ningbo Innolux Optoelectronics Ltd.	GIO Optoelectronics Corp.	Subsidiary of an investee company accounted for under the equity method	Purchases	218,217	—	90 days after goods are shipped	Similar with general transactions	No material difference	(943)	—
Ningbo Innolux Display Ltd.	Ningbo Chi Mei Materials Technology Co., Ltd.	Subsidiary of an investee company accounted for under the equity method	Purchases	155,726	3	60 days after goods are shipped	Similar with general transactions	No material difference	(65,711)	7
Ningbo Innolux Optoelectronics Ltd.	Ningbo Lin Moug Optronics Co., Ltd.	Same major stockholder	Purchases	131,151	—	120 days after goods are shipped	Similar with general transactions	No material difference	(1,313,723)	8

			Transactions				Difference with general transactions (Note A)		Notes and accounts receivable (payable)
Company	Counterparty	Relationship with the Company	Purchases/sales	Amount	Percentage of purchases/sales	Terms	Unit price	Terms	Balance	Percentage of balance	Note (Note B)
Ningbo Innolux Display Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	Purchases	114,793	2	90 days after goods are shipped	Similar with general transactions	No material difference	(62,986)	7
Ningbo Innolux Optoelectronics Ltd.	Advanced Optoelectronic Technology, Inc.	The subsidiary of the company is a corporate director of Advanced	Purchases	306,626	—	90 days after goods are shipped	Similar with general transactions	No material difference	—	—
Nanhai Chi Mei Electronics Ltd.	Advanced Optoelectronic Technology, Inc.	The subsidiary of the company is a corporate director of Advanced	Purchases	163,153	—	60 days after goods are shipped	Similar with general transactions	No material difference	—	—
Lakers Trading Ltd.	Advanced Optoelectronic Technology, Inc.	The subsidiary of the company is a corporate director of Advanced	Purchases	643,746	4	60 days after goods are shipped	Similar with general transactions	No material difference	—	—

Note A:  Accounts for the cost of goods sold ratio.

H.    Receivables from related parties exceeding $100 million or 20% of the Company’s paid-in capital as at December 31, 2013:

					Overdue receivables			Allowance for Doubtful
Company	Counterparty	Relationship with the Company	Balance of receivable from related parties	Turnover rate	Amount	Action adopted for overdue accounts	Subsequent collection	accounts provided
Innolux Corporation	Honfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	$887,981	6.65	$206,295	Subsequent collection	$229,820	$—
Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	511,708	2.39	42,767	Subsequent collection	105,692	—
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	A subsidiary of the Company	122,015	2.56	—	—	—	—
Innolux Corporation	Kang Zhun Electronics Technology (Kunshan) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	285,880	1.56	120,271	Subsequent collection	89,844	—
Innolux Corporation	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	189,116	0.73	31,172	Subsequent collection	63,894	—
Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	An indirect wholly-owned subsidiary	107,256	1.47	—	—	—	—
Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	15,521,123	2.61	—	—	9,874,933	—
Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	16,896,805	1.88	—	—	—	—
Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	10,684,838	3.23	—	—	—	—
Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	A subsidiary of the Company	5,685,663	4.60	—	—	—	—
Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	An indirect wholly-owned subsidiary	1,042,223	0.57	—	—	—	—
Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	An indirect wholly-owned subsidiary	484,911	3.05	484,911	Subsequent collection	484,911	—
Nanhai Chi Mei Optoelectronics Ltd	Nanhai Chi Mei Electronics Ltd.	An indirect wholly-owned subsidiary	195,026	11.69	—	—	—	—
Lakers Trading Ltd.	Hon Hai Precision Industry Co., Ltd.	Same major stockholder	168,795	2.77	59,249	Subsequent collection	—	—
TPO Displays Japan K.K.	TPO Displays Hong Kong Ltd.	An indirect wholly-owned subsidiary	161,683	—	84,164	Subsequent collection	—	—
Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	An indirect wholly-owned subsidiary	126,675	5.69	—	—	—	—
Innocom Technology (Chengdu) Co., Ltd.	Synergy Technology (Chengdu) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	124,934	—	124,934	Subsequent collection	7,070	—
Innocom Technology (Shenzhen) Co., Ltd.	Honfujin Precision Electronics (Chongqing) Co., Ltd.	An indirect wholly-owned subsidiary of Hon Hai Precision Industry Co., Ltd.	108,633	—	104,646	Subsequent collection	—	—

Derivative financial instruments undertaken during the year ended December 31, 2013: As of December 31, 2013, the Company’s subsidiary engaged in derivative financial instruments have been fully settled, and the net loss was $55,227.

J.             Significant inter-company transactions during the year ended December 31, 2013:

				Information from transactions (Note C)			Percentage of total combined
Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)	revenue or total assets
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Sales	$4,006,338	—	1
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Accounts receivable	122,015	—	—
0	Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	1	Purchases	283,913	—	—
0	Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	1	Sales	125,489	—	—
0	Innolux Corporation	Chi Mei Optoelectronics USA, Inc.	1	Accounts receivable	107,256	—	—
0	Innolux Corporation	Lakers Trading Ltd.	1	Processing expense	6,753,248	—	2
0	Innolux Corporation	Lakers Trading Ltd.	1	Accrued expense	(283,023)	—	—
0	Innolux Corporation	Leadtek Global Group Limited	1	Processing expense	105,327,592	—	25
0	Innolux Corporation	Leadtek Global Group Limited	1	Accrued expense	(63,619,595)	—	13
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Processing expense	27,021,301	—	6
0	Innolux Corporation	TPO Displays Hong Kong Ltd.	1	Sales	574,264	—	—
0	Innolux Corporation	TPO Displays USA Inc.	1	Sales	252,492	—	—
0	Innolux Corporation	Shanghai Innolux Optoelectronics Ltd.	1	Processing expense	9,110,031	—	2
0	Innolux Corporation	Kunpal Optoelectronics Ltd.	1	Purchases	101,237	—	—
0	Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	1	Sales	989,030	—	—
0	Innolux Corporation	Nanhai Chi Mei Electronics Ltd.	1	Accounts receivable	511,708	—	—
1	TPO Displays Japan K.K.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	161,683	—	—
2	Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	3	Sales	594,752	—	—
2	Shanghai Innolux Optoelectronics Ltd.	Nanjing Innolux Optoelectronics Ltd.	3	Accounts receivable	126,675	—	—
3	Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	3	Processing revenue	26,926,793	—	6
3	Nanjing Innolux Optoelectronics Ltd.	TPO Displays Hong Kong Ltd.	3	Accounts receivable	10,684,838	—	2
4	Nanhai Chi Mei Optoelectronics Ltd.	Lakers Trading Ltd.	3	Processing revenue	3,047,414	—	1
4	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Sales	1,140,052	—	—
4	Nanhai Chi Mei Optoelectronics Ltd.	Nanhai Chi Mei Electronics Ltd.	3	Accounts receivable	195,026	—	—
5	Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	41,770,170	—	10
5	Nanhai Chi Mei Electronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	15,521,123	—	3
5	Nanhai Chi Mei Electronics Ltd.	Innocom Technology (Shenzhen) Co., Ltd.	3	Sales	117,452	—	—
6	Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	3	Processing revenue	2,614,899	—	1
6	Innocom Technology (Shenzhen) Co., Ltd.	Lakers Trading Ltd.	3	Accounts receivable	1,042,223	—	—

				Information from transactions (Note C)			Percentage of total combined
Number	Name of counterparty	Name of transaction parties	Relationship (Note A)	Subject	Amount	Transaction terms (Note B)	revenue or total assets
7	Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	3	Processing revenue	15,992,044	—	4
7	Ningbo Innolux Technology Ltd.	Leadtek Global Group Limited	3	Accounts receivable	5,685,663	—	1
8	Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	3	Processing revenue	44,540,219	—	11
8	Ningbo Innolux Optoelectronics Ltd.	Leadtek Global Group Limited	3	Accounts receivable	16,896,805	—	3
8	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	3	Sales	1,258,627	—	—
8	Ningbo Innolux Optoelectronics Ltd.	Ningbo Innolux Technology Ltd.	3	Accounts receivable	484,911	—	—
9	Ningbo Innolux Display Ltd.	Leadtek Global Group Limited	3	Processing revenue	2,348,903	—	1

Note A:                  Relationship with the transaction company:

1.The parent company to the subsidiary.

3.The subsidiary to the subsidiary.

Note B:                  Except for no comparable transactions from related parties, sales prices were similar to non-related parties transactions and the collection period was 30~120 days; the purchases from related parties were at market prices and payment term was 30~120 days upon receipt of goods.

Note C:                  Amount disclosure standard: purchases, sales and receivables from related parties in excess of $100 million or 20% of capital.

(2)  Information on investees

The information on the name, the location…etc of the investee companies is shown below (not including investees in Mainland China):

				Original cost		Held by the Company at December 31, 2013
Name of company	Investee company	Location	Main operating activities	December 31, 2013	December 31, 2012	Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company	Note

Innolux Corporation	Bright Information Holding Ltd.	Hong Kong	Investment holdings	$74,924	$74,924	2,782,333	57	$133,982	$(16,742)	$(9,488)
Innolux Corporation	Gold Union Investments Ltd.	Samoa	Investment holdings	779,152	779,152	46,130,998	100	499,245	(326,186)	(326,186)
Innolux Corporation	Golden Achiever International Ltd.	BVI	Investment holdings	9,083	9,083	39,250	100	(26,308)	(3,320)	4,082
Innolux Corporation	Innolux Holding Ltd.	Samoa	Investment holdings	8,000,912	7,596,857	251,443,984	100	15,866,385	(586,898)	(595,854)
Innolux Corporation	Keyway Investment Management Limited	Samoa	Investment holdings	197,554	222,343	5,656,410	100	258,423	12,219	12,219
Innolux Corporation	Landmark International Ltd.	Samoa	Investment holdings	32,925,315	31,948,845	693,100,000	100	36,005,637	2,977,265	2,959,394
Innolux Corporation	Toppoly Optoelectronics (B.V.I.) Ltd.	BVI	Investment holdings	3,064,699	3,064,205	126,847,000	100	4,347,392	582,680	582,680
Innolux Corporation	TPO Hong Kong Holding Ltd.	Hong Kong	Investment holdings	2,107,291	2,107,791	1,158,844,000	100	2,164,447	317,216	320,870
Innolux Corporation	Leadtek Global Group Limited	BVI	Order swap company	—	2,064,427	50,000,000	100	(256,666)	(1,133,629)	1,616,299
Innolux Corporation	Yuan Chi Investment Co., Ltd.	Taiwan	Investment company	1,217,235	1,217,235	—	100	1,015,867	(64,571)	(87,203)
Innolux Corporation	InnoJoy Investment Corporation	Taiwan	Investment company	1,078,166	964,330	107,816,638	100	1,721,618	597,136	597,136
Innolux Corporation	Chi Mei Optoelectronics Europe B.V.	Netherlands	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	121,941	121,941	180	100	154,806	7,998	7,998
Innolux Corporation	Chi Mei Optoelectronics Japan Co., Ltd.	Japan	Researching, manufacturing and selling of the film transistor liquid crystal display	1,335,486	1,335,486	80	100	1,574,455	128,445	128,445

				Original cost		Held by the Company at December 31, 2013
Name of company	Investee company	Location	Main operating activities	December 31, 2013	December 31, 2012	Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company	Note
Innolux Corporation	Chi Mei Optoelectronics (Singapore) Pte Ltd.	Singapore	Importing, exporting, buying, selling and logistics services of electronic equipment and TFTLCD monitors	—	5,235	10,000	100	—	—	—
Innolux Corporation	Chi Mei El Corporation	Taiwan	Developing, designing, manufacturing and selling of organic light emitting diodes	361,382	361,382	155,500,000	97	30,341	(10,489)	(10,194)
Innolux Corporation	Ampower Holding Ltd.	Cayman	Investment holdings	1,717,714	1,717,714	14,062,500	47	1,526,449	(1,238)	(2,378)
Innolux Corporation	Jetronics International Corp.	Samoa	Investment holdings	145,600	145,600	2,690,000	32	12,360	(137,570)	(44,070)
Innolux Corporation	iZ3D, Inc.	USA	Research and development and sale of 3D flat monitor	—	—	4,333	35	—	—	—
Innolux Corporation	Chi Mei Lighting Technology Corporation	Taiwan	Manufacturing of electronic equipment and lighting equipment	819,312	819,312	78,195,856	33	—	(982,745)	(315,995)
Innolux Corporation	Chi Mei Materials Technology Corporation	Taiwan	Selling electronic materials	1,092,968	1,092,968	77,758,053	16	1,883,267	2,446,292	406,979
Innolux Corporation	Contrel Technology Co., Ltd.	Taiwan	Manufacturing and selling of related equipments for film transistor liquid crystal display	135,423	135,423	17,009,330	13	473,259	152,524	24,854
Innolux Corporation	GIO Optoelectronics Corp.	Taiwan	Developing, designing, manufacturing and selling of components of back light module on TFTLCD	800,892	800,892	63,521,501	24	475,253	(157,297)	(33,952)
Innolux Holding Ltd.	Rockets Holding Ltd.	Samoa	Investment holdings	7,426,240	7,426,240	230,785,400	100	14,788,714	(582,181)	(582,181)
Innolux Holding Ltd.	Suns Holding Ltd.	Samoa	Investment holdings	568,324	164,269	18,572,001	100	940,937	(3,238)	(3,238)
Innolux Holding Ltd.	Lakers Trading Ltd.	Samoa	Order swap company	—	—	1	100	227,072	—	—

				Original cost		Held by the Company at December 31, 2013
Name of company	Investee company	Location	Main operating activities	December 31, 2013	December 31, 2012	Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company	Note
Innolux Holding Ltd.	Innolux Corporation	USA	Distributor company	6,348	6,348	2,000	100	(81,381)	(1,480)	(1,480)
Toppoly Optoelectronics (B.V.I.) Ltd.	Toppoly Optoelectronics (Cayman) Ltd.	Cayman	Investment holdings	3,040,776	3,040,269	126,817,000	100	4,582,717	582,680	582,680
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Holding Ltd.	Hong Kong	Investment holdings	—	—	162,897,802	100	506,270	179,216	179,216
TPO Hong Kong Holding Ltd.	TPO Displays Hong Kong Ltd.	Hong Kong	Order swap company	—	—	35,000,000	100	(2,288,577)	35,738	35,738
TPO Hong Kong Holding Ltd.	TPO Displays Europe B.V.	Netherlands	Holding company and R&D testing company	3,073,072	3,073,072	375,810	100	2,537,907	25,116	25,116
TPO Hong Kong Holding Ltd.	TPO Displays Japan K.K.	Japan	Distribution company	1,815,603	1,815,603	201	100	1,881,227	59,991	59,991
TPO Hong Kong Holding Ltd.	TPO Displays USA Inc.	USA	Distribution company	263,685	263,685	1,000	100	276,088	11,980	11,980
Chi Mei Optoelectronics Europe B.V.	Chi Mei Optoelectronics Germany GmbH	Germany	Importing, exporting, buying, selling and logistics services of electronic equipment and TFT-LCD monitors	10,324	10,324	250	100	24,944	620	620
Chi Mei Optoelectronics Japan Co., Ltd.	Chi Mei Optoelectronics USA, Inc.	USA	Selling of electronic equipment and computer monitors	2,400	2,400	1,000	100	221,001	63,105	63,105
Rockets Holding Ltd.	Best China Investments Ltd.	Samoa	Investment holdings	314,740	314,740	10,000,001	100	239,935	(80,233)	(80,233)
Rockets Holding Ltd.	Mega Chance Investments Ltd.	Samoa	Investment holdings	573,940	573,940	18,000,000	100	395,510	(114,553))	(114,553)
Rockets Holding Ltd.	Magic Sun Ltd.	Samoa	Investment holdings	1,146,370	1,146,370	38,000,001	100	959,483	(29,043)	(29,043)
Rockets Holding Ltd.	Stanford Developments Ltd.	Samoa	Investment holdings	5,391,125	5,391,125	164,000,000	100	12,756,624	(183,518)	(183,518)
Rockets Holding Ltd.	Sonics Trading Ltd.	Samoa	Order swap company	172,118	198,116	7,517,720	100	67	(167,436)	(167,436)
Rockets Holding Ltd.	Nets Trading Ltd.	Samoa	Investment company	—	—	1	100	2,106	2	2

				Original cost		Held by the Company at December 31, 2013
Name of company	Investee company	Location	Main operating activities	December 31, 2013	December 31, 2012	Number of shares	Percentage of ownership (%)	Book value	Net income (loss) of the investee company	Investment income (loss) recognized by the Company	Note
Suns Holding Ltd.	Warriors Technology Investments Ltd.	Samoa	Investment company	$568,324	$164,269	18,572,001	100	$940,937	$(3,238)	$(3,238)
TPO Displays Europe B.V.	TPO Displays Germany GmbH	Germany	Testing and maintenance company	33,735	33,735	100,000	100	66,198	7,514	7,514
Best China Investments Ltd.	Asiaward Investment Ltd.	Hong Kong	Investment holdings	314,740	314,740	77,830,001	100	239,935	(80,233)	(80,233)
Mega Chance Investments Ltd.	Main Dynasty Investment Ltd.	Hong Kong	Investment holdings	573,940	573,940	139,623,801	100	395,509	(114,553)	(114,553)
Magic Sun Ltd.	Sun Dynasty Development Ltd.	Hong Kong	Investment holdings	1,146,370	1,146,370	295,969,001	100	959,483	(29,043)	(29,043)
Yuan Chi Investment Co., Ltd.	Chi Mei Lighting Technology Corporation	Taiwan	Trading business, manufacturing of electronic equipment and lighting equipment	263,812	263,812	19,673,402	8	—	(982,745)	(79,344)
Yuan Chi Investment Co., Ltd.	GIO Optoelectronics Corp.	Taiwan	Developing, designing, manufacturing and selling of components of back light module on TFT-LCD	6,881	6,881	467,519	—	923	(157,297)	(257)
Yuan Chi Investment Co., Ltd.	Chi Mei Logistics Corp.	Taiwan	Warehousing services	124,485	124,485	12,740,000	49	136,951	11,112	6,942
Yuan Chi Investment Co., Ltd.	TOA Optronics Corporation	Taiwan	Selling electronic materials, trading business, manufacturing of electronic equipments and lighting equipments	423,606	423,606	58,007,000	40	410,671	(90,467)	(13,846)

(3)        Information on investments in Mainland China

A.     Basic information:

Name of investee	Main activities of		Method of Investment	Balance of amount remitted from Taiwan on	Transactions during Jan. 1, 2013~Dec. 31, 2013 (in thousands of USD)		Balance of amount remitted from Taiwan as of December 31,	Ownership percentage held by the Company	Profit recognized during Jan 1, 2013~Dec. 31,	Book value of investment as of December	Profit remitted during Jan. 1, 2013~Dec. 31,
in Mainland China	investee	Capital (Note A)	(Note D)	January 1, 2013	Remittance out	Remittance in	2013	(Direct/indirect)	2013 (Note B)	31, 2013	2013
Innocom Technology (Shenzhen) Co., Ltd.	Manufacturing and selling of LCD backend module and related components	$4,888,020	1	$4,888,020	$—	$1,105,416	$3,782,604	100	$(183,518)	$12,756,613	$1,105,416
Innocom Technology (Xiamen) Co., Ltd.	Manufacturing and selling of LCD backend module and related components	298,050	1	298,050	—	—	298,050	100	(80,233)	239,935	—
Innocom Technology (Chengdu) Co., Ltd.	Manufacturing and selling of LCD backend module and related components	1,132,590	1	1,132,590	—	—	1,132,590	100	(29,043)	959,483	—
OED Company	Manufacturing and selling of electronic paper	241,193	1	59,610	—	—	59,610	6	—	—	—
Ningbo Innolux Optoelectronics Ltd.	Manufacturing and selling of LCD backend module and related components	9,239,550	2	5,364,900	—	4,049,702	1,315,198	100	1,461,483	18,642,416	4,049,702
Ningbo Innolux Technology Ltd.	Manufacturing and selling of LCD backend module and related components	3,874,650	2	2,891,085	983,565	—	3,874,650	100	(58,253)	2,555,141	—
Nanhai Chi Mei Electronics Ltd.	Manufacturing and selling of LCD backend module and related components	5,752,365	2	5,752,365	—	—	5,752,365	100	1,495,786	9,265,948	—
Nanhai Chi Mei Optoelectronics Ltd.	Manufacturing and selling of LCD backend module and related components	5,662,950	2	5,662,950	—	—	5,662,950	100	78,245	6,470,372	—
Ningbo Innolux Display Ltd.	Manufacturing and selling of LCD backend module and related components	894,150	2	894,150	—	—	894,150	100	(332,891)	211,910	—
Dongguan Chi Hsin Electronics Ltd.	Manufacturing and selling of LCD backend module and related components	506,685	2	480,784	—	—	480,784	100	6,705	—	—
TPO Displays (Shinepal) Ltd.	Purchases and sales of monitor-related components company	62,591	2	62,591	—	—	62,591	100	9,469	561,989	—
Kunpal Optoelectronics Ltd.	Glass thinning processing service	119,220	2	67,568	—	—	67,568	57	(15,910)	74,143	—
VAP Optoelectronics (Nanjing) Corp.	Manufacturing and selling of LCD backend module and related components	196,713	2	8,942	—	—	8,942	100	(3,231)	(40,782)	—

Name of investee in			Method of Investment	Balance of amount remitted from Taiwan on	Transactions during Jan. 1, 2013~Dec. 31, 2013 (in thousands of USD)		Balance of amount remitted from Taiwan as of December 31,	Ownership percentage held by the Company	Profit recognized during Jan 1, 2013~Dec. 31, 2013 (Note	Book value of investment as of December	Profit remitted during Jan. 1,
Mainland China	Main activities of investee	Capital (Note A)	(Note D)	January 1, 2013	Remittance out	Remittance in	2013	(Direct/indirect)	B)	31, 2013	2013~Dec. 31, 2013
Nanjing Innolux Optoelectronics Ltd.	Manufacturing and selling of LCD backend module and related components	$3,707,742	2	$3,707,742	$—	$—	$3,707,742	100	$573,332	4,020,706	$—
Shanghai Innolux Optoelectronics Ltd.	Manufacturing and selling of LCD backend module and related components	625,905	2	—	—	—	—	100	179,216	506,270	—
Ningbo Innolux Logistics Ltd.	Warehousing services	119,220	2	119,220	—	—	119,220	100	4,971	153,406	—
Forshan Innolux Logistics Ltd.	Warehousing services	44,708	2	44,708	—	—	44,708	100	7,246	62,820	—
Amlink (Shanghai) Ltd.	Manufacturing and selling of power supply, modem, ADSL, and other IT equipments	596,100	2	298,050	—	—	298,050	48	14,355	150,274	—
Kunshan Guann-Jye Electronics Co., Ltd.	Manufacturing of transformers	250,362	2	80,175	—	—	80,175	32	(115,515)	232,321	—
Interface Optoelectronics (Shenzhen) Co., Ltd.	Development of new type of flat panel display, monitor and peripherals, production and management, and offer of after-sales service	1,570,724	1	—	402,368	—	402,368	15	—	—	—

B.     Information on investments in Mainland China (Note C):

Company	Accumulated amount wired out from Taiwan to mainland China as of the end of the year	Investment amount approved by FIC of MOEA	Ceiling of investment amount of the Company
Innolux Corporation	$29,411,124	$45,256,096	$—

C.     Significant transactions with investees in Mainland China directly or indirectly through the third areas:

The significant transactions between the Company and the investee companies for the year ended December 31, 2013 were eliminated in these financial statements and shown in Notes 13(1) A`G`H`J.

Note A:                                     The relevant figures were listed in NT$. Where foreign currencies were involved, the figures were converted to NT$ using exchange rate.

Note B:                                     Profit or loss recognized for the year ended December 31, 2013 was audited by independent accountants.

Note C:                                    Pursuant to the Jing-Shen-Zi Letter No. 10100485600 of the Ministry of Economic Affairs, R.O.C., dated June 29, 2012, as the Company has obtained the certificate of conforming to the business scope of headquarters, issued by the Industrial Development Bureau, MOEA, the investment ceiling regulation for Taiwan-based companies investing in Mainland China is not applicable to the Company.

Note D:                                    The investment methods are as follows:

1.                      Through investing in an existing company in the third area, which then invested in the investee in Mainland China.

2.                          The company was acquired from the merger. The way of investment in Mainland China was through an existing company in third area.

14.          OPERATING SEGMENT INFORMATION

Not applicable.

15.          INITIALAPPLICATION OF IFRSs

These stand alone financial statements are the first stand alone financial statements prepared by the Company in accordance with the IFRSs. The  Company has adjusted the amounts as appropriate that are reported in the previous R.O.C. GAAP consolidated financial statements to those amounts that should be presented under IFRSs in the preparation of the opening IFRS balance sheet. Information about exemptions elected by the Company, exceptions to the retrospective application of IFRSs in relation to initial application of IFRSs, and how it affects the Company’s financial position, financial performance and cash flows in transition from R.O.C. GAAP to the IFRSs is set out below:

(1)    Exemptions elected by the Company

A.   Business combinations

The Company has elected not to apply the requirements in IFRS 3, “Business Combinations”, retrospectively to business combinations that occurred prior to the date of transition to IFRSs (“the transition date”). This exemption also applies to the Company’s previous acquisitions of investments in associates.

B.   Share-based payment transactions

The Company has elected not to apply the requirements in IFRS 2, “Share-based Payment”, retrospectively to equity instruments vested and liabilities settled arising from share-based payment transactions prior to the transition date.

C.   Employee benefits

The Company has elected to recognize all cumulative actuarial gains and losses relating to all employee benefit plans in “retained earnings” at the transition date, and to disclose the information of present value of defined benefit obligation, fair value of plan assets, gain or loss on plan assets and experience adjustments under the requirements of paragraph 120A (P), IAS 19, “Employee Benefits”, based on their prospective amounts for financial periods from the transition date.

D.   Cumulative translation differences

The Company has elected to reset the cumulative translation differences arising on the translation of the financial statements of foreign operations under R.O.C. GAAP to zero at the transition date, and to deal with translation differences arising subsequent to the transition date in accordance with IAS 21, “The Effects of Changes in Foreign Exchange Rates”.

E.   Designation of previously recognized financial instruments

The Company has elected to designate investments which were originally measured at cost, as “available-for-sale financial assets” and “financial assets held for trading” at the transition date.

F.   Borrowing costs

The Company has elected to apply the transitional provisions in paragraphs 27 and 28 of IAS 23, “Borrowing Costs”, amended in 2007 and apply IAS 23 from the transition date.

(2)             Exceptions applied by the Company to the retrospective application of IFRSs specified in IFRS 1 are set out below:

A.   Accounting estimates

Accounting estimates made under IFRSs on January 1, 2012 are consistent with those made under R.O.C. GAAP on that day.

B.            Derecognition of financial assets and financial liabilities

The derecognition requirements in IAS 39, “Financial Instruments: Recognition and Measurement” shall be applied prospectively to transactions occurring on or after January 1, 2004.

C.            Hedge accounting

Hedge accounting can only be applied prospectively to transactions that qualify for hedge accounting in accordance with IAS 39 from the date of transition to IFRSs. Hedging relationship should not be designated retrospectively, and written documentation relating to hedge accounting should not be made retrospectively, either. Therefore, under IFRS 1, only a hedging relationship that satisfied the hedge accounting criteria on January 1, 2012 can be reflected as hedge in the Company’s opening IFRS financial statements.

D.            Non-controlling interest

Requirements of IAS 27 (amended in 2008) that shall be applied prospectively are as follows:

(a)         Requirements concerning total comprehensive income (loss) attributed to owners of the parent and non-controlling interest, even which results in a loss to non-controlling interest;

(b)         Requirements that change in interest ownership of the parent in a subsidiary while control is retained is accounted for as an equity transaction with the parent; and

(c)          Requirements concerning the parent’s loss of control over a subsidiary.

(3)         Requirement to reconcile from R.O.C. GAAP to IFRSs at the time of initial application

IFRS 1 requires that entity should make reconciliation for equity, comprehensive income and cash flows for the comparative periods. The Company’s initial application of IFRSs has no significant effect on cash flows from operating activities, investing activities and financing activities. Reconciliation for equity and comprehensive income for the comparative periods as to transition from R.O.C. GAAP to IFRSs is shown below:

A. Reconciliation for equity on January 1, 2012:

	Accounting Standards
	in R.O.C.	Adjustment	IFRSs	Note
Current assets
Cash and cash equivalents	$24,594,328	$—	$24,594,328
Financial assets at fair value through profit or loss - current	639,995	—	639,995
Available-for-sale financial assets - current
Accounts receivable	17,484	—	17,484
Accounts receivable - related parties
Other receivables - related parties	52,192,726 18,888,171	—	52,192,726 18,888,171
Inventory
Prepayments	2,610,880 942,260	—	2,610,880 942,260
Non-current assets classified as held for	50,714,103 357,305	—	50,714,103 269,398
sale	541,633	—	541,633
Deferred income tax assets - current
Other financial assets — current	490,452	(87,907)	—	(d)
Other current assets
	3,338,525	(490,452)	3,338,525	(k)
	100,740	—	100,740
		—
Total current assets	155,428,602	(578,359)	154,850,243
Non-current assets

Available-for-sale financial assets - non- current	1,058,669	521,914	1,580,583	(a)
Financial assets carried at cost - non- current	781,455	(582,965)	198,490	(a)
Investments accounted for under equity method	68,336,393	18,922	68,355,315	(a) (e)(f)
Property, plant and equipment	342,612,740	1,756,518	344,369,258	(h)(i)(j)
	—	718,874 6,030,644	718,874 24,546,275	(h)
	18,515,631	(886,805) (188,247)	—	(j)
	886,805	188,247 (7,562,228)	—	(h)
	7,562,228		—	(h)
Investment property, net		1,111:936		(j)
Intangible assets	13,936,423		15,048,359
Rental assets				(a)(d)
Idle assets		—		(e)(f)(k)
Deferred expenses	12,319,333		12,319,333
		90,809 1,029,372
Deferred income tax assets	23,204 466,221,128	$451,013 114,013	467,250,500
	$621,649,730		$622,100,743	(i)
Other financial assets - non-current
Other non-current assets
Total non-current assets
Total Assets

	Accounting Standards in R.O.C.	Adjustment	IFRSs	Note
Current liabilities
Short-term loans	$9,981,000	$—	$9,981,000
Short-term notes payable	1,999,246	—	1,999,246
Financial liabilities at fair value through profit or loss - current	46,311	—	46,311
Accounts payable	62,300,436	—	62,300,436
Accounts payable - related parties	102,762,436	—	102,762,436
Other payables	15,601,632	195,766	15,797,398	(f)
Current income tax liabilities	—	—	—
Provisions for liabilities - current	506,397	—	506,397
Lease payable - current	1,980,000	(1,980,000)	—	(g)
Long-term liabilities - current portion	184,344,243	1,980,000	186,324,243	(g)
Other current liabilities	783,665	—	783,665
Total current liabilities	380,305,366	195,766	380,501,132
Non-current liabilities
Hedging derivative liabilities - non-current	736,952	—	736,952
Bonds payable - non-current	2,000,000	—	2,000,000
Long-term loans	30,230,045	939,565	31,169,610	(g)(j)
Lease payable - non-current	980,000	(980,000)	—	(g)
Deferred income tax liabilities	—	518,894	518,894	(a)(k)
Other non-current liabilities	11,216,431	152,409	11,368,840	(d)
Total non-current liabilities	45,163,428	630,868	45,794,296
Total Liabilities	425,468,794	826,634	426,295,428
Equity attributable to owners of the parent
Capital
Common stock	73,129,708	—	73,129,708
Capital surplus	191,835,695	10,943	191,846,638	(c)(e)
				(a)(b)
Retained earnings	(69,654,839)	2,699,987	(66,954,852)	(c)(d)
Other equity				(e)(f) (k)
Translation differences arising from foreign operations	2,977,862	(2,977,862)	—	(b)
Unrealized gain (loss) on valuation of available-for-sale financial assets	(2,337,530)	(108,689)	(2,446,219)	(a)
Hedging instrument gain (loss) on effective hedge of cash flow hedges	230,040		230,040
Total equity	196,180,936	(375,621)	195,805,315
Total Liabilities and Equity	$621,649,730	$451,013	$622,100,743

B. Reconciliation for equity on December 31, 2012:

	Accounting
	Standards in R.O.C.	Adjustment	IFRSs	Note
Current assets
Cash and cash equivalents	$24,936,316	$—	$24,936,316
Financial assets at fair value through profit or loss - current	68,248	—	68,248
Available-for-sale financial assets-current	40,230	—	40,230
Accounts receivable	69,222,047	—	69,222,047
Accounts receivable - related parties	12,554,977	—	12,554,977
Other receivables	786,475	—	786,475
Other receivables - related parties	1,335,842	—	1,335,842
Inventory	35,377,118	—	35,377,118
Prepayments	435,822	(166,722)	269,100	(d)(j)
Non-current assets classified as held for sale	—	—	—
Deferred income tax assets - current	1,293,897	(1,293,897)	—	(k)
Other financial assets - current	2,547,108	—	2,547,108
Other current assets	16,812	—	16,812
Total current assets	148,614,892	(1,460,619)	147,154,273
Non-current assets
Available-for-sale financial assets - non-current	1,405,147	447,788	1,852,935	(a)
Financial assets carried at cost - non-current	820,966	(622,476)	198,490	(a)(e)
Investments accounted for under equity method	67,873,718	(299,223)	67,574,495	(a) (e)(l)
Property, plant and equipment	284,338,966	2,712,369	287,051,335	(h) (i)(j)
Investment property, net	—	720,023	720,023	(h)
Intangible assets	18,064,885	4,731,816	22,796,701	(j)
Rental assets	831,349	(831,349)	—	(h)
Idle assets	696,631	(696,631)	—	(h)
Deferred expenses	6,803,605	(6,803,605)	—	(j)
Deferred income tax assets	14,770,405	2,589,409	17,359,814	(a)(d) (f)(k)
Other financial assets-non-current	12,355,936	—	12,355,936
Other non-current assets	19,405	159,616	179,021	(i)
Total non-current assets	407,981,013	2,107,737	410,088,750
Total Assets	$556,595,905	$647,118	$557,243,023

	Accounting Standards in R.O.C.	Adjustment	IFRSs	Note
Current Liabilities
Short-term notes payable	$699,430	$—	$699,430
Financial liabilities at fair value through profit or loss — current	1,235,546	—	1,235,546
Accounts payable		—
Accounts payable - related parties	51,719,716 89,300,098	—	51,719,716
Other payables			89,300,098
Current income tax liabilities	23,862,508	537,300
Provisions for liabilities — current	—	—	24,399,808	(f)
Lease payable — current	1,134,776	—	—	(g)
Long-term liabilities - current portion			1,134,776	(g)
Other current liabilities	980,000	(980,000) 980,000
	67,343,741		—
		—	68,323,741
	1,352,311
			1,352,311

Total current liabilities	237,628,126	537,300	238,165,426
Non-Current Liabilities	289	—	289
Financial liabilities at fair value through profit or loss - non-current
Hedging derivative liabilities - non-current	391,630	—	391,630
Long-term loans
Deferred income tax liabilities	138,918,521	(2,373) 1,130,767	138,916,148
Other non-current liabilities	—	66,345 1,194,739	1,130,767 8,814,903	(j)
Total non-current liabilities	8,748,558 148,058,998	1,732,039	149,253,737	(a)(l)
Total Liabilities	385,687,124		387,419,163	(d)
Equity attributable to owners of the parent
Capital
Common stock		—
Capital surplus	79,129,708 119,594,471	83,509	79,129,708
			119,677,980	(c)(e)(l)

Retained earnings	(26,984,855)	2,005,616	(24,979,239)	(a)(b)(c) (d)(e)(f)

Other equity				(k)
Translation differences arising from foreign operations	155,150	(2,973,855)	2,818,705)	(b)(e) (l)
Unrealized gain (loss) on valuation of available-for-sale financial assets
	(1,409,322)	(200,191)	(1,609,513)	(a)
Hedging instrument gain (loss) on effective hedge of cash flow hedges	423,629.	—	423,629
Total equity	170,908,781	(1,084,921)	169,823,860
Total Liabilities and Equity	$556,595,905	$647,118	$557,243,023

C. Reconciliation for comprehensive income for the year ended December 31, 2012:

	Accounting Standards in R.O.C	Adjustment	IFRSs	Note
Operating revenue	$471,524,374	$—	$471,524,374
Operating costs	(478,397,109)	(243,423)	(478,640,532)	(c)(d)(f)
Gross profit	(6,872,735)	(243,423)	(7,116,158)
Operating expenses
Selling expenses	(1,410,828)	(17,082)	(1,427,910)	(c)(d)(f)
General and administrative expenses	(4,803,636)	(48,271)	(4,851,907)	(c)(d)(f)
Research and development expenses	(10,751,038)	(102,269)	(10,853,307)	(c)(d)(f)
Operating loss	(23,838,237)	(411,045)	(24,249,282)
Non-operating income and expenses
Other income	1,650,043	—	1,650,043
Other gains and losses	(5,873,077)	(224,133)	(6,097,210)	(e)(l)
Finance costs	(5,565,043)	—	(5,565,043)
Share of (loss)/profit of associates and joint ventures accounted for under equity method	2,688,822	(108,292)	2,580,530	(a)(e)(f)(l)

Net loss before income tax	(30,937,492)	(743,470)	(31,680,962)
Income tax benefit	1,732,143	49,583	1,781,726	(d)(e)(f)(k)
Net loss for the year	(29,205,349)	(693,887)	(29,899,236)
Other comprehensive loss
Translation differences arising from foreign operations	(2,775,550)	—	(2,775,550)
Unrealized gain (loss) on valuation of available-for-sale financial assets	354,155	(78,678)	275,477	(a)
Cash flow hedges	226,109	—	226,109
Actuarial gain (loss) on defined benefit obligations	—	(583)	(583)	(d)
Share of other comprehensive income of associates and joint ventures accounted for under equity method	589,766	(21,289)	568,477	(e)(l)
Income tax relating to the components of other comprehensive income	(95,395)	12,571	(82,824)	(a)(d)
Other comprehensive loss for the year, net of tax	(1,700,915)	(87,979)	(1,788,894)
Total comprehensive loss for the year	$(30,906,264)	$(781,866)	$(31,688,130)

Description of the reconciliation of significant differences is outlined below:

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012

(a)	Financial assets: equity instruments

In accordance with the pre-amended “Rules Governing the Preparation of Financial Statements by Securities Issuers”, before July 7, 2011, unlisted stocks and emerging stocks held by the Company were measured at cost and recognized as “ Financial assets carried at cost “ . However, in accordance with IAS 39, “Financial Instruments: Recognition and Measurement”, investments in equity instruments without an active market but with reliable fair value measurement (i.e. the variability of the estimation interval of reasonable fair values of such equity instruments is insignificant, or the probability for these estimates can be made reliably) should be measured at fair value.

		Available-for-sale financial assets - non-current	$521,914	$447,788
		Unrealized gain or loss on valuation of available -for-sale financial assets	(108,689)	(200,191)
		Accumulated deficit	(84,276)	(84,276)
		Financial assets carried at cost - non-current	(582,965)	(587,517)
		Deferred income tax assets — non -current	8,312	20,646
		Deferred income tax liabilities — non - current	1,292	1,153
		Investments accounted for under equity method	29,618	(14,392)
		Share of (loss)/profit of associates and joint ventures accounted for under equity method	—	(18,713)

(b)	Cumulative translation differences
	The Company elected to reset the cumulative translation differences arising from foreign operations as zero at the opening IFRS balance sheet date, and to deal with translation differences arising subsequent to the opening IFRS balance sheet date in accordance with IAS 21, “ The Effects of Changes in Foreign Exchange Rates”.	Accumulated deficit	(2,977,862)	(2,977,862)
		Cumulative translation adjustments	(2,977,862)	(2,977,862)

(c)	Share-based payment transactions
	Those transactions not vested yet on the transition date should be accounted for under IFRS 2 retrospectively.	Accumulated deficit	297,045	297,045
		Capital surplus-employee stock option	297,045	369,000
		Selling expenses	—	39,777
		Operating expenses	—	32,178

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012
(d)	Pensions
	i. The discount rate used to calculate pensions shall be determined with reference to the factors specified in R.O.C. SFAS 18, paragraph 23. However, IAS 19, “ Employee Benefits “ , requires an entity to determine the rate used to discount employee benefits with reference to market yields on high quality corporate bonds that match the currency at the end day of the reporting period and duration of its pension plan; when there is no deep market in corporate bonds, an entity is required to use market yields on government bonds (at the end day of the reporting period) instead.	Other non-current liabilities-others	$152,409	$66,345
		Accumulated deficit	199,462	199,462
		Deferred income tax assets — non-current	40,852	40,537
		Prepayments	(87,907)	(172,110)
		Selling expenses	—	(1,582)

	ii. The Company recognized all accumulated actuarial gain or loss associated with the employee benefit plan in “Retained earnings” at the date of transition to IFRSs.	Operating expenses	—	(862)
		Actuarial gains/losses on defined benefit obligations	—	(484)

	iii. In accordance with current ROC accounting standards, actuarial pension gain or loss of the Company is recognized in net pension cost of current period using the “ corridor “ method. However, in accordance with IAS 19, “Employee Benefits”, the Company elected to recognize immediately actuarial pension gain or loss in other comprehensive income.	Income tax benefit	—	(416)

(e)	Investments in associates/long-term equity investments accounted for under the equity method
	i. The Company’s associates evaluated the material differences that may arise between the current accounting policies used in the preparation of financial statements and the IFRSs. The significant difference identified was the adjustment pertaining to employee benefits.	Long-term equity investments accounted for under the equity method	(4,683)	(3,580)
		Accumulated deficit	3,887	3,887
		Deferred income tax assets — non-current	796	—
		Income tax benefit	—	(796)
		Share of (loss)/profit of associates and joint ventures accounted for under equity method	—	1,103
	ii. The Company has elected not to apply the requirements in IFRS 3, “ Business Combinations “ , retrospectively to business combinations and investments in associates that occurred prior to the date of transition to IFRSs, and has adjusted the retained earnings on the date of transition to IFRSs for the capital surplus under ROC GAAP that did not meet the regulations of IFRSs.	Capital reserve from long-term investments	(286,102)	(286,102)
		Accumulated deficit	(286,102)	(286,102)

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012

iii. For the long-term equity investment under equity method, if an investor company loses its significant influence over an investee company and thus ceases using the equity method, under current ROC accounting standards, the cost of the retained investment will be the book value proportionately at the time of change. If there is a balance on additional paid-in capital or other equity adjustment items from the long-term equity investment, then the investor company shall calculate its share when the investment is sold, so that the gains or losses from the disposal of the long-term investment can be accounted for. However, under IAS 28, “Investments in Associates”, any investment retained in the former associate should be remeasured and recognized at its fair value on the date the significant influence is lost. If there is a balance on equity adjustment items from the long-term equity investment, the remaining balance shall be written off when the investment is sold, so that the gains or losses from the disposal of the long-term investment can be accounted for.

		Financial assets carried at cost - non-current	$—	$(34,959)
		Translation differences arising from foreign operations	—	(463)
		Loss on disposal of investment	—	34,836
		Investments accounted for under equity method	—	(96,765)
		Share of (loss)/profit of associates and joint ventures accounted for under equity method	—	(96.425)

(f)	Employee benefits
	The current accounting standards in R.O.C. do not specify the rules on recognition of the cost of accumulated unused compensated absences. The Company recognized such cost as expense upon actual payment. However, IAS 19, “Employee Benefits “ , requires that cost of accumulated unused compensated absences should be accrued as expense at the end of the reporting period.	Other payables	195,766	537,300
		Accumulated deficit	168,499	168,499
		Deferred income tax assets - non-current	33,280	91,341
		Investments accounted for under equity method	(6,013)	—
		Selling expenses	—	205,228
		Operating costs	—	136,306
		Income tax benefit	—	58,061
		Share of (loss)/profit of associates and joint ventures accounted for under equity method	—	6,013

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012
(g)	Sales-lease back contract

As the Company’s sales and lease back assets met the criteria of capital leases, the gain or loss resulting from the sale of such assets should be deferred and amortized over the assets’ expected useful period, in accordance with current accounting standards in R.O.C. However, in accordance with SIC 27, “ Evaluating the Substance of Transactions Involving the Legal Form of a Lease” , which addresses the substance of transactions that involve the legal form of a lease, although the sales-lease back contract was a lease in terms of the legal form, the Company still held all risks and rewards of the ownership of such leased assets and was entitled to the same use right of the assets in substance as before the arrangement was made. Therefore, the sales-lease back transaction was a kind of mortgage loan in economic substance, and should not be treated as a sale.

		Long-term liabilities - current portion	$1,980,000	$980,000
		Long-term loans	980,000	—
		Lease payable - current	(1,980,000)	(980,000)
		Lease payable - non-current	(980,000)	—

(h)	Investment property
	In accordance with current accounting standards in R.O.C., the Company’s property that is idle or leased to others is presented as “Other assets”. In accordance with IAS 40, “ Investment Property”, property that meets the definition of investment property is classified and accounted for as “Investment property”.	Investment property	718,874	720,023
		Property, plant and equipment	356,178	807,957
		Rental assets	(886,805)	(831,349)
		Idle assets	(188,247)	(696,631)

(i)	Prepayment on equipment
	Prepayment on acquisition of computer software and property, plant and equipment is presented in “Property, plant and equipment”. However, such prepayment should be presented in “Other non-current assets” and “Other intangible assets” based on its nature under IFRSs.	Other non-current assets	90,809	159,616
		Property, plant and equipment	(90,809)	(159,616)

(j)	Deferred expenses
	Photo mask, mould and tooling, technical license fees, computer software and syndicated loan bank fee are presented in “ Deferred expenses “ in accordance with the “ Rules Governing the Preparation of Financial Statements by Securities Issuers “ . However, such assets should be presented in “Property, Plant and Equipment”, “Intangible assets”, “Other assets - other” and “Long-term loans” based on its nature under IFRSs.	Property, plant and equipment	(1,491,149)	2,064,028
		Deferred charges	(7,562,228)	(6,803,605)
		Other intangible assets	6,030,644	4,731,816
		Long-term loans	(40,435)	(2,373)
		Prepayments	—	5,388

			Increase (Decrease)
Item	Explanation	Account	At transition date	December 31, 2012
(k)	Income taxes

i. In accordance with current accounting standards in R.O.C., a deferred tax asset or liability should, according to the classification of its related asset or liability, be classified as current or non-current. However, a deferred tax asset or liability that is not related to an asset or liability for financial reporting, should be classified as current or non-current according to the expected time period to realize or settle a deferred tax asset or liability. However, under IAS 1, “Presentation of Financial Statements “ , an entity should not classify a deferred tax asset or liability as current. In addition, as the Company’s deferred tax assets and liabilities do not meet the criteria for offsetting under IAS 12, “Income Taxes”, they shall not be offset.

		Deferred income tax assets - non-current	$1,008,054	$2,423,511
		Deferred income tax assets - current	(490.452)	(1,293,897)
		Deferred income tax liabilities - non-current	517,602	1,129,614

ii. Regarding tax rates that shall apply to the deferred tax assets or liabilities associated with unrealized gains or losses arising from transactions between the parent company and subsidiaries by buyer tax rate or seller tax rate, the current accounting standards in R.O.C. do not specify the rules for this issue; while, the Company adopted seller tax rate for the computation. However, under IAS 12, “Income Taxes”, temporary differences in the consolidated financial statements are determined by comparing the carrying amounts of assets and liabilities in those statements and applicable taxation basis. The Company’s taxation basis was determined by reference to the Company entities’ income tax returns. Accordingly, buyer tax rate shall apply to the calculation of deferred tax assets or liabilities in the consolidated financial statements.

		Deferred income tax assets - non-current	20,640	13,374
		Accumulated deficit	(20,640)	(20,640)
		Income tax benefit	—	(7,266)

(l)	Consolidated Financial Statements
	In case of a decrease in ownership in a subsidiary that results in loss of control, under current ROC accounting standards, any investment retained in the former subsidiary should be remeasured at its book value on the date control is lost multiplied by the remaining ownership percentage. However, under IAS 27, “ Consolidated and Separate Financial Statements “ , any investment retained in the former subsidiary should be remeasured at its fair value on the date control is lost.	Long-term equity investment accounted for under the equity method	—	(184,486)
		Translation differences arising from foreign operations	—	4,470
		Capital reserve- long-term equity investments	—	611
		Loss on disposal of investments	—	189,297
		Share of (loss)/profit of associates and joint ventures accounted for under equity method	—	(270)

D.                                    Major adjustments for the consolidated statement of cash flows for the year ended December 31, 2012:

(a)                                 Under R.O.C. GAAP, payment of interest and receipt of interest and dividend are both included in cash flows from operating activities. However, under IFRSs, payment of interest and receipt of interest and dividend are classified as cash flows from financing activities and from investing activities, respectively, when they are the cost for acquisitions of financial resources or the return on investments.

(b)                                 The transition of R.O.C. GAAP to IFRSs has no effect on the Company’s cash flows reported.

(c)                                  The reconciliation between R.O.C. GAAP and IFRSs has no net effect on the Company’s cash flows reported.

INNOLUX CORPORATION

Cash and cash equivalents

December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

Items	Summary			Amount
Cash on hand				$581
Bank deposits
Savings deposits				16,398,395
Foreign currency deposits	USD	229,377	In thousands Exchange rate 29.805	6,836,587
	JPY	710,589	In thousands Exchange rate 0.2839	201,736
	EUR	57,490	In thousands Exchange rate 41.09	2,362,262
	HKD	3,974	In thousands Exchange rate 3.843	15,271
	KRD	61,988	In thousands Exchange rate 0.0284	1,760
Time deposits	USD	60,000	In thousands Exchange rate 29.805	1,788,300
				$27,604,892

INNOLUX CORPORATION

Accounts receivable

December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

Items	Summary	Amount	Note
Non-related party
SYNTECH ASIA LIMITED		$6,444,050
LENOVO COMPUTER LIMITED		4,185,110
SAMSUNG ELECTRONICS TAIWAN CO.,LTD.		3,740,305
TAIWAN TOSHIBA INTERNATIONAL PROCUREMENT CORP.		3,326,000
ACER INC.		3,303,496
Others		44,448,066	Balance of individual customer is no more than 5% of the amounts of such items
		65,447,027
Less: allowance for doubtful accounts		(138,483)
Allowance for sales returns and discounts		(1,545,279)
		$63,763,265

INNOLUX CORPORATION

Inventories

December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

Items	Summary	Cost	Market value	Note
Raw materials and supplies		$2,302,234	$1,658,493	Net realizable values as market value
Work in process		27,209,678	28,575,144	Net realizable values as market value
Finished goods		12,593,026	15,327,358	Net realizable values as market value
		42,104,938	$45,560,995
Less: Allowance for scrap, obsolescence and price decline of inventories		(2,594,729)
		$39,510,209

INNOLUX CORPORATION

Changes in long-term equity investment

For the year ended December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

	Beginning balance		Increase for the period		Decrease for the period		Ending balance			Market value or net equity value
Company	Number of shares (in thousands)	Amount	Number of shares (in thousands)	Amount	Number of shares (in thousands)	Amount	Number of shares (in thousands)	Percentage	Amounts	Unit prices	Total	Basis of evaluation	Provide collateral or pledge
INNOLUX HOLDING LTD.	237,944	$16,473,392	13,500	$1,673,813	—	$(2,280,820)	251,444	100%	$15,866,385	—	$15,866,385	Equity method	None
InnoJoy Investment Corporation	96,433	1,466,816	11,384	597,136	—	(342,334)	107,817	100%	1,721,618	—	1,721,618	”	”
TPO Hong Kong Holding Ltd.	1,158,844	2,110,912	—	320,870	—	(267,335)	1,158,844	100%	2,164,447	—	2,162,421	”	”
Toppoly Optoelectronics (B.V.I) Ltd.	126,847	3,531,668	—	815,724	—	—	126,847	100%	4,347,392	—	4,583,064	”	”
Landmark International Ltd.	660,100	34,030,188	33,000	5,970,123		(3,994,674)	693,110	100%	36,005,637	—	36,934,997	”	”
Leadtek Global Group	160,005	1,269,274		1,726,908	(110,005)	(3,252,848)	50,000	100%	(256,666)	—	(19,948)	”	”
Yuan Chi Investment Co., Ltd.	—	1,047,084		55,986		(87,203)	—	100%	1,015,867	—	1,326,647	”	”
Chi Mei Optoelectronics Japan Co., Ltd.	—	1,657,848		128,444		(211,839)	—	100%	1,574,455	—	1,426,520	”	”
Gold Union Investments Limited	46,131	777,911		47,520		(326,186)	46,131	100%	499,245	—	643,779	”	”
Chi Mei Optoelectronics Europe B.V.I	—	137,507		17,299		—	—	100%	154,806	—	150,021	”	”
Chi Mei Lighting Technology Corporation	78,196	515,999		4,717		(520,716)	78,196	33%	—	—	—	”	”
GIO Optoelectronics Corporation	63,522	508,911		1,312		(34,970)	63,522	24%	475,253	—	121,931	”	”
Contrel Technology Co., Ltd.	17,009	450,917		25,186		(2,844)	17,009	13%	473,259	—	234,189	”	”
Ampower Holding Ltd.	14,063	1,471,057		57,770		(2,378)	14,063	47%	1,526,449	—	929,034	”	”
Chi Mei Materials Technology Corporation	77,758	1,611,434		407,910		(136,077)	77,758	16%	1,883,267	—	1,732,627	”	”
Others	—	513,577		104,779		—	—	—	408,798		—	”	”
		$67,574,495		$11,955,497		$(11,460,224)			$67,860,212		$67,822,241

Note A:      Increase for the year included cost, investment income accounted for under the equity method, cumulative translation adjustment and investee company’s unrealized gain on financial instruments.

Note B:      Increase for the year included disposal cost, investment loss accounted for under the equity method, cumulative translation adjustment, cash dividends allocated and investee company’s unrealized loss on financial instruments.

INNOLUX CORPORATION

Accounts payable

December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

Items	Summary	Amounts	Note
Non-related party
AGC Display Glass Taiwan Co., Ltd.		$2,897,732
Corning Display Technologies Taiwan		2,207,185
Taiwan Inabata Sangyo Co., Ltd., Tainan Branch		2,156,978
Merck Display Tech, Ltd., Taiwan		1,973,840
Others		19,788,190	Balance of individual customer is no more than 5% of the amounts of such items
		$29,023,925

INNOLUX CORPORATION

Accrued expenses

December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

Items	Amounts	Note
Salaries and bonuses payable	$3,284,980
Equipment payment payable	3,180,964
Compensation payment payable	1,671,547
Improvement costs payable	1,224,024
Charges for utilities payable	1,118,388
Others	4,267,566	Balance of individual customer is no more than 5% of the amounts of such items
	$14,747,469

INNOLUX CORPORATION

Long-term loans

December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

Categories of loans	Creditor/ Management bank	Terms	Range of interest rates	Amount	Collateral or guaranteed
Credit loans	Taiwan Business Bank, Hsinchu Science Based Industrial Park Branch	2010/03~2017/06	2.41%	$500,000
	Mega International Commercial Bank, Hsinchu Science Park Chu-tsuen Branch	2011/01~2014/06	2.1%-2.5%	5,988,300
	Bank of Taiwan, Tainan Branch	2012/04~2014/06	2.795%	2,100,000
	Bank of Taiwan, Toufen Branch	2012/04~2014/06	2.650%	894,150	Secured fixed assets and deferred fees. Please refer to Note (F).
	Hua Nan Bank, Tainan Branch	2012/04~2014/06	2.30%	2,100,000
	Cathay United Bank, Corporate Finance	2009/09~2014/01	2.60%	1,000,000
	Chang Hwa Bank, Panchiao Branch	2011/11~2014/01	2.09%	840,000
	Land Bank of Taiwan, Chu Tung Branch	2010/02~2014/01	2.00%	2,950,000
				16,372,450
Guaranteed commercial papers	Mega Bills	2012/11~2015/07	1.75%	95,346
	International Bills	2012/11~2015/07	1.75%	71,959
	China Bills	2012/11~2015/07	1.75%	71,959
	China Trust	2012/11~2015/07	1.75%	19,090
				258,354
Long-term mortgaged syndicated bank loans	Mega International Commercial Bank and 20 others - mortgaged syndicated bank loans	2008/11~2016/11	1.9498%-2.0116%	9,938,500
	Mega International Commercial Bank and 19 others - mortgaged syndicated bank loans	2009/09~2016/11	1.3115%-1.3531%	2,466,960
	Mega International Commercial Bank and 20 others - mortgaged syndicated bank loans	2010/05~2016/11	2.2421%	40,469,000
	Mega International Commercial Bank and 12 others - mortgaged syndicated bank loans	2005/03~2015/03	2.2842%	420,000
	China Trust Commercial Bank and 10 others -mortgaged syndicated bank loans	2008/09~2016/08	2.2537%	2,465,000
	China Trust Commercial Bank and 34 other banks and financial institutions — mortgaged syndicated bank loans	2006/06~2015/07	2.2011%	6,087,876
	China Trust Commercial Bank and 13 other banks and financial institutions — mortgaged syndicated bank loans	2006/09~2015/07	2.0085%	552,747
	Bank of Taiwan and 18 others — mortgaged syndicated bank loans	2010/03~2016/09	2.2800%	33,714,193
	Bank of Taiwan and 33 others — mortgaged syndicated bank loans	2006/11~2016/11	2.3137%	14,471,000
	Bank of Taiwan and 21 others — mortgaged syndicated bank loans	2008/09~2016/08	2.2800%	25,091,850
	Bank of Taiwan and 18 others — mortgaged syndicated bank loans	2008/10~2016/11	1.4482%	2,638,845
				139,25,971
Less: administrative expenses charged by syndicated banks				(187,557)
Less: current portion— syndicated bank loans (including administrative expenses charged by syndicated banks)				(138,938,414)
Less: other long-term loans				(16,630,804)
				$—

INNOLUX CORPORATION

Operating revenue

For the year ended December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

Items	Units (in thousands)	Amount
TFT-LCD products	563,989	$416,066,944
Others	—	3,671,325
		$419,738,269

INNOLUX CORPORATION

Operating costs

For the year ended December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

Items	Amount
Beginning raw materials	$3,377,656
Current materials purchased	126,936,860
Less: Ending raw materials	(2,302,234)
Transferred to costs	(6,708,507)
Materials scrapped	(796,174)
Materials disposed	(22,504,364)
Inventories shortage	(6)
Others	(154,806)
Current materials consumed	97,848,425
Direct labor	8,814,173
Manufacturing costs	250,973,666
Current manufacturing costs	357,636,264
Plus: Beginning goods in process	23,840,770
Current materials purchased	16,305,644
Less: Ending goods in process	(27,209,678)
Transferred to costs	(545,461)
Warranty consumption	(3,253)
Goods in process scrapped	(3,093)
Inventories shortage	(29)
Others	532
Current costs of finished goods	370,021,696
Plus: Beginning finished goods	12,176,421
Current purchases of finished goods	1,845,442
Less: Transferred to costs	(191,551)
Finished goods scrapped	(48)
Warranty consumption	(679,057)
Samples disposed	(1,623,342)
Ending finished goods	(12,593,026)
Others	(536)
Cost of sales	368,955,999
Plus: Costs of sales of materials	22,504,364
Costs of sales of samples	1,623,342
Loss on inventory obsolescence	799,315
Inventories surplus	35
Less: Revenue on disposal of scrapped materials	(253,604)
Reversal of provision for scrap, obsolescence and price decline of inventories	(1,423,000)
Operating costs	$392,206,451

INNOLUX CORPORATION

Manufacturing costs

For the year ended December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

Items	Amount	Note
Processing fees	$152,893,695
Depreciation and amortization	67,566,827
Other expenses	30,513,144
	$250,973,666	Balance of individual customer is no more than 5% of the amounts of such items

INNOLUX CORPORATION

Operating Expenses

For the year ended December 31, 2013

(Amounts expressed in thousands of New Taiwan dollars)

Items	Sales and marketing expenses	General and administrative expenses	Research and development expenses	Total	Note
Salaries	$381,197	$1,166,895	$2,989,733	$4,537,825
Entitlement expenditure	—	—	3,323,847	3,323,847
Depreciation expenses	38,665	342,823	1,886,301	2,267,789
Indirect material	2,228	976	1,024,382	1,027,586
Amortization	13,483	420,814	480,918	915,215
Other expenses	670,036	2,065,603	1,423,798	4,159,437	Balance of individual customer is no more than 5% of the amounts of such items
	$1,105,609	$3,997,111	$11,128,979	$16,231,699